As filed with the U.S. Securities and Exchange Commission on December 3, 2012

Registration No. 333-184073

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ITC HOLDINGS CORP

(Exact name of registrant as specified in its charter)

Michigan	4911	32-0058047
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

27175 Energy Way

Novi, Michigan 48377

(248) 946-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel J. Oginsky, Esq.

Senior Vice President and General Counsel

ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

(248) 946-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrew Smith, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Daniel T. Falstad, Esq. Deputy General Counsel and Secretary Entergy Corporation 639 Loyola Avenue New Orleans, Louisiana 70113 (504) 576-2095	Pankaj K. Sinha, Esq. Michael P. Rogan, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, NW Washington, DC 20005 (202) 371-7000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and the date on which all other conditions to the merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

ITC Holdings Corp. (“ITC”) is filing this registration statement on Form S-4 to register shares of its common stock, without par value, that will be issued in connection with the merger of ITC Midsouth LLC (formerly known as Ibis Transaction Sub LLC) (“Merger Sub”), which is a wholly-owned subsidiary of ITC, with and into Mid South TransCo LLC (“TransCo”), which is currently a wholly-owned subsidiary of Entergy Corporation (“Entergy”), with TransCo surviving the merger as a wholly owned subsidiary of ITC. Pursuant to the instructions on Form S-4, the proxy statement/prospectus which forms a part of this registration statement is also deemed filed pursuant to ITC’s obligations under Regulation 14A in connection with ITC’s special meeting of ITC shareholders to approve the merger agreement and related proposals described herein. In addition, prior to the closing of the merger, TransCo will file a registration statement on the appropriate form to register its limited liability company membership common units (“TransCo common units”), which will be distributed to Entergy shareholders pursuant to a spin-off or split-off exchange offer in connection with the merger. The TransCo common units will be immediately converted into shares of ITC common stock in the merger.

Prior to the closing, Entergy will determine whether the TransCo common units will be distributed to Entergy’s shareholders in a spin-off or a split-off exchange offer. In a spin-off, all of Entergy shareholders (with certain limited exceptions) would receive a pro rata number of shares. In a split-off exchange offer, Entergy shareholders would have the option to exchange their shares of Entergy common stock and receive TransCo common units, which will be immediately exchanged for shares of ITC common stock in the merger, resulting in a reduction in Entergy’s outstanding shares. If the split-off exchange offer is consummated but less than all TransCo common units owned by Entergy are exchanged for any reason, the remaining TransCo common units owned by Entergy will then be distributed pro rata to the holders of shares of Entergy common stock (with certain limited exceptions). ITC is filing this registration statement under the assumption that the TransCo common units will be distributed to Entergy shareholders pursuant to a spin-off. Once a final decision is made regarding the manner of distribution of the TransCo common units, this registration statement on Form S-4 will be amended to reflect that decision. Entergy may determine to effectuate the distribution as a split-off exchange offer after the ITC special meeting has occurred; ITC does not intend to re-solicit the approval of its shareholders for the merger and related proposals covered by this proxy statement/prospectus because of that determination.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 3, 2012

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Fellow Shareholders:

As previously announced, the board of directors of ITC Holdings Corp. (“ITC”) has approved a merger that will combine ITC with the transmission business of Entergy Corporation (“Entergy”). To facilitate this merger, Entergy will cause specific assets and liabilities of its transmission business in Louisiana, Arkansas, Mississippi, Missouri and Texas to be transferred to Mid South TransCo LLC (“TransCo”), a newly formed subsidiary of Entergy, and distribute the limited liability interests of TransCo to Entergy’s shareholders. ITC Midsouth LLC (formerly known as Ibis Transaction Sub LLC), which is a wholly-owned subsidiary of ITC, will be merged with and into TransCo, with TransCo surviving such merger as a wholly-owned subsidiary of ITC.

The merger will result in ITC acquiring Entergy’s transmission business, which includes over 15,800 circuit miles of transmission lines operated at 69kV to 500kV and 1,500 substations, as well as the employees and assets used to plan, operate and maintain that system. Following the merger, the combined company will continue to operate under the ITC name and its common stock will continue to be listed on the New York Stock Exchange under the ticker symbol “ITC”. ITC’s current management team will manage the combined company after the merger, but will be supplemented with certain key management personnel from Entergy’s transmission business. In addition, the board of directors of ITC will continue to govern the combined business after the close of the merger. At the effective time of the merger, ITC’s board of directors will cause two vacancies on the board to exist (either through resignations of existing directors, by increasing the size of the board or a combination thereof), which vacancies will be filled immediately following the merger with two new independent directors nominated by ITC’s nominating/corporate governance committee. Among other qualifications, these new directors are expected to have transmission industry knowledge and familiarity with the region in which Entergy operates.

Pursuant to the merger agreement, ITC will issue an aggregate number of shares of its common stock to Entergy shareholders which will result in Entergy shareholders (and, if applicable, the exchange trust) owning approximately 50.1% of the shares of ITC common stock outstanding on a fully diluted basis upon the closing of the merger. The number of shares to be issued to Entergy shareholders is based on the exchange ratio set forth in the merger agreement multiplied by the number of shares of ITC common stock on a fully diluted basis. In addition, ITC will also assume approximately $1.775 billion of debt from TransCo and its subsidiaries and issue approximately $740 million of debt in support of the recapitalization it is expected to undertake prior to the merger.

In addition, assuming the merger is consummated, prior to closing ITC will effectuate a $700 million recapitalization, which will take the form of a one-time special dividend to pre-merger ITC shareholders, a share repurchase or a combination thereof. The decision regarding the form of the recapitalization remains in the sole discretion of the ITC board of directors and will be made closer to the closing of the merger.

Based on the number of outstanding shares and the closing price on the New York Stock Exchange of ITC common stock on December 4, 2011, and assuming the consummation of the recapitalization referred to above as a one-time special dividend and the assumption of debt referred to above, as of December 4, 2011, the consideration in the merger agreement implies an enterprise value for Entergy’s Transmission Business of approximately $5 billion. You are cordially invited to attend the ITC Holdings Corp. Special Meeting of Shareholders at [—] local time, on [—], 2013 at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377.

At the special meeting, among other matters, we will ask you to consider and vote on the merger related proposals, including approving the merger agreement, approving an amendment to the ITC Holdings Corp. Articles of Incorporation to increase the number of authorized shares, and approving the issuance of ITC Holdings Corp. common stock pursuant to the merger agreement. A notice of the special meeting and proxy statement follow.

Your board of directors believes that the merger should enhance shareholder value by reinforcing our core strategy, validating the merits of the independent transmission model, strengthening our leading transmission platform, increasing our size and scale, enhancing our overall credit quality, diversifying our capital investment profile, and providing long-term sustainable growth, while providing tangible benefits to the customers and stakeholders of the Entergy transmission business. Your board of directors recommends that you vote “FOR” each proposal.

Your vote is very important. We cannot complete the merger unless all of the merger related proposals are approved by ITC shareholders at the special meeting. Please vote by completing, signing and dating the enclosed proxy card for the special meeting and mailing the proxy card to us, whether or not you plan on attending the special meeting. If you sign, date and mail your proxy card without indicating how you would like to vote, your proxy will be counted as a “FOR” each of the proposals presented at the special meeting. You can also vote your shares in person, or by phone or Internet. If you do not return your card, or vote in person or by phone or Internet or if you do not specifically instruct your broker how to vote any shares held for you in “street name”, your shares will not be voted on the proposals relating to the merger at the special meeting.

This document is a proxy statement by ITC for use in soliciting proxies for the special meeting. This document answers questions about the proposed merger and the special meeting and includes a summary description of the merger. We urge you to review this entire document carefully. In particular, you should also consider the matters discussed under “Risk Factors” beginning on page 53.

We are very excited about the opportunities offered by the proposed transaction, and we thank you for consideration and ongoing support.

Sincerely,

Joseph L. Welch

Chairman, President & CEO

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger and the other transactions contemplated by the merger agreement or the separation agreement or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

This document is dated [—], 2012 and is first being mailed to ITC shareholders on or about [—], 2012.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates by reference important business and financial information about ITC Holdings Corp. (“ITC”) from documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the proxy statement/prospectus from the SEC’s website at http://www.sec.gov or from ITC’s website at www.itc-holdings.com or by requesting them in writing or by telephone from ITC at the following address and telephone number:

ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

Attention: Investor Relations

Telephone: (248) 946-3000

In addition, if you have questions about the merger agreement, the merger and related transactions and agreements or the special meeting of ITC shareholders, or if you need to obtain copies of the accompanying proxy statement/prospectus, proxy cards, or other documents incorporated by reference in the proxy statement/prospectus, you may contact ITC’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of the documents you request.

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call (212) 440-9800

All Others Call Toll-Free (800) 561-2871

If you would like to request documents, please do so by [—], 2012 in order to receive them before the special meeting of ITC shareholders.

For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, please see the section entitled “Where You Can Find More Information; Incorporation By Reference” beginning on page 234 of the accompanying proxy statement/prospectus.

27175 ENERGY WAY

NOVI, MICHIGAN 48377

(248) 946-3000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2013

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of ITC Holdings Corp. (“ITC”) will be held at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377, on [—], 2013, at [—], local time, for the following purposes:

(1) Merger Proposal. To consider and vote upon a proposal to approve the Merger Agreement, dated as of December 4, 2011, as amended by Amendment No. 1, dated September 21, 2012, among Entergy Corporation, Mid South TransCo LLC (“TransCo”), ITC and ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC) (“Merger Sub”) (as the same may be amended from time to time, the “merger agreement”), as required under Sections 703a and 754 of the Business Corporation Act of the State of Michigan, as amended, pursuant to which Merger Sub will merge with and into TransCo, with TransCo surviving as a wholly owned subsidiary of ITC;

(2) Amendment of Articles of Incorporation Proposal. To consider and vote upon a proposal to amend the Amended and Restated Articles of Incorporation of ITC to increase the number of authorized shares of ITC common stock from 100,000,000 to 300,000,000;

(3) Stock Issuance Proposal. To consider and vote upon a proposal to approve the issuance of ITC common stock pursuant to the merger agreement. The exact number of shares to be issued is calculated based on a formula in the merger agreement, described on page 113 of the proxy statement/prospectus. We currently expect, based on the number of outstanding shares of ITC common stock as of November 23, 2012 and assuming the ITC recapitalization takes the form of a one-time special dividend, that ITC will issue to Entergy shareholders approximately 52,772,253 shares of ITC common stock as a result of the transactions, although the precise number of shares will not be known until closer to the closing date of the merger and could be significantly impacted by the form of the ITC recapitalization;

(4) Merger-Related Executive Compensation Proposal. To consider and vote upon a proposal to approve, by non-binding advisory vote, certain compensation arrangements for ITC’s named executive officers in connection with the merger contemplated by the merger agreement; and

(5) Adjournment Proposal. To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposals (1), (2) and (3).

Proposals (1) through (3) above are collectively referred to as the “merger proposals.”

The ITC board of directors has fixed the close of business on [—], 2012 as the record date for the special meeting. Accordingly, only shareholders of record on the record date are entitled to notice of and to vote at the special meeting or at any adjournment of the special meeting. The list of shareholders entitled to vote at the special meeting will be available for review at the special meeting by any ITC shareholder entitled to vote at the special meeting.

THE ITC BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND RECOMMENDS THAT ITC SHAREHOLDERS VOTE “FOR” EACH PROPOSAL. SHAREHOLDER APPROVAL OF EACH MERGER PROPOSAL IS NECESSARY TO EFFECT THE MERGER. THE APPROVAL OF EACH MERGER PROPOSAL IS CONDITIONED UPON THE APPROVAL OF EACH OF THE OTHER MERGER PROPOSALS.

By Order of the Board of Directors,

Wendy A. McIntyre

Corporate Secretary

Novi, Michigan

                    , 2012

YOUR VOTE IS IMPORTANT

YOUR VOTE IS IMPORTANT. PLEASE VOTE ON THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU CAN VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY CARD BY MAIL IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE A SHAREHOLDER OF RECORD OR HAVE A LEGAL PROXY FROM A SHAREHOLDER OF RECORD.

ITC’s shareholders who do not vote in favor of the proposal to approve the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Michigan law. See “The Transactions—Dissenters’ Rights” beginning on page 159 of the accompanying proxy statement/prospectus and Annex F to the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus provides a detailed description of the merger agreement, the merger, the merger proposals and related agreements and transactions. We urge you to read the accompanying proxy statement/prospectus, including any documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the merger proposals, the other proposals or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares, please contact ITC’s proxy solicitor at the address and telephone number listed below:

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call (212) 440-9800

All Others Call Toll-Free (800) 561-2871

HELPFUL INFORMATION

Certain abbreviations and terms used in the text and notes are defined below:

Abbreviation/Term	Description
APSC	Arkansas Public Service Commission

City Council	City Council for the City of New Orleans

Code	The Internal Revenue Code of 1986, as amended

The debt exchange	The planned exchange by Entergy of the TransCo debt securities previously issued to Entergy in full or partial satisfaction of the Entergy exchangeable debt. In the debt exchange (should the debt exchange occur), the unrelated creditor or creditors that hold the Entergy exchangeable debt will receive the TransCo debt securities and Entergy will receive the Entergy exchangeable debt.

DGCL	General Corporation Law of the State of Delaware

The distribution	The distribution by Entergy, pursuant to the merger agreement, of 100% of the TransCo common units (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) to Entergy’s shareholders through a spin-off, a split-off exchange offer or a combination of the two.

E-RSC	Entergy Regional State Committee

Entergy	Entergy Corporation

Entergy Arkansas	Entergy Arkansas, Inc.

The Entergy exchangeable debt	New debt issued by Entergy to one or more unrelated creditors or existing Entergy debt held by one or more unrelated creditors that is expected to be tendered in the debt exchange.

Entergy Gulf States Louisiana	Entergy Gulf States Louisiana, L.L.C.

Entergy Louisiana	Entergy Louisiana, LLC

Entergy Mississippi	Entergy Mississippi, Inc.

Entergy New Orleans	Entergy New Orleans, Inc.

Entergy Texas	Entergy Texas, Inc.

Entergy’s Transmission Business (or Transmission Business of Entergy Corporation and Subsidiaries)	The transmission business currently held indirectly by Entergy. Entergy’s Transmission Business consists of the Entergy transmission system, which is comprised of over 15,800 circuit miles of transmission lines operated at 69kV to 500kV and 1,500 substations, as well as the employees and assets used to plan, operate and maintain that system. The Entergy transmission system spans portions of Arkansas, Louisiana, Mississippi, Missouri and Texas covering 114,000 square miles. Under the terms of the separation agreement, specified assets and liabilities used in Entergy’s transmission business as described in this proxy statement/prospectus would transfer to ITC in connection with the separation, distribution and merger.

ESI	Entergy Services, Inc., which is a service company that provides services to the Utility Operating Companies and which also owns certain assets related to the operation of Entergy’s Transmission Business

The exchange trust	An irrevocable trust to be formed in the event that Entergy makes the exchange trust election under Delaware law into which Entergy will transfer the retained TransCo common units

The exchange trust election	Entergy’s exercisable right to, at least thirty (30) business days prior to the closing of the merger, retain up to the number of TransCo common units that would convert in the merger into up to 4.9999% of the total number of shares of ITC common stock outstanding on a fully diluted basis immediately following the consummation of the merger that otherwise would have been distributed in the distribution.

FERC	Federal Energy Regulatory Commission

HSR Act	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

ICT	Independent coordinator of transmission

IRS	Internal Revenue Service

IRS rulings	Private letter rulings from the IRS with respect to the anticipated non-taxable nature of the transactions

ITC	ITC Holdings Corp.

ISO	Independent system operator that coordinates, controls and monitors the operation of large parts of the transmission system, usually within a single state, but sometimes across multiple states

kV or Kilovolt(s)	A common measure of electric potential, which equals one thousand volts

LPSC	Louisiana Public Service Commission

MBCA	The Business Corporation Act of the State of Michigan

The merger	The merger of Merger Sub with and into TransCo, with TransCo surviving the merger as a wholly owned subsidiary of ITC, as contemplated by the merger agreement

The merger agreement	The Merger Agreement, dated as of December 4, 2011, as amended by Amendment No. 1, dated September 21, 2012, among Entergy, TransCo, ITC and Merger Sub (as the same may be amended from time to time)

Merger Sub	ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC), which is a wholly owned subsidiary of ITC

MISO	Midwest Independent Transmission System Operator, Inc., a regional transmission organization

MPSC	Mississippi Public Service Commission

MW or Megawatt(s)	A common measure of electric power, which equals one thousand kilowatts

NYSE	The New York Stock Exchange

OATT	Open Access Transmission Tariff, which is a pricing schedule required by FERC to prevent undue discrimination or preference in the transmission of electricity in interstate commerce

PUCT	Public Utility Commission of Texas

RTOs	Regional transmission organizations that administer the transmission grid on a regional basis throughout North America

The separation	The internal restructuring to separate and consolidate specified assets and liabilities used in Entergy’s Transmission Business under TransCo pursuant to the separation agreement

The separation agreement	The Separation Agreement, dated as of December 4, 2011, as amended by Amendment No. 1, dated September 24, 2012, by and among Entergy, ITC, TransCo, each of the Utility Operating Companies and ESI (as the same may be amended from time to time)

SPP	Southwest Power Pool

The transactions	The separation, the distribution and the merger and related transactions

TransCo	Mid South TransCo LLC, which is currently a wholly-owned subsidiary of Entergy Corporation

TransCo common units	Limited liability company membership interests in TransCo

TransCo debt securities	Senior securities of TransCo issued to Entergy in partial consideration for the contribution of equity interests of the TransCo Subs to TransCo

TransCo Subs	The following newly formed subsidiaries of Entergy’s Utility Operating Companies, the equity interests of which are to be transferred to TransCo pursuant to the separation: Transmission Company Arkansas, LLC; Transmission Company Louisiana I, LLC; Transmission Company Louisiana II, LLC; Transmission Company Mississippi, LLC; Transmission Company New Orleans, LLC and Transmission Company Texas, LLC.

TransCo Subs Financing	Bridge facility of the TransCo Subs, the proceeds of which will be distributed to Utility Operating Companies in connection with the contribution of each Utility Operating Company’s transmission business to its respective TransCo Sub

U.S. GAAP	United States generally accepted accounting principles

Utility Operating Company (or Utility Operating Companies)	The following six companies that, prior to consummation of the transactions described in this proxy statement/prospectus, own the Entergy transmission system assets that are located in their respective service areas: Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc. and Entergy Texas, Inc.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETING

Q:    What are ITC shareholders being asked to vote on at the special meeting?

A:    In order to implement the merger, ITC shareholders are being asked to consider and vote on a proposal to approve the merger agreement, a proposal to amend ITC’s amended and restated articles of incorporation to increase the number of authorized shares of ITC common stock to effectuate the merger and a proposal to approve the issuance of ITC common stock pursuant to the merger agreement (these proposals are collectively referred to as the merger proposals). Approval of each of the merger proposals by ITC shareholders is required for the completion of the merger. The approval of each of the merger proposals is conditioned upon the approval of each of the other merger proposals, and the merger will not occur unless all of the merger proposals are approved. ITC shareholders are also being asked to consider and vote on a proposal to approve, by non-binding advisory vote, certain compensation arrangements for ITC’s named executive officers in connection with the merger contemplated by the merger agreement and to vote on the adjournment proposal.

The exact number of shares of ITC common stock to be issued to Entergy shareholders in connection with the merger is calculated based on a formula in the merger agreement, described on page 113 of this proxy statement/prospectus. We currently expect, based on the number of outstanding shares of ITC common stock as of November 23, 2012 and assuming the ITC recapitalization takes the form of a one-time special dividend, that ITC will issue to Entergy shareholders approximately 52,772,253 shares of ITC common stock as a result of the transactions, although the precise number of shares will not be known until closer to the closing date of the merger and could be significantly impacted by the form of the ITC recapitalization.

Q:    When and where is the special meeting of ITC shareholders?

A:    The special meeting of ITC shareholders will be held at [—], local time, on [—], 2013, at ITC corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377.

Q:    Who can vote at the special meeting of ITC shareholders?

A:    Holders of ITC common stock can vote their shares at the special meeting if they are holders of record of those shares at the close of business on [—], 2012, the record date for the special meeting.

Q:    What vote is required to approve each proposal?

A:    The proposal to approve the merger agreement and the proposal to amend ITC’s amended and restated articles of incorporation to increase the number of authorized shares of ITC common stock each require the affirmative vote of holders of a majority of the outstanding shares of ITC common stock entitled to vote at the meeting. The proposal to approve the issuance of ITC common stock pursuant to the merger agreement requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting. However, the approval of each of the merger proposals is conditioned upon the approval of each of the other merger proposals, and the merger will not occur unless all of the merger proposals are approved. The proposal to approve, by non-binding advisory vote, certain compensation arrangements for ITC’s named executive officers in connection with the merger and the proposal to approve the adjournment proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting.

Q:    How do ITC shareholders vote?

A:    ITC shareholders may submit a proxy to vote before the special meeting in one of the following ways:

•	calling the toll-free number shown on the proxy card to submit a proxy by telephone;

•	visiting the website shown on the proxy card to submit a proxy via the Internet; or

•	completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

ITC shareholders may also vote in person by attending the special meeting and voting their shares.

Q:    If an ITC shareholder is not going to attend the special meeting, should that shareholder return his or her proxy card or otherwise vote his or her shares?

A:    Yes. Completing, signing, dating and returning the proxy card by mail or submitting a proxy by calling the toll-free number shown on the proxy card or submitting a proxy by visiting the website shown on the proxy card ensures that the shareholder’s shares will be represented and voted at the special meeting, even if the shareholder is unable to or does not attend.

Q:    If an ITC shareholder’s shares are held in “street name” by his or her broker, will the broker vote the shares for the ITC shareholder?

A:    A broker will vote a shareholder’s shares only if the shareholder provides instructions to the broker on how to vote. ITC shareholders should follow the directions provided by their brokers regarding how to instruct the broker to vote their shares. Without instructions, the shares will not be voted, which will have the effect of a vote against the approval of the merger agreement, the amendment of ITC’s amended and restated articles of incorporation to increase the number of authorized shares of ITC common stock and the approval, by non-binding advisory vote, of certain compensation arrangements for ITC’s named executive officers in connection with the merger (though it will have no effect on the vote to approve the issuance of ITC common stock pursuant to the merger agreement or the adjournment proposal), and may result in the failure to establish a quorum for the special meeting.

Q:    Can ITC shareholders change their vote?

A:    Yes. Holders of record of ITC common stock who have properly completed and submitted their proxy card or proxy by telephone or Internet can change their vote in any of the following ways:

•	sending a written notice to the ITC Corporate Secretary that is received prior to the special meeting stating that the ITC shareholder revokes his or her proxy;

•	properly completing, signing and dating a new proxy card bearing a later date and properly submitting it so that it is received prior to the special meeting;

•

visiting the website shown on the proxy card and submitting a new proxy in the same manner that the shareholder would to submit his or her proxy via the Internet or by calling the toll-free number shown on the proxy card to submit a new proxy by telephone; or

•	attending the special meeting in person and voting their shares.

Simply attending the special meeting will not revoke a proxy.

An ITC shareholder whose shares are held in “street name” by his or her broker and who has directed that person to vote his or her shares should instruct that person in order to change his or her vote.

Q:    What if ITC shareholders do not vote or abstain from voting?

A:    If a holder of ITC common stock fails to submit his or her proxy or vote his or her shares or fails to instruct his or her broker or other nominee how to vote on the proposals to approve the merger agreement and to amend ITC’s amended and restated articles of incorporation to increase the number of authorized shares of ITC common stock, that failure will have the same effect as a vote against those proposals. If a holder of ITC common stock fails to submit his or her proxy or vote his or her shares or fails to instruct his or her broker or other nominee how to vote on the proposal to issue shares of ITC common stock pursuant to the merger agreement, the proposal to approve, by non-binding advisory vote, certain compensation arrangements for ITC’s named executive officers in connection with the merger or the adjournment proposal, that failure will have no effect on those proposals, assuming a quorum is present at the special meeting.

Holders of ITC common stock who submit proxy cards but do not indicate how they want to vote on a particular proposal will have their proxies counted as votes in favor of that proposal.

Q:    Does the ITC board of directors support the merger?

A:    Yes. The ITC board of directors has approved the merger agreement and the merger and recommends that ITC shareholders vote FOR the merger proposals.

Q:    What should ITC shareholders do now?

A:    After carefully reading and considering the information contained in this proxy statement/prospectus, ITC shareholders should submit a proxy by mail, via the Internet or by telephone to vote their shares as soon as possible so that their shares will be represented and voted at the special meeting. ITC shareholders should follow the instructions set forth on the enclosed proxy card or on the voting instruction form provided by the record holder if their shares are held in the name of a broker or other nominee.

Q:    What are the transactions described in this proxy statement/prospectus?

A:    The transactions are designed to effect the transfer of Entergy’s Transmission Business to ITC. References to the transactions are to the separation, distribution, merger and related transactions to be entered into by Entergy, ITC, Merger Sub and TransCo, including their respective affiliates, as described under “The Transactions” and elsewhere in this proxy statement/prospectus.

Q:    What will happen in the separation?

A:    Prior to the merger, certain subsidiaries of Entergy will undergo an internal restructuring to separate and consolidate Entergy’s Transmission Business under TransCo pursuant to the separation agreement by and among Entergy, ITC, TransCo, each of Entergy’s Utility Operating Companies and Entergy Services, Inc. (“ESI”), a service company that provides services to the Utility Operating Companies. Entergy’s transmission assets and liabilities are currently owned by Entergy’s Utility Operating Companies and ESI. In the separation, each Utility Operating Company will transfer its respective specified transmission assets and liabilities to a newly formed subsidiary of such Utility Operating Company (such newly formed subsidiaries are referred to as the TransCo Subs) and ESI will transfer its specified transmission assets to TransCo or one or more TransCo Subs. Immediately thereafter, the Utility Operating Companies and certain other intermediate holding companies of Entergy will distribute the equity interests of the TransCo Subs so that Entergy will be the direct holder of the equity interests of each TransCo Sub. Entergy will then contribute the equity interests in each TransCo Sub to TransCo in exchange for TransCo common units and TransCo debt securities. See “The Transactions—Overview” beginning on page 108 and “The Transactions—The Separation and Distribution” beginning on page 112.

Q:    What will happen in the distribution that occurs prior to the merger?

A:    After the Utility Operating Companies and ESI transfer their respective specified assets and liabilities related to Entergy’s Transmission Business to TransCo and its subsidiaries, Entergy will distribute 100% of the TransCo common units (excluding any TransCo common units to be contributed to an exchange trust in the event Entergy makes the exchange trust election as described below and elsewhere in this proxy statement/prospectus)

to Entergy’s shareholders through a spin-off, a split-off exchange offer or a combination of both. The distribution agent will hold such shares for the benefit of Entergy shareholders that are entitled to the TransCo common units. In accordance with the terms of the merger agreement, the TransCo common units delivered to the distribution agent will be converted into ITC common stock at the effective time of the merger. Accordingly, in lieu of delivering TransCo common units to Entergy shareholders that are entitled to the TransCo common units in the distribution, the distribution agent will distribute to Entergy shareholders shares of ITC common stock into which the Transco common units will have converted at the time of the merger and cash in lieu of fractional shares (if any). Entergy currently intends to effectuate the distribution through a spin-off but, pursuant to the merger agreement, will advise ITC of the final form of the distribution no later than 30 business days prior to the closing. See “The Transactions—Overview” beginning on page 108 and “The Transactions—The Separation and Distribution” beginning on page 112.

Q:    What are the “exchange trust” and the “exchange trust election” as referenced in the preceding question?

A:    Pursuant to the terms of the merger agreement, Entergy may elect, at least thirty (30) business days prior to the closing of the merger, to retain up to the number of TransCo common units that would convert in the merger into up to 4.9999% of the total number of shares of ITC common stock outstanding on a fully diluted basis immediately following the consummation of the merger that otherwise would have been distributed in the distribution. Such election is referred to as the exchange trust election. If Entergy makes the exchange trust election, Entergy will transfer the retained TransCo common units to an irrevocable trust, referred to as the exchange trust. The TransCo common units transferred to the exchange trust will not be distributed to the distribution agent on behalf of Entergy shareholders in the distribution. At the closing of the merger, the TransCo common units transferred to the trust will convert to ITC common stock. The trustee of the exchange trust will own and hold legal title to the TransCo common units or ITC common stock for the benefit of Entergy and Entergy shareholders; provided, however, in no event will the ITC common stock held by the exchange trust be transferred to Entergy. Upon delivery of notice by Entergy, the trustee of the exchange trust will conduct an exchange offer (referred to as the exchange trust exchange offer) pursuant to which Entergy shareholders may exchange Entergy common stock for the ITC common stock held by the exchange trust pursuant to irrevocable terms contained in the trust agreement at the time it is entered into. Any ITC common stock remaining in the exchange trust after six months following the completion of the merger will be distributed to Entergy shareholders pro rata (this distribution is referred to as a mandatory trust distribution). The purpose of the exchange trust is to permit an exchange offer with Entergy shareholders to occur during a period after the closing, when the trading market for the combined company’s common stock has settled following the merger. See “The Transactions—Exchange Trust” beginning on page 117 and “Additional Material Agreements—Agreements Related to the Exchange Trust and Exchange Offer—Exchange Trust Agreement” beginning on page 202.

Q:    What will happen in the merger?

A:    In accordance with the terms of the merger agreement, Merger Sub, a wholly owned subsidiary of ITC, will be merged with and into TransCo with TransCo surviving the merger as a wholly owned subsidiary of ITC. Pursuant to the merger, the TransCo common units held by the distribution agent (and, if applicable, the exchange trust) will be converted into the number of shares of ITC common stock such that immediately after the merger Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately 50.1% of ITC common stock on a “fully diluted basis,” and ITC shareholders will collectively own approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. See “The Transactions—The Merger” beginning on page 113 and “The Transactions—Calculation of the Merger Consideration” beginning on page 113.

Q:    Why will the post-merger ownership of ITC between Entergy shareholders and pre-merger ITC shareholders be approximately 50.1% and 49.9%, respectively?

A:    Immediately after the merger, Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately 50.1% of ITC common stock on a “fully diluted basis,” and ITC shareholders will collectively own approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. The post-merger ownership of ITC was the result of a negotiated value exchange between Entergy and ITC, which was based upon each party’s independent valuations of pre-merger ITC and Entergy’s Transmission Business, the size of the ITC recapitalization in connection with the proposed transaction and tax requirements for a Reverse Morris Trust transaction structure. The proposed transaction is a Reverse Morris Trust acquisition structure, which allows a parent company (here, Entergy) to distribute a subsidiary or a business (here, TransCo and Entergy’s Transmission Business) in a tax-efficient manner. The first step of such a transaction is the tax-free distribution through a dividend (a “spin-off”), exchange (a “split-off”) or a combination of a spin-off and split-off of the subsidiary stock to or with the parent company shareholders under Section 355 of the Code. The distributed subsidiary then merges with the acquiring third party (here, Merger Sub, a wholly owned subsidiary of ITC) in a tax-free reorganization under Section 368 of the Code. Such a transaction can qualify as tax-free for U.S. federal income tax purposes for the parent company, its shareholders and the acquiring third party’s shareholders if the transaction structure meets all applicable requirements, including that the parent company shareholders own more than 50% of the stock of the combined entity immediately after the merger. Therefore, in order to meet all applicable requirements of the Code, Entergy shareholders must own more than 50% of the ITC common stock outstanding immediately following the merger.

Q:    What will be the indebtedness of ITC and the former transmission business of Entergy, referred to as the combined company, following completion of the transactions?

A:    By virtue of the transactions, TransCo is expected to incur a maximum of $1.775 billion of indebtedness, as may be adjusted pursuant to the merger agreement and the separation agreement. This indebtedness is expected to consist of $575 million of senior debt securities of TransCo (i.e., the TransCo debt securities) and $1.2 billion in the form of a 366-day bridge facility (i.e., the TransCo Subs Financing). It is expected that after the merger the TransCo Subs will issue first mortgage bonds to replace the bridge facility. The senior debt securities will be issued by TransCo to Entergy in partial consideration for the equity interests of the TransCo Subs contributed by Entergy to TransCo. Neither TransCo nor any of the TransCo Subs will retain any net proceeds from the TransCo debt securities or the TransCo Subs Financing. Entergy will use the net proceeds from the financings, plus approximately $100 million from general corporate sources, to redeem approximately $300 million of the Utility Operating Companies’ outstanding preferred equity interests and to repay approximately $1.577 billion of historic debt of Entergy or of the Utility Operating Companies. At the request of ITC, Entergy will use its reasonable best efforts to cause TransCo to arrange a working capital revolving credit facility in a principal amount mutually determined by ITC and Entergy, which TransCo will not draw upon without the consent of ITC. Furthermore, ITC expects to issue approximately $740 million of new indebtedness to fund the $700 million one-time special dividend and/or share repurchase it will complete in connection with the merger, with the remaining approximately $40 million to be used for general corporate purposes and payment of transaction-related costs. The combined company will also retain the obligation of ITC’s indebtedness existing prior to the merger. After giving effect to the merger and the assumption and incurrence of debt related thereto, ITC would have had total outstanding consolidated debt on its balance sheet of approximately $5.6 billion as of September 30, 2012. See “The Financings” beginning on page 163.

Q:    Why has Entergy decided to separate its Transmission Business?

A:    Entergy’s board of directors believes that the transactions will accomplish a number of important business objectives and benefits. Certain of these objectives and benefits as they relate to TransCo include enhancing transparency to customers from independent planning and operation of the transmission system; strengthening and improving overall system performance; achieving the optimal structure for the transmission system as an independent transmission company that is a member of an RTO, such as the proposed membership in the Midwest ISO; improving access to capital; and utilizing ITC’s experience, track record of safe and reliable operations, and unique position as an independent transmission company. See “The Transactions—Entergy’s Reasons for the Separation, Distribution and the Merger” beginning on page 147.

Q:    What will ITC shareholders receive in the merger?

A:    Immediately after the merger, ITC shareholders will continue to own shares in ITC, which will then include the specified assets and liabilities from Entergy’s Transmission Business (including $1.775 billion of debt expected to be incurred by TransCo and/or the TransCo Subs in connection with the transactions). However, pre-merger ITC shareholders will collectively hold approximately 49.9% of ITC common stock on a “fully diluted basis” after the merger (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC following the merger. In addition, under the terms of the merger agreement, prior to closing the merger, ITC may, in ITC’s sole discretion, elect to (i) pay a $700 million one-time special dividend to its pre-merger shareholders, (ii) repurchase $700 million of ITC common stock or (iii) undertake a combination of both (not to exceed $700 million in the aggregate). See “The Transactions—The Merger” beginning on page 113, “The Transactions—ITC’s Dividend Policy and $700 Million Recapitalization” beginning on page 152 and “Risk Factors” beginning on page 53.

Q:    What will Entergy shareholders receive in the transactions?

A:    Each Entergy shareholder (other than certain holders of Entergy restricted common stock) will ultimately receive shares of ITC common stock in the merger. A holder of restricted Entergy common stock will not be entitled to any TransCo common units in any distribution in respect of his or her Entergy restricted common stock. However, Entergy restricted common stock held by employees who will be transferred to TransCo will be converted into similarly restricted shares of ITC common stock. Entergy shareholders will not be required to pay for the TransCo common units distributed in the distribution or the shares of ITC common stock issued in the merger. Entergy shareholders will receive cash from the distribution agent in lieu of any fractional shares of ITC common stock to which such shareholders would otherwise be entitled. All shares of ITC common stock issued in the merger will be issued in book entry form. Calculated based on the number of outstanding shares and the closing price on the NYSE of ITC common stock as of November 23, 2012 and assuming the ITC recapitalization takes the form of a one-time special dividend, the shares of ITC common stock that ITC expects to issue to Entergy shareholders as a result of the transactions would have had a market value of approximately $3,340.7 million in the aggregate (the actual value will not be known until the closing date). For more information, see “The Transactions—The Merger” beginning on page 113 and “The Transactions—Calculation of the Merger Consideration” beginning on page 113.

Q:    Will Entergy shareholders who sell their shares of Entergy common stock shortly before the completion of the distribution and merger still be entitled to receive shares of ITC common stock with respect to the shares of Entergy common stock that were sold?

A:    Entergy common stock is currently listed on the NYSE and CHX under the ticker symbol “ETR.” In the event the distribution is effectuated as a spin-off, it is currently expected that beginning not earlier than two (2) business days before the record date to be established for the distribution, and continuing through the closing date of the merger, there will be two markets in Entergy common stock on the NYSE and CHX: a “regular way” market and an “ex-distribution” market.

•

If an Entergy shareholder sells shares of Entergy common stock in the “regular way” market under the symbol “ETR” during this time period, that Entergy shareholder will be selling both his or her shares of Entergy common stock and the right to receive TransCo common units that will be converted into shares of ITC common stock, and cash in lieu of fractional shares (if any), at the closing of the merger. Entergy shareholders should consult their brokers before selling their shares of Entergy common stock in the “regular way” market during this time period to be sure they understand the effect of the NYSE and CHX “due-bill” procedures.

•

If an Entergy shareholder sells shares of Entergy common stock in the “ex-distribution” market during this time period, that Entergy shareholder will be selling only his or her shares of Entergy common stock, and will retain the right to receive TransCo common units that will be converted into shares of ITC common stock, and cash in lieu of fractional shares (if any), at the closing of the merger.

After the closing date of the merger, shares of Entergy common stock will no longer trade in the “ex-distribution” market, and shares of Entergy common stock that are sold in the “regular way” market will no longer reflect the right to receive TransCo common units that will be converted into shares of ITC common stock, and cash in lieu of fractional shares (if any), at the closing of the merger. See “The Transactions—Trading Markets” beginning on page 116.

Q:    In what ways will being a shareholder of both Entergy and ITC differ from being an Entergy shareholder?

A:    Following the separation, distribution and merger, Entergy shareholders will continue to own all of their shares of Entergy common stock. Their rights as Entergy shareholders will not change, except that their shares of Entergy common stock will represent an interest in Entergy that no longer indirectly owns or operates Entergy’s Transmission Business. Entergy shareholders will also separately own stock of ITC as owner and operator of the former transmission business of Entergy and the currently owned transmission business of ITC (referred to in this proxy statement/prospectus as the combined company). For more information, see “Comparison of Rights of Shareholders Before and After the Merger” beginning on page 219.

For a more complete description of the characteristics of the combined company’s business, see “Business of the Combined Company” beginning on page 99.

Q:    Will the separation, distribution or merger affect employees and former employees of Entergy who hold Entergy restricted common stock?

A:    Yes. Entergy has agreed that restricted stock held by an Entergy employee who transfers employment to TransCo will be converted into a number of similarly restricted shares of ITC common stock based on the ratio of the closing per share trading price of Entergy common stock in the “regular way” trading market on the day before the distribution date—which price should reflect the entitlement to receive TransCo common units in the distribution—to the closing per share trading price of ITC common stock on the closing date. Accordingly, a holder of restricted Entergy common stock whose employment is transferred to TransCo will not be entitled to any TransCo common units in any spin-off distribution in respect of his or her restricted Entergy common stock. As of the date of this proxy statement/prospectus, the Entergy compensation committee has not made a determination regarding the nature of the adjustment to be made to restricted Entergy common stock held by any employee not transferring employment to TransCo. The Entergy equity incentive compensation plans generally prohibit the holder of any Entergy restricted common stock from transferring such stock before the applicable forfeiture restrictions lapse. If Entergy elects to effectuate the distribution with a split-off exchange offer, any holder of Entergy restricted common stock would be precluded from participating in such split-off exchange offer with respect to his or her restricted common stock. See “The Transactions—Effects of the Distribution and the Merger on Entergy Equity-Based Awards/Plans” beginning on page 151.

Q:    Will the separation, distribution or merger affect employees and former employees of Entergy who hold other Entergy equity-based awards?

A:    Yes. Certain employees of Entergy hold options to purchase its common stock and units that may be settled in, or whose value is otherwise determined by reference to the value of, Entergy common stock. Each Entergy stock option held by an Entergy employee who transfers employment to TransCo will be converted into an option to purchase a number of shares of ITC common stock equal to the number of shares of Entergy common stock subject to the option multiplied by the same ratio used to convert restricted Entergy common stock (rounded down to the nearest number of whole shares) at an exercise price per share equal to the per-share exercise price under the Entergy option divided by such ratio (rounded up to the nearest cent), all subject to the same terms and conditions (including those related to vesting and post-employment exercise provisions) as were applicable under the Entergy option. In addition, each Entergy stock unit will be converted into a number of ITC restricted stock and/or ITC restricted stock units—units that may be settled in, or whose value is otherwise determined by reference to the value of, ITC common stock—equal to such ratio, all subject to restrictions and other terms and conditions substantially identical to those that applied to the corresponding Entergy units immediately before the closing. As of the date of this proxy statement/prospectus, the Entergy compensation committee has not made a determination regarding the nature of the adjustment to be made to Entergy stock options and units held by any employee not transferring employment to TransCo.

Q:    Has Entergy set a record date for the distribution of the TransCo common units?

A:    No. Entergy will publicly announce the record date for the distribution when the record date has been determined. This announcement will be made prior to the completion of the distribution and the merger.

Q:    What are the material United States federal income tax consequences to ITC shareholders and Entergy shareholders resulting from the separation, distribution, merger, exchange trust exchange offer, and mandatory trust distribution?

A:    Entergy shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the separation, distribution, merger, exchange trust exchange offer, and mandatory trust distribution except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of ITC common stock in the merger, exchange trust exchange offer, or mandatory trust distribution or cash, if any, received by an Entergy shareholder in addition to the shares of ITC common stock in an exchange trust exchange offer or mandatory trust distribution (other than cash received instead of fractional shares). ITC shareholders will not receive any stock or other consideration in respect of their ITC common stock pursuant to the aforementioned transactions and accordingly are not expected to realize any gain or loss as a result of such transactions (excluding any effects of the ITC $700 million recapitalization in the form of a one-time special dividend and/or share repurchase). The material U.S. federal income tax consequences of the separation, distribution, merger, exchange trust exchange offer, and mandatory trust distribution are described in more detail under “Material United States Federal Income Tax Consequences of the Transactions.”

Q:    Are Entergy shareholders required to do anything?

A:    No. Entergy shareholders are not required to take any action in connection with the separation, distribution, or merger, and no action by Entergy shareholders is required to participate in these transactions. However, Entergy shareholders should carefully read this proxy statement/prospectus, which contains important information about the transactions, Entergy, ITC and TransCo.

ENTERGY SHAREHOLDERS WILL NOT BE REQUIRED TO SURRENDER THEIR SHARES OF ENTERGY COMMON STOCK IN THE DISTRIBUTION OR THE MERGER, AND THEY SHOULD NOT RETURN THEIR ENTERGY STOCK CERTIFICATES. THE SEPARATION, DISTRIBUTION AND MERGER WILL NOT RESULT IN ANY CHANGE IN ENTERGY SHAREHOLDERS’ OWNERSHIP OF ENTERGY COMMON STOCK FOLLOWING THE MERGER (OTHER THAN WITH RESPECT TO SOME OR ALL HOLDERS OF ENTERGY RESTRICTED COMMON STOCK).

Q:    Are there risks associated with the merger?

A:    Yes. ITC may not realize the expected benefits of the merger because of the risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 53 and the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 66. Those risks include, among others, risks relating to the uncertainty that the merger will close, the uncertainty that ITC will be able to integrate the transmission assets and liabilities received in the merger successfully.

Q:    Will the instruments that govern the rights of ITC and Entergy shareholders with respect to their shares of ITC common stock after the merger be different from those that govern the rights of current ITC shareholders?

A:    No. The rights of ITC shareholders with respect to their shares of ITC common stock after the merger will continue to be governed by applicable laws and ITC’s current governing documents, including:

•	the Business Corporation Act of the State of Michigan, as amended (the “MBCA”);

•	ITC’s articles of incorporation (as amended in connection with the merger); and

•	ITC’s bylaws.

Q:    Who will serve on the ITC board of directors following completion of the merger?

A:    The directors of ITC immediately prior to the closing of the merger are expected to be the directors of ITC immediately following the closing of the merger, except that at the effective time of the merger, ITC has agreed that there will be at least two vacancies on the ITC board of directors (either through resignations of existing directors, by increasing the size of the board or a combination thereof) pursuant to the merger agreement, which vacancies will be filled immediately after the effective time of the merger with two independent directors nominated by ITC’s nominating/corporate governance committee. Among other qualifications, nominees are expected to have transmission industry knowledge and familiarity with the region in which Entergy operates. Entergy will be entitled to offer to ITC’s nominating/corporate governance committee suggestions on candidates to fill such vacancies in connection with the search process. Any decision with respect to Entergy’s candidates, however, will be made solely by ITC’s nominating/corporate governance committee.

Q:    Will ITC’s current senior management team manage the business of ITC after the transactions?

A:    Yes. It is expected that ITC’s management team will remain intact for the combined business and the executive officers of ITC immediately prior to the closing of the merger are expected to be the executive officers of ITC immediately following the closing of the merger. The merger agreement provides that ITC and TransCo will take all necessary action to appoint certain specified individuals to management positions at ITC or TransCo as of the effective time of the merger.

Q:    Does ITC have to pay anything to Entergy if the merger agreement is not approved by the ITC shareholders or if the merger agreement is otherwise terminated?

A:    Depending on the reasons for termination of the merger agreement prior to the closing date, ITC may have to pay Entergy a termination fee of $113,570,800 in specified limited circumstances. For a discussion of the circumstances under which the termination fee is payable by ITC to Entergy, see “The Merger Agreement” beginning on page 165.

Q:    Why is ITC proposing to amend its articles of incorporation to increase the number of authorized shares of ITC common stock from 100,000,000 to 300,000,000?

A:    In connection with the merger, ITC will issue approximately 52,772,253 shares of ITC common stock (based on the number of outstanding shares of ITC common stock on November 23, 2012 and assuming the ITC recapitalization takes the form of a one-time special dividend) to Entergy shareholders. ITC does not have sufficient authorized and unissued shares of ITC common stock to complete that issuance, and accordingly needs to increase the number of authorized shares of ITC common stock in its articles of incorporation to complete this transaction. Although the ITC board of directors could have selected a different number of authorized shares for the ITC shareholders to approve in order to have a sufficient amount to issue to Entergy shareholders in connection with the merger, the ITC board of directors selected 300,000,000 because the ITC board of directors believes that such amount leaves enough shares authorized but unissued following the merger for other corporate purposes as the ITC board of directors may determine in the future in its discretion, including, without limitation, for future acquisitions, stock splits, stock dividends and future financings. Other than the issuance of shares of ITC common stock in connection with the merger, the ITC board of directors has no plans, proposals, or arrangements, written or otherwise, at this time to issue any of the newly available authorized shares of ITC common stock if the ITC shareholders approve the amendment of articles of incorporation proposal.

Q:    Can Entergy or ITC shareholders demand appraisal rights of their shares?

A:    Entergy shareholders do not have appraisal rights under Delaware law in connection with the distribution or the merger. ITC shareholders may have appraisal rights under the MBCA in connection with the merger. Each ITC shareholder who objects to the merger and complies with the provisions of the MBCA concerning the rights of ITC shareholders to dissent from the merger and require appraisal of its shares of ITC common stock and has not effectively withdrawn or lost such right as of the effective time will be entitled to such rights as are granted by the MBCA as further described under “The Transactions—Dissenters’ Rights” beginning on page 159.

Q:    What is the current relationship between TransCo and ITC?

A:    TransCo is currently a wholly owned subsidiary of Entergy and was formed as a Delaware limited liability corporation in December 2011 to effectuate the separation, distribution and merger. Other than in connection with the transactions, there is no relationship between TransCo and ITC.

Q:    When will the merger be completed?

A:    ITC and Entergy are working to complete the merger as quickly as possible after receipt of applicable regulatory approvals, the last of which is currently expected to be received in 2013. In addition to regulatory approvals, and assuming that the merger proposals are approved by the ITC shareholders at the special meeting, other important conditions to the closing of the separation and merger exist, including, among other things, the completion of the financings, the internal restructuring necessary to separate Entergy’s transmission assets and liabilities from Entergy’s other business, and the receipt of the IRS rulings and tax opinions regarding the tax-free treatment of certain aspects of the transactions. However, it is possible that factors outside ITC’s and Entergy’s control could require Entergy to complete the separation and distribution and ITC and Entergy to complete the merger at a later time or not complete them at all. For a discussion of the conditions to the separation and the merger, see “The Transactions—Regulatory Approvals” beginning on page 155, “The Merger Agreement—Conditions to the Merger” beginning on page 182, and “The Separation Agreement—Conditions to the Separation” beginning on page 195.

Q:    Who can answer my questions?

A:    If you are an ITC shareholder and you have any questions about the merger, please contact ITC’s proxy solicitor:

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call (212) 440-9800

All Others Call Toll-Free (800) 561-2871

If you are an Entergy shareholder and you have any questions about the separation, distribution or merger or you would like to request additional documents, including copies of this proxy statement/prospectus, please contact Entergy’s Investor Relations information line at 1-888-ENTERGY (368-3749) or Entergy Corporation, Investor Relations, P.O. Box 61000, New Orleans, LA 70161.

Q:    Who is the transfer agent for ITC common stock and the distribution agent for the distribution?

A:    Computershare Trust Company, N.A. is the transfer agent for ITC common stock. [—] is the distribution agent for the distribution.

Q:    Where can I find more information about Entergy, ITC, TransCo and the transactions?

A:    You can find out more information about Entergy, ITC, TransCo and the transactions by reading this proxy statement/prospectus and, with respect to Entergy and ITC, from various sources described in “Where You Can Find More Information; Incorporation By Reference” beginning on page 243.

SUMMARY

This summary, together with the section titled “Questions and Answers About the Transactions and the Special Meeting” immediately preceding this summary, provides a summary of the material terms of the separation, distribution and merger. These sections highlight selected information contained in this proxy statement/prospectus and may not include all the information that is important to you. To better understand the proposed separation, distribution and merger, and the risks related to these transactions, you should read this entire proxy statement/prospectus carefully, including the annexes, as well as those additional documents to which this proxy statement/prospectus refers you. See also “Where You Can Find More Information; Incorporation By Reference.”

Information on ITC (page 73)

ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

(248) 946-3000

ITC Holdings Corp., referred to as ITC, and its subsidiaries are engaged in the transmission of electricity in the United States. ITC’s current operating subsidiaries include International Transmission Company (“ITCTransmission”), Michigan Electric Transmission Company, LLC (“METC”), ITC Midwest LLC (“ITC Midwest”) and ITC Great Plains, LLC (“ITC Great Plains”). ITCTransmission, METC, ITC Midwest and ITC Great Plains are collectively referred to as ITC’s regulated operating subsidiaries. Through ITC’s regulated operating subsidiaries, ITC operates high-voltage systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois, Missouri, Oklahoma and Kansas that transmit electricity from generating stations to local distribution facilities connected to ITC’s systems. ITC’s business strategy is to operate, maintain and invest in transmission infrastructure in order to enhance system integrity and reliability, to reduce transmission constraints and to allow new generating resources to interconnect to ITC’s transmission systems. ITC also is pursuing development projects not within ITC’s existing systems, which are intended to improve overall grid reliability, lower electricity congestion and facilitate interconnections of new generating resources, as well as to enhance competitive wholesale electricity markets. For more information on ITC, see “Information on ITC.”

ITC Midsouth LLC

c/o ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

(248) 946-3000

ITC Midsouth LLC (formerly known as Ibis Transaction Sub LLC), referred to as Merger Sub, is a wholly owned subsidiary of ITC. Merger Sub was organized on December 1, 2011 for the purposes of merging with and into TransCo in the merger. Merger Sub has not carried on any activities other than in connection with the merger agreement and the transactions and approvals contemplated therein.

Information on Entergy (page 80)

Entergy Corporation

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-4000

Entergy Corporation, referred to as Entergy, is an integrated energy company engaged primarily in the electric power production and retail distribution operations. Entergy, through its subsidiaries, owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees. Entergy operates its business in two segments: the utility business segment and the Entergy wholesale commodities businesses segment. For more information on Entergy, see “Information on Entergy.”

Mid South TransCo LLC

c/o Entergy Corporation

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-4000

Mid South TransCo LLC, referred to as TransCo, was organized on December 2, 2011 and is currently a wholly owned subsidiary of Entergy. In connection with the separation and distribution, Entergy will cause specified assets and liabilities used in Entergy’s Transmission Business to be transferred to TransCo and then distribute all of the limited liability company interests in TransCo, referred to as the TransCo common units, to Entergy shareholders (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election, as further described below under “—The Exchange Trust”).

The Entergy transmission business, referred to as Entergy’s Transmission Business, consists of the Entergy transmission system, which is comprised of over 15,800 circuit miles of transmission lines operated at 69kV to 500kV and 1,500 substations, as well as the employees and assets used to plan, operate and maintain that system. The Entergy transmission system spans portions of Arkansas, Louisiana, Mississippi, Missouri and Texas covering 114,000 square miles. The Entergy transmission system moves high voltage bulk electric power from generating plants of the Utility Operating Companies and other third parties across an interconnected system of transmission lines and substations to distribution points for delivery to wholesale customers such as municipalities and cooperatives, as well as to the approximately 2.8 million retail customers of the Utility Operating Companies. For more information on Entergy’s Transmission Business, see “Information on Entergy’s Transmission Business.”

The Transactions (See “The Transactions” beginning on page 108)

On December 4, 2011, ITC and Entergy agreed to enter into transactions to effect the transfer of Entergy’s Transmission Business to ITC. These transactions provide for the separation of Entergy’s Transmission Business into TransCo, the distribution of TransCo and the subsequent merger of Merger Sub with and into TransCo, with TransCo surviving as a wholly owned subsidiary of ITC. As a result of and immediately following these transactions, Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately 50.1% of ITC common stock on a “fully diluted basis,” and existing ITC shareholders will collectively own approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. Entergy shareholders will retain their shares of Entergy common stock.

In order to effect the separation, distribution and merger, ITC, Merger Sub, Entergy and TransCo entered into the merger agreement; Entergy, ITC, TransCo, each of Entergy’s Utility Operating Companies and ESI entered into the separation agreement and Entergy, ITC and TransCo entered into the employee matters agreement. In addition, ITC, Entergy, TransCo or their respective affiliates will also enter into a series of ancillary agreements in connection with the transactions. These agreements, which are described in greater detail in this proxy statement/prospectus, will govern the relationship among ITC, Entergy, TransCo and their respective affiliates after the separation and distribution. For a more complete discussion of the transaction agreements, see “The Merger Agreement,” “The Separation Agreement,” and “Additional Agreements.”

Transaction Timeline (See “The Transactions—Transaction Timeline” beginning on page 108)

Below is a step-by-step list illustrating the material events relating to the separation, distribution and merger:

Step #1—Entergy Exchangeable Debt. At least fourteen (14) days prior to the debt exchange, Entergy will issue or unrelated creditors will purchase Entergy exchangeable debt (as described below under “—The Financings”). The amount of Entergy exchangeable debt to be issued or purchased is expected to be $575 million, but in any case will be of equal aggregate principal amount as the TransCo debt securities.

Step #2—ITC Financing, ITC Special Dividend and/or Share Repurchase. Prior to the merger, ITC may, in its sole discretion, elect to (i) declare a one-time special dividend payable to pre-merger ITC shareholders, (ii) effect a share repurchase of ITC common stock or (iii) undertake a combination of a one-time special dividend and share repurchase of ITC common stock. The aggregate amount payable to ITC shareholders in connection with a one-time special dividend or share repurchase or a combination of both will not exceed $700 million. Prior to the merger, ITC expects to enter into debt financings to fund any such transactions.

Step #3—Entergy Corporate Reorganization. On or prior to the separation date, Entergy, the Utility Operating Companies and other Entergy affiliates will effectuate a series of restructuring transactions. Such restructuring transactions will include (i) each Utility Operating Company redeeming its outstanding preferred equity interests, if any, and (ii) each Utility Operating Company merging with and into a newly formed, directly or indirectly, wholly owned limited liability company of Entergy with such limited liability company surviving.

Step #4—TransCo Subs Financing; Utility Operating Companies Contribution of Transmission Assets. The TransCo Subs will effectuate the TransCo Subs Financing (as described below under “—The Financings”). The aggregate amount of the TransCo Subs Financing is expected to be $1.2 billion. Simultaneously with or immediately after the TransCo Subs Financing, each Utility Operating Company (now in limited liability company form) will transfer its respective specified transmission assets and liabilities to its respective TransCo Sub and, as part of the consideration for such transfer, each Utility Operating Company will receive its respective portion of the net proceeds of the TransCo Sub Financing.

Step #5—Distribution of TransCo Subs to Entergy. All of the equity interests in each respective TransCo Sub will be distributed to Entergy.

Step #6—Entergy Contribution. Entergy will contribute to TransCo all of the equity interests of each TransCo Sub and cash in exchange for (i) the number of TransCo common units determined pursuant to the merger agreement and (ii) the TransCo debt securities (as described below under “—The Financings”).

Step #7—Transfer of ESI Assets to TransCo or one or more TransCo Subs. Using the cash received in Step #6, TransCo or one or more TransCo Subs will purchase certain assets owned by ESI.

Step #8—The Distribution. Entergy will effect the distribution of the TransCo common units to the Entergy shareholders through a spin-off, split-off exchange offer or a combination of a spin-off and split-off exchange offer. At the closing of the distribution, the TransCo common units will be delivered to the distribution agent, who will hold such shares for the benefit of Entergy shareholders. In the event Entergy makes the exchange trust election, Entergy will contribute the TransCo common units to be held by the exchange trust at or prior to the distribution.

Step #9—The Debt Exchange. At the time of the separation, it is expected that Entergy will effect an exchange of the TransCo debt securities for the Entergy exchangeable debt.

Step #10—The Merger. Merger Sub will be merged with and into TransCo with TransCo surviving the merger as a wholly owned subsidiary of ITC. In the merger, the TransCo common units held by the distribution agent will be converted into the number of shares of ITC common stock such that immediately after the merger, Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately 50.1% of ITC common stock on a “fully diluted basis,” and existing ITC shareholders will collectively own approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger.

Step #11—Distribution of ITC Common Stock to Entergy Shareholders. The distribution agent will distribute shares of ITC common stock and cash in lieu of fractional share interests to Entergy shareholders on a pro rata (with certain limited exceptions) basis in accordance with the terms of the merger agreement (assuming Entergy elects to effectuate the distribution through a spin-off).

The Separation and Distribution (See “The Transactions—The Separation and Distribution” beginning on page 112)

Prior to the merger of Merger Sub with and into TransCo, Entergy will undergo an internal restructuring to separate and consolidate Entergy’s Transmission Business under TransCo pursuant to the terms of the separation agreement.

On or prior to the separation date, Entergy, the Utility Operating Companies and other Entergy affiliates will effectuate a series of restructuring transactions. Such restructuring transactions will include (i) each Utility Operating Company redeeming its outstanding preferred equity interests, if any, and (ii) each Utility Operating Company merging with and into a newly formed, directly or indirectly, wholly-owned limited liability company of Entergy with such limited liability company surviving.

Simultaneously with or immediately after the TransCo Subs Financing, each Utility Operating Company will transfer its respective specified transmission assets and liabilities to its respective TransCo Sub, referred to as the Utility Operating Companies contributions. In consideration of the Utility Operating Companies contributions, each Utility Operating Company will receive the net proceeds of the respective TransCo Sub Financing.

Immediately thereafter, the Utility Operating Companies and certain other intermediate holding companies of Entergy will distribute the equity interests of the TransCo Subs so that Entergy will be the direct holder of the equity interests of each TransCo Sub. Immediately thereafter, Entergy will contribute cash to certain TransCo Subs, and such TransCo Subs will purchase certain assets of ESI.

Immediately thereafter, Entergy will contribute all the equity interests in each TransCo Sub to TransCo in exchange for (i) a number of TransCo common units not to be less than the number which will be necessary for the Entergy shareholders (and, if applicable, the exchange trust) immediately prior to the merger to constitute the holders of at least 50.1% of the outstanding ITC common stock immediately following the merger and (ii) TransCo debt securities.

Pursuant to the merger agreement and prior to the merger, Entergy will distribute 100% of the TransCo common units (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) to Entergy’s shareholders through a spin-off, a split-off exchange offer or a combination of the two, referred to as the distribution.

If the distribution includes a spin-off, each record holder of Entergy common stock (other than restricted Entergy common stock) will be entitled to receive its pro rata share of TransCo common units subject to the spin-off.

If the distribution includes a split-off exchange offer of TransCo common units for currently outstanding shares of Entergy common stock, in the event that there are unsubscribed TransCo common units resulting from such split-off exchange offer, Entergy will distribute them to Entergy shareholders, a transaction referred to as the clean-up spin-off. In a clean-up spin-off, each record holder of Entergy common stock (other than Entergy restricted common stock) will be entitled to receive its pro rata share of TransCo common units subject to the clean-up spin-off.

Conditions to the Separation (See “The Separation Agreement—Conditions to the Separation” beginning on page 195).

The obligations of Entergy to effect the separation pursuant to the separation agreement are subject to fulfillment (or waiver by Entergy) at or prior to the separation date of the conditions that:

•

each of the conditions to Entergy’s obligation to effect the closing of the transactions contemplated by the merger agreement (as more fully described below in “—Conditions to the Merger” and in “The Merger Agreement—Conditions to the Merger”), have been satisfied or waived (other than conditions that, by their nature, are to be satisfied between the separation time and closing or contemporaneously with closing);

•

ITC shall have irrevocably confirmed to Entergy that each condition to ITC’s obligation to effect the closing of the transactions contemplated by the merger agreement (as more fully described below in “—Conditions to the Merger” and in “The Merger Agreement—Conditions to the Merger”) have been satisfied or waived (other than conditions that, by their nature, are to be satisfied between the separation time and closing or contemporaneously with closing); and

•

the financings will have been completed in accordance with and subject to the terms of the separation agreement, and the sum of the principal amount of the TransCo debt securities issued to Entergy and the TransCo Subs Financing principal amount is at least equal to $1.775 billion, subject to specified adjustments pursuant to the merger agreement.

The Merger; Merger Consideration (See “The Transactions—The Merger” beginning on page 113 and “The Transactions—Calculation of the Merger Consideration” beginning on page 113)

In accordance with the merger agreement and Delaware law, immediately following the distribution, Merger Sub will merge with and into TransCo. As a result of the merger, the separate corporate existence of Merger Sub will cease and TransCo will continue as the surviving entity and will become a wholly-owned direct subsidiary of ITC. Following the merger, ITC will continue the combined business operations of TransCo and ITC.

The merger agreement provides that each TransCo common unit issued and outstanding immediately before the effective time of the merger (which calculation is described below) will automatically convert at the effective time of the merger into the right to receive one fully paid and nonassessable share of ITC common stock. However, each TransCo common unit that is owned, directly or indirectly, by ITC or Merger Sub or held by TransCo, immediately prior to the effective time of the merger, will be automatically cancelled at the effective time of the merger. Holders of Entergy common stock (who following the distribution will have become holders of TransCo common units) will not be required to pay for the shares of ITC common stock they receive and will also retain all of their Entergy common stock. Existing shares of ITC common stock will remain outstanding.

No fractional shares of ITC common stock will be issued in the merger to holders of fractional TransCo common units. Instead, within 30 business days following the effective time of the merger, the exchange agent will aggregate all fractional shares of ITC common stock and sell them on behalf of those Entergy shareholders who otherwise would be entitled to receive a fractional share of ITC common stock. Those Entergy shareholders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient shareholders as described in “Material United States Federal Income Tax Consequences of the Transactions.”

As further described above under “—The Separation and Distribution” and under “The Merger Agreement,” in the separation, TransCo will issue to Entergy a number of TransCo common units equal to the sum of:

•

the number obtained by multiplying (i) 1.00400801603206 by (ii) the number of ITC shares of common stock on a fully diluted basis (calculated as detailed in the merger agreement and as summarized below), on the estimation date (as defined below), less the number of common units of TransCo outstanding immediately prior to such calculation (which are estimated to be approximately 1,000); plus

•

the number obtained by dividing the aggregate disqualified share number (as defined below) by 49.9% (provided that such number will not exceed an amount that would reduce, as calculated in the merger agreement, the transaction maximum principal amount of indebtedness of $1.775 billion to be incurred by TransCo by the issuance of TransCo debt securities and the TransCo Subs in the TransCo Subs Financing by more than $100 million).

The term “fully diluted basis” means Entergy and ITC’s estimate of the number of shares of ITC common stock that will be outstanding on the closing date of the merger, together with the estimated amount of shares of ITC common stock that will be issuable on the closing date of the merger upon the exercise of any options, rights or units based on the treasury stock method (other than the shares of ITC common stock issued or to be issued in the merger, including pursuant to the employee matters agreement) as further detailed in the merger agreement.

The “estimation date” will be the nearest reasonably practicable date prior to the last trading day that ends at least 20 trading days prior to the date the distribution will be expected to occur, as mutually agreed by Entergy and ITC.

The “aggregate disqualified share number” means ITC’s and Entergy’s best estimate of the number of shares of ITC common stock issuable upon the conversion of Entergy stock options and restricted shares to ITC stock options and restricted shares that are reasonably likely to be treated as being issued as part of a plan or series of related events for U.S. federal income tax purposes that would cause the distribution to be treated as a taxable event.

The merger agreement also provides that the number of TransCo common units to be issued to Entergy will in no event be less than that number which will be necessary for the Entergy shareholders (and, if applicable, the exchange trust) immediately prior to the merger to constitute the holders of at least 50.1% of the outstanding common stock immediately following the merger, as determined under U.S. federal income tax rules to ensure that the spin-off or split-off exchange offer is not taxable to Entergy.

Conditions to the Merger (See “The Merger Agreement—Conditions to the Merger” beginning on page 181)

As more fully described in this proxy statement/prospectus, the obligations of each of the parties to effect the closing of the merger are subject to the satisfaction or waiver of a number of conditions, including those described below.

Mutual Conditions. The obligations of Entergy, TransCo, Merger Sub and ITC to effect the merger are subject to the satisfaction (or waiver by all parties) of the following conditions:

•	the absence of any temporary restraining orders or injunctions that would prevent the consummation of the merger or the transactions;

•	the occurrence of the transfer of Entergy’s Transmission Business to TransCo and the distribution in accordance with the terms of the separation agreement;

•	the approval of the merger proposals by ITC shareholders at the special meeting;

•	the authorization for listing on the NYSE of the ITC common stock to be issued pursuant to the merger agreement;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is part and any registration statements filed by TransCo, as applicable;

•	the expiration of any offer period or notice period related to a split-off exchange offer or spin-off, as the case may be;

•	the absence of any temporary restraining order, injunction or other order issued in connection with any of the required regulatory approvals that would impose an ITC burdensome condition;

•	the receipt by Entergy of all necessary approvals from state and federal regulatory authorities to allow Entergy’s Transmission Business to become a member of an acceptable RTO; and

•	the completion of the financings pursuant to the separation agreement.

ITC Conditions. The obligation of each of ITC and Merger Sub to effect the merger is further subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of ITC and Merger Sub and may be waived by ITC):

•

performance by Entergy and TransCo, in all material respects, of their respective obligations and compliance with all covenants required by the merger agreement and the other transaction agreements to be performed on or before the closing;

•	the accuracy of Entergy’s representations and warranties set forth in the merger agreement, generally both when made and at the time of the closing, subject to certain specified materiality standards;

•	the absence of any Transmission Business MAE (as defined in the section entitled “The Merger Agreement”) having occurred from the date of the merger agreement through the closing date;

•	Entergy will have delivered to ITC an officer’s certificate to the effect that each of the conditions set forth in the three bullet points immediately above are satisfied;

•	the receipt of a written tax opinion from Simpson Thacher & Bartlett LLP, stating that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the receipt of IRS rulings, requested by Entergy, regarding the tax-free treatment of certain aspects of the transactions;

•

the absence of any changes in, revocation of, or amendment to the IRS rulings or change in law that, in the reasonable judgment of ITC, has a materially adverse impact on ITC or TransCo, and the tax opinion from counsel to be obtained by Entergy regarding the tax-free nature of certain aspects of the transactions being in form and substance reasonably acceptable to ITC;

•

the receipt of the required regulatory approvals, including approval of the FERC, the Arkansas Public Service Commission, the Louisiana Public Service Commission, the Mississippi Public Service Commission, the Public Utility Commission of Texas, the Missouri Public Service Commission and the Council for the City of New Orleans, as well as the expiration of the applicable waiting period under the HSR Act, and such approvals will have become final orders which do not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have an ITC burdensome condition;

•	the completion of the ITC financing and the one-time special dividend, share repurchase or both, as the case may be, pursuant to the terms of the merger agreement;

•

in the event that the integration of the Utility Operating Companies into an acceptable RTO has not been fully completed as of the closing date, arrangements reasonably acceptable to ITC will have been made such that neither ITC nor any of its affiliates (including TransCo and the TransCo Subs) would be responsible for performing generator dispatch, for economics or market operations, following the consummation of the merger; and

•	the execution by Entergy, TransCo or any affiliate of Entergy who is a party to the ancillary agreements of each of the ancillary agreements.

Entergy Conditions. The obligation of each of Entergy and TransCo to effect the merger is further subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of Entergy and TransCo and may be waived by Entergy):

•

performance of ITC and Merger Sub in all material respects, of their respective obligations and compliance with all covenants required by the merger agreement and the other transaction agreements to be performed on or before the closing;

•

the accuracy of the representations and warranties of ITC set forth in the merger agreement, generally both when made and at the time of the closing, subject to certain specified materiality standards;

•	the absence of any ITC MAE (as defined in the section entitled “The Merger Agreement”) having occurred from the date of the merger agreement through the closing date;

•	ITC will have delivered to Entergy an officer’s certificate to the effect that each of the conditions set forth in the three bullet points immediately above are satisfied;

•

the Entergy board of directors will have received an opinion from a nationally recognized solvency valuation firm, that, after giving effect to the transactions (including the anticipated financings), the transactions will not leave TransCo “insolvent” or otherwise unable to pay its obligations as they come due;

•

Entergy will have received the IRS rulings to be requested by Entergy regarding the tax-free treatment of certain aspects of the transactions and tax opinions from counsel; provided that Entergy will not be permitted to avoid closing as a result of any failure of Entergy to receive favorable IRS rulings or tax opinion with respect to the tax-free treatment of its debt exchange or the exchange trust arrangements;

•

the absence of any change in, revocation of, or amendment to the IRS rulings or change in law that could, in the reasonable judgment of counsel to Entergy, affect the validity of the IRS rulings in a manner that is materially adverse to Entergy;

•

the receipt of the required regulatory approvals, including approval of the FERC, the Nuclear Regulatory Commission, the Arkansas Public Service Commission, the Louisiana Public Service Commission, the Mississippi Public Service Commission, the Public Utility Commission of Texas, the Missouri Public Service Commission and the Council for the City of New Orleans, as well as the expiration of the applicable waiting period under the HSR Act, and such approvals will have become final orders which do not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have an Entergy burdensome condition or an ITC burdensome condition; and

•	the execution by ITC of each of the ancillary agreements to which it is a party.

The Exchange Trust (See “The Transactions—Exchange Trust” beginning on page 117)

Pursuant to the terms of the merger agreement, Entergy may elect, at least 30 business days prior to the closing of the merger to retain up to the number of TransCo common units that would convert in the merger to up to 4.9999% of the total number of shares of ITC common stock outstanding immediately following the consummation of the merger that otherwise would have been distributed in the distribution, such election is referred to as the exchange trust election. If Entergy makes an exchange trust election, and subject to the conditions in the merger agreement, Entergy, TransCo, ITC and a trustee will enter into a trust agreement, referred to as the exchange trust agreement. Under the terms of the exchange trust agreement, at the time of the distribution, Entergy will transfer such TransCo common units to an irrevocable Delaware trust, referred to as the exchange trust. The TransCo common units transferred to the exchange trust will not be distributed to Entergy shareholders in the distribution and, at the closing of the merger, will subsequently be converted into ITC common stock in the merger. The trustee of the trust will own and hold legal title to the TransCo common units or ITC common stock. Pursuant to the exchange trust agreement, the exchange trust will hold the shares for the benefit of Entergy and Entergy shareholders; provided, however, in no event will the ITC common stock held by the exchange trust be transferred to Entergy. Upon delivery of notice by Entergy, the trustee will conduct an exchange offer whereby Entergy shareholders may exchange Entergy common stock for the ITC common stock held by the exchange trust pursuant to irrevocable terms contained in the trust agreement at the time it is entered into, referred to as the exchange trust exchange offer. Pursuant to the exchange trust agreement, any ITC common stock remaining in the exchange trust after six months following the completion of the merger will be distributed to Entergy shareholders pro rata. If Entergy makes an exchange trust election, Entergy, ITC and the trustee of the exchange trust will also enter into a registration rights agreement whereby ITC will provide the trustee and Entergy certain registration rights with respect to the retained equity. The purpose of the exchange trust is to permit an exchange offer with Entergy shareholders to occur when the trading market for the combined company’s common stock has settled following the merger.

For additional information on the exchange trust agreement and the registration rights agreement, see “Additional Agreements—Exchange Trust Agreement” and “Additional Agreements—Registration Rights Agreement.”

Opinions of ITC’s Financial Advisors (See “The Transactions—Opinion of J.P. Morgan” beginning on page 133 and “The Transactions—Opinion of Barclays” beginning on page 141)

Opinion of J.P. Morgan

In deciding to approve the merger, the merger agreement, the separation agreement, the employee matters agreement and the other transactions contemplated thereby, the ITC board of directors considered the opinion delivered to it on December 4, 2011 by J.P. Morgan Securities LLC, its financial advisor, which we refer to herein as J.P. Morgan, that, as of the date of the opinion, and based upon and subject to the various factors, procedures, assumptions, limitations and qualifications set forth in its opinion, the aggregate consideration (consisting of the issuance of one share of ITC common stock in exchange for each TransCo common unit, plus the payment of cash in lieu of any fractional shares) to be paid by ITC in the proposed transactions was fair, from a financial point of view, to ITC. The full text of the written opinion of J.P. Morgan, dated December 4, 2011, which sets forth the assumptions made, matters considered and qualifications and limitations on the opinion and the review undertaken by J.P. Morgan is attached as Annex D to this proxy statement/

prospectus and is incorporated by reference herein in its entirety. You are encouraged to read the opinion and the description included in this proxy statement/prospectus carefully in their entirety. The summary and the description of the opinion are qualified in their entirety by reference to the full text of the opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to ITC of the aggregate consideration to be paid by ITC in the proposed transactions and J.P. Morgan expressed no opinion as to any other matter. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed transactions or any other matter. See “The Transactions—Opinion of J.P. Morgan.”

Opinion of Barclays

In deciding to approve the merger, the merger agreement, the separation agreement, the employee matters agreement and the other transactions contemplated thereby, the ITC board of directors considered the opinion, dated December 4, 2011, of Barclays Capital Inc., referred to herein as Barclays, as to the fairness, from a financial point of view and as of the date of such opinion and subject to the qualifications, limitations and assumptions stated in such opinion, to ITC of the exchange ratio in the merger, which means the right, pursuant to the merger, of holders of TransCo units to receive one share of ITC common stock in exchange for each TransCo common unit they hold. The full text of Barclays’ written opinion is attached as Annex E to this proxy statement/prospectus and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays in rendering its opinion. This summary of Barclays’ written opinion is qualified in its entirety by reference to the full text of the opinion. Barclays’ opinion, the issuance of which was approved by Barclays’ fairness opinion committee, was addressed to the ITC board of directors for its use and benefit in connection with its evaluation of the exchange ratio and related only to the fairness, from a financial point of view, to ITC of the exchange ratio in the merger. Barclays was not requested to opine as to, and its opinion did not in any manner address, ITC’s underlying business decision to proceed with or effect the transactions or the likelihood of consummation of the transactions. The opinion was not intended to be and does not constitute a recommendation to any shareholder of ITC as to how such shareholder should vote or act with respect to the transactions or any related matter. See the section entitled “The Transactions—Opinion of Barclays.”

Board of Directors and Management of ITC Following the Merger (See “Information on ITC—Directors and Executive Officers of ITC Before and After the Merger” beginning on page 34 and “The Transactions—Board of Directors and Management of ITC Following the Merger” beginning on page 150)

The directors of ITC immediately prior to the closing of the merger are expected to be the directors of ITC immediately following the closing of the merger, except that at the effective time of the merger, ITC has agreed that there will be at least two vacancies on the ITC board of directors (either through resignations of existing directors, by increasing the size of the board or a combination thereof) pursuant to the merger agreement, which vacancies will be filled immediately after the effective time of the merger with two independent directors nominated by ITC’s nominating/corporate governance committee. Among other qualifications, nominees are expected to have transmission industry knowledge and familiarity with the region in which Entergy operates. Entergy will be entitled to offer to ITC’s nominating/corporate governance committee suggestions on candidates to fill such vacancies in connection with the search process. Any decision with respect to Entergy’s candidates, however, will be made solely by ITC’s nominating/corporate governance committee.

The executive officers of ITC immediately prior to the closing of the merger are expected to be the executive officers of ITC immediately following the closing of the merger. The merger agreement provides that ITC and TransCo will take all necessary action to appoint certain specified individuals to management positions at ITC or TransCo as of the effective time of the merger.

Interests of Certain Persons in the Merger (See “The Transactions—Interests of Certain Persons in the Merger” beginning on page 151)

In considering the ITC board of directors’ determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that ITC shareholders vote in favor of the merger proposals, ITC shareholders should be aware that certain officers and directors of ITC may have certain interests in the merger and related transactions that are different from, or in addition to, the interests of ITC shareholders, see “The Transactions—Interests of Certain Persons in the Merger.” The ITC board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the acceleration of certain vesting terms under ITC’s 2006 Long Term Incentive Plan.

Except with respect to the treatment of Entergy restricted common stock, the directors and officers of Entergy and TransCo will receive no extra or special benefit that is not shared on a pro rata basis by all other Entergy shareholders in connection with the transactions. For more information on the treatment of Entergy restricted common stock, see “The Transactions—Effects of the Distribution and the Merger on Entergy Equity Awards/Plans.”

Regulatory Approvals (See “The Transactions—Regulatory Approvals” beginning on page 154, “The Merger Agreement—Antitrust Matters” beginning on page 167 and “The Merger Agreement—Efforts to Close” beginning on page 176)

As further described in this proxy statement/prospectus, to complete the separation, the distribution and the merger, there are certain filings, notices and waiting periods required in order for ITC and Entergy to obtain required authorizations, approvals and/or consents from a number of federal and state public utilities, antitrust and other regulatory authorities, including the FERC, the Nuclear Regulatory Commission, the Arkansas Public Service Commission, the Louisiana Public Service Commission, the Mississippi Public Service Commission, the Public Utility Commission of Texas, the City Council for the City of New Orleans, and the Nuclear Regulatory Commission (the “NRC”), as well as the expiration of the applicable waiting period under the HSR Act. For additional information, see “The Transactions—Regulatory Approvals.”

As further described in this proxy statement/prospectus, the merger agreement generally provides that Entergy and ITC will file all required notifications under the HSR Act with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”). The parties currently expect to make such filings no later than December 31, 2012. Each party has agreed, subject to certain limitations, to use its reasonable best efforts to obtain early termination of any waiting period under the HSR Act and supply each other, the FTC and the DOJ with any information reasonably required in connection with such filings. In addition, the merger agreement generally provides that Entergy and ITC will use their respective reasonable best efforts (as specified in the merger agreement and subject to certain exceptions specified therein) to consummate the transactions, including using reasonable best efforts to file any applications, notices, registrations, filings, reports, petitions and other documents required to be filed with any governmental authority necessary or advisable to consummate the transactions, obtain each required approval, consent, ratification, permission and waiver of authorization from governmental authorities and parties to any material contractual obligations, cooperate with and provide notice to each other and lift any restraint, injunction or other legal bar to the transactions. For additional information, see “The Merger Agreement—Antitrust Matters” and “The Merger Agreement—Efforts to Close.”

Dissenters’ Rights (See “The Transactions—Dissenters’ Rights” beginning on page 159).

Under the MBCA, each ITC shareholder who objects to the merger and complies with the provisions of the MBCA concerning the rights of ITC shareholders to dissent from the merger and require appraisal of its shares of ITC common stock and has not effectively withdrawn or lost such right as of the effective time will be entitled to such rights as are granted by the MBCA. Any payments made with respect to such dissenting shares will be made by or on behalf of ITC. If any such dissenting shareholder, at any time prior to payment for such dissenting shares, effectively withdraws or loses (through failure to perfect or otherwise) the right to payment as such dissenting shareholder, such holder will forfeit such holder’s rights as such dissenting shareholder and continue to hold the shares of ITC common stock as such holder held such shares immediately prior to the effective time of the merger. Each such dissenting shareholder who becomes entitled to payment for any such dissenting shares pursuant to the MBCA will, after such payment is made, cease to be a holder of ITC common stock for all purposes under the MBCA.

To exercise dissenters’ rights, an ITC shareholder must not vote in favor of the merger and must strictly comply with all of the procedures required under Sections 761 through 774 of the MBCA. A copy of Sections 761 through 774 of the MBCA relating to dissenters’ rights is included as Annex F to this proxy statement/prospectus.

The Financings (See “The Financings” beginning on page 163 and “The Separation Agreement—The Financings” beginning on page 193)

Entergy Exchangeable Debt. At least fourteen days prior to the debt exchange, Entergy will issue debt to one or more unrelated creditors or one or more unrelated creditors will purchase existing Entergy corporate debt, in each case, such debt is referred to as Entergy exchangeable debt. As described below, assuming that the desired private letter ruling from the IRS with respect to the financings is obtained, the amount of Entergy exchangeable debt to be issued or purchased is expected to be $575 million, but in any case will be of equal aggregate principal amount as the TransCo debt securities.

Issuance of TransCo Debt Securities. In partial consideration for the equity interests of the TransCo Subs contributed by Entergy to TransCo in the Entergy contribution, TransCo will issue to Entergy debt of TransCo, referred to as TransCo debt securities, in an aggregate principal amount, when combined with the TransCo Subs Financing, of $1.775 billion (as may be adjusted pursuant to the merger agreement), referred to as the transaction maximum principal amount. It is currently expected that the aggregate principal amount of the TransCo debt securities will be $575 million, but in any case will be of equal aggregate principal amount as the Entergy exchangeable debt.

The Debt Exchange. At the time of the separation, it is expected that Entergy will effect an exchange with the holders of the Entergy exchangeable debt for the TransCo debt securities previously issued to Entergy. In the exchange (should the exchange occur), the unrelated creditor or creditors that hold the Entergy exchangeable debt will receive the TransCo debt securities and Entergy will receive the Entergy exchangeable debt. TransCo will not receive any proceeds from the issuance of the TransCo debt securities or the debt exchange.

Working Capital Facility. At the request of ITC, Entergy will use its reasonable best efforts to cause TransCo to arrange a working capital revolving credit facility in a principal amount mutually determined by ITC and Entergy. TransCo will not draw down on the working capital facility without the consent of ITC.

TransCo Subs Financing. Entergy will use its reasonable best efforts to cause the TransCo Subs to arrange a 366-day bridge facility, referred to as the TransCo Subs Financing, based on a targeted capital structure for each TransCo Sub of 40% debt and 60% equity (provided that if the desired private letter ruling from the Internal Revenue Service with respect to the financings cannot be obtained without adjusting the principal amount of the TransCo Subs Financing, then the parties will have the right to increase or decrease the principal amount of the TransCo Subs Financing to an amount equal to the aggregate tax basis of the transmission assets). It is expected that after the merger the TransCo subs will issue first mortgage bonds to refinance the bridge facility. Assuming the desired private letter ruling from the IRS with respect to the financings is obtained, the aggregate amount of the TransCo Subs Financing is expected to be $1.2 billion. No TransCo Sub will retain any proceeds from the TransCo Subs Financing.

For more information on the contractual obligations of Entergy, TransCo and ITC with respect to the financings, see “The Separation Agreement—Financings.”

ITC Recapitalization. Prior to the merger, ITC may, in its sole discretion, elect to (i) declare a one-time special dividend payable to pre-merger ITC shareholders, (ii) effect a share repurchase of ITC common stock, or (iii) undertake a combination of a one-time special dividend and share repurchase of ITC common stock. The aggregate amount payable to ITC shareholders in connection with a one-time special dividend or share repurchase or a combination of both will not exceed $700 million. Such transactions are expected to be funded by debt securities to be issued by ITC prior to the merger. The decision regarding the form of the recapitalization remains in the sole discretion of the ITC board of directors and will be made closer to the closing of the merger.

Termination (See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 183)

The merger agreement may be terminated at any time prior to the closing date of the merger by the mutual written consent of ITC and Entergy. In addition, either Entergy or ITC may terminate the merger agreement prior to the closing date of the merger if:

•

the merger has not been completed by June 30, 2013, referred to as the outside date, which date may be extended up to six months by Entergy or ITC in circumstances where all the closing conditions except specified closing conditions have been satisfied (or are capable of being satisfied by such date);

•

the transactions are enjoined or prohibited, or if a final non-appealable order has been entered into that prohibits any material component of the transactions or would impose an ITC burdensome condition, unless the action is due to the failure of the party seeking to terminate pursuant to this provision to perform the covenants described under “The Merger Agreement—Efforts to Close; Antitrust Clearance”;

•	the ITC shareholder meeting regarding the merger proposals has been concluded and the ITC shareholders did not approve the merger proposals; or

•

upon breach or failure to perform by the other party in any material respect of any of its representations, warranties, covenants or other agreements contained in the merger agreement or the separation agreement, which gives rise to the failure of a joint condition or a condition of the other party in the merger agreement or a condition in the separation agreement and such breach or failure to perform cannot be or has not been cured prior to the earlier of 60 days after written notice of such breach or failure to perform or the outside date.

•	In addition, ITC may terminate the merger agreement if:

•

at any time prior to obtaining the ITC shareholder approval of the merger proposals, in order to enter into a written definitive agreement for an ITC superior proposal, if ITC has complied with its obligations in the merger agreement regarding an ITC change of recommendation and ITC pays to Entergy the termination fee described below; or

•

Entergy takes any action, without the prior written consent of ITC, with respect to any proposal, condition or limitation that arises in a proceeding with a governmental authority in connection with obtaining the necessary regulatory approvals to effect the migration of Entergy’s Transmission Business to an acceptable RTO, that could reasonably be expected to have a material and adverse financial or operational impact on TransCo or its subsidiaries or ITC or any of its other affiliates after the closing and which impact was not expressly contemplated in Entergy’s disclosure letter.

In addition, Entergy may terminate the agreement if:

•

ITC or any of its subsidiaries, representatives or affiliates willfully breaches in any material respect any of their non-solicitation obligations described under “The Merger Agreement—No Solicitation by ITC and Change of ITC Board Recommendation” and such breach cannot or has not been cured prior to the earlier of 10 days after written notice of such breach and the outside date;

•	if there has been an ITC change of recommendation; or

•

any law makes the completion of the transactions illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or any governmental authority takes any action permanently restraining, enjoining or otherwise prohibiting any material component of the transactions or imposing an Entergy burdensome condition and such action becomes final and non-appealable, unless the action is due to the failure of Entergy to perform the covenants described under “The Merger Agreement—Efforts to Close; Antitrust Clearance.”

Termination Fees (See “The Merger Agreement—Termination Fee” beginning on page 184)

ITC has agreed to pay Entergy a termination fee of $113,570,800 in the event that the merger agreement is terminated:

•	by Entergy if there has been an ITC change of recommendation;

•

by ITC, at any time prior to obtaining the ITC shareholder approval of the merger proposals, in order to enter into a written definitive agreement for an ITC superior proposal, if ITC has complied with its obligations in the merger agreement regarding an ITC change of recommendation; or

•

by Entergy if ITC or any of its subsidiaries, representatives or affiliates willfully breach in any material respect any of their non-solicitation obligations described under “The Merger Agreement—No Solicitation by ITC and Change of ITC Board of Directors Recommendation,” or by ITC or Entergy if the ITC shareholder meeting regarding the merger proposals has been concluded and the ITC shareholders did not approve the merger proposals; and, in either case, prior to any such termination any third party has made an ITC takeover proposal which has been publicly announced or disclosed and not publicly withdrawn or abandoned by such third party at least five business days prior to the ITC shareholders meeting and ITC has entered into an agreement to consummate or has consummated an ITC takeover transaction within 12 months of any such termination. For purposes of this provision only, “ITC takeover transaction” has the same meaning as defined under “The Merger Agreement—No Solicitation by ITC and Change of ITC Board of Directors Recommendation,” except that “15% or more” is changed to “more than 50%”.

Required Vote (See “The Special Meeting of ITC Shareholders—Required Vote” beginning on page 69)

The affirmative vote of a majority of the outstanding shares of ITC common stock entitled to vote at the special meeting is required to approve the merger agreement. The affirmative vote of a majority of the outstanding shares of ITC common stock entitled to vote at the special meeting is required to approve the proposal to amend the amended and restated articles of incorporation of ITC to increase the number of authorized shares of ITC common stock. The affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting by holders of shares of ITC common stock is required to approve the proposal to issue shares of ITC common stock pursuant to the merger agreement. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), ITC is providing its shareholders with the opportunity to approve, by non-binding, advisory vote, certain compensation payments for ITC’s named executive officers in connection with the merger, as reported in the section of this proxy statement/prospectus entitled “Advisory Vote on Merger-Related Compensation for ITC’s Named Executive Officers.” The affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting by holders of shares of ITC common stock is required to approve this merger-related executive compensation proposal. The affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting by holders of shares of ITC common stock is required to approve the proposal to permit adjournment of the special meeting.

The approval of each of the merger proposals (which are the proposal to approve the merger agreement, the amendment of the articles of incorporation proposal and the stock issuance proposal) is conditioned upon the approval of each of the other merger proposals, and the merger will not occur unless all of the merger proposals are approved.

No vote of Entergy shareholders is required or being sought in connection with either the spin-off or the split-off exchange offer, the merger or the other transactions described in this proxy statement/prospectus.

Voting by ITC Executive Officers and Directors (See “The Special Meeting of ITC Shareholders—Certain Ownership of ITC Common Stock” beginning on page 72)

As of the record date, ITC’s executive officers and directors beneficially owned [—] shares of ITC common stock, representing approximately [—]% of the shares outstanding as of such date. ITC currently expects that each of its directors and executive officers will vote their shares of ITC common stock in favor of all proposals, although none of them has entered into an agreement requiring them to do so.

Material United States Federal Income Tax Consequences of the Transactions (See “Material United States Federal Income Tax Consequences of the Transactions” beginning on page 232)

Entergy shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the separation, distribution, merger, exchange trust exchange offer and mandatory trust distribution except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of ITC common stock in the merger, exchange trust exchange offer, or mandatory trust distribution or cash, if any, received by an Entergy shareholder in addition to the shares of ITC common stock in an exchange trust exchange offer or mandatory trust distribution (other than cash received instead of fractional shares). ITC shareholders will not receive any stock or other consideration in respect of their ITC common stock pursuant to the aforementioned transactions and accordingly are not expected to realize any gain or loss as a result of such transactions (excluding any effects of the ITC $700 million recapitalization in the form of a one-time special dividend and/or share repurchase).

Risk Factors (See “Risk Factors” beginning on page 53)

ITC and Entergy shareholders should carefully consider the matters described in the section “Risk Factors,” as well as other information included in this proxy statement/prospectus and the other documents to which they have been referred.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary historical combined financial data of Entergy’s Transmission Business, summary historical consolidated financial data of ITC, summary unaudited condensed combined pro forma financial data of ITC and comparative historical and pro forma per share data of ITC are being provided to help you in your analysis of the financial aspects of the transaction. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation By Reference,” “Information on ITC,” “Information on Entergy’s Transmission Business” and “Selected Financial Statements Data.”

Summary of Historical Combined Financial Data of Entergy’s Transmission Business

Entergy’s Transmission Business’ combined statement of income data for the three years ended December 31, 2011, 2010 and 2009 and the combined balance sheet data as of December 31, 2011 and 2010 have been derived from Entergy’s Transmission Business’ audited combined financial statements, included elsewhere in this document. The summary combined financial data below is not necessarily indicative of the results that may be expected for any future period. This information is only a summary and should be read in conjunction with the financial statements of Entergy’s Transmission Business and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Entergy’s Transmission Business” thereto included elsewhere in the document.

The financial information of Entergy’s Transmission Business included in this document has been derived from the consolidated financial statements and accounting records of Entergy and reflects assumptions and allocations made by Entergy. The financial position, results of operations and cash flows of Entergy’s Transmission Business presented may be different from those that would have resulted had Entergy’s Transmission Business been operated as a stand-alone company. Additionally, the financial position, results of operations and cash flows of Entergy’s Transmission Business presented reflects its existing state and local jurisdictional rate regulation as a component of the Utility Operating Companies as compared to the FERC rate regulation expected for Entergy’s Transmission Business under ITC’s ownership. As a result, the historical financial information of Entergy’s Transmission Business is not a reliable indicator of future results. See “Risk Factors.”

	Entergy’s Transmission Business
	Year Ended December 31,
	2011	2010	2009
(In thousands)
Statement of Income Data:
Operating revenues	$652,792	$631,742	$582,847
Operating expenses	396,982	381,903	335,374

Operating income	255,810	249,839	247,473
Other expenses (income)—net	46,526	72,112	68,842

Income before income taxes	209,284	177,727	178,631
Income taxes	74,460	67,166	68,205

Net income	$134,824	$110,561	$110,426

	Entergy’s Transmission Business
	As of December 31,
	2011	2010	2009
(In thousands)			(unaudited)
Balance Sheet Data:
Total assets	$4,015,404	$3,669,588	$3,450,333
Long-term debt	—	—	—
Total equity	2,862,465	2,551,097	2,340,668

	Entergy’s Transmission Business
	Year Ended December 31,
	2011	2010	2009
(In thousands)
Statement of Cash Flows Data:
Cash provided by (used in):
Operating activities	$238,244	$278,662	$288,600
Investing activities	(415,621)	(377,781)	(268,316)
Financing activities	177,385	99,421	(20,624)
Depreciation and amortization expense	132,302	127,738	110,294
Expenditures for property, plant and equipment	(415,621)	(377,781)	(268,316)

Summary of Historical Consolidated Financial Data of ITC

ITC’s summary historical consolidated financial data presented below have been derived from, and should be read in conjunction with ITC’s consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in ITC’s Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, for the year ended December 31, 2011 (which is incorporated herein by reference). The data shown below is not necessarily indicative of results to be expected for any future period. To find where you can obtain copies of ITC’s documents that have been incorporated by reference, see “Where You Can Find More Information; Incorporation By Reference.”

	ITC
	Year Ended December 31,
	2011	2010	2009
(In thousands)
Statement of Operations Data:
Operating revenues	$757,397	$696,843	$621,015
Operating expenses (a) (b) (c) (d)	359,645	339,522	294,148

Operating income	397,752	357,321	326,867
Other expenses (income)—net	131,318	129,389	118,395

Income before income taxes	266,434	227,932	208,472
Income tax provision	94,749	82,254	77,572

Net income	$171,685	$145,678	$130,900

	ITC
	As of December 31,
	2011	2010	2009
(In thousands)
Balance Sheet Data:
Total assets	$4,823,366	$4,307,873	$4,029,716
Long-term debt	2,645,022	2,496,896	2,434,398
Total stockholders’ equity	1,258,892	1,117,433	1,011,523

	ITC
	Year Ended December 31,
	2011	2010	2009
(In thousands)
Statement of Cash Flows Data:
Cash provided by (used in):
Operating activities	$380,916	$423,333	$267,935
Investing activities	(560,195)	(388,861)	(408,962)
Financing activities	142,514	(14,216)	157,770
Depreciation and amortization expense	94,981	86,976	85,949
Expenditures for property, plant and equipment	(556,931)	(388,401)	(404,514)

(a)	The reduction in expenses for 2009 was due, in part to efforts to achieve short-term reductions in operation and maintenance expenses and general and administrative expenses to offset the impact of lower network load on cash flows and any potential revenue accrual relating to 2009.
(b)	During 2011 and 2009, we recognized $2.0 million and $10.0 million, respectively, of regulatory assets associated with the development activities of ITC Great Plains as well as certain pre-construction costs for the Kansas V-Plan and Kansas Electric Transmission Authority (“KETA”) projects. Upon initial establishment of these regulatory assets in 2011 and 2009, $1.9 million and $8.0 million, respectively, of general and administrative expenses were reversed of which $1.4 million and $5.9 million were incurred in periods prior to 2011 and 2009, respectively. No initial establishment of regulatory assets occurred in 2010 that resulted in reversal of expenses.
(c)	During 2011, we expensed external legal, advisory and financial services fees of $7.0 million relating to the Entergy transaction recorded within general and administrative expenses of which certain amounts are not expected to be deductible for income tax purposes.
(d)	In 2009, the FERC accepted the depreciation studies filed by ITCTransmission and METC that revised their depreciation rates. In 2010, the FERC accepted a depreciation study filed by ITC Midwest which revised its depreciation rates. These changes in accounting estimates resulted in lower composite depreciation rates for ITCTransmission, METC and ITC Midwest primarily due to the revision of asset service lives and cost of removal values. The revised estimate of annual depreciation expense was reflected in 2009 for ITCTransmission and METC and in 2010 for ITC Midwest.

Summary Unaudited Condensed Combined Pro Forma Financial Data

The summary unaudited condensed combined pro forma financial data presented below have been prepared by ITC and are being provided for illustrative purposes only and are not necessarily indicative of what the operating results or financial position of ITC or Entergy’s Transmission Business would have been had the transaction been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The results of operations and cash flows of the acquired business reflect its existing state and local jurisdictional rate regulation as a component of the Utility Operating Companies, as compared to the FERC rate regulation expected for Entergy’s Transmission Business under ITC’s ownership. The pro forma financial statements do not reflect the impact of transitioning Entergy’s

Transmission Business to FERC rate regulation under ITC ownership. The selected unaudited pro forma combined consolidated financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and related notes beginning on page 41 of this proxy statement/prospectus.

	For the Nine-Months Ended September 30, 2012 for Pro Forma Combined Entergy’s Transmission Business and ITC	For the Year Ended December 31, 2011 for Pro Forma Combined Entergy’s Transmission Business and ITC
(In thousands, except per share data)
Statement of Operations Data:
Operating revenues	$1,113,898	$1,410,189
Operating income	537,543	677,163
Net income	231,456	291,158

Other Data (a):
Net income per share of common stock, basic	$2.23	$2.81
Net income per share of common stock, diluted	2.21	2.79
Weighted-average shares of common stock outstanding, basic	103,983,366	103,525,014
Weighted-average shares of common stock outstanding, diluted	104,750,094	104,320,730

Balance Sheet Data (at period end):
Cash and cash equivalents	$70,026
Total assets	11,703,895
Long-term debt	4,921,674
Total stockholders’ equity	3,972,947

(a)	The share and per share information is based on the $700 million recapitalization taking the form of a one-time special dividend to ITC’s pre-merger shareholders. Refer to “The Financings—ITC Recapitalization” for more information regarding the recapitalization and Note 6, “Common Stock Shares Outstanding” within the Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements for the share and per share impact of the $700 million recapitalization in the form of a share repurchase of ITC common stock from its shareholders.

Comparative Historical and Pro Forma Per Share Data

The following tables set forth historical and pro forma per share data of ITC. The ITC historical data have been derived from, and should be read in conjunction with, the audited consolidated financial statements of ITC and the related notes thereto included in ITC’s Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, for the year ended December 31, 2011 and the unaudited financial statements of ITC and related notes thereto included in ITC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, each of which is incorporated by reference into this document.

This summary of comparative historical and pro forma per share data is being provided for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the transaction been completed during the period presented, nor are they necessarily indicative of any future results. ITC and Entergy’s Transmission Business may have performed differently had the transaction occurred prior to the period presented. The results of operations and cash flows of the acquired business reflect its existing state and local jurisdictional rate regulation as a component of the Utility Operating Companies, as compared to the FERC rate regulation expected for Entergy’s Transmission Business under ITC’s ownership. The pro forma financial statements do not reflect the impact of transitioning Entergy’s Transmission Business to FERC rate regulation under ITC ownership. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had ITC and Entergy’s Transmission Business been combined during the period presented or of the future results of ITC following the transaction.

The following table presents certain historical and pro forma per share data for ITC:

	As of and for the Nine Months		As of and for the Year
	Ended September 30, 2012		Ended December 31, 2011
	Historical	Pro Forma (a)	Historical	Pro Forma (a)
	(unaudited)			(unaudited)
ITC:
Earnings Per Share Data:
Basic	$2.72	$2.23	$3.36	$2.81
Diluted	$2.68	$2.21	$3.31	$2.79

Weighted-average common stock outstanding:
Basic	50,748,257	103,983,366	50,289,905	103,525,014
Diluted	51,502,694	104,750,094	51,078,823	104,320,730
Book value per share of common stock	$26.59	$38.21	$25.03
Cash dividends declared per share of common stock	$1.0825	$1.0825	$1.375	$1.375

(a)	The share and per share information is based on the $700 million recapitalization taking the form of a one-time special dividend to ITC’s pre-merger shareholders. Refer to “The Financings—ITC Recapitalization” for more information regarding the recapitalization and Note 6, “Common Stock Shares Outstanding” within the Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements for the share and per share impact of the $700 million recapitalization in the form of a share repurchase of ITC common stock from its shareholders.

HISTORICAL MARKET PRICE DATA AND DIVIDEND INFORMATION

Historical Market Price Data

Historical market price data for TransCo has not been presented because TransCo is currently a wholly-owned subsidiary of Entergy and its equity interests are not publicly traded.

ITC common stock is listed and traded on the NYSE under the symbol “ITC.” The following table sets forth, for the periods indicated, the high and low sales prices per share of ITC common stock, as reported on the NYSE. In addition, the table also sets forth the quarterly cash dividends per share declared by ITC with respect to its common stock. On [—], 2012, the last practicable trading day prior to the date of this proxy statement/prospectus, there were [—] shares of ITC common stock outstanding.

	ITC
	High	Low		Dividends Declared
Calendar Year Ended December 31, 2010
First Quarter	$56.04	$50.75		$0.3200
Second Quarter	$56.66	$21.80	(a)	$0.3200
Third Quarter	$63.89	$51.65		$0.3350
Fourth Quarter	$63.17	$59.77		$0.3350

Calendar Year Ended December 31, 2011
First Quarter	$70.28	$61.76		$0.3350
Second Quarter	$74.67	$67.46		$0.3350
Third Quarter	$78.89	$64.88		$0.3525
Fourth Quarter	$81.90	$70.00		$0.3525

Calendar Year Ended December 31, 2012
First Quarter	$78.51	$71.65		$0.3525
Second Quarter	$78.86	$66.30		$0.3525
Third Quarter	$75.87	$69.10		$0.3775
Fourth Quarter (through November 30, 2012)	$79.62	$74.95		$0.3775

(a)	The low sales price per share for the quarter ended June 30, 2010 occurred on May 6, 2010, the day when security prices on the NYSE experienced an intraday decline of over 1,000 points within a few minutes before partially recovering. Excluding the sales price per share that occurred on May 6, 2010, the lowest sales price per share for the quarter ended June 30, 2010 was $47.45.

The following table presents the last reported sale price of a share of ITC common stock, as reported on the NYSE on December 2, 2011, the last full trading day prior to the public announcement of the proposed transactions, and on [—], 2012, the last practicable trading day prior to the date of this proxy statement/prospectus:

	ITC
December 2, 2011		$73.78
[—], 2012	$	[—]

Dividend Policy

The declaration and payment of dividends is subject to the discretion of the ITC board of directors and depends on various factors, including ITC’s net income, financial condition, cash requirements, future prospects and other factors deemed relevant by the ITC board of directors. The debt agreements to which ITC is a party contain financial covenants that could limit ITC’s ability to pay dividends, as well as covenants that prohibit ITC from paying dividends if ITC is in default under its revolving credit facilities. The ITC board of directors intends to adjust the dividend rate from time to time, subject to prevailing business conditions, applicable restrictions on dividend payments, the availability of capital resources and ITC’s investment opportunities.

In connection with the transactions, prior to closing the merger, ITC expects to effectuate a $700 million recapitalization, which may take the form of a one-time special dividend to ITC’s pre-merger shareholders, a repurchase of ITC common stock from the ITC shareholders, or a combination of a one-time special dividend and a share repurchase. The decision regarding the form of the recapitalization remains in the sole discretion of the ITC board of directors and will be made closer to the closing of the merger.

Following the date of the merger agreement and prior to the effective time of the merger, ITC will not pay any dividends with respect to any shares of its capital stock other than (i) quarterly cash dividends not to exceed the amounts set forth on ITC’s confidential disclosure letter, declared and paid in the ordinary course and with record dates and payment dates consistent with past practice, (ii) dividends payable by a wholly owned subsidiary of ITC to ITC or another wholly owned subsidiary and (iii) if elected, a one-time special dividend to ITC’s pre-merger shareholders in accordance with the merger agreement.

For more information on ITC’s dividend policy, see “The Transactions—ITC’s Dividend Policy and $700 Million Recapitalization.”

SELECTED FINANCIAL STATEMENT DATA

Selected Historical Combined Financial Data of Entergy’s Transmission Business

Entergy’s Transmission Business’ selected combined statement of income data for the three years ended December 31, 2011, 2010 and 2009 and combined balance sheet data as of December 31, 2011 and 2010 have been derived from Entergy’s Transmission Business’ audited combined financial statements, included elsewhere in this proxy statement/prospectus. Entergy’s Transmission Business’ selected combined balance sheet data as of December 31, 2009, 2008, and 2007 and its selected statements of income data presented below for the years ended December 31, 2008 and 2007 have been derived from Entergy’s Transmission Business’ historical accounting records, which are unaudited and are not included in this proxy statement/prospectus. Entergy’s Transmission Business’ selected combined statement of income data for the nine months ended September 30, 2012 and 2011 and selected combined balance sheet data as of September 30, 2012 have been derived from Entergy’s Transmission Business’ unaudited condensed combined financial statements, included elsewhere in this proxy statement/prospectus. The selected historical combined financial data below is not necessarily indicative of the results that may be expected for any future period. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Entergy’s Transmission Business” and the financial statements of Entergy’s Transmission Business and the notes thereto included elsewhere in this proxy statement/prospectus.

The financial information of Entergy’s Transmission Business included in this proxy statement/prospectus has been derived from the financial statements and accounting records of Entergy and reflects assumptions and allocations made by Entergy. The financial position, results of operations and cash flows of Entergy’s Transmission Business presented may be different from those that would have resulted had Entergy’s Transmission Business been operated as a stand-alone company. Additionally, the financial position, results of operations and cash flows of Entergy’s Transmission Business presented reflect its existing state and local jurisdictional rate regulation as a component of the Utility Operating Companies, as compared to the FERC rate regulation expected for Entergy’s Transmission Business under ITC’s ownership. As a result, the historical financial information of Entergy’s Transmission Business is not a reliable indicator of future results. See “Risk Factors.”

	Entergy’s Transmission Business
	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
(In thousands)	(unaudited)					(unaudited)	(unaudited)
Statement of Income Data:
Operating revenues	$498,942	$505,721	$652,792	$631,742	$582,847	$569,507	$569,998
Operating expenses
Operation and maintenance	167,226	159,727	218,929	212,113	186,734	189,959	168,151
Depreciation and amortization	108,286	97,966	132,302	127,738	110,294	97,287	94,908
Taxes other than income taxes	37,670	34,148	45,751	42,052	38,346	36,473	33,668

Total operating expenses	313,182	291,841	396,982	381,903	335,374	323,719	296,727

Operating income	185,760	213,880	255,810	249,839	247,473	245,788	273,271
Other expenses (income)
Interest expense	59,959	47,003	63,247	79,041	79,734	70,782	59,415
Allowance for equity funds used during construction	(8,112)	(7,714)	(15,122)	(8,388)	(6,195)	(8,439)	(11,894)
Other expense (income)	(1,069)	(1,907)	(1,599)	1,459	(4,697)	(12,921)	(2,608)

Total other expenses (income)	50,778	37,382	46,526	72,112	68,842	49,422	44,913

Income before income taxes	134,982	176,498	209,284	177,727	178,631	196,366	228,358
Income taxes	41,007	65,593	74,460	67,166	68,205	72,265	84,362

Net income	$93,975	$110,905	$134,824	$110,561	$110,426	$124,101	$143,996

	Entergy’s Transmission Business
	As of September 30,		As of December 31,
	2012	2011	2010	2009	2008	2007
(In thousands)	(unaudited)			(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data:
Property, plant and equipment—net	$3,885,501	$3,666,387	$3,369,025	$3,134,123	$2,981,331	$2,825,203
Total assets	$4,250,604	$4,015,404	$3,669,588	$3,450,333	$3,308,492	$3,160,214
Long-term debt	—	—	—	—	—	—

Selected Consolidated Historical Financial Data of ITC

The selected consolidated financial data presented below have been derived from, and should be read together with, ITC’s consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Financial Data” sections included in ITC’s Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, for the year ended December 31, 2011 and in ITC’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2012, which are incorporated by reference into this proxy statement/prospectus. The summary consolidated financial data below is not necessarily indicative of the results that may be expected for any future period. To find out where you can obtain copies of ITC’s documents that have been incorporated by reference, see “Where You Can Find More Information; Incorporation By Reference.”

	ITC (a)
	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
(In thousands)	(unaudited)
Statement of Operations Data:
Operating revenues	$608,889	$555,787	$757,397	$696,843	$621,015	$617,877	$426,249
Operating expenses
Operation and maintenance (b)	90,314	92,486	129,288	126,528	95,730	113,818	81,406
General and administrative (b) (c) (d)	78,791	54,915	82,790	78,120	69,231	81,296	62,089
Depreciation and amortization (e)	78,453	70,338	94,981	86,976	85,949	94,769	67,928
Taxes other than income taxes (f)	44,186	39,620	53,430	48,195	43,905	41,180	33,340
Other operating income and expense—net	(586)	(611)	(844)	(297)	(667)	(809)	(688)

Total operating expenses	291,158	256,748	359,645	339,522	294,148	330,254	244,075

Operating income	317,731	299,039	397,752	357,321	326,867	287,623	182,174
Other expenses (income)
Interest expense	116,918	110,002	146,936	142,553	130,209	122,234	81,863
Allowance for equity funds used during construction	(15,800)	(12,078)	(16,699)	(13,412)	(13,203)	(11,610)	(8,145)
Loss on extinguishment of debt	—	—	—	—	1,263	—	349
Other income	(2,171)	(2,136)	(2,881)	(2,340)	(2,792)	(3,415)	(3,457)
Other expense	2,473	3,063	3,962	2,588	2,918	3,944	1,618

Total other expenses (income)	101,420	98,851	131,318	129,389	118,395	111,153	72,228

Income before income taxes	216,311	200,188	266,434	227,932	208,472	176,470	109,946
Income tax provision (f)	76,691	71,166	94,749	82,254	77,572	67,262	36,650

Net income	$139,620	$129,022	$171,685	$145,678	$130,900	$109,208	$73,296

	ITC (a)
	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(unaudited)
Basic earnings per share	$2.72	$2.52	$3.36	$2.89	$2.62	$2.22	$1.72
Diluted earnings per share	$2.68	$2.49	$3.31	$2.84	$2.58	$2.18	$1.68
Weighted-average basic shares	50,748,257	50,192,675	50,289,905	49,526,580	49,196,470	48,592,534	42,298,478
Weighted-average diluted shares	51,502,694	50,974,142	51,078,823	50,398,039	50,077,433	49,627,887	43,454,115
Dividends declared per share	$1.0825	$1.0225	$1.3750	$1.3100	$1.2500	$1.1900	$1.1300

	ITC (a)
	As of September 30,		As of December 31,
	2012	2011	2011	2010	2009	2008	2007
(In thousands)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$30,026	$48,327	$58,344	$95,109	$74,853	$58,110	$2,616
Working capital (deficit)	(785,818)	(2,413)	(113,939)	69,338	147,335	1,095	(30,370)
Property, plant and equipment—net	3,967,190	3,221,523	3,415,823	2,872,277	2,542,064	2,304,386	1,960,433
Total assets	5,381,172	4,632,859	4,823,366	4,307,873	4,029,716	3,714,565	3,213,297
Long-term debt:
ITC Holdings	1,193,008	1,459,493	1,459,599	1,459,178	1,458,757	1,327,741	1,687,193
Regulated Operating Subsidiaries	1,213,666	1,117,912	1,185,423	1,037,718	975,641	920,512	556,231

Total long-term debt	2,406,674	2,577,405	2,645,022	2,496,896	2,434,398	2,248,253	2,243,424
Total stockholders’ equity	1,349,209	1,206,002	1,258,892	1,117,433	1,011,523	929,063	563,075

	ITC (a)
	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
(In thousands)	(unaudited)
Other Data:
Expenditures for property, plant and equipment	$637,386	$388,402	$556,931	$388,401	$404,514	$401,840	$287,170
Interest paid (net of interest capitalized)	112,040	126,481	142,101	135,771	125,254	102,149	73,489
Income taxes paid	26,024	23,010	34,127	8,844	1,971	2,012	2,058

(a)	ITC Midwest’s results of operations, cash flows and balances are included for the periods presented subsequent to its acquisition of the electric transmission assets of Interstate Power and Light on December 20, 2007.
(b)	The reduction in expenses for 2009 compared to 2008 was due in part to efforts to achieve short-term reductions in operation and maintenance expenses and general and administrative expenses to offset the impact of lower network load on cash flows and any potential revenue accrual relating to 2009.

(c)	During 2011 and 2009, we recognized $2.0 million and $10.0 million, respectively, of regulatory assets associated with the development activities of ITC Great Plains as well as certain pre-construction costs for the Kansas V-Plan and Kansas Electric Transmission Authority (“KETA”) projects. Upon initial establishment of these regulatory assets in 2011 and 2009, $1.9 million and $8.0 million, respectively, of general and administrative expenses were reversed of which $1.4 million and $5.9 million were incurred in periods prior to 2011 and 2009, respectively. No initial establishment of regulatory assets occurred in 2010 that resulted in a reversal of expenses.
(d)	During 2011 and the nine months ended September 30, 2012, we expensed external legal, advisory and financial services fees of $7.0 million and $12.1 million, respectively, relating to the Entergy transaction recorded primarily within general and administrative expenses of which certain amounts are not expected to be deductible for income tax purposes.
(e)	In 2009, the FERC accepted the depreciation studies filed by ITCTransmission and METC that revised their depreciation rates. In 2010, the FERC accepted a depreciation study filed by ITC Midwest which revised its depreciation rates. These changes in accounting estimates resulted in lower composite depreciation rates for ITCTransmission, METC and ITC Midwest primarily due to the revision of asset service lives and cost of removal values. The revised estimate of annual depreciation expense was reflected in 2009 for ITCTransmission and METC and in 2010 for ITC Midwest.
(f)	The increase in the income tax provision for 2008 compared to 2007 was due in part to the implementation of the Michigan Business Tax, which was in effect from 2008 through 2011 and was accounted for as an income tax, compared to the Michigan Single Business Tax in effect prior to 2008 that was accounted for as a tax other than income tax.

Selected Unaudited Pro Forma Condensed Combined Consolidated Information

The unaudited pro forma condensed combined consolidated financial statements (which we refer to as the pro forma financial statements) combine the historical consolidated financial statements of ITC and the historical combined financial statements of Entergy’s Transmission Business to illustrate the effect of the merger. The pro forma financial statements were based on and should be read in conjunction with:

•	accompanying notes to the unaudited pro forma financial statements;

•

ITC’s consolidated financial statements for the year ended December 31, 2011 and as of and for the nine months ended September 30, 2012 and the notes relating thereto, incorporated herein by reference; and

•

Entergy’s Transmission Business’s combined financial statements for the year ended December 31, 2011 and as of and for the nine months ended September 30, 2012 and the notes relating thereto included in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated statement of operations (which we refer to as the pro forma statement of operations) for the year ended December 31, 2011 and for the nine months ended September 30, 2012, give effect to the merger as if it occurred on January 1, 2011. The unaudited pro forma condensed consolidated balance sheet (which we refer to as the pro forma balance sheet) as of September 30, 2012, gives effect to the merger as if it occurred on September 30, 2012.

The pro forma financial statements have been presented for informational purposes only and are not indicative of the operating results or financial position that would have occurred if the merger had been consummated on the dates indicated, nor are indicative of any future operating results or financial position of the combined business. The results of operations and cash flows of the acquired business reflect its existing state and local jurisdictional rate regulation as a component of the Utility Operating Companies, as compared to the FERC rate regulation expected for Entergy’s Transmission Business under ITC’s ownership. The pro forma financial statements do not reflect the impact of transitioning Entergy’s Transmission Business to FERC rate regulation under ITC ownership.

The merger has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

ITC AND ENTERGY’S TRANSMISSION BUSINESS

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of September 30, 2012

	ITC (Historical) (a)	Entergy’s Transmission Business (Historical) (a)	Adjustments to Entergy’s Transmission Business (b)		As Adjusted Entergy’s Transmission Business	Acquisition and Related Pro Forma Adjustments (c)		Pro Forma Combined (d)
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$30,026	$1,319	$(1,319	)(e)	—	40,000	(f)	$70,026
Accounts receivable	94,863	28,163	(28,163	)(e)	—	60,848	(g)	155,711
Inventory	33,876	36,267			36,267			70,143
Deferred income taxes	21,045	—			—			21,045
Regulatory assets—revenue accruals, including accrued interest	7,267	—			—			7,267
Prepaid and other current assets	9,935	—			—			9,935

Total current assets	197,012	65,749	(29,482)		36,267	100,848		334,127
Property, plant and equipment (net)	3,967,190	3,885,501	(54,459	)(e)	3,831,042			7,798,232
Other assets
Goodwill	950,163	38,494	(38,494	)(g)	—	2,120,481	(g)	3,070,644
Intangible assets (net)	45,334	—	—		—	—		45,334
Other regulatory assets	171,057	254,986	(47,333	)(d)	207,653			378,710
Deferred financing fees (net)	19,593	—	13,500	(e)	13,500	7,058	(f)	40,151
Other	30,823	5,874	—		5,874	—		36,697

Total other assets	1,216,970	299,354	(72,327)		227,027	2,127,539		3,571,536

Total assets	$5,381,172	$4,250,604	$(156,268)		$4,094,336	$2,228,387		$11,703,895

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$102,530	$54,105	$(6,553	)(e)	$47,552			$150,082
Accrued payroll	15,721	10,905			10,905			26,626
Accrued interest	43,395	—			—			43,395
Accrued taxes	18,370	35,869	(35,869	)(e)	—			18,370
Regulatory liabilities—revenue deferrals, including accrued interest	51,836	—			—			51,836
Refundable deposits from generators for transmission network upgrades	48,041	—			—			48,041
Debt maturing within one year	651,897	—			—			651,897
Other	51,040	7,877			7,877	7,058	(f)	96,886
						30,911	(h)

Total current liabilities	982,830	108,756	(42,422)		66,334	37,969		1,087,133
Accrued pension and other postretirement liabilities	44,299	99,244	(29,979	)(e)	69,265			113,564
Deferred income taxes	432,677	949,287	(31,821	)(e)	917,466	(12,658	)(i)	1,337,485
Regulatory liabilities—revenue deferrals, including accrued interest	68,324	—			—			68,324
Regulatory liabilities—accrued asset removal costs	79,492	66,213			66,213			145,705
Refundable deposits from generators for transmission network upgrades	5,241	—			—			5,241
Other	12,426	39,396			39,396			51,822
Long-term debt	2,406,674	—	1,775,000	(f)	1,775,000	740,000	(f)	4,921,674
Stockholders’ equity
Common stock	955,258	—			—	3,347,246	(j)	3,993,755
						(308,749	)(m)
Net parent investment	—	2,990,141	(1,829,479	)(n)	1,160,662	(1,160,662	)(n)	—
Retained earnings	414,759	—			—	(23,508	)(l)	—
						(391,251	)(m)
Accumulated other comprehensive loss	(20,808)	(2,433)	2,433	(k)				(20,808)

Total stockholders’ equity	1,349,209	2,987,708	(1,827,046)		1,160,662	1,463,076		3,972,947

Total liabilities and stockholders’ equity	$5,381,172	$4,250,604	$(156,268)		$4,094,336	$2,228,387		$11,703,895

See notes to the unaudited pro forma condensed combined consolidated financial statements.

ITC AND ENTERGY’S TRANSMISSION BUSINESS

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2012

	ITC (Historical) (a)	Entergy’s Transmission Business (Historical) (a)	Adjustments to Entergy’s Transmission Business (b)		As Adjusted Entergy’s Transmission Business	Acquisition and Related Pro Forma Adjustments (c)		Pro Forma Combined (d)
(In thousands, except share and per share data)
Operating revenues	$608,889	$498,942	$6,067	(i)	$505,009			$1,113,898
Operating expenses
Operation and maintenance	90,314	95,188			95,188			185,502
General and administrative	78,791	72,038	(7,072	)(e)	64,966	(12,089	)(h)	131,668
Depreciation and amortization	78,453	108,286	(8,824	)(e)	99,462			177,915
Taxes other than income taxes	44,186	37,670			37,670			81,856
Other operating income and expense—net	(586)	—			—			(586)

Total operating expenses	291,158	313,182	(15,896)		297,286	(12,089)		576,355
Operating income	317,731	185,760	21,963		207,723	12,089		537,543
Other expenses (income)
Interest expense	116,918	59,959	(5,668	)(f)	54,291	28,557	(f)	199,766
Allowance for equity funds used during construction	(15,800)	(8,112)			(8,112)			(23,912)
Other income	(2,171)	(2,164)			(2,164)			(4,335)
Other expense	2,473	1,095			1,095			3,568

Total other expenses (income)	101,420	50,778	(5,668)		45,110	28,557		175,087

Income before income taxes	216,311	134,982	27,631		162,613	(16,468)		362,456
Income tax provision	76,691	41,007	19,066	(i)	60,073	(5,764	)(i)	131,000

Net income	$139,620	$93,975	$8,565		$102,540	$(10,704)		$231,456

Weighted-average shares of common stock outstanding (Note 6):
Basic	50,748,257							103,983,366
Diluted	51,502,694							104,750,094

Basic earnings per common share (Note 6)	$2.72							$2.23
Diluted earnings per common share (Note 6)	$2.68							$2.21

See notes to the unaudited pro forma condensed combined consolidated financial statements.

ITC AND ENTERGY’S TRANSMISSION BUSINESS

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2011

	ITC (Historical) (a)	Entergy’s Transmission Business (Historical) (a)	Adjustments to Entergy’s Transmission Business (b)		As Adjusted Entergy’s Transmission Business	Acquisition and Related Pro Forma Adjustments (c)			Pro Forma Combined (d)
(In thousands, except share and per share data)
Operating revenues	$757,397	$652,792			$652,792	$			$1,410,189
Operating expenses
Operation and maintenance	129,288	133,949			133,949				263,237
General and administrative	82,790	84,980	(5,152	)(e)	79,828		(7,000	)(h)	155,618
Depreciation and amortization	94,981	132,302	(11,449	)(e)	120,853				215,834
Taxes other than income taxes	53,430	45,751			45,751				99,181
Other operating income and expense—net	(844)	—			—				(844)

Total operating expenses	359,645	396,982	(16,601)		380,381		(7,000)		733,026
Operating income	397,752	255,810	16,601		272,411		7,000		677,163
Other expenses (income)
Interest expense	146,936	63,247	9,141	(f)	72,388		38,076	(f)	257,400
Allowance for equity funds used during construction	(16,699)	(15,122)			(15,122)				(31,821)
Other income	(2,881)	(2,741)			(2,741)				(5,622)
Other expense	3,962	1,142			1,142				5,104

Total other expenses (income)	131,318	46,526	9,141		55,667		38,076		225,061

Income before income taxes	266,434	209,284	7,460		216,744		(31,076)		452,102
Income tax provision	94,749	74,460	2,611	(i)	77,071		(10,876	)(i)	160,944

Net income	$171,685	$134,824	$4,849		$139,673		$(20,200)		$291,158

Weighted-average shares of common stock outstanding (Note 6):
Basic	50,289,905								103,525,014
Diluted	51,078,823								104,320,730
Basic earnings per common share (Note 6)	$3.36								$2.81
Diluted earnings per common share (Note 6)	$3.31								$2.79

See notes to the unaudited pro forma condensed combined consolidated financial statements.

ITC AND ENTERGY’S TRANSMISSION BUSINESS NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Description of the Merger

As of December 4, 2011, Entergy and ITC executed definitive agreements under which Entergy will separate and then merge its electric transmission business with a wholly-owned subsidiary of ITC.

Entergy’s Transmission Business consists of the Entergy transmission system, which comprises over 15,800 circuit miles of 69kV to 500kV transmission lines and 1,500 substations over a 114,000-square mile service territory. The Entergy transmission system spans portions of Arkansas, Louisiana, Mississippi, Missouri and Texas.

The terms of the transaction agreements call for Entergy to separate its electric transmission business into a newly-formed entity, TransCo, and TransCo’s subsidiaries, and distribute the equity interests in TransCo (excluding any equity interests in TransCo to be contributed to an exchange trust in the event Entergy makes the exchange trust election) to Entergy’s shareholders in the form of a tax-free spin-off or split-off exchange offer or a combination of both. TransCo will then merge with a newly-created merger subsidiary of ITC in an all-stock, Reverse Morris Trust transaction, and will survive the merger as a wholly owned subsidiary of ITC. Prior to the merger, under the terms of the merger agreement, ITC may, in ITC’s sole discretion, elect to (i) pay a $700 million one-time special dividend to its pre-merger shareholders, (ii) repurchase $700 million of ITC common stock or (iii) undertake a combination of both (not to exceed $700 million in the aggregate). Such election is referred to as the ITC recapitalization. The ITC recapitalization is expected to be funded by approximately $740 million of debt securities issued by ITC prior to the merger with the remaining $40 million to be used for general corporate purposes and payment of transaction-related costs. As a result of and immediately following the merger, Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately 50.1% of ITC common stock on a “fully diluted basis,” and existing ITC shareholders will collectively own approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. In addition, Entergy will receive senior securities of TransCo and gross cash proceeds from indebtedness that will be incurred by TransCo and its subsidiaries prior to the merger in an aggregate amount of $1.775 billion. This indebtedness will be assumed by ITC. Entergy expects that these proceeds will be used to reduce outstanding Entergy or Utility Operating Company debt or for other corporate purposes.

Upon completion of the merger, Entergy equity-based awards held by employees of Entergy’s Transmission Business will generally convert to equivalent ITC equity-based awards, after giving effect to an equity exchange ratio. As defined in the employee matters agreement, the equity exchange ratio is defined as the quotient of (i) the per share closing trading price of Entergy common stock trading in the “Regular Way” trading market on the NYSE on the day before the distribution date and (ii) the per share closing trading price of ITC common stock trading on the NYSE on the closing date of the merger. For purposes of the per share trading prices for the pro forma financial statements, November 23, 20124 has been used as both the distribution and closing date.

Completion of the merger is expected in 2013 subject to the satisfaction of specified closing conditions, including the necessary approvals of Entergy’s retail regulators, the FERC and ITC’s shareholders. There can be no assurance the merger will be consummated. See “Risk Factors.”

[4]	November 23, 2012 share price was used as a reasonable date prior to the filing of the Form S-4 Registration Statement. The share price will be updated with each subsequent Form S-4 amendment based on a reasonable recent date prior to the filing.

Note 2.    Basis of Pro Forma Presentation

The pro forma financial statements were derived from historical consolidated financial statements of ITC and the historical combined financial statements of Entergy’s Transmission Business. Certain reclassifications have been made to Entergy’s Transmission Business’ financial statements to conform to ITC’s historical presentation.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the combined results. The pro forma financial statements reflect the impact of:

•	the assets and liabilities of Entergy’s Transmission Business that will not be transferred to ITC pursuant to the separation agreement;

•

the issuance of 52,772,253 shares of ITC common stock to the shareholders of Entergy in connection with the merger and the issuance of 140,430 shares of ITC common stock as replacement awards for Entergy equity-based awards held by employees of Entergy’s Transmission Business;

•	the additional indebtedness to be incurred with the related financing transactions;

•

the recapitalization which will take the form of one of the following: (i) a one-time special dividend payable to pre-merger ITC shareholders or (ii) a share repurchase of ITC common stock, or (iii) a combination of a one-time special dividend and share repurchase of ITC common stock; and

•	other adjustments described in the notes to this section.

The following matters have not been reflected in the pro forma financial statements as they do not meet the aforementioned criteria:

•

Fair value adjustments for assets or liabilities subject to rate-setting provisions for Entergy’s regulated entities operating Entergy’s Transmission Business. These operations are subject to the rate-setting authority of the FERC and other local regulators. The rate-setting and cost recovery provisions currently in place for Entergy’s Transmission Business regulated operations provide revenues derived from costs including a return on investment of assets and liabilities included in rate base. The fair values of Entergy’s Transmission Business assets and liabilities subject to these rate-setting provisions approximate their carrying values and therefore the pro forma financial statements do not reflect any net adjustments related to these amounts.

•

Cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the merger. The timing and effect of actions associated with integration are currently uncertain.

•

Adjustments to the operating expenses recorded in Entergy’s Transmission Business’ historical financial statements associated with Entergy’s MISO integration of $4.8 million and $7.0 million for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.

•

The $75.0 million aggregate principal amount of 3.98% Senior Secured Notes due 2042 issued by METC on October 26, 2012, the proceeds of which were used to repay borrowings under its revolving credit agreement, partially fund capital expenditures and for general corporate purposes and was unrelated to the transaction financings.

The transaction is being accounted for using the acquisition method of accounting for business combinations with ITC as the acquirer for accounting purposes. Accordingly, ITC’s cost to acquire Entergy’s Transmission Business will be allocated to the assets acquired and the liabilities assumed based upon their respective fair values on the date the merger is completed. Under the acquisition method of accounting, the total estimated consideration transferred is allocated to Entergy’s Transmission Business’ net tangible and intangible assets and liabilities based on their estimated fair values as of the date of consummation of the merger. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. See Note 4 “Estimated Consideration Transferred and Preliminary Allocation of Consideration Transferred” below for the estimate of the consideration transferred allocation.

Note 3.    Significant Accounting Policies

Based upon ITC’s initial review of the summary of significant accounting policies for Entergy’s Transmission Business, as disclosed in the notes to the combined financial statements included in this proxy statement/prospectus, as well as preliminary discussions with the management of Entergy’s Transmission Business, the pro forma combined consolidated financial statements assume there will be no significant adjustments necessary to conform Entergy’s Transmission Business’ accounting policies to ITC’s accounting policies. Upon completion of the merger and a more comprehensive comparison and assessment, differences may be identified that would necessitate changes to Entergy’s Transmission Business’ future accounting policies and such changes could result in material differences in future reported results of operations and financial position for Entergy’s Transmission Business’ operations as compared to historically reported amounts.

Note 4.    Estimated Consideration Transferred and Preliminary Allocation of Consideration Transferred

Entergy shareholders (and, if applicable, the exchange trust) are to receive approximately 50.1% of ITC’s common stock on a “fully diluted basis” in connection with the merger. In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. The preliminary consideration transferred was computed using the number of shares of ITC common stock outstanding as of September 30, 2012, adjusted for the 50.1% ownership of Entergy as follows (dollars in thousands):

	Number of Shares/Awards Issued	Total Estimated Fair Value
Issuance of ITC common stock to Entergy’s shareholders	52,772,253	$3,340,706
Issuance of ITC equity awards to replace existing earned equity awards of Entergy’s Transmission Business	140,430	1,285
Transactional cash (Note 5(g))		(60,848)

Total estimated consideration transferred		$3,281,143

	Preliminary Allocation of Consideration Transferred
Current assets	$36,267
Property, plant and equipment	3,831,042
Goodwill	2,120,481
Other long-term assets, excluding goodwill	227,027

Total assets	6,214,817
Current liabilities	66,334
Deferred credits and other liabilities	1,092,340
Long-term debt (assumed by ITC—Note 5(f))	1,775,000

Total liabilities	2,933,674

Total estimated consideration transferred	$3,281,143

The estimated fair value of the shares of ITC common stock issued to Entergy shareholders of $63.30 per share was based on the number of shares issued multiplied by the closing price of ITC common stock ($76.89 on November 23, 2012), adjusted by $13.59 per share for the effects of the $700 million one-time special dividend as described in Note 1, “Description of the Merger”, as if that dividend were paid on ITC’s outstanding shares of common stock at September 30, 2012 that were eligible for dividends. For purposes of these pro forma financial statements, it has been assumed that the ITC recapitalization will take the form of a one-time special dividend. Additionally, the preliminary consideration transferred reflects the total estimated fair value of Entergy’s Transmission Business’ share-based compensation awards outstanding as of September 30, 2012, converted to ITC common shares based on the equity exchange ratio (described in Note 5(j), Common Stock below). If ITC were to effectuate its recapitalization in the form of a repurchase of ITC common stock outstanding prior to the closing date instead of the one-time special dividend as described above, the total estimated consideration transferred would be the same amount, $3,281.1 million, assuming the share repurchase was effectuated at the closing price of ITC common stock of $76.89 on November 23, 2012 multiplied by the number of shares expected to be issued after the $700 million repurchase.

The final allocation of the consideration transferred will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Entergy’s Transmission Business’ assets and liabilities as of the date of consummation of the merger. Accordingly, the final acquisition accounting adjustments may be materially different from the pro forma adjustments presented in this document.

The consideration transferred will fluctuate with the market price of ITC’s common stock until it is reflected on an actual basis when the merger is completed. An increase or decrease of 17% in ITC’s common share price from the price used above would increase or decrease the consideration transferred by approximately $575.6 million. Assessing sensitivity at 17% rate of change is consistent with the differential between the most recent 52-week high and low closing prices of ITC’s common stock.

Note 5.    Pro Forma Adjustments to Financial Statements

The pro forma adjustments included in the pro forma financial statements are as follows:

(a) ITC and Entergy’s Transmission Business historical presentation—Certain financial statement line items or components of financial statement line items included in Entergy’s Transmission Business historical presentation have been reclassified to conform to ITC’s historical presentation. These reclassifications had no impact on the historical operating income, net income or total equity reported by Entergy’s Transmission Business. The adjustments to total assets and liabilities were not material to Entergy’s Transmission Business’ balance sheet.

(b) Adjustments to Entergy's Transmission Business—Pursuant to the separation agreement, certain adjustments are required to accurately reflect the assets acquired and liabilities assumed of Entergy’s Transmission Business, including the issuance of long-term debt by Entergy’s Transmission Business to be assumed. These adjustments to Entergy’s Transmission Business financial information are described in Note 5(e) Assets and Liabilities Not Transferred and Note 5(f) Debt below.

(c) Acquisition and Related Pro Forma Adjustments—Adjustments were made to ITC’s historical financial information in addition to the “As Adjusted Entergy’s Transmission Business” financial information. These adjustments reflect the effects of the acquisition, including the one-time special dividend and the issuance of common stock.

(d) Pro Forma Combined—Represents the total of the “ITC (Historical)” column, the “As Adjusted Entergy’s Transmission Business” column and the “Acquisition and Related Pro Forma Adjustments” column.

(e) Assets and Liabilities Not Transferred—Pursuant to the separation agreement, certain assets and liabilities of Entergy’s Transmission Business will not be transferred to ITC and will be retained by Entergy. The pro forma balance sheet includes the following pro forma adjustments to reflect assets, liabilities and associated deferred taxes not transferred to ITC pursuant to the separation agreement (in thousands):

As of September 30, 2012
Cash and cash equivalents	$(1,319)
Accounts receivable (net)	(28,163)
Property, plant and equipment (net) (1)	(54,459)
Other regulatory assets (2)	(47,333)

Total assets	$(131,274)

Accounts payable	$(6,553)
Accrued taxes	(35,869)
Accrued pension and other postretirement liabilities (2)	(29,979)
Deferred income taxes	(31,821)

Total liabilities	$(104,222)

Net Assets Not Transferred	$(27,052)

(1)	The pro forma statements of operations include pro forma adjustments to depreciation and amortization expense of $8.8 million and $11.4 million for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively, to reflect a decrease in ongoing depreciation expense for the assets not transferred.
(2)	As the combined company will not have responsibility for the inactive and retired employees under the previous Entergy pension plan pursuant to the employee matters agreement, the pro forma statements of operations include pro forma adjustments to general and administrative expenses of $7.1 million and $5.2 million for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively, to reflect a decrease in the ongoing expense relating to these employees.

(f) Debt—As described in Note 1, “Description of the Merger”, the pro forma balance sheet includes a $1.775 billion and a $740 million adjustment made to the “As Adjusted Entergy’s Transmission Business” and the “Pro Forma Combined,” respectively, that are described below.

Prior to the closing of the merger, Entergy’s Transmission Business is expected to obtain an additional $1.775 billion in debt financing that will be assumed by ITC, consisting of $1.2 billion of TransCo Subs Financing and $575 million of TransCo debt securities. The $1.775 billion is a liability to be assumed by ITC in the transaction. The pro forma balance sheet includes a pro forma adjustment to record deferred financing fees of $13.5 million related to the TransCo Subs Financing of $1.2 billion, which will be paid by Entergy’s Transmission Business.

Additionally, $740 million of new ITC debt is expected to be issued, with $40 million recorded as an increase to cash to be used for general corporate purposes and payment of transaction-related costs and $700 million to be used to finance the recapitalization of ITC, described below in Note 5(m), Recapitalization. The $7.1 million of deferred financing fees to be paid by ITC is included as an increase to deferred financing fees and other current liabilities.

The pro forma statements of operations include a pro forma adjustment of $5.7 million and $9.1 million to interest expense related to Entergy’s Transmission Business for the $1.775 billion in debt financing for a total interest expense of $54.3 million and $72.4 million for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively. Additionally, the pro forma statements of operations include a pro forma adjustment of $28.6 million and $38.1 million to interest expense related to the $740 million of new ITC debt for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively. An interest rate of 5.05% was used to calculate the pro forma interest expense on the new ITC debt of $740 million as well as the TransCo debt securities to be assumed by ITC of $575 million and an interest rate of 3.50% was used to calculate the pro forma interest expense on the TransCo Subs Financing of $1.2 billion to be assumed by ITC. The interest rates are based on a 10-year forward U.S. Treasury Bond estimate for July 2013 plus an applicable credit spread for both senior secured and unsecured notes for ITC and its subsidiaries. The effect of a 0.125% change in interest rates would result in an annual change in the interest expense adjustment of approximately $3.1 million.

(g) Goodwill—The pro forma balance sheet includes a preliminary estimate of goodwill. Goodwill represents the excess of consideration transferred over the estimated fair value of the identifiable assets acquired and liabilities assumed in addition to an adjustment to remove Entergy’s Transmission Business’ existing goodwill balance of $38.5 million. The consideration transferred of $3,281.1 million includes: (1) ITC common stock issued to Entergy; (2) ITC equity awards issued to replace existing earned awards of Entergy’s Transmission Business; and (3) a reduction for transactional cash (recorded as an increase to accounts receivable of $60.8 million). The amount of transactional cash paid to ITC from Entergy is equal to the balance of Entergy’s Transmission Business’ customer deposits and accounts payable related to capital assets. The transactional cash is expected to be paid at or shortly after the closing of the transaction and is recorded in accounts receivable on the pro forma balance sheet.

Total estimated consideration transferred (Note 4)	$3,281,143
Less: Fair value of net assets assumed by ITC	(1,160,662)

Estimated goodwill from acquisition	$2,120,481

(h) Merger Transaction Costs—The pro forma balance sheet includes a pro forma adjustment to reflect ITC’s estimated merger transaction costs for periods subsequent to September 30, 2012 of $30.9 million. Merger transaction costs primarily include costs related to investment banking, legal, accounting, and consulting services.

The pro forma statements of operations include the pro forma adjustments to eliminate the merger transaction costs incurred by ITC of $12.1 million for the nine months ended September 30, 2012 and $7.0 million for the year ended December 31, 2011. Entergy’s Transmission Business has not recorded any merger transaction costs in its historical financial statements. ITC’s estimated merger transaction costs have been excluded from the pro forma statements of operations as they reflect non-recurring charges not expected to have a continuing impact on the combined results.

(i) Income Taxes—The pro forma balance sheet includes a pro forma adjustment to reflect the estimated deferred income tax impact of $10.8 million for merger transaction costs (as described in Note 5(h), Merger Transaction Costs) and $1.8 million for accelerated vesting of share-based awards (as described below in Note 5(j), Common Stock), based on the federal statutory rate of 35%.

The total pro forma adjustments for income taxes in the pro forma statements of operations are $13.3 million for the nine months ended September 30, 2012 and $8.3 million for the year ended December 31, 2011. The pro forma adjustments are tax-effected at the federal statutory rate of 35%.

Included in the pro forma income statement for the nine months ended September 30, 2012 is an adjustment to Entergy’s Transmission Business to increase the income tax provision by $9.4 million and to increase revenues by $6.1 million. As described in Note 8 in the condensed combined financial statements of Entergy’s

Transmission Business for the nine months ended September 30, 2012 and 2011 included elsewhere in this proxy statement/prospectus, in June 2012 Entergy settled an uncertain tax position that was recorded as an income tax benefit and a reduction to operating revenues for the nine months ended September 30, 2012. These items were adjusted from the pro forma income statement as the items are not expected to have a continuing impact.

(j) Common Stock—The total adjustments to common stock of $3,347.2 million consist of the following items:

•

An adjustment to common stock of $3,340.7 million related to the issuance of 52,772,253 shares of ITC common stock to the shareholders of Entergy (and, if applicable, the exchange trust) in order to receive approximately 50.1% of the shares of pro forma ITC as described in Note 4.

•

An adjustment to common stock of $1.3 million for 140,430 shares related to the issuance of ITC equity awards (as authorized by the proposed amendment to the Amended and Restated Articles of Incorporation as noted above under “Notice of Special Meeting of Shareholders” and described in Note 4) to replace existing awards, held by employees of Entergy’s Transmission Business as described in Note 1, “Description of the Merger.” For the replacement awards, each Entergy share award held by an employee of Entergy’s Transmission Business will be converted to an ITC equity award. The fair value of the replacement awards which are considered vested under Entergy’s share-based compensation plans at the effective time of the merger has been attributed to pre-combination service and reflected in the consideration transferred. Unvested share-based awards are considered post-combination service. These estimates are preliminary, subject to change and could vary materially from the actual adjustments at the time the merger is completed, driven by various factors including changes in ITC and Entergy share prices as compared to November 23, 2012 share prices that were used for purposes of determining these pro forma adjustments.

•

An adjustment to common stock of $5.2 million related to the impact of the accelerated vesting of certain share based awards. In accordance with our Second Amended and Restated 2006 Long-Term Incentive Plan, the vesting period for certain grants issued to ITC employees prior to September 30, 2012 will be accelerated upon the transfer of shares in connection with the merger transaction.

(k) Accumulated Other Comprehensive Loss—The pro forma balance sheet reflects the elimination of the historical accumulated other comprehensive loss of Entergy’s Transmission Business.

(l) Retained Earnings—The pro forma balance sheet adjustment to retained earnings of $23.5 million consists of $20.1 million related to the estimated merger transaction costs (net of tax) (as described in Note 5(h), Merger Transaction Costs) and $3.4 million related to the accelerated vesting of ITC common stock (net of tax) (as described in Note 5(j), Common Stock).

(m) Recapitalization—ITC’s $700 million recapitalization described in Note 1, “Description of the Merger,” may take the form of a one-time special dividend to ITC’s pre-merger shareholders, a repurchase of ITC common stock from its shareholders, or a combination of a one-time special dividend and share repurchase. For purposes of these pro forma financial statements, we have assumed that the recapitalization will take the form of a one-time special dividend of $700 million, which is reflected as a reduction to common stock and retained earnings of $308.7 million and $391.3 million, respectively. If ITC’s $700 million recapitalization were to take the form of a share repurchase, the pro forma financial statements would reflect a reduction in common stock of $700 million. The impact of effectuating a share repurchase instead of a one-time special dividend on pro forma basic and diluted earnings per share is described in Note 6, “Common Stock Shares Outstanding.”

(n) Net Parent Investment—The pro forma balance sheet reflects the adjustment to eliminate Entergy’s Transmission Business’ net parent investment. The elimination of the net parent investment was performed as a two-step process as described below.

•

In determining the net assets of the “As Adjusted Entergy’s Transmission Business”, $1,829.5 million of Entergy’s Transmission Business’ net parent investment was eliminated. This amount was calculated as the offsetting entry to all of the adjustments to the historical financial information of Entergy’s Transmission Business (as described in Note 5(c), Adjustments to Entergy's Transmission Business). Included in this adjustment is the $1.775 billion of debt being issued by Entergy’s Transmission Business for which Entergy will retain the proceeds (as described in Note 5(f), Debt).

•

In determining the “Pro Forma Combined Balance Sheet”, $1,160.7 million of Entergy’s Transmission Business’ net parent investment was eliminated. This amount was calculated as the net assets of the “As Adjusted Entergy’s Transmission Business” and used in the calculation of Goodwill (as calculated in Note 5(g), Goodwill).

Note 6. Common Stock Shares Outstanding

The pro forma weighted-average number of basic shares outstanding is calculated by adding (i) the shares issued in connection with the transaction; (ii) ITC’s weighted average number of basic shares of common stock outstanding for the nine months ended September 30, 2012 and the year ended December 31, 2011; and (iii) the shares to be issued for accelerated vesting of restricted stock awards (as described above in Note 5(j), Common Stock). The pro forma weighted-average number of diluted shares outstanding is calculated by adding (i) the pro forma weighted-average basic shares, (ii) ITC’s incremental shares for stock options and the employee stock purchase plan for the nine months ended September 30, 2012 and the year ended December 31, 2011 and (iii) the shares for stock options and restricted shares held by employees of Entergy’s Transmission Business, which was converted to equivalent ITC incremental shares based on the equity exchange ratio of 1.016 that is pursuant to the employees matters agreement. The following table illustrates these computations:

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
Basic:
ITC common shares issued in the transaction	52,772,253	52,772,253
ITC weighted-average basic common shares	50,748,257	50,289,905
Accelerated vesting of restricted stock	462,856	462,856

Pro forma weighted-average basic common shares	103,983,366	103,525,014

Diluted:
ITC incremental shares for stock options and employee stock purchase plan	754,437	788,918
Shares for stock options and restricted shares held by employees of Entergy’s Transmission Business	12,103	6,694
Equity Exchange ratio	1.016	1.016

Equivalent ITC incremental shares	12,291	6,798

Pro forma weighted-average diluted common shares	104,750,094	104,320,730

ITC’s historical earnings per share were calculated based on the two-class method due to our restricted stock containing rights to receive nonforfeitable dividends. As a result of the accelerated vesting of the restricted stock awards at the merger date, the use of the two class method did not have a material impact on pro forma earnings per share.

If the $700 million recapitalization took the form of a share repurchase instead of a one-time special dividend, the pro forma weighted average basic and diluted common shares would decrease by 9,103,915 shares for the nine months ended September 30, 2012 and the year ended December 31, 2011. For the nine months ended September 30, 2012, pro forma basic and diluted earnings per share would increase by $0.21. For the year ended December 31, 2011, pro forma basic and diluted earnings per share would increase by $0.27.

RISK FACTORS

You should carefully consider the following risks, together with the other information contained in this proxy statement/prospectus and the annexes hereto. For a discussion of additional uncertainties associated with (1) ITC’s businesses and (2) forward-looking statements in this document, please see the section entitled “Cautionary Statement Concerning Forward-Looking Statements.” In addition, you should consider the risks associated with ITC’s business that appear in ITC’s Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, for the year ended December 31, 2011, which is incorporated by reference into this proxy statement/prospectus.

Risks Related to the Transactions

ITC and Entergy may be unable to satisfy the conditions or obtain the approvals required to complete the merger or such approvals may contain material restrictions or conditions.

The consummation of the merger is subject to numerous conditions, as described in this proxy statement/prospectus, including (i) consummation of certain transactions and financings contemplated by the merger agreement and the separation agreement (such as the separation of Entergy’s Transmission Business from Entergy’s other business), (ii) the receipt of ITC shareholder approval of the merger proposals and (iii) the receipt of certain regulatory approvals in a form that will not impose a burdensome condition on ITC or Entergy (as described under the heading “The Merger Agreement”). ITC can make no assurances that the merger and related transactions will be consummated on the terms or timeline currently contemplated, or at all. ITC has and will continue to expend management’s time and resources and incur expenses due to legal, advisory and financial services fees related to the proposed transactions.

Governmental agencies may not approve the merger or the related transactions necessary to complete the merger or may impose conditions to the approval of such transactions or require changes to the terms of such transactions. Any such conditions or changes could have the effect of delaying completion of the merger, imposing costs on or limiting the revenues of the combined company following the merger or otherwise reducing the anticipated benefits of the merger. Any condition or change which results in a burdensome condition on Entergy’s Transmission Business and/or ITC under the merger agreement might cause Entergy and/or ITC to restructure or terminate the merger or the related transactions.

If completed, the merger may not be successful or achieve its anticipated benefits.

If the merger is completed ITC may not be able to successfully realize anticipated growth opportunities or integrate ITC’s business and operations with the TransCo business and operations. After the merger, ITC will have significantly more revenue, expenses, assets, debt and employees than ITC did prior to the merger. In the separation, ITC will also be assuming certain liabilities of Entergy’s Transmission Business and taking on other obligations (including collective bargaining agreements and certain pension obligations with respect to transferred employees). ITC may not successfully or cost-effectively integrate Entergy’s Transmission Business and operations into ITC’s existing business and operations. Even if the combined company is able to integrate the transmission businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth opportunities that ITC currently expects from the merger within the anticipated time frame, or at all.

The merger agreement contains provisions that may discourage other companies from trying to merge with ITC.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to ITC prior to the closing of the merger that might result in greater value to ITC shareholders than the merger. The merger agreement generally prohibits ITC from soliciting any alternative acquisition proposal, although ITC may terminate the merger agreement prior to the special meeting in order to accept an unsolicited alternative transaction proposal that the ITC board of directors determines is superior to the merger. In addition, before the ITC board of directors may withdraw or modify its recommendation contained in this proxy statement/prospectus or ITC may terminate the merger agreement to enter into a transaction that the ITC board of directors determines is superior to the merger, Entergy has the opportunity to negotiate with ITC to modify the terms of the merger in response to any competing acquisition proposals that may be made. If the merger agreement is terminated by ITC or Entergy in certain limited circumstances, ITC may be obligated to pay a termination fee to Entergy, which would represent an additional cost for a potential third party seeking a business combination with ITC.

Failure to complete the merger could adversely affect the market price of ITC common stock as well as ITC’s business, financial condition and results of operations.

If the merger is not completed for any reason, the price of ITC common stock may decline to the extent that the market price of ITC common stock reflects positive market assumptions that the merger will be completed and the related benefits will be realized. Significant expenses such as legal, advisory and financial services, many of which will be incurred regardless of whether the merger is completed, must be paid. Under the merger agreement, under certain limited circumstances, ITC must pay Entergy a termination fee.

Investors holding shares of ITC common stock immediately prior to the completion of the merger will, in the aggregate, have a significantly reduced ownership and voting interest in ITC after the merger and will exercise less influence over management.

Investors holding shares of ITC common stock immediately prior to the completion of the merger will, in the aggregate, own a significantly smaller percentage of the combined company immediately after the completion of the merger. Immediately following the completion of the merger, it is expected that current Entergy shareholders (and, if applicable, the exchange trust) will hold approximately 50.1% of ITC common stock on a “fully diluted basis” and existing ITC shareholders will hold approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. Consequently, ITC shareholders, collectively, will be able to exercise less influence over the management and policies of the combined company than they are able to exercise over ITC’s management and policies immediately prior to the completion of the merger.

The merger consideration payable in the merger will not be adjusted in the event the value of Entergy’s Transmission Business or its assets declines before the merger is completed. As a result, at the time ITC shareholders vote on the merger proposals at the special meeting, they will not know the final value of Entergy’s Transmission Business or its assets that will be acquired in the merger. The value of Entergy’s Transmission Business and its assets may have a negative effect on the value of ITC common stock following completion of the merger.

The calculation of the number of shares of ITC common stock to be issued to Entergy shareholders pursuant to the merger agreement will not be adjusted in the event the value of Entergy’s Transmission Business or assets declines, including as a result of the regulatory approval process. If the value of Entergy’s Transmission Business or assets declines after the ITC shareholders approve the merger proposals, the market price of the common stock of the combined company following completion of the merger may be less than ITC shareholders anticipated when they considered the merger proposals. Further, any amounts paid, payable or forgone by ITC or Entergy pursuant to orders or settlements or agreements that are issued or entered into in order to obtain the regulatory approvals that are required to complete the merger may decrease the market value of the combined company after completion of the merger. Any costs incurred to comply with the terms and conditions of regulatory approvals that are required to complete the merger (but which are not sufficiently significant to result in an

Entergy burdensome condition or an ITC burdensome condition, as more fully described in the section “The Merger Agreement”) will be shared equally by Entergy and its affiliates and ITC and its affiliates. ITC may not be permitted to terminate the merger agreement because of changes in the value of Entergy’s Transmission Business or its assets, including due to amounts paid, payable or forgone in connection with government approvals that do not rise to the level of a burdensome condition. ITC will not be permitted to terminate the merger agreement solely because of changes in the market price of ITC common stock.

The opinions obtained by ITC from its financial advisors do not and will not reflect changes in circumstances subsequent to the date of such opinions.

On December 4, 2011, J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, issued its written opinion to the ITC board of directors as to the fairness, from a financial point of view, to ITC of the aggregate merger consideration, based upon and subject to the qualifications, limitations and assumptions described in its written opinion as more fully described in the section entitled “The Transactions—Opinion of J.P. Morgan.” Also on December 4, 2011, Barclays Capital Inc., which we refer to as Barclays, issued its written opinion to the ITC board of directors as to the fairness, from a financial point of view and as of such date, to ITC of the exchange ratio in the merger, based upon and subject to the qualifications, limitations and assumptions described in its written opinion as more fully described in the section entitled “The Transactions—Opinion of Barclays.” ITC has not obtained, and does not intend to obtain, updated opinions from J.P. Morgan and Barclays.

Although ITC believes there have been no material changes in the matters and conditions considered by each of J.P. Morgan and Barclays in rendering its respective opinion and no material changes are anticipated to occur prior to the special meeting of ITC shareholders, changes in the operations and prospects of ITC, general market and economic conditions and other factors that may be beyond the control of ITC, and on which the opinions were based, may alter the value of Entergy’s Transmission Business, or the value of the ITC common stock being issued in the merger, by the time the merger is completed. Each of the opinions rendered by J.P. Morgan and Barclays does not speak to the time when the merger will be completed or to any other date other than the date of such opinion. As a result, each of the opinions rendered by J.P. Morgan and Barclays does not and will not address the fairness, from a financial point of view of the aggregate merger consideration (in the case of the J.P. Morgan opinion) and the exchange ratio in the merger (in the case of the Barclays opinion) at the time the merger is completed. For a more complete description of the opinion rendered by J.P. Morgan, see the section entitled “The Transactions—Opinion of J.P. Morgan” and for a more complete description of the opinion rendered by Barclays, see the section entitled “The Transactions—Opinion of Barclays.”

After the completion of the merger, sales of ITC common stock may negatively affect its market price.

The shares of ITC common stock to be issued in the merger to Entergy shareholders will generally be eligible for immediate resale. The market price of ITC common stock could decline as a result of sales of a large number of shares of ITC common stock in the market after the completion of the merger or the perception in the market that these sales could occur.

Immediately following the completion of the merger, it is expected that former Entergy shareholders (and, if applicable, the exchange trust) will hold approximately 50.1% of ITC’s common stock on a “fully diluted basis” and existing ITC shareholders will hold approximately 49.9% of ITC’s common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. Certain former Entergy shareholders (such as certain index funds and institutional investors with specific investment guidelines that do not pertain to the stock of the combined company) who receive shares of ITC common stock pursuant to the merger agreement may be required to sell their shares of ITC common stock immediately after the merger, which may negatively affect the price of ITC’s common stock following the merger.

The historical financial information of Entergy’s Transmission Business may not be representative of its results if it had been operated independently of Entergy and, as a result, may not be a reliable indicator of its future results.

The historical financial information of Entergy’s Transmission Business has been derived from the consolidated financial statements and accounting records of Entergy and reflects assumptions and allocations made by Entergy. The financial position, results of operations and cash flows of Entergy’s Transmission Business presented may be different from those that would have resulted had Entergy’s Transmission Business been operated as a standalone company or by a company other than Entergy. For example, in preparing Entergy’s Transmission Business’ financial statements, Entergy made an allocation of costs and expenses that are attributable to Entergy’s Transmission Business. However, these costs and expenses reflect the costs and expenses attributable to Entergy’s Transmission Business operated as part of a larger organization and do not reflect costs and expenses that would be incurred by Entergy’s Transmission Business had it been operated independently and may not reflect costs and expenses that would have been incurred had Entergy’s Transmission Business been supported as a subsidiary of ITC. As a result, the historical financial information of Entergy’s Transmission Business may not be a reliable indicator of future results.

ITC is required to abide by potentially significant restrictions which could limit ITC’s ability to undertake certain corporate actions (such as the issuance of ITC common stock or the undertaking of a merger or consolidation) that otherwise could be advantageous.

The merger agreement and the separation agreement impose certain ongoing restrictions on ITC to ensure that applicable statutory requirements under the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Treasury regulations are met so that the distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions qualify as tax-free to Entergy and its shareholders. As a result of these restrictions, ITC’s ability to engage in certain transactions, such as the redemption of ITC common stock or the issuance of ITC equity securities (subject to certain exceptions generally relating to compensation) may be limited until two years and one day following the closing of the merger (excluding the $700 million recapitalization in the form of a one-time special dividend and/or share repurchase that is expected to be completed in connection with the merger).

If ITC takes any of an enumerated list of actions and omissions that would cause the distribution, exchange trust exchange offer, and the trust distribution to become taxable, ITC generally will be required to bear the cost of any resulting tax liability. If the distribution, exchange trust exchange offer, and the trust distribution became taxable, Entergy would be expected to recognize a substantial amount of income, which would result in a material amount of taxes. Any such taxes allocated to ITC would be expected to be material to ITC, and could cause ITC’s business, financial condition and operating results to suffer. These restrictions may reduce ITC’s ability to engage in certain business transactions that otherwise might be advantageous to ITC.

If the distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions do not qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Code, including as a result of subsequent acquisitions of stock of Entergy or ITC, then Entergy and Entergy shareholders may be required to pay substantial U.S. federal income taxes, and ITC may be obligated to indemnify Entergy for such taxes imposed on Entergy.

The distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions and the merger are conditioned upon Entergy’s receipt of a private letter ruling from the IRS and of the opinion of Entergy’s counsel, Cooley LLP (“Cooley”), to the effect that the distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions will qualify as tax-free to Entergy, TransCo, other Entergy subsidiaries and the Entergy shareholders, as applicable, for U.S. federal income tax purposes (such rulings contained in the private letter ruling, the “IRS rulings”). A private letter ruling from the IRS generally is binding on the IRS. However, the IRS rulings will not rule that the distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions satisfy every requirement for a tax-free distribution, and the parties will rely solely on the opinion of counsel for comfort that such additional requirements are satisfied.

The IRS rulings and the opinion of Entergy’s counsel will be based on, among other things, certain representations and assumptions as to factual matters made by ITC and Entergy. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of the IRS rulings or the opinion of counsel. In addition, the opinion of Entergy’s counsel will be based on, among other things, the IRS rulings. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the IRS rulings and the opinion will be based on current law, and cannot be relied upon if current law changes with retroactive effect.

The distribution, exchange trust exchange offer, and the trust distribution will be taxable to Entergy pursuant to Section 355(e) of the Code if there is a 50% or greater change in ownership of either Entergy or TransCo, directly or indirectly, as part of a plan or series of related transactions that include the distribution, exchange trust exchange offer, and the trust distribution. A Section 355(e) change of ownership would not make the distribution, exchange trust exchange offer, and the trust distribution taxable to the Entergy shareholders. Because Entergy shareholders will collectively be treated as owning more than 50% of the ITC common stock following the merger, the merger alone should not cause the distribution, exchange trust exchange offer, and the trust distribution to be taxable to Entergy under Section 355(e). However, Section 355(e) might apply if other acquisitions of stock of Entergy before or after the merger, or of ITC after the merger, are considered to be part of a plan or series of related transactions that include the distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions. If Section 355(e) applied, Entergy might recognize a very substantial amount of taxable gain.

Under the separation agreement, in certain circumstances, and subject to certain limitations, ITC is required to indemnify Entergy against taxes on the distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions that arise as a result of any of an enumerated list of actions or omissions by ITC. ITC is required to abide by potentially significant restrictions which could limit ITC’s ability to undertake certain corporate actions (such as the issuance of ITC common stock or the undertaking of a merger or consolidation) that otherwise could be advantageous. In some cases, however, Entergy might recognize gain on the distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions without being entitled to an indemnification payment under the separation agreement.

See “Material United States Federal Income Tax Consequences of the Transactions.”

If the merger does not qualify as a tax-free reorganization under Section 368 of the Code, the shareholders of Entergy may be required to pay substantial U.S. federal income taxes.

The obligations of Entergy and ITC to consummate the merger are conditioned, respectively, on Entergy’s receipt of an opinion of Cooley, counsel to Entergy, and ITC’s receipt of an opinion of Simpson Thacher & Bartlett LLP, counsel to ITC, in each case to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based upon, among other things, certain representations and assumptions as to factual matters made by ITC and Entergy. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of the opinions. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the opinions will be based on current law, and cannot be relied upon if current law changes with retroactive effect. If the merger were taxable, TransCo common unit holders would be considered to have made a taxable sale of their TransCo common units to ITC, and TransCo common unit holders would recognize taxable gain or loss on their receipt of ITC common stock in the merger.

Risks Related to the Combined Company’s Business Following the Transactions

Certain elements of ITC’s regulated operating subsidiaries’ and the TransCo Subs’ cost recovery through rates can be challenged, which could result in lowered rates and/or refunds of amounts previously collected and thus have an adverse effect on the combined company’s business, financial condition, results of operations and cash flows. ITC has also made certain commitments to federal and state regulators with respect to, among other things, rates in connection with recent acquisitions (including ITC Midwest’s acquisition of IP&L’s electric transmission assets) that could have an adverse effect on the combined company’s business, financial condition, results of operations and cash flows.

ITC’s regulated operating subsidiaries provide, and it is expected that the TransCo Subs will provide, transmission service under rates regulated by the FERC. The FERC has approved the cost-based formula rate templates used by ITC’s regulated operating subsidiaries, but it does not expressly approve the amount of actual capital and operating expenditures used in the formula rates. All aspects of ITC’s regulated operating subsidiaries’ rates approved by the FERC, including the formula rate templates, ITCTransmission’s, METC’s, ITC Midwest’s and ITC Great Plains’ respective allowed 13.88%, 13.38%, 12.38% and 12.16% rates of return on the actual equity portion of their respective capital structures, and the data inputs provided by ITC’s regulated operating subsidiaries for calculation of each year’s rate, are subject to challenge by interested parties at the FERC in a proceeding under Section 206 of the FPA. If a challenger can establish that any of these aspects are unjust, unreasonable, unduly discriminatory or preferential, and that a different rate is just and reasonable, then the FERC will make appropriate prospective adjustments to the ITC regulated operating subsidiary formula rates and/or disallow any of ITC’s regulated operating subsidiaries’ inclusion of those aspects in their rates. It is anticipated that the TransCo Subs will operate under similar formula rates and will also be subject to such challenges. This could result in lowered rates and/or refunds of amounts collected after the date that a Section 206 challenge is filed.

The FERC’s 2006 order approving ITC’s acquisition of METC was conditioned upon ITCTransmission and METC not recovering “merger-related costs” in their rates, as described in the order, unless a separate informational filing is submitted to the FERC. The informational filing, which could be challenged by interested parties, would need to identify the costs sought to be recovered and show that such costs are exceeded by the savings of the acquisition. Determinations by ITCTransmission or METC that expenses included in their formula rate template for recovery are not acquisition related costs are also subject to challenge by interested parties at the FERC under Section 206 of the Federal Power Act. If challenged at the FERC and ITCTransmission or METC fail to show that costs included for recovery are not merger-related, this also could result in lowered rates and/or refunds of amounts collected. ITC has not sought recovery of merger-related costs at ITCTransmission or METC.

Under the FERC’s 2007 order approving ITC Midwest’s asset acquisition, ITC Midwest agreed to a hold harmless commitment in which no acquisition premium will be recovered in rates, nor will ITC Midwest recover through transmission rates any transaction-related costs that exceed demonstrated transaction related savings for a period of five years. If during the five year period ITC Midwest seeks to recover transaction-related costs through its formula rate, ITC Midwest must make an informational filing at the FERC that identifies the transaction-related costs sought to be recovered and demonstrates that those costs are exceeded by transaction-related savings. If challenged at the FERC and ITC Midwest fails to show that transaction-related costs included for recovery do not exceed transaction-related savings, ITC Midwest could be subject to lowered rates and/or refunds of amounts previously collected. Additionally, in Iowa and Minnesota, as part of the regulatory approval process, ITC Midwest committed not to recover the first $15.0 million in transaction-related costs under any circumstances. ITC has not sought recovery of transaction-related costs at ITC Midwest.

In the Minnesota regulatory proceeding to approve ITC Midwest’s December 2007 acquisition of the transmission assets of IP&L, ITC Midwest also agreed to build two transmission projects intended to improve the reliability and efficiency of ITC’s electric transmission system. Specifically, ITC Midwest made commitments to use commercially reasonable best efforts to complete these projects prior to December 31, 2009 and 2011, respectively. In the event ITC Midwest is found to have failed to meet these commitments, the allowed 12.38%

rate of return on the actual equity portion of ITC Midwest’s capital structure would be reduced to 10.39% until such time as ITC Midwest completes these projects, and ITC Midwest would refund with interest any amounts collected since the closing date of the transaction that exceeded what would have been collected if the 10.39% return on equity had been used. The project that was required to be completed prior to December 31, 2009 was completed by that deadline. With respect to the second project, the 345 kV Salem-Hazelton line, certain regulatory approvals were needed from the IUB before construction of the project could commence, but due to the IUB’s case schedule, these approvals were not received until the second quarter of 2011. As a result of the delay in the receipt of the necessary regulatory approvals, the project was not completed by December 31, 2011.

Any of the events described above could have a material adverse effect on the combined company’s business, financial condition, results of operations and cash flows.

ITC’s regulated operating subsidiaries’ and the TransCo Subs’ actual capital expenditures may be lower than planned, which would decrease expected rate base and therefore expected revenues and earnings. In addition, ITC expects to invest in strategic development opportunities to improve the efficiency and reliability of the transmission grid, but cannot assure you that it will be able to initiate or complete any of these investments.

Each of ITC’s regulated operating subsidiaries’ and the TransCo Subs’ rate base, revenues and earnings are or will be determined in part by additions to property, plant and equipment when placed in service. The combined company expects to make significant capital investments over the next five years which include estimated transmission network upgrades for generator interconnections. The amounts for network upgrades could change significantly due to factors beyond the combined company’s control, such as changes in the MISO queue for generation projects and whether the generator meets the various criteria of Attachment FF of the MISO Open Access Transmission, Energy, and Operating Reserve Markets Tariff for the project to qualify as a refundable network upgrade, among other factors. If ITC’s regulated operating subsidiaries’ or the TransCo Subs’ capital expenditures and the resulting in-service property, plant and equipment are lower than anticipated for any reason, ITC’s regulated operating subsidiaries and TransCo Subs will have a lower than anticipated rate base thus causing their revenue requirements and future earnings to be potentially lower than anticipated.

In addition, ITC is pursuing broader strategic development investment opportunities for transmission construction related to building regional transmission facilities, interconnections for generating resources, and other investment opportunities. The incumbent utilities or other entities with transmission development initiatives may compete with the combined company by deciding to pursue capital projects that it pursues. These estimates of potential investment opportunities are based primarily on foreseeable transmission needs and general transmission construction costs, not necessarily on particular project cost estimates.

Any capital investment at ITC’s regulated operating subsidiaries or the TransCo Subs, or as a result of the combined company’s broader strategic development initiatives, may be lower than expected due to, among other factors, the impact of actual loads, forecasted loads, regional economic conditions, weather conditions, union strikes, labor shortages, material and equipment prices and availability, the combined company’s ability to obtain financing for such expenditures, if necessary, limitations on the amount of construction that can be undertaken on the combined company’s system or transmission systems owned by others at any one time, regulatory approvals for reasons relating to rate construct, environmental, siting, regional planning, cost recovery or other issues or as a result of legal proceedings and variances between estimated and actual costs of construction contracts awarded. The combined company’s ability to engage in construction projects resulting from pursuing these initiatives is subject to significant uncertainties, including the factors discussed above, and will depend on obtaining any necessary regulatory and other approvals for the project and for the combined company to initiate construction, the combined company’s achieving status as the builder of the project in some circumstances and other factors. Therefore, ITC can provide no assurance as to the actual level of investment the combined company may achieve at ITC’s regulated operating subsidiaries or TransCo Subs, or as a result of the broader strategic development initiatives.

The regulations to which ITC is subject may limit the combined company’s ability to raise capital and/or pursue acquisitions, development opportunities or other transactions or may subject the combined company to liabilities.

Each of ITC’s regulated operating subsidiaries is, and each TransCo Sub is expected to be, a “public utility” under the FPA and, accordingly, is subject to regulation by the FERC. Approval of the FERC is required under Section 203 of the FPA for a disposition or acquisition of regulated public utility facilities, either directly or indirectly through a holding company. Such approval may also be required to acquire securities in a public utility. Section 203 of the FPA also provides the FERC with explicit authority over utility holding companies’ purchases or acquisitions of, and mergers or consolidations with, a public utility. Finally, each of ITC’s regulated operating subsidiaries and TransCo Subs must also seek approval by the FERC under Section 204 of the FPA for issuances of its securities (including debt securities).

ITC is also pursuing strategic development opportunities for construction of transmission facilities and interconnections with generating resources. These projects may require approval by the FERC, applicable RTOs and state and local regulatory agencies. Failure to secure such regulatory approval for new strategic development projects could adversely affect the combined company’s ability to grow its business and increase its revenues. If the combined company fails to obtain these approvals when necessary, it may incur liabilities for such failure.

Changes in federal energy laws, regulations or policies could impact cash flows and could reduce the dividends the combined company may be able to pay its shareholders.

The formula rate templates used by ITC’s regulated operating subsidiaries and expected to be used by the TransCo Subs to calculate their respective annual revenue requirements will be used by ITC’s regulated operating subsidiaries and TransCo Subs for that purpose until and unless the FERC determines that such formula rates are unjust and unreasonable and that another rate is just and reasonable. Such a determination could result from challenges initiated at the FERC by interested parties or by the FERC on its own initiative in a proceeding under Section 206 of the FPA. An existing formula rate also could be replaced by a successful application initiated by any of ITC’s regulated operating subsidiaries or TransCo Subs under Section 205 of the FPA. End-use consumers and entities supplying electricity to end-use consumers may attempt to influence government and/or regulators to change the rate setting methodologies that apply to ITC’s regulated operating subsidiaries and TransCo Subs, particularly if rates for delivered electricity increase substantially.

Each of ITC’s regulated operating subsidiaries is, and each TransCo Sub will be, regulated by the FERC as a “public utility” under the FPA and is a transmission owner in MISO or SPP. ITC cannot predict whether the approved rate methodologies for any of ITC’s regulated operating subsidiaries or expected rate methodologies for the TransCo Subs will be changed. In addition, the U.S. Congress periodically considers enacting energy legislation that could shift new responsibilities to the FERC, modify provisions of the FPA or provide the FERC or another entity with increased authority to regulate transmission matters. ITC cannot predict whether, and to what extent, the combined company may be affected by any such changes in federal energy laws, regulations or policies in the future.

If amounts billed for transmission service for ITC’s regulated operating subsidiaries’ or TransCo Subs’ transmission systems are lower than expected, or expenses of ITC’s regulated operating subsidiaries or the TransCo Subs are higher than expected, the timing of collection of the combined company’s revenues would be delayed.

If amounts billed for transmission service are lower than expected, which could result from lower network load or point-to-point transmission service on ITC’s regulated operating subsidiaries’ or TransCo Subs’ transmission systems due to, a weak economy, changes in the nature or composition of the transmission assets of ITC’s regulated operating subsidiaries or TransCo Subs and surrounding areas, poor transmission quality of neighboring transmission systems, or for any other reason, the timing of the collection of ITC’s regulated operating subsidiaries’ and TransCo Subs’ revenue requirements would likely be delayed until collections are adjusted through the true-up mechanism in the formula rate templates. In addition, if expenses of ITC’s regulated operating subsidiaries or the TransCo Subs are higher than expected due to the occurrence of hurricanes and other storms and disasters, or for any other reason, the timing of the collection of ITC’s regulated operating subsidiaries’ and TransCo Subs’ revenue requirements would likely be delayed until such circumstances are reflected through the true-up mechanism in ITC’s regulated operating subsidiaries’, and TransCo Subs’ expected, formula rate templates. The effect of such under-collection would be to reduce the amount of the combined company’s available cash resources from what it had expected, until such under-collection is corrected through the true-up mechanism in the formula rate template, which may require it to increase its outstanding indebtedness, reduce its available borrowing capacity, and may require it to pay interest at a rate that exceeds the interest to which it is entitled in connection with the operation of the true-up mechanism.

Each of ITCTransmission, METC and ITC Midwest depends, and each TransCo Sub will depend, on its primary customer for a substantial portion of its revenues, and any material failure by those primary customers to make payments for transmission services would adversely affect the combined company’s revenues and ability to service its debt obligations and affect its ability to pay dividends.

ITCTransmission derives a substantial portion of its revenues from the transmission of electricity to Detroit Edison’s local distribution facilities. Detroit Edison accounted for 78.5% of ITCTransmission’s total operating revenues for the year ended December 31, 2011 and is expected to constitute the majority of ITCTransmission’s revenues for the foreseeable future. Detroit Edison is rated BBB+/stable and Baa1/stable by Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Services, Inc. (“Moody’s”), respectively. Similarly, Consumers Energy accounted for 79.0% of METC’s total operating revenues for the year ended December 31, 2011 and is expected to constitute the majority of METC’s revenues for the foreseeable future. Consumers Energy is rated BBB-/stable and Baa2/stable by S&P and Moody’s, respectively. Further, IP&L accounted for 78.9% of ITC Midwest’s total operating revenues for the year ended December 31, 2011 and is expected to constitute the majority of ITC Midwest’s revenues for the foreseeable future. IP&L is rated BBB+/stable and A3/negative by S&P and Moody’s, respectively. These percentages of total operating revenues of Detroit Edison, Consumers Energy and IP&L include an estimate for the 2011 revenue accrual and deferrals that were included in ITC’s 2011 operating revenues, but will not be billed to its customers until 2013. ITC has assumed that the revenues billed to these customers in 2013 would be in the same proportion of the respective percentages of network and regional cost sharing revenues billed to them in 2011. In addition, each TransCo Sub will derive a substantial portion of its revenues from the transmission of electricity to the local distribution facilities of Entergy’s Utility Operating Companies and is expected to continue to do so for the foreseeable future.

Any material failure by Detroit Edison, Consumers Energy, IP&L or Entergy’s Utility Operating Companies to make payments for transmission services could adversely affect the combined company’s financial condition and results of operations and the combined company’s ability to service its debt obligations, and could impact the amount of dividends it pays to its shareholders.

A significant amount of the land on which ITC’s regulated operating subsidiaries’ assets are, and the TransCo Subs’ assets will be, located is subject to easements, mineral rights and other similar encumbrances. As a result, ITC’s regulated operating subsidiaries and the TransCo Subs must comply with the provisions of various easements, mineral rights and other similar encumbrances, which may adversely impact their ability to complete construction projects in a timely manner.

METC does not own the majority of the land on which its electric transmission assets are located. Instead, under the provisions of an Easement Agreement with Consumers Energy, METC pays annual rent of $10.0 million to Consumers Energy in exchange for rights-of-way, leases, fee interests and licenses which allow METC to use the land on which its transmission lines are located. Under the terms of the Easement Agreement, METC’s easement rights could be eliminated if METC fails to meet certain requirements, such as paying contractual rent to Consumers Energy in a timely manner. Additionally, a significant amount of the land on which ITCTransmission’s, ITC Midwest’s, ITC Great Plains’ and the TransCo Subs’ assets are or will be located is subject to easements, mineral rights and other similar encumbrances. As a result, they must comply with the provisions of various easements, mineral rights and other similar encumbrances, which may adversely impact their ability to complete their construction projects in a timely manner.

ITC’s regulated operating subsidiaries contract, and the TransCo Subs will contract, with third parties to provide services for certain aspects of their businesses. If any of these agreements are terminated, ITC’s regulated operating subsidiaries and the TransCo Subs may face a shortage of labor or replacement contractors to provide the services formerly provided by these third parties.

ITC’s regulated operating subsidiaries enter into, and the TransCo Subs will enter into, various agreements and arrangements with third parties to provide services for the operation of certain aspects of their businesses, which, if terminated could result in a shortage of a readily available workforce to provide these services. ITC Midwest and IP&L have entered into the Operations Services Agreement for 34.5 kV Transmission Facilities (the “OSA”), under which IP&L performs certain operations functions for ITC Midwest’s 34.5 kV transmission system. The OSA’s term is from January 1, 2011 until December 31, 2015, and by its terms will remain in full force and effect from year to year thereafter until terminated by either party upon not less than one year’s prior written notice to the other party. If the OSA is terminated for any reason or at a time when ITC Midwest is unprepared for such termination, ITC Midwest may face difficulty finding a qualified replacement work force to provide such services, which could have a material adverse effect on its ability to carry on its business and on its results of operations.

The TransCo Subs and certain affiliates of Entergy will enter into two transition services agreements at the time of the merger. Under the transition services agreements, each party will provide the other party, on a cost basis, with specified services for a limited time following the completion of the merger, including the following: field support services, engineering support services, site access services and corporate support services. The initial term of each transition services agreement will be for a period of one year, unless earlier terminated pursuant to its terms. Each of the service recipients will have the option of extending the services two times for a period of up to six months (maximum one year extension). If either of these agreements were terminated or failed to be renewed for any reason at any time when the TransCo Subs are unprepared for such termination, the TransCo Subs may face difficulty finding a qualified replacement workforce to provide such services.

Hazards associated with high-voltage electricity transmission may result in suspension of ITC’s regulated operating subsidiaries’ or the TransCo Subs’ operations or the imposition of civil or criminal penalties.

The operations of ITC’s regulated operating subsidiaries are, and the TransCo Subs will be, subject to the usual hazards associated with high-voltage electricity transmission, including explosions, fires, inclement weather (including hurricanes and other storms), natural disasters, mechanical failure, unscheduled downtime, equipment interruptions, remediation, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks. The hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. ITC’s regulated operating subsidiaries maintain, and it is expected that the TransCo Subs will maintain, property and casualty insurance, but are not fully insured against all potential hazards incident to their business, such as damage to poles, towers and lines or losses caused by outages.

ITC’s regulated operating subsidiaries are, and the TransCo Subs will be, subject to environmental regulations and to laws that can give rise to substantial liabilities from environmental contamination.

The operations of ITC’s regulated operating subsidiaries are, and the TransCo Subs will be, subject to federal, state and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes, and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination such as claims for personal injury or property damage, may arise at many locations, including formerly owned or operated properties and sites where wastes have been treated or disposed of, as well as at properties currently owned or operated by ITC’s regulated operating subsidiaries or to be owned or operated by the TransCo Subs. Such liabilities may arise even where the contamination does not result from noncompliance with applicable environmental laws. Under a number of environmental laws, such liabilities may also be joint and several, meaning that a party can be held responsible for more than its share of the liability involved, or even the entire share. Environmental requirements generally have become more stringent in recent years, and compliance with those requirements more expensive.

ITC’s regulated operating subsidiaries have incurred expenses in connection with environmental compliance, and ITC anticipates that each such entity and the TransCo Subs will continue to do so in the future. Failure to comply with the extensive environmental laws and regulations applicable to each could result in significant civil or criminal penalties and remediation costs. ITC’s regulated operating subsidiaries’ and the TransCo Subs’ assets and operations also involve the use of materials classified as hazardous, toxic, or otherwise dangerous. Some of ITC’s regulated operating subsidiaries’ and TransCo Subs’ facilities and properties are located near environmentally sensitive areas such as wetlands and habitats of endangered or threatened species. In addition, certain properties in which ITC’s regulated operating subsidiaries operate and the TransCo Subs will operate are, are suspected of being, or may be affected by environmental contamination. Compliance with these laws and regulations, and liabilities concerning contamination or hazardous materials, may adversely affect the combined company’s costs and, therefore, its business, financial condition and results of operations.

In addition, claims have been made or threatened against electric utilities for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields associated with electric transmission and distribution lines. ITC cannot assure you that such claims will not be asserted against the combined company or that, if determined in a manner adverse to its interests, such claims would not have a material adverse effect on the combined company’s business, financial condition and results of operations.

ITC’s regulated operating subsidiaries are, and the TransCo Subs will be, subject to various regulatory requirements, including reliability standards; contract filing requirements; reporting, recordkeeping and accounting requirements; and transaction approval requirements. Violations of these requirements, whether intentional or unintentional, may result in penalties that, under some circumstances, could have a material adverse effect on the combined company’s financial condition, results of operations and cash flows.

The various regulatory requirements to which ITC’s regulated operating subsidiaries are, and the TransCo Subs will be, subject include reliability standards established by the NERC, which acts as the nation’s Electric Reliability Organization approved by the FERC in accordance with Section 215 of the FPA. These standards address operation, planning and security of the bulk power system, including requirements with respect to real-time transmission operations, emergency operations, vegetation management, critical infrastructure protection and personnel training. Failure to comply with these requirements can result in monetary penalties as well as non-monetary sanctions. Monetary penalties vary based on an assigned risk factor for each potential violation, the severity of the violation and various other circumstances, such as whether the violation was intentional or concealed, whether there are repeated violations, the degree of the violator’s cooperation in investigating and remediating the violation and the presence of a compliance program. Penalty amounts range from $1,000 to a maximum of $1.0 million per day, depending on the severity of the violation. Non-monetary sanctions include potential limitations on the violator’s activities or operation and placing the violator on a watchlist for major violators. Despite best efforts to comply and the implementation of a compliance program intended to ensure reliability, there can be no assurance that violations will not occur that would result in material penalties or sanctions. If any of ITC’s regulated operating subsidiaries or TransCo Subs were to violate the NERC reliability standards, even unintentionally, in any material way, any penalties or sanctions imposed against us could have a material adverse effect on the combined company’s financial condition, results of operations and cash flows.

ITC’s regulated operating subsidiaries are, and the TransCo Subs will be, subject to requirements under Sections 203 and 205 of the FPA for approval of transactions; reporting, recordkeeping and accounting requirements; and for filing contracts related to the provision of jurisdictional services. Under FERC policy, failure to file jurisdictional agreements on a timely basis may result in foregoing the time value of revenues collected under the agreement, but not to the point where a loss would be incurred. The failure to obtain timely approval of transactions subject to FPA Section 203, or to comply with applicable reporting, recordkeeping or accounting requirements under FPA Section 205, could subject us to penalties that could have a material adverse effect on the combined company’s financial condition, results of operations and cash flows.

Acts of war, terrorist attacks and threats, including cyber attacks or threats, or the escalation of military activity in response to such attacks or otherwise may negatively affect the combined company’s business, financial condition and cash flows.

Acts of war, terrorist attacks and threats, including cyber attacks or threats, or the escalation of military activity in response to such attacks or otherwise may negatively affect the combined company’s business, financial condition and cash flows in unpredictable ways, such as increased security measures and disruptions of markets. Strategic targets, such as energy related assets, including, for example, ITC’s regulated operating subsidiaries’ and the TransCo Subs’ transmission facilities and Detroit Edison’s, Consumers Energy’s, IP&L’s and Entergy’s Utility Operating Companies’ generation and distribution facilities, may be at risk of future terrorist attacks or threats, including cyber attacks or threats. In addition to the increased costs associated with heightened security requirements, such events may have an adverse effect on the economy in general. A lower level of economic activity could result in a decline in energy consumption, which may adversely affect the combined company’s business, financial condition and cash flows.

The pro forma financial statements included in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the transactions.

The pro forma financial statements included in this proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates, and may not be an indication of our financial condition or results of operations following the merger for several reasons. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.” ITC’s actual financial condition and results of operations following the merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the merger. Any potential decline in our financial condition or results of operations may cause significant variations in ITC’s stock price.

ITC is highly leveraged and will assume and incur substantial additional leverage in connection with the merger, which may have an adverse effect on ITC’s business and the value of ITC common stock.

ITC is highly leveraged and its consolidated indebtedness currently consists of various outstanding debt securities and borrowings under various credit agreements. In addition, in connection with the merger, it is expected that $1.775 billion of debt will remain with TransCo and its subsidiaries and ITC will incur approximately $740 million of additional debt in support of the recapitalization it is expected to undertake in connection with the merger and to pay transaction-related costs. After giving effect to the merger and the incurrence of debt related thereto, ITC would have had total outstanding consolidated debt on its balance sheet of approximately $5.6 billion as of September 30, 2012. This substantial indebtedness can have several important consequences, including, but not limited to, the following:

•

If future cash flows are insufficient, ITC may not be able to make principal or interest payments on its debt obligations, which could result in the occurrence of an event of default under one or more of those debt instruments.

•	If future cash flows are insufficient, ITC may need to incur further indebtedness in order to make the capital expenditures and other expenses or investments planned by it.

•

ITC’s indebtedness has the general effect of reducing its flexibility to react to changing business and economic conditions insofar as they affect ITC’s financial condition and, therefore, may pose substantial risk to ITC shareholders. A substantial portion of the dividends and payments in lieu of taxes ITC receives from its regulated operating subsidiaries will be dedicated to the payment of interest on its indebtedness, thereby reducing the funds available for working capital, capital expenditures and the payment of dividends on its common stock.

•

In the event that ITC is liquidated, its senior or subordinated creditors and the senior or subordinated creditors of its subsidiaries will be entitled to payment in full prior to any distributions to the holders of shares of its common stock.

•

ITC currently has debt instruments outstanding with relatively short remaining maturities and will be assuming and incurring substantial debt in connection with the merger. ITC’s ability to secure additional financing prior to or after existing facilities mature, if needed, and in connection with the merger may be substantially restricted by the existing level of ITC’s indebtedness and the restrictions contained in ITC’s debt instruments. Additionally, the interest rates at which ITC might secure these financings may be higher than its currently outstanding debt instruments or higher than forecasted at any point in time, which could adversely affect its business, financial condition, cash flows and results of operations.

•

Market conditions could affect ITC’s access to the capital markets, restrict its ability to secure financing to make the capital expenditures and other expenses or investments planned by it, including in connection with the merger, and could adversely affect its business, financial condition, cash flows and results of operations.

•	ITC’s substantial indebtedness could place it at a competitive disadvantage and make it more vulnerable to general adverse economic conditions.

ITC may incur substantial indebtedness in the future. The incurrence of additional indebtedness would increase the leverage-related risks described above.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus (including information included or incorporated by reference herein) contains certain statements that describe ITC’s management’s beliefs concerning future business conditions and prospects, growth opportunities, the outlook for ITC’s business and the electric transmission industry and the transactions described in this proxy statement/prospectus based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, ITC has identified these “forward-looking” statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. Forward-looking statements included or incorporated by reference in this proxy statement/prospectus include, but are not limited to, statements set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in ITC’s Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, for the year ended December 31, 2011 and in ITC’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 (which are incorporated herein by reference) and any risks set forth in ITC’s other filings with the SEC that are incorporated herein by reference. These forward-looking statements are based upon assumptions ITC’s management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause ITC’s actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things:

•

Certain elements of ITC’s regulated operating subsidiaries’ cost recovery through rates can be challenged, which could result in lowered rates and/or refunds of amounts previously collected and thus have an adverse effect on ITC’s business, financial condition, results of operations and cash flows;

•

ITC’s regulated operating subsidiaries’ actual capital expenditures may be lower than planned, which would decrease expected rate base and therefore expected revenues and earnings. In addition, ITC expects to invest in strategic development opportunities to improve the efficiency and reliability of its transmission grid, but ITC cannot assure you that ITC will be able to initiate or complete any of these investments;

•	The regulations to which ITC is subject may limit ITC’s ability to raise capital and/or pursue acquisitions, development opportunities or other transactions or may subject ITC to liabilities;

•	Changes in federal energy laws, regulations or policies could impact cash flows and could reduce the dividends ITC may be able to pay its shareholders;

•	If the amounts billed for transmission service for ITC’s regulated operating subsidiaries’ transmission systems are lower than expected, the timing of collection of revenues would be delayed;

•

Each of ITC’s regulated operating subsidiaries depends on its primary customer for a substantial portion of its revenues, and any material failure by those primary customers to make payments for transmission services would adversely affect ITC’s revenues and ITC’s ability to service its debt obligations and affect ITC’s ability to pay dividends;

•

A significant amount of the land on which ITC’s regulated operating subsidiaries’ assets are located is subject to easements, mineral rights and other similar encumbrances. As a result, ITC’s regulated operating subsidiaries must comply with the provisions of various easements, mineral rights and other similar encumbrances, which may adversely impact their ability to complete construction projects in a timely manner;

•

ITC’s regulated operating subsidiaries contract with third parties to provide services for certain aspects of their businesses. If any of these agreements are terminated, ITC’s regulated operating subsidiaries may face a shortage of labor or replacement contractors to provide the services formerly provided by these third parties;

•	Hazards associated with high-voltage electricity transmission may result in suspension of ITC’s regulated operating subsidiaries’ operations or the imposition of civil or criminal penalties;

•	ITC’s regulated operating subsidiaries are subject to environmental regulations and to laws that can give rise to substantial liabilities from environmental contamination;

•

ITC’s regulated operating subsidiaries are subject to various regulatory requirements, including reliability standards; contract filing requirements; reporting, record keeping and accounting requirements; and transaction approval requirements. Violations of these requirements, whether intentional or unintentional, may result in penalties that, under some circumstances, could have a material adverse effect on ITC’s financial condition, results of operations and cash flows;

•

Acts of war, terrorist attacks and threats, including cyber attacks or threats, or the escalation of military activity in response to such attacks or otherwise may negatively affect ITC’s business, financial condition and cash flows;

•	ITC is a holding company with no operations, and unless it receives dividends or other payments from its subsidiaries, it may be unable to pay dividends and fulfill its other cash obligations;

•	ITC is highly leveraged and ITC’s dependence on debt may limit its ability to fulfill its debt obligations and/or to obtain additional financing;

•	Certain provisions in ITC’s debt instruments limit ITC’s financial flexibility;

•	Adverse changes in ITC’s credit ratings may negatively affect ITC;

•	Provisions in ITC’s articles of incorporation and bylaws, Michigan corporate law and ITC’s debt agreements may impede efforts by ITC shareholders to change the direction or management of ITC;

•	Provisions in ITC’s articles of incorporation restrict market participants from voting or owning 5% or more of the outstanding shares of ITC capital stock;

•	ITC may be unable to satisfy the conditions or obtain the approvals required to complete the merger or such approvals may contain material restrictions or conditions;

•	If completed, the merger may not be successful or achieve its anticipated benefits;

•	The merger agreement contains provisions that may discourage other companies from trying to acquire ITC;

•	Failure to complete the merger could adversely affect the market price of ITC common stock as well as ITC’s business, financial condition and results of operations;

•

Investors holding shares of ITC common stock immediately prior to the completion of the merger will, in the aggregate, have a significantly reduced ownership and voting interest in ITC after the merger and will exercise less influence over ITC’s management;

•

ITC is required to abide by potentially significant restrictions which could limit ITC’s ability to undertake certain corporate actions (such as the issuance of ITC common stock or the undertaking of a merger or consolidation) that otherwise could be advantageous; and

•	Other risk factors discussed herein and listed from time to time in ITC’s public filings with the SEC.

In addition, other factors besides those listed here could adversely affect ITC’s business and results of operations.

Because ITC’s forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond ITC’s control or are subject to change, actual results could be materially different and any or all of ITC’s forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions ITC might make or by known or unknown risks and uncertainties. Many factors mentioned in this proxy statement/prospectus and in ITC’s annual and quarterly reports will be important in determining future results. Consequently, ITC cannot assure you that ITC’s expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, ITC undertakes no obligation to publicly update any of ITC’s forward-looking or other statements, whether as a result of new information, future events, or otherwise.

THE SPECIAL MEETING OF ITC SHAREHOLDERS

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the ITC board of directors for use at the special meeting of ITC’s shareholders and any adjournments or postponements of the special meeting. When this proxy statement/prospectus refers to the special meeting, it is also referring to any adjournments or postponements of the special meeting. ITC intends to begin mailing this proxy statement/prospectus, the attached Notice of Special Meeting of Shareholders and the accompanying proxy card on or about [—], 2012.

Date, Time and Place of the Special Meeting

The special meeting of ITC’s shareholders will be held on [—], 2013, at [—], local time, at ITC’s corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377.

Purpose of the Special Meeting

At the special meeting, ITC shareholders will be asked:

1.	To consider and vote upon a proposal to approve the merger agreement.

2.	To consider and vote upon a proposal to amend the amended and restated articles of incorporation of ITC to increase the number of authorized shares of ITC common stock from 100,000,000 to 300,000,000.

3.	To consider and vote upon a proposal to approve the issuance of ITC common stock pursuant to the merger agreement. ITC currently expects, based on the number of outstanding shares of ITC common stock as of November 23, 2012 and assuming the ITC recapitalization takes the form of a one-time special dividend, that ITC will issue to Entergy shareholders approximately 52,772,253 shares of ITC common stock as a result of the transactions.

4.	To consider and vote upon a proposal to approve, by non-binding advisory vote, certain compensation arrangements for ITC’s named executive officers in connection with the merger contemplated by the merger agreement.

5.	To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposals (1), (2) and (3).

APPROVAL OF EACH OF THE PROPOSALS SET FORTH IN ITEMS 1, 2 AND 3 ABOVE IS REQUIRED FOR COMPLETION OF THE MERGER.

THE ITC BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND RECOMMENDS THAT ITC SHAREHOLDERS VOTE “FOR” EACH PROPOSAL. SHAREHOLDER APPROVAL OF EACH MERGER PROPOSAL IS NECESSARY TO EFFECT THE MERGER. THE APPROVAL OF EACH MERGER PROPOSAL IS CONDITIONED UPON THE APPROVAL OF EACH OF THE OTHER MERGER PROPOSALS.

Record Date and Outstanding Shares

The ITC board of directors has fixed the close of business on [—], 2012 (the “record date”) as the record date for the special meeting. Accordingly, only ITC shareholders of record on the record date are entitled to notice of and to vote at the special meeting or at any adjournment of the special meeting.

As of the close of business on the record date, there were approximately [—] shares of ITC common stock outstanding and entitled to vote at the special meeting.

A list of ITC shareholders as of the record date will be available for review during the special meeting to any shareholder present at the special meeting.

Record holders of ITC common stock on the record date may vote their shares of ITC common stock in person at the special meeting or by proxy as described below under “—Voting by Proxy or in Person.”

Quorum

The required quorum for the special meeting is a majority of the shares outstanding and entitled to vote as of the record date. There must be a quorum present for the meeting to be held. All shares represented at the special meeting in person or by proxy (including those voted by telephone or the Internet) will be counted toward the quorum.

Required Vote

Merger Agreement Proposal. The affirmative vote of a majority of the outstanding shares of ITC common stock entitled to vote at the special meeting is required to approve the merger agreement.

Amendment of Articles of Incorporation Proposal. The affirmative vote of a majority of the outstanding shares of ITC common stock entitled to vote at the special meeting is required to approve the proposal to amend the amended and restated articles of incorporation of ITC to increase the number of authorized shares of ITC common stock.

Stock Issuance Proposal. The affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting by holders of shares of ITC common stock is required to approve the proposal to issue shares of ITC common stock pursuant to the merger agreement.

Merger-Related Executive Compensation Proposal. In accordance with Section 14A of the Exchange Act, ITC is providing its shareholders with the opportunity to approve, by non-binding, advisory vote, certain compensation payments for ITC’s named executive officers in connection with the merger, as reported in the section of this proxy statement/prospectus entitled “Advisory Vote on Merger-Related Compensation for ITC’s Named Executive Officers.” The affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting by holders of shares of ITC common stock is required to approve this merger-related executive compensation proposal.

Adjournment Proposal. The affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting by holders of shares of ITC common stock is required to approve the proposal to permit adjournment of the special meeting.

The approval of each of the merger proposals (which are the proposal to approve the merger agreement, the amendment of articles of incorporation proposal and the stock issuance proposal) is conditioned upon the approval of each of the other merger proposals, and the merger will not occur unless all of the merger proposals are approved.

Because the required vote for the approval of the merger agreement and the amendment of articles of incorporation proposal is based on the number of outstanding shares of ITC common stock entitled to vote at the special meeting, rather than on the number of shares actually voted, the failure by the holder of any such shares to submit a proxy by mail, by telephone or over the Internet or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against such proposals. However, failure by the holder of such shares to respond with a vote or to instruct his or her broker or other nominee how to vote on the stock issuance proposal, merger-related executive compensation proposal and the adjournment proposal will have no effect on such proposals, assuming a quorum is present at the special meeting.

No vote of Entergy shareholders is required or being sought in connection with either the spin-off or the split-off exchange offer, the merger or the other transactions described in this proxy statement/prospectus.

Voting by Proxy or in Person

Giving a proxy means that an ITC shareholder authorizes the persons named in the enclosed proxy card to vote his or her shares at the special meeting in the manner such shareholder directs. An ITC shareholder may cause his or her shares to be voted by granting a proxy or by voting in person at the meeting. Follow the instructions on the enclosed proxy card to vote on the matters to be considered at the special meeting.

ITC shareholders may vote their shares as follows:

(1)	Telephone, using the toll-free number 1-800-652-VOTE (8683), which is also listed on each proxy card. Please follow the instructions on your proxy card. If you vote using the telephone, do not mail in your proxy card.

(2)	Internet, go to the voting site at www.investorvote.com and follow the instructions outlined on the secured website using certain information provided on the front of the proxy card. If you vote using the Internet, do not mail in your proxy card.

(3)	Signing, dating and mailing the proxy card and returning it in the envelope provided.

(4)	Attending the special meeting and voting in person if you are a shareholder of record or if you are a beneficial owner and have a legal proxy from the shareholder of record.

Submitting a proxy by Internet or by telephone provides the same authority to vote shares as if the shareholder had returned his or her proxy card by mail.

Each properly signed proxy received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxy or, if no instructions are given on a properly signed proxy, the shares represented by such proxy will be voted “FOR” the merger proposal, “FOR” the amendment to the articles of incorporation proposal, “FOR” the stock issuance proposal, “FOR” the merger-related executive compensation proposal and “FOR” the proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies for the approval of the merger proposals, if such a proposal is submitted to a vote of shareholders.

ITC requests that ITC shareholders complete and sign the accompanying proxy card and return it to ITC in the enclosed postage-paid envelope or submit the proxy by telephone or the Internet as soon as possible.

If an ITC shareholder’s shares are held in “street name” by a broker or other nominee, such shareholder must obtain a vote instruction form from the institution that holds such shares and follow the voting instructions given by that institution.

If an ITC shareholder plans to attend the special meeting and wishes to vote in person, such shareholder will be given a ballot at the special meeting. If an ITC shareholder’s shares are held in street name (through a bank, broker or other nominee), such shareholder must obtain a proxy from the record holder to vote such shares in person at the special meeting. Whether or not an ITC shareholder plans to attend the special meeting, ITC requests that each ITC shareholder complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described in the instructions accompanying this proxy statement/prospectus. This will not prevent any ITC shareholder from voting in person at the special meeting but will assure that the shareholder’s vote is counted if such shareholder is unable to attend the special meeting.

Revocability of Proxies and Changes to an ITC Shareholder’s Vote

ITC shareholders may revoke their proxies and change their votes at any time prior to the time their shares are voted at the special meeting. An ITC shareholder can revoke his or her proxy or change his or her vote by:

(1)	notifying ITC’s Corporate Secretary in writing (at ITC’s address set forth in this proxy statement/prospectus);

(2)	voting again by telephone or Internet (prior to [—], 2013 at 11:59 p.m. Eastern Daylight Time), since only the latest vote will be counted;

(3)	signing and returning, prior to the special meeting, another proxy card that is dated after the date of the first proxy card; or

(4)	voting in person at the special meeting (if such shareholder is a shareholder of record or has a legal proxy from a shareholder of record).

Attendance at the special meeting will not, by itself, revoke your proxy or change your vote. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

Abstentions and Broker Non-Votes

Abstentions will have the effect of a vote “against” the merger proposal and the amendment to the articles of incorporation proposal. Under the rules applicable to broker-dealers, brokers, banks and other nominee record holders holding shares in “street name” have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, brokers, banks and other nominee record holders are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposals and the merger-related executive compensation proposal set forth in this proxy statement/prospectus. As a result, absent specific instructions from the beneficial owner, brokers, banks and other nominee record holders are not empowered to vote those “street name” shares in connection with the merger proposals.

Since the vote required for each of the merger proposal and the amendment to the articles of incorporation proposal is based on a percentage of the ITC shares of common stock outstanding, abstentions and broker non-votes will have the same effect as a vote “against” these proposals. However, abstentions and broker non-votes will have no effect on the outcome of the vote for the stock issuance proposal, the merger-related executive compensation proposal and the adjournment proposal because the vote required for approval of each of these proposals is based on the number of shares actually voted, whether in person or by proxy.

All beneficial owners of ITC common stock are urged to submit their proxy to indicate their votes or to contact the record holder of their shares to determine how to vote.

Solicitation of Proxies

This proxy statement/prospectus is being furnished in connection with the solicitation of proxies by the ITC board of directors. All costs of soliciting proxies, including reimbursement of fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners and the preparation, assembly, printing and mailing of this proxy statement/prospectus and any additional materials furnished to ITC shareholders, will be borne by ITC, other than fees and expense of printers, which shall be shared equally by ITC and Entergy.

In addition, ITC has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of approximately $20,000, plus reimbursement of expenses.

Proxies may be solicited by mail, telephone, facsimile and other forms of electronic transmission and may also be solicited by directors, officers and other employees of ITC without additional compensation. Copies of solicitation materials will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, ITC will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. ITC has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

Certain Ownership of ITC Common Stock

As of the record date, ITC’s executive officers and directors beneficially owned [—] shares of ITC common stock, representing approximately [—]% of the shares outstanding as of such date.

ITC currently expects that each of its directors and executive officers will vote their shares of ITC common stock “FOR” the merger proposal, “FOR” the amendment to the articles of incorporation proposal, “FOR” the stock issuance proposal, “FOR” the merger-related executive compensation proposal and “FOR” the adjournment proposal, although none of them has entered into an agreement requiring them to do so.

Other Matters

As of the date of this proxy statement/prospectus, the ITC board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

This proxy statement/prospectus and the proxy card are first being sent to ITC shareholders on or about [—], 2012.

The matters to be considered at the special meeting are of great importance to ITC shareholders. Accordingly, ITC shareholders are urged to read and carefully consider the information presented in this proxy statement/prospectus and the attachments hereto, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

INFORMATION ON ITC

Description of ITC

ITC Holdings Corp. is incorporated under the laws of the state of Michigan. ITC’s principal executive offices are located at 27175 Energy Way, Novi, Michigan 48377, and ITC’s telephone number at that address is (248) 946-3000. ITC’s website is located at www.itc-holdings.com. The information on ITC’s website is not incorporated by reference into this proxy statement/prospectus nor should it otherwise be considered part of this proxy statement/prospectus.

ITC and its subsidiaries are engaged in the transmission of electricity in the United States. ITC’s existing operating subsidiaries include International Transmission Company (“ITCTransmission”), Michigan Electric Transmission Company, LLC (“METC”), ITC Midwest LLC (“ITC Midwest”) and ITC Great Plains, LLC (“ITC Great Plains”). ITCTransmission, METC, ITC Midwest and ITC Great Plains are collectively referred to as ITC’s regulated operating subsidiaries. Through ITC’s regulated operating subsidiaries, ITC operates high-voltage systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois, Missouri, Oklahoma and Kansas that transmit electricity from generating stations to local distribution facilities connected to ITC’s systems. ITC’s business strategy is to operate, maintain and invest in transmission infrastructure in order to enhance system integrity and reliability, to reduce transmission constraints and to allow new generating resources to interconnect to ITC’s transmission systems. ITC also is pursuing development projects not within ITC’s existing systems, which are intended to improve overall grid reliability, lower electricity congestion and facilitate interconnections of new generating resources, as well as to enhance competitive wholesale electricity markets.

ITC’s regulated operating subsidiaries are independent electric transmission utilities, with rates regulated by the FERC and established on a cost-of-service model. ITCTransmission’s service area is located in southeastern Michigan and METC’s service area covers approximately two-thirds of Michigan’s Lower Peninsula and is contiguous with ITCTransmission’s service area. ITC Midwest’s service area is located in portions of Iowa, Minnesota, Illinois and Missouri and ITC Great Plains currently owns assets located in Kansas and Oklahoma. The Midwest Independent Transmission System Operator, Inc. (“MISO”) bills and collects revenues from ITCTransmission, METC, and ITC Midwest customers. The Southwest Power Pool, Inc. (“SPP”) bills and collects revenue from ITC Great Plains customers.

ITC’s regulated operating subsidiaries’ primary operating responsibilities include maintaining, improving and expanding their transmission systems to meet their customers’ ongoing needs, scheduling outages on system elements to allow for maintenance and construction, maintaining appropriate system voltages and monitoring flows over transmission lines and other facilities to ensure physical limits are not exceeded. As transmission-only companies, ITC’s regulated operating subsidiaries function as conduits, allowing for power from generators to be transmitted to local distribution systems either entirely through their own systems or in conjunction with neighboring transmission systems. Third parties then transmit power through these local distribution systems to end-use consumers. The transmission of electricity by ITC’s regulated operating subsidiaries is a central function to the provision of electricity to residential, commercial and industrial end-use consumers.

ITC’s regulated operating subsidiaries derive nearly all of their revenues from providing network transmission service, point-to-point transmission service and other related services over ITC’s regulated operating subsidiaries’ transmission systems to investor owned utilities, such as The Detroit Edison Company (“Detroit Edison”), Consumers Energy and Interstate Power and Light Company (“IP&L”) and to other entities such as alternative electricity suppliers, power marketers and electric cooperatives that provide electricity to end-use consumers and from transaction-based capacity reservations on ITC’s transmission systems.

ITC’s regulated operating subsidiaries’ assets include transmission systems and related assets, that interconnect ITC’s regulated operating subsidiaries’ transmission facilities or connect ITC’s regulated operating subsidiaries’ facilities with third party generation and distribution facilities.

For a description of ITC’s business, financial condition, results of operations and other important information, see ITC’s filings with the SEC incorporated by reference herein. For instructions on how to find copies of those and ITC’s other filings incorporated by reference herein, see the section entitled “Where You Can Find More Information; Incorporation By Reference.”

Directors and Executive Officers of ITC Before and After the Merger

Board of Directors

The directors of ITC immediately prior to the closing of the merger are expected to be the directors of ITC immediately following the closing of the merger, except that at the effective time of the merger, ITC has agreed that there will be at least two vacancies on the ITC board of directors (either through resignations of existing directors, by increasing the size of the board or a combination thereof) pursuant to the merger agreement, which vacancies will be filled immediately after the effective time of the merger with two independent directors nominated by ITC’s nominating/corporate governance committee (after engaging an executive search firm to assist the nominating/corporate governance committee in identifying two candidates to fill such vacancies), as further described under the heading “The Transactions—Board of Directors and Management of ITC Following the Merger.”

Listed below is the biographical information for each person who is currently a member of the ITC board of directors.

Christopher H. Franklin, 47. Mr. Franklin became a director of ITC in August 2011. Mr. Franklin currently serves as President and Chief Operating Officer, Regulated Operations at Aqua America, Inc., a water and wastewater utility holding company, a position he has held since December 2011. Prior to this appointment, Mr. Franklin served as Regional President, Midwest and Southern Operations and Senior Vice President of Corporate and Public Affairs from 2010 to 2011 and Regional President, Southern Operations and Senior Vice President of Customer Operations & Public Affairs from 2007 to 2010 and has served in a variety of other operations, customer service and public affairs positions since joining Aqua America, Inc. in 1993. Prior to joining Aqua America, Inc., Mr. Franklin served as Regional Civic and Economic Development Officer for Peco Energy (Exelon) from 1990 to 1992. He began his career in 1987 as Congressional Aide to U.S. Congressman Richard Schulze. Mr. Franklin currently sits on the Board of the Magee Rehabilitation Hospital and the Walnut Street Theatre. He also has served as a director on the Southeastern Pennsylvania Transportation Authority. The ITC board of directors selected Mr. Franklin to serve as a director due to his significant experience in the utility industry, as well as his knowledge of public policy matters.

Edward G. Jepsen, 69. Mr. Jepsen became a director of ITC in July 2005. Since December 2010, Mr. Jepsen has served as the Chairman and CEO of Coburn Technologies, Inc., a privately held manufacturer and servicer of ophthalmic lens processing equipment. Mr. Jepsen currently serves as a director and is chair of the audit committee and a member of the compensation committee of the board of directors of Amphenol Corporation, a publicly traded manufacturer of electrical, electronic and fiber optic connectors, interconnect systems and cable. In the past five years, but not currently, Mr. Jepsen served as a director and chairman of the audit and finance committee and member of the compensation committee of Gerber Scientific, Inc. Mr. Jepsen served as Executive Vice President and Chief Financial Officer of Amphenol Corporation from 1989 to 2004. Prior to joining Amphenol Corporation, Mr. Jepsen worked at Price Waterhouse LLP from 1969 to 1988, ultimately attaining the position of partner. The ITC board of directors selected Mr. Jepsen to serve as a director because of the expansive financial and accounting experience he obtained as a chief financial officer and Certified Public Accountant. Mr. Jepsen is an “audit committee financial expert” as defined in applicable SEC and NYSE rules.

William J. Museler, 71. Mr. Museler is an independent energy consultant. He became a director of ITC in November 2006. Previously, he served as President and CEO of the New York Independent System Operator from 1999 to 2005. Prior to his service at NYISO, Mr. Museler held senior positions at the Tennessee Valley Authority from 1991 to 1999, Long Island Lighting Company from 1973 to 1991 and Brookhaven National

Laboratory from 1967 to 1973. He has served as a federal representative for the North American Electric Reliability Council and as chairman of the Southeastern Electric Reliability Council. He was a member of the Secretary of Energy’s Energy Advisory Board from 2001 to 2005 and is currently a director of the Independent Electric System Operator in Toronto, Ontario, Canada. The ITC board of directors selected Mr. Museler to serve as a director due to his lifelong career in the utility industry, as well as his invaluable experience with electric reliability matters.

Hazel R. O’Leary, 75. Ms. O’Leary became a director of ITC in July 2007. Since 2004, Ms. O’Leary has served as the President of Fisk University in Nashville, Tennessee and she currently serves on the boards of directors of the Nashville Alliance for Public Education, Nashville Business Community for the Arts, World Wildlife Fund, Arms Control Association and CAMAC Energy Inc. Ms. O’Leary served as an Assistant Attorney General and Assistant Prosecutor in the state of New Jersey and was appointed to the Federal Energy Administration under President Gerald Ford and to the United States Department of Energy under President Jimmy Carter. Ms. O’Leary worked in the private sector as a principal at the independent public accounting firm of Coopers and Lybrand from 1977 to 1979. In 1981 she was named Vice President and General Counsel of O’Leary and Associates, a company focused on international economics as related to energy issues. She served in that capacity until 1989 and then returned as President from 1997 to 2001. In 1989, she became Executive Vice President for Environmental and Public Affairs for the Minnesota Northern States Power Company and in 1992 she was promoted to President of the holding company’s gas distribution subsidiary. Ms. O’Leary served as the United States Secretary of Energy from 1993 to 1997 and as President and Chief Operating Officer for the investment banking firm Blaylock and Partners in New York from 2000 to 2002. Ms. O’Leary also served on the board of directors of UAL Corporation from 1999 to 2005. The ITC board of directors selected Ms. O’Leary to serve as a director due to her unique combination of experience in government and in the utility industry.

M. Michael Rounds, 58. Mr. Rounds became a director of ITC in August 2011. Mr. Rounds is the President and Chief Executive Officer of Fischer, Rounds & Associates, an insurance and real estate business in South Dakota. Mr. Rounds has served in that position since April 2011. Previously, Mr. Rounds served as Governor of South Dakota from 2003 to 2011. While Governor, he served as Chairman of the Western Governors Association, Chairman of the Midwest Governors Association, Vice-Chair of the National Governors Association Economic Development and Commerce Committee, member of the Executive Committee of the National Governors Association, and National President of the Council of State Governments. Mr. Rounds also served as a South Dakota state senator from 1991 through 2000, serving as Senate Majority Leader from 1995 through 2000. Mr. Rounds is currently active in the Bipartisan Policy Council; Washington D.C., where he is a charter member of the Governors’ Council made up of former governors, and also serves as a leader of the Health Project at the Bipartisan Policy Center. The ITC board of directors selected Mr. Rounds to serve as a director due to his experience in government and familiarity with the Midwestern and Great Plains states in which ITC operates and conducts business.

Thomas G. Stephens, 64. Mr. Stephens became a director of ITC in November 2012. Mr. Stephens retired in April 2011 from General Motors Company, a designer, manufacturer and marketer of vehicles and automobile parts, after 43 years with the company. Prior to his retirement, Mr. Stephens served as Vice Chairman and Chief Technology Officer from February to April 2011, Vice Chairman, Global Product Operations from 2009 to 2011, Vice Chairman, Global Product Development in 2009, Executive Vice President, Global Powertrain and Global Quality from 2008 to 2009, Group Vice President, Global Powertrain and Global Quality from 2007 to 2008, Group Vice President, General Motors Powertrain from 2001 to 2007 and has served in a variety of other engineering and operations positions. Mr. Stephens currently sits on the Board of Directors for FIRST (For Inspiration and Recognition of Science and Technology) and is Chairman of the Board of the Michigan Science Center. The Board selected Mr. Stephens to serve as a director because of his strong technical and engineering background as well as his experience and proven leadership capabilities assisting a large organization to achieve its business objectives.

G. Bennett Stewart, III, 59. * Mr. Stewart became a director of ITC in July 2006. In 1982, he co-founded Stern Stewart & Co., a global management consulting firm, where he served as Senior Partner until March 2006. Since then, Mr. Stewart has served as Chief Executive Officer of EVA Dimensions, a firm that offers corporate financial benchmark data, software tools for corporate financial intelligence, performance management, valuation modeling and executive decision support, and equity research services. Mr. Stewart has written and lectured widely in his 30 year professional career on topics such as accounting for value and management incentive plans. The ITC board of directors selected Mr. Stewart to serve as a director because of his vast experience with executive compensation valuation and his unique insight into corporate governance matters.

Lee C. Stewart, 64. * Mr. Stewart, an independent financial consultant, became a director of ITC in August 2005. Mr. Stewart currently serves as a director, chair of the nominating/corporate governance committee and member of the compensation and finance committees of P.H. Glatfelter Company and as a director, chair of the compensation committee and member of the audit committee of AEP Industries, Inc. Mr. Stewart also served as director, chair of the human resources and compensation committee and member of the audit committee of Marsulex, Inc. from 2000 to 2011. Previously, Mr. Stewart was Executive Vice President and Chief Financial Officer of Foamex International, Inc., a publicly traded manufacturer of flexible polyurethane and advanced polymer foam products, in 2001 and was Vice President responsible for all areas of Treasury at Union Carbide Corp., a chemicals and polymers company, from 1996 to 2001. Prior to that, Mr. Stewart was an investment banker for over 25 years. The ITC board of directors selected Mr. Stewart to serve as a director due to his extensive knowledge of finance and capital raising through his experience as a treasury officer and an investment banker, which are critical elements in the execution of ITC’s business strategy. Mr. Stewart is also an “audit committee financial expert” as defined in applicable SEC and NYSE rules.

J.C. Watts, Jr., 55. Mr. Watts became a director of ITC in August 2011. Mr. Watts is Chairman and Founder of the J.C. Watts Companies, a multi-industry company headquartered in Washington, D.C. with operations in Texas and Oklahoma. Through J.C. Watts Companies, he has built a diverse business organization that includes Mustang Equipment, the first African-American owned John Deere dealership in America, J.C. Watts Holdings, a private investment firm, and Watts Partners, which provides consulting and advocacy services for government and public affairs. Mr. Watts has held this position since 2003. Mr. Watts served in the U.S. House of Representatives from 1995 through 2002 representing the 4th congressional district in central and southwest Oklahoma. He was elected chairman of the Republican Conference in the U.S. House of Representatives in 1998, served for eight years on the House Armed Services Committee, and authored legislation to create the House Select Committee on Homeland Security, on which he later served. Mr. Watts also served on the House Transportation and Infrastructure Committee and House Banking Committee. From 1987 through 1994, Mr. Watts served as youth minister at Sunnylane Baptist Church in Del City, Oklahoma, where he then became Associate Pastor. In 1990 he was elected to the Oklahoma State Corporation Commission and became chairman before running for Congress in 1994. Mr. Watts currently serves as director of Dillard’s Departments Stores and CSX Corporation and also serves on the board of the Boys Scouts of America. The ITC board of directors selected Mr. Watts to serve as director due to his extensive understanding and knowledge of government and policy issues and his familiarity with the South Central states in which ITC operates and conducts business.

Joseph L. Welch, 64. Mr. Welch has been a director and the President and Chief Executive Officer of ITC since it began operations in 2003 and served as its Treasurer until April 2009. Mr. Welch has also served as Chairman of the ITC board of directors since May 2008. As the founder of ITCTransmission, Mr. Welch has had overall responsibility for ITC’s vision, foundation and transformation into the first independently owned and operated electricity transmission company in the United States. Mr. Welch worked for Detroit Edison Company, or Detroit Edison, and subsidiaries of DTE Energy Company, from 1971 to 2003. During that time, he held positions of increasing responsibility in the electricity transmission, distribution, rates, load research, marketing and pricing areas, as well as regulatory affairs that included the development and implementation of regulatory strategies. The ITC board of directors selected Mr. Welch to serve as a director because he is ITC’s President and Chief Executive Officer and he possesses unparalleled expertise in the electric transmission business.

* G. Bennett Stewart, III and Lee C. Stewart are not related.

Executive Officers

The executive officers of ITC immediately prior to the closing of the merger are expected to be the executive officers of ITC immediately following the closing of the merger.

Listed below is the biographical information for each person who is currently an executive officer of ITC.

Joseph L. Welch. Mr. Welch’s background is described above under the heading”—Directors and Executive Officers of ITC Before and After the Merger—Board of Directors.”

Cameron M. Bready. Mr. Bready has served as ITC’s Chief Financial Officer since April 2009 and was Senior Vice President from April 2009 until being named Executive Vice President in January 2011 and also served as Treasurer from April 2009 until February 2012. Mr. Bready is responsible for ITC’s accounting, finance, treasury, and other related financial functions as well as ITC’s development efforts. Prior to joining ITC, Mr. Bready served for one and a half years as vice president of finance at Northeast Utilities in Hartford, Connecticut, where he was responsible for the financial assessment and structuring of the company’s FERC regulated transmission and state regulated distribution infrastructure investments in the Northeast. He also oversaw financial policy matters, including cost of capital and capital structure requirements and dividend policy, as well as all corporate financial planning and analysis functions. Prior to this post, Mr. Bready served for seven and a half years in various senior management positions at Mirant Corporation, a publicly traded wholesale electricity generator based in Atlanta, Georgia, and prior to Mirant, he worked for six years as a senior manager in the Transaction Advisory practice at Ernst & Young and as an audit manager for Arthur Andersen. Mr. Bready serves as a member of the Board of Trustees of Oglethorpe University and the Board of Trustees of the Judson Center.

Linda H. Blair. Ms. Blair has served as Executive Vice President and Chief Business Officer of ITC since June 2007. Ms. Blair is responsible for managing each of ITC’s regulated operating companies and the necessary business support functions, including regulatory strategy, federal and state legislative affairs, community government affairs, human resources, and marketing and communications. Prior to this appointment, Ms. Blair served as ITC’s Senior Vice President—Business Strategy and was responsible for managing regulatory affairs, policy development, internal and external communications, community affairs and human resource functions. Ms. Blair was Vice President—Business Strategy from March 2003 until she was named Senior Vice President in February 2006. Prior to joining ITC, Ms. Blair was the Manager of Transmission Policy and Business Planning at ITCTransmission when it was a subsidiary of DTE Energy and supervised Detroit Edison’s regulatory affairs department.

Jon E. Jipping. Jon E. Jipping has served as ITC’s Executive Vice President and Chief Operating Officer since June 2007. In this position, Mr. Jipping is responsible for transmission system planning, system operations, engineering, supply chain, field construction and maintenance, and information technology and facilities. Prior to this appointment, Mr. Jipping served as ITC’s Senior Vice President—Engineering and was responsible for transmission system design, project engineering and asset management. Mr. Jipping joined ITC as Director of Engineering in March 2003, was appointed Vice President—Engineering in 2005 and was named Senior Vice President in February 2006. Prior to joining ITC, Mr. Jipping was Manager of Business Systems & Applications in DTE Energy’s Service Center Organization, responsible for implementation and management of business applications across the distribution business unit, and held various other positions in DTE Energy’s Transmission Operations and Transmission Planning department.

Daniel J. Oginsky. Mr. Oginsky has served as ITC’s Vice President and General Counsel since November 2004 and was named Senior Vice President and General Counsel in May 2009. In this position, Mr. Oginsky is responsible for the legal affairs of ITC and oversees the legal department, which includes the legal, corporate secretary, real estate, contract administration and corporate compliance functions. Mr. Oginsky also served as ITC’s Secretary from November 2004 until June 2007. Prior to joining ITC, Mr. Oginsky was an attorney in private practice for five years with various firms, where his practice focused primarily on representing

ITCTransmission and other energy clients on regulatory, administrative litigation, transactional, property tax and legislative matters. Mr. Oginsky currently serves as a member of the Providence Health Foundation Board of Trustees, and a member of the Board of Visitors for James Madison College at Michigan State University.

Compensation of ITC’s Directors and Executive Officers

Information on the compensation of ITC’s directors and officers is described on pages 17 through 46 of ITC’s definitive proxy statement with respect to the 2012 annual meeting of shareholders, which ITC filed on Schedule 14A with the SEC on April 12, 2012, which information is incorporated into this document by reference. For more information regarding how to obtain a copy of such documents, see “Where You Can Find More Information; Incorporation By Reference.”

Certain Relationships and Related Party Transactions

Code of Business Conduct and Ethics

ITC has adopted a Code of Business Conduct and Ethics that applies to all of ITC’s employees, executive officers and directors, including ITC’s chief executive officer, chief financial officer and principal accounting officer. The Code of Business Conduct and Ethics, as currently in effect (together with any amendments that may be adopted from time to time), is available on ITC’s website at www.itc-holdings.com through the “Corporate Governance” link on the “Investors” page. In the future, to the extent any waiver is granted or amendment is made with respect to the Code of Business Conduct and Ethics that requires disclosure under applicable SEC rules, ITC intends to post information regarding such waiver or amendment on the “Corporate Governance” page of its website.

Related Person Transactions

Pursuant to its charter, ITC’s nominating/corporate governance committee is charged with monitoring and reviewing issues involving independence and potential conflicts of interest with respect to ITC’s directors and executive officers. As required by applicable NYSE rules, ITC’s nominating/corporate governance committee also determines whether or not a particular relationship serves the best interest of ITC and its shareholders and whether the relationship should be continued or eliminated. In addition, ITC’s Code of Business Conduct and Ethics generally forbids conflicts of interest unless approved by the ITC board of directors or a designated committee.

Although ITC does not have a written policy with regard to the approval of transactions between ITC and its executive officers and directors, each director and officer must annually submit a form to ITC’s General Counsel disclosing his or her conflicts or potential conflicts of interest or certifying that no such conflicts of interest exist. Throughout the year, if any transaction constituting a conflict of interest arises or circumstances otherwise change that would cause a director’s or officer’s annual conflict certification to become incorrect, such director or officer must inform ITC’s General Counsel of such circumstances. ITC’s nominating/corporate governance committee reviews existing conflicts as well as potential conflicts of interest and determines whether any further action is necessary, such as recommending to the ITC board of directors whether a director or officer should be requested to offer his or her resignation. Where the ITC board of directors makes a determination regarding a potential conflict of interest, a majority of the ITC board of directors (excluding any interested member or members) shall decide upon an appropriate course of action. Additionally, any director or officer who has a question about whether a conflict exists must bring it to the attention of ITC’s General Counsel or chairperson of ITC’s nominating/corporate governance committee.

With the approval of ITC’s nominating/corporate governance committee, Clayton Welch, Jennifer Welch, Jessica Uher and Katie Welch (each of whom is a son, daughter or daughter-in-law of Joseph L. Welch, ITC’s chief executive officer) were employed by ITC as a Senior Engineer, Fleet Manager, Manager of Warehouse and Logistics, and Senior Accountant, respectively, during 2011 and continue to be employed by ITC. These individuals are employed on an “at will” basis and compensated on the same basis as ITC’s other employees of similar function, seniority and responsibility without regard to their relationship with Mr. Welch. These four individuals, none of whom resides with or is supported financially by Mr. Welch, received aggregate salary, bonus and taxable perquisites for services rendered in the above capacities totaling $420,877 during 2011.

Material Transactions Between ITC and Entergy

METC is party to a Generator Interconnection Agreement effective on January 19, 2011 with Entergy Nuclear Palisades, LLC (“Entergy Palisades”) and the MISO (the “Palisades Generator Interconnection Agreement”). This three-party agreement governs the direct electricity interconnection of Entergy Palisades’ electricity generating asset to the METC transmission system for the purposes of transmitting electric power from electricity generating facilities. The term of the Palisades Generator Interconnection Agreement is thirty years unless otherwise terminated by one of the parties to the agreement as specified in the agreement (subject to notice and approval of the FERC).

INFORMATION ON ENTERGY

Entergy, a Delaware corporation, is an integrated energy company engaged primarily in the electric power production and retail distribution operations. Entergy, through its subsidiaries, owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees. Entergy operates its business in two segments: the utility business segment and the Entergy wholesale commodities businesses segment.

INFORMATION ON ENTERGY’S TRANSMISSION BUSINESS

Description of Entergy’s Transmission Business

Overview

The Entergy transmission business, referred to as Entergy’s Transmission Business, consists of the Entergy transmission system, which is comprised of over 15,800 circuit miles of transmission lines operated at 69kV to 500kV and 1,500 substations, as well as the employees and assets used to plan, operate and maintain that system. The Entergy transmission system spans portions of Arkansas, Louisiana, Mississippi, Missouri and Texas, covers 114,000 square miles and is regulated by the FERC and retail regulators including the Arkansas Public Service Commission (“APSC”), the Louisiana Public Service Commission (“LPSC”), the Mississippi Public Service Commission (“MPSC”), the City Council for the City of New Orleans (the “City Council”) and the Public Utility Commission of Texas (“PUCT”). Entergy has not historically presented the Entergy’s Transmission Business as a separate reportable segment.

The Utility Operating Companies own the transmission system assets that are located in their respective service areas. Entergy Services, Inc. (“ESI”), a service company that provides services to the Utility Operating Companies, also owns certain assets related to the operation of Entergy’s Transmission Business. The personnel that plan, operate and maintain the Entergy transmission system are generally employed by ESI. Additionally, personnel that provide grid support services are generally employed by the individual Utility Operating Companies. Entergy’s Transmission Business is currently headquartered in Jackson, Mississippi.

The Entergy transmission system is part of the Eastern Interconnection, the network of interconnected transmission systems that move bulk power throughout the eastern half of the United States and eastern Canada.

The Entergy transmission system moves high voltage bulk electric power from generating plants of the Utility Operating Companies and other third parties across an interconnected system of transmission lines and substations to distribution points for delivery to wholesale customers such as municipalities and cooperatives, as well as to the approximately 2.8 million retail customers of the Utility Operating Companies. As of September 30, 2012, the Entergy transmission system was interconnected to 22 adjacent balancing authority areas. As of September 30, 2012, approximately 100 generating facilities, with an approximate total capacity of 47,100 MW, were connected to the Entergy transmission system. These generators include network resources of the Utility Operating Companies and other network customers, merchant generation, and cogenerators/qualified facilities.

The provision of bundled retail transmission service to the retail customers of the Utility Operating Companies is regulated by the retail regulators of those companies. The provision of transmission service to wholesale customers of the Utility Operating Companies is regulated by the FERC. Entergy provides wholesale transmission service pursuant to FERC-jurisdictional transmission agreements and tariffs, including the Entergy Open Access Transmission Tariff (the “Entergy OATT”) filed in accordance with FERC’s Order No. 888. In addition to wholesale transmission service, FERC also regulates the reliability of the bulk electric system, including Entergy’s transmission system, pursuant to the Energy Policy Act of 2005.

The Utility Operating Companies have historically engaged in coordinated planning, construction, and operation of their transmission facilities under the terms of the Entergy System Agreement, which is a rate schedule subject to the jurisdiction of the FERC. The System Agreement remains in effect today, although Entergy Arkansas and Entergy Mississippi have provided notice that they will terminate their participation in the System Agreement effective as of December 18, 2013 and November 7, 2015, respectively.

In November 2006, the Utility Operating Companies installed Southwest Power Pool (“SPP”), as the independent coordinator of transmission (“ICT”) for the Entergy transmission system. Acting as the ICT, SPP independently administers the Entergy OATT, grants and denies transmission service requests, and performs certain reliability and planning functions. These matters are further described under the section “—Federal Regulation,” below. The Entergy Regional State Committee (“E-RSC”), comprised of representatives from all of the Utility Operating Companies’ retail regulators, also provides oversight over the planning and operation of the Entergy transmission system. The E-RSC has authority to require the filing of proposed modifications to the cost allocation methodology for new transmission projects and to add transmission projects to the construction plan of the Utility Operating Companies.

On April 25, 2011, Entergy announced its plans for the Utility Operating Companies to join the MISO, an RTO that operates a Day 2 market, on or before December 2013. The Utility Operating Companies have obtained from all of the retail regulators the public interest findings sought by the Utility Operating Companies in order to move forward with their plan to join MISO. These matters are further described under the section “—Federal Regulation,” below.

On December 5, 2011, Entergy and ITC announced a plan to spin off Entergy’s Transmission Business and merge Entergy’s Transmission Business into ITC. For more information, see “The Transactions.”

Business Segments

Entergy’s Transmission Business is comprised of a single segment.

Transmission Business Functions

Entergy’s Transmission Business is responsible for transmission planning, asset and configuration management, transmission operations, transmission policy, regulatory compliance, transmission design engineering, transmission project management and construction, and safety.

Transmission Business Organization

Entergy’s Transmission Business is organized into six divisions: Asset Management, Project Management and Construction, Transmission Engineering, Transmission and Distribution Planning, Transmission Regulatory Compliance, and Operations.

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Asset Management is responsible for maintenance management, maintenance support, right of way management and configuration management. Asset Management maintains an active maintenance program utilizing a substation work management system and line work management system to track preventative maintenance requirements of certain components of the Entergy transmission system. Asset Management employs third party contractors to perform some of its responsibilities including vegetation management, environmental services, transmission line maintenance and substation maintenance. Asset Management retains the technical expertise to effectively oversee and manage its third party contractors.

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Project Management and Construction is responsible for project management, capital construction management and controls, right of way procurement, and storm tracking, reporting and system emergency planning and restoration coordination. Project Management and Construction employs third party contractors for the construction of certain projects and to support some of its responsibilities including environmental and surveying services. Project Management and Construction retains the technical expertise to effectively oversee and manage its third party contractors.

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Transmission Engineering is responsible for transmission line design, substation design, system protection and control design, design engineering services, design basis, standards development and new technology application. Transmission Engineering employs third party contractors to perform some of its engineering and design work. Transmission Engineering retains the technical expertise to effectively oversee and manage its third party contractors.

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Transmission and Distribution Planning is responsible for transmission system planning and distribution asset planning which includes the development of the five year transmission construction plan and a horizon plan for projects in years 6 through 10. The group also develops a five year distribution load forecast and integrates capacity/load growth needs of distribution and substations.

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Transmission Regulatory Compliance implements programs, procedures and controls to ensure the planning and operation of the Entergy transmission system satisfies regulatory requirements (including requirements of FERC, The Sarbanes-Oxley Act of 2002, records retention requirements, and electric reliability organization requirements and standards), is responsible for transmission regulatory policy development in support of the Entergy OATT, quality control, wholesale customer coordination and contracts, and administers the weekly procurement process.

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Transmission Operations is responsible for transmission system security and regional reliability coordination, monitors and controls the Entergy transmission system, provides transmission billing and settlement and coordinates transmission outages and switching. Transmission Operations oversees the scheduling, dispatching, operational planning and secure and reliable real-time operation of the Entergy transmission system. Transmission Operations assures safe power dispatching practices, coordinates transmission facility outages, supervises transmission circuit loading and operating voltage levels, directs the development of switching and tagging procedures and assures proper training of dispatching personnel. Transmission Operations is also responsible for certain process controls and aspects of the administration of the Entergy OATT and operation of Entergy’s OASIS node.

Operation of the Transmission System

The Entergy transmission system comprises over 15,800 circuit miles of 69kV to 500kV transmission lines and 1,500 substations located in Arkansas, Louisiana, Mississippi, Missouri and Texas. The system operations center (“SOC”) located in Pine Bluff, Arkansas has overall responsibility for operating the Entergy transmission system in real time. Certain responsibilities are shared with or delegated to five transmission operations centers (each a “TOC”) for the Utility Operating Companies. The five TOCs are located in Beaumont, Texas; Gretna, Louisiana; Jackson, Mississippi; Little Rock, Arkansas; and Monroe, Louisiana.

The primary operational functions performed at the SOC include balancing authority functions and transmission operation functions.

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Balancing Authority functions performed by operations personnel at the SOC include: monitoring frequency within acceptable limits during normal and emergency operating conditions, performing time error correction, calculating and monitoring area control errors and directing actions to maintain area control errors, coordinating with the reliability coordinator and neighboring balancing authorities for continued operation during normal and emergency conditions.

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Transmission Operations functions performed at the SOC include: coordinating and directing actions to ensure reliability of the Entergy transmission system based on system conditions and contingency analysis results, coordinating generator and transmission outages with neighboring balancing authorities, transmission operators and the reliability coordinator, monitoring and directing actions to maintain transmission system within voltage and line loading limits, coordinate with the reliability coordinator to mitigate system operating limit and interconnected reliability operating limit violations.

Certain Transmission Operations planning activities including maintaining the off-line model, performing studies and coordinating transmission outages are also performed at the SOC.

The TOCs perform local monitoring and control of transmission system parameters such as voltage, equipment status and line flows, as well as working with the field personnel to perform equipment switching and operate transmission equipment.

Entergy performs the following North American Electric Reliability Corporation (“NERC”) registered functions: Balancing Authority (BA), Distribution Provider (DP), Generator Owner (GO), Generator Operator (GOP), Interchange Authority (IA), Load Serving Entities (LSE), Planning Authority (PA), Purchasing Selling Entity (PSE), Resource Planner (RP), Transmission Owner (TO), Transmission Operator (TOP), and Transmission Service Provider (TSP). In operating the Entergy transmission system, Entergy’s Transmission Business performs a subset of these NERC registered functions, including PA, BA, IA, TO, TOP and TSP.

Transmission Business Customers

The transmission system moves bulk power from generating plants to distribution points for delivery to wholesale customers and cooperatives as well as to the approximately 2.8 million retail customers of the Utility Operating Companies. Entergy’s transmission system also delivers power directly to large commercial and industrial retail customers of the Utility Operating Companies. These customers include refineries, chemical plants, oil and gas processing facilities, pumping stations, and large manufacturing sites vital to the region and nation.

Transmission Rates and Ratemaking

The Utility Operating Companies are rate-regulated public utilities whose rates (i) are approved by a body empowered to set rates that bind customers (its regulator); (ii) are cost-based; and (iii) can be charged to and collected from customers. The Utility Operating Companies earn revenues and recover the cost of operating and maintaining the transmission system by charging retail and wholesale customers transmission rates based on ratemaking processes subject to the jurisdiction of the FERC and the retail regulators of the Utility Operating Companies.

Approximately 75% of Entergy’s Transmission Business revenues earned by the Utility Operating Companies are derived from providing transmission services to the retail customers of those companies. Retail rates of the Utility Operating Companies are set on a bundled basis (including generation, transmission and distribution assets and associated operations and maintenance (“O&M”) and administrative and general (“A&G”) costs) and as a result, the Utility Operating Companies, do not have separately stated transmission rates. Retail rates are set utilizing the same transmission assets, O&M, and A&G costs of each Utility Operating Company that are used collectively to develop the Entergy Open Access Transmission Tariff (“OATT”) rate, but reflect each Utility Operating Company’s authorized retail return on equity and capital structure.

The remaining approximately 25% of Entergy’s Transmission Business revenues earned by the Utility Operating Companies are derived from providing transmission services to third party wholesale customers. No one third party wholesale customer accounted for more than ten percent of Entergy’s Transmission Business’s revenues. The Utility Operating Companies derive charges for service on Entergy’s bulk transmission facilities through a formula rate contained in the Entergy OATT. In accordance with the Entergy OATT, the Utility Operating Companies submit an annual informational filing to the FERC that updates the charges that will apply for OATT service for the upcoming June 1 through May 31 period (a “Rate Year”) using actual data from the immediately prior calendar year (“Annual Rate Update”). Specifically, the Annual Rate Update calculates charges for the upcoming Rate Year using historical, actual costs, loads and other inputs (e.g., revenue credits) as recorded for the year immediately prior to the Rate Year (e.g., 2010 actual costs as inputs for the 2011 Rate Year) in accordance with Appendix A to Schedule 7 (Firm Point-to-Point Transmission Service) and Attachment H (Network Service) to the Entergy OATT. The cost of constructing certain types of upgrades is recovered directly from the requesting customer pursuant to Attachment T to the Entergy OATT, not through the Annual Rate Update.

In addition to the OATT formula rate, the Utility Operating Companies also provide transmission service under other grandfathered agreements that pre-date FERC’s Order No. 888. These agreements contain either a stated rate for transmission service or, in the case of one customer, a formula rate that is updated every year using actual data from the immediately prior calendar year.

Entergy’s Transmission Business collects revenues based on these wholesale rates by billing wholesale transmission customers for the use of the Entergy transmission system pursuant to the transmission service rates set forth in the applicable grandfathered agreement or Entergy OATT. The revenue from the billings to wholesale customers under the OATT formula rate is distributed among the Utility Operating Companies based on responsibility ratio. Revenue from the billings to wholesale customers under grandfathered agreements is distributed to the Utility Operating Company that entered into that agreement.

After Entergy’s Transmission Business becomes a member of MISO and the merger occurs, the Utility Operating Companies will no longer be responsible for providing transmission service or billing wholesale customers. ITC will own and operate the former Entergy transmission system and will recover costs associated with those assets pursuant to the MISO OATT. Under this arrangement, MISO will be responsible for billing customers, including the Utility Operating Companies, pursuant to the formula rate in the MISO OATT and revenues will passed on to the transmission business operated by ITC.

Transmission Business Franchises

Entergy Arkansas holds exclusive franchises to provide electric service including the transmission of electricity in approximately 307 incorporated cities and towns in Arkansas. These franchises are unlimited in duration and continue unless the municipalities purchase the utility property. In Arkansas, franchises are considered to be contracts and, therefore, are terminable pursuant to the terms of the franchise agreement and applicable statutes.

Entergy Gulf States Louisiana holds non-exclusive franchises to provide electric service including the transmission of electricity in approximately 56 incorporated municipalities and the unincorporated areas of approximately 18 parishes. Most of Entergy Gulf States Louisiana’s franchises have a term of 60 years. Entergy Gulf States Louisiana’s current electric franchises expire during 2015-2046.

Entergy Louisiana holds non-exclusive franchises to provide electric service including the transmission of electricity in approximately 116 incorporated Louisiana municipalities. Most of these franchises have 25-year terms. Entergy Louisiana also supplies electric service including the transmission of electricity in approximately 45 Louisiana parishes in which it holds non-exclusive franchises. Entergy Louisiana’s electric franchises expire during 2015-2036.

Entergy Mississippi has received from the MPSC certificates of public convenience and necessity to provide electric service including the transmission of electricity to areas within 45 counties, including a number of municipalities, in western Mississippi. Under Mississippi statutory law, such certificates are exclusive. Entergy Mississippi may continue to serve in such municipalities upon payment of a statutory franchise fee, regardless of whether an original municipal franchise is still in existence.

Entergy New Orleans provides electric service including the transmission of electricity in the City of New Orleans pursuant to an indeterminate permit set forth in a city ordinance (except electric service in Algiers, which is provided by Entergy Louisiana). This ordinance contains a continuing option for the City of New Orleans to purchase Entergy New Orleans’s electric properties.

Entergy Texas holds a certificate of convenience and necessity from the PUCT to provide electric service including the transmission of electricity to areas within approximately 27 counties in eastern Texas, and holds non-exclusive franchises to provide electric service including the transmission of electricity in approximately 68 incorporated municipalities. Entergy Texas was typically granted 50-year franchises, but recently has been receiving 25-year franchises. Entergy Texas’s electric franchises expire during 2013-2058.

Transmission Business Planning

Entergy’s Transmission Business annually conducts both local planning and regional planning related to the Entergy transmission system.

The primary goals of the local planning process are to ensure the continued reliable operation of the Entergy transmission system and to meet all firm load requirements, including serving the loads of the retail customers of the Utility Operating Companies. The local planning process takes into account the expected load growth and long-term firm transmission service using the Entergy transmission system. Entergy’s Transmission Business also seeks input from stakeholders, state regulators, and the ICT. Potential projects are identified against Entergy’s transmission planning criteria which include the NERC Reliability Standards, the SERC Reliability Corporation Supplements to the NERC Reliability Standards, and the Entergy Transmission Local Planning Criteria. The results of the annual local planning process are reflected in a Transmission Construction Plan and Horizon Plan, which encompass proposed, conceptual and approved transmission projects.

A Transmission Planning Summit is held annually at which Entergy’s Transmission Business presents options for expanding and upgrading the Entergy transmission system.

In order to comply with regional coordination requirements of FERC Order No. 890, the Entergy’s Transmission Business conducts regional planning by participating in the Entergy SPP Regional Planning Process (“ESRPP”) and the Southeast Inter-Regional Participation Process (“SIRPP”). These processes evaluate potential transmission projects to enhance transfer capabilities between the Entergy transmission system and neighboring systems within the SPP and SERC regions.

ESRPP was created to identify system enhancements that may relieve regional congestion between Entergy and the SPP. The process shares system plans to ensure that they are simultaneously feasible and otherwise use consistent assumptions and data.

The Regional Planning Parties (Entergy and SPP RTO) utilize the ESRPP to perform studies and coordinate regional stakeholder communication. Each party assesses the simultaneous feasibility of the expansion plans and the consistency of data and assumptions and reports any inconsistencies or incompatibilities to the coordinating party. The Regional Planning Parties conduct stakeholder requested studies intended to identify system enhancements that may relieve regional congestion. The main objectives of the ESRPP are to improve regional transfer capability, improve regional optimization, and relieve constraining flowgates. These objectives are combined in order to provide a more robust transmission system capable of more economic delivery of power across a regional transmission system.

SIRPP is an inter-regional planning process with participants from the various Southeastern interconnected transmission owners including the Utility Operating Companies. SIRPP relies on the existing planning processes of its participants. Using the plans developed from existing processes, participants in the SIRPP collectively conduct inter-regional reliability transmission assessments, which include the sharing of the individual transmission system plans of the participants, providing information on the assumptions and data inputs used in the development of those plans and assessing whether the plans are simultaneously feasible. The inter-regional planning process is performed annually.

The E-RSC also has authority to require the filing of proposed modifications to the cost allocation methodology for new transmission projects and to add transmission projects to the Transmission Construction Plan of the Utility Operating Companies.

Additional changes to the regional and interregional planning processes are contemplated in order to comply with FERC Order No. 1000. Entergy is currently in discussions with MISO and neighboring systems as compliance with Order 1000 will be affected by the Utility Operating Companies’ proposal to join MISO.

Capital Improvement Projects

Capital improvement projects include upgrades to transmission facilities for reliability, economic transmission upgrades, upgrades necessary to grant firm transmission service, generation interconnection facilities, and new points of delivery. Related to capital improvement projects are planning, design, engineering, right-of-way acquisition, and project management. Capital improvement projects are identified and evaluated through a project planning process. Approved projects are designed and constructed pursuant to a project execution process.

Also related to capital improvements are projects necessary to restore the transmission system following major storm events (e.g., ice storms, hurricanes, tornadoes). Restoration activities include pole, transformer, and line replacements, substation repairs, debris removal, and, coordinating mutual assistance aid from other utilities. Safety programs include training of personnel in the proper techniques and use of mechanical and personal safety equipment.

Capital Investments

Entergy’s Transmission Business’s capital investment over the past three years was $1,061.7 million. Entergy’s Transmission Business’s capital investment and O&M expenses over the past three years was $1,679.4 million.

(in millions)	2009	2010	2011	Subtotal
Total Capital Expenditures	$268.3	$377.8	$415.6	$1,061.7
Total O&M	$186.7	$212.1	$218.9	$617.7

Total	$455.0	$589.9	$634.5	$1,679.4

Operation and Maintenance Expenses

Typical operating and maintenance expenses of Entergy’s Transmission Business include preventive and corrective maintenance programs, vegetation management, equipment replacement and repair, equipment testing, and system operations.

Seasonality

Entergy’s Transmission Business’s revenues are seasonal, in that revenues are typically higher in the winter and summer months when peak load is greater. The seasonal influences are mitigated from year to year because the rate test year is based on actual historical data of the immediate preceding rate year.

Competition

The business of transmitting electricity has historically been recognized as a natural monopoly. Accordingly, vertically integrated utilities that own transmission facilities operate in a highly regulated environment. At the state or local level, these utilities typically have an obligation to provide electric service to their customers in return for an exclusive franchise within their service territory with an opportunity to earn a regulated rate of return. At the federal level, the FERC regulates the rates, terms and conditions of wholesale transmission service and requires the provision of non-discriminatory, open access transmission service to eligible transmission customers. Entergy’s Transmission Business, as part of the Utility Operating Companies, operates in a similar environment in which it is the only provider of transmission services within its service territories in Arkansas, Louisiana, Mississippi and Texas. Entergy’s Transmission Business provides open access, non-discriminatory wholesale transmission service pursuant to FERC regulated tariffs and is regulated at the state/local level by retail regulators.

Federal Regulation

Independent Coordinator of Transmission

In 2000, the FERC issued an order encouraging utilities to voluntarily place their transmission facilities under the control of independent RTOs. Delays in implementing the FERC RTO order occurred due to a variety of reasons, including the fact that utilities, other stakeholders, and federal and state regulators have had to work to resolve various issues related to the establishment of such RTOs. In November 2006, the Utility Operating Companies installed SPP as the ICT for the Entergy transmission system. The ICT structure approved by FERC is not an RTO under FERC Order No. 2000 and installation of the ICT did not transfer control of the Entergy transmission system to the ICT. Instead, the ICT performs some, but not all, of the functions performed by a typical RTO, as well as certain functions unique to the Entergy transmission system. In particular, the ICT was vested with responsibility for:

•	granting or denying transmission service on the Entergy transmission system;

•	administering the Utility Operating Companies’ OASIS node for purposes of processing and evaluating transmission service requests;

•

developing a base plan for Entergy’s Transmission Business and deciding whether costs of transmission upgrades should be rolled into the Utility Operating Companies’ transmission rates or directly assigned to an individual;

•	serving as the reliability coordinator for the Entergy transmission system;

•	overseeing the operation of the weekly procurement process (WPP); and

•	evaluating interconnection-related investments already made on the Entergy transmission system for certain cost allocation purposes.

The FERC, in conjunction with the retail regulators of the Utility Operating Companies, hosted a conference on June 24, 2009, to discuss the ICT arrangement and transmission access on the Entergy transmission system. During the conference, several issues were raised by regulators and market participants, including the adequacy of the Utility Operating Companies’ capital investment in the transmission system, the Utility Operating Companies’ compliance with the existing NERC reliability planning standards, the availability of transmission service across the Entergy transmission system, and whether the Utility Operating Companies could have purchased lower cost power from merchant generators located on the Entergy transmission system rather than running their older generating facilities. On July 20, 2009, the Utility Operating Companies filed comments with the FERC responding to the issues raised during the conference. The comments explained that: 1) the Utility Operating Companies believe that the ICT arrangement has fulfilled its objectives; 2) the Utility Operating Companies’ transmission planning practices comply with laws and regulations regarding the planning and operation of the Entergy transmission system; and 3) these planning practices have resulted in a transmission system that meets applicable reliability standards and is sufficiently robust to allow the Utility Operating Companies both to substantially increase the amount of transmission service available to third parties and to make significant amounts of economic purchases from the wholesale market for the benefit of the Utility Operating Companies’ retail customers. The Utility Operating Companies also explained that, as with other transmission systems, there are certain times during which congestion occurs on the Entergy transmission system that limits the ability of the Utility Operating Companies as well as other parties to fully utilize the generating resources that have been granted transmission service. Additionally, the Utility Operating Companies committed in their response to exploring and working on potential reforms or alternatives for the ICT arrangement that could take effect following the initial term. The Utility Operating Companies’ comments also recognized that NERC was in the process of amending certain of its transmission reliability planning standards and that the amended standards, if approved by the FERC, would result in more stringent transmission planning criteria being applicable in the future. The FERC may also make other changes to transmission reliability standards. These changes to the reliability standards would result in increased capital expenditures by the Utility Operating Companies.

In 2009, the E-RSC, which is comprised of representatives from all of the Utility Operating Companies’ retail regulators, was formed to consider issues related to the ICT and the Entergy transmission system. Among other things, the E-RSC in concert with the FERC conducted a cost/benefit analysis comparing the ICT arrangement to other transmission proposals, including participation in an RTO.

In November 2010, the FERC issued an order accepting the Utility Operating Companies’ proposal to extend the ICT arrangement with SPP until November 2012. In addition, in December 2010 the FERC issued an order that granted the E-RSC additional authority over transmission upgrades and cost allocation. On July 10, 2012, the LPSC approved, subject to conditions, Entergy Gulf States Louisiana’s and Entergy Louisiana’s request to extend the ICT arrangement and to transition to MISO as the provider of ICT services effective as of November 2012 (with the actual transition expected to occur December 1, 2012) and continuing until the Utility Operating Companies join the MISO RTO, or December 31, 2013, whichever occurs first. No other retail regulatory filings with respect to the extension of the ICT arrangement and the transition from SPP to MISO as ICT services provider are expected. On August 2, 2012, the Utility Operating Companies filed an application with FERC, seeking (a) an interim extension of the ICT arrangement through and until the earlier of December 31, 2014 or the date the proposed transfer of functional control of the Operating Companies’ transmission assets to the MISO RTO is completed and (b) the transfer from SPP to MISO as the provider of ICT services, effective December 1, 2012. The FERC issued an order accepting the proposal in October 2012.

Entergy’s Proposal to Join MISO

On April 25, 2011, Entergy announced that each of the Utility Operating Companies propose joining MISO, which is expected to provide long-term benefits for the customers of each of the Utility Operating Companies. MISO is an RTO that operates in eleven U.S. states (Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri, Montana, North Dakota, South Dakota, and Wisconsin) and also in Canada. Each of the Utility Operating Companies filed an application with its retail regulator concerning the proposal to join MISO and transfer control of each company’s transmission assets to MISO. The applications to join MISO sought a finding that membership in MISO is in the public interest. Becoming a member of MISO will not affect the ownership by the Utility Operating Companies of their transmission facilities or the responsibility for maintaining those facilities. Once the Utility Operating Companies are fully integrated as members, however, MISO will assume control of transmission planning and congestion management and, through its Day 2 market, MISO will provide instructions for the commitment and dispatch of generation that is bid into MISO’s markets.

The LPSC voted to grant Entergy Gulf States Louisiana’s and Entergy Louisiana’s application for transfer of control to MISO, subject to conditions, on May 23, 2012, and issued its order on June 28, 2012.

On October 26, 2012, the APSC authorized Entergy Arkansas to sign the MISO Transmission Owners Agreement, which Entergy Arkansas has now done, and move forward with the MISO integration process. The APSC stated in its order that it would give conditional approval of Entergy Arkansas’s application upon MISO’s filing with the APSC proof of approval by the appropriate MISO entities of certain governance enhancements. On October 31, 2012, MISO filed with the APSC proof of approval of the governance enhancements and requested a finding of compliance and approval of Entergy Arkansas's application. On November 21, 2012, the APSC issued an order requiring that MISO file a “higher level of proof” that the MISO Transmission Owners have “officially approved and adopted” one of the proposed governance enhancements in the form of sworn compliance testimony, or a sworn affidavit, from the chairman of the MISO Transmission Owners Committee.

On September 17, 2012, Entergy Mississippi and the Mississippi Public Utilities Staff filed a joint stipulation indicating that they agree that Entergy Mississippi’s proposed transfer of functional control of its transmission facilities to MISO is in the public interest, subject to certain contingencies and conditions. On November 15, 2012, the MPSC issued an order concerning the application of Entergy Mississippi. In the order of the MPSC, the MPSC approved a joint stipulation filed by Entergy Mississippi and the Mississippi Public Utilities Staff, concluding that Entergy Mississippi’s proposed transfer of functional control of its transmission facilities is in the public interest, subject to certain conditions.

On November 15, 2012, the City Council issued a resolution concerning the application of Entergy New Orleans. In the resolution issued by the City Council, the City Council approved a settlement agreement agreed to by Entergy New Orleans, Entergy Louisiana, MISO, and the advisors to the City Council related to joining MISO and found that it is in the public interest for Entergy New Orleans and Entergy Louisiana to join MISO, subject to certain conditions.

Entergy Texas submitted its change of control filing on April 30, 2012. On August 6, 2012, parties in the PUCT proceeding, with the exception of Southwest Power Pool, filed a non-unanimous settlement. The substance of the settlement is that it is in the public interest for Entergy Texas to transfer functional control of its transmission facilities to MISO under certain conditions. On October 26, 2012, the PUCT issued an order approving the transfer as in the public interest, subject to the terms and conditions in the settlement, with several additional terms and conditions requested by the PUCT and agreed to by the settling parties.

With these actions on the applications, the Utility Operating Companies have obtained from all of the retail regulators the public interest findings sought by the Utility Operating Companies in order to move forward with their plan to join MISO.

The FERC filings related to integrating the Utility Operating Companies into MISO are planned for late 2012 or early 2013. The target implementation date for joining MISO is December 2013. Entergy believes that the decision to join MISO should be evaluated separately from and independent of the decision regarding the ownership of the Entergy transmission system, and Entergy plans to continue to pursue the MISO proposal and the planned spin-off or split-off exchange offer and merger of the Entergy’s Transmission Business on parallel regulatory paths.

In June 2011, MISO filed with the FERC a request for a transitional waiver of provisions of its open access transmission, energy, and operating reserve markets tariff regarding allocation of transmission network upgrade costs, in order to establish a transition for the integration of the Utility Operating Companies. In September 2011 the FERC issued an order denying on procedural grounds MISO’s request, further advising MISO that submitting modified tariff sheets is the appropriate method for implementing the transition that MISO seeks for the Utility Operating Companies. The FERC did not address the merits of any transition arrangements that may be appropriate to integrate the Utility Operating Companies into MISO. MISO worked with its stakeholders to prepare the appropriate changes to its tariff and filed the proposed tariff changes with the FERC in November 2011. On April 19, 2012, the FERC conditionally accepted MISO’s proposal related to the allocation of transmission upgrade costs in connection with the transition and integration of the Utility Operating Companies into MISO. On May 21, 2012, MISO filed a compliance filing in accordance with the provisions of the FERC’s April 19, 2012 Order. Westar Energy, Inc. and Arkansas Electric Cooperative Corporation filed requests for rehearing of the FERC’s April 19, 2012 Order. On June 11, 2012, the FERC issued a tolling order granting the pending rehearing requests for purposes of further consideration. On November 15, 2012, FERC issued an order denying the requests for rehearing of the April 19, 2012 Order, and conditionally accepting the May 21, 2012 compliance filing, subject to a further compliance filing due within 30 days of the date of the November 15, 2012 Order.

In addition, the Utility Operating Companies have proposed giving authority to the E-RSC, upon unanimous vote and within the first five years after the Utility Operating Companies join the MISO RTO, (i) to require the Utility Operating Companies to file with the FERC a proposed allocation of certain transmission upgrade costs among the Utility operating companies’ transmission pricing zones that would differ from the allocation that would occur under the MISO OATT and (ii) to direct the Utility Operating Companies as transmission owners to add projects to MISO’s transmission expansion plan.

Environmental Matters

Entergy’s Transmission Business must comply with environmental laws and regulations applicable to the handling and disposal of hazardous substances, such as the Comprehensive Environmental Remediation, Compensation, and Liability Act (“CERCLA”). Under these various laws and regulations, Entergy’s Transmission Business could incur substantial costs to restore properties consistent with the various standards. Entergy’s Transmission Business management conducts studies to determine the extent of any required remediation and has recorded reserves based upon its evaluation of the likelihood of loss and expected dollar amount for each issue. Additional sites could be identified which require environmental remediation for which Entergy’s Transmission Business could be liable. The amounts of environmental reserves recorded can be significantly affected by the following external events or conditions:

•

Changes to existing state or federal regulation by governmental authorities having jurisdiction over air quality, water quality, control of toxic substances and hazardous and solid wastes, and other environmental matters.

•	The identification of additional sites or the filing of other complaints in which Entergy may be asserted to be a potentially responsible party.

•	The resolution or progression of existing matters through the court system or resolution by the EPA or the applicable state.

Entergy’s Transmission Business operates in some areas that are classified as wetlands or other waters of the United States subject to Section 404 of the federal Clean Water Act and the U.S. Corps of Engineers permitting program promulgated thereunder. Operations in these areas are subject to stringent environmental controls and permitting requirements regarding discharges, filling, and dredging. New projects, maintenance projects, and storm restoration projects in these areas often face enhanced administrative processes in relation to permitting, increased operational costs due to required environmental protection measures, and increased costs due to requirements for wetland mitigation.

Entergy’s Transmission Business includes assets that, from time to time, cause bird and other animal mortalities. In some situations, these mortalities can constitute a violation of the Migratory Bird Treaty Act, the Endangered Species Act, the Bald and Golden Eagle Protection Act, and similar federal and state laws. Entergy’s Transmission Business has developed an Avian Protection Plan (“APP”) concerning operations in sensitive habitat areas, retrofits to avian protective standards in areas of interaction, and standards for new construction. Failure to comply with the APP or the “take” of species protected by these laws could subject Entergy’s Transmission Business to federal or state enforcement.

Entergy’s Transmission Business includes assets which contain and use greenhouse gases, primarily in the form of sulfur hexafluoride (“SF6”) (a gaseous dielectric medium used in certain electrical equipment) and fleet vehicle emissions. The regulation of greenhouse gases continues to develop and Entergy’s Transmission Business may be required to reduce its use or emissions of SF6 or other greenhouse gases or to purchase allowances for its emissions.

Entergy’s Transmission Business includes assets which may contain and use dielectric fluid containing or contaminated with polychlorinated biphenyls (“PCB”), a highly-regulated substance that is controlled by the Toxic Substances Control Act (“TSCA”). Currently, the continued use of existing equipment containing PCBs is allowed under TSCA; however, efforts are being made to require the near-term removal and disposal of all such equipment. The change in the regulation of PCBs and PCB-containing equipment would require substantial capital and operational expenditures by Entergy’s Transmission Business.

Entergy’s Transmission Business includes assets classified as oil-filled operating equipment which may contain and use mineral oil dielectric fluids. Such fluids are classified by EPA as oils and, consequently, are subject to laws prohibiting and preventing their discharge to waters of the US, including the Oil Pollution Prevention Act.

Entergy’s Transmission Business conducts operations from time to time that fall within the regulation of federal and state Clean Water Act programs governing storm water runoff management. Proposed EPA regulations could increase the stringency of these regulations and the cost of compliance.

Employees

As of September 2012, Entergy’s Transmission Business utilized approximately 500 employees among (i) the six divisions of Entergy’s Transmission Business: Asset Management, Project Management and Construction, Transmission Engineering, Transmission and Distribution Planning, Transmission Regulatory Compliance, and Operations and (ii) the Entergy employees who provided services and support functions to Entergy’s Transmission Business. In both cases, these employees were primarily employed by ESI. The services and support functions provided to Entergy’s Transmission Business include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs, and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services and purchasing and logistics. As of September 2012, Entergy’s Transmission Business was further supported by approximately 250 transmission grid employees that were employed by one of the several Utility Operating Companies. All of the craft employees of Entergy’s Transmission Business (other than those craft employees employed by Entergy Louisiana and Entergy New Orleans) are bargaining unit employees represented by the International Brotherhood of Electrical Workers. The current management team of Entergy’s Transmission Business believes that its relations with employees and their representative organizations are good.

Properties

The Entergy transmission system comprises over 15,800 circuit miles of 69kV to 500kV transmission lines and 1,500 substations located in Arkansas, Louisiana, Mississippi, Missouri and Texas. Approximately 102 miles of transmission lines are leased from third parties and Entergy Arkansas leases approximately 15 miles of transmission lines to a third party. The SOC is located in Pine Bluff, Arkansas and the five TOCs are located in Beaumont, Texas, Gretna, Louisiana, Jackson, Mississippi, Little Rock, Arkansas, and Monroe, Louisiana. The SOC and the TOCs located in Little Rock, Arkansas, Gretna, Louisiana and Monroe, Louisiana are leased. Entergy’s Transmission Business operates from service centers and offices dedicated to transmission functions and from offices, warehouses and other facilities shared with other business functions within Entergy. Entergy’s Transmission Business is currently headquartered in Jackson, Mississippi.

The transmission assets owned by the Utility Operating Companies are subject to mortgage liens, which will be released in connection with the merger. The transmission assets owned by Entergy New Orleans are subject to a continuing option for the City of New Orleans to purchase Entergy New Orleans’s electric properties.

Legal Proceedings

Entergy is regularly named as a defendant in a number of lawsuits regarding Entergy’s Transmission Business involving employment, customers, and injuries and damages issues, among other matters. Entergy periodically reviews the cases involving Entergy’s Transmission Business in which Entergy has been named as defendant and assesses the likelihood of loss in each case as probable, reasonably estimable, or remote and records reserves for cases which have a probable likelihood of loss and can be estimated. Given the environment in which Entergy’s Transmission Business operates, and the unpredictable nature of many of the cases involving Entergy’s Transmission Business in which Entergy is named as a defendant, the ultimate outcome of the litigation to which Entergy is exposed has the potential to materially affect the results of operations of Entergy’s Transmission Business. Entergy uses legal and appropriate means to contest litigation threatened or filed against it regarding Entergy’s Transmission Business. However, certain states in which Entergy’s Transmission Business operates have proven to be unusually litigious environments and verdicts against defendants in personal injury, property damage and business tort cases have resulted in large damages, including punitive damages. The litigation environment in these states poses a significant business risk to Entergy’s Transmission Business.

U.S. Department of Justice Investigation

In September 2010, Entergy was notified that the U.S. Department of Justice had commenced a civil investigation of competitive issues concerning certain generation procurement, dispatch, and transmission system practices and policies of the Utility Operating Companies. On November 14, 2012, the U.S. Department of Justice issued a press release in which the U.S. Department of Justice stated, among other things, that the civil investigation concerning certain generation procurement, dispatch, and transmission system practices and policies of the Utility Operating Companies would remain open. However, the release noted the intention of each of the Utility Operating Companies to join MISO and Entergy’s agreement with ITC to undertake the transactions. The release stated that if Entergy follows through on these matters, the U.S. Department of Justice’s concerns will be resolved. The release further stated that the U.S. Department of Justice will monitor developments, and in the event that Entergy does not make meaningful progress, the U.S. Department of Justice can and will take appropriate enforcement action, if warranted.

Notice to SERC Reliability Corporation Regarding Reliability Standards and FERC Investigation

Entergy has notified the SERC Reliability Corporation (“SERC”) of potential violations of certain NERC reliability standards, including certain Critical Infrastructure Protection, Facilities Design, Connection and Maintenance, and System Protection and Control standards. Entergy is working with the SERC to provide information concerning these potential violations. In addition, FERC’s Division of Investigations is conducting an investigation of certain issues relating to the Entergy Utility operating companies compliance with certain reliability standards related to protective system maintenance, facility ratings and modeling, training, and communications. The Energy Policy Act of 2005 provides authority to impose civil penalties for violations of the FPA and FERC regulations.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

No event with respect to changes in or disagreements with accountants on accounting or financial disclosure that would be required to be described in this section of the proxy statement/prospectus has occurred with respect to Entergy’s Transmission Business.

BUSINESS OF THE COMBINED COMPANY

The combination of ITC and Entergy’s Transmission Business is intended to strengthen ITC’s leading independent transmission platform in the United States. The addition of Entergy’s Transmission Business expands ITC’s geographic reach from the Midwest to the Gulf Coast region and will add sizable new markets to ITC’s current operating and development business both enhancing and diversifying ITC’s growth prospects. Once the merger has been completed, ITC will become one of the largest electric transmission companies in the United States based on net property, plant and equipment and peak load served.

The combination of ITC and Entergy’s Transmission Business furthers the objectives of the independent transmission model and ITC’s business strategy by enhancing system integrity and reliability, reducing transmission congestion and allowing greater access to competitive generation sources to interconnect to the transmission systems in an RTO environment.

While ITC will retain the current Entergy’s Transmission Business headquarters in Jackson, Mississippi as a regional headquarters for at least three years after the effective time of the merger, certain functions of Entergy’s Transmission Business, which have been performed by Entergy’s corporate headquarters, will be transitioned to ITC’s corporate headquarters in Novi, Michigan. In order to manage an orderly transition in the operation of the Entergy’s Transmission Business, ITC and Entergy will enter into transition services agreements as described in this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR ENTERGY’S TRANSMISSION BUSINESS

Introduction

The following discussion and analysis is intended to provide investors with an understanding of the historical performance of Entergy’s Transmission Business and its financial condition. This discussion and analysis presents the factors that had a material effect on the results of operations of Entergy’s Transmission Business during the years ended December 31, 2011, 2010, and 2009, and during the nine months ended September 30, 2012 and 2011.

The financial statements of Entergy’s Transmission Business have been derived from Entergy’s historical accounting records and reflect significant allocations of revenues and expenses. All of the allocations and estimates in these financial statements are based on assumptions that management of Entergy’s Transmission Business believes are reasonable. The financial statements do not necessarily represent, however, the results of operations or financial position of Entergy’s Transmission Business had it been operated as a separate independent entity.

You should read this discussion in conjunction with the historical combined financial statements of Entergy’s Transmission Business and the notes to those statements, the unaudited historical condensed combined financial statements of Entergy’s Transmission Business and the notes to those statements and the unaudited pro forma condensed combined financial data and the notes to the pro forma condensed combined financial data of ITC included elsewhere in this document.

The following discussion and analysis contains forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

In December 2011, Entergy announced that its board of directors approved a plan to spin off Entergy’s Transmission Business and merge it with a newly formed subsidiary of ITC Holdings Corp. (“ITC”). Entergy’s Transmission Business is not currently a separate stand-alone legal entity and has not historically been presented as a separate reportable segment. Entergy’s Transmission Business consists of the Entergy transmission system, which is comprised of over 15,800 circuit miles of transmission lines operated at 69kV to 500kV and 1,500 substations, as well as the employees and assets used to plan, operate and maintain that system, which make up the electric transmission operations of the following companies (collectively referred to as the Utility Operating Companies):

•	Entergy Arkansas, Inc.,

•	Entergy Gulf States Louisiana, L.L.C.,

•	Entergy Louisiana, LLC,

•	Entergy Mississippi, Inc.,

•	Entergy New Orleans, Inc., and

•	Entergy Texas, Inc.

The Utility Operating Companies’ electric utility businesses consist of integrated generation, transmission, distribution, and electric power sales operations.

Entergy plans to contribute Entergy’s Transmission Business to Mid South TransCo LLC (“TransCo”), a wholly owned subsidiary of Entergy, to spin-off TransCo to Entergy shareholders, and then to merge TransCo with the newly formed ITC subsidiary in a tax-free, all-stock transaction, which will result in Entergy’s shareholders holding approximately 50.1% of ITC’s common stock on a “fully diluted basis.” In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. The plan also includes TransCo and its subsidiaries consummating certain financing transactions totaling approximately $1.775 billion pursuant to which (i) TransCo’s subsidiaries will borrow through a 366-day bridge facility (the TransCo Subs Financing) and (ii) TransCo will issue senior securities of TransCo to Entergy (the TransCo debt securities). Neither Entergy nor the Utility Operating Companies will guarantee or otherwise be liable for the payment of the TransCo debt securities. Entergy will issue debt or enter into agreements under which certain unrelated creditors will agree to purchase existing corporate debt of Entergy, which will be exchangeable into the TransCo debt securities at closing. In addition, prior to the closing, TransCo may obtain a working capital revolving credit facility in a principal amount agreed to by Entergy and ITC.

The transaction is expected to be completed in 2013 subject to the satisfaction of certain closing conditions, including obtaining the necessary approvals of Entergy’s state regulators, FERC, and ITC shareholders.

Basis of Presentation

Entergy did not account for Entergy’s Transmission Business, and the business was not operated, as a stand-alone company for the periods presented. The accompanying combined financial statements have been prepared in accordance with U.S. GAAP from the accounting records of Entergy using the historical results of operations and cost basis of the assets and liabilities of Entergy that comprise Entergy’s Transmission Business. Entergy’s Transmission Business’s financial statements present the historical financial position, results of operations, and cash flows of the transmission-related business of Entergy’s Utility operating segment as it has been historically operated and regulated, and are not indicative of the financial position, results of operations, or net cash flows that would have existed had Entergy’s Transmission Business operated as an independent stand-alone company for any of the periods presented.

The accompanying combined financial statements include assets and liabilities that are specifically attributable to Entergy’s Transmission Business, and revenues and costs directly related to the operations and maintenance of Entergy’s Transmission Business. Revenues were either specifically identified with Entergy’s Transmission Business for customers who were charged transmission-specific rates or were allocated to Entergy’s Transmission Business for customers that were not charged transmission-specific rates. This revenue allocation was done by unbundling the revenue related to Entergy’s Transmission Business from total Utility Operating Companies’ revenue based on the underlying transmission-specific proportion of the Utility Operating Companies’ cost of service. Regarding cost allocations, Entergy’s Transmission Business receives services and support functions from Entergy. Entergy’s Transmission Business’s operations are dependent on Entergy’s ability to perform these services and support functions, which include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs, and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services, and purchasing and logistics. Specific identification of transmission-related costs and various allocation methodologies were used to disaggregate service and support functions between Entergy’s Transmission Business and Entergy’s non-transmission operations. Costs were primarily allocated based on either Entergy’s Transmission Business’s share of revenue, net plant-in-service, or payroll expense, depending on the nature of the costs.

Entergy has provided the necessary capital to finance Entergy’s Transmission Business’s operations. Net parent investment on the combined balance sheet represents the amount of capital investments made by Entergy in its transmission-related operations, Entergy’s Transmission Business’s accumulated net earnings after taxes, and the net effect of transactions with and allocations from Entergy. All Entergy funding to Entergy’s Transmission Business since inception has been accounted for as contributions from Entergy and all cash remittances from Entergy’s Transmission Business to Entergy have been accounted for as distributions to Entergy. None of Entergy’s outstanding indebtedness can be specifically identified with Entergy’s Transmission Business, but interest expense was allocated based on Entergy’s Transmission Business’s share of net plant.

Results of Operations

Nine Months Ended September 30, 2012 Compared to the Nine Months Ended September 30, 2011

Net income for the nine months ended September 30, 2012 decreased $16.9 million, or 15.3%, as compared to the nine months ended September 30, 2011, primarily due to the reasons described below.

Operating Revenues

Operating revenues decreased by $6.8 million, or 1.3%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 as a $12.3 million decline in retail revenues and a $6.2 million regulatory charge were partially offset by a $11.7 million increase in wholesale revenues. Retail revenues decreased primarily due to the effect of milder weather on residential and commercial sales. The regulatory charge is discussed in Note 8 to the unaudited condensed combined financial statements of Entergy’s Transmission Business. Wholesale revenues increased primarily due to an increase in the OATT rate.

Other Income Statement Items

Operation expenses increased $6.5 million, or 5.2%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 primarily due to an increase in compensation and benefits costs primarily due to decreasing discount rates and changes in certain actuarial assumptions resulting from a recent experience study. The increase was partially offset by the deferral, as approved by the FERC, and the LPSC for the Louisiana jurisdictions, of costs incurred through September 2012 related to the transition and implementation of joining the MISO RTO.

Maintenance expenses increased $1.0 million, or 2.9%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011.

Taxes other than income taxes primarily consist of ad valorem taxes and increased $3.5 million, or 10.3%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011.

Depreciation and amortization increased by $10.3 million, or 10.5%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 primarily due to an increase in plant in service.

Other income decreased by $0.4 million, or 4.6%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 primarily due to a decrease in tax gross-up income from prepaid construction projects.

Total interest expense increased by $13.0 million, or 27.6%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 primarily due to a credit to interest expense in 2011 caused by the FERC’s acceptance of a change in the treatment of funds received from independent power producers for transmission interconnection projects.

The effective income tax rates for the nine months ended September 30, 2012 and 2011 were 30% and 37%, respectively. The decrease resulted primarily from the settlement with the IRS discussed in Note 8 to the unaudited condensed combined financial statements of Entergy’s Transmission Business.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Net income for the year ended December 31, 2011 increased $24.3 million, or 22%, as compared to the year ended December 31, 2010, primarily due to the reasons described below.

Operating Revenues

Operating revenues increased by $21.1 million, or 3%, for the year ended December 31, 2011 compared to the year ended December 31, 2010 due to increases in both wholesale and retail revenues. Wholesale revenues increased primarily due to an increase in the OATT rate. Retail revenues increased primarily due to rate increases at Entergy Arkansas, Entergy Louisiana, and Entergy Texas.

Other Income Statement Items

Operation expenses increased $8.3 million, or 5%, for the year ended December 31, 2011 compared to the year ended December 31, 2010 primarily due to an increase in costs for the transition and implementation of joining the MISO RTO.

Maintenance expenses decreased $1.4 million, or 3%, for the year ended December 31, 2011 compared to the year ended December 31, 2010.

Taxes other than income taxes primarily consist of ad valorem taxes, and increased $3.7 million, or 9%, for the year ended December 31, 2011 compared to the year ended December 31, 2010.

Depreciation and amortization increased by $4.6 million, or 4%, for the year ended December 31, 2011 compared to the year ended December 31, 2010 primarily due to an increase in plant in service.

Other income increased by $9.8 million, or 141.3%, for the year ended December 31, 2011 compared to the year ended December 31, 2010 primarily due to an increase in the allowance for equity funds used during construction resulting from an increase in construction activity throughout the year.

Total interest expense decreased by $15.8 million, or 20.0%, for the year ended December 31, 2011 compared to the year ended December 31, 2010. The decrease primarily resulted from a credit to interest expense caused by the FERC’s acceptance of a change in the treatment of funds received from independent power producers for transmission interconnection projects. An increase in the allowance for borrowed funds used during construction resulting from an increase in construction activity also reduced interest expense.

The effective income tax rates for the years ended December 31, 2011 and 2010 were 35.6% and 37.8%, respectively. See Note 6 to the audited combined financial statements of Entergy’s Transmission Business for a reconciliation of the federal statutory rate of 35.0% to the effective income tax rates, and for additional discussion regarding income taxes.

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

Net income for the year ended December 31, 2010 increased $0.1 million, or less than 1%, as compared to the year ended December 31, 2009, and was affected by the activity described below.

Operating Revenues

Operating revenues increased by $48.9 million, or 8%, for the year ended December 31, 2010 compared to the year ended December 31, 2009 due to increases in both wholesale and retail revenues. Wholesale revenues increased primarily due to an increase in the OATT rate. Retail revenues increased primarily due to the effect of favorable weather and rate increases at Entergy Arkansas, Entergy Gulf States Louisiana, Entergy Louisiana, Entergy Mississippi, and Entergy Texas.

Other Income Statement Items

Operation expenses increased $19.5 million, or 14%, for the year ended December 31, 2010 compared to the year ended December 31, 2009 primarily due to an increase in compensation and benefits costs resulting from decreasing discount rates, the amortization of benefit trust asset losses, and an increase in the accrual for incentive-based compensation, along with increased costs incurred to validate the ratings of transmission facilities, provide additional critical infrastructure protection, and perform additional cyber security assessments.

Maintenance expenses decreased $5.9 million, or 14%, for the year ended December 31, 2010 compared to the year ended December 31, 2009 due to increased vegetation management work.

Taxes other than income taxes primarily consist of ad valorem taxes, and increased $3.7 million, or 10%, for the year ended December 31, 2010 compared to the year ended December 31, 2009.

Depreciation and amortization increased by $17.4 million, or 16%, for the year ended December 31, 2010 compared to the year ended December 31, 2009 primarily due to an increase in plant in service.

Other income decreased by $4.0 million, or 36.4%, for the year ended December 31, 2010 compared to the year ended December 31, 2009 primarily due to a decline in miscellaneous nonoperating income, partially offset by an increase in the allowance for equity funds used during construction resulting from an increase in construction activity.

Total interest expense decreased by $0.7 million, or 1%, for the year ended December 31, 2010 compared to the year ended December 31, 2009.

The effective income tax rates for the years ended December 31, 2010 and 2009 were 37.8% and 38.2%, respectively. See Note 6 to the audited combined financial statements of Entergy’s Transmission Business for a reconciliation of the federal statutory rate of 35.0% to the effective income tax rates, and for additional discussion regarding income taxes.

Liquidity and Capital Resources

Historically, Entergy’s Transmission Business has participated in Entergy’s centralized cash management system. Cash receipts were remitted to Entergy on a regular basis and are reflected within net parent investment in the combined balance sheets. Similarly, Entergy’s Transmission Business’s cash disbursements were funded through Entergy’s cash accounts. Entergy has provided the necessary capital to finance Entergy’s Transmission Business’s operations. Net parent investment on the combined balance sheet represents the amount of capital investments made by Entergy in its transmission-related operations, Entergy’s Transmission Business’s accumulated net earnings after taxes, and the net effect of transactions with and allocations from Entergy. All Entergy funding to Entergy’s Transmission Business since inception has been accounted for as contributions from Entergy and all cash remittances from Entergy’s Transmission Business to Entergy have been accounted for as distributions to Entergy. None of Entergy’s outstanding indebtedness can be specifically identified with Entergy’s Transmission Business, but interest expense was allocated based on Entergy’s Transmission Business’s share of Entergy’s total utility plant assets. For all periods presented, Entergy’s Transmission Business had net positive operating cash flow, which has been accounted for as distributions to Entergy.

Cash Flow Activity

As shown in the statements of cash flows, cash flows for the years ended December 31, 2011, 2010 and 2009 and the nine months ended September 30, 2012 and 2011 were as follows:

	Nine months ended September 30,		Year ended December 31,
	2012	2011	2011	2010	2009
			(in millions)
Cash and cash equivalents at beginning of period	$1	$1	$1	$1	$1
Cash flow provided by (used in):
Operating activities	273	133	238	279	289
Investing activities	(304)	(312)	(415)	(378)	(268)
Financing activities	31	179	177	99	(21)

Net increase (decrease) in cash and cash equivalents	—	—	—	—	—

Cash and cash equivalents at end of period	$1	$1	$1	$1	$1

Operating Activities

Cash flow provided by operating activities increased by $140 million for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 primarily due to income tax activity and reduced cash used in prepaid construction projects.

Cash flow provided by operating activities decreased by $41 million for the year ended December 31, 2011 compared to the year ended December 31, 2010 primarily due to higher working capital demands, partially offset by an increase in net income.

Cash flow provided by operating activities decreased by $10 million, less than 4%, for the year ended December 31, 2010 compared to the year ended December 31, 2009.

Investing Activities

Cash flow used in investing activities decreased by $8 million for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 due to lower capital expenditures. Entergy’s Transmission Business’s capital expenditure plans for 2012 through 2014 are described in “—Capital Expenditure Plans and Other Uses of Capital” below.

Cash flow used in investing activities increased by $37 million for the year ended December 31, 2011 compared to the year ended December 31, 2010 and increased by $110 million for the year ended December 31, 2010 compared to the year ended December 31, 2009 primarily due to higher capital expenditures for transmission improvements and upgrades designed to provide greater transmission flexibility and spending to comply with current and anticipated North American Electric Reliability Corporation transmission planning requirements.

Financing Activities

Cash flow provided by financing activities decreased by $148 million for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011, increased by $78 million for the year ended December 31, 2011 compared to the year ended December 31, 2010, and increased by $120 million for the year ended December 31, 2010 compared to the year ended December 31, 2009 due to fluctuations in Entergy’s parent investment.

Capital Expenditure Plans and Other Uses of Capital

Following are the amounts of Entergy’s Transmission Business’s planned construction and other capital investments for 2012 through 2014:

Planned construction and capital investments	2012	2013	2014
	(In Millions)
Maintenance Capital	$282	$273	$255
Capital Commitments	170	128	264

Total	$452	$401	$519

Maintenance Capital refers to planned spending on routine capital projects that are necessary to support reliability of service, equipment, or systems and to support normal customer growth.

Capital Commitments refers to non-routine capital investments for which the business has Board approval or otherwise expects to make to satisfy regulatory or legal requirements. Amounts reflected in this category include transmission upgrades, spending to support Entergy’s plan to join the MISO RTO by December 2013, and spending to comply with current and anticipated North American Electric Reliability Corporation transmission planning requirements.

Summary of Contractual Obligations

Contractual obligations specifically identifiable with Entergy’s Transmission Business are as follows as of December 31, 2011:

Contractual Obligations	2012	2013-2014	2015-2016	after 2016	Total
			(In Millions)
Long-term debt (1)	$—	$—	$—	$—	$—
Operating leases (2)	$4	$7	$5	$2	$18
Purchase obligations (3)	$—	$—	$—	$—	$—

(1)	Entergy has provided the necessary capital to finance Entergy’s Transmission Business’s operations, and all Entergy funding to Entergy’s Transmission Business since inception has been accounted for as contributions from Entergy and all cash remittances from Entergy’s Transmission Business to Entergy have been accounted for as distributions to Entergy. None of Entergy’s outstanding indebtedness can be specifically identified with Entergy’s Transmission Business. As part of the plan to spin-off Entergy’s Transmission Business to Entergy shareholders and then merge it with Merger Sub, a subsidiary of ITC, TransCo and its subsidiaries will consummate certain financing transactions totaling approximately $1.775 billion pursuant to which (i) TransCo’s subsidiaries will borrow through a 366-day bridge facility and (ii) TransCo will issue senior securities of TransCo to Entergy.
(2)	Lease obligations are discussed in Note 9 to the audited combined financial statements of Entergy’s Transmission Business.
(3)	Purchase obligations represent minimum purchase obligations or cancellation charges for contractual obligations to purchase goods or services. Purchasing for Entergy’s Transmission Business is performed under Entergy’s centralized purchasing function and the amount of purchase obligations specifically identifiable with Entergy’s Transmission Business is de minimis.

In addition to the contractual obligations, in 2012 Entergy’s Transmission Business expects its contribution to pension plans to be approximately $4.4 million and to other postretirement plans to be approximately $0.7 million. Also in addition to the contractual obligations, Entergy’s Transmission Business has $5.6 million of unrecognized tax benefits for which the timing of payments beyond 12 months cannot be reasonably estimated due to uncertainties in the timing of effective settlement of tax positions. See Note 6 to the audited combined financial statements of Entergy’s Transmission Business for additional information regarding unrecognized tax benefits.

Entergy’s Transmission Business does not have any off-balance sheet arrangements.

Regulatory Rate Proceedings

Entergy’s Transmission Business is a component of the Utility business of Entergy, and the revenues specifically identified with or allocated to Entergy’s Transmission Business in the accompanying financial statements are affected by the regulatory proceedings that affect Entergy’s Utility Operating Companies’ rates and resulting revenues. The Utility business of Entergy’s rate proceedings and cost recoveries include Entergy’s Transmission Business as a part of Entergy’s integrated Utility operations.

Open Access Transmission Tariff (OATT)

The OATT determines the service charges for Point-to-Point Transmission and Network Integration Transmission Service for the use of Entergy’s transmission facilities. These rates are updated and filed annually with the FERC in May of each year based on actual data for the immediately preceding calendar year.

In May 2012, Entergy submitted the 2012 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $5.2 million. The update adjusts the charges applicable for OATT service from June 2012 through May 2013 based on historical 2011 cost data and other actual historical inputs. In September 2012, five parties filed a complaint challenging the rates and charges proposed by Entergy on various grounds. In October 2012, Entergy filed an answer to the complaint responding to the complainants’ allegations and asking that the complaint be dismissed.

In May 2011, Entergy submitted the 2011 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $16.6 million. The update adjusts the charges applicable for OATT service for June 2011 through May 2012 based on historical 2010 cost data and other actual historical inputs. In September 2011, five parties filed a complaint challenging the rates and charges proposed by Entergy on various grounds. In October 2011, Entergy filed an answer to the complaint responding to the complainants’ allegations and asking that the complaint be dismissed. In January 2012, the FERC issued an order setting the rates for hearing and establishing settlement judge proceedings. A hearing has not been scheduled, the case is still in settlement judge proceedings, and on October 22, 2012, the settlement judge recommended that settlement judge proceedings continue.

In May 2010, Entergy submitted the 2010 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $9.5 million. Prior to FERC action on the filing, the parties conducted settlement discussions and, in October 2010, the parties reached a settlement in principle on the rate as filed. The FERC approved the settlement in March 2011.

Retail Rate Proceedings

The following chart summarizes Entergy’s Utility Operating Companies’ retail base rates effective as of December 31, 2011:

Company	Authorized Return on Common Equity

Entergy Arkansas	10.2%	- Retail base rates implemented in the July 2010 billing cycle pursuant to a settlement approved by the APSC.

Entergy Gulf States Louisiana	9.9%-11.4%	- Retail base rates based on Entergy Gulf States Louisiana’s 2010 test year formula rate plan filing approved by the LPSC.

Entergy Louisiana	9.45%-11.05%	- Retail base rates based on Entergy Louisiana’s 2010 test year formula rate plan filing approved by the LPSC.

Entergy Mississippi	10.54%-12.72%	- Retail base rates reflect Entergy Mississippi’s 2010 test year formula rate plan filing and a stipulation approved by the MPSC.

Entergy New Orleans	10.7%-11.5%	- Retail base rates reflect Entergy New Orleans’s 2010 test year formula rate plan filing and a settlement approved by the City Council.

Entergy Texas	10.125%	- Retail base rates reflect Entergy Texas’s 2009 base rate case filing and a settlement approved by the PUCT.

For a discussion of the currently ongoing rate proceedings regarding the Utility operating companies’ retail base rates see Note 2 to the unaudited condensed combined financial statements of Entergy’s Transmission Business.

Federal Regulation

Independent Coordinator of Transmission

In 2000, the FERC issued an order encouraging utilities to voluntarily place their transmission facilities under the control of independent RTOs. Delays in implementing the FERC RTO order occurred due to a variety of reasons, including the fact that utilities, other stakeholders, and federal and state regulators have had to work to resolve various issues related to the establishment of such RTOs. In November 2006, the Utility Operating Companies installed SPP as the ICT for the Entergy transmission system. The ICT structure approved by FERC is not an RTO under FERC Order No. 2000 and installation of the ICT did not transfer control of the Entergy transmission system to the ICT. Instead, the ICT performs some, but not all, of the functions performed by a typical RTO, as well as certain functions unique to the Entergy transmission system. In particular, the ICT was vested with responsibility for:

•	granting or denying transmission service on the Entergy transmission system;

•	administering the Utility Operating Companies’ OASIS node for purposes of processing and evaluating transmission service requests;

•

developing a base plan for Entergy’s Transmission Business and deciding whether costs of transmission upgrades should be rolled into the Utility Operating Companies’ transmission rates or directly assigned to an individual;

•	serving as the reliability coordinator for the Entergy transmission system;

•	overseeing the operation of the weekly procurement process (WPP); and

•	evaluating interconnection-related investments already made on the Entergy transmission system for certain cost allocation purposes.

The FERC, in conjunction with the retail regulators of the Utility Operating Companies, hosted a conference on June 24, 2009, to discuss the ICT arrangement and transmission access on the Entergy transmission system. During the conference, several issues were raised by regulators and market participants, including the adequacy of the Utility Operating Companies’ capital investment in the transmission system, the Utility Operating Companies’ compliance with the existing NERC reliability planning standards, the availability of transmission service across the Entergy transmission system, and whether the Utility Operating Companies could have purchased lower cost power from merchant generators located on the Entergy transmission system rather than running their older generating facilities. On July 20, 2009, the Utility Operating Companies filed comments with the FERC responding to the issues raised during the conference. The comments explained that: 1) the Utility Operating Companies believe that the ICT arrangement has fulfilled its objectives; 2) the Utility Operating Companies’ transmission planning practices comply with laws and regulations regarding the planning and operation of the Entergy transmission system; and 3) these planning practices have resulted in a transmission system that meets applicable reliability standards and is sufficiently robust to allow the Utility Operating Companies both to substantially increase the amount of transmission service available to third parties and to make significant amounts of economic purchases from the wholesale market for the benefit of the Utility Operating Companies’ retail customers. The Utility Operating Companies also explained that, as with other transmission systems, there are certain times during which congestion occurs on the Entergy transmission system that limits the ability of the Utility Operating Companies as well as other parties to fully utilize the generating resources that have been granted transmission service. Additionally, the Utility Operating Companies committed in their response to exploring and working on potential reforms or alternatives for the ICT arrangement that could take effect following the initial term. The Utility Operating Companies’ comments also recognized that NERC was in the process of amending certain of its transmission reliability planning standards and that the amended standards, if approved by the FERC, would result in more stringent transmission planning criteria being applicable in the future. The FERC may also make other changes to transmission reliability standards. These changes to the reliability standards would result in increased capital expenditures by the Utility Operating Companies.

In 2009, the E-RSC, which is comprised of representatives from all of the Utility Operating Companies’ retail regulators, was formed to consider issues related to the ICT and the Entergy transmission system. Among other things, the E-RSC in concert with the FERC conducted a cost/benefit analysis comparing the ICT arrangement to other transmission proposals, including participation in an RTO.

In November 2010, the FERC issued an order accepting the Utility Operating Companies’ proposal to extend the ICT arrangement with SPP until November 2012. In addition, in December 2010 the FERC issued an order that granted the E-RSC additional authority over transmission upgrades and cost allocation. On July 10, 2012, the LPSC approved, subject to conditions, Entergy Gulf States Louisiana’s and Entergy Louisiana’s request to extend the ICT arrangement and to transition to MISO as the provider of ICT services effective as of November 2012 (with the actual transition expected to occur December 1, 2012) and continuing until the Utility Operating Companies join the MISO RTO, or December 31, 2013, whichever occurs first. No other retail regulatory filings with respect to the extension of the ICT arrangement and the transition from SPP to MISO as ICT services provider are expected. On August 2, 2012, the Utility Operating Companies filed an application with FERC, seeking (a) an interim extension of the ICT arrangement through and until the earlier of December 31, 2014 or the date the proposed transfer of functional control of the Operating Companies’ transmission assets to the MISO RTO is completed and (b) the transfer from SPP to MISO as the provider of ICT services, effective December 1, 2012. The FERC issued an order accepting the proposal in October 2012.

Entergy’s Proposal to Join MISO

On April 25, 2011, Entergy announced that each of the Utility Operating Companies propose joining MISO, which is expected to provide long-term benefits for the customers of each of the Utility Operating Companies. MISO is an RTO that operates in eleven U.S. states (Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri, Montana, North Dakota, South Dakota, and Wisconsin) and also in Canada. Each of the Utility Operating Companies filed an application with its retail regulator concerning the proposal to join MISO and transfer control of each company’s transmission assets to MISO. The applications to join MISO sought a finding that membership in MISO is in the public interest. Becoming a member of MISO will not affect the ownership by the Utility Operating Companies of their transmission facilities or the responsibility for maintaining those facilities. Once the Utility Operating Companies are fully integrated as members, however, MISO will assume control of transmission planning and congestion management and, through its Day 2 market, MISO will provide instructions for the commitment and dispatch of generation that is bid into MISO’s markets.

The LPSC voted to grant Entergy Gulf States Louisiana’s and Entergy Louisiana’s application for transfer of control to MISO, subject to conditions, on May 23, 2012, and issued its order on June 28, 2012.

On October 26, 2012, the APSC authorized Entergy Arkansas to sign the MISO Transmission Owners Agreement, which Entergy Arkansas has now done, and move forward with the MISO integration process. The APSC stated in its order that it would give conditional approval of Entergy Arkansas’s application upon MISO’s filing with the APSC of proof of approval by the appropriate MISO entities of certain governance enhancements. On October 31, 2012, MISO filed with the APSC proof of approval of the governance enhancements and requested a finding of compliance and approval of Entergy Arkansas's application. On November 21, 2012, the APSC issued an order requiring that MISO file a “higher level of proof” that the MISO Transmission Owners have “officially approved and adopted” one of the proposed governance enhancements in the form of sworn compliance testimony, or a sworn affidavit, from the chairman of the MISO Transmission Owners Committee.

On September 17, 2012, Entergy Mississippi and the Mississippi Public Utilities Staff filed a joint stipulation indicating that they agree that Entergy Mississippi’s proposed transfer of functional control of its transmission facilities to MISO is in the public interest, subject to certain contingencies and conditions. On November 15, 2012, the MPSC issued an order concerning the application of Entergy Mississippi. In the order of the MPSC, the MPSC approved a joint stipulation filed by Entergy Mississippi and the Mississippi Public Utilities Staff, concluding that Entergy Mississippi’s proposed transfer of functional control of its transmission facilities is in the public interest, subject to certain conditions.

On November 15, 2012, the City Council issued a resolution concerning the application of Entergy New Orleans. In the resolution issued by the City Council, the City Council approved a settlement agreement agreed to by Entergy New Orleans, Entergy Louisiana, MISO, and the advisors to the City Council related to joining MISO and found that it is in the public interest for Entergy New Orleans and Entergy Louisiana to join MISO, subject to certain conditions.

Entergy Texas submitted its change of control filing on April 30, 2012. On August 6, 2012, parties in the PUCT proceeding, with the exception of the Southwest Power Pool, filed a non-unanimous settlement. The substance of the settlement is that it is in the public interest for Entergy Texas to transfer functional control of its transmission facilities to MISO under certain conditions. On October 26, 2012, the PUCT issued an order approving the transfer as in the public interest, subject to the terms and conditions in the settlement, with several additional terms and conditions requested by the PUCT and agreed to by the settling parties.

With these actions on the applications, the Utility Operating Companies have obtained from all of the retail regulators the public interest findings sought by the Utility Operating Companies in order to move forward with their plan to join MISO.

The FERC filings related to integrating the Utility Operating Companies into MISO are planned for late 2012 or early 2013. The target implementation date for joining MISO is December 2013. Entergy believes that the decision to join MISO should be evaluated separately from and independent of the decision regarding the ownership of the Entergy transmission system, and Entergy plans to continue to pursue the MISO proposal and the planned spin-off and merger of Entergy’s Transmission Business on parallel regulatory paths.

In June 2011, MISO filed with the FERC a request for a transitional waiver of provisions of its open access transmission, energy, and operating reserve markets tariff regarding allocation of transmission network upgrade costs, in order to establish a transition for the integration of the Utility Operating Companies. In September 2011 the FERC issued an order denying on procedural grounds MISO’s request, further advising MISO that submitting modified tariff sheets is the appropriate method for implementing the transition that MISO seeks for the Utility Operating Companies. The FERC did not address the merits of any transition arrangements that may be appropriate to integrate the Utility Operating Companies into MISO. MISO worked with its stakeholders to prepare the appropriate changes to its tariff and filed the proposed tariff changes with the FERC in November 2011. On April 19, 2012, the FERC conditionally accepted MISO’s proposal related to the allocation of transmission upgrade costs in connection with the transition and integration of the Utility Operating Companies into MISO. On May 21, 2012, MISO filed a compliance filing in accordance with the provisions of the FERC’s April 19, 2012 Order. Westar Energy, Inc. and Arkansas Electric Cooperative Corporation filed requests for rehearing of the FERC’s April 19, 2012 Order. On June 11, 2012, FERC issued a tolling order granting the pending rehearing requests for purposes of further consideration. On November 15, 2012, FERC issued an order denying the requests for rehearing of the April 19, 2012 Order, and conditionally accepting the May 21, 2012 compliance filing, subject to a further compliance filing due within 30 days of the date of the November 15, 2012 Order.

In addition, the Utility Operating Companies have proposed giving authority to the E-RSC, upon unanimous vote and within the first five years after the Utility Operating Companies join the MISO RTO, (i) to require the Utility Operating Companies to file with the FERC a proposed allocation of certain transmission upgrade costs among the Utility operating companies’ transmission pricing zones that would differ from the allocation that would occur under the MISO OATT and (ii) to direct the Utility Operating Companies as transmission owners to add projects to MISO’s transmission expansion plan.

Notice to SERC Reliability Corporation Regarding Reliability Standards and FERC Investigation

Entergy has notified the SERC Reliability Corporation (SERC) of potential violations of certain NERC reliability standards, including certain Critical Infrastructure Protection, Facilities Design, Connection and Maintenance, and System Protection and Control standards. Entergy is working with the SERC to provide information concerning these potential violations. In addition, FERC’s Division of Investigations is conducting an investigation of certain issues relating to the Utility Operating Companies compliance with certain reliability standards related to protective system maintenance, facility ratings and modeling, training, and communications. The Energy Policy Act of 2005 provides authority to impose civil penalties for violations of the FPA and FERC regulations.

U.S. Department of Justice Investigation

In September 2010, Entergy was notified that the U.S. Department of Justice had commenced a civil investigation of competitive issues concerning certain generation procurement, dispatch, and transmission system practices and policies of the Utility Operating Companies. On November 14, 2012, the U.S. Department of Justice issued a press release in which the U.S. Department of Justice stated, among other things, that the civil investigation concerning certain generation procurement, dispatch, and transmission system practices and policies of the Utility Operating Companies would remain open. However, the release noted the intention of each of the Utility Operating Companies to join MISO and Entergy’s agreement with ITC to undertake the transactions. The release stated that if Entergy follows through on these matters, the U.S. Department of Justice’s concerns will be resolved. The release further stated that the U.S. Department of Justice will monitor developments, and in the event that Entergy does not make meaningful progress, the U.S. Department of Justice can and will take appropriate enforcement action, if warranted.

Market and Credit Risk Sensitive Instruments

Entergy’s Transmission Business has limited exposure to the effects of market risk because it operates primarily under cost-based rate regulation.

Critical Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to apply appropriate accounting policies and to make estimates and judgments that can have a significant effect on reported financial position, results of operations, and cash flows. Management has identified the following accounting policies and estimates as critical because they are based on assumptions and measurements that involve a high degree of uncertainty, and the potential for future changes in the assumptions and measurements that could produce estimates that would have a material effect on the presentation of financial position or results of operations.

Rate Regulation

Entergy’s Transmission Business is subject to regulation by the FERC and state and local regulators. As a result, it applies accounting standards applicable to the effects of certain types of regulation. Use of this accounting guidance results in differences in the application of U.S. GAAP between regulated and non-regulated businesses and requires the recording of regulatory assets and liabilities for certain transactions that would have been treated as expense or revenue in non-regulated businesses. Future regulatory changes, changes in the competitive environment, or other business changes could affect the future application of the guidance for accounting for the effects of certain types of regulations.

Qualified Pension and Other Postretirement Benefits

Entergy’s Transmission Business participates in Entergy-sponsored qualified, defined benefit pension plans which cover substantially all employees. Additionally, Entergy currently provides postretirement health care and life insurance benefits for substantially all employees who reach retirement age while still working for Entergy. The reported costs of providing these benefits are affected by numerous factors including the provisions of the plans, changing employee demographics, and various actuarial calculations, assumptions, and accounting mechanisms. Key actuarial assumptions utilized in determining these costs include: the discount rates used in determining the future benefit obligations; projected health care cost trend rates; the expected long-term rate of return on plan assets; and the rate of increase in future compensation levels. In selecting an assumed discount rate to calculate benefit obligations, market yields on high-quality corporate debt are reviewed and matched with the projected stream of benefit payments. Actual recent cost trends and projected future trends are reviewed in establishing health care cost trend rates. In determining the expected long-term rate of return on plan assets, past long-term performance, asset allocations, and long-term inflation assumptions are reviewed. These assumptions are reviewed annually and adjusted as necessary. For additional discussion of the accounting for and costs associated with qualified pension and other postretirement benefits, see Note 7 to the audited combined financial statements of Entergy’s Transmission Business and Note 4 to the unaudited condensed combined financial statements of Entergy’s Transmission Business.

Contingent Obligations

Entergy’s Transmission Business is subject to a number of federal and state laws and regulations, as well as other factors and conditions, which potentially subject it to environmental, litigation, income tax and other risks. Exposure to such risks is evaluated periodically and reserves are recorded for those matters when a loss is considered probable and reasonably estimable in accordance with U.S. GAAP. The adequacy of reserves can be significantly affected by external events or conditions that can be unpredictable; thus, the ultimate outcome of such matters could materially affect the financial statements. These events or conditions include, without limitation, the following:

•

Changes in existing state or federal regulation by governmental authorities having jurisdiction over air quality, water quality, control of toxic substances, hazardous and solid wastes, and other environmental matters.

•	Changes in existing federal income tax laws or Internal Revenue Service regulations.

•	Identification and evaluation of potential lawsuits or complaints in which the business may be or has been named as a defendant.

•	Resolution or progression of existing matters through the legislative process, the courts, the Internal Revenue Service, or the Environmental Protection Agency.

New Accounting Pronouncements

The accounting standard-setting process, including projects between the FASB and the International Accounting Standards Board (IASB) to converge U.S. GAAP and International Financial Reporting Standards (IFRSs), is ongoing and the FASB and the IASB are each currently working on several projects that have not yet resulted in final pronouncements. Final pronouncements that result from these projects could have a material effect on Entergy’s Transmission Business’s future net income, financial position, or cash flows.

THE TRANSACTIONS

Overview

On December 4, 2011, ITC and Entergy agreed to enter into transactions to effect the transfer of Entergy’s Transmission Business to ITC. These transactions provide for the separation and distribution of Entergy’s Transmission Business and the subsequent merger of Merger Sub with and into TransCo, with TransCo surviving as a wholly-owned subsidiary of ITC. In order to effect the separation, distribution and merger, ITC, Merger Sub, Entergy and TransCo entered into the merger agreement; Entergy, ITC, TransCo, each of Entergy’s Utility Operating Companies and ESI entered into the separation agreement and Entergy, ITC and TransCo entered into the employee matters agreement. In addition, ITC, Entergy, TransCo or their respective affiliates will also enter into a series of ancillary agreements in connection with the transactions. These agreements, which are described in greater detail in this proxy statement/prospectus, govern the relationship among ITC, Entergy, TransCo and their respective affiliates after the separation. Entergy’s transmission assets and liabilities are currently owned by Entergy’s Utility Operating Companies and ESI. Each Utility Operating Company will transfer its specified transmission assets and liabilities to a newly formed subsidiary of such Utility Operating Company as follows: Entergy Arkansas to Transmission Company Arkansas, LLC, Entergy Gulf States Louisiana to Transmission Company Louisiana I, LLC, Entergy Louisiana to Transmission Company Louisiana II, LLC, Entergy Mississippi to Transmission Company Mississippi, LLC, Entergy New Orleans to Transmission Company New Orleans, LLC, and Entergy Texas to Transmission Company Texas, LLC, such subsidiaries are referred to as the TransCo Subs. Each of Entergy’s Utility Operating Companies will distribute its respective TransCo Sub to Entergy, and Entergy will contribute the TransCo Subs to TransCo. ESI will transfer its specified transmission assets to one or more TransCo Subs. As partial consideration for the contribution of the TransCo Subs to TransCo, TransCo will issue additional TransCo common units to Entergy, which will be distributed to the distribution agent for the benefit of Entergy’s shareholders in the distribution, and TransCo debt securities. The agreements also provide for Entergy’s distribution of all of the TransCo common units to a third-party exchange agent to be held collectively for the benefit of Entergy shareholders, the merger of Merger Sub with and into TransCo, with TransCo continuing as the combined company and a wholly-owned subsidiary of ITC, and the conversion of the TransCo common units into shares of ITC common stock and the payment of cash in lieu of fractional shares. Under the terms of the merger agreement, Entergy may elect to retain a number of TransCo common units that would convert in the merger to up to 4.9999% of the total number of shares of ITC common stock outstanding immediately following the consummation of the merger and contribute such TransCo common units to an irrevocable trust and such TransCo common units will not be distributed to Entergy shareholders in the distribution. See “—Exchange Trust.”

Transaction Timeline

Below is a step-by-step list illustrating the material events relating to the separation, distribution and merger. Each of these events is discussed in more detail elsewhere in this proxy statement/prospectus. ITC and Entergy anticipate that the steps will generally occur in the following order, although the exact order of any particular steps may vary:

Step #1—Entergy Exchangeable Debt. At least fourteen days prior to the debt exchange, Entergy will issue or unrelated creditors will purchase Entergy exchangeable debt (as more fully described in “The Financings—Entergy Exchangeable Debt”). The amount of Entergy exchangeable debt to be issued or purchased is expected to be $575 million, but in any case will be of equal aggregate principal amount as the TransCo debt securities.

Step #2—ITC Financing, ITC Special Dividend and/or Share Repurchase. Prior to the merger, ITC may, in its sole discretion, elect to (i) declare a one-time special dividend payable to pre-merger ITC shareholders, (ii) effect a share repurchase of ITC common stock, or (iii) undertake a combination of a one-time special dividend and share repurchase of ITC common stock. The aggregate amount payable to ITC shareholders in connection with a one-time special dividend or share repurchase or a combination of both will not exceed $700 million. Prior to the merger, ITC expects to enter into debt financings to fund any such transactions.

Step #3—Entergy Corporate Reorganization. On or prior to the separation date, Entergy, the Utility Operating Companies and other Entergy affiliates will effectuate a series of restructuring transactions. Such restructuring transactions will include (i) each Utility Operating Company redeeming its outstanding preferred equity interests, if any, and (ii) each Utility Operating Company merging with and into a newly formed, directly or indirectly, wholly owned limited liability company of Entergy with such limited liability company surviving.

Step #4—TransCo Subs Financing; Utility Operating Companies Contribution of Transmission Assets. Each of the TransCo Subs will effectuate the TransCo Subs Financing (as more fully described in “The Financings—TransCo Subs Financing”). The aggregate amount of all TransCo Subs Financing is expected to be $1.2 billion. Simultaneously with or immediately after the TransCo Subs Financing, each Utility Operating Company (now in limited liability company form) will transfer its respective specified transmission assets and liabilities to its respective TransCo Sub and, as part of the consideration for such transfer, each Utility Operating Company will receive the net proceeds of the respective TransCo Sub Financing.

Step #5—Distribution of TransCo Subs to Entergy. All of the equity interests in each respective TransCo Sub will be distributed to Entergy.

Step #6—Entergy Contribution. Entergy will contribute to TransCo all of the equity interests of each TransCo Sub and cash in exchange for (i) the number of TransCo common units determined pursuant to the merger agreement and (ii) the TransCo debt securities (as more fully described below and in “The Financings—Issuance of TransCo Debt Securities”).

Step #7—Transfer of ESI Assets to TransCo or One or More TransCo Subs. Using the cash received in Step #6 TransCo or one or more TransCo Subs will purchase certain assets owned by ESI.

Step #8—The Distribution. Entergy will effect the distribution of the TransCo common units to the Entergy shareholders through a spin-off, split-off exchange offer or a combination of a spin-off and split-off exchange offer. At the closing of the distribution, the TransCo common units will be delivered to the distribution agent, who will hold such shares for the benefit of Entergy shareholders. In the event Entergy makes the exchange trust election, Entergy will contribute the TransCo common units to be held by the exchange trust at or prior to the distribution.

Step #9—The Debt Exchange. At the time of the separation, it is expected that Entergy will effect an exchange of the TransCo debt securities for the Entergy exchangeable debt.

Step #10—The Merger. Merger Sub will be merged with and into TransCo with TransCo surviving the merger as a wholly owned subsidiary of ITC. In the merger, the TransCo common units held by the distribution agent will be converted into the number of shares of ITC common stock such that immediately after the merger, Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately 50.1% of ITC common stock on a “fully diluted basis,” and existing ITC shareholders will collectively own approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger.

Step #11—Distribution of ITC Common Stock to Entergy Shareholders. The distribution agent will distribute shares of ITC common stock and cash in lieu of fractional share interests to Entergy shareholders on a pro rata (with certain limited exceptions) basis in accordance with the terms of the merger agreement (assuming Entergy elects to effectuate the distribution through a spin-off).

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the distribution but before the merger, and the corporate structure immediately following the consummation of the transactions.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the distribution but before the merger, and the corporate structure immediately following the consummation of the transactions, in the event that Entergy elects to transfer TransCo common units to the exchange trust pursuant to an exchange trust election. If Entergy makes the exchange trust election, Entergy will transfer to the exchange trust the number of TransCo common units that would convert in the merger up to 4.9999% of the total number of shares of ITC common stock outstanding following consummation of the merger that would otherwise have been distributed in the distribution. In such event, the number of such transferred TransCo common units would be approximately 9.9% of the total number of TransCo common units outstanding at the time of the distribution. For more information on the exchange trust and the exchange trust election, see “—Exchange Trust.”

The Separation and Distribution

The Separation

Prior to the merger of ITC’s wholly owned subsidiary, Merger Sub, with and into TransCo, Entergy will undergo an internal restructuring to separate and consolidate Entergy’s Transmission Business under TransCo pursuant to the terms of the separation agreement.

On or prior to the separation date, Entergy, the Utility Operating Companies and other Entergy affiliates will effectuate a series of restructuring transactions. Such restructuring transactions will include (i) each Utility Operating Company redeeming its outstanding preferred equity interests, if any, and (ii) each Utility Operating Company merging with and into a newly formed, directly or indirectly wholly-owned limited liability company of Entergy with such limited liability company surviving.

Simultaneously with or immediately after the TransCo Subs Financing, each Utility Operating Company will transfer its respective specified transmission assets and liabilities to its respective TransCo Sub, referred to as the Utility Operating Companies contributions. In consideration of the Utility Operating Companies contributions, each Utility Operating Company will receive the net proceeds of the respective TransCo Sub Financing. See “The Separation Agreement—The Separation—Transfer of Assets,” “The Separation Agreement—The Separation—Assumption of Liabilities” and “The Financings—TransCo Subs Financing.”

Immediately thereafter, the Utility Operating Companies and certain other intermediate holding companies of Entergy will distribute the equity interests of the TransCo Subs so that Entergy will be the direct holder of the equity interests of each TransCo Sub.

Immediately thereafter, Entergy will contribute all the equity interests in each TransCo Sub to TransCo and cash in exchange for (i) a number of common units representing limited liability company interests in TransCo, referred to as the TransCo common units, such number not to be less than the number which will be necessary for the Entergy shareholders (and, if applicable, the exchange trust) immediately prior to the merger to constitute the holders of at least 50.1% of the outstanding ITC common stock on a “fully diluted basis” immediately following the merger and (ii) TransCo debt securities. Immediately thereafter, TransCo will purchase certain assets owned by ESI.

The Distribution

Pursuant to the merger agreement and prior to the merger, Entergy will distribute 100% of the TransCo common units (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) to Entergy’s shareholders through a spin-off, a split-off exchange offer or a combination of the two, referred to as the distribution.

If the distribution includes a spin-off, each record holder of Entergy common stock (other than restricted Entergy common stock) will be entitled to receive its pro rata share of TransCo common units subject to the spin-off.

If the distribution includes a split-off exchange offer of TransCo common units for currently outstanding shares of Entergy common stock, in the event that there are unsubscribed TransCo common units resulting from such split-off exchange offer, Entergy will distribute them to Entergy shareholders, a transaction referred to as the clean-up spin-off. In a clean-up spin-off, each record holder of Entergy common stock (other than Entergy restricted common stock) will be entitled to receive its pro rata share of TransCo common units subject to the clean-up spin-off.

The Merger

In accordance with the merger agreement and Delaware law, immediately following the distribution, Merger Sub will merge with and into TransCo. As a result of the merger, the separate corporate existence of Merger Sub will cease and TransCo will continue as the surviving entity and will become a wholly-owned direct subsidiary of ITC. Following the merger, ITC will continue the combined business operations of TransCo and ITC.

Entergy shareholders (who following the distribution will have become unit holders of TransCo) will be entitled to receive a number of shares of ITC common stock to be determined based on the calculation set forth below under “—Calculation of the Merger Consideration.” Holders of Entergy common stock (who following the distribution will have become holders of TransCo common units) will not be required to pay for the shares of ITC common stock they receive and will also retain all of their Entergy common stock. Existing shares of ITC common stock will remain outstanding.

Calculation of the Merger Consideration

The merger agreement provides that each TransCo common unit issued and outstanding immediately before the effective time of the merger (which calculation is described below) will automatically convert at the effective time of the merger into the right to receive one fully paid and nonassessable share of ITC common stock. However, each TransCo common unit that is owned, directly or indirectly, by ITC or Merger Sub or held by TransCo, immediately prior to the effective time of the merger, will be automatically cancelled at the effective time of the merger.

No fractional shares of ITC common stock will be issued in the merger to holders of fractional TransCo common units. Instead, within 30 business days following the effective time of the merger, the exchange agent will aggregate all fractional shares of ITC common stock and sell them on behalf of those Entergy shareholders who otherwise would be entitled to receive a fractional share of ITC common stock. Those Entergy shareholders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales.

As further described above under “—The Separation and Distribution” and under “The Merger Agreement,” in the separation, TransCo will issue to Entergy a number of TransCo common units equal to the sum of:

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the number obtained by multiplying (i) 1.00400801603206 by (ii) the number of ITC shares of common stock on a fully diluted basis (calculated as detailed in the merger agreement and as summarized below), as estimated by ITC and Entergy on the estimation date (as defined below) less the number of common units of TransCo outstanding immediately prior to such calculation (which are estimated to be approximately 1,000); plus

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the number obtained by dividing the aggregate disqualified share number (as defined below) by 49.9% (provided that such number will not exceed an amount that would reduce, as calculated in the merger agreement, the transaction maximum principal amount of indebtedness of $1.775 billion to be incurred by TransCo by the issuance of TransCo debt securities and the TransCo Subs in the TransCo Subs Financing by more than $100 million).

The term “fully diluted basis” means Entergy and ITC’s estimate of the number of shares of ITC common stock that will be outstanding on the closing date of the merger, together with the estimated amount of shares of ITC common stock that will be issuable on the closing date of the merger upon the exercise of any options, rights or units based on the treasury stock method (other than the shares of ITC common stock issued or to be issued in the merger, including pursuant to the employee matters agreement) as further detailed in the merger agreement.

The “estimation date” will be the nearest reasonably practicable date prior to the last trading day that ends at least 20 trading days prior to the date the distribution will be expected to occur, as mutually agreed by Entergy and ITC.

The “aggregate disqualified share number” means ITC’s and Entergy’s best estimate of the number of shares of ITC common stock issuable upon the conversion of Entergy stock options and restricted shares to ITC stock options and restricted shares that are reasonably likely to be treated as being issued as part of a plan or series of related events for U.S. federal income tax purposes that would cause the distribution to be treated as a taxable event.

In the event ITC decides to effectuate the $700 million recapitalization through a repurchase of ITC shares of common stock or a combination of a repurchase of ITC shares of common stock and a one-time special dividend, the number of ITC shares of common stock outstanding for purposes of the formula described above will decrease by the number of shares repurchased by ITC (or the estimated number of shares anticipated to be repurchased if the repurchase is to occur after the estimation date).

The merger agreement also provides that the number of TransCo common units to be issued to Entergy will in no event be less than that number which will be necessary for the Entergy shareholders (and, if applicable, the exchange trust) immediately prior to the merger to constitute the holders of at least 50.1% of the outstanding ITC common stock immediately following the merger, as determined under U.S. federal income tax rules to ensure that the spin-off or split-off exchange offer is not taxable to Entergy. Except as otherwise described in the second bullet above, in the event that the application of the previous sentence shall require an increase in the number of TransCo common units to be issued to Entergy, Entergy and ITC shall in good faith mutually agree to such other modifications to the financial terms of the merger agreement, including the amount of the ITC recapitalization and or the transaction maximum principal amount of debt to be incurred by TransCo and the TransCo Subs.

The following illustration sets forth the manner in which the number of TransCo common units issued to Entergy will be calculated. For purposes of this calculation only, we make the following assumptions:

•	the effective time of the separation, distribution and merger occurred on November 23, 2012;

•	the record date for the separation, distribution and merger is November 23, 2012;

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the number of ITC shares on a fully diluted basis as estimated by ITC and Entergy on the estimation date in accordance with the separation agreement is equal to the number of fully diluted shares of ITC common stock outstanding as of November 23, 2012, and that as of November 23, 2012, there were 51,524,437 shares of ITC common stock outstanding and 52,561,585 shares of ITC common stock outstanding on a fully diluted basis;

•	the number of TransCo common units outstanding immediately prior to the calculation is 1,000; and

•	the aggregate disqualified share number is zero.

To determine the number of TransCo common units TransCo will issue to Entergy in the separation, first (i) 1.00400801603206 must be multiplied by (ii) 52,561,585 (the estimated number of fully-diluted shares of ITC common stock) less 1,000 (the number of TransCo common units outstanding immediately prior to the calculation), which equals approximately 52,771,253. Then, add to this result the figure obtained by (i) dividing the aggregate disqualified share number (in our illustration zero) by (ii) 49.9%, which equals zero. Therefore, for purposes of this illustration, the number of common units TransCo issued to Entergy is estimated to be 52,771,253 each of which, together with the 1,000 TransCo common units outstanding and held by Entergy immediately prior to the merger, will automatically convert at the effective time of the merger into the right to receive one fully paid and nonassessable share of ITC common stock.

As further described above under “—The Separation and Distribution” and under “The Merger Agreement”, in the distribution, Entergy will distribute 100% of the TransCo common units (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) to Entergy’s shareholders. Assuming the distribution includes a spin-off, each record holder of Entergy common stock (other than holders of restricted Entergy common stock) will be entitled to receive its pro rata share of TransCo common units subject to the spin-off. The merger agreement provides that each TransCo common unit issued and outstanding immediately before the effective time of the merger will automatically convert at the effective time of the merger into the right to receive one fully paid and nonassessable share of ITC common stock. Thus, for purposes of this illustration, the aggregate number of shares of ITC common stock Entergy shareholders are estimated to receive in the merger is 52,772,253 (the number of TransCo common units issued and outstanding immediately prior to the merger), which represents approximately 50.1% of the outstanding shares of ITC common stock on a fully diluted basis following the merger.

In addition, as further described in more detail in the section entitled “—Effects of the Distribution and the Merger on Entergy Equity Awards/Plan” employees of Entergy’s Transmission Business that will become TransCo employees will have their Entergy restricted stock, Entergy stock options, and Entergy units converted into a number of similarly restricted shares of ITC common stock, ITC stock options and ITC stock units based on the Equity Exchange Ratio described in such section. The maximum number of shares of ITC common stock that could be converted or issued from such ITC restricted stock, ITC stock options and ITC stock units issued to such TransCo employees is estimated as of November 23, 2012 to be 140,430 shares ( based on estimated number of Entergy restricted stock, Entergy stock options, and Entergy stock units held by the expected employees of Entergy’s Transmission Business that will become TransCo employees, in each case as of such date) and assuming an Equity Exchange Ratio of 1.016 (as calculated in the employee matters agreement and, for purposes of this illustration only, using valuations as of November 23, 2012). The issuance of such ITC restricted stock, ITC stock options, and ITC stock units is not part of the merger consideration; however, in the event the issuance of such ITC restricted stock and ITC stock options were reasonably likely to be treated as being issued as part of a plan or series of related events for U.S. federal income tax purposes that would cause the distribution to be treated as a taxable event, it is estimated that TransCo would issue an additional 281,423 TransCo common units to Entergy pursuant to the second bullet above (as calculated in the merger agreement and, assuming for this illustration only, using valuations as of November 23, 2012) and each such additional TransCo common unit would convert into a share of ITC common stock in the merger. As a result of the issuance of such additional TransCo common units in the preceding sentence, the transaction maximum principal amount of indebtedness of $1.775 billion to be incurred by TransCo by the issuance of TransCo debt securities and the TransCo Subs in the TransCo Subs Financing would be expected to be reduced by $35.7 million (as calculated in the merger agreement and, assuming for this illustration only, using valuations as of November 23, 2012). In such event, and based on the assumptions specified above, the ITC shareholders immediately prior to the merger would be expected to own approximately 49.8% of ITC common stock on a “fully diluted basis” immediately after the merger.

The number of shares of ITC common stock that Entergy shareholders are entitled to receive will be finally determined at the times specified in the merger agreement at or immediately prior to the distribution and merger. Because the actual number of ITC common stock outstanding on a fully diluted basis as of the effective time of the merger will likely be different from the number of fully diluted shares outstanding as of November 23, 2012 (as set forth in the above illustration), the actual number of shares of ITC common stock that Entergy shareholders are entitled to receive will change. In any event, the merger agreement provides that the number of TransCo common units to be issued to Entergy will not be less than that number which will be necessary for the Entergy shareholders (and, if applicable, the exchange trust) immediately prior to the merger to constitute the holders of at least 50.1% of the outstanding ITC common stock immediately following the merger, as determined under U.S. federal income tax rules to ensure that the spin-off or split-off exchange offer is not taxable to Entergy.

In addition, the number of ITC restricted stock, stock options, and stock units to be issued to employees who will become TransCo employees will be finally determined at the times specified in the employee matters agreement at or immediately prior the time of the distribution and merger and will likely be different than as illustrated above. In addition, the calculation of the aggregate amount of disqualified shares, if any, and the corresponding reduction, if any, of the transaction maximum principal amount to be incurred by TransCo and TransCo Subs will also be finally determined at the times specified in the merger agreement at or immediately prior to the distribution and merger and will likely be different than as illustrated above.

Please read carefully the merger agreement, the separation agreement and the employee matters agreement, each of which is incorporated herein by reference.

Trading Markets

Entergy Common Stock

Entergy common stock is currently listed on the NYSE and CHX under the ticker symbol “ETR.” In the event the distribution is effectuated as a spin-off, it is currently expected that beginning not earlier than two (2) business days before the record date to be established for the distribution, and continuing through the closing date of the merger, there will be two markets in Entergy common stock on the NYSE and CHX: a “regular way” market and an “ex-distribution” market.

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If an Entergy shareholder sells shares of Entergy common stock in the “regular way” market under the symbol “ETR” during this time period, that Entergy shareholder will be selling both his or her shares of Entergy common stock and the right (represented by a “due-bill”) to receive TransCo common units that will be converted into shares of ITC common stock, and cash in lieu of fractional shares (if any), at the closing of the merger. Entergy shareholders should consult their brokers before selling their shares of Entergy common stock in the “regular way” market during this time period to be sure they understand the effect of the NYSE and CHX “due-bill” procedures. The “due-bill” process is not managed, operated or controlled by Entergy.

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If an Entergy shareholder sells shares of Entergy common stock in the “ex-distribution” market during this time period, that Entergy shareholder will be selling only his or her shares of Entergy common stock, and will retain the right to receive TransCo common units that will be converted into shares of ITC common stock, and cash in lieu of fractional shares (if any), at the closing of the merger. It is currently expected that “ex-distribution” trades of Entergy common stock will settle within three (3) business days after the closing date of the merger and that if the merger is not completed all trades in this “ex-distribution” market will be cancelled.

After the closing date of the merger, shares of Entergy common stock will no longer trade in the “ex-distribution” market, and shares of Entergy common stock that are sold in the “regular way” market will no longer reflect the right to receive TransCo common units that will be converted into shares of ITC common stock, and cash in lieu of fractional shares (if any), at the closing of the merger.

TransCo Common Units

There currently is no trading market for TransCo common units, and no such trading market will be established in the future.

ITC Common Stock

ITC common stock is currently listed on the NYSE under the ticker symbol “ITC.” In the merger agreement, ITC agreed to use its reasonable best efforts to cause the shares of ITC common stock to be issued in the merger to be listed on the NYSE as of the effective time of the merger. After the merger, shares of ITC common stock, as the combined company, will continue to trade on the NYSE under the same symbol “ITC.”

Exchange Trust

Pursuant to the terms of the merger agreement, Entergy may elect, at least thirty (30) business days prior to the closing of the merger to retain up to the number of TransCo common units that would convert in the merger to up to 4.9999% of the total number of shares of ITC common stock outstanding immediately following the consummation of the merger that otherwise would have been distributed in the distribution, such election is referred to as the exchange trust election. If Entergy makes an exchange trust election, and subject to the conditions in the merger agreement, Entergy, TransCo, ITC and a trustee will enter into a trust agreement, referred to as the exchange trust agreement. Under the terms of the exchange trust agreement, at the time of the distribution, Entergy will transfer such TransCo common units to an irrevocable Delaware trust, referred to as the exchange trust. The TransCo common units transferred to the exchange trust will not be distributed to Entergy shareholders in the distribution and, at the closing of the merger, will subsequently be converted into ITC common stock in the merger. The trustee of the trust will own and hold legal title to the TransCo common units or ITC common stock. Pursuant to the exchange trust agreement, the exchange trust will hold the shares for the benefit of Entergy and Entergy shareholders; provided, however, in no event will the ITC common stock held by the exchange trust be transferred back to Entergy. Upon delivery of notice by Entergy, the exchange trustee will conduct an exchange offer whereby Entergy shareholders may exchange Entergy common stock for the ITC common stock held by the exchange trust pursuant to irrevocable terms contained in the trust agreement at the time it is entered into, referred to as the exchange trust exchange offer. Pursuant to the exchange trust agreement, any ITC common stock remaining in the exchange trust six months following the completion of the merger will be distributed to Entergy shareholders pro rata, referred to as a mandatory trust distribution. If Entergy makes an exchange trust election, Entergy, ITC and the trustee of the exchange trust will also enter into a registration rights agreement whereby ITC will provide the trustee and Entergy certain registration rights with respect to shares of

ITC common stock that are held in the exchange trust. See “Additional Material Agreements—Agreements Related to the Exchange Trust and Exchange Offer—Exchange Trust Agreement” and “Additional Material Agreements—Agreements Related to the Exchange Trust and Exchange Offer—Registration Rights Agreement.”

Background of the Merger

In the ordinary course of business, ITC periodically reviews and evaluates industry developments and strategic alternatives to enhance shareholder value, including assessing transmission systems that would be potential acquisition candidates and considering various transaction partners that would be able to provide ITC with an ability to expand ITC’s transmission business. Entergy’s board of directors and management frequently review Entergy’s portfolio of assets to evaluate its current structure and composition to determine whether changes might be advisable, and to look for attractive ways to add value for its shareholders. ITC determined to pursue this transaction with Entergy to expand its transmission business, rather than other available transactions or no transaction, for a variety of reasons, including the expectation that such transaction will be value accretive to ITC’s financial results (after giving effect to the ITC recapitalization), increase ITC’s revenues and earnings and enhance cash flow generation, the enhanced growth prospects available through ITC’s increased size and geographic reach, the expectation that such transaction will enhance ITC’s overall credit quality and significantly enhance ITC’s balance sheet, the structure of such transaction as a tax-free reorganization for federal income tax purposes and for other reasons described below under “—ITC’s Reasons for the Merger; Recommendation of ITC’s Board of Directors.”

On June 6, 2011, Mr. Eddie Peebles, Vice President of Corporate Development for Entergy, initiated a call with Dr. Terry Harvill, Vice President of Grid Development for ITC. During this call Mr. Peebles inquired about ITC’s interest in submitting a proposal related to Entergy’s Transmission Business.

After ITC expressed interest in submitting a proposal, on June 10, 2011, ITC and ESI executed a non-disclosure agreement.

Following the execution of the non-disclosure agreement, Entergy provided ITC with preliminary non-public information regarding Entergy’s Transmission Business. Such information included (i) a summary of Entergy’s Transmission Business, (ii) information on the historical rate base and deferred taxes of Entergy’s Transmission Business and (iii) projections for capital expenditures. Also included with such information were instructions for submitting a non-binding indication of interest.

From June 13, 2011 through June 17, 2011, Dr. Harvill and Mr. Peebles had several calls to discuss matters regarding Entergy’s request for a non-binding indication of interest for Entergy’s Transmission Business and the preliminary non-public information previously provided to ITC.

On June 21, 2011, Mr. Peebles provided Dr. Harvill with updated non-public information regarding Entergy’s Transmission Business’ projections for capital expenditures.

On July 1, 2011, at Entergy’s request, ITC submitted to Entergy a confidential and non-binding indication of interest letter for the acquisition of Entergy’s Transmission Business. The letter proposed an acquisition of Entergy’s Transmission Business for all-cash consideration, but in its letter ITC also indicated that it would be willing to explore various alternative structures to facilitate a potential transaction, including a pre-paid lease, a leveraged partnership and the Reverse Morris Trust structure described below that was ultimately adopted for the transaction. ITC’s proposal also included its preliminary indication of the enterprise value of Entergy’s Transmission Business between $6.75 billion and $7.25 billion. This preliminary valuation reflected a taxable asset acquisition for all-cash consideration and was based on transmission rate base values and capital investment forecasts provided by Entergy, among other assumptions. In particular, consistent with Entergy’s instructions, the preliminary valuation assumed a January 1, 2014 valuation date, utilized a projected 2014 rate base, did not estimate any potential effects of accelerated federal tax bonus depreciation, and, due to the taxable nature of an all-cash consideration transaction, assumed that there would be a resetting of tax basis of the assets acquired and a corresponding remeasurement of accumulated deferred income taxes on the assets acquired. These assumptions implied significantly higher rate base and earnings power (and a correspondingly higher value) for Entergy’s Transmission Business relative to those implied by the Reverse Morris Trust transaction structure ultimately agreed upon by the parties. In addition, during the course of negotiating the transaction with Entergy, certain other assumptions for Entergy’s Transmission Business were refined by Entergy, including transmission rate base values, capital investment projections and the applicability of accelerated federal tax bonus depreciation, which had a material impact on the valuation of Entergy’s Transmission Business relative to what ITC presented in July 1, 2011 non-binding indication of interest.

On July 6, 2011, representatives from Entergy and ITC met at Entergy’s New Orleans, Louisiana headquarters to discuss ITC’s preliminary indication of interest to acquire Entergy’s Transmission Business. Participants from ITC included Mr. Cameron Bready, Executive Vice President and Chief Financial Officer, and Dr. Harvill, and participants from Entergy included Mr. Leo Denault, Chief Financial Officer, and Mr. Peebles. The group discussed various preliminary issues and concerns, including structuring alternatives and the potential benefits to ITC and Entergy of a transaction involving Entergy’s Transmission Business, ITC’s ability to successfully integrate and operate the larger business that would result from the acquisition and the regulatory approvals that would be required to consummate the transaction. At the conclusion of the meeting, the parties agreed that they would continue to evaluate the feasibility of a potential transaction. Mr. Denault informed Mr. Bready that he would contact Mr. Bready with the plan for next steps, if any, after Mr. Denault had briefed the Entergy board of directors at its regular July meeting.

On July 29, 2011, at a regularly scheduled meeting of Entergy’s board of directors, Mr. Denault presented Entergy’s board of directors with information on a potential transaction involving Entergy’s Transmission Business. The presentation included information on (i) a summary of the actions taken to date, (ii) the internal valuation of Entergy’s Transmission Business, (iii) a potential transaction structure for consideration and (iv) a potential transaction timeline if the proposed transaction were to proceed. The Entergy board of directors instructed management to proceed with further discussions with ITC to determine whether a transaction could be achieved.

On August 17, 2011, the ITC board of directors held its regularly scheduled quarterly board meeting during which Mr. Bready provided a brief overview of the potential opportunity with Entergy.

On August 23, 2011, Mr. Denault called Mr. Bready to discuss the possibility of advancing discussions to determine if ITC and Entergy could reach a mutually agreeable transaction. Mr. Denault and Mr. Bready agreed to establish a process to exchange non-public information, perform due diligence and enter into further discussions regarding a potential transaction.

On August 26, 2011, ITC retained Simpson Thacher & Bartlett LLP, referred to as Simpson Thacher, as outside legal counsel.

On August 31, 2011, Entergy and ITC entered into a mutual non-disclosure agreement which superseded the non-disclosure agreement entered into between ESI and ITC on June 10, 2011. Also on August 31, 2011, Entergy retained Skadden, Arps, Slate, Meagher & Flom LLP, referred to as Skadden, Arps, as outside legal counsel.

On September 2, 2011, Entergy and ITC exchanged, through their respective financial advisors, additional financial information regarding Entergy’s Transmission Business and ITC, respectively.

On September 7, 2011, at the Chicago, Illinois offices of Goldman Sachs & Co., referred to as Goldman Sachs, senior management from ITC and Entergy and other representatives for Entergy and ITC held a transaction kick-off meeting. Attendees at this meeting from ITC included Mr. Bready, Dr. Harvill, and Mr. Jon Jipping, Executive Vice President and Chief Operating Officer, representatives from Deloitte & Touche, tax advisors to ITC, referred to as Deloitte; representatives from J.P. Morgan, financial advisor to ITC, referred to as J.P. Morgan; and representatives from Simpson Thacher, ITC’s legal counsel. Attendees at this meeting from Entergy included Mr. Denault, Mr. Peebles, and Mr. Mark Savoff, Executive Vice President and Chief Operating Officer; representatives from Skadden, Arps and representatives from Goldman Sachs. At the meeting, Entergy and ITC representatives discussed the potential terms and structure of a transaction involving Entergy’s Transmission Business. Representatives of ITC and Entergy also presented information about their respective transmission businesses and financial forecasts and assumptions.

At this meeting, Entergy proposed that the transaction be structured as a Reverse Morris Trust transaction. A Reverse Morris Trust transaction is a business combination involving the spin- or split-off of a business (here, Entergy’s Transmission Business), by a company (here, Entergy), and its subsequent merger with another company (here, ITC). Entergy’s proposal would be structured on a tax free basis where shareholders of the company effecting the spin- or split-off (here, the Entergy shareholders) receive more of the equity in the combined company than the shareholders of the other company (here, the ITC shareholders). In addition to facilitating a tax-free transaction for Entergy shareholders, the Reverse Morris Trust structure also results in a lower rate base for Entergy’s Transmission Business under ITC ownership relative to that which would result from a taxable, all-cash transaction, which results in lower expected transmission rates for ITC’s new customers upon closing the transaction relative to what they would have experienced in a taxable, all-cash transaction. The Reverse Morris Trust structure was ultimately selected by the parties for the foregoing reasons and for the other reasons described below under “—ITC’s Reasons for the Merger; Recommendation of ITC’s Board of Directors” and “—Entergy’s Reasons for the Separation, Distribution and the Merger”. The attendees also discussed the due diligence protocol and the due diligence process.

On September 8, 2011, there was a conference call among representatives of ITC, Entergy, J.P. Morgan and Goldman Sachs to discuss the details of ITC’s and Entergy’s financial forecasts.

From September 8, 2011 through October 18, 2011, Mr. Bready, Dr. Harvill and representatives of J.P. Morgan had preliminary communications with representatives of Entergy, including Mr. Peebles, and Goldman Sachs regarding a working framework for the valuation terms of the potential transaction, including the pro forma ownership of ITC between Entergy and ITC shareholders after the merger, the amount of indebtedness Entergy’s Transmission Business could incur, and the value that ITC would distribute to its pre-merger shareholders in the form of a one-time special dividend, share repurchase or combination thereof, referred to as the ITC recapitalization.

On September 13, 2011, Entergy formally engaged Goldman Sachs as its financial advisor in connection with the proposed transaction.

Beginning on September 16, 2011, weekly calls between Mr. Denault and Mr. Bready were implemented in order to discuss issues related to the proposed transaction.

From September 14, 2011 to September 23, 2011, representatives from ITC and Entergy and their respective advisors held numerous calls to discuss (i) outstanding issues regarding the potential transaction, including the transaction structure, (ii) what assets and operations would constitute Entergy’s Transmission Business, (iii) due diligence issues of primary concern related to environmental, information technology, transmission operations, treasury, federal regulatory, accounting, real estate, state/local regulatory, human resource/employee, tax and legal and (iv) the progress of the proposed transaction.

On September 26, 2011, each of Entergy and ITC provided to the other party and their respective legal and financial advisors access to electronic data rooms containing non-public information related to ITC and Entergy’s Transmission Business in order to continue to conduct due diligence. Due diligence continued until shortly before the merger agreement, the separation agreement and the employee matters agreement were executed.

From September 27, 2011 until shortly before the execution of the merger agreement, the separation agreement and the employee matters agreement, representatives of Entergy and ITC and their respective advisors had regular meetings and ongoing discussions related to regulatory strategy matters regarding the proposed transaction.

On September 30, 2011, representatives from ITC, Entergy, J.P. Morgan and Goldman Sachs participated in a conference call to discuss Entergy’s Transmission Business’s and ITC’s capital expenditures forecasts, respectively. Also on September 30, 2011, Dr. Harvill and Mr. Peebles had a call to discuss outstanding valuation and other transaction matters and a general update of the progress of the proposed transaction.

On October 3, 2011, Entergy through Goldman Sachs also provided ITC with updated financial forecasts to supplement the information provided to ITC on September 2, 2011.

On October 11, 2011, there was a conference call among Mr. Bready, Dr. Harvill and other representatives of ITC, Mr. Peebles and other representatives from Entergy, and representatives from Deloitte, J.P. Morgan, Goldman Sachs, Simpson Thacher and Skadden, Arps to discuss transaction structuring matters. Also on October 11, 2011, Dr. Harvill and Mr. Peebles had a call to discuss outstanding issues related to valuation and other transaction terms, including a general update on the progress of the proposed transaction.

On October 11, 2011, Mr. Joseph Welch, Chairman, President and Chief Executive Officer of ITC, and Mr. Bready met in Atlanta, Georgia with Mr. J. Wayne Leonard, Chairman and Chief Executive Officer of Entergy, and Mr. Denault to discuss certain aspects of a potential transaction, including the strategic rationale for the transaction for both parties, the regulatory considerations to effectuate the transaction and certain operational matters for Entergy’s Transmission Business. At the meeting, each party’s representatives expressed their mutual desire to proceed and further negotiate a proposed transaction.

On October 13, 2011, Entergy provided ITC with an updated capital expenditure forecast and financial model, supplementing the information provided on October 3, 2011.

On October 14, 2011, representatives from ITC, including Dr. Harvill, representatives from Entergy, including Mr. Rick Riley, Vice President of Energy Delivery, and Mr. Peebles, and representatives from J.P. Morgan and Goldman Sachs participated in a conference call to discuss the capital expenditure forecasts provided the day before.

On October 18, 2011, J.P. Morgan delivered a preliminary proposal to Entergy on behalf of ITC, which included: (i) that the post-merger pro forma ownership of ITC between Entergy shareholders and ITC shareholders would be approximately 50.1% and 49.9%, respectively, (ii) that Entergy’s Transmission Business could incur up to $1.8 billion in indebtedness prior to the distribution and merger, the proceeds of which would be retained by Entergy and Entergy’s Utility Operating Companies and (iii) that the ITC recapitalization would not exceed $700 million.

On October 19, 2011, Mr. Denault and Mr. Bready spoke by telephone about the proposed transaction. On the telephone call, Mr. Denault asked Mr. Bready follow up questions regarding the proposal delivered by ITC the previous day.

At a special meeting of the Entergy board of directors held on October 20, 2011, Entergy management briefed the Entergy board of directors on the status of the proposed divestiture of Entergy’s Transmission Business.

On October 20, 2011, Skadden, Arps, distributed initial drafts of the merger agreement and separation agreement to Simpson Thacher.

Also on October 20, 2011, the ITC board of directors held a special meeting, during which Mr. Bready provided the ITC board of directors with a comprehensive review of the proposed transaction, including an overview of Entergy’s Transmission Business, strategic rationale for the proposed transaction, regulatory approvals required to close the transaction, an update on the status of ITC’s due diligence review of Entergy’s Transmission Business and proposed next steps to advance the transaction. Mr. Bready also presented preliminary valuation and combination analytics, as well as an overview of the key elements of the structure of the proposed transaction. In addition, representatives of Simpson Thacher and Dykema, ITC’s Michigan outside counsel, provided an overview of applicable legal standards and fiduciary duties of directors in the context of considering the potential transaction and other strategic alternatives available to ITC. After extensive consideration, the ITC board of directors directed senior management to continue to pursue discussions with Entergy regarding a potential transaction. In addition, due to the expected timing associated with advancing the transaction and its complexity, the board of directors of ITC designated a sub-committee of board members, referred to as the ITC board sub-committee, to be accessible to management for more regular updates and to provide guidance on significant issues associated with the transaction arising between meetings of the full board of directors.

On October 25, 2011, Mr. Denault and Mr. Bready met in Chicago, Illinois. At this meeting, Mr. Denault and Mr. Bready discussed matters related to the transaction, including the terms of ITC’s preliminary proposal delivered by J.P. Morgan on October 18, 2011. Mr. Denault and Mr. Bready preliminarily agreed that the post-merger pro forma ownership of ITC between Entergy shareholders and ITC shareholders would be 50.1% and 49.9%, respectively, (ii) that Entergy’s Transmission Business could incur up to $1.95 billion in indebtedness prior to the distribution and the merger, the net proceeds of which would be retained by Entergy and Entergy’s Utility Operating Companies and (iii) that the ITC recapitalization would not exceed $600 million.

On October 27, 2011, representatives from Simpson Thacher and Skadden, Arps held a call to discuss ITC’s preliminary issues arising out of the drafts of the merger agreement and separation agreement distributed by Skadden, Arps.

On October 28, 2011, at a regularly scheduled meeting of the Entergy board of directors, Mr. Denault and Mr. Peebles presented an update to the Entergy board of directors regarding the proposed transaction. The presentation included information on (i) strategic rationale, (ii) background on ITC, (iii) Entergy’s internal valuation of Entergy’s Transmission Business and combination analysis of Entergy’s Transmission Business with ITC, (iv) proposed transaction structure, (v) social factors, (vi) transaction timing and (vii) next steps.

Also on October 28, 2011, Mr. Denault and Mr. Bready spoke by telephone about the proposed transaction. Mr. Denault informed Mr. Bready that at the meeting of the Entergy board of directors that day, the Entergy board of directors continued to be interested in the proposed transaction provided satisfactory financial and other terms and conditions could be reached.

On October 29, 2011, there was a conference call to discuss issues in the draft merger agreement and separation agreement provided to ITC. Participants included Mr. Peebles from Entergy, Dr. Harvill from ITC, and representatives from Deloitte, Simpson Thacher, J.P. Morgan, Goldman Sachs, and Skadden, Arps. The discussions included issues related to (i) the financings to be conducted prior to the closing of the merger, (ii) the ability of Entergy to modify aspects of the transaction concerning Entergy’s internal reorganization without the consent of ITC, (iii) the circumstances in which each party could terminate the agreement, (iv) the obligations of the parties to close the transaction based on certain events, (v) the required efforts of each party necessary to close the transaction, (vi) the allocation of assets and liabilities between ITC and Entergy related to Entergy’s Transmission Business, (vii) whether the amount of debt and Entergy shareholders’ post-merger ownership of ITC would be adjusted upon certain events and (viii) other contract provisions.

Between November 1, 2011 and November 10, 2011, Dr. Harvill and Mr. Peebles had several calls to discuss outstanding valuation matters, issues in the transaction agreements and a general update of the progress of the proposed transaction.

On November 3, 2011, ITC formally engaged J.P. Morgan as its financial advisor in connection with the proposed transaction.

Also on November 3, 2011, the ITC board sub-committee held a telephonic meeting to receive an update from management and their legal and financial advisors with respect to progress on the proposed transaction.

On November 4, 2011, Simpson Thacher distributed to Skadden, Arps a mark-up of the separation agreement.

On November 6, 2011, Simpson Thacher distributed to Skadden, Arps a mark-up of the merger agreement. On the same day, Skadden, Arps distributed a draft of the employee matters agreement to Simpson Thacher.

On November 7, 2011, Mr. Mark McCulla, Vice President of Transmission Regulatory Compliance, and Mr. Riley, each from Entergy and Mr. Jipping from ITC, met in Jackson, Mississippi to review business operations and answer questions related to specific groups within the transmission organization. The group also discussed information technology related matters.

On November 9, 2011, representatives from Entergy, ITC, Simpson Thacher and Skadden, Arps participated in meetings at Entergy’s New Orleans, Louisiana headquarters to discuss outstanding employee matters related to the proposed transaction, including the draft employee matters agreement delivered to ITC on November 6, 2011. Participants included Dr. Harvill, Mr. Bready, Ms. Linda Blair, Executive Vice President and Chief Business Officer, and Mr. Jipping of ITC; Ms. Renae Conley, Executive Vice President of Human Resources and Administration, Mr. Peebles, Mr. Denault, and Mr. Savoff of Entergy; and representatives from Simpson Thacher. A representative of Skadden, Arps participated by phone.

On November 11, 2011, representatives of Entergy and ITC and their legal advisors met in New Orleans, Louisiana to further discuss outstanding issues with the revised drafts of the transaction agreements raised on the October 29, 2011 teleconference between the parties. Participants included Dr. Harvill from ITC; Mr. Peebles from Entergy; and representatives from Simpson Thacher and Skadden, Arps.

Also on November 11, 2011, ITC formally engaged Barclays Capital Inc., also referred to as Barclays, as its financial advisor in connection with the proposed transaction.

On November 14, 2011, Mr. Welch and Mr. Bready from ITC met with Mr. Leonard and Mr. Denault from Entergy in Atlanta, Georgia to discuss the proposed transaction. At this meeting, the participants discussed the progress of the proposed transaction, including the board and management composition of ITC following the potential transaction, key terms and conditions of the merger agreement, and other social issues.

On November 16, 2011, the ITC board of directors held its regularly scheduled quarterly board meeting during which senior management provided the ITC board of directors with an update regarding progress on the proposed transaction with Entergy. At this meeting, Mr. Bready also provided additional financial analysis regarding the potential transaction and a status update with respect to due diligence efforts and negotiation of the transaction agreements. Mr. Bready also presented an expected timeline for advancing the potential transaction assuming that agreement could be reached on remaining issues subject to negotiation.

Also on November 16, 2011, Skadden, Arps distributed a revised draft of the merger agreement to Simpson Thacher.

On November 16, 2011 and November 17, 2011, there were calls between Dr. Harvill and Mr. Peebles to discuss outstanding issues related to transaction representations and warranties, status of the employee matters agreement and the progress of other outstanding matters related to the proposed transaction.

On November 18, 2011, the Entergy board of directors held a telephonic special meeting to discuss the transaction. Mr. Denault and Mr. Peebles presented an update to the Entergy board of directors regarding the proposed transaction. The presentation included information on (i) strategic rationale, (ii) Entergy’s internal valuation of Entergy’s Transmission Business and combination analysis of Entergy’s Transmission Business with ITC, (iii) proposed transaction structure, (iv) social issues, (v) transaction timing and (vi) next steps.

On November 19, 2011, there was a conference call among Mr. Bready, Dr. Harvill, Mr. Peebles, and Mr. Denault and other representatives of ITC, Entergy, Deloitte, Simpson Thacher, Skadden, Arps, J.P. Morgan and Goldman Sachs to discuss financing matters relating to the proposed transaction.

On November 19, 2011, Skadden, Arps distributed a revised draft of the separation agreement to Simpson Thacher.

On November 20, 2011, Dr. Harvill and Ms. Blair from ITC and Mr. Peebles from Entergy had a conference call to discuss outstanding employee related matters about the proposed transaction.

On November 21, 2011, representatives of ITC, Entergy, Simpson Thacher and Deloitte had a conference call to discuss and negotiate certain tax provisions of the merger agreement and separation agreement.

On November 22, 2011, representatives from ITC, including Dr. Harvill, representatives from Entergy, including Mr. Peebles, and other representatives from Entergy, ITC, Simpson Thacher, Skadden, Arps, J.P. Morgan and Goldman Sachs met at J.P. Morgan’s offices in Chicago, Illinois. Issues discussed at the meeting included (i) the circumstances in which each party could terminate the merger agreement, (ii) the obligations of the parties to close the proposed transaction based on certain events, (iii) the required efforts of each party necessary to close the proposed transaction, (iv) the allocation of assets and liabilities between ITC and Entergy related to Entergy’s Transmission Business, (v) whether the amount of debt and shares to be issued to Entergy shareholders would be adjusted upon certain events and (vi) other contract provisions. Representatives of the parties also agreed to negotiate after the proposed transaction was announced the form of certain ancillary agreements related to the separation agreement and the merger agreement. There were also calls between Dr. Harvill and Mr. Bready of ITC and Mr. Peebles and Mr. Denault of Entergy to discuss Entergy’s plans to elect accelerated tax depreciation and the impacts of such election on Entergy’s Transmission Business.

Also on November 22, 2011, representatives of Entergy and ITC met in New Orleans to discuss bargaining unit employees, assumption by ITC of collective bargaining agreements and general employee issues and due diligence meetings related to business operations of ITC and Entergy’s Transmission Business were held in Novi, Michigan and attended by representatives of Entergy and ITC.

Also on November 22, 2011, the ITC board sub-committee held a telephonic meeting to receive an update from management and their legal and financial advisors with respect to progress on the proposed transaction.

On November 24, 2011 and November 27, 2011, there were calls between Dr. Harvill and Mr. Peebles to discuss outstanding issues related to the representations and warranties contained in the merger agreement, status of the employee matters agreement, and the progress of other outstanding matters related to the proposed transaction.

On November 25, 2011, Simpson Thacher distributed a revised draft of the employee matters agreement to Skadden, Arps.

Between November 26, 2011 and December 4, 2011, representatives of Entergy, ITC, Skadden, Arps and Simpson Thacher negotiated and exchanged multiple drafts of the employee matters agreement.

On November 27, 2011, Simpson Thacher distributed revised drafts of the merger agreement and the separation agreement to Skadden, Arps. Between November 28, 2011 and December 4, 2011, representatives of Entergy, ITC, Skadden and Simpson Thacher negotiated and exchanged multiple drafts of the merger agreement and the separation agreement.

On November 29, 2011, Mr. Bready met with Mr. Denault in Atlanta, Georgia to discuss the proposed transaction. The discussions included matters regarding Entergy’s plans to take accelerated tax depreciation and the impacts of such election on Entergy’s Transmission Business; the amount of debt to be incurred by Entergy’s Transmission Business; whether the number of shares of ITC common stock to be received by Entergy shareholders in the proposed transaction would be adjusted in certain events; the obligations of the parties to close the proposed transaction under specified circumstances; representations and warranties made by Entergy regarding Entergy’s Transmission Business in the merger agreement; social and employee benefit issues; and other open issues. As a result of Entergy’s plans to take accelerated tax depreciation, as well as the other matters discussed, Mr. Bready and Mr. Denault negotiated changes to the terms of the proposed transaction to reflect a reduction in the amount of indebtedness that Entergy’s Transmission Business would incur prior to the distribution and the merger to $1.775 billion and an increase in the ITC recapitalization to an amount not to exceed $700 million.

From November 30, 2011 through December 4, 2011, there were multiple conference calls between representatives from Entergy, ITC, Simpson Thacher, Cooley LLP, Entergy’s tax counsel, and Deloitte to discuss and negotiate the tax provisions of the merger agreement and the separation agreement, as well as other outstanding issues, including with respect to the allocation of assets and liabilities between TransCo and Entergy and the standard of efforts required of the parties to obtain certain regulatory approvals, and finalized the merger agreement, the separation agreement and the employee matters agreement.

On December 1, 2011, the ITC board of directors held a special meeting at the offices of ITC in Novi, Michigan. At the meeting, Mr. Bready updated the ITC board of directors on the status of the negotiations with Entergy. Prior to the meeting, the ITC board of directors was provided with substantially complete drafts of the merger agreement, the separation agreement and employee matters agreement and summaries of such agreements. A representative of Dykema reviewed and discussed with the ITC board of directors the fiduciary duties of the directors in the context of considering ITC’s strategic alternatives (including the proposed transaction), and senior management and a representative of Simpson Thacher reviewed with the ITC board of directors the principal terms of the merger agreement, the separation agreement and the employee matters agreement. Mr. Bready, together with representatives of J.P. Morgan and Barclays, also reviewed and discussed with the ITC board of directors financial analyses relating to the terms of the proposed transaction. After extensive discussion regarding the proposed transaction, the ITC board of directors instructed management to proceed with final negotiations and work to finalize the merger agreement, the separation agreement and the employee matters agreement.

On December 2, 2011, the Entergy board of directors discussed the proposed transaction at a regularly scheduled meeting at Entergy’s New Orleans headquarters. Prior to the meeting, the Entergy board of directors was provided with substantially complete drafts of the merger agreement, the separation agreement and employee matters agreement. All board members were present. Mr. Denault, Mr. Robert D. Sloan, then the Executive Vice President, General Counsel and Secretary of Entergy, Mr. Peebles, Ms. Conley and other representatives from Entergy and representatives from Skadden, Arps and Goldman Sachs presented an update to the Entergy board of directors regarding the proposed transaction. The presentation and discussion included information regarding the proposed transaction on (i) strategic rationale and benefits to Entergy’s shareholders, (ii) Entergy’s internal valuation of Entergy’s Transmission Business and combination analysis of Entergy’s Transmission Business with ITC, (iii) Goldman Sachs financial analysis of the proposed transaction, (iv) proposed transaction structure, (v) transaction timing, (vi) employee matters, (vii) other commercial terms, (viii) due diligence results and (ix) next steps. Representatives from Skadden, Arps reviewed with the board the terms of the merger agreement, the separation agreement, the employee matters agreement and the open issues in each agreement. Following this board meeting, the presidents of Entergy Arkansas, Entergy Gulf States Louisiana, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans, Entergy Texas and ESI were given an update on the proposed transaction and a summary of the proposed transaction terms and conditions, including substantially the same information presented to the Entergy board of directors earlier in the day.

From December, 2, 2011 through December 4, 2011, final negotiations related to the merger agreement, the separation agreement and the employee matters agreement took place between Entergy and ITC representatives.

On December 3, 2011, the Entergy board of directors held a telephonic special meeting to consider the proposed transaction with ITC. All board members other than Mr. Tauzin were in attendance. Mr. Leonard updated the Entergy board of directors on the status of negotiations with ITC, including the remaining open issues on the transaction agreements. Also present were various representatives from management, including Mr. Denault, Mr. Peebles and Mr. Sloan, and representatives from Skadden, Arps and Goldman Sachs. After considering the foregoing, the presentations and discussions made at prior meetings of the Entergy board of directors, the merger agreement, the separation agreement and the employee matters agreement, and taking into consideration the factors described under the section “—Entergy’s Reasons for the Separation, Distribution and the Merger,” the Entergy directors present at the meeting unanimously determined that the transaction agreements and the transactions contemplated by the transaction agreements were advisable and in the best interest of Entergy and its shareholders and approved the transaction.

Also on December 3, 2011, the respective governing bodies of Entergy Arkansas, Entergy Gulf States Louisiana, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans, Entergy Texas and ESI considered and approved entering into the separation agreement and related transactions.

On the morning of December 4, 2011, the ITC board of directors held a special telephonic meeting to review the proposed transaction. At the meeting, senior management apprised the ITC board of directors of the status of negotiations and reviewed the terms of the transaction as reflected in the final forms of the merger agreement, the separation agreement and the employee matters agreement. J.P. Morgan delivered its oral opinion to the ITC board of directors (subsequently confirmed by a written opinion dated December 4, 2011) to the effect that, as of such date, and subject to the limitations and assumptions set forth in its written opinion, the aggregate merger consideration is fair to ITC from a financial point of view. Barclays also delivered its oral opinion, (subsequently confirmed by delivery of a written opinion, dated December 4, 2011), to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions described in the opinion, the exchange ratio in the merger was fair, from a financial point of view, to ITC. After further discussion, the ITC board of directors determined that the merger agreement, the separation agreement and the employee matters agreement and proposed transactions with Entergy were advisable, fair to and in the best interests of ITC and its shareholders, approved the merger agreement, the separation agreement and the employee matters agreement and the proposed transactions with Entergy in accordance with Michigan law and recommended that the ITC shareholders approve the merger, an amendment to the ITC articles of incorporation to increase the number of authorized shares of ITC common stock and the issuance of ITC common stock pursuant to the merger agreement. The ITC board also authorized senior management to finalize, execute and deliver the merger agreement, the separation agreement and the employee matters agreement.

On December 3 and 4, 2011, internal and external representatives from ITC and Entergy participated in numerous phone calls and other meetings regarding the remaining open issues related to the transaction agreements. On December 4, 2011, representatives of Cooley, LLP met with Mr. Bready, and representatives from Simpson Thacher in New York City to conclude Entergy’s due diligence with respect to tax matters.

The merger agreement, the separation agreement and the employee matters agreement were finalized and executed on December 4, 2011.

On December 5, 2011, Entergy and ITC issued a joint press release announcing the execution of the merger agreement, the separation agreement and the employee matters agreement before the opening of trading on the New York Stock Exchange.

Since December 6, 2011, Entergy, ITC and their respective advisors have continued to negotiate and finalize the generator interconnection agreement, the distribution-transmission interconnection agreement, the transition services agreement, the software/IP license agreement, the pole attachment agreement for electric distribution facilities, the transmission structure attachment agreement for telecommunications facilities, the exchange trust agreement and the registration rights agreement.

On September 21, 2012, the respective parties to the merger agreement entered into Amendment No. 1 to the merger agreement and on September 24, 2012, the respective parties to the separation agreement entered into Amendment No. 1 to the separation agreement.

ITC’s Reasons for the Merger; Recommendation of ITC’s Board of Directors

ITC’s board of directors has approved the merger agreement and the consummation of the transactions contemplated thereby and determined that the terms of the merger agreement and the transactions contemplated thereby, including the issuance of ITC common stock in the merger, are advisable, fair to and in the best interests of ITC and its shareholders. ITC’s board of directors recommends that shareholders vote FOR the proposals to approve the merger agreement, to amend the amended and restated articles of incorporation of ITC to increase the number of authorized shares of ITC common stock, to issue ITC common stock in the merger and to approve adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, if necessary.

In reaching its decision to approve the merger agreement and the consummation of the transactions contemplated thereby, the ITC board of directors consulted with its financial and legal advisors and carefully considered a variety of factors, including the following:

•

the expectation that the merger will be value accretive to ITC’s financial results (after giving effect to the ITC recapitalization), increase ITC’s revenues and earnings and enhance cash flow generation;

•

the potential that the merger will further enhance ITC’s ability to achieve its long-term strategic objectives and position ITC as the preeminent transmission company in the United States, while further strengthening ITC’s business model as an independent transmission company;

•

the opportunity to significantly expand the scope and scale of ITC’s operations by creating one of the largest transmission companies in the United States based on net property, plant and equipment and by load served and expanding ITC’s geographic reach through the introduction of new markets in the Gulf States and Mid-South regions;

•	the enhanced growth prospects available through ITC’s increased size and geographic reach and the shifting of growth to more predictable base capital investments;

•	the expectation that the merger will enhance ITC’s overall credit quality and significantly enhance ITC’s balance sheet strength;

•

the expectation that the introduction of sizeable new markets will provide ITC with a stronger operational platform and strengthened financial resources from which to pursue additional development initiatives, which should significantly broaden and de-risk ITC’s capital investment opportunities and enhance ITC’s ability to pursue new acquisition and investment opportunities;

•

the potential that the merger will generate increased visibility and greater access to the capital markets for ITC, which could enhance the market valuation of ITC’s common stock and facilitate ITC’s ability to access the capital markets going forward;

•	information concerning the business, assets, liabilities, financial performance and results of operations, and condition and prospects of ITC and Entergy’s Transmission Business;

•	the structure of the merger as a tax-free reorganization for federal income tax purposes;

•	the experience and prior success of ITC’s management in integrating acquisitions into ITC’s existing business, and effectively merging corporate cultures;

•

the opinion of J.P. Morgan Securities LLC, dated December 4, 2011, to the ITC board of directors as to the fairness, from a financial point of view, to ITC of the aggregate merger consideration, based upon and subject to the qualifications, limitations and assumptions described in its written opinion as more fully described below in the section entitled “—Opinion of J.P. Morgan”; and

•

the opinion, dated December 4, 2011, of Barclays Capital Inc. to the ITC board of directors as to the fairness, from a financial point of view and as of such date, to ITC of the exchange ratio in the merger, based upon and subject to the qualifications, limitations and assumptions described in its written opinion as more fully described below in the section entitled “—Opinion of Barclays.”

The ITC board of directors also considered certain countervailing factors in its deliberations concerning the merger and related transactions, including:

•	the fact that current ITC shareholders as a group would control less than a majority of ITC common stock after consummation of the merger;

•	the challenges and difficulties, foreseen and unforeseen, relating to integrating Entergy’s Transmission Business with ITC’s current operations;

•

the possibility of management and employee disruption associated with the merger and integrating the operations of the companies, including the risk that, despite ITC’s intention to retain such personnel, key management of Entergy’s Transmission Business might not be employed with ITC after the merger;

•	the risk that the merger and integration may divert management attention and resources away from other strategic opportunities and from operational matters;

•	the risk that the potential benefits sought in the merger might not be fully realized or realized within the expected time frame;

•

the fact that, in order to preserve the tax-free treatment of the merger and related transactions, ITC would be required to abide by certain restrictions that could limit its ability to engage in certain future business transactions that might be advantageous;

•

the risk that the necessary regulatory approvals and clearances to complete the merger are not received or that governmental authorities could attempt to condition their approval of the merger on compliance with certain burdensome conditions or that regulatory approvals may be delayed;

•	the risks associated with Entergy’s Transmission Business operations;

•	the increase in ITC’s indebtedness expected to result from the merger;

•

that ITC, prior to the completion of the merger, is required to conduct its business in the ordinary course, subject to specific limitations and exceptions, which could delay or prevent ITC from undertaking business opportunities that may arise prior to the completion of the merger;

•	the fact that certain provisions of the merger agreement may dissuade third parties from seeking to acquire ITC or otherwise increase the cost of any potential acquisition;

•	the fact that under the merger agreement, ITC may be required to pay Entergy a termination fee under certain limited circumstances; and

•	the risk that the merger may not be completed in a timely manner or at all.

The foregoing discussion of the information and factors discussed by the ITC board of directors is not meant to be exhaustive but is believed to include all material factors considered by it. The ITC board of directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the terms of the merger are fair to, and in the best interests of, ITC and its shareholders. Rather, the ITC board of directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it. As a result of its consideration of the foregoing and other relevant considerations, the ITC board of directors determined that the terms of the merger agreement, including the issuance of ITC common stock in the merger and the related transactions, are advisable, fair to and in the best interests of ITC and its shareholders. As of the date of this proxy statement/prospectus, there have been no material changes in ITC’s operations, performance or in any of the projections or assumptions upon which each of J.P. Morgan and Barclays based its respective opinion since the date of the delivery of the opinion of J.P. Morgan and Barclays, each dated December 4, 2011, and ITC does not anticipate such changes to occur before the special meeting of ITC shareholders.

Accordingly, ITC’s board of directors recommends that shareholders vote FOR the proposals to approve the merger agreement, to amend the amended and restated articles of incorporation of ITC to increase the number of authorized shares of ITC common stock, to issue ITC common stock in the merger and to approve adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, if necessary.

Certain Financial Forecasts Prepared by ITC

ITC is including in this proxy statement/prospectus certain financial forecasts prepared by ITC management in connection with the review of the transaction that were provided to Entergy in order to provide Entergy with future financial projections and growth prospects for ITC on a stand-alone basis (referred to as the “ITC Base Forecast”). In addition, ITC is also including in this proxy statement/prospectus certain other financial forecasts prepared by ITC management for the ITC board of directors in connection with their consideration of the transactions and to ITC’s financial advisors in connection with their review and analysis of the financial terms of the transactions (these financial forecasts are referred to as the “ITC Adjusted Forecast”).

The ITC Adjusted Forecast provides adjustments to the ITC Base Forecast, including specified adjustments to capital investments for ITC on a stand-alone basis designed to align the certainty of capital investments in ITC’s plan better with the certainty of capital investments reflected in Entergy’s plan, given the composition of the drivers for capital investments in each respective forecast. By aligning certainty of capital investments between ITC and Entergy’s Transmission Business, the respective businesses could be more easily compared, while also providing a basis for a qualitative assessment for potential incremental capital investment opportunities in each business resulting from the advancement of other transmission investment opportunities. The ITC Base Forecast and the ITC Adjusted Forecast are collectively referred to in this proxy statement/prospectus as the “ITC Forecasts.”

ITC management developed the ITC Base Forecast for the period 2011 through 2015 through its customary strategic planning and budgeting process. This forecast represents a stand-alone plan, absent any consideration of the transactions. The ITC Base Forecast that was provided to Entergy reflects the following key assumptions:

•

ongoing investments in ITC’s existing transmission systems, including approximately $2.7 billion for base system investments associated primarily with maintenance, reliability-related projects, system capacity expansions and network upgrades to support new generator interconnections;

•

ongoing investments associated with ITC’s development portfolio, including approximately $800 million of projects in the advanced stages of development and approximately $600 million of projects in the intermediate or design phase of development; and

•	existing FERC rate regulation for all of ITC’s operating companies.

The following table presents the ITC Base Forecast:

ITC Base Forecast

	Projected Fiscal Year
	2011	2012	2013	2014	2015
Capital Investments*	$657	$832	$832	$843	$894
Year-End Rate Base**	$2,926	$3,498	$4,293	$4,844	$5,474

*	Capital investment amounts differ from cash expenditures for property, plant and equipment included in ITC’s consolidated statements of cash flows due in part to differences in construction costs incurred compared to cash paid during that period, as well as payments for major equipment inventory that are included in cash expenditures but not included in capital investment until transferred to CWIP, among other factors.
**	“Rate base” is not included in the audited financial statements of ITC contained in this proxy statement/prospectus. For purposes of the ITC Forecasts, rate base is defined as the value of transmission property used by the FERC in determining a specified rate of return. For the ITC Forecasts, the value primarily represents the net book value of any transmission plant, general plant, intangible plant, materials and supplies, regulatory assets, and working capital, less any accumulated deferred income taxes on those assets as of the date specified.

As discussed, in order to evaluate the merits of the transaction, ITC management developed the ITC Adjusted Forecast to improve the comparability of the future capital investment opportunities for ITC and Entergy’s Transmission Business. Given that the capital investment forecast provided by Entergy was comprised of transmission projects that ITC viewed as highly probable of occurring, as they are driven by base system requirements, ITC elected to create the ITC Adjusted Forecast for comparative purposes by reflecting only high-probability capital investment opportunities for ITC. For ITC, these highly probable investment opportunities relate to base system investments and those associated with projects in ITC’s development portfolio in the advanced phase. In doing so, ITC adjusted its plan to remove future capital investments associated with development projects in the design and intermediate phases. As a result, ITC was better able to compare its base business and future capital investments that are highly probable of occurring on a basis consistent with that of Entergy’s Transmission Business.

After adjusting its plan, ITC further performed an assessment and comparison of additional transmission development projects and capital investments opportunities included in ITC’s development portfolio, but not reflected in its forecast, and a list of “strategic overlay” transmission projects provided by Entergy that were incremental to the forecast provided for Entergy’s Transmission Business. See “—Certain Financial Forecasts Prepared by Entergy.” Based on this analysis, ITC determined that it is reasonable to assume that the future capital investment opportunities resulting from the ITC design and intermediate development pipeline and “strategic overlay” projects for Entergy’s Transmission Business are roughly equivalent and that the most appropriate way to compare the businesses was on the basis of the ITC Adjusted Forecast against the forecast provided by Entergy.

The ITC Adjusted Forecast was provided to ITC’s board of directors and financial advisors for purposes of evaluating the proposed transactions.

The following table presents the ITC Adjusted Forecast:

ITC Adjusted Forecast

	Projected Fiscal Year
	2011	2012	2013	2014	2015
Capital Investments*	$620	$820	$727	$645	$641
Year-End Rate Base**	$2,898	$3,450	$4,141	$4,522	$4,963

*	Capital investment amounts differ from cash expenditures for property, plant and equipment included in ITC’s consolidated statements of cash flows due in part to differences in construction costs incurred compared to cash paid during that period, as well as payments for major equipment inventory that are included in cash expenditures but not included in capital investment until transferred to CWIP, among other factors.
**

“Rate base” is not included in the audited financial statements of ITC contained in this proxy statement/prospectus. For purposes of the ITC Forecasts, rate base is defined as the value of transmission property used by the FERC in determining a specified rate of return. For the ITC Forecasts, the value primarily represents the net book value of any transmission plant, general plant, intangible plant, materials and supplies, regulatory assets, and working capital, less any accumulated deferred income taxes on those assets as of the date specified.

The ITC Forecasts were prepared by ITC management based on information they had at the time of preparation and are not a guarantee of future performance. The ITC Forecasts are the responsibility of ITC management and prepared on a reasonable basis using the most current available estimates and judgments. The ITC Forecasts were not prepared with a view towards public disclosure (beyond the elements of ITC’s five-year plan that are publicly filed with the SEC) and therefore the ITC Forecasts were not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants or any other accounting body or organization for preparation and presentation of prospective financial information. Deloitte & Touche LLP has neither examined nor compiled the ITC Forecasts and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report incorporated by reference into this proxy statement/prospectus relates to ITC’s historical financial information. It does not extend to the ITC Forecasts above and should not be read to do so. Neither Deloitte & Touche LLP, nor any other independent accountants have compiled, examined, or performed any procedures with respect to the ITC Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and Deloitte & Touche LLP assumes no responsibility for, and disclaims any association with, the ITC Forecasts.

The ITC Forecasts are forward-looking statements, reflect numerous estimates and assumptions, as further described above, and are subject to significant economic, industry and competitive uncertainties, including those risk factors detailed in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements”, all of which are difficult to predict and many of which are beyond the control of ITC management. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the ITC Forecasts will prove to be accurate, or that these forecasts will be realized. The ITC Forecasts cover multiple years and such information by its nature becomes less predictive with each succeeding year. The ITC Forecasts do not necessarily reflect revised prospects for ITC, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the ITC Forecasts were prepared. The ITC Forecasts are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set for above. ITC does not intend to update, correct or otherwise revise any of the ITC Forecasts to reflect circumstances existing after the date when such forecasts were made or to reflect the occurrence of future events, even in the event that any or all underlying assumptions are shown to be in error. The ITC Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding ITC contained in documents filed or furnished by ITC with the SEC.

ITC and Entergy shareholders should not rely upon the ITC Forecasts as being indicative of future results as actual results may differ materially from those presented in the ITC Forecasts. In light of the foregoing, ITC and Entergy shareholders should not place undue reliance on the ITC Forecasts. The inclusion of the ITC Forecasts in this proxy statement/prospectus should not be regarded as an indication that these forecasts will necessarily be reflective of actual future results, and these forecasts should not be relied upon or regarded as a representation that the ITC Forecasts will be achieved. The inclusion of the ITC Forecasts in this proxy statement/prospectus shall not be deemed an admission or representation by ITC that such information is material. The ITC Forecasts are presented to explain the information considered by ITC’s board of directors and ITC’s financial advisors and are not presented in order to induce any shareholder to vote in favor of the merger proposals.

Pro Forma Financial Illustration Prepared by ITC

ITC is including in this proxy statement/prospectus a hypothetical pro forma illustration (the “Pro Forma Illustration”) of the impact that the rate construct ITC has proposed for Entergy’s Transmission Business following the completion of the merger could have on the financial performance of Entergy’s Transmission

Business. Entergy’s Transmission Business currently operates under rate constructs that incorporate historical rate base amounts, including allowed returns on common equity (“ROE”) of approximately 10 to 11% and reflect capital structures comprised of approximately 50% equity and 50% debt. The proposed rate construct for Entergy’s Transmission Business following the merger under ITC ownership, as filed with FERC in Docket EC12-145, would be implemented to calculate revenue requirements on a projected basis, with a true-up mechanism, would use the MISO regional ROE of 12.38% (which is based on the FERC approved MISO ROE per Docket ER02-485), and would use a targeted capital structure of 60% equity and 40% debt. Please refer to Item 7. MDA, “Revenue Requirement Calculation” of ITC’s Form 10-K for the year ended December 31, 2011 for a more complete discussion of the calculations of revenue requirement and return on rate base. ITC’s Form 10-K for the year ended December 31, 2011 has been incorporated by reference herein.

To illustrate the financial impact that the proposed rate construct could have on Entergy’s Transmission Business, if approved by FERC and implemented following the merger, ITC calculated the estimated effects on net income of ITC’s proposed rate construct as compared to an estimate of net income for Entergy’s Transmission Business’s under its existing rate constructs. The Pro Forma Illustration below assumes that only the allowed ROE and capital structure are different between the two scenarios presented. All other inputs that would otherwise have an effect on calculation of revenue requirements, such as operating expenses, were assumed to be constant between the two scenarios. The scenarios below assume the same rate base amount of $2.35 billion, which represents an estimate of rate base for Entergy’s Transmission Business as of December 31, 2011, and do not attempt to illustrate any impact resulting from transitioning Entergy’s Transmission Business from the use of a historic test year under its existing rate construct to ITC’s proposed projected rate tariff with a true-up mechanism. In the scenarios below, Entergy’s Transmission Business’s existing 2011 pre-tax weighted average cost of capital (“WACC”) was derived from a model from sources provided by Entergy prior to the execution of the transaction documents. In order to maintain the same rate base amount between the two scenarios, Entergy Arkansas’s 2011 WACC was adjusted to remove accumulated deferred income taxes (“ADIT”) from Entergy Arkansas’s capital structure and, instead, include ADIT in the rate base amount consistent with the proposed treatment under ITC ownership. Excluding the impact of eliminating regulatory delay by transitioning Entergy’s Transmission Business to a projected rate tariff with a true-up mechanism, ITC’s proposed rate construct and resulting equity return on rate base would have resulted in a higher net income of $56.8 million for the year ended December 31, 2011. The following table presents the Pro Forma Illustration (dollars in millions):

	Entergy’s Transmission Business Under Entergy’s Rate Constructs	Pro Forma Entergy’s Transmission Business Under ITC’s Proposed Rate Construct
After-tax Return on Equity	10.13 - 11.10%	12.38%(a)
Equity Weighting	43.18 - 51.28%	60.00%(a)
Preferred Securities Weighting	0.00 - 5.28%
Estimated Rate Base (b)	$2,350.0	$2,350.0
Pro forma Annual Net Income Impact from Equity Return on Rate Base (c)	$117.7	$174.5

(a) The ROE and equity weighting requested by ITC with FERC in Docket EC12-145. The FERC has not yet approved the requested ROE or capital structure.

(b) The estimate assumes the rate base amount of Entergy’s Transmission Business as of December 31, 2011. The rate base is held constant between the two scenarios to demonstrate the effect of return on rate base under the different rate constructs and effect on net income. Certain differences in the calculation of rate base may exist between the two constructs.

(c) Includes only the impact on net income from transitioning Entergy’s Transmission Business to ITC’s proposed return on equity and capital structure comprised of 60% equity.

The Pro Forma Illustration is a hypothetical analysis and was prepared by ITC management based on information available at the time of preparation and is not a guarantee of future performance. The Pro Forma Illustration is the responsibility of ITC management and was prepared on a reasonable basis using the most current available estimates and judgments.

The Pro Forma Illustration is for illustrative and informational purposes only, is based on certain assumptions that ITC believes are reasonable and does not purport to represent or be indicative of what ITC’s financial condition or results of operations would have been had the transactions occurred on such dates. The Pro Forma Illustration should not be considered representative of ITC’s future financial condition or results of operations. The Pro Forma Illustration does not reflect the actual financial position and results of operations of Entergy’s Transmission Business as of and for the year ended December 31, 2011.

ITC and Entergy shareholders should not rely upon the Pro Forma Illustration as being indicative of future results as actual results may differ materially from those presented in the Pro Forma Illustration. In light of the foregoing, ITC and Entergy shareholders should not place undue reliance on the Pro Forma Illustration. The inclusion of the Pro Forma Illustration in this proxy statement/prospectus should be regarded as a hypothetical analysis, will not necessarily be reflective of actual future results and should not be relied upon or regarded as a representation that the results of the Pro Forma Illustration will be achieved.

Opinion of J.P. Morgan

ITC retained J.P. Morgan as its financial advisor for the purpose of advising ITC in connection with the proposed acquisition of Entergy’s Transmission Business and to evaluate the fairness, from a financial point of view, to ITC of the aggregate consideration (consisting of the issuance of one share of ITC common stock in exchange for each TransCo common unit, plus the payment of cash in lieu of any fractional shares) to be paid by ITC pursuant to the merger agreement.

At the meeting of the ITC board of directors on December 4, 2011, J.P. Morgan delivered its oral opinion, which was subsequently confirmed in a written opinion to the ITC board of directors dated December 4, 2011, that, as of such date and on the basis of and subject to the various factors, procedures, assumptions, limitations and qualifications set forth in its opinion, the aggregate consideration to be paid by ITC in the transactions was fair, from a financial point of view, to ITC. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan.

J.P. Morgan’s financial analysis and its written opinion were provided to the ITC board of directors in connection with and for the purposes of its evaluation of the transactions. J.P. Morgan’s opinion is limited only to the fairness, from a financial point of view, to ITC (and not to Entergy or any class of ITC’s or Entergy’s securities or any creditors or other constituencies) of the aggregate consideration to be paid by ITC in the transactions and does not constitute a recommendation as to how the ITC board of directors or any ITC shareholder should vote with respect to the transactions or any other matter. The terms of the transactions, including the amount of the aggregate consideration to be paid in the transactions, was determined through arm’s-length negotiations between ITC and Entergy and the determination to enter into the merger agreement, the separation agreement and the employee matters agreement was solely that of ITC’s board of directors. The opinion does not address the relative merits of the transactions as compared to other business strategies or transactions that might be available with respect to ITC. ITC did not provide specific instructions to, or place any limitations on, J.P. Morgan with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

The full text of J.P. Morgan’s written opinion dated December 4, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by J.P. Morgan in conducting its financial analysis and in rendering its opinion, is attached as Annex D to this proxy statement/prospectus, and is incorporated herein by reference in its entirety. J.P. Morgan’s opinion should be read carefully and in its entirety. The following summary of J.P. Morgan’s opinion is qualified in its entirety by reference to the full text of the opinion.

In conducting its financial analysis and rendering its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated December 4, 2011 of the merger agreement and a draft dated December 3, 2011 of the separation agreement;

•	reviewed certain publicly available business and financial information concerning Entergy’s Transmission Business and ITC and the industries in which they operate;

•

compared the financial and operating performance of Entergy’s Transmission Business and ITC with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of ITC common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by Entergy’s management related to Entergy’s Transmission Business (as adjusted by ITC management) and ITC’s management relating to ITC’s business (see, respectively, “—Certain Financial Forecasts Prepared by Entergy” and “—Certain Financial Forecasts Prepared by ITC”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Entergy and ITC with respect to certain aspects of the transactions, and the past and current business operations of Entergy’s Transmission Business and ITC, the financial condition and future prospects and operations of Entergy’s Transmission Business and ITC, the effects of the transactions on the financial condition and future prospects of ITC, and certain other matters believed necessary or appropriate to J.P. Morgan’s inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Entergy and ITC or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify, nor did J.P. Morgan assume responsibility or liability for independently verifying, any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Entergy, Entergy’s Transmission Business, TransCo or ITC under any state or federal laws relating to bankruptcy, insolvency or similar matters before or after giving effect to the merger or any of the other transactions. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best estimates and judgments by ITC’s management as of December 4, 2011 as to the expected future results of operations and financial condition of Entergy’s Transmission Business and ITC to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based.

J.P. Morgan also assumed that (i) the transactions will qualify as a tax-free reorganization for U.S. federal income tax purposes, (ii) the transactions will be consummated as described in the merger agreement and the separation agreement, (iii) the definitive merger agreement and separation agreement would not differ in any material respect from the drafts furnished to J.P. Morgan, (iv) the representations and warranties in the merger agreement, the separation agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis and (v) the aggregate amount of the ITC recapitalization (which is described below) will be the maximum amount permitted under the merger agreement, and will be funded by the incurrence of indebtedness by ITC. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to ITC with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transactions will be obtained without any adverse effect on Entergy’s Transmission Business or ITC or on the contemplated benefits of the transactions.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of J.P. Morgan’s opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness to ITC, from a financial point of view, of the aggregate consideration to be paid by ITC in the transactions, and J.P. Morgan expressed no opinion as to the fairness of the consideration to be paid by ITC in the transactions to the holders of any class of securities, creditors or other constituencies of ITC or as to the underlying decision by ITC to engage in the transactions. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the transactions, or any class of such persons relative to the aggregate consideration to be paid by ITC in the transactions or with respect to the fairness of any such compensation. J.P. Morgan also expressed no opinion as to the price at which the shares of ITC common stock will trade at any future time.

For purposes of the analyses described below, J.P. Morgan assumed the following:

•	Entergy and certain of its subsidiaries will undertake various financing transactions and internal restructurings as described in the separation agreement;

•

Entergy will transfer the specified assets and liabilities of Entergy’s Transmission Business to TransCo (the “TransCo Transfer”) in exchange for Entergy’s receipt of a number of TransCo common units equal to the product obtained by multiplying 1.00400801603206 by the number of shares of ITC common stock on a Fully Diluted Basis (as defined in the merger agreement), minus the number of TransCo common units outstanding prior to the TransCo Transfer, plus the quotient of the Aggregate Disqualified Shares (as defined in the merger agreement) divided by 49.9% (subject to the limitations set forth in the merger agreement);

•

Unless Entergy retains TransCo common units for a subsequent distribution (see next bullet point), Entergy will, immediately following the TransCo Transfer, distribute all of the outstanding TransCo common units to the Entergy shareholders by way of either a pro rata dividend, an exchange offer or a combination of the two;

•

Entergy will have the right to retain a number of TransCo common units that would convert into 4.9999% of the outstanding ITC common stock immediately following the merger, which shares of ITC common stock Entergy will transfer into the trust, and the trustee will distribute to Entergy’s shareholders by means of an exchange offer for outstanding shares of Entergy common stock or a pro rata distribution to holders of Entergy common stock by the earlier of (i) six months after the effective time of the merger or (ii) the end of the calendar year in which the merger is consummated;

•	Entergy will cause certain exchangeable debt securities issued in the financing transactions to be exchanged for TransCo securities;

•

ITC will, prior to the effective time of the merger, either (i) pay a special cash dividend to existing ITC shareholders not to exceed $700 million in the aggregate, (ii) effect a repurchase of ITC common stock in which the aggregate purchase price does not exceed $700 million, or (iii) effect a combination of the transactions contemplated in clauses (i) and (ii) in which the aggregate amount payable to the holders of ITC common stock does not exceed $700 million (we refer herein to the transactions contemplated in this bullet point as the ITC recapitalization); and

•

at the effective time of the merger, each TransCo common unit, other than TransCo common units owned, directly or indirectly, by ITC or Merger Sub immediately prior to the effective time of the merger or held by TransCo immediately prior to the effective time of the merger, will be converted into the right to receive one share of ITC common stock, and any fractional shares of ITC common stock that would otherwise be issued to any single holder in exchange for TransCo common units in the merger will be aggregated and the holder of TransCo common units entitled thereto will instead receive cash in lieu of any remaining fractional share of ITC common stock.

In accordance with J.P. Morgan’s customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in conducting its financial analysis and in reaching its opinion. J.P. Morgan’s opinion and financial analyses were only one of many factors considered by the ITC board of directors in its evaluation of the transactions and should not be viewed as determinative of the views of the ITC board of directors or management with respect to the transactions, the aggregate consideration to be paid in the transactions or the value of ITC or Entergy’s Transmission Business. The following is a summary of the material financial analyses undertaken by J.P. Morgan with respect to Entergy’s Transmission Business and ITC and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Trading Comparables Analysis

Using publicly available information, J.P. Morgan compared the financial and operating performance of ITC and Entergy’s Transmission Business with publicly available information for ITC, the following four transmission and distribution utilities (referred to as the T&D Utilities) and the following 15 integrated electric utilities (referred to as the Mid-Cap Electric Utilities):

Pure Play Transmission Companies	ITC Holdings Corp.
T&D Utilities	Consolidated Edison, Inc.
Northeast Utilities
NSTAR
UIL Holdings Corporation
Mid-Cap Electric Utilities	CMS Energy Corporation
Wisconsin Energy Corporation
Pepco Holdings, Inc.
Pinnacle West Capital Corporation
Alliant Energy Corporation
Great Plains Energy Incorporated
Integrys Energy Group, Inc.
Westar Energy, Inc.
MDU Resources Group, Inc.
Portland General Electric Company
IDACORP, Inc.
Black Hills Corporation
Avista Corporation
NorthWestern Corporation
ALLETE, Inc.

In evaluating the selected companies identified by J.P. Morgan as reasonably comparable to ITC and Entergy’s Transmission Business, J.P. Morgan made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ITC and Entergy’s Transmission Business. J.P. Morgan determined, using its professional judgment, that these selected companies were the most appropriate for purposes of this analysis and, while there may have been other companies that operate in similar industries or have similar principal lines of business or financial or operating characteristics, J.P. Morgan did not specifically identify any other companies for this purpose. J.P. Morgan reviewed, among other information, each company’s per share equity value as a multiple of 2011 and 2012 estimated earnings per share, or EPS, based on I/B/E/S estimates. J.P. Morgan also reviewed each company’s enterprise value, referred to as EV, as a multiple of 2011 and 2012 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, based on I/B/E/S estimates. For purposes of these analyses, equity values were calculated based on closing stock prices on November 30, 2011, and enterprise values were calculated as market values, based on closing stock prices on November 30, 2011, plus total debt, preferred stock, capital leases and minority interest, less cash and cash equivalents, as of September 30, 2011. Net debt for ITC and Entergy’s Transmission Business was adjusted for the debt expected to be incurred in the transactions.

ITC. With respect to its trading comparables analysis of ITC, J.P. Morgan applied a range of multiples derived from its analysis of the comparable companies of 14.0x to 20.0x to ITC management estimates of 2013 net income for ITC (adjusted for dividends to restricted shares) and of 8.0x to 11.0x to ITC management estimates of 2013 EBITDA for ITC to calculate implied enterprise values and equity values. J.P. Morgan assumed that ITC’s net debt would equal ITC’s projected net debt as of December 31, 2012 ($3.160 billion), plus the $740 million in debt expected to be incurred by ITC in the transactions. The debt anticipated to be incurred by ITC in the transactions is expected be used to fund the ITC recapitalization and to pay transaction expenses. This analysis indicated the following approximate implied enterprise value and equity value reference ranges for ITC:

	Enterprise value range	Equity value range
($ in millions)
Price to 2013 estimated net income	$6,830 – 8,086	$2,930 – 4,186
EV to 2013 estimated EBITDA	$5,435 – 7,473	$1,535 – 3,573

Entergy’s Transmission Business. With respect to its trading comparables analysis of Entergy’s Transmission Business, J.P. Morgan applied a range of multiples derived from its analysis of the comparable companies of 14.0x to 20.0x to ITC management’s view on estimates provided by Entergy of 2013 net income for Entergy’s Transmission Business (assuming a January 1, 2013 transition to FERC rates) and of 8.0x to 11.0x to ITC management’s view on estimates provided by Entergy management estimates of 2013 EBITDA for Entergy’s Transmission Business to calculate implied enterprise values and equity values of Entergy’s Transmission Business. J.P. Morgan assumed TransCo projected net debt of $1.775 billion. Estimated 2013 net income and EBITDA for Entergy’s Transmission Business did not account for potential cost or other operating synergies or potential concessions, as the extent of these were not known at the time of J.P. Morgan’s opinion. This analysis indicated the following approximate implied enterprise value and equity value reference ranges for Entergy’s Transmission Business:

	Enterprise value range	Equity value range
($ in millions)
Price to 2013 estimated net income	$4,702 – 5,957	$2,927 – 4,182
EV to 2013 estimated EBITDA	$4,415 – 6,071	$2,640 – 4,296

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for each of ITC and Entergy’s Transmission Business for the purpose of determining a range of enterprise values and equity values for each entity based on the estimated present value of the standalone unlevered free cash flows that each of ITC and Entergy’s Transmission Business is expected to generate during years 2013 through 2021. In performing its analysis of ITC, J.P. Morgan relied on estimates provided by ITC’s management, which consisted of detailed five year management projections through 2015 and ITC management extrapolations thereafter. In performing its analysis of Entergy’s Transmission Business, J.P. Morgan relied on ITC management’s view on estimates provided by Entergy management, which assumed that Entergy’s Transmission Business would elect bonus depreciation in 2011 and 2012 at effective rates of 90% and 50%, respectively. The free cash flows and range of terminal values were discounted to present values as of December 31, 2012 using a range of discount rates which were chosen by J.P. Morgan based upon analysis of market discount rates applicable to comparable companies and business segments. The discounted cash flow analyses do not imply the value at which ITC or Entergy’s Transmission Business could be sold.

ITC. J.P. Morgan calculated a range of terminal values of ITC at the end of the projection period by applying a perpetuity growth rate to projected 2021 unlevered free cash flows of $632 million, which were adjusted for normalized capital expenditures, deferred taxes, depreciation, amortization and changes in net working capital. The perpetuity growth rate range used was 0.5% to 1.0%. The present value of the estimated unlevered free cash flows and terminal values were then calculated using discount rates ranging from 5.75% to 6.25%. This analysis indicated an implied range of enterprise values for ITC of $7.084 billion to $8.829 billion, and an implied range of equity values of $3.184 billion to $4.929 billion.

Entergy’s Transmission Business. J.P. Morgan calculated a range of terminal values of Entergy’s Transmission Business at the end of the projection period by applying a perpetuity growth rate to projected 2021 unlevered free cash flows of $471 million, which were adjusted for normalized capital expenditures, deferred taxes, depreciation, amortization and changes in net working capital. The perpetuity growth rate range used was 0.5% to 1.0%. The present value of the estimated unlevered free cash flows and terminal values for Entergy’s Transmission Business pursuant to the management case was calculated using discount rates ranging from 5.75% to 6.25%. Free cash flows of Entergy’s Transmission Business did not account for potential cost or other operating synergies or potential concessions, as the extent of these were not known at the time of J.P. Morgan’s opinion. These analyses indicated an implied range of enterprise values for Entergy’s Transmission Business of $5.400 billion to $6.719 billion and an implied range of equity values of $3.625 billion to $4.944 billion.

Relative Financial Analysis

J.P. Morgan considered the implied equity values of ITC and Entergy’s Transmission Business that were derived from the trading comparables and discounted cash flow analyses to calculate the implied equity ownership percentage on a fully diluted basis for Entergy shareholders in a combination of ITC and Entergy’s Transmission Business.

J.P. Morgan compared the high end of the respective ranges for Entergy’s Transmission Business to the low end of the respective ranges for ITC to derive the highest relative ownership percentage for Entergy shareholders implied by each of the methodologies. J.P. Morgan also compared the low end of the respective ranges for Entergy’s Transmission Business to the high end of the respective ranges for ITC to derive the lowest relative ownership percentage for Entergy shareholders implied by each of the methodologies.

J.P. Morgan compared the implied range of ownership percentages to the approximately 50.1% of the outstanding ITC common stock that Entergy shareholders will own following the effective time of the merger, and noted that the 50.1% ownership level was within the range of implied equity ownership percentages derived using this analysis.

The following table reflects the results of the analysis:

Implied Entergy shareholder equity ownership % range
Trading comparables
Price to 2013 projected net income	41.1% – 58.8%
EV to 2013 projected EBITDA	42.5% – 73.7%
Discounted cash flow
ITC + Transco management case	42.4% – 60.8%

Other Analyses

Value Creation Analysis. J.P. Morgan reviewed for informational purposes the potential value creation of the transactions for ITC shareholders. J.P. Morgan reviewed the discounted cash flow value creation by comparing the equity value per share implied for ITC on a standalone basis and the potential pro forma equity value per share implied for ITC after the transactions. For illustrative purposes, J.P. Morgan calculated a standalone pro forma equity value for ITC utilizing the midpoint of the enterprise value reference range implied from the discounted cash flow analysis of ITC described above, less ITC’s projected net debt as of December 31, 2012 as well as the $740 million in debt expected to be incurred by ITC in the transactions. J.P. Morgan then added to such implied equity value the midpoint of the equity value reference range implied from the discounted cash flow analysis of Entergy’s Transmission Business described above. J.P. Morgan then calculated the value attributable to each share of ITC common stock in the resulting implied equity value of the pro forma combined company plus the amount to be paid with respect to each share of ITC common stock in the ITC recapitalization. This analysis indicated potential pro forma value creation for ITC shareholders of approximately 1.6%.

J.P. Morgan also reviewed for informational purposes the market value creation by comparing the equity value per share implied for ITC, using a multiple of 18.6x ITC management estimates of 2013 net income for ITC, and the pro forma equity value per share implied for ITC after the transactions, utilizing a range of multiples of 17.6x to 20.9x ITC management estimates of 2013 net income for ITC and including the amount to be paid with respect to each share of ITC common stock in the ITC recapitalization. This analysis indicated potential pro forma value creation for ITC shareholders ranging from (0.2)% to 15.5%.

Relative Contribution Analysis. J.P. Morgan calculated for information purposes the relative contributions of ITC and Entergy’s Transmission Business to the estimated total rate base of the combined company for 2012 and 2013 as well as the combined company’s estimated EBITDA and net income for 2013 and 2014, respectively, based on ITC management estimates, in the case of ITC, and ITC management’s view on estimates provided by Entergy, in the case of Entergy’s Transmission Business J.P. Morgan also calculated the relative contributions of ITC and Entergy’s Transmission Business to the pro forma equity value of the combined company implied by the discounted cash flows as discussed above. This analysis indicated a range of implied ownership percentages for ITC’s current shareholders immediately after the transactions as set forth in the below table as compared to the implied 49.9% ownership percentage set forth in the merger agreement.

Implied ITC shareholder equity ownership %
Rate Base
Estimated 2012[1]	47.1%
Estimated 2013[1]	51.2%
Estimated 2012 (equity rate base)[2]	55.6%
EBITDA
Estimated 2013[1]	46.4%
Estimated 2014[1]	47.6%
Net income
Estimated 2013	50.0%
Estimated 2014	50.6%
DCF
ITC DCF vs. Entergy’s Transmission Business DCF[3]	48.5%
Entergy’s Transmission Business DCF vs. ITC Market Cap[4]	51.3%

1	Percentages represent leverage adjusted contribution using estimated net debt as of December 31, 2012 of $3.900 billion for ITC and $1.775 billion for Entergy’s Transmission Business and management case mid-point DCF enterprise values.
2	Represents unadjusted relative contribution of equity portion of rate base.
3	Represents ITC and Entergy’s Transmission Business equity values as of December 31, 2012.
4	Represents ITC market cap as of November 30, 2011 and Entergy’s Transmission Business DCF equity value with a valuation date of November 30, 2011.

Other. J.P. Morgan did not conduct a comparable transaction analysis because other business combination and acquisition transactions involving companies in similar industries as ITC and Entergy’s Transmission Business generally included control premiums, whereas the proposed transaction did not include a premium.

Miscellaneous

The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process involving various determinations and judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses and the narrative descriptions of the analyses, could create an incomplete view of the processes underlying its analyses and the J.P. Morgan opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather J.P. Morgan considered the results of all of its analyses as a whole and made its determination as to fairness on the basis of its experience and professional judgment.

Analyses based on forecasts of future results are inherently uncertain, as they are subject to numerous events or factors beyond the control of ITC or Entergy’s Transmission Business Accordingly, forecasts and analyses used or performed by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such forecasts, and the ranges of implied values resulting from such analyses are necessarily subject to substantial uncertainty and should not be taken as J.P. Morgan’s view of actual values of Entergy’s Transmission Business or ITC. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to ITC or Entergy’s Transmission Business However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered similar to those of ITC and Entergy’s Transmission Business. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to ITC and Entergy’s Transmission Business.

As part of its investment banking and financial advisory business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected by ITC as its financial advisor with respect to the merger on the basis of such experience and its qualifications and reputation in connection with mergers and acquisitions.

J.P. Morgan acted as a financial advisor to ITC with respect to the transactions and ITC has agreed to pay a fee to J.P. Morgan for its services in an aggregate amount equal to $25 million, $2.5 million of which was payable upon delivery of its opinion, $7.5 million of which will become payable if the ITC shareholders approve the merger and the remaining $15 million of which will become payable upon consummation of the transactions. Additionally, ITC has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and to indemnify J.P. Morgan and its affiliates from certain liabilities arising out of its engagement.

J.P. Morgan and its affiliates have provided investment banking and commercial banking services from time to time to ITC, Entergy and each of their respective affiliates. During the past two years prior to the date of J.P. Morgan’s opinion, such services included acting as joint bookrunner for (i) ITC’s offering in December 2009 of senior notes, (ii) Entergy’s offering in September 2010 of senior notes and (iii) offerings of first mortgage bonds by two subsidiaries of Entergy in September 2010 and November 2009. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of ITC and certain of its subsidiaries as well as a lender under outstanding credit facilities of Entergy and also provides treasury and cash management services to ITC and Entergy, for which it receives customary compensation or other financial benefits. During the past two years prior to the date of J.P. Morgan’s opinion, ITC paid approximately $1.6 million to J.P. Morgan and its affiliates for such services. J.P. Morgan and its affiliates may arrange and/or provide financing to ITC and Entergy and/or certain of their subsidiaries (including TransCo and its subsidiaries) in connection with, or to facilitate, the transactions for customary compensation. J.P. Morgan and its affiliates may also provide other investment banking and commercial banking services to ITC, Entergy and Transco, and/or their affiliates, in the future. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of ITC or Entergy for J.P. Morgan’s own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities.

Opinion of Barclays

ITC engaged Barclays as a financial advisor in connection with the transactions and for the purpose of rendering a fairness opinion with respect to, from a financial point of view to ITC, the exchange ratio in the merger. At a December 4, 2011 meeting of the ITC board of directors held to evaluate the transactions, Barclays rendered to the ITC board of directors an oral opinion, confirmed by delivery of a written opinion, dated December 4, 2011, to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to ITC.

The full text of Barclays’ written opinion, dated as of December 4, 2011, is attached as Annex E to this proxy statement/prospectus and is incorporated herein by reference. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of such opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, was addressed to the ITC board of directors for its use and benefit in connection with its evaluation of the transactions and related only to the fairness, from a financial point of view, to ITC of the exchange ratio in the merger. Barclays was not requested to opine as to, and its opinion did not in any manner address, ITC’s underlying business decision to proceed with or effect the transactions or the likelihood of consummation of the transactions. Barclays expressed no opinion on, and its opinion did not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the transactions, or any class of such persons, relative to the consideration to be paid in the transactions or otherwise. The opinion was not intended to and does not constitute a recommendation to any shareholder of ITC as to how such shareholder should vote or act with respect to the transactions or any related matter.

The terms of the transactions were determined through negotiations between ITC and Entergy, rather than by any financial advisor, and the decision to enter into the merger agreement, the separation agreement and related agreements was solely that of the ITC board of directors. Barclays did not recommend any specific form of consideration to ITC or that any specific form of consideration constituted the only appropriate consideration for the transactions. The opinion was only one of many factors considered by the ITC board of directors in its evaluation of the transactions and should not be viewed as determinative of the views of the ITC board of directors, management or any other party with respect to the transactions or the consideration payable in the transactions or otherwise. Except as described in this summary, the ITC board of directors imposed no other instructions or limitations on Barclays with respect to the investigations made or the procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed drafts, dated December 4, 2011, of the merger agreement and the separation agreement and the specific financial terms of the transactions;

•

reviewed and analyzed publicly available information concerning Entergy’s Transmission Business and ITC that Barclays believed to be relevant to its analysis, including Annual Reports of Entergy and ITC on Form 10-K for the fiscal year ended December 31, 2010, Quarterly Reports of Entergy and ITC on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, Annual Reports of Entergy’s and ITC’s respective subsidiaries on FERC Form No. 1 for the fiscal year ended December 31, 2010, and other relevant filings with the SEC and the FERC;

•

reviewed and analyzed unaudited financial statements of Entergy’s Transmission Business for the fiscal year ended December 31, 2010 and nine months ended September 30, 2011 and a statement of the rate base amount of TransCo as of December 31, 2010 furnished to Barclays by ITC;

•

reviewed and analyzed financial and operating information with respect to ITC’s business, operations and prospects furnished to Barclays by ITC, including financial projections of ITC prepared by ITC’s management, referred to as the ITC projections;

•

reviewed and analyzed financial and operating information with respect to Entergy’s Transmission Business and its operations and prospects furnished to Barclays by ITC, including financial projections of Entergy’s Transmission Business prepared by Entergy’s management as adjusted by ITC’s management, referred to as the adjusted Entergy’s Transmission Business projections;

•

reviewed and analyzed a trading history of ITC common stock from December 2, 2006 to December 2, 2011 and a comparison of that trading history with the trading histories of the publicly traded stock of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of certain financial data of Entergy’s Transmission Business and ITC with each other and with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed the relative contributions of Entergy’s Transmission Business and ITC to the future financial performance of the combined company on a pro forma basis;

•	reviewed and analyzed the potential pro forma financial impact of the transactions on the future financial performance of the combined company;

•	had discussions with ITC’s management concerning ITC’s and Entergy’s Transmission Business’s respective operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information and further relied upon the assurances of ITC’s management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. In connection with the preparation of its opinion, Barclays was not provided with access to Entergy’s management and, accordingly, relied upon the assessments of ITC’s management for purposes of its analyses and opinion. With respect to the ITC projections and the adjusted Entergy’s Transmission Business projections, which assumed that Entergy’s Transmission Business would elect bonus depreciation in 2011 and 2012 at effective rates of 90% and 50%, respectively, upon ITC’s advice, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of ITC’s management as to the future financial performance of ITC and Entergy’s Transmission Business, respectively, and that ITC and Entergy’s Transmission Business would perform substantially in accordance with such projections, and Barclays relied on the ITC projections and the adjusted Entergy’s Transmission Business projections in arriving at its opinion. Barclays assumed no responsibility for and expressed no view as to any projections or estimates reviewed by it or the assumptions on which they were based. Barclays also assumed that the merger would qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a), and that the distribution would be tax-free to Entergy, Entergy stockholders and TransCo pursuant to Section 355, of the Code. Barclays did not independently verify that any such tax treatment would be available and expressed no view with respect to any such tax treatment or consequences. In addition, Barclays relied, at ITC’s direction, upon the assessments of ITC’s management as to (i) market trends and prospects relating to the electric transmission industry, regulatory and legislative developments affecting ITC and Entergy’s Transmission Business (including, without limitation, with respect to future rate cases and other regulatory proceedings) and the potential impact thereof on ITC, Entergy’s Transmission Business or the transactions and (ii) the ability of ITC to integrate Entergy’s Transmission Business and the operations of ITC. Barclays assumed, with ITC’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on ITC, Entergy’s Transmission Business or the transactions.

In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Entergy’s Transmission Business, ITC or any other entity and did not make or obtain any evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Entergy’s Transmission Business, ITC or any other entity and Barclays assumed, with ITC’s consent, that there were no material undisclosed liabilities of or relating to Entergy’s Transmission Business. Barclays’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after the date of its opinion. Barclays expressed no opinion as to the prices at which shares of ITC common stock would trade following the announcement or consummation of the transactions. Barclays’ opinion should not be viewed as providing any assurance that the market value of ITC common stock after consummation of the transactions will be in excess of the market value of ITC common stock at any time prior to the announcement or consummation of the transactions.

Barclays assumed that the executed merger agreement and separation agreement would conform in all material respect to the last drafts reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement, separation agreement and all related agreements. Barclays also assumed, upon ITC’s advice, that all material governmental, regulatory and third party approvals, consents and releases for the transactions would be obtained within the constraints contemplated by the agreements, without any concessions, amendments or modifications that would have an adverse effect on ITC, Entergy’s Transmission Business or the transactions. Barclays further assumed that the transactions would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement, that the audited financial statements and auditor reviewed rate base statements of Entergy’s Transmission Business to be delivered by Entergy to ITC prior to consummation of the transactions would not reflect any information that would be material to Barclays’ analyses or opinion and that any changes in the structure of the transactions as permitted under the terms of the agreements would not adversely impact Barclays’ analyses or opinion. At ITC’s direction, Barclays assumed that all assets necessary for the conduct of Entergy’s Transmission Business or as otherwise contemplated by the agreements would be included in the transactions and ITC would not directly or indirectly assume or incur any assets, liabilities or other obligations unrelated to Entergy’s Transmission Business or that otherwise are contemplated to be excluded from the transactions. Barclays also did not express any opinion as to any tax or other consequences that might result from the transactions, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that ITC had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Barclays did not ascribe a specific range of values to Entergy’s Transmission Business or shares of ITC common stock but rather made its determination as to the fairness, from a financial point of view, to ITC of the exchange ratio in the merger on the basis of various financial and comparative analyses taken as a whole. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying such opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its financial analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters existing as of December 4, 2011, many of which are beyond the control of ITC, Entergy or any other parties to the transactions. None of ITC, Entergy or Barclays or any other person assumes responsibility if future results are different from those discussed, whether or not any such difference is material. Any estimates contained in these analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses prepared by Barclays in connection with its opinion, dated December 4, 2011, to the ITC board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses. For purposes of its financial analyses summarized below, Barclays utilized the ITC projections and the adjusted Entergy’s Transmission Business projections and assumed the completion of the proposed financings by ITC and TransCo in connection with the transactions, including that ITC would raise $700 million in debt in connection with a pre-merger recapitalization, in the form of a one-time special dividend to its shareholders, a repurchase of ITC common stock or a combination thereof, and that TransCo would raise $1,775 million of debt. Barclays also did not make adjustments to its financial analysis for synergies, integration expenses, regulatory concessions, acquisition accounting adjustments or tax implications of such recapitalization.

Contribution Analysis. Barclays reviewed the relative financial contributions of ITC and Entergy’s Transmission Business, pro forma for the financings, to the estimated financial performance of the combined company on a pro forma basis. Barclays reviewed the pro forma combined company’s (i) estimated earnings before interest, taxes, depreciation and amortization (referred to as EBITDA) as adjusted for the net debt of each of ITC and Entergy’s Transmission Business (referred to as leverage-adjusted EBITDA), (ii) estimated EBITDA less interest and (iii) estimated net income, in each case for each of the fiscal years 2013, 2014 and 2015 based on the adjusted Entergy’s Transmission Business projections (in the case of Entergy’s Transmission Business’s financial data) and the ITC projections (in the case of ITC’s financial data). Leverage adjusted EBITDA for each year reviewed was calculated by applying the EBITDA contribution percentage of each of ITC and Entergy’s Transmission Business to the sum of ITC’s and Entergy’s Transmission Business’s total enterprise value, which was calculated based on the discounted cash flow analysis (described below), and then subtracting out each of ITC’s and Entergy’s Transmission Business’s projected net debt amount as of December 31, 2011.

For each of these amounts, Barclays calculated aggregate equity ownership percentages attributable to ITC in the combined company based on such relative contributions of approximately 46.6% to 52.2%. This analysis resulted in the following overall implied exchange ratio reference range based on such percentages, as compared to the exchange ratio in the merger:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
0.911x – 1.142x	1.000x

Discounted Cash Flow Analysis. Barclays performed a discounted cash flow analysis of ITC and Entergy’s Transmission Business to calculate the estimated present value of the standalone after-tax unlevered free cash flows of ITC and Entergy’s Transmission Business. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a range of discount rates that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. To calculate an implied reference range for ITC and Entergy’s Transmission Business using the discounted cash flow method, Barclays added (i) each of ITC’s and Entergy’s Transmission Business’s projected after-tax unlevered free cash flows for fiscal years 2013 through 2021 based on the ITC projections and adjusted Entergy’s Transmission Business projections, respectively, to (ii) the residual or terminal value of ITC and Entergy’s Transmission Business, respectively, as of December 31, 2021, and discounted such amounts to present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected EBITDA and subtracting capital expenditures and adjusting for deferred taxes and net working capital. The terminal value of ITC and Entergy’s Transmission Business, as of December 31, 2021, was estimated by applying a range of forward year terminal value multiples based on 2012 estimated price to earnings and EBITDA multiples of the companies in the selected companies analysis of 15.3x to 17.3x and 7.8x to 8.8x to each of ITC’s and Entergy’s Transmission Business’s fiscal year 2022 estimated net income and EBITDA, respectively. The 2022 estimated net income and EBITDA of ITC and Entergy’s Transmission Business were calculated by increasing 2021 estimated net income and EBITDA by a growth factor of 2.0%. The after-tax unlevered free cash flows and terminal values were then discounted to December 31, 2012 (the expected closing date of the transactions) using discount rates ranging from 5.7% to 6.7%. The implied equity values were further discounted to present value as of December 31, 2011 using an equity discount rate of 9.0%. Barclays then calculated aggregate equity ownership percentages attributable to ITC in the combined company based on such implied equity values of approximately 40% to 55%. This analysis resulted in the following implied exchange ratio reference range based on such percentages, as compared to the exchange ratio in the merger:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
0.822x – 1.506x	1.000x

Selected Companies Analysis. In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to ITC and Entergy’s Transmission Business with each other and with the following nine selected companies, five of which are transmission and distribution companies and four of which are water utilities:

Selected Transmission and Distribution Companies	Selected Water Utilities

• Consolidated Edison, Inc.	• American States Water Company

• NSTAR	• American Water Works Company, Inc.

• Northeast Utilities	• Aqua America, Inc.

• Pepco Holdings, Inc.	• California Water Service Group

• UIL Holdings Corporation

Barclays calculated and compared various financial multiples and ratios of ITC, Entergy’s Transmission Business and the selected companies. As part of its selected companies analysis, Barclays calculated, among other things, the ratio of each selected company’s current stock price to its estimated earnings per share for calendar years 2011 through 2013 and each selected company’s enterprise value to its estimated EBITDA for calendar years 2011 through 2013. Enterprise value generally was obtained by adding short-term and long-term debt to the sum of the market value of common equity, calculated using basic shares outstanding, the book value of any minority interest, the book value of any preferred stock, and subtracting cash and cash equivalents. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information and closing stock prices as of December 2, 2011 (the last trading day prior to execution of the merger agreement). Financial data of ITC and Entergy’s Transmission Business were based on the ITC projections and the adjusted Entergy’s Transmission Business projections, respectively.

Barclays selected the companies listed above because of similarities in one or more business or operating characteristics with ITC and Entergy’s Transmission Business. However, because no selected company is exactly the same as ITC or Entergy’s Transmission Business, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected companies analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of ITC and Entergy’s Transmission Business and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between ITC and Entergy’s Transmission Business and the companies included in the selected companies analysis. Based upon these judgments, Barclays applied a range of selected multiples of calendar year 2013 estimated P/E and EBITDA of 14.4x to 16.4x and 8.5x to 9.5x, respectively, derived from ITC to corresponding data of ITC and Entergy’s Transmission Business to calculate a range of implied equity values for ITC and Entergy’s Transmission Business. Barclays then calculated aggregate equity ownership percentages attributable to ITC in the combined company based on such implied equity values derived utilizing the selected P/E and EBITDA multiples of approximately 47% to 54% and 40% to 51%, respectively. This analysis resulted in the following implied exchange ratio reference ranges based on such percentages, as compared to the exchange ratio in the merger:

Implied Exchange Ratio Reference Ranges Based on:		Merger Exchange Ratio
2013E P/E	2013E EBITDA
0.863x – 1.119x	0.976x – 1.469x	1.000x

Barclays also applied a range of selected multiples of calendar year 2013 estimated P/E and EBITDA of 14.4x to 16.4x and 7.4x to 8.4x, respectively, derived from the selected companies to corresponding data of ITC and Entergy’s Transmission Business to calculate a range of implied equity values for ITC and Entergy’s Transmission Business. Barclays then calculated aggregate equity ownership percentages attributable to ITC in the combined company based on such implied equity values derived utilizing the selected P/E and EBITDA multiples of approximately 47% to 54% and 36% to 49%, respectively. This analysis resulted in the following implied exchange ratio reference ranges based on such percentages, as compared to the exchange ratio in the merger:

Implied Exchange Ratio Reference Ranges Based on:		Merger Exchange Ratio
2013E P/E	2013E EBITDA
0.863x – 1.119x	1.029x – 1.762x	1.000x

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. ITC selected Barclays because of its familiarity with ITC and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally.

As compensation for Barclays’ financial advisory services to ITC in connection with the transactions, ITC has agreed to pay Barclays an aggregate fee of $5 million, portions of which were payable in connection with the delivery of Barclays’ opinion and execution of the merger agreement and $4 million of which is contingent upon the consummation of the transactions. In addition, ITC has agreed to reimburse Barclays for reasonable expenses incurred in connection with the transactions, including fees and disbursements of Barclays’ counsel, and to indemnify Barclays and related parties for certain liabilities that may arise out of Barclays’ engagement by ITC and the rendering of Barclays’ opinion. Barclays and its affiliates have performed various investment banking and financial services for ITC, Entergy and certain of their respective affiliates unrelated to the transactions in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the two years prior to the date of the opinion, Barclays and its affiliates have: (i) acted as sole placement agent on a $100 million first mortgage bond private placement, and as placement agent on a $50 million first mortgage bond private placement, for certain subsidiaries of ITC in November 2011 and April 2010, respectively; (ii) acted as joint lead arranger for, and/or a lender under, the refinancing of certain revolving credit facilities of ITC and certain of its subsidiaries totaling $475 million in the aggregate in February 2011 and May 2011; (iii) acted as sole placement agent on a $55 million private placement for an entity established for the sole purpose of requiring and leasing nuclear fuels to a subsidiary of Entergy in June 2011; (iv) acted as joint book-runner on a $200 million first mortgage bond offering for subsidiary of Entergy in March 2011 and a $250 million first mortgage bond offering, $550 million bond offering and $450 million bond offering for Entergy or certain of its subsidiaries in September 2010; and (v) acted as a lender under existing revolving credit facilities of Entergy and certain of its affiliates. In addition, Barclays and its affiliates have executed various hedging, derivative and other securities transactions for Entergy. During the past two years prior to the date of Barclays’ opinion, ITC paid approximately $2 million to Barclays and its affiliates for its services. Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of ITC, Entergy and certain of their respective affiliates for their own account and for the accounts of their customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Entergy’s Reasons for the Separation, Distribution and the Merger

Entergy’s board of directors and management frequently review Entergy’s portfolio of assets to evaluate its current structure and composition, to determine whether changes might be advisable, and to look for attractive ways to add value for its shareholders. Entergy believes that the separation of Entergy’s Transmission Business is the best way to realize the full value of Entergy’s businesses in both the short- and long-term and provides each of Entergy and ITC with certain opportunities and benefits.

Entergy’s board of directors believes that the transactions will accomplish a number of important business objectives and benefits as they relate to TransCo:

•

the anticipated benefits of the divestment of Entergy’s Transmission Business to Entergy’s customers and shareholders, including the transparency and other benefits to customers from independent planning and operation of the transmission system, continued strengthening and improvement in overall system performance;

•

Entergy’s belief that the divestment of Entergy’s Transmission Business from a vertically integrated electric utility company to an independent transmission company whose sole focus is transmission would achieve complete independence surrounding the planning and operation of the transmission system. An independent transmission company that is a member of an ISO, such as the proposed membership in the Midwest ISO, would achieve the optimal structure for Entergy’s transmission system;

•

Entergy’s belief that the transactions will, through an independent transmission company model, enable continued strengthening and improvement in overall system performance supporting safe, reliable operations and also encourage efficiency and innovation;

•	ITC’s experience, track record of safe and reliable operations, and unique position as a transmission-only model;

•	the potential flexibility of investment opportunities and protections of credit quality that the divestment of Entergy’s Transmission Business could provide;

•	the potential improved access to capital that the divestment of Entergy’s Transmission Business could provide; and

•

the independent transmission model aligns with the national policy preference. This model facilitates investment in the grid, advances open access initiatives and promotes enhanced access to competitive energy markets.

In reaching its decision to approve the transactions, the Entergy board of directors consulted with Entergy’s management and financial and legal advisors and considered a wide variety of factors, including:

•	the reports of Entergy’s senior management, financial and legal advisors regarding their due diligence review of ITC and its business;

•

with input from Entergy’s legal and financial advisors, the structure and terms of the merger agreement, separation agreement, and the employee matters agreement, which are summarized in this proxy statement/prospectus;

•	the likelihood of consummation of the transactions and the time period necessary to close the transactions;

•	the availability of other transactions and structures, including a distribution of Entergy’s Transmission Business to Entergy shareholders as a separate public company;

•	the nature of the transactions, which would generally be tax free to Entergy and Entergy’s shareholders; and

•

the potential value to Entergy shareholders of the 50.1% of ITC that they will own after the consummation of the transactions, including the rate treatment previously allowed by FERC for independent transmission companies.

The Entergy board of directors also considered the potential risks and countervailing factors associated with the separation, distribution and merger, including that the anticipated benefits of the merger might not occur. For additional information, see the section titled “Risk Factors.”

The foregoing description of the information and factors discussed by the Entergy board of directors is not meant to be exhaustive but includes all material factors and information considered by it. The Entergy board of directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the terms of the separation, distribution and merger are advisable and fair to, and in the best interests of, the Entergy shareholders. Rather, the Entergy board of directors viewed its position as being based on the totality of the information presented to and considered by it.

Certain Financial Forecasts Prepared by Entergy

Although Entergy periodically may issue limited guidance to investors concerning its expected financial performance, Entergy does not as a matter of course provide earnings per share guidance beyond the current fiscal year except towards the end of the fiscal year with respect to the next fiscal year and Entergy is especially reluctant to publicly disclose detailed financial forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of Entergy’s Transmission Business by ITC, Entergy provided to ITC and its financial advisors certain non-public financial forecasts regarding Entergy’s Transmission Business, which we refer to as the Entergy transmission forecasts. In addition, Entergy provided to ITC and its financial advisors unaudited financial information regarding the “rate base” of Entergy’s Transmission Business as of fiscal year 2010, which we refer to as the 2010 rate base. Below is a summary subset of these forecasts and the 2010 rate base that was furnished to ITC and its financial advisors.

Entergy has not historically presented Entergy’s Transmission Business as a separate reportable segment apart from its Utility segment and the Entergy transmission forecasts were developed in October 2011 prior to production of Entergy’s Transmission Business’s audited financial statements contained in this proxy statement/prospectus.

The Entergy transmission forecasts or the 2010 rate base were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information but, in the view of Entergy’s management, were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of Entergy’s management. The Entergy transmission forecasts in this proxy statement/prospectus were prepared by, and are the responsibility of Entergy management and are unaudited. Entergy’s Transmission Business’s independent registered public accounting firm has not examined, compiled or otherwise applied any procedures to the Entergy transmission forecasts presented herein and, accordingly, does not express an opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. The reports of Entergy’s Transmission Business’s independent registered public accounting firm included in this proxy statement/prospectus relate to Entergy’s Transmission Business’s historical financial information. They do not extend to the Entergy financial forecasts or the 2010 rate base and should not be read to do so. The summary of these Entergy transmission forecasts and the 2010 rate base is being included in this proxy statement/prospectus because these internal financial forecasts were provided by Entergy to ITC as well as Entergy’s financial advisors.

The Entergy transmission forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Entergy. Important factors affecting results and potentially causing the Entergy transmission forecasts not to be achieved include, but are not limited to, risks and uncertainties related to Entergy’s Transmission Business (including authorized return on equity rates and equity capital and the ability to recover capital expenditures in customer rates) and the other factors described under “Cautionary Statement Regarding Forward-Looking Statements.” In addition, for periods occurring after December 31, 2013, the Entergy transmission forecasts give effect to the separation, distribution and merger of Entergy’s Transmission Business with ITC. Accordingly for those time periods, these forecasts are based on a number of different assumptions made by Entergy management at the time they were produced, including a higher authorized return on equity rate and higher authorized equity capital than if Entergy continued to own Entergy’s Transmission Business. These assumptions may also be different from the assumptions made by ITC management and its financial advisors.

The Entergy transmission forecasts also reflect assumptions as to a number of other business decisions that are subject to change and do not necessarily reflect current estimates or assumptions Entergy’s management may have about prospects for Entergy’s Transmission Business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared. As a result, actual results may differ materially from those contained in the Entergy transmission forecasts. Accordingly, there can be no assurance that the Entergy transmission forecasts will be realized.

“Rate base” is not included in the audited financial statements of Entergy’s Transmission Business contained in this proxy statement/prospectus. For purposes of the Entergy transmission forecasts, rate base is defined as the value of property used by a public utility in providing service and for which the utility is permitted to earn a specified rate of return established by a regulatory agency. For the 2010 rate base and the financial forecasts, the value primarily represents the net book value of any transmission plant, general plant, intangible plant, materials and supplies and regulatory assets expected to transfer to ITC less any accumulated deferred income taxes on those assets as of the date specified below. The rate base calculation in the table below uses the individual state methodologies for determining rate base for years 2010 through 2012 and the FERC methodology for years 2013 and beyond. The major difference is that the methodology used in the Arkansas state jurisdiction (2010 – 2012) does not include accumulated deferred income taxes in the determination of rate base, whereas for FERC ratemaking purposes (2013 onward) accumulated deferred income taxes related to Arkansas transmission investment would be included in the determination of rate base.

	Year Ended December 31,
	2010A	2011E	2012E	2013E	2014E	2015E
Capital Expenditures ($millions)*		$483	$447	$411	$519	$551
Rate Base ($millions)	$2,503	$2,658	$2,995	$2,963	$3,359	$3,776

*	Includes investments in property, plant and equipment, capitalized labor, allocated overhead and allowance for funds used during construction.

The inclusion of Entergy transmission forecasts in this proxy statement/prospectus should not be regarded as an indication that any of Entergy, ITC or their respective affiliates, advisors or representatives considered the Entergy transmission forecasts to be predictive of actual future events, and the forecasts should not be relied upon as such. None of Entergy, ITC or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Entergy transmission forecasts to reflect circumstances existing after the date the Entergy transmission forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Entergy does not intend to make publicly available any update or other revision to these forecasts. None of Entergy or its respective affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any stockholder or other person regarding Entergy’s Transmission Business’s ultimate performance compared to the information contained in these forecasts or that forecasted results will be achieved, Entergy has made no representation to ITC, in the merger agreement or otherwise, concerning the forecasts.

Board of Directors and Management of ITC Following the Merger

The merger agreement provides that ITC will take all necessary corporate action to cause there to be, at the effective time of the merger, at least two vacancies on the ITC board of directors (either through resignations of existing directors, by increasing the size of the board or a combination thereof), which vacancies will be filled immediately after the effective time of the merger with two directors nominated by ITC’s nominating/corporate governance committee (after engaging an executive search firm to assist the nominating/corporate governance committee in identifying two such candidates). Among other qualifications, nominees are expected to have transmission industry knowledge and familiarity with the region in which Entergy operates. Entergy will be entitled to offer to ITC’s nominating/corporate governance committee suggestions on candidates to fill such vacancies in connection with the search process. Any decision with respect to Entergy’s candidates will be made solely by ITC’s nominating/corporate governance committee. Such candidates must (a) qualify as independent directors on the ITC board of directors for purposes of the rules of the NYSE, Rule 10A-3 of the Exchange Act, and FERC independence requirements and (b) possess a knowledge and understanding of the transmission industry or electric utility industry and the service territory of Entergy’s Transmission Business.

The merger agreement also provides that ITC and TransCo will take all necessary action to appoint certain specified individuals to management positions at ITC or TransCo as of the effective time of the merger. In addition, ITC expects to supplement its current management team with members of Entergy’s current management team who currently manage Entergy’s Transmission Business.

Ownership of ITC Following the Merger

ITC currently anticipates that, immediately after the merger, existing Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately 50.1% of ITC’s common stock on a “fully diluted basis,” and ITC’s existing shareholders will collectively own approximately 49.9% of ITC’s common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust)

hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. Based on existing ownership levels, ITC does not expect that there will be any individual holder of more than 5% of the outstanding common stock of ITC immediately following the closing of the merger.

Effects of the Distribution and the Merger on Entergy Equity Awards/Plans

Treatment of Entergy Restricted Common Stock

Entergy from time to time issues to its employees common stock that is subject to forfeiture if certain vesting conditions are not satisfied. Under the terms of Entergy’s applicable equity incentive compensation plan, its compensation committee must adjust the terms of such restricted stock to prevent the dilution or enlargement of rights under the award in the event of extraordinary corporate transactions or other events, including the spin-off of subsidiaries of Entergy. Pursuant to the terms of the employee matters agreement, Entergy has agreed that restricted stock held by an Entergy employee who transfers employment to TransCo will be converted into a number of similarly restricted shares of ITC common stock based on the ratio (such ratio the “Equity Exchange Ratio”) of the closing per share trading price of Entergy common stock in the “regular way” trading market on the day before the distribution date—which price should reflect the entitlement to receive TransCo common stock in the distribution—to the closing per share trading price of ITC common stock on the closing date. Accordingly, a holder of restricted Entergy common stock whose employment transfers to TransCo will not be entitled to any TransCo common units in any spin-off distribution in respect of his or her restricted Entergy common stock. As of the date of this proxy statement/prospectus, the Entergy compensation committee has not made a determination regarding the nature of the adjustment to be made to restricted Entergy common stock held by any employee not transferring employment to TransCo. The Entergy equity incentive compensation plans generally prohibit the holder of any Entergy restricted common stock from transferring that stock before the applicable forfeiture restrictions lapse. If Entergy elects to effectuate the distribution with a split-off exchange offer, any holder of Entergy restricted common stock would be precluded from participating in such split-off exchange offer with respect to his or her restricted common stock.

Treatment of Entergy Stock Options and Stock Units

Entergy from time to time issues to its employees options to purchase its common stock and units that may be settled in, or whose value is otherwise determined by reference to the value of, Entergy common stock. As with restricted stock, under the terms of Entergy’s applicable equity incentive compensation plans its compensation committee will adjust the terms of such options and units to prevent the dilution or enlargement of rights under those awards in the event of extraordinary corporate transactions or other events, including the spin-off of subsidiaries of Entergy. Pursuant to the terms of the employee matters agreement, Entergy has agreed (i) that each Entergy stock option held by an Entergy employee who transfers employment to TransCo will be converted into an option to purchase a number of shares of ITC common stock equal to the number of shares of Entergy common stock subject to the option multiplied by the Equity Exchange Ratio (rounded down to the nearest number of whole shares) at an exercise price per share equal to the per-share exercise price under the Entergy option divided by the Equity Exchange Ratio (rounded up to the nearest cent), all subject to the same terms and conditions (including those related to vesting and post-employment exercise provisions) as were applicable under the Entergy option, and (ii) that each Entergy stock unit will be converted into a number of ITC stock units—units that may be settled in, or whose value is otherwise determined by reference to the value of, ITC common stock—equal to the Equity Exchange Ratio, all subject to restrictions and other terms and conditions substantially identical to those that applied to the corresponding Entergy units immediately before the closing. As of the date of this proxy statement/prospectus, the Entergy compensation committee has not made a determination regarding the nature of the adjustment to be made to Entergy stock options and units held by any employee not transferring employment to TransCo.

Interests of Certain Persons in the Merger

In considering the ITC board of directors’ determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that ITC shareholders vote in favor of the merger proposals, ITC shareholders should be aware that certain officers and directors of ITC may have certain interests in the merger and related transactions that are different from, or in addition to, the interests of ITC shareholders, as discussed below. The ITC board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the acceleration of certain vesting terms under the Second Amended and Restated ITC Holdings Corp. 2006 Long Term Incentive Plan (“LTIP”) and the possibility of severance being payable to terminated executives.

The Compensation Committee of the ITC board of directors is responsible for determining the compensation of ITC’s named executive officers (“NEOs”), and administering the plans in which the NEOs participate. The goals of ITC’s compensation system are to attract first-class executive talent in a competitive environment, and to motivate and retain key employees who are crucial to its success by rewarding company and individual performance that promotes long-term sustainable growth and increases shareholder value. ITC believes one of the key components of its NEOs’ compensation package includes benefits that are payable following a change in control, which further encourages NEOs to make decisions that maximize shareholder value and put ITC’s interests ahead of their own interests.

Vesting of Equity Awards. Pursuant to the terms of the LTIP, all outstanding stock options, restricted stock and deferred stock unit awards granted prior to the date of the merger agreement will become fully vested upon the consummation of the merger. None of the equity awards granted to ITC directors, however, will vest as a result of the merger because those awards were granted under a different plan. Below are tables showing (x) the number of unvested stock options held by each NEO that will vest and become immediately exercisable and the intrinsic value of these stock options assuming a stock price for ITC of $70.872 (the five day average closing stock price commencing December 6, 2011) and (y) the number of unvested shares of restricted stock and deferred stock units held by each NEO that will vest and the value of these shares assuming the same stock price, in each case as of June 30, 2013, assuming continued employment through that date and assuming further that no additional awards will have been granted through that date that would vest in connection with the merger:

Named Executive Officer	Number of Unvested Stock Options	Intrinsic Value
Joseph L. Welch	29,759	$235,030
Cameron M. Bready	25,178	$137,923
Linda H. Blair	26,763	$167,084
Jon E. Jipping	24,843	$167,084
Daniel J. Oginsky	12,021	$70,934

Named Executive Officer	Number of Unvested Restricted Shares	Value
Joseph L. Welch	31,150	$2,207,663
Cameron M. Bready	19,823	$1,404,896
Linda H. Blair	7,487	$530,619
Jon E. Jipping	7,121	$504,680
Daniel J. Oginsky	3,304	$234,161

As discussed above, ITC expects to issue approximately $740 million of new indebtedness to fund the $700 million one-time special dividend and/or share repurchase it expects to complete in connection with the merger. If such a dividend and/or share repurchase occurs, ITC expects that it may make adjustments to outstanding stock options and/or pay dividend equivalents in respect of such stock options, such that holders of stock options are not adversely affected by the dividend and/or share repurchase. No decision has been made as to whether or how to structure such adjustment or equivalent payment.

Executive Supplemental Retirement Plan (“ESRP”). The ESRP is a nonqualified retirement plan. Only selected executives participate, including Ms. Blair and Messrs. Bready, Jipping and Oginsky. Mr. Welch does not participate. Upon the consummation of the merger all participants shall become fully vested in their account balances. Prior to the merger, all of our executives have fully vested in benefits under the ESRP except Mr. Bready. As a result of the merger, Mr. Bready (who is currently 60% vested, and will be 60% vested as of November 15, 2012) will become fully vested in his account balance under the ESRP, with a fully vested value as of December 31, 2011, of $150,335.

Employment Agreements. ITC has entered into employment agreements with each of its NEOs, which agreements provide for payments by ITC of certain benefits upon termination of employment. The rights available at termination depend on the situation and circumstances surrounding the terminating event. The terms “Cause” and “Good Reason” are used in the employment agreements of each NEO and an understanding of these terms is necessary to determine the appropriate rights for which a NEO is eligible. The terms are defined as follows:

•

Cause means: an executive’s continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by ITC to the NEO of such failure; dishonesty in the performance of the NEO’s duties; a NEO’s conviction of, or plea of nolo contendere to, a crime constituting a felony or a misdemeanor involving moral turpitude; willful malfeasance or willful misconduct in connection with a NEO’s duties; or any act or omission which is injurious to the financial condition or business reputation of ITC.

•

Good Reason means: a greater than 10% reduction in the total value of the NEO’s base salary, target bonus, and employee benefits; if the NEO’s responsibilities and authority are substantially diminished; and if the NEO’s work location is relocated to more than fifty (50) miles from Novi, Michigan or Ann Arbor, Michigan.

If a NEO’s employment with us is terminated without Cause by ITC or by the NEO for Good Reason (regardless of whether the termination occurs in connection with a transaction, such as the merger), the NEO will receive:

•	any accrued but unpaid compensation and benefits, which includes vested account balances under ITC’s tax-qualified pension plans, supplemental benefit plans and ESRP.

•

continued payment of the NEO’s annual rate of base salary for two years (plus, for Mr. Welch only, an amount equal to two times the average of each of the annual bonuses that were payable to him for the three fiscal years immediately preceding the fiscal year in which his employment terminates), commencing on the earliest date that is permitted under Section 409A of the Internal Revenue Code (relating to the taxation of deferred compensation);

•

a pro rata portion of the annual bonus for the year of termination, based upon ITC’s actual achievement of the performance targets for such year as determined under and at the time that such bonus would normally be paid;

•	continued coverage under ITC’s active health and welfare plans for the 2 year severance period and outplacement services for up to two years; and

•

for Mr. Welch and Ms. Blair only, deemed satisfaction of the eligibility requirements of ITC’s retiree welfare benefit plan for purposes of participation therein; and for the other NEOs (excluding Mr. Bready), participation in ITC’s retiree welfare benefit plan only if, by the end of their 2 year severance period, they would have achieved the necessary age and service credit otherwise necessary to meet the eligibility requirements. It is not anticipated that Mr. Jipping or Mr. Oginsky will meet such criteria if they were to terminate employment upon consummation of the merger. In addition, if ITC terminates its retiree welfare benefit plan and, by application of the provisions described in the prior sentence, the NEO would otherwise be entitled to retiree welfare benefits, ITC will establish other coverage for the NEO or the NEO will receive a cash payment equal to ITC’s cost of providing such benefits, in order to assist the NEO in obtaining other retiree welfare benefits.

In addition, while employed by ITC and for a period of two years after any termination of employment without Cause by ITC (other than due to their disability) or for Good Reason by them and for a period of one year following any other termination of their employment, the NEOs will be subject to certain covenants not to compete with or assist other entities in competing with our business and not to encourage our employees to terminate their employment with ITC. At all times while employed and thereafter, the NEOs will also be subject to a covenant not to disclose confidential information.

Mr. Welch’s employment agreement also requires ITC to pay all excise taxes (i.e., an excise tax gross-up) and additional income taxes that may arise as a result of the excise tax gross-up in order to provide the same benefit he would receive if no excise tax were due under the so-called “golden parachute” provisions of Section 280G of the Internal Revenue Code. If Mr. Welch’s employment were to be terminated in connection with a change in control, ITC expects that there would be no excise tax due and, consequently, no additional tax reimbursement.

The value of the benefits to be provided to the NEOs that are based on or otherwise related to the merger (whether solely by reason of the consummation of the merger on a “single-trigger” basis or upon a qualifying termination of employment following the merger on a “double-trigger” basis) are detailed in the table below. For purpose of making the calculations in the table, ITC has assumed that the termination occurs on November 15, 2012.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity(2)	Pension/NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Total
Mr. Welch	$5,785,592	$2,442,693	$—	$267,438	$8,495,723
Mr. Bready	$1,449,000	$1,542,819	$60,134	$59,878	$3,111,831
Ms. Blair	$1,506,500	$697,703	$—	$563,666	$2,767,869
Mr. Jipping	$1,334,000	$671,764	$—	$60,780	$2,066,544
Mr. Oginsky	$934,375	$305,095	$—	$59,223	$1,298,693

(1)	For Welch, cash severance represents two times his current salary, two times his three year average bonus (2009, 2010 and assumed 2011) and a pro rata bonus for 2012. For each other NEO, cash severance represents two times his or her current salary, and a pro rata bonus for 2012. All severance calculations assume a November 15, 2012 closing date for the merger and a qualifying termination of employment on such date. The cash severance for each executive is a double-trigger arrangement.

(2)	Outstanding restricted shares and stock options under the LTIP will vest in connection with the merger on a single-trigger basis.
(3)	Represents benefits for Mr. Bready under ITC’s ESRP, which provides for vesting on a single-trigger basis.
(4)	Includes (a) postretirement medical and dental benefits following a qualifying termination of $213,393 for Mr. Welch and $503,158 for Ms. Blair; (b) two years of benefit continuation following a qualifying termination valued at $29,045 for Mr. Welch, $34,878 for Mr. Bready, $35,508 for Ms. Blair, $35,780 for Mr. Jipping and $34,223 for Mr. Oginsky; and (c) two years of outplacement services for all executives, valued at a total of $25,000 for each executive. All of these benefits are double-trigger arrangements.

Regulatory Approvals

To complete the separation, the distribution and the merger, there are filings, notices and waiting periods required in order for ITC and Entergy to obtain required authorizations, approvals and/or consents from a number of federal and state public utilities, antitrust and other regulatory authorities. ITC and Entergy are not currently aware of any material governmental filings, authorizations, approvals or consents that are required prior to the parties’ consummation of the merger other than those described below.

FERC

The transactions are conditioned on obtaining the following approvals, authorizations, acceptances and declaration of the FERC under the FPA:

•

all approvals necessary under Section 203 of the FPA for the disposition of or change in control over FERC jurisdictional facilities and the merger or consolidation of FERC jurisdictional facilities with another entity;

•

authorization under Section 204 of the FPA, to the extent necessary, for the issuance of securities or incurrence of indebtedness by the Utility Operating Companies and/or the TransCo Subs in connection with consummation of the transactions;

•

all approvals and acceptances under Section 205 of the FPA requested by ITC in connection with consummation of the transactions, including rates which are not suspended or subject to hearing or refund, and such other approvals and acceptances under Section 205 of the FPA requested by Entergy and its subsidiaries in connection with consummation of the transactions, to the extent necessary;

•

approvals by FERC of the distribution interconnection agreement, the generation interconnection agreement, the transition services agreements, other ancillary agreements and any other agreements, where required, establishing future business relationship between ITC and Entergy or any of their subsidiaries;

•

confirmation to ITC of the continuing independence of ITC’s existing operating companies and the full independence of the TransCo Subs (once under ITC ownership) following the completion of the transactions; and

•

a declaration by FERC that Section 305(a) of the FPA, which prohibits “the making or paying of any dividends of [a] public utility from funds properly included in capital accounts,” is not implicated by the transactions because the concerns underlying section 305(a) of the FPA are not present in the circumstances of the transactions.

On September 24, 2012, ITC and Entergy filed a joint application with the FERC seeking all necessary approvals under Sections 203 and 205 of the FPA and the necessary declaration under Section 305(a) of the FPA. On October 31, 2012, ITC and Entergy filed applications with the FERC seeking the necessary authorizations under Section 204 of the FPA.

Public Utility Commissions

The Utility Operating Companies, ITC and certain other related parties will submit applications for approval of the separation, distribution and merger to each of the Utility Operating Companies’ respective retail regulators. The requirements of those retail regulators are discussed below. In all of the jurisdictions, the primary issue will be the effect the proposed transactions will have on the public interest. ITC will not seek recovery of any acquisition premium or “goodwill” attributed to the transactions.

Louisiana

On September 5, 2012, Entergy Gulf States Louisiana, Entergy Louisiana, ITC and certain other related parties filed a joint application with the LPSC that seeks approval of the planned transactions, including the issuance of a regulatory accounting order, the establishment of a cost recovery mechanism for post-transaction billings from ITC and applicable subsidiaries, and for other related regulatory approvals and relief . Approval is sought pursuant to an applicable Commission Order that provides that any utility subject to the jurisdiction of the LPSC cannot sell, assign, lease, transfer the whole or any part of its system without prior full disclosure of the plan, and without prior official action of approval or official action of non-opposition by the LPSC. Additionally, the application also cites other Louisiana statutes and LPSC orders applicable to the approvals sought by the parties.

The applicable Commission Order sets forth 18 criteria that are to be used in determining whether the public interest standard has been met:

(1) Whether the transfer is in the public interest; (2) Whether the purchaser is ready, willing and able to continue providing safe, reliable and adequate service to the utility’s ratepayers; (3) Whether the transfer will maintain or improve the financial condition of the resulting public utility or common carrier; (4) Whether the proposed transfer will maintain or improve the quality of service to public utility or common carrier ratepayers; (5) Whether the transfer will provide net benefits to ratepayers in both the short term and the long term and provide a ratemaking method that will ensure, to the fullest extent possible, that ratepayers will receive the forecasted short and long term benefit; (6) Whether the transfer will adversely affect competition; (7) Whether the transfer will maintain or improve the quality of management of the resulting public utility or common carrier doing business in the State; (8) Whether the transfer will be fair and reasonable to the affected public utility or common carrier employees; (9) Whether the transfer would be fair and reasonable to the majority of all affected public utility or common carrier shareholders; (10) Whether the transfer will be beneficial on an overall basis to State and local economies and to the communities in the area served by the public utility or common carrier; (11) Whether the transfer will preserve the jurisdiction of the Commission and the ability of the Commission to effectively regulate and audit the public utility’s or common carrier’s operations in the State; (12) Whether conditions are necessary to prevent adverse consequences which may result from the transfer; (13) The history of compliance or noncompliance that the proposed acquiring entity or principals or affiliates have had with regulatory authorities in this State or other jurisdictions; (14) Whether the acquiring entity, persons, or corporations have the financial ability to operate the public utility or common carrier system and maintain or upgrade the quality of the physical system; (15) Whether any repairs and/or improvements are required and the ability of the acquiring entity to make those repairs and/or improvements; (16) The ability of the acquiring entity to obtain all necessary health, safety, and other permits; (17) The manner of financing the transfer and any impact that may have on encumbering the assets of the entity and the potential impact on rates; and (18) Whether there are any conditions which should be attached to the proposed acquisition.

As part of the filing, Entergy Louisiana and Entergy Gulf States Louisiana presented evidence to address the presumption contained in the 2002 LPSC Order No. U-25965-A (Corrected) (that a TransCo structure is “presumptively not in the public interest” and related findings).

The LPSC or a party might argue that Affiliate Interest Condition No. 5 to LPSC Order No. U-19904 (May 19, 1993) (Appendix 3) applies to certain intermediate transaction steps between Entergy affiliates that occur during the Entergy corporate reorganization. See the section titled “—Transaction Timeline” for a description of the Entergy corporate reorganization. It is Entergy’s position, however, that Condition No. 5 does not apply to those intermediate transaction steps. If the condition is held to apply, however, Entergy will ask that the condition be waived. The LPSC has established a procedural schedule that reflected Staff testimony due in March 2013, a hearing commencing in June 2013 and LPSC consideration in September 2013.

City of New Orleans

On September 12, 2012, Entergy New Orleans, Entergy Louisiana, ITC, and certain other related parties filed a joint application with the City Council that seeks approval of the planned transactions, including the issuance of a regulatory accounting order, the establishment of a cost recovery mechanism for post-transaction billings from ITC Holdings Corp. and applicable subsidiaries, and for other related regulatory approvals and relief. The City Council for the City of New Orleans will review the proposed transactions to determine whether they are in the public interest pursuant to an applicable Council Resolution that provides that any utility subject to the jurisdiction of the City Council cannot sell, assign, lease, or transfer the whole or any part of its system without prior full disclosure of the plan, and without prior official action of approval or official action of non-opposition by the City Council. The City Council has established a procedural schedule with a hearing scheduled to commence on July 23, 2013, with certification of the record to the City Council no later than August 6, 2013.

Arkansas

On September 28, 2012, Entergy Arkansas, ITC and certain other related parties filed a joint application with the APSC that seeks approval of the planned transactions, which includes a request for the transfer of certificate rights, issuance of a regulatory accounting order, and for other related regulatory approvals and relief. APSC approval of the transactions is sought pursuant to the Arkansas Code, which provides that no organization, reorganization, sale, lease, rental or transfer of control of electric transmission facilities shall be had or given effect without the written approval of the APSC. Additionally, the application also cites other statutory provisions and APSC orders applicable to the approvals sought by the parties.

APSC approval will be conditioned on whether the proposed transactions are in the public interest. The Arkansas “public interest” standard requires: “No plan of organization or reorganization shall be approved by the commission unless it shall be established by the applicant for approval that the plan is consistent with the public interest.” Arkansas Code 23-3-101(b)(2). If the APSC finds that the proposed action is consistent with the public interest, it shall give its consent and approval in writing. Arkansas Code 23-3-102(b)(2). In reaching its determination on whether to approve of a public utility’s application to sell, acquire, lease, or rent any public utility plant or property, “the commission shall take into consideration the reasonable value of the property, plant, equipment, or securities of the utility to be acquired or merged.” Arkansas Code 23-3-102(b)(3).

Mississippi

On October 5, 2012, Entergy Mississippi, ITC and certain other related parties filed a joint application that seeks approval of the transactions, which includes a request for the transfer of certificate rights, and for approval of certain cost deferral treatment, and for other related regulatory approvals and relief.

The MPSC will review the proposed transactions under the Mississippi Code as well as the MPSC’s applicable Public Utilities Rules of Practice and Procedure, which require, among other things, a showing that the proposed transactions are consistent with the public interest and that ITC is fit and able to perform public utility services and to comply with all rules, regulations and requirements of the MPSC.

The proposed transaction must also be in good faith, and when a transaction involves facilities included in the rate base of a public utility, the MPSC shall include, as a prerequisite to its finding that the transaction is consistent with the public interest, a finding that, upon the consummation of the proposed transaction: (i)(a) the native load customers of the public utility will continue to have a first priority to the use and/or benefit of such facilities, or (i)(b) any loss of such first priority by native load customers to the use and/or benefit of such facilities is not contrary to the public interest; and (ii) any native load customers served by any transmission facilities shall be served on the same basis as before the transaction. Mississippi Code § 77-3-23.

Texas

Entergy Texas, ITC and certain other related parties will file a joint application with the Public Utility Commission of Texas for a finding that the transactions are in the public interest under Texas law. The application will include a request for the transfer of certificate rights, and for approval of certain rate and cost-recovery mechanisms, and for other related regulatory approvals and relief. In making its determination of whether the transactions are in the public interest, factors that the PUCT will consider include whether the transactions will adversely affect the reliability, availability, or cost of service of the utility. Sections of the Texas Utilities Code that might apply include Sections 39.262/39.915 (Change of Control), Section 37.154 (Certificate of Convenience and Necessity Transfer) and Section 14.101 (Sale, Transfer, Merger).

Missouri

Because Entergy Arkansas also owns transmission facilities in Missouri, Entergy Arkansas, ITC and certain other related parties will submit a joint application to the Missouri Public Service Commission pursuant to Missouri Revised Statute 393.190.1, which requires consideration of any impact such sale, assignment, lease, transfer, merger, consolidation, or other disposition will have on the tax revenues of the political subdivisions in which any structures, facilities or equipment of the corporations involved in such disposition are located. The application will seek approval of the transactions and for any other related regulatory approvals and relief.

In addition, Missouri PSC rule 4 CSR 240-2.060(1) requires a statement of the reasons the proposed sale of the assets is not detrimental to the public interest.

HSR

The merger is subject to the requirements of the Hart-Scott-Rodino (HSR) Act, and the rules and regulations promulgated thereunder, which provide that certain acquisition transactions may not be completed until required information has been furnished to the DOJ and the FTC, and until certain waiting periods have been terminated or have expired. The expiration or earlier termination of any HSR Act waiting period would not preclude the DOJ or the FTC from challenging the merger on antitrust grounds or from seeking to preliminarily or permanently enjoin the proposed merger. Neither ITC nor Entergy believes that the merger will violate federal antitrust laws, but there can be no guarantee that the DOJ or the FTC will not take a different position. If the merger is not completed within twelve (12) months after the expiration or earlier termination of the applicable HSR Act waiting period, ITC and Entergy will be required to submit new information to the DOJ and the FTC, and a new HSR Act waiting period will have to expire or be earlier terminated before the merger could be completed.

The HSR Act filing is expected to be made on or about December 31, 2012.

NRC

Pursuant to Section 184 of the Atomic Energy Act of 1954, as amended, and 10 CFR 50.80, Entergy Operations, Inc. submitted a license transfer application (“LTA”) on September 27, 2012 seeking the consent of the Nuclear Regulatory Commission (“NRC”) to various direct and indirect transfers of control of the NRC nuclear facility licenses currently held by certain of the Utility Operating Companies and certain related entities, in connection with the Entergy corporate reorganization. See the section titled “The Transactions—Transaction Timeline” for a description of the Entergy corporate reorganization. The LTA also seeks NRC approval pursuant to 10 CFR 50.92 of conforming license amendments for certain of the Utility Operating Companies to the extent necessary to conform the licenses to reflect the proposed transfers. In order to satisfy a condition in the license for River Bend Station Unit 1 (Entergy Gulf States Louisiana), the LTA also provides a required notice to the NRC regarding the proposed transfer of facilities for the production, transmission or distribution of electricity having a depreciated book value exceeding one percent of Entergy Gulf States Louisiana’s net utility plant, as recorded on its book of account.

The NRC has reviewed the LTA to assure that it contains the required information for NRC to conduct its review, and on November 5, 2012, the NRC staff issued a letter notifying Entergy Operations, Inc. that the LTA has been accepted for review. Thereafter, the NRC will publish Notices in the Federal Register regarding the proposed license transfers and will offer the opportunity for interested persons to submit written comments to NRC or request a public hearing based upon a material issue of fact or law that must be raised in order for such a request to be granted. The NRC staff is directed by NRC rules in 10 CFR 2.1316(a) to promptly complete its review of the LTA and issue a decision approving or denying the LTA, regardless of whether or not a hearing is requested or granted. If a hearing is granted, it may be conducted after the approval of the transaction has been issued, and therefore, it may be conducted after the transaction has been completed.

Accounting Treatment of the Merger

ASC 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquirer. In a business combination effected primarily by exchanging equity interests, such as the merger, the entity that issues the equity interests (ITC in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•

The relative voting rights of ITC after the merger. In this case, it is expected that, immediately following the merger, Entergy shareholders (and, if applicable, the exchange trust) will collectively hold approximately 50.1% of ITC’s common stock on a “fully diluted basis,” and ITC shareholders will collectively hold approximately 49.9% of ITC’s common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger.

•

The composition of the governing body of ITC after the merger. In this case, the composition of the ITC board of directors following the merger will be comprised of the members of the ITC board of directors immediately prior to the completion of the merger, plus two additional directors appointed at the sole discretion of ITC’s nominating/corporate governance committee, as described under “—Board of Directors and Management of ITC Following the Merger.”

•

The composition of the senior management of ITC after the merger. In this case, ITC’s senior management following the merger will be the same as ITC’s current senior management team, with the addition of certain management personnel as described under “—Board of Directors and Management of the ITC Following the Merger.”

•

The terms of the exchange of equity interests. In this case, ITC is paying a premium over the precombination fair value of assets acquired and liabilities assumed of Entergy’s Transmission Business by issuing common stock to Entergy shareholders in excess of the precombination fair value.

•

The entity whose relative size (measured in, for example, assets, revenues or earnings) is larger than the other entity in the business combination. In this case, ITC is the larger company in the merger based on total assets as of June 30, 2012 and revenues and earnings as of December 31, 2011.

After considering all pertinent facts, reviewing the criteria outlined in ASC 805 and conducting the relevant analysis, ITC has concluded that it is the accounting acquirer in the merger. Although majority voting rights may be retained by former Entergy shareholders, ASC 805 requires consideration of all pertinent facts and circumstances, listing several potential indicators, none of which is weighed more heavily than another. ITC’s conclusion is based primarily upon the following facts: (1) there will be no significant immediate change in the composition of ITC’s board of directors after the merger, (2) ITC’s senior management prior to the merger will continue to be the senior management of the combined business after the merger, (3) ITC is issuing its equity interests as consideration for the merger and its voting rights are expected to continue to be widely held, (4) ITC is paying a premium for Entergy’s equity interests in the Entergy’s Transmission Business and (5) ITC is larger in relative size than the Entergy’s Transmission Business. Accordingly, ITC will apply acquisition accounting to the assets and liabilities of TransCo upon completion of the merger.

Dissenters’ Rights

Under the MBCA, each ITC shareholder who objects to the merger and complies with the provisions of the MBCA concerning the rights of ITC shareholders to dissent from the merger and require appraisal of its shares of ITC common stock and has not effectively withdrawn or lost such right as of the effective time will be entitled to such rights as are granted by the MBCA. The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the MBCA and is qualified in its entirety by the full text of Sections 761–774 of the MBCA (the “Dissenters’ Rights Statute”) which is attached to this proxy statement/prospectus as Annex F. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that ITC shareholders exercise their dissenters’ rights under the Dissenters’ Rights Statute.

Any ITC shareholder who wishes to exercise statutory dissenters’ rights or who wishes to preserve the right to do so should refer to the Dissenters’ Rights Statute and consult counsel prior to taking any action. Failure to strictly comply with the procedures set forth in the Dissenters’ Rights Statute will result in the loss of dissenters’ rights. ITC shareholders should be aware that pursuing dissenters’ rights may result in the shareholder receiving more or less than the price paid or offered to dissenting shareholders by ITC, the value per share being delivered to Entergy’s equity holders by ITC in connection with the merger or the price per share at which the shares may then be sold on the NYSE, and may cause the dissenting shareholder to incur substantial legal and other expenses.

Initial Requirements for Exercise of Dissenters’ Rights

ITC shareholders who wish to exercise dissenters’ rights:

(1) must deliver to ITC (to the attention of ITC’s Corporate Secretary), at ITC’s address set forth in this proxy statement/prospectus before the vote is taken at the special meeting on the merger proposal, written notice of their intent to demand payment for their shares if the proposal to approve the merger agreement is approved; and

(2) must not vote (or allow the record owner to vote on their behalf) their shares in favor of the proposal to approve the merger agreement.

ITC shareholders who do not satisfy these requirements are not entitled to payment for their shares under the Dissenters’ Rights Statute. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to approve the merger agreement and will, therefore, constitute a waiver of the dissenting shareholder’s right to receive payment under the Dissenters’ Rights Statute and nullify any previously delivered written demand for payment. Therefore, a dissenting ITC shareholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to approve the merger agreement or must abstain from voting on the proposal to approve the merger agreement. Neither voting against the proposal to approve the merger agreement nor abstaining from voting or failing to vote on the proposal to approve the merger agreement will in and of itself constitute a written demand for payment satisfying the requirements of the Dissenters’ Rights Statute. The written demand for payment must be in addition to and separate from any proxy or vote on the proposal to approve the merger agreement.

Initial Notice to Dissenting Shareholders from ITC

If the proposal to approve the merger agreement is approved, ITC will, no later than ten days after the merger is completed, notify all ITC shareholders entitled to assert dissenters’ rights under the Dissenters’ Rights Statute that the merger is complete and will also: (a) inform those shareholders where the payment demand must be sent, where and when shares represented by certificates must be deposited, and to what extent transfer of uncertificated shares will be restricted after the payment demand is received, (b) supply a payment demand form requiring that the dissenting shareholder certify whether he or she acquired beneficial ownership of the shares before December 5, 2011, the date of the first public announcement of the terms of the merger, and (c) establish a date by which ITC must receive the payment demand, which date will not be less than 30 nor more than 60 days after the date the notification described in this paragraph was delivered to ITC shareholders.

Payment Demand by Dissenting Shareholders

Upon receipt of the dissenters’ notice from ITC, dissenting ITC shareholders must make a payment demand by the date specified by ITC in the notice. The dissenting ITC shareholder must also certify whether the shareholder acquired beneficial ownership of the shares before December 5, 2011 and, if the shares are held by the record owner in certificated form, deposit his or her shares in accordance with the terms of the dissenters’ notice. A dissenting ITC shareholder who fails to make a payment demand or to deposit the share certificates as required will forfeit the shareholder’s right to receive payment under the Dissenters’ Rights Statute. Although shares may not be transferred following demand for payment, the dissenting shareholder retains all other rights as a shareholder until the shares are cancelled upon payment.

Generally, a shareholder may only assert dissenter’s rights as to all of the shares such shareholder beneficially owns. However, persons in whose name shares of common stock are registered in the stock records of ITC on behalf of beneficial owners may assert dissenters’ rights as to fewer than all of the shares registered in his or her name if the record owner dissents with respect to all shares beneficially owned by any one person and notifies ITC in writing of the name and address of each beneficial owner on whose behalf the record owner asserts dissenters’ rights.

A beneficial owner may assert dissenters’ rights as to shares held on his or her behalf by a record owner only if (1) the beneficial owner submits to ITC the record owner’s written consent to the dissent not later than the time the beneficial owner asserts dissenters’ rights; and (2) the beneficial owner does so with respect to all shares beneficially owned by the beneficial owner and all shares over which he or she has power to direct the vote.

Payment or Offer of Payment by ITC

Within seven days after a payment demand is received, ITC is generally required to pay dissenting shareholders who complied with the Dissenters’ Rights Statute the amount that ITC estimates to be the fair value of the dissenting shareholder’s shares, plus accrued interest (at the average rate ITC then pays on its principal bank loans). ITC will include with the payment ITC’s most recent annual report to shareholders and, if appropriate, its most recent quarterly report on Form 10-Q filed with the SEC, along with a statement of its estimate of the fair value of the shareholder’s shares, an explanation of how the interest was calculated, and a statement of the dissenting shareholder’s right to demand payment based on the dissenting shareholder’s estimate of the fair value of his or her shares. If a dissenting shareholder did not certify that he or she beneficially owned his or her shares before December 5, 2011, ITC may elect to withhold payment and simply provide an estimate of the fair value of the shares, plus accrued interest, along with an offer to pay the estimated amount to the dissenting shareholder if the shareholder agrees to accept such payment in full satisfaction of his or her demand. ITC is also required to send with its estimate and offer an explanation of how the interest was calculated and a statement of the dissenting shareholder’s right to demand payment based on the dissenting shareholder’s differing estimate of the fair value of his or her shares.

ITC shareholders should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be paid by ITC in the merger is not an opinion as to the fair value under the Dissenters’ Rights Statute.

Value Dispute by Dissenting Shareholders and Resolution

Within 30 days after ITC makes the payment or offer of payment to the dissenting ITC shareholder, if a dissenting ITC shareholder believes that the amount paid or offered by ITC is less than the fair value of such shares or that interest was incorrectly calculated, or if ITC fails to make payment to pre-December 5, 2011 dissenting ITC shareholders within 60 days after the date set for demanding payment, the dissenting ITC shareholder may notify ITC in writing of his or her own estimate of the fair value of his or her shares of common stock and the amount of interest due, and demand payment of that estimate, less any payment made by ITC. A dissenting shareholder who fails to meet this deadline waives his or her right to demand payment and must accept the amount paid or offered by ITC.

If a dissenting ITC shareholder has timely rejected ITC’s offer and demanded payment of the fair value of the shares and interest due, ITC must either pay the demanded amount or commence a judicial proceeding within 60 days after receiving the payment demand and petition an appropriate court, as described in the Dissenters’ Rights Statute, to determine the fair value of the shares and accrued interest or ITC will be deemed to have accepted the demand of each dissenting ITC shareholder whose demand remains unsettled. Fair value, for this purpose, is defined in the Dissenters’ Rights Statute to mean the fair value of ITC common stock immediately before the closing of the merger, excluding any depreciation or appreciation in anticipation of the merger unless exclusion would be inequitable. ITC reserves the right to assert in such a proceeding that the fair value is less than the amount paid or offered by ITC. All dissenting ITC shareholders whose demands remain unsettled will be made parties to the judicial proceeding to determine the fair value of the shares and the court’s jurisdiction is plenary and exclusive.

Each dissenting ITC shareholder made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares (which may be more or less than the amount paid or offered by ITC), plus interest, minus the amount, if any, that ITC previously paid such dissenting ITC shareholder for his or her shares. The court shall assess the costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, against ITC, except that the court may assess costs against all or some of the dissenting ITC shareholders, in amounts the court finds equitable, to the extent the court finds the dissenting ITC shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment under the Dissenters’ Rights Statute. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against ITC or one or more of the dissenting ITC shareholders.

New York Stock Exchange Listing

ITC common stock is currently listed on the NYSE under the symbol “ITC.” In the merger agreement, ITC agreed to use its reasonable best efforts to cause the shares of ITC common stock to be issued in connection with the merger to be listed on the NYSE as of the effective time of the merger. After the merger, shares of ITC common stock, as the combined company, will continue to trade on the NYSE under the same symbol “ITC.”

ITC’s Dividend Policy and $700 Million Recapitalization

The declaration and payment of dividends is subject to the discretion of the ITC board of directors and depends on various factors, including ITC’s net income, financial condition, cash requirements, future prospects and other factors deemed relevant by the ITC board of directors. As a holding company with no business operations, ITC’s material assets consist primarily of the common stock or ownership interests in its subsidiaries and cash. ITC’s material cash inflows are only from dividends and other payments received from time to time from its subsidiaries and the proceeds from the sale of debt and equity securities. ITC may not be able to access cash generated by its subsidiaries in order to pay dividends to its shareholders. The ability of ITC’s subsidiaries to make dividend and other payments to ITC is subject to the availability of funds after taking into account the ITC subsidiaries’ funding requirements, the terms of the ITC subsidiaries’ indebtedness, the regulations of the FERC under the FPA, and applicable state laws. The debt agreements to which ITC or its regulated operating subsidiaries is a party contain financial covenants that could limit ITC’s ability to pay dividends, as well as covenants that prohibit ITC from paying dividends if ITC is in default under its revolving credit facilities. Further, each of ITC’s subsidiaries is legally distinct from ITC and has no obligation, contingent or otherwise, to make funds available to ITC.

The ITC board of directors intends to adjust the dividend rate from time to time, subject to prevailing business conditions, applicable restrictions on dividend payments, the availability of capital resources and ITC’s investment opportunities.

In connection with the transactions, ITC expects to effectuate a $700 million recapitalization, which may take the form of a one-time special dividend to ITC’s pre-merger shareholders, a repurchase of ITC common stock from the ITC shareholders or a combination of a one-time special dividend and a share repurchase. The decision regarding the form of the recapitalization remains in the sole discretion of the ITC board of directors and will be made closer to the closing of the merger.

Following the date of the merger agreement and prior to the effective time of the merger, ITC will not pay any dividends with respect to any of its capital stock other than (i) quarterly cash dividends not to exceed the amounts set forth on ITC’s confidential disclosure letter for 2012 and 2013, declared and paid in the ordinary course and with record dates and payment dates consistent with past practice, (ii) dividends payable by a wholly owned subsidiary of ITC to ITC or another wholly owned subsidiary and (iii) a one-time special dividend in accordance with the merger agreement.

THE FINANCINGS

In conjunction with the transactions, each of Entergy and TransCo and each TransCo Sub, subject to specified limitations and restrictions set forth in the separation agreement, will use its reasonable best efforts to consummate certain financing transactions described below. For more detail on the contractual obligations of Entergy, TransCo and ITC with respect to the financings, see “The Separation Agreement—The Financings.”

Entergy Exchangeable Debt

At least fourteen days prior to the debt exchange, Entergy will issue debt to one or more unrelated creditors or one or more unrelated creditors will purchase existing Entergy corporate debt, in each case, such debt referred to as Entergy exchangeable debt. Any new debt issued as Entergy exchangeable debt will be on terms and conditions reasonably acceptable to Entergy in its good faith commercial judgment. As described below, assuming that the desired private letter ruling from the Internal Revenue Service with respect to the financings is obtained, the amount of Entergy exchangeable debt to be issued or purchased is expected to be $575 million, but in any case will be of equal aggregate principal amount as the TransCo debt securities.

Issuance of TransCo Debt Securities

In partial consideration for the equity interests of the TransCo Subs contributed by Entergy to TransCo in the Entergy contribution, TransCo will issue to Entergy debt of TransCo, referred to as TransCo debt securities, in an aggregate principal amount, when combined with the TransCo Subs Financing, of $1.775 billion (as may be adjusted pursuant to the merger agreement), referred to as the transaction maximum principal amount. It is currently expected that the aggregate principal amount of the TransCo debt securities will be $575 million, but in any case will be of equal aggregate principal amount as the Entergy exchangeable debt.

The Debt Exchange

At the time of the separation, it is expected that Entergy will effect an exchange with the holders of the Entergy exchangeable debt for the TransCo debt securities previously issued to Entergy. In the exchange (should the exchange occur), the unrelated creditor or creditors that hold the Entergy exchangeable debt will receive the TransCo debt securities and Entergy will receive the Entergy exchangeable debt. As noted above, TransCo will issue the TransCo debt securities to Entergy in partial consideration for the equity interests of the TransCo Subs contributed by Entergy to TransCo in the TransCo contribution. Neither TransCo nor any of the TransCo Subs will receive any net proceeds from the issuance of the TransCo debt securities or the debt exchange. Entergy expects that the net proceeds it receives from the issuance of any issued Entergy exchangeable debt will be used to reduce outstanding Entergy or Utility Operating Company debt and to redeem the Utility Operating Companies’ outstanding preferred equity interests.

Working Capital Facility

At the request of ITC, Entergy will use its reasonable best efforts to cause TransCo to arrange a working capital revolving credit facility in a principal amount mutually determined by ITC and Entergy. TransCo will not draw down on the working capital facility without the consent of ITC.

TransCo Subs Financing

Entergy will use its reasonable best efforts to cause the TransCo Subs to arrange a 366-day bridge facility, referred to as the TransCo Subs Financing, based on a targeted capital structure for each TransCo Sub of 40% debt and 60% equity (provided that if the desired private letter ruling from the Internal Revenue Service with respect to the financings cannot be obtained without adjusting the principal amount of the TransCo Subs Financing, then the parties will have the right to increase or decrease the principal amount of the TransCo Subs

Financing to an amount equal to the aggregate tax basis of the transmission assets). It is expected that the after the merger the TransCo Subs will issue first mortgage bonds to refinance the bridge facility. Assuming the desired private letter ruling from the Internal Revenue Service with respect to the financings is obtained, the aggregate amount of the TransCo Subs Financing is expected to be $1.2 billion. Simultaneously with or immediately after the TransCo Subs Financing, each Utility Operating Company will transfer its respective transmission assets and liabilities to its respective TransCo Sub and, as part of the consideration for such transfer, each Utility Operating Company will receive the net proceeds of the respective TransCo Sub Financing. Neither TransCo nor any of the TransCo Subs will retain any proceeds from the TransCo Subs Financing. Entergy expects that the proceeds it receives from each TransCo Sub in the Utility Operating Company contribution will be used to reduce outstanding Utility Operating Company debt.

TransCo Maximum Principal Amount

The separation agreement provides that the aggregate principal amount to be incurred in the TransCo debt securities issuance by TransCo and the TransCo Subs Financing by all TransCo Subs will be equal to $1.775 billion, as may be adjusted pursuant to the merger agreement.

Summary

It is expected that immediately prior to the merger with ITC, TransCo will have approximately $575 million of unsecured debt outstanding (i.e., the TransCo debt securities) and the TransCo Subs will have approximately $1.2 billion of debt outstanding (i.e., the TransCo Subs Financing). Neither TransCo nor any of the TransCo Subs will retain any net proceeds from the TransCo debt securities or the TransCo Subs Financing. Entergy will use the net proceeds from the financings, plus approximately $100 million from general corporate sources, to redeem approximately $300 million of the Utility Operating Companies’ outstanding preferred equity interests and to repay approximately $1.577 billion of historic debt of Entergy or of the Utility Operating Companies.

ITC Recapitalization

Prior to the merger, ITC may, in its sole discretion, elect to (i) declare a one-time special dividend payable to pre-merger ITC shareholders, (ii) effect a share repurchase of ITC common stock, or (iii) undertake a combination of a one-time special dividend and share repurchase of ITC common stock. The aggregate amount payable to ITC shareholders in connection with a one-time special dividend or share repurchase or a combination of both will not exceed $700 million. Such transactions are expected to be funded by debt securities issued by ITC prior to the merger. The decision regarding the form of the recapitalization remains in the sole discretion of the ITC board of directors and will be made closer to the closing of the merger.

Existing ITC Debt

Immediately following completion of the merger, ITC’s debt financing arrangements existing immediately prior to the closing of the merger will remain in place (subject to any permitted refinancing or repayment thereof by ITC). For information on ITC’s existing debt see ITC’s Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, for the year ended December 31, 2011 incorporated by reference into this proxy statement/prospectus. After giving effect to the merger and incurrence of debt related thereto, ITC would have had total outstanding consolidated debt on its balance sheet of approximately $5.6 billion as of September 30, 2012.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement (as amended by Amendment No. 1 to the merger agreement). This summary is qualified in its entirety by the merger agreement and Amendment No. 1 to the merger agreement, each of which is incorporated by reference and included in this proxy statement/prospectus as Annex A. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement (as amended by Amendment No. 1 to the merger agreement) and not by this summary or any other information included in this proxy statement/prospectus. You are urged to read the merger agreement (as amended by Amendment No. 1 to the merger agreement) carefully and in its entirety. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and (i) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk of one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not necessarily reflected in the merger agreement; (iii) may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and (iv) were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. ITC acknowledges that, notwithstanding the inclusion of the foregoing general disclaimer, it is responsible for considering whether additional public disclosure of material information regarding material contractual provisions are required to make statements in this proxy statement/prospectus not misleading. Additional information about ITC, TransCo or Entergy’s Transmission Business can be found elsewhere in this proxy statement/prospectus. See also “Where You Can Find More Information; Incorporation By Reference.”

Initial Issuance of TransCo Common Units

In partial consideration for the assets of Entergy’s Transmission Business transferred from Entergy to TransCo, as further described in “The Separation Agreement,” TransCo will issue and deliver to Entergy a number of TransCo common units equal to the sum of:

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the number obtained by (i) multiplying 1.0040080160326 by the number of ITC shares of common stock outstanding on a fully diluted basis as of the closing date of the merger, as estimated by ITC and Entergy on the estimation date, less (ii) the number of TransCo common units outstanding immediately prior to such calculation (which are estimated to be approximately 1,000); plus

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the number obtained by dividing the aggregate disqualified share number by 49.9% (provided that the number of TransCo common units issued will not exceed an amount that would reduce the transaction maximum principal amount by more than $100 million).

The number of TransCo common units to be issued to Entergy will not be less than that number which will be necessary for the Entergy shareholders (and, if applicable, the exchange trust) immediately prior to the merger to constitute the holders of at least 50.1% of the outstanding ITC common stock immediately following the merger.

The Distribution

The merger agreement provides that Entergy may elect, in its sole discretion, to effect the distribution in the form of either (i) a dividend of TransCo common units to Entergy shareholders on a pro rata basis, referred to as a spin-off, (ii) an offer by Entergy to exchange TransCo common units for currently outstanding shares of Entergy’s common stock, referred to as a split-off exchange offer, and, if Entergy continues to hold TransCo common units after the completion of such exchange offer, a subsequent pro rata dividend of the remaining TransCo common units effected immediately following the completion of the exchange offer, referred to as a clean-up spin-off or (iii) a combination of a spin-off and a split-off exchange offer. Entergy must advise ITC of the form of the distribution at least thirty (30) business days before the anticipated date of the closing.

ITC and Entergy are both entitled to delay the date of distribution for up to 20 calendar days, in consultation with its financial advisors, to take into account any then existing market conditions and the ability to market the ITC financing and/or the financings.

ITC Recapitalization

Prior to the merger, ITC may, in its sole discretion, elect to (i) declare a one-time special dividend to the ITC shareholders, (ii) effect a repurchase of ITC common stock from the ITC shareholders or (iii) undertake a combination of a one-time special dividend and a share repurchase, in each case up to an aggregate amount of $700 million. In the event the ITC recapitalization includes a one-time special dividend to the ITC shareholders, ITC shall take all action necessary to prohibit ITC’s Dividend Reinvestment Plan from reinvesting, on behalf of any participants, the proceeds of any such one-time special dividend in ITC common stock, through purchase or otherwise, after the closing of the merger.

The Merger

Pursuant to the merger agreement and in accordance with Delaware law, immediately following the distribution, Merger Sub will merge with and into TransCo. As a result of the merger, the separate corporate existence of Merger Sub will cease and TransCo will continue as the surviving entity and will be a wholly owned direct subsidiary of ITC.

At the time of the merger, the TransCo common units distributed in connection with the distribution will automatically convert into the right to receive ITC common stock on a one-for-one basis and a right to receive cash in lieu of any fractional shares of ITC common stock.

TransCo’s certificate of formation as in effect immediately prior to the merger will be the certificate of formation of the surviving entity immediately following the merger and Merger Sub’s limited liability company agreement as in effect immediately prior to the merger will be the limited liability company agreement of the surviving entity immediately following the merger.

The Closing and the Effective Time

The closing of the merger will take place on the fifth business day following the satisfaction or waiver of the conditions specified in the merger agreement, as described under “—Conditions to the Merger”, unless otherwise agreed to by ITC and Entergy.

The merger will become effective at the time of filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as the parties may agree, referred to as the effective time of the merger.

The Merger Consideration

The merger agreement provides that each TransCo common unit issued and outstanding immediately before the effective time of the merger, with the exception of any TransCo common units owned by ITC, Merger Sub or TransCo will automatically convert at the effective time of the merger into the right to receive one fully paid and nonassessable share of ITC common stock. Any TransCo common unit that is owned, directly or indirectly, by ITC or Merger Sub or held by TransCo, immediately prior to the effective time of the merger, will be automatically cancelled at the effective time of the merger.

Distribution of Merger Consideration; Treatment of Fractional Shares

Prior to or at the effective time of the merger, ITC will deposit with the exchange agent evidence in book entry form representing the shares of ITC common stock for the benefit of the Entergy shareholders entitled to receive TransCo common units in the distribution. Each Entergy shareholder will be entitled to receive the number of whole shares of ITC common stock (in lieu of the TransCo common units otherwise distributable to that shareholder) that the shareholder has the right to receive pursuant to the merger agreement. Shortly following the merger, subject to receipt of letters of transmittal, the exchange agent will distribute these shares of ITC common stock to those persons. No fractional shares of ITC common stock will be issued in the merger to holders of fractional TransCo common units. Instead, within 30 business days following the effective time of the merger, the exchange agent will aggregate all fractional shares of ITC common stock and sell them on behalf of those Entergy shareholders who otherwise would be entitled to receive a fractional share of ITC common stock. Those Entergy shareholders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales.

Board of Directors of ITC and Management Appointees Following the Merger

ITC has agreed to take all necessary corporate actions to cause, at the effective time of the merger, there to be at least two vacancies on the ITC board of directors. Such vacancies will be filled immediately upon the completion of the merger with two directors nominated by ITC’s nominating/corporate governance committee. Prior to closing, the nominating/corporate governance committee will engage an executive search firm to assist in identifying the two candidates and Entergy will be entitled to offer to the nominating/corporate governance committee suggestions on candidates to fill the two vacancies. Among other qualifications, nominees are expected to have transmission industry knowledge and familiarity with the region in which Entergy operates. Any decision with respect to Entergy’s candidates will be made solely by ITC’s nominating/corporate governance committee. Any candidate must both (i) qualify as an independent director for purposes of the rules of the NYSE, Rule 10A-3 of the Exchange Act, and FERC independence requirements and (ii) possess a knowledge and understanding of the transmission industry or electric utility industry and the service territory of the Entergy’s Transmission Business.

The merger agreement also provides that ITC and TransCo will take all necessary action to appoint certain specified individuals to management positions at ITC or TransCo as of the effective time of the merger.

Post-Merger Operations

For three years from the effective time of the merger:

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TransCo will have a regional headquarters in Jackson, Mississippi, as well as a regional presence for the TransCo Subs within the five-state region in which Entergy’s Transmission Business principally operates; and

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ITC intends to provide charitable contributions and other community support within the communities in which Entergy’s Transmission Business operates, at a level comparable in the aggregate to the levels currently provided by ITC in its other service territories.

Dissenters’ Rights

In accordance with Sections 754 and 762 of the MBCA, any ITC shareholder who objects to the merger and complies with the provisions of the MBCA concerning the rights of ITC shareholders to dissent from the merger and require appraisal of its shares of ITC common stock and has not effectively withdrawn or lost such right as of the effective time will be entitled to such rights as are granted by the MBCA. Any payments made with respect to such dissenting shares will be made by or on behalf of ITC. If any such dissenting shareholder, at any time prior to payment for such dissenting shares, effectively withdraws or loses (through failure to perfect or otherwise) the right to payment as such dissenting shareholder, such holder will forfeit such holder’s rights as such dissenting shareholder and continue to hold the shares of ITC common stock as such holder held such shares immediately prior to the effective time of the merger. Each such dissenting shareholder who becomes entitled to payment for any such dissenting shares pursuant to the MBCA will, after such payment is made, cease to be a holder of ITC common stock for all purposes under the MBCA.

To exercise dissenters’ rights, an ITC shareholder must not vote in favor of the merger and must strictly comply with all of the procedures required under Sections 761 through 774 of the MBCA.

A copy of Sections 761 through 774 of the MBCA relating to dissenters’ rights is included as Annex F to this proxy statement/prospectus.

Exchange Trust

Entergy may elect, by written notice to ITC delivered at least 30 business days prior to the closing, to retain up to that number of TransCo common units that would convert in the merger to up to 4.9999% of the total number of shares of ITC common stock outstanding immediately following the consummation of the merger, which TransCo common units will convert to shares of ITC common stock at the closing of the merger. At the closing, such shares will be contributed by Entergy to a Delaware trust or other mutually agreed upon arrangement. Entergy will not control the trust or the shares held by it, other than the right to cause the shares to be distributed through an exchange offer for outstanding shares of Entergy common stock within six months after the closing; provided, however, if at the end of such period no exchange offer has been effectuated in which all such shares has been distributed to the shareholders of Entergy, the shares will be distributed pro rata to the shareholders of Entergy. Such shares may not be otherwise transferred and the trustee will vote the shares in the same proportion as all voting securities of ITC that actually vote on a matter are voted. Entergy will be deemed not to have elected to retain the TransCo common units, if (i) after discussions with FERC and each party’s legal advisors, a reasonable determination is made by either party that it would reasonably be expected to result in a determination that any of ITC and its affiliates will not be deemed independent by FERC, (ii) FERC does not expressly approve the transactions contemplated by the foregoing or (iii) Entergy is unable to obtain a ruling from the IRS that the implementation of the trust will not affect the distribution being a wholly tax-free exchange, it would otherwise be inconsistent with the IRS rulings to be requested by Entergy regarding the tax-free treatment of certain aspects of the transactions or unreasonably delay its receipt, or cause the tax opinion from counsel to be obtained by Entergy regarding the tax-free nature of the transactions not to be delivered.

Representations and Warranties

The merger agreement contains substantially reciprocal representations and warranties that Entergy made to ITC, on the one hand, and ITC made to Entergy, on the other hand, as of specific dates. The assertions embodied in those representations and warranties were made solely for the benefit of the other parties to the merger agreement and are qualified by certain sections of the materials filed with the SEC by ITC or Entergy, as applicable, after January 1, 2009 and prior to the date of the merger agreement and by information in confidential disclosure letters that each of ITC and Entergy provided in connection with signing the merger agreement. The confidential disclosure letters contain information that modifies, qualifies or creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, many of those representations and warranties may not be accurate or complete as of any specified date and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders. The representations and warranties were used for the purpose of allocating risk between Entergy and ITC rather than establishing matters of fact. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. ITC acknowledges that, notwithstanding the inclusion of the foregoing general disclaimer, it is responsible for considering whether additional public disclosure of material information regarding material contractual provisions is required to make statements in this proxy statement/prospectus not misleading. Additional information about ITC, TransCo or

Entergy’s Transmission Business can be found elsewhere in this proxy statement/prospectus. See the section titled “Where You Can Find More Information; Incorporation By Reference.”

With certain limited exceptions, the representations and warranties contained in the merger agreement will not survive the closing of the merger or a termination of the merger agreement.

Each of ITC and Entergy has made various representations and warranties to the other party in the merger agreement regarding, among other things:

•	due organization, good standing and corporate power;

•	authority to enter into and perform the merger agreement and the other transaction agreements;

•	capital structure/capitalization and rights with respect to equity interests;

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absence of conflicts with or violations of organizational documents, laws, contracts or permits as a result of the execution and delivery of the merger agreement and other transaction agreements or the completion of the transactions contemplated thereby;

•	required regulatory filings and consents and approvals of governmental entities;

•	financial information;

•	disclosure controls and procedures and internal control over financial reporting;

•	conduct of business in the ordinary course and the absence of certain changes that would result in a material adverse effect, as described below, on the party making the representation;

•	accuracy of information supplied for use in this proxy statement/prospectus and other filings made with the SEC or any other governmental authorities in connection with the transactions;

•	absence of litigation;

•	compliance with laws and possession of and compliance with permits;

•	material contracts, including validity and compliance with material contracts;

•	employee benefits and labor matters;

•	title to assets;

•	environmental matters;

•	tax matters;

•	regulatory matters (including regulatory proceedings and required reports);

•	intellectual property;

•	insurance;

•	the absence of undisclosed broker’s and finder’s fees; and

•	real property.

Entergy has also made certain representations and warranties to ITC relating to the sufficiency of the acquired transmission assets and transmission land rights.

ITC has also made representations and warranties to Entergy relating to filings with the SEC, the required vote of ITC shareholders to approve the merger proposals and the receipt of fairness opinions from ITC’s financial advisors in connection with the transactions.

Many representations and warranties in the merger agreement are subject to knowledge or materiality qualifications or are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect), and each party’s closing condition relating to the accuracy of representation and warranties is generally subject to a “material adverse effect” standard.

For the purposes of the merger agreement, a “material adverse effect,” referred to as either an ITC MAE with respect to ITC or a Transmission Business MAE with respect to Entergy’s Transmission Business, means: any event, change, effect, development, state of circumstance, condition or occurrence that is materially adverse to the assets, liabilities, business, financial condition or results of operations of ITC and its subsidiaries, as a whole, or Entergy’s Transmission Business, as the case may be, or the ability of a party to consummate the transactions. The determination of an ITC MAE or a Transmission Business MAE will not take into account any of the following events, changes, effects, developments, state of facts, circumstances, conditions or occurrences:

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generally affecting the economy or the financial, securities or commodities markets in the United States or elsewhere in the world, the industries in which the parties and their subsidiaries operate generally or in any specific jurisdiction or geographical area, except to the extent that ITC and its subsidiaries (taken as a whole) or Entergy’s Transmission Business (taken as a whole), as applicable, is disproportionately affected as compared to other participants in the electricity transmission industry;

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resulting from or arising out of any event, change or development resulting from or arising out of the international, national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, except to the extent that ITC and its subsidiaries (taken as a whole) or Entergy’s Transmission Business (taken as a whole), as applicable, is disproportionately affected as compared to other participants in the electricity transmission industry;

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resulting from or arising out of any event, change or development resulting from or arising out of in international, national, regional, state or local electric transmission or distribution systems or increases or decreases in planned spending with respect thereto, unless, with respect to ITC, to the extent resulting from a material reduction in authorized return of equity for ITC or any of its subsidiaries, and with respect to both Entergy and ITC, except to the extent that ITC and its subsidiaries (taken as a whole) or Entergy’s Transmission Business (taken as a whole), as applicable, is disproportionately affected as compared to other participants in the electricity transmission industry;

•	resulting from or arising out of the announcement or the existence of the merger agreement or the separation agreement or the consummation of the transactions;

•	resulting from or arising out of any action taken at the written request of the other party;

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resulting from or arising out of changes in GAAP or accounting standards or regulatory accounting requirements applicable to United States utility organizations generally or interpretations thereof after the date of the merger agreement, except to the extent that ITC and its subsidiaries (taken as a whole) or Entergy’s Transmission Business (taken as a whole), as applicable, is disproportionately affected as compared to other participants in the electricity transmission industry;

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resulting from or arising out of weather-related or other force majeure events or the outbreak of hostilities or acts of war or terrorism (other than physical damage rendering transmission assets to be transferred to TransCo physically unusable), except to the extent that ITC and its subsidiaries (taken as a whole) or Entergy’s Transmission Business (taken as a whole), as applicable, is disproportionately affected as compared to other participants in the electricity transmission industry;

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resulting from or arising out of failure to meet internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position or budgets (provided that the facts and circumstances underlying such failure may be taken into account); and

•	resulting from or arising out of any reduction in credit ratings to the extent attributable to the expected consummation of the transactions.

A Transmission Business MAE will be deemed to have occurred in the event that any applicable federal, state or local regulatory agencies or commissions takes any action indicating that upon the purchase and operation of Entergy’s Transmission Business, ITC or its affiliates (i) shall no longer be deemed independent by FERC or (ii) shall be subject to regulation by any state or local commission (other than to the extent any such regulation relates to customary electric transmission franchise or siting matters within the jurisdiction of such agency or commission).

Conduct of Entergy’s Transmission Business Pending the Closing

The merger agreement generally provides that, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, except as expressly provided for in the merger agreement, set forth in Entergy’s confidential disclosure letter or consented to in writing by ITC, Entergy and its subsidiaries are required to conduct Entergy’s Transmission Business in the ordinary course of business, consistent with past practice and good utility practice and use commercially reasonable efforts to (i) preserve intact their present business organizations, (ii) maintain in effect all existing transmission permits, (iii) maintain all material assets to be transferred in accordance with good utility practice, (iv) preserve relationships with governmental authorities, key employees to be included in the transfer, customers and suppliers and others having significant business dealings with them and (v) comply in all material respects with all applicable laws and transmission permits.

From the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, (a) neither Entergy nor any of its subsidiaries will take any action or cause any action to be taken that (i) could cause the transactions to fail to qualify for the intended tax-free treatment, (ii) would result in failure to obtain the IRS rulings or that could cause any of the information or representations made in the documents related to the IRS rulings or the tax opinion to be untrue and (b) neither Entergy nor any members of the Entergy group will be a party to any transaction (or arrangement, negotiations or discussions with bankers with respect to a public offering, in each case within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7 regarding a transaction or series of transactions) as a result of which ITC or TransCo would merge or consolidate with any person or any person would acquire any ITC or TransCo capital stock.

In addition, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, except as expressly provided in the merger agreement or other transaction agreements, set forth in Entergy’s confidential disclosure letter, required by law or with the prior written consent of ITC (which consent will not be unreasonably withheld, conditioned or delayed), Entergy:

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will not permit TransCo or any TransCo Sub to declare or pay any dividends or other distributions or enter into any agreement with respect to the voting of its capital stock or limited liability company membership interests or purchase or otherwise acquire any TransCo equity;

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will not, and will not permit any of its subsidiaries to, split, combine, reclassify, subdivide or take similar actions with respect to any TransCo equity or limited liability company membership interests of any TransCo Sub or issue or authorize or propose the issuance of any TransCo securities in respect of, in lieu of or in substitution for shares of the capital stock or limited liability company membership interests of TransCo or any TransCo Sub;

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will not, and will not permit any of its subsidiaries to, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, abandon, allow to lapse or encumber (or authorize any such action) any assets that are (or would otherwise be) transmission assets, including the capital stock of any subsidiaries, except for specified exceptions, including dispositions in amounts less than $10 million in the aggregate in any consecutive 12-month period;

•	except in connection with any transaction solely between TransCo and any TransCo Sub or between any TransCo Subs and except for other specified exceptions, will not, and will not permit any of its subsidiaries to, acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any assets that are (or would otherwise be) transmission assets, if (i) the amount exceeds $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period or (ii) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay or prevent the satisfaction of the closing conditions related to regulatory approvals;

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will not, and will not permit any of its subsidiaries to, redeem, repurchase, defease, cancel or otherwise acquire or incur any indebtedness, other than liabilities that would be excluded liabilities under the separation agreement and indebtedness pursuant to the financings;

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will not, and will not permit any of its subsidiaries to, adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TransCo or the TransCo Subs, or enter into a letter of intent or agreement in principle with respect to such action, other than the transactions;

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will not, and will not permit any of its subsidiaries to, with respect to the transmission assets or Entergy’s Transmission Business, (i) make any material change in its accounting or tax reporting principles, methods or policies, except as required by a change in GAAP or FERC accounting requirements, (ii) make, change or revoke any material tax election or method of accounting on which tax reporting is based, (iii) settle or compromise any material tax claim or tax liability, or enter into any material tax closing agreements, (iv) extend or waive the application of any statute of limitations regarding the assessment or collection of any material tax or (v) amend any material tax return, subject to specified qualifications;

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will not, and will not permit any of its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, FERC, SEC rule or policy or applicable law, except as necessary to produce the audited financial statements of Entergy’s Transmission Business to be delivered to ITC pursuant to the merger agreement;

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will not, and will not permit any of its subsidiaries to, adopt, amend or terminate any transmission benefit plans or increase the salaries, wage rates, target bonus opportunities or equity based compensation of, grant any severance or termination pay or equity based compensation to, or loan or advance any money or other property to TransCo employees, except for specified exceptions, including in the ordinary course of business consistent with past practice as applicable generally to Entergy group employees in the relevant jurisdictions;

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except as required by law or any collective bargaining agreement or obligation, will not, and will not permit any of its subsidiaries to, amend, modify, terminate, grant any waiver under or give any consent with respect to, or enter into any agreement to do so, material contracts relating to Entergy’s Transmission Business or enter into any contract that would be such a material contract, with the exception of any single contracts entered into by Entergy and its subsidiaries, in the ordinary course of business consistent with past practice and with a value not exceeding $10 million;

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will not, and will not permit any of its subsidiaries that are engaged in Entergy’s Transmission Business to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any governmental authorities in respect of the operations of Entergy’s Transmission Businesses (other than any settlements, which are governed as provided in the bullet point below), except (i) as required by law to obtain or renew transmission permits or agreements in the ordinary course of business consistent with past practice or (ii) as may be related to taxes that would not be a transmission liability;

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will not, and will not permit any of its subsidiaries to, pay, waive, release or settle any legal proceedings that would be a liability of Entergy’s Transmission Business or would restrict the operation of Entergy’s Transmission Business, in each case generally except for payments or settlements (i) that do not exceed $5 million individually and $25 million in the aggregate in any consecutive 12-month period, are paid in full by Entergy prior to the separation and only involve monetary damages or (ii) that have become due and payable prior to the date of the merger agreement (such exceptions do not apply to any proceedings related to the transactions);

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(a) will, and will cause its subsidiaries to, to the extent permitted by applicable law and on a reasonable basis, (i) discuss with ITC any material change in regulated transmission rates or charges, standards of service or regulatory accounting with respect to Entergy’s Transmission Business or (ii) consult with ITC prior to making any filing, or any amendment, or effecting any agreement, commitment, arrangement or consent with respect to such matters (other than filings to implement rate changes in accordance with existing formula rates or any formula rate that governs the recovery of transmission costs at retail) and (b) will not make, or permit any subsidiary to make, any filing to change its transmission rates on file with FERC or any other commission that would, individually or in the aggregate, reasonably be expected to have a Transmission Business MAE, except for discussions or consultation with respect to (i) entering into arrangements with customers in the ordinary course of business consistent with past practices, (ii) taking any actions concerning pass-through charges or transmission charges in accordance with existing formula rates or (iii) making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with respect to ordinary course changes in Entergy’s or its subsidiaries’ regulated transmission rates or charges, standards of service or regulatory accounting with respect to Entergy’s Transmission Business;

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will, and will cause its subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry and at substantially the same levels with respect to the transmission assets as in effect on the date of the merger agreement;

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will not, and will cause its subsidiaries not to, commit to any capital expenditure for which TransCo or any of its subsidiaries would be liable following the closing that is not specifically set forth in Entergy’s confidential disclosure letter or that together with any other capital expenditures so incurred is in excess of $100 million in the aggregate in any consecutive 12-month period, excluding expenditures required in connection with prudent emergency repairs required to avoid immediate material damage to any assets of Entergy’s Transmission Business;

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will, and will cause its subsidiaries to, use reasonable best efforts to make capital expenditures in accordance with the capital expenditures budget set forth in Entergy’s confidential disclosure letter;

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will not, and will not permit any of TransCo or the TransCo Subs to, amend or otherwise change its or their (as applicable) organizational documents, except as expressly required by the merger agreement or permitted under the separation agreement;

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will not, and will not permit any of its subsidiaries to, enter into or amend any contract or take any other action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions, including any contract or action inconsistent with the receipt of all necessary approvals from regulatory authorities to allow Entergy’s Transmission Business to become a member of an acceptable RTO, as defined below;

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will cause a certain system agreement of Entergy to be amended, and seek FERC approval of such amendment, so that such agreement does not apply to ITC and its affiliates or Entergy’s Transmission Businesses, does not direct transmission functions to be performed by Entergy employees or business units and otherwise does not conflict with the FERC independence provisions applicable to ITC and its affiliates, except that the system agreement, as amended, may retain such provisions as may be necessary to allocate costs among the Entergy subsidiaries in relation to Entergy’s Transmission Business; and

•	will not, and will not permit any of its subsidiaries to, commit or agree, in writing or otherwise, to take any of the foregoing actions.

Entergy also agrees that, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, Entergy will use reasonable best efforts to take all actions necessary to obtain any necessary regulatory approvals to effect, prior to the closing, the migration of Entergy’s Transmission Business to a regional transmission organization that satisfies specified criteria set forth in Entergy’s confidential disclosure letter, referred to as an acceptable RTO, and to keep ITC informed of the status of such migration, including any material communications with any governmental authority. Entergy will consult with ITC with respect to any proposal, condition or limitation that arises in such proceedings that could reasonably be expected to have a material and adverse financial or operational impact on TransCo or its subsidiaries or ITC and any of its other affiliates after the closing which impact was not expressly contemplated in Entergy’s confidential disclosure letter and will not take any such action without ITC’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). If ITC does not grant such consent and Entergy determines it is necessary or appropriate to take such action, the parties will negotiate for a period of 30 calendar days to reach a mutually agreeable resolution. If no such resolution is obtained, Entergy may take such action and ITC’s only recourse will be to terminate the merger agreement.

Conduct of ITC Pending the Closing

The merger agreement generally provides that, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, except as expressly provided for in the merger agreement, set forth in ITC’s confidential disclosure letter or consented to in writing by Entergy, ITC and its subsidiaries are required to conduct its operations in the ordinary course of business, consistent with past practice and good utility practice and will use commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect existing permits, to maintain rights and franchises, to maintain all material assets, to preserve their relationships with governmental authorities, key employees, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all applicable laws and permits.

From the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, (a) neither ITC nor any of its subsidiaries will take any action or cause any action to be taken that could cause the transactions to fail to qualify for the intended tax-free treatment, (b) neither ITC nor any of its affiliates will be a party to any transaction (or arrangement, negotiations or discussions with bankers with respect to a public offering, in each case within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7 regarding a transaction or series of transactions) as a result of which ITC or TransCo would merge or consolidate with any person or any person would acquire ITC or TransCo capital stock and (c) neither ITC nor any of its subsidiaries will acquire or own, directly or indirectly, any Entergy common stock.

In addition, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, except as expressly provided in the merger agreement or other transaction agreements, set forth in ITC’s confidential disclosure letter, required by law, or with the prior written consent of Entergy (which consent will not be unreasonably withheld, conditioned or delayed), ITC:

•	will not amend or otherwise change its organizational documents, except as expressly contemplated by the merger agreement;

•

will not declare or pay any dividends or other distributions, other than (i) quarterly cash dividends not to exceed the amounts set forth in ITC’s confidential disclosure letter, declared and paid in the ordinary course and consistent with past practice, (ii) dividends payable by a wholly owned subsidiary of ITC to ITC or another wholly owned subsidiary and (iii) a one-time special dividend in accordance with the merger agreement;

•	will not enter any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any ITC equity interests (other than in connection with a share repurchase in accordance with the merger agreement, ITC’s dividend reinvestment plan, or repurchases required under ITC’s articles of incorporation with respect to certain market participants);

•

will not, and will not permit any of its subsidiaries to, split, combine, reclassify, subdivide or take similar actions with respect to any ITC equity interests or issue or authorize or propose the issuance of any shares of ITC securities in respect of, in lieu of or in substitution for shares of the capital stock of ITC or any of its subsidiaries, other than specified exceptions, including in connection with the exercise of currently outstanding stock options and equity awards under existing ITC benefit plans or other grants of stock options and equity awards under existing such plans made in the ordinary course consistent with past practice;

•

will not, and will not permit any of its subsidiaries to, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, abandon, allow to lapse or encumber (or authorize any such action) any assets, including the capital stock of any subsidiaries, except for specified exceptions, including dispositions in amounts less than $50 million in the aggregate in any consecutive 12-month period;

•

except in connection with any transaction solely between ITC and any ITC subsidiaries or between any ITC subsidiaries and except for other specified exceptions, will not, and will not permit any of its subsidiaries to, acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any assets, if (i) the amount exceeds $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period or (ii) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay or prevent the satisfaction of the closing conditions related to regulatory approvals;

•

will not, and will not permit any of its subsidiaries to, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness, other than for specified exceptions, including indebtedness repaid or incurred in the ordinary course of business consistent with past practice and indebtedness incurred in connection with the financings;

•

will not, with respect to ITC, adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ITC or enter into a letter of intent or agreement in principle with respect to such action, other than the transactions;

•

will not, and will not permit any of its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, FERC, SEC rule or policy or applicable law;

•

will not, and will not permit any of its subsidiaries to, adopt, amend or terminate any ITC benefit plan or increase the salaries, wage rates, target bonus opportunities or equity based compensation of any of its directors, officers or employees, except for specified exceptions, including as applicable generally to ITC directors, officers or employees in the relevant jurisdictions;

•

except as required by law or any collective bargaining agreement or obligation and for other specified exceptions, will not, and will not permit any of its subsidiaries to, amend, modify, terminate, grant any waiver under or give any consent with respect to, or enter into any agreement to do so, material contracts of ITC or enter into any contract that would be such a material contract, with the exception of any single contracts entered into by ITC and its subsidiaries, in the ordinary course of business consistent with past practice and with a value not exceeding $10 million;

•

will not, and will not permit any of its subsidiaries to, pay, waive, release or settle any material legal proceedings, other than payments or settlements (i) that do not exceed $5 million individually and $25 million in the aggregate in any consecutive 12-month period, (ii) that have become due and payable prior to the date of the merger agreement, or (iii) in connection with regulatory proceedings before any governmental authorities (such exceptions do not apply to any proceedings related to the transactions);

•

will not, and will not permit any of its subsidiaries to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any governmental authorities in respect of the operations of their businesses (other than any settlements, which are governed as provided in the bullet point above), except as required by law to obtain or renew permits or agreements in the ordinary course of business consistent with past practice;

•

(a) will, and will cause its subsidiaries to, to the extent permitted by applicable law and on a reasonable basis, (i) discuss with Entergy any material change in regulated transmission rates or charges, standards of service or regulatory accounting or (ii) consult with Entergy prior to making any material filing, or any amendment thereto, with FERC, or effecting any agreement, commitment, arrangement or consent with respect thereto (other than filings to implement rate changes in accordance with existing formula rates) and (b) will not, and not permit any subsidiary to, make any filing to change its transmission rates on file with FERC or any other commission that would, individually or in the aggregate, reasonably be expected to have an ITC MAE, except for such provisions that do not require ITC or any of its subsidiaries to consult or discuss with Entergy prior to (i) entering into arrangements with customers in the ordinary course of business consistent with past practices, (ii) taking any actions concerning pass-through charges or transmission charges in accordance with existing formula rates or (iii) making any filing, or any amendment, or effecting any agreement, commitment, arrangement or consent with respect to ordinary course changes in ITC’s or its subsidiaries’ regulated transmission rates or charges, standards of service or regulatory accounting;

•

will, and will cause its subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry and at substantially the same levels as in effect on the date of the merger agreement;

•

will not, and will not permit any of its subsidiaries to, enter into or amend any contract or take any other action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions; and

•	will not, and will not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Antitrust Matters

The merger agreement generally provides that Entergy and ITC will file all required notifications under the HSR Act with the FTC and the DOJ. The parties expect to make such filings no later than December 31, 2012. Each party has agreed, subject to certain limitations, to use its reasonable best efforts to obtain early termination of any waiting period under the HSR Act and supply each other, the FTC and the DOJ with any information reasonably required in connection with such filings.

Efforts to Close

Subject to the terms of the separation agreement, the merger agreement generally provides that Entergy and ITC will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to carry out the intent and purpose of the merger agreement and to consummate the transactions, including using reasonable best efforts to file any applications, notices, registrations, filings, reports, petitions and other documents required to be filed with any governmental authority necessary or advisable to consummate the transactions, obtain each required approval, consent, ratification, permission and waiver of authorization from governmental authorities and parties to any material contractual obligations, cooperate with and provide notice to each other and lift any restraint, injunction or other legal bar to the transactions.

Reasonable best efforts in connection with seeking regulatory approval will not require:

•

Entergy or any of its subsidiaries to accept any term or condition of any regulatory approval that, individually or in the aggregate, would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of TransCo and its subsidiaries or the Utility Operating Companies, referred to as an Entergy burdensome condition. For purposes of determining whether an Entergy burdensome condition exists, the Utility Operating Companies will be considered to be a consolidated group of entities the size and scale of TransCo and its subsidiaries;

•

ITC or any of its subsidiaries to accept any term or condition of any regulatory approval that would reasonably be expected to (i) with respect to state regulatory approvals, have a material and adverse impact (for purposes of determining any such material and adverse impact, any impact on ITC and its subsidiaries will be deemed to be an impact on TransCo and its subsidiaries) on the value, financial condition or credit quality of TransCo and its subsidiaries, taken as a whole, relative to the value, financial condition or credit quality of TransCo and its subsidiaries, taken as a whole, if no such terms to the regulatory approvals were agreed, accepted, imposed or ordered or (ii) with respect to FERC approvals, result in a return on equity, target capital structure, formula rate structure and other rate elements for TransCo and the TransCo Subs that, when taken as a whole, would be materially less favorable to TransCo and its subsidiaries than those requested in the applications filed seeking such approval; or

•

ITC or any of its subsidiaries to accept any term or condition of any regulatory approval that would reasonably be expected to result in a determination that ITC or any of its affiliates will not be deemed independent by FERC or will be subject to regulation by any state or local agency or commission (other than to the extent any such regulation relates to customary electric transmission facility franchise or siting matters within the jurisdiction of such agency or commission), in combination with the bullet above, each referred to as an ITC burdensome condition.

In addition, the merger agreement provides that (i) ITC and its subsidiaries will not, without Entergy’s prior written consent, agree with any governmental entity or other person to any term or condition to any regulatory approval that would adversely impact Entergy or any of its subsidiaries after the closing of the merger and (ii) Entergy and its subsidiaries will not, without ITC’s prior written consent, agree with any governmental entity or other person to any term or condition to any regulatory approval that would adversely impact ITC or any of its subsidiaries (including TransCo and the TransCo Subs) after the closing of the merger.

Any costs incurred to comply with the terms and conditions of regulatory approvals, which are not sufficiently significant enough to result in an Entergy burdensome condition or an ITC burdensome condition, will be shared equally by the Entergy and its affiliates and ITC and its affiliates.

The merger agreement also generally provides that, subject to the terms of the separation agreement, Entergy, TransCo and ITC will, and will cause their subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the ITC financing and the financings and use their respective commercially reasonable efforts to cause their representatives to cooperate in connection with such financings.

Shareholders Meeting

ITC has agreed, as promptly as practicable following Entergy’s delivery of audited financial statements with respect to Entergy’s Transmission Business and SEC’s confirmation that it has no further comments regarding this proxy statement/prospectus, to establish a record date for, duly call, give notice of, convene and hold a special meeting of the ITC shareholders for the purpose of voting to authorize the merger proposals described in this proxy statement/prospectus. Subject to certain exceptions described in this proxy statement/prospectus, the ITC board of directors will recommend that ITC’s shareholders approve the merger proposals, referred to as the ITC recommendation.

No Solicitation by ITC and Change of ITC Board of Directors Recommendation

The merger agreement contains detailed provisions restricting ITC’s ability to seek an alternative transaction. ITC agrees that ITC and its subsidiaries and their respective officers, directors and employees will not, and ITC will use its reasonably best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission or announcement of any ITC takeover proposal (as defined below);

•	furnish any nonpublic information regarding ITC or any of its subsidiaries to any person (other than Entergy) in connection with or in response to an ITC takeover proposal;

•	engage or participate in any discussions or negotiations with any person (other than Entergy) with respect to any ITC takeover proposal;

•	approve, endorse or recommend any ITC takeover proposal; or

•	enter into any letter of intent, agreement in principle or other agreement providing for any ITC takeover transaction, as defined below.

The merger agreement does not prevent ITC or ITC’s board of directors from, prior to the receipt of the ITC shareholder approval of the merger proposals, providing nonpublic information pursuant to a confidentiality agreement or participating in discussions or negotiations with any person in response to an unsolicited, bona fide written ITC takeover proposal that the ITC board of directors concludes in good faith, after consultation with its financial advisors, constitutes or is reasonably likely to lead to an ITC superior proposal, as defined below. However, ITC or ITC’s board of directors may take such action only if:

•

the ITC board of directors concludes in good faith, after consulting with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the exercise by the board of its duties under applicable laws;

•	such ITC takeover proposal did not result from a material breach of the non-solicitation covenant described in this section; and

•

ITC gives Entergy prompt notice, no later than 24 hours after its receipt of any ITC takeover proposal, or any first request for nonpublic information in connection with an ITC takeover proposal, and keeps Entergy informed in all material respects on a prompt basis with respect to any change to the status or material terms of any such ITC takeover proposal (and in no event later than 24 hours following any such change).

In addition, prior to the receipt of the ITC shareholder approval of the merger proposals, ITC may take and disclose to the ITC shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to any ITC takeover proposal.

An “ITC takeover proposal” means any bona fide offer, inquiry, proposal or indication of interest received from a third party relating to any ITC takeover transaction.

An “ITC takeover transaction” means any transaction or series of related transactions involving:

•

any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving ITC other than the transactions contemplated by the merger agreement and the other transaction agreements;

•

any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or “group” (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of any class of equity securities of ITC;

•	any direct or indirect acquisition of any businesses or of assets that constitute 15% or more of the consolidated net revenues, net income or assets of ITC and its subsidiaries, taken as a whole; or

•	any liquidation or dissolution of ITC or any of its subsidiaries.

An “ITC superior proposal” means an ITC takeover proposal to acquire at least a majority of the outstanding equity securities or assets of ITC on terms that the ITC board of directors determines, in good faith, after consultation with ITC’s outside legal counsel and ITC’s financial advisor, is more favorable, from a financial point of view, to ITC shareholders than the transactions contemplated by the merger agreement and the other transaction agreements (including any proposed modifications to such transactions committed to in writing by Entergy) and reasonably likely to be consummated, taking into account all factors deemed relevant by the ITC board of directors.

The merger agreement also generally provides that the ITC board of directors or any of its committees will not take the following actions, each referred to as an ITC change of recommendation:

•

withhold, withdraw, qualify or modify, or resolve to or publicly propose to withhold, withdraw, qualify or modify the ITC recommendation to vote for the merger proposals in a manner adverse to Entergy;

•

make public statements in connection with the special meeting of ITC shareholders or the merger agreement, the other transaction agreements or the transactions that are inconsistent with the ITC recommendation to vote for the merger proposals;

•	approve, adopt or recommend any ITC takeover proposal; or

•	fail to reaffirm or re-publish the ITC recommendation to vote for the merger proposals within 10 business days of a request by Entergy to take such action.

The ITC board of directors and the ITC committees are also restricted from approving, adopting or recommending (or publicly proposing to do so) a merger agreement, letter of intent, asset purchase agreement, option agreement or other similar contract (other than a confidentiality agreement entered into with respect to an ITC takeover proposal) or any tender offer in connection with any ITC takeover proposal.

Notwithstanding the foregoing restrictions, the ITC board of directors may at any time prior to the receipt of the ITC shareholder approval of the merger proposals make an ITC change of recommendation and terminate the merger agreement, pursuant to the terms of the merger agreement, if:

•	an ITC takeover proposal is made by a third party, and such offer is not withdrawn;

•	the ITC board of directors determines in good faith after consultation with its financial advisors that such offer constitutes an ITC superior proposal;

•

the ITC board of directors determines, following consultation with outside legal counsel, that the failure to make an ITC change of recommendation or to terminate the merger agreement would be reasonably likely to be inconsistent with the exercise of its duties under applicable laws; and

•

the ITC board of directors provides Entergy with five business days prior written notice of its intent to make an ITC change of recommendation and, if requested by Entergy, negotiates in good faith with Entergy during such five business day period regarding revisions to the merger agreement proposed by Entergy.

No Solicitation by Entergy

The merger agreement generally provides that Entergy and its subsidiaries and their respective officers, directors and employees will not, and Entergy will use its reasonably best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries, proposals or offers from any person relating to,

•	furnish any nonpublic information to any person (other than ITC) regarding,

•	engage or participate in any discussions or negotiations with any person (other than ITC) with respect to,

•	approve, endorse or recommend any action relating to, or

•	enter into any letter of intent, agreement in principle or other agreement providing for,

in each case, any purchase, transfer or other disposition of all or any part of Entergy’s Transmission Business, any merger, consolidation, business combination, acquisition, recapitalization, liquidation, dissolution, or similar transaction involving Entergy’s Transmission Business, or the sale of all or any part of the assets of the Entergy’s Transmission Business (other than assets sold by Entergy in accordance with the provisions described above in “—Conduct of Entergy’s Transmission Business Pending the Closing.”)

Stock Exchange Listing

ITC will use its reasonable best efforts to cause the shares of ITC common stock to be issued in connection with the merger to be listed on the NYSE as of the effective time of the merger.

Non-Opposition

After the rate construct is initially set in the FERC approval of the transactions, and for a period of five years after the closing date, Entergy agrees that it will not (and will cause its affiliates not to), oppose, contest, challenge or file any complaint before FERC or the state regulatory commissions approving the transactions regarding, or take (publicly or otherwise) any position with any third person adverse to, such rate construct, unless (i) required by a governmental authority pursuant to applicable law, (ii) unanimously directed by the Entergy Regional State Committee or (iii) requested in writing by an act of the commissioners of any state regulatory commission that regulates Entergy’s subsidiaries as a public utility.

The merger agreement also provides that after the rate construct is initially set in the FERC approval of the transactions, and for a period of five years after the closing date, Entergy will not (and will cause its affiliates not to) publicly oppose, contest or challenge, with any third person, the plan of TransCo or ITC, approved by the acceptable RTO of which Entergy’s Transmission Business will become a member, for anticipated capital expenditures that are included in the capital expenditure plan as described in the ITC confidential disclosure letter (unless TransCo or ITC departs from such plan in any material respect), and recovery thereon, through such rate construct, unless and to the extent (i) required by a governmental authority pursuant to applicable law, (ii) such plan is opposed by all of the members of the Entergy Regional State Committee or (iii) requested in writing by an act of the commissioners of any state regulatory commission that regulates Entergy’s subsidiaries as a public utility.

ITC Guarantee

In the merger agreement, ITC has guaranteed to Entergy the payment and performance obligations of TransCo or its subsidiaries under the separation agreement and the ancillary agreements following the effective time of the merger.

Alternative Transaction Structure

ITC and Entergy may mutually agree that an alternative transaction structure is preferable with respect to certain aspects of the transactions described in this proxy statement/prospectus. Upon such agreement, ITC and Entergy will work together in good faith to negotiate a definitive transaction agreement that reflects such mutually agreed alternative structure. In addition, in the event that any particular state regulatory approval is not obtained (or not obtainable on terms and conditions acceptable to ITC and Entergy as contemplated by the merger agreement), ITC and Entergy agree to reasonably cooperate in good faith in the consideration and implementation of alternative structures.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants with certain exceptions specified in the merger agreement relating to:

•	public announcements regarding the transactions;

•	access to the other party’s books and record;

•	cooperation among the parties relating to SEC filings; and

•

submission by Entergy of a request for IRS rulings regarding the tax-free nature of certain aspects of the transactions and Entergy and TransCo using reasonable best efforts to obtain such IRS rulings and a tax opinion from counsel regarding the tax-free nature of the transactions.

Conditions to the Merger

The obligations of each of the parties to effect the closing of the merger are subject to the satisfaction or waiver of a number of conditions, including those described below. Each of the conditions is for the sole benefit of the relevant party and does not give rise to or create any duty on the part of either party to waive or not waive any such condition.

Mutual Conditions. The obligations of Entergy, TransCo, Merger Sub and ITC to effect the merger are subject to the satisfaction (or waiver by all parties) of the following conditions:

•	the absence of any temporary restraining orders or injunctions that would prevent the consummation of the merger or the transactions;

•	the occurrence of the transfer of Entergy’s Transmission Business to TransCo and the distribution in accordance with the terms of the separation agreement;

•	the approval of the merger proposals by ITC shareholders at the special meeting;

•	the authorization for listing on the NYSE of the ITC common stock to be issued pursuant to the merger agreement;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is part and any registration statements filed by TransCo, as applicable;

•	the expiration of any offer period or notice period related to a split-off exchange offer or spin-off, as the case may be;

•	the absence of any temporary restraining order, injunction or other order issued in connection with any of the required regulatory approvals that would impose an ITC burdensome condition;

•	the receipt by Entergy of all necessary approvals from state and federal regulatory authorities to allow Entergy’s Transmission Business to become a member of an acceptable RTO; and

•	the completion of the financings pursuant to the separation agreement.

ITC Conditions. The obligation of each of ITC and Merger Sub to effect the merger is further subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of ITC and Merger Sub and may be waived by ITC):

•

performance by Entergy and TransCo, in all material respects, of their respective obligations and compliance with all covenants required by the merger agreement and the other transaction agreements to be performed on or before the closing;

•	the accuracy of Entergy’s representations and warranties set forth in the merger agreement, generally both when made and at the time of the closing, subject to certain specified materiality standards;

•	the absence of any Transmission Business MAE having occurred from the date of the merger agreement through the closing date;

•	Entergy will have delivered to ITC an officer’s certificate to the effect that each of the conditions set forth in the three bullet points immediately above are satisfied;

•	the receipt of a written tax opinion from Simpson Thacher & Bartlett LLP, stating that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	the receipt of the IRS rulings, requested by Entergy, regarding the tax-free treatment of certain aspects of the transactions;

•

the absence of any changes in, revocation of, or amendment to the IRS rulings or change in law that, in the reasonable judgment of ITC, has a materially adverse impact on ITC or TransCo, and the tax opinion from counsel to be obtained by Entergy regarding the tax-free nature of certain aspects of the transactions being in form and substance reasonably acceptable to ITC;

•

the receipt of the required regulatory approvals, including approval of FERC, the Arkansas Public Service Commission, the Louisiana Public Service Commission, the Mississippi Public Service Commission, the Missouri Public Service Commission, the Public Utility Commission of Texas and the Council for the City of New Orleans, as well as the expiration of the applicable waiting period under the HSR Act, and such approvals will have become final orders which do not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have an ITC burdensome condition, as defined above;

•	the completion of the ITC financing and the one-time special dividend, share repurchase or both, as the case may be, pursuant to the terms of the merger agreement;

•

in the event that the integration of the Utility Operating Companies into an acceptable RTO has not been fully completed as of the closing date, arrangements reasonably acceptable to ITC will have been made such that neither ITC nor any of its affiliates (including TransCo and the TransCo Subs) would be responsible for performing generator dispatch, for economics or market operations, following the consummation of the merger; and

•	the execution by Entergy, TransCo or any affiliate of Entergy who is a party to the ancillary agreements of each of the ancillary agreements.

Entergy Conditions. The obligation of each of Entergy and TransCo to effect the merger is further subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of Entergy and TransCo and may be waived by Entergy):

•

performance of ITC and Merger Sub in all material respects, of their respective obligations and compliance with all covenants required by the merger agreement and the other transaction agreements to be performed on or before the closing;

•

the accuracy of the representations and warranties of ITC set forth in the merger agreement, generally both when made and at the time of the closing, subject to certain specified materiality standards;

•	the absence of any ITC MAE having occurred from the date of the merger agreement through the closing date;

•	ITC will have delivered to Entergy an officer’s certificate to the effect that each of the conditions set forth in the three bullet points immediately above are satisfied;

•

the Entergy board of directors will have received an opinion from a nationally recognized solvency valuation firm, that, after giving effect to the transactions (including the anticipated financings), the transactions will not leave TransCo “insolvent” or otherwise unable to pay its obligations as they come due;

•

Entergy will have received the IRS rulings to be requested by Entergy regarding the tax-free treatment of certain aspects of the transactions and tax opinions from counsel; provided that Entergy will not be permitted to avoid closing as a result of any failure of Entergy to receive favorable IRS rulings or tax opinion with respect to the tax-free treatment of its debt exchange or the exchange trust arrangements;

•

the absence of any change in, revocation of, or amendment to the IRS rulings or change in law that could, in the reasonable judgment of counsel to Entergy, affect the validity of the IRS rulings in a manner that is materially adverse to Entergy;

•

the receipt of the required regulatory approvals, including approval of the FERC, the Nuclear Regulatory Commission, the Arkansas Public Service Commission, the Louisiana Public Service Commission, the Mississippi Public Service Commission, the Public Utility Commission of Texas and the City Council for the City of New Orleans, as well as the expiration of the applicable waiting period under the HSR Act, and such approvals will have become final orders which do not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have an Entergy burdensome condition or an ITC burdensome condition; and

•	the execution by ITC of each of the ancillary agreements to which it is a party.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing date:

•	by the mutual written consent of ITC and Entergy;

•	by either Entergy or ITC if:

•

the merger has not been completed by June 30, 2013, referred to as the outside date, which date may be extended up to six months by Entergy or ITC in circumstances where all the closing conditions except specified closing conditions have been satisfied (or are capable of being satisfied by such date);

•

the transactions are enjoined or prohibited, or if a final non-appealable order has been entered into that prohibits any material component of the transactions or would impose an ITC burdensome condition, unless the action is due to the failure of the party seeking to terminate pursuant to this provision to perform the covenants described under “—Antitrust Matters” and “—Efforts to Close”;

•	the ITC shareholder meeting regarding the merger proposals has been concluded and the ITC shareholders did not approve the merger proposals;

•

upon breach or failure to perform by the other party in any material respect of any of its representations, warranties, covenants or other agreements contained in the merger agreement or the separation agreement, which gives rise to the failure of a joint condition or a condition of the other party in the merger agreement or a condition in the separation agreement and such breach or failure to perform cannot be or has not been cured prior to the earlier of 60 days after written notice of such breach or failure to perform or the outside date;

•	by ITC if:

•

at any time prior to obtaining the ITC shareholder approval of the merger proposals, in order to enter into a written definitive agreement for an ITC superior proposal, if ITC has complied with its obligations in the merger agreement regarding an ITC change of recommendation and ITC pays to Entergy the termination fee described below;

•

Entergy takes any action, without the prior written consent of ITC, with respect to any proposal, condition or limitation that arises in a proceeding with a governmental authority in connection with obtaining the necessary regulatory approvals to effect the migration of Entergy’s Transmission Business to an acceptable RTO, that could reasonably be expected to have a material and adverse financial or operational impact on TransCo or its subsidiaries or ITC or any of its other affiliates after the closing and which impact was not expressly contemplated in Entergy’s disclosure letter;

•	by Entergy if:

•

ITC or any of its subsidiaries, representatives or affiliates willfully breaches in any material respect any of their non-solicitation obligations described under “—No Solicitation by ITC and Change of ITC Board of Directors Recommendation” and such breach cannot or has not been cured prior to the earlier of 10 days after written notice of such breach and the outside date;

•	if there has been an ITC change of recommendation; or

•

any law makes the completion of the transactions illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or any governmental authority takes any action permanently restraining, enjoining or otherwise prohibiting any material component of the transactions or imposing an Entergy burdensome condition and such action becomes final and non-appealable, unless the action is due to the failure of Entergy to perform the covenants described under “—Antitrust Matters” and “—Efforts to Close”.

Termination Fee

ITC has agreed to pay Entergy a termination fee of $113,570,800 in the event that the merger agreement is terminated:

•	by Entergy if there has been an ITC change of recommendation;

•

by ITC, at any time prior to obtaining the ITC shareholder approval of the merger proposals, in order to enter into a written definitive agreement for an ITC superior proposal, if ITC has complied with its obligations in the merger agreement regarding an ITC change of recommendation; or

•

by Entergy if ITC or any of its subsidiaries, representatives or affiliates willfully breach in any material respect any of their non-solicitation obligations described under “—No Solicitation by ITC and Change of ITC Board of Directors Recommendation”, or by ITC or Entergy if the ITC shareholder meeting regarding the merger proposals has been concluded and the ITC shareholders did not approve the merger proposals; and, in either case, prior to any such termination any third party has made an ITC takeover proposal which has been publicly announced or disclosed and not publicly withdrawn or abandoned by such third party at least five business days prior to the ITC shareholders meeting and ITC has entered into an agreement to consummate or has consummated an ITC takeover transaction within 12 months of any such termination. For purposes of this provision only, “ITC takeover transaction” has the same meaning as defined under “—No Solicitation by ITC and Change of ITC Board of Directors Recommendation” above, except that “15% or more” is changed to “more than 50%”.

Fees and Expenses

The merger agreement generally provides that all fees and expenses incurred by a party in connection with the transactions will be paid by the party incurring such fees or expenses, with certain exception, including:

•

Entergy and its subsidiaries and ITC and its affiliates will share equally any costs incurred to comply with the terms and conditions of regulatory approvals, which are not sufficiently significant to result in an Entergy burdensome condition or an ITC burdensome condition;

•

Entergy and ITC will share equally any required filing fee in respect of any notice submitted under the HSR Act and the fees and expenses of printers used by Entergy and ITC in connection with the preparation of filings with the SEC;

•

Entergy will bear or reimburse ITC for all reasonable costs and expenses incurred in connection with the exchange trust transactions (see “—Exchange Trust”), including the reasonable fees and expenses of counsel of ITC;

•

TransCo and the TransCo Subs will pay all underwriters or lenders fees and expenses incurred by TransCo and the TransCo Subs in connection with the financings (excluding any legal, underwriting or other fees and expenses of Entergy) and such fees and expenses will be transmission liabilities transferred under the separation agreement. However, all initial fees and expenses incurred or payable prior to the effective time of the merger with respect to the TransCo Subs’ 366-day bridge facility will be borne by TransCo prior to the effective time of the merger (out of cash not included in the transmission assets) or by Entergy and will be deemed to be an excluded liability under the separation agreement;

•

any fees and expenses (i) paid in connection with amendments or consents for indebtedness of Entergy and its affiliates that are reasonably necessary to effectuate the financings described under “The Financings” will be the obligation of Entergy and (ii) paid in connection with amendments or consents for indebtedness of ITC and its affiliates (excluding TransCo and its affiliates) that are reasonably necessary to effectuate the financings described under “The Financings” will be the obligation of ITC; and

•

in any action to enforce any provisions of the merger agreement, or where any provision of the merger agreement is validly asserted as a defense, the successful party will be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and other available remedy.

Survival of Representations, Warranties and Agreements

In general, the representations and warranties contained in the merger agreement will not survive the closing of the merger, except the covenants that by their terms are to be performed in whole or part after the closing and a limited number of representations and warranties survive until the first anniversary of the closing. The representations and warranties which survive include (i) Entergy’s representations and warranties concerning the rate base amount of Entergy’s Transmission Business as of December 31, 2010 and Entergy’s title to the transmission assets and the sufficiency of such transmission assets to operate Entergy’s Transmission Business and (ii) Entergy’s and ITC’s representations and warranties concerning the accuracy of the information they provided each other for inclusion in their filings relating to the transactions with the SEC and other governmental authorities, compliance with law of Entergy’s and ITC’s filings with governmental authorities after the date of the merger agreement, and payment by Entergy and ITC of broker’s or finder’s fees in connection with the transactions. ITC’s unconditional and irrevocable guarantee relating to payment and prompt performance of any post-closing obligations of TransCo or the TransCo Subs, will survive the closing indefinitely. See “—ITC Guarantee.”

Amendment and Waiver

The merger agreement may be amended by the parties in writing. Any waiver of a provision of the merger agreement must be in writing and signed by the party against whom the waiver is to be effective.

Specific Performance

In addition to any other remedy that may be available to them, including monetary damages, the parties agree that the parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Governing Law

The merger agreement is governed by and will be constructed in accordance with the laws of the State of Delaware.

THE SEPARATION AGREEMENT

The following is a summary of the material provisions of the separation agreement (as amended by Amendment No. 1 to the separation agreement). This summary is qualified in its entirety by the separation agreement and Amendment No. 1 to the separation agreement, each of which is incorporated by reference and included in this proxy statement/prospectus as Annex B. The rights and obligations of the parties are governed by the express terms and conditions of the separation agreement (as amended by Amendment No. 1 to the separation agreement) and not by this summary or any other information included in this proxy statement/prospectus. You are urged to read the separation agreement (as amended by Amendment No. 1 to the separation agreement) carefully and in its entirety.

Timing of the Transactions Contemplated by the Separation Agreement

The internal restructuring will occur before the distribution, which will occur immediately before the closing of the merger. See “The Merger Agreement—The Distribution.”

The Separation

Transfer of Assets

Subject to the terms and conditions of the separation agreement, Entergy and certain of its subsidiaries will sell, assign, transfer, convey and deliver to TransCo or one or more TransCo Subs, all of Entergy’s and its applicable subsidiaries’ right, title and interest in the assets of Entergy’s Transmission Business, referred to as the transmission assets, including with certain exceptions:

•	transmission line facilities operating at or above 69 kV together with related facilities;

•	transmission substation facilities directly used for or exclusively in support of transmission;

•

structures, equipment, facilities and other assets, other than interests in real property that are located at a substation where three or more separate transmission lines running from outside of such substation are interconnected within such substation and are used in support of both transmission and distribution functions within such substation;

•	transmission land rights and certain specified real property rights;

•	transmission control facilities and transmission control systems, including certain rights of use, which include a royalty-free license to use certain software and applications;

•	certain real property and all the buildings, fixtures, structures and improvements erected or located on such real property;

•	the rights and interests of the Utility Operating Companies under certain leases related to certain leased premises;

•

all of the office equipment (including personal computers), furnishings and other tangible assets located at any TransCo real property, on certain leased premises, the transmission control facilities and allocated according to a schedule;

•

all the office equipment (including personal computers), furnishings and other tangible assets and all the machinery, equipment, tools and vehicles, in each case as used in the operation of the transmission assets and allocated according to a schedule;

•	permits (excluding franchises) granted to Entergy or any of its subsidiaries that are primarily used or held for use in Entergy’s Transmission Business;

•

rights to causes of action, lawsuits, judgments, claims, counterclaims and demands of Entergy, its affiliates, TransCo or any of the TransCo Subs that relate to the transmission assets or transmission liabilities;

•

inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products that are primarily used or held for primary use in Entergy’s Transmission Business;

•

licenses of intellectual property rights held by Entergy or its subsidiaries exclusively used in Entergy’s Transmission Business as of the separation time and a royalty free license to use all other intellectual property rights owned or licensed by Entergy and its subsidiaries that are used in Entergy’s Transmission Business;

•	warranties pertaining to the transmission assets;

•

rights or interests related to Entergy’s Transmission Business under any contract that is also related to another business function of Entergy or its subsidiaries, referred to as a multifunction contract;

•	any contracts not involving real property rights that are primarily related to Entergy’s Transmission Business;

•	contracts that permit third parties to attach facilities to transmission lines;

•	collective bargaining agreements governing the terms and conditions of employment for the TransCo employees;

•

business records primarily related to the transmission assets or transmission liabilities, including with respect to TransCo employees and subject to any applicable collective bargaining obligations, employment and personnel records of TransCo employees, including performance reviews in respect of the period while employed by TransCo or a TransCo Sub, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and employee benefit election records in effect as of the closing of the merger;

•	goodwill of the transmission assets;

•	right to enforce confidentiality provisions related to confidential information of Entergy’s Transmission Business and rights to enforce the assignment provisions of any contract;

•	a copy of any database containing records related to transmission land rights, TransCo real property or transferred leased premises;

•

franchises related exclusively to Entergy’s Transmission Business and, subject to certain limitations, any rights under any franchises that do not exclusively relate to Entergy’s Transmission Business;

•	rights of TransCo and TransCo Subs under the separation agreement and the merger agreement or any ancillary agreement;

•

cash, plus the interest accrued, equal to the sum of (i) all customer deposits held by Entergy and its subsidiaries, excluding TransCo and the TransCo Subs, related to the provision of transmission service, construction of transmission or any provision under Entergy’s Open Access Transmission Tariff, (ii) all customer payments exclusively for transmission assets or services, or the pro rata portion that is not for distribution assets or service; and transmission customer payments for specific customer funded projects (other than that portion specifically for the tax gross up component) and (iii) accounts payable relating to the construction or investment in the transmission assets at the effective time of the merger, excluding any accounts payable in respect of expenses, including operating and maintenance and general and administrative expenses; together referred to as transactional cash;

•

cash in an amount equal to any unpaid interest on the Entergy exchangeable debt that is accrued on or before the effective time of the merger but not paid until after the effective time of the merger; and

•

any and all other assets owned or held immediately prior to the separation time by Entergy or any of its subsidiaries that are exclusively used in, held for use or future use in or related to, Entergy’s Transmission Business, that are not part of the excluded assets.

The separation agreement also identifies specific assets that will not be transferred to TransCo or the TransCo Subs as part of the separation, including:

•

fiber optic communication lines and microwave communications systems, including related equipment and facilities, located on the transmission line facilities and owned or leased by Entergy or its affiliates;

•	meters and instrument transformers exclusively for metering;

•

all cash and cash equivalents, bank or other deposit accounts, accounts receivable and any income, sales, payroll or other tax receivables of Entergy and its affiliates, other than the transactional cash;

•	certain intellectual property rights;

•

any compensation, payment or other relief related to a condemnation or taking by eminent domain of any transmission asset in an action settled, consented to or finally adjudicated prior to the separation time;

•	customer payments that are exclusively for distribution assets or services, or the pro-rata portion that is not for transmission assets or service;

•	transmission customer payments specifically for the tax gross up component for specific customer funded projects;

•	employment and personnel records of (i) employees that are not TransCo employees and (ii) TransCo employees the transfer of which is prohibited by collective bargaining obligations;

•

all rights to insurance policies or practices of Entergy and its affiliates, any refunds paid or payable in connection with the cancellation or discontinuance of any such polices or practices, and any claims made under such policies;

•	all equipment and facilities exclusively used for the movement of electricity to customers and having the nominal voltages below 69kV;

•

rights to causes of action, lawsuits, judgments, claims, counterclaims or demands against a party other than ITC or its affiliates not relating to the transmission assets or Entergy’s Transmission Business;

•	certain financial and tax records and working papers of Entergy’s auditors;

•	Federal Communications Commission licenses;

•	other than rights to enforce certain confidentiality provisions, records relating to the potential separation of Entergy’s Transmission Business and merger with ITC;

•	all permits of Entergy or its affiliates other than those permits primarily used or held for use in Entergy’s Transmission Business;

•

any and all assets that are expressly specified by the separation agreement or any ancillary agreement as assets to be retained by Entergy or any of its subsidiaries, with the exception of TransCo and the TransCo Subs;

•	assets exclusively used, held for exclusive use in, or exclusively related to, businesses of Entergy other than Entergy’s Transmission Business; and

•	assets listed on certain schedules to the separation agreement.

Assumption of Liabilities

At the same time as the transfer of the transmission assets to TransCo or one or more TransCo Subs, with certain exceptions, TransCo or one or more TransCo Subs will assume, perform and fulfill when due and, to the extent applicable, comply with certain liabilities of Entergy’s Transmission Business described below and certain other liabilities described in the schedules to the separation agreement. Entergy’s Transmission Business liabilities, referred to as the transmission liabilities, which TransCo will assume include, with certain exceptions:

•	fifty percent (50%) of any sales or transfer taxes applicable to the transactions;

•	liabilities, with respect to Entergy’s Transmission Business and the transmission assets, relating to loss of life or injury to persons due to exposure to asbestos on or after the separation;

•

environmental liabilities, with respect to Entergy’s Transmission Business, relating to any violation or alleged violation of environmental laws and wetland mitigation arising from the permits primarily used or held for use in Entergy’s Transmission Business;

•	liabilities, with respect to Entergy’s Transmission Business, for the off-site disposal, storage, transport, discharge or release of hazardous materials on or after the separation time;

•

subject to certain exceptions, with respect to real property subject to the transmission land rights and transmission assets located thereon, liabilities caused by release or exposure to hazardous materials and investigation and/or remediation of hazardous materials released;

•	liabilities that arise under the TransCo contracts and the assigned portions of any multifunction contract, any franchise, or any other contract that is assigned to TransCo or a TransCo Sub;

•	liabilities related to the taxes applicable to the transmission assets with respect to any period beginning after the effective time of the merger;

•	liabilities related to the TransCo debt securities and TransCo Subs Financing;

•	liabilities related to leases for the transmission assets;

•	transmission credits;

•	customer deposits related to the provision of transmission service, construction of transmission or any provision under Entergy’s Open Access Transmission Tariff;

•

accounts payable related to the construction or investment in the transmission assets as of the effective time of the merger, excluding any accounts payable in respect of expenses, including operating and maintenance and general and administrative expenses; and

•

liabilities of TransCo and the TransCo Subs to the extent arising primarily out of, primarily relating to or otherwise primarily in respect of, the ownership or use of the transmission assets or the operation or the conduct of Entergy’s Transmission Business, whether before, at or after the separation time.

The separation agreement also identifies specific liabilities that will not be assumed by TransCo or the TransCo Subs as part of the separation, including the following liabilities:

•	fifty percent (50%) of any sales or transfer taxes applicable to the transactions;

•	certain environmental liabilities relating to, arising out of, resulting from, or otherwise in respect of, assets or activities outside of the operation or conduct of Entergy’s Transmission Business;

•	liabilities related to the taxes applicable to the transmission assets with respect to any period ending on or before the effective time of the merger;

•

liabilities under intercompany accounts between TransCo or a TransCo Sub, on the one hand, and Entergy or any of its subsidiaries (excluding TransCo and the TransCo Subs), on the other hand, and liabilities that may arise in connection with settlement, satisfaction, cancellation, termination or extinguishment of such accounts in connection with the separation;

•	liabilities for indebtedness other than as incurred in connection with the financings, provided that certain interest and costs and expenses will be excluded liabilities;

•	current liabilities of Entergy and its affiliates, other than the assumed accounts payable and customer deposits to the extent they are current liabilities;

•

liabilities under any contract for the provision of services or otherwise that would cause ITC, TransCo or their applicable subsidiaries to be considered a customer of electricity transmission service or electricity market participant under FERC rules or regulation, except as necessary to operate the transmission assets prior to TransCo’s full Regional Transmission Organization membership and operation with respect to the transmission assets;

•

liabilities arising pursuant to environmental law, with respect to (i) Entergy’s Transmission Business, for the off-site disposal, storage, transport, discharge or release of hazardous materials prior to the separation time and (ii) assets and properties no longer used in Entergy’s Transmission Business as of the separation time to the extent that such assets and properties are not transferred to TransCo;

•

with respect to transmission assets located on real property not subject to the transmission land rights, liabilities caused by release of, or exposure to, hazardous materials prior to the separation time and investigation and/or remediation of hazardous materials released prior to the separation time;

•

with respect to real property subject to the transmission land rights at which assets and operations of Entergy or any of its subsidiaries (excluding TransCo and the TransCo Subs) will remain after the separation time, liabilities and investigation and/or remediation due to release of hazardous materials by any such entity after the separation time;

•	liabilities listed on a schedule to the separation agreement; and

•

liabilities that are expressly contemplated by the separation agreement or any ancillary agreements as liabilities retained or assumed by Entergy or any of Entergy’s subsidiaries (excluding TransCo and the TransCo Subs), and all liabilities of such entities under the separation agreement or any of the ancillary agreements.

Third Party Consents

As promptly as practicable after the signing of the separation agreement and for a period of two (2) years following the closing, the parties will cooperate and each use reasonable best efforts to transfer or reissue to TransCo or a TransCo Sub all the permits related to Entergy’s Transmission Business and to obtain all consents and governmental approvals required to consummate the transfer of the transmission assets and liabilities. Entergy and its subsidiaries (excluding TransCo and the TransCo Subs) are not required to obtain any consents related to any easement, servitude, license, right of way, permit or similar right affecting, or otherwise related to, any transmission land rights (except as described on a schedule to the separation agreement), including substation real estate, real estate owned by other utility companies, consents from land owners that own a significant amount of transmission land rights, government transmission land right consents and railroad rights of way. Furthermore, no party is required to make any material payments, incur a material liability or grant any material accommodation to any third party to obtain any such consents or approvals.

Deferred Assets; Subsequent Transfers

If the transfer of any transmission assets or excluded assets requires any consents or approvals which have not been obtained at the separation time, the transfer of such asset, with the exception of certain transmission land rights, will automatically be deferred. The party retaining the deferred asset will hold the asset in trust for the benefit of the party entitled to the asset until the asset is transferred. During such time, the parties will use reasonable best efforts to make arrangement to place the party entitled to such asset in the same position as if the asset had been transferred earlier. However, no such arrangement will be considered to have caused any closing condition related to the transfer of such deferred asset to have been satisfied unless TransCo would, without being in breach of applicable law or contract, still be able to own, operate or use the transmission assets in all material respects in the manner owned and operated by Entergy prior to the separation date. As soon as the legal impediment to the transfer of the asset in question is removed, or the necessary consents and/or governmental approvals are obtained, the transfer will be effected pursuant to the terms of the separation agreement and/or applicable ancillary agreement. The parties may elect to have such deferred assets immediately transferred if the required consent or approval is immaterial and the party electing to effect the transfer agrees to assume any related liability, or if the election is joint, then the liabilities will be shared evenly. The obligations related to the transfer of deferred assets will terminate on the second anniversary of the closing.

For a period of five (5) years after the closing, (i) Entergy will transfer to ITC (a) any transmission assets that Entergy acquires or constructs after the closing or (b) any of Entergy’s assets that are reclassified as transmission assets due to future system modifications, and (ii) ITC will transfer to Entergy any assets in ITC’s service territory that are reclassified as distribution assets due to future system modifications. Each party will use reasonable best efforts to obtain any consents or approvals from governmental authorities necessary to consummate the transactions contemplated by the foregoing. If the transferred assets have a net book value of less than $10 million, the price the receiving party will pay to the transferring party for the transferred assets will be equal to the net book value. If the transferred assets have a net book value of $10 million or greater, Entergy and ITC shall mutually agree upon the price for the transferred assets.

Franchises

Entergy and certain of its subsidiaries have been granted certain franchises, concessions or similar permits from governmental authorities that generally provide for the right to distribute, sell and supply electricity within a governmental authority’s boundaries (and the right to erect, operate and maintain its facilities there for such purposes), referred to as franchises. Any franchise that does not relate solely to Entergy’s Transmission Business will be partially assigned by Entergy and/or its subsidiaries to TransCo and/or a TransCo Sub. If any franchise cannot be partially assigned, from the date of the separation agreement until two (2) years after the closing, Entergy, ITC, TransCo and the TransCo Subs will use reasonable best efforts to obtain replacement franchises or similar permits for TransCo or the applicable TransCo Sub. The replacement franchises or permits are not conditions to the separation.

Multifunction Contracts

Entergy will use commercially reasonable efforts to separate and cause TransCo or the applicable TransCo Sub to enter into new agreements with the counterparties to any multifunction contract prior to the separation and if unable to enter into a new agreement, Entergy will partially assign the multifunction contract to TransCo if it is assignable, and if unable to partially assign such contracts, Entergy will use commercially reasonable efforts to provide for alternative arrangements to provide TransCo or the applicable TransCo Sub with the benefit of such contracts as though they had been partially assigned.

Allocation Matters

In connection with the migration of Entergy’s Transmission Business to a regional transmission organization, certain operating and other systems will require new configurations or new systems. The parties have agreed that the costs and expenses of such configurations or to implement such new systems will be paid by the applicable Utility Operating Company. At the effective time of the merger, each Utility Operating Company will transfer as part of the transfer of specified transmission assets and liabilities the operating and other systems so that, after taking into account the ancillary agreements entered into in connection with the separation agreement, TransCo is capable of operating Entergy’s Transmission Business. After the separation, any costs incurred in connection with the operation of Entergy’s Transmission Business on a stand alone basis (i.e., after the expiration of the applicable ancillary agreement) will be borne by TransCo or the applicable TransCo Sub.
Non-Solicitation

ITC, TransCo and Entergy are restricted from soliciting or employing specified current and former employees for a period of twenty-four (24) months after the closing, subject to specified exceptions.

Termination of Intercompany Agreements

Effective as of the distribution date, Entergy and TransCo will terminate all contracts between Entergy and its subsidiaries (excluding TransCo and the TransCo Subs), on the one hand, and TransCo and the TransCo Subs, on the other hand (except any contract to which any person other than the parties to the separation agreement or their affiliates are party, the merger agreement, separation agreement and the ancillary agreements and any contract expressly contemplated thereby or contemplated to survive thereby). All loans between Entergy and its subsidiaries, on the one hand, and TransCo and its subsidiaries, on the other hand, likewise will be terminated before the distribution date.

Taxes

The separation agreement contains certain additional covenants related to obtaining the private letter ruling, stating that the transactions will qualify for the intended tax-free treatment and preserving the tax treatment of the transactions. Provisions related to indemnification for tax provisions are described below in “—Mutual Releases; Indemnification—Indemnification.”

Except to the extent provided for in the agreements governing the transactions, none of ITC, TransCo or any ITC affiliate will undertake any of the following activities for period beginning with the date of the separation agreement and ending two years and one day after the distribution date:

(a) enter into or be a party to any transaction (or arrangement, negotiations or discussions with bankers with respect to a public offering, in each case within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7 regarding a transaction or series of transactions) as a result of which (i) ITC or TransCo would merge or consolidate with any person or (ii) any person would acquire or have the right to acquire any ITC or TransCo capital stock;

(b) cause or permit any merger or consolidation of TransCo with or into any person;

(c) cause or permit the liquidation, dissolution or partial liquidation of ITC or TransCo;

(d) sell or transfer more than 60% of the fair market value of the transmission assets that were transferred to TransCo under the separation agreement;

(e) redeem, repurchase, or otherwise reacquire (directly or through an ITC affiliate) any ITC or TransCo capital stock, except for specified exceptions in the ordinary course in connection with the exercise or vesting of certain ITC, TransCo or ITC affiliate equity-based awards or pursuant to the ITC dividend reinvestment plan;

(f) issue any ITC or TransCo capital stock or any equity interest in an ITC affiliate, except for specified exceptions regarding (i) certain options or stock provided to employees, consultants, independent contractors or directors in connection with the performance of services; (ii) shares acquired by a retirement plan of Entergy or TransCo; and (iii) shares issued pursuant to a pro rata stock split with respect to all shareholders of ITC Common Stock provided, however, that ITC, TransCo and an ITC affiliate may not issue any such options or shares described in clause (i) above to any person if such person is a controlling shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(3)) or a ten percent (10%) shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(14)) of ITC or TransCo immediately after the merger;

(g) amend its certificate of incorporation (or other organizational documents) or take any recapitalization action that would affect the relative voting rights of the separate classes of ITC common stock or TransCo stock;

(h) make certain modifications, repurchases, defeasances, satisfactions or discharges to the TransCo Securities, other than in accordance with their terms;

(i) take any action that could (or fail or omit to take any action the failure or omission of which could) result in TransCo ceasing to be actively engaged in the active conduct of a trade or business;

(j) (A) take (or permit any ITC affiliate to take) any action that could reasonably be expected to cause or permit one or more persons (including persons acting in concert) to be treated under applicable tax rules as acquiring a fifty percent (50%) or greater interest in TransCo or (B) fail or omit to take (or permit any ITC or TransCo affiliate to fail or omit to take) any action where ITC or any ITC affiliate (or any of their respective officers or directors) has actual knowledge that the failure or omission to take such action would reasonably be expected to cause or permit one or more persons (including persons acting in concert) to be treated under applicable tax rules as acquiring a fifty percent (50%) or greater interest in TransCo; or

(k) (A) take (or permit any ITC affiliate to take) certain actions that could reasonably be expected to cause the transactions to fail to qualify for certain aspects of the intended tax-free treatment or (B) fail or omit to take (or permit any ITC or TransCo affiliate to fail or omit to take) certain actions where ITC or any ITC affiliate (or any of their respective officers or directors) has actual knowledge that the failure or omission to take such action would reasonably be expected to cause the transactions to fail to qualify for certain aspects of the intended tax-free treatment.

Notwithstanding anything to the contrary in the separation agreement, ITC, TransCo and any ITC affiliate may engage in any of the foregoing prohibited acts if ITC first obtains a tax opinion (reasonably satisfactory to Entergy) stating that the applicable entity’s engagement in such prohibited act will not cause the transactions to fail to qualify for certain aspects of the intended tax-free treatment. As described below under “—Mutual Releases; Indemnification—Indemnification,” regardless of whether ITC obtains a tax opinion with respect to any prohibited act, ITC will be obligated to indemnify Entergy and certain parties related to Entergy against all losses related to any tax liability resulting from a breach by ITC, TransCo, or any ITC affiliate of the foregoing covenants.

Guarantees

ITC has agreed to use its commercially reasonable efforts to novate, assign or replace certain Entergy guarantees entered into in the course of the conduct of Entergy’s Transmission Business with an ITC guarantor or an affiliate of ITC as guarantor in order to release Entergy and its affiliates from any liability related to such Entergy guarantees. If prior to the closing the parties are unable to novate, assign or replace any such Entergy guarantees, after the closing ITC will continue to use commercially reasonable efforts to novate, assign or replace such Entergy guarantees with a TransCo guarantor or an affiliate of TransCo as guarantor and will indemnify, defend and hold harmless Entergy and its affiliates against, and reimburse Entergy and its affiliates for, any losses of Entergy and its affiliates incurred because any such Entergy guarantee is called upon and Entergy or its affiliate is required to make any material payment under any such Entergy guarantee. ITC’s commercially reasonable efforts do not require ITC to take any action that would be reasonably expected to expose it, TransCo or any of the TransCo Subs to any material incremental expenses or losses of benefits.

Resignations

At or prior to the distribution date, Entergy will cause each employee and director of Entergy and its subsidiaries who will not be employed by TransCo or a TransCo Sub to resign, effective no later than the distribution date, from all boards of directors or similar governing bodies of TransCo or the TransCo Subs, and from all positions as officers of TransCo or TransCo Subs.

The Financings

The separation agreement provides that, prior to the distribution, Entergy, TransCo and the TransCo Subs will enter a series of financings transactions. The following paragraphs summarize the provisions of the separation agreement related to those financings.

Exchangeable Debt Financing

Entergy has agreed, subject to certain limitations and restrictions, to use its reasonable best efforts to issue new debt to unrelated creditors. In lieu of issuing new debt, the debt exchange may be effectuated with existing Entergy debt purchased by unrelated creditors, such purchased debt or such newly issued debt referred to as the Entergy exchangeable debt. Any new debt issued as Entergy exchangeable debt will be on terms and conditions reasonably acceptable to Entergy in its good faith commercial judgment.

Issuance of TransCo Debt Securities

Pursuant to the separation agreement and in partial consideration for all of the equity interests in each TransCo Sub, referred to as the Entergy contribution, TransCo will issue to Entergy (in addition to TransCo common units) senior securities of TransCo, referred to as TransCo debt securities, in an aggregate principal amount equal to (i) $1.775 billion (as may be adjusted pursuant to the merger agreement), referred to as the transaction maximum principal amount, less (ii) the principal amount of the TransCo Subs Financing, described below. The terms, conditions and form of the TransCo debt securities will be at the then prevailing market terms for similar capital market issuances by companies of a size and with a credit rating or profile similar to TransCo’s credit rating or profile, with minimum stated maturity terms necessary to ensure the treatment of the TransCo debt securities as “securities” for U.S. federal income tax purposes, to be mutually determined by Entergy and ITC using their respective commercially reasonable judgment. Entergy and ITC will jointly appoint the lead underwriter/placement agent with respect to the financing of the Entergy exchangeable debt and the TransCo securities.

Debt Exchange

At the time of the separation, Entergy will be permitted to exchange the Entergy exchangeable debt for the TransCo debt securities.

Working Capital Facility

At the request of ITC, Entergy will use its reasonable best efforts to cause TransCo to arrange a working capital revolving credit facility in a principal amount mutually determined by ITC and Entergy. The terms and conditions of the working capital facility will be at then prevailing market terms for similar working capital facilities by companies of a size and with a credit rating or profile similar to TransCo’s credit rating or profile, as mutually determined by Entergy and ITC each using its respective commercially reasonable judgment. TransCo will not draw down on the working capital facility prior to the effective time of the merger without the consent of ITC.

TransCo Subs Financing

Entergy will use its reasonable best efforts to cause the TransCo Subs to arrange a 366-day bridge facility, referred to as the TransCo Subs Financing, based on the targeted capital structure for each TransCo Sub approved by FERC, intended to be 40% debt and 60% equity (provided that if the desired private letter ruling from the Internal Revenue Service with respect to the financings cannot be obtained without increasing or decreasing the principal amount of the TransCo Subs Financing, then the parties to the separation agreement will have the right to increase the principal amount of the TransCo Subs Financing up to, or reduce the principal amount of the TransCo Subs Financing to, an amount equal to the aggregate tax basis of the transmission assets). Subject to the discussion under the heading “—Control of Financings” below, the TransCo Subs Financing will be at the then prevailing market terms for similar bridge facilities by companies of a size and with a credit rating or profile similar to TransCo’s credit rating or profile, as mutually determined by Entergy and ITC, each using their respective commercially reasonable judgment. Entergy and ITC shall jointly appoint the lead arranger(s) with respect to the TransCo Subs Financing.

TransCo Maximum Principal Amount

Entergy and ITC have agreed to use commercially reasonable efforts to cause the aggregate principal amount to be incurred in the TransCo debt securities issuance and the TransCo Subs Financing to equal $1.775 billion, as may be adjusted pursuant to the merger agreement.

Control of Financings

ITC and Entergy have agreed to meet from time to time to discuss strategy and timing for seeking proposals from reputable lenders and/or underwriters to provide, arrange and/or underwrite the financings. Entergy and ITC will jointly solicit proposals from reputable financing sources in order to arrange the financings in a timely manner and will select from among the proposals received one or more which they reasonably mutually determine to be the most favorable in the aggregate. Entergy and ITC shall jointly conduct negotiations regarding the financings. Entergy and ITC have agreed to use all commercially reasonable efforts to finalize all documentation with respect to the financings in a timely manner in order to effect the closing as promptly as practicable. ITC will not be obligated to accept or execute and TransCo will not, without the consent of ITC, accept or execute, documentation related to any of the financings where (i) the terms or provisions of such financings would cause its incurrence or assumption by ITC in or as a result of the merger to be prohibited by or cause (with or without notice or the lapse of time) a default under the existing credit agreements or indentures of ITC or its subsidiaries (provided that ITC will use reasonable best efforts to seek any consents or waivers with respect to such defaults) or (ii) the aggregate effect of any covenants and other terms and conditions of the financings (other than the interest rate) would be materially adverse to ITC and each of its affiliates, including TransCo and the TransCo Subs (after giving effect to the merger).

Conditions to the Separation

The obligations of Entergy to effect the separation pursuant to the separation agreement are subject to fulfillment (or waiver by Entergy) at or prior to the separation date of the conditions that:

•

each of the conditions to Entergy’s obligation to effect the closing of the transactions contemplated by the merger agreement, as described in “The Merger Agreement—Conditions to the Merger,” have been satisfied or waived (other than conditions that, by their nature, are to be satisfied between the separation time and closing or contemporaneously with closing);

•

ITC shall have irrevocably confirmed to Entergy that each condition to ITC’s obligation to effect the closing of the transactions contemplated by the merger agreement, as described in “The Merger Agreement—Conditions to the Merger,” have been satisfied or waived (other than conditions that, by their nature, are to be satisfied between the separation time and closing or contemporaneously with closing); and

•

the financings will have been completed in accordance with and subject to the terms of the separation agreement, and the sum of the principal amount of the TransCo debt securities issued to Entergy and the TransCo Subs Financing principal amount is at least equal to the $1.775 billion, subjected to specified adjustments pursuant to the merger agreement.

Additional Covenants

Each of Entergy and TransCo have undertaken specified covenants in the separation agreement restricting the conduct of their respective businesses and committing them to take specified actions. You are urged to read carefully the sections of the separation agreement entitled “Confidentiality; Access to Information” and “Additional Agreements.” The more significant of these covenants include:

•

confidentiality and access to information agreements with respect to and access by each party to confidential information (including making witnesses available) in the possession or control of the other party;

•	the use of Entergy trademarks after the closing; and

•	the removal of tangible transmission assets located at any facilities of Entergy or any of Entergy’s subsidiaries (excluding TransCo and the TransCo Subs).

Mutual Releases; Indemnification

Release of Pre-Distribution Date Claims

Subject to specified exceptions, TransCo on the one hand and Entergy, the Utility Operating Companies and ESI, on the other hand, agreed to release TransCo, Entergy and their respective subsidiaries, shareholders (excluding Entergy shareholders), directors, partners, managers, managing members, officers, agents or employees, from any and all liabilities, whether arising under any contract or by operation of law or otherwise, including in connection with the transactions and all other activities to implement the separation:

•	existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the effective time of the merger; or

•	arising from any conditions existing or alleged to have existed on or before the effective time of the merger.

The mutual release is subject to specified exceptions set forth in the separation agreement, including with respect to:

•

any right or obligation that is assumed, transferred, assigned or allocated to TransCo or to Entergy or their respective subsidiaries in accordance with, or any other liability of any of them under, the separation agreement, the merger agreement or any ancillary agreement;

•	any liability, with certain exceptions, the release of which would result in the release of any person other than TransCo, Entergy or their respective subsidiaries; and

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any indemnification to which a director, officer, manager, employee or agent of Entergy, TransCo or any of their subsidiaries is entitled, if such individual was entitled to a right of indemnification under the organizational documents of TransCo or any of its subsidiaries or pursuant to a contract.

Indemnification

Except as otherwise provided in the merger agreement or any ancillary agreement, ITC and TransCo, on a joint and several basis, agreed to indemnify Entergy against all losses, liabilities, damages, penalties, judgments, assessments, costs and expenses relating to any of the following, whether arising before or after the effective time of the merger:

•	the transmission liabilities assumed by TransCo;

•	any breach by ITC, TransCo or a TransCo Sub of any obligations under the separation agreement or the ancillary agreements after the effective time of the merger; and

•	any breach by ITC or any of its affiliates of any covenant or inaccuracy of any representation and warranty made by ITC that survives the closing under the merger agreement.

Except as otherwise provided in the merger agreement or any ancillary agreement, Entergy has agreed to indemnify ITC and TransCo from and against all losses, liabilities, damages, penalties, judgments, assessments, costs and expenses relating to any of the following, whether arising before or after the effective time of the merger:

•	the liabilities retained by Entergy or any Entergy subsidiary (excluding TransCo, the TransCo Subs and the Utility Operating Companies);

•	any breach, by Entergy or any Entergy subsidiary (excluding TransCo and the TransCo Subs) of any obligations under the separation agreement or the ancillary agreements after the separation time; and

•	any breach by Entergy or any of its affiliates of any covenant or inaccuracy of any representation and warranty made by Entergy that survives the closing under the merger agreement.

Except as otherwise provided in the merger agreement or any ancillary agreement, each of the Utility Operating Companies will indemnify TransCo and ITC against all losses, liabilities, damages, penalties, judgments, assessments, costs and expenses relating to any of the following, whether arising before or after the effective time of the merger:

•	the excluded liabilities retained by such Utility Operating Company; and

•	any breach by such Utility Operating Company of any obligations to be performed pursuant to the separation agreement or any ancillary agreement.

The indemnification provisions set forth above and in the separation agreement will not apply to indemnification claims relating to taxes, which are covered separately in the separation agreement and are described below:

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From and after the closing, Entergy agrees to indemnify TransCo, the TransCo Subs, ITC (from and after the separation time), and all present or past shareholders, directors, partners, managers, managing members, officers, agents or employees of TransCo or the TransCo Subs, against all losses whether arising before or after the separation date, related to any:

•	tax liability of Entergy and its subsidiaries, with the exception of TransCo and its subsidiaries provided there is a final determination with respect to such tax liability; or

•	pre-distribution tax liability of TransCo or any of its subsidiaries provided there is a final determination with respect to such tax liability; or

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tax liability for 50% of any sales or transfer taxes applicable to the transactions or relating to any transmission assets with respect to any period ending on or before the effective time of the merger, provided there is a final determination with respect to such tax liability; or

•	tax liability resulting from a breach by Entergy of certain covenants under the separation agreement.

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ITC will indemnify Entergy, subsidiaries of Entergy, and all current or past shareholders, directors, partners, managers, managing members, officers, agents or employees of Entergy or subsidiaries of Entergy (excluding any shareholder of Entergy) against all losses related to any:

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tax liability for 50% of any sales or transfer taxes applicable to the transactions or relating to any transmission assets with respect to any period beginning after the effective time of the merger, provided there is a final determination with respect to such tax liability; or

•

any tax liability resulting from a breach by ITC, TransCo or any ITC affiliate of its obligation not to take certain prohibited acts (regardless of whether ITC obtains a tax opinion with respect to such prohibited act) provided there is a final determination with respect to such tax liability.

Any liability that is subject to indemnification or contribution pursuant to the separation agreement will be net of any proceeds received by the indemnitee from any third party for indemnification for such liability, referred to as third-party proceeds, and will be determined on a net-tax basis. An indemnitee must use commercially reasonable efforts to seek to collect or recover any third party proceeds in connection with any liability for which the indemnitee seeks indemnification or contribution.

Survival

The ability to make a claim for indemnification related to the breach or inaccuracy of any representation and warranty made by ITC or Entergy will terminate after the end of the applicable survival period under the terms of the merger agreement as described in “The Merger Agreement—Survival of Representations, Warranties and Agreements.” In the event that notice of any claim for indemnification related to the breach or inaccuracy of any representation and warranty made by ITC or Entergy is given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim will survive until such time as such claim is finally resolved. For the purpose of the abovementioned indemnification provisions of the separation agreement, the determination of whether any representation or warranty is inaccurate, and the determination of the amount of losses, liabilities, damages, penalties, judgments, assessments, costs and expenses arising therefrom, will be made without regard of any exceptions and qualifiers related to materiality within the representation or warranty at issue.

Baskets and Caps

ITC and TransCo’s obligation to indemnify the Entergy indemnitees for losses related to a breach or inaccuracy of any representation and warranty made by ITC that survives the closing pursuant to the merger agreement and Entergy’s obligation to indemnify TransCo and each of the TransCo Subs for losses related to a breach or inaccuracy of any representation and warranty made by Entergy that survives the closing pursuant to the merger agreement are subject to certain limitations. No indemnification will be made by ITC and TransCo, on the one hand, or Entergy, on the other hand, with respect to any claim unless the losses relating to the claim or series of related claims are greater than $250,000. If the losses are greater than $250,000 then such amounts are considered in the calculation of whether an $18,930,000 threshold has been met. Once the $18,930,000 threshold has been met, then at such point, ITC and TransCo or Entergy, as the case may be, will be liable for the amount of such losses in excess of $18,930,000. With respect to breaches or inaccuracies related to representations and warranties, ITC and TransCo’s or Entergy’s, as the case may be, obligations, in the aggregate, will not be greater than $757,000,000.

Termination

Prior to the closing, the separation agreement will terminate without any further action upon termination of the merger agreement. In the event of such termination, no party will have any further liability to the other party, except as provided in the merger agreement.

Insurance

Prior to the effective time of the merger, the transmission assets will continue to be covered by insurance policies of Entergy and its subsidiaries.

Following the effective time of the merger, TransCo will no longer be an insured party under Entergy insurance policies. TransCo, however, will have the right to access occurrence-based coverage (to the extent such coverage exists) for claims asserted after the effective time of the merger but arising out of an occurrence prior to the effective time of the merger. Entergy will maintain directors’ and officers’ liability and fiduciary liability insurance coverage for no less than six (6) years following the effective time of the merger.

ADDITIONAL MATERIAL AGREEMENTS

The following is a summary of the material provisions of the employee matters agreement, generator interconnection agreement, the distribution-transmission interconnection agreement, the exchange trust agreement and the registration rights agreement. This summary is qualified in its entirety by reference to the complete text of each of these agreements, which are incorporated by reference to Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, of the registration statement on Form S-4 filed by ITC of which this proxy statement/prospectus forms a part. The rights and obligations of the parties are governed by the express terms and conditions of these agreements and not by this summary or any other information included in this proxy statement/prospectus. You are urged to read the agreements carefully and in their entirety.

Employee Matters Agreement

Entergy, ITC and TransCo have entered into the employee matters agreement, as it may be amended from time to time, that, among other things, allocates to Entergy and ITC (and their respective affiliates) pre-closing liabilities in respect of employees transferring to TransCo (including liabilities in respect of Entergy employee benefit plans) and establishes certain required treatment of those employees by ITC after the closing, including ITC’s assumption of Entergy’s collective bargaining agreements covering employees represented by third party unions.

Identification of Transferring Employees

Only active employees will become employees of TransCo. Transferring employees, referred to as TransCo Employees, will comprise:

•	employees primarily employed in Entergy’s Transmission Business;

•	a certain number of employees who are employed in both Entergy’s Transmission Business and Entergy’s electricity distribution business, and

•	a certain number of employees who provide administrative services to both Entergy’s Transmission Business and Entergy’s electricity distribution business.

Employees meeting the criteria above who are on a leave of absence at the time of the closing will become TransCo Employees only if and when they return to active employment within six months after closing (or such longer period as may be required by law). TransCo Employees will first become employees of TransCo and its subsidiaries immediately before the closing.

The parties have established an integration team with an equal number of Entergy and ITC employees to facilitate the identification of TransCo Employees. The integration team will work in good faith to resolve any dispute regarding the identity of TransCo Employees with a goal of providing TransCo with sufficient operational and management employees (together with existing employees of ITC) to operate and manage Entergy’s Transmission Business on a reasonable basis and Entergy with sufficient operational and management employees to operate and manage its remaining business on a reasonable basis. To the extent the integration team is unable to agree on the identity of TransCo Employees by June 4, 2013 (or if earlier, thirty (30) days prior to the anticipated distribution date), the respective chief human resources officers of Entergy and ITC will act in good faith to resolve such disagreement not later than the closing date and, if they are unable to so agree, the chief human resources officer of Entergy will, in good faith and in accordance with the principles set forth in the employee matters agreement, make the final determination. In any event, the identification of TransCo Employees will be made subject to any applicable collective bargaining obligations, if any, and applicable laws.

Allocation of Liabilities In General

In general, ITC will assume as of the separation time all liabilities in respect of TransCo Employees for the period both before and after the closing. Entergy will retain all other liabilities (including all liabilities in respect of former employees and those employees who are not transferring to TransCo). Entergy and ITC will cause

TransCo continue to maintain or assume and honor (even where otherwise inconsistent with the terms of the employee matters agreement) all obligations under Entergy collective bargaining agreements to the extent they apply to TransCo Employees.

Service Crediting

TransCo Employees generally will be credited at ITC for all of their pre-closing service at Entergy. For at least 36 months after closing, ITC will provide nonunion employees with substantially comparable cash compensation opportunities and benefits with a substantially comparable aggregate value (exclusive of nonqualified deferred compensation and equity compensation benefits) and with a substantially comparable value for each benefit kind. Severance benefits for that 36-month period will not be less than a specified level.

Pension/401(k) Benefits

No qualified defined benefit pension plan assets or liabilities will be transferred from Entergy to TransCo or ITC. ITC will establish or maintain a qualified defined benefit pension plan as of the closing date for each TransCo Employee that is substantially identical to the terms of the Entergy qualified defined benefit pension plan in which the respective TransCo Employee participated before the closing and that credits service with Entergy before the closing for all purposes, including early retirement subsidy eligibility. However, the Entergy plan will remain liable for payment of the benefits attributable to pre-closing service, which benefit will be made fully vested by Entergy as of the date the TransCo Employees cease to be employed by Entergy; the ITC plan will determine the pension benefit based on the combined Entergy/ITC service of TransCo Employees, but the benefit actually payable under the ITC plan will be reduced by the value of the benefit payable under the Entergy plan in respect of such employee’s pre-closing service.

The 401(k) plan accounts of TransCo Employees at Entergy will be transferred to the ITC 401(k) plan. Entergy will cause each TransCo Employee’s 401(k) account balance to be fully vested as of the date the TransCo Employees cease to be employed by Entergy. Subject to any applicable fiduciary duty constraints, any Entergy or ITC common stock that is transferred to the ITC 401(k) plan will not be made subject to divestiture for at least 6 months after closing (or up to 12 months if approved by the FERC).

Welfare Benefit Plans

TransCo Employees will begin participation in ITC welfare benefit plans effective as of the closing date. Entergy generally will retain liability for medical claims incurred before the closing date, and ITC generally will assume liability for claims incurred on and after the closing date. ITC will assume the health and dependent care flexible spending account plan obligations of TransCo Employees, and net account balances will be transferred from the Entergy flexible spending account plan to the ITC flexible spending account plan. ITC will assume and honor accrued but unused vacation time and other paid time off benefits attributable to pre-closing service at Entergy. However, ITC may require that any carry-over amounts in excess of what could have been carried over under the applicable ITC vacation plan be used by March 31 of the year following closing.

ITC will assume Entergy’s retiree welfare benefit obligations to TransCo Employees, including those of TransCo Employees already eligible for benefits as of closing. A proportional amount of Entergy’s existing funding of those benefits will be transferred from the applicable Entergy trust to an ITC trust, and those assets may be used only to provide retiree welfare benefits to TransCo Employees. ITC may not amend or terminate the retiree benefits for TransCo Employees until the later of the third anniversary of the closing or the exhaustion of the transferred assets held in ITC’s trust.

Nonqualified Deferred Compensation Plans

ITC will assume liabilities under Entergy’s nonqualified deferred compensation plans for the three participants in those plans presently identified as TransCo Employees and ITC will establish or maintain nonqualified deferred compensation plans to perform, pay and discharge such liabilities when they become due.

Entergy will otherwise retain nonqualified deferred compensation plan liabilities. There will be no transfer of assets from Entergy’s nonqualified deferred compensation plans to ITC’s nonqualified deferred compensation plans. For purposes of determining when the Entergy plan benefit becomes payable, service at ITC will be treated as service at Entergy, such that the closing will not represent a distributable event under the Entergy plans for TransCo Employees.

Equity Incentive Awards

Entergy equity incentive awards (stock options, restricted stock and restricted stock units) held by TransCo Employees will be converted into ITC awards that have the same intrinsic value immediately after the closing (based on ITC common stock value) as they had immediately before the closing (based on Entergy common stock value). The substitute ITC awards will continue to vest and be exercisable on the same basis as applied at Entergy before the closing (treating ITC service as service for Entergy). The treatment of equity incentive awards held by individuals who are not TransCo Employees is not addressed in the employee matters agreement, and as of the date of this proxy statement/prospectus, the Entergy compensation committee has not made a determination regarding the nature of the adjustment to be made to those awards.

Annual and Long-Term Incentive Bonuses

Entergy will pay out at closing to TransCo Employees their annual and long-term incentive bonuses for any then pending performance periods at the target level of performance, pro-rated for the applicable portion of the performance period ending on the closing date. The treatment of bonuses held by individuals who are not TransCo Employees is not addressed in the employee matters agreement; bonuses held by such employees will be payable on their otherwise applicable schedule, and post-closing performance of ITC will be taken into account as applicable in an equitable way in determining the extent of performance achievement.

Miscellaneous

The indemnification and dispute resolution procedures in the employee matters agreement are generally consistent with those under the separation agreement. As noted above, however, there are special dispute procedures for the identification of TransCo Employees. The employee matters agreement is governed by Delaware law.

Generator Interconnection Agreement

In connection with the separation agreement, the TransCo Subs, the Utility Operating Companies and MISO will enter into generator interconnection agreements, referred to as the generator interconnection agreements, effective as of the separation date. These three-party agreements will govern the direct interconnection and operation of the Utility Operating Companies electricity generating assets to the TransCo Subs transmission system.

The term of the generator interconnection agreements will be for 20 years unless otherwise terminated by one of the parties as specified in the agreements (subject to notice and approval of the FERC). Unless terminated under the agreements, the generator interconnection agreements shall be automatically renewed for each successive one-year period after the expiration of the initial term.

Distribution-Transmission Interconnection Agreement

In connection with the separation agreement, each TransCo Sub will enter a distribution-transmission interconnection agreement with each Utility Operating Company whose distribution system is connected with its transmission system, referred to as the distribution-transmission interconnection agreement, effective as of the separation date. Each distribution-transmission interconnection agreement will provide for the continued interconnection of the Utility Operating Companies distribution system with the TransCo Subs transmission system and will define the continuing rights, responsibilities and obligations of the parties with respect to the use of certain of their own and the other party’s properties, assets and facilities. Under each distribution-transmission interconnection agreement, each TransCo Sub will agree to provide the applicable Utility Operating Company with interconnection service at the existing system interconnection points, and the parties will have mutual responsibility for maintaining their interconnection in accordance with good utility practice as well as any applicable federal or state standards.

The initial term of the distribution-transmission interconnection agreement will be twenty years with one-year automatic renewals thereafter, in each case unless otherwise terminated by one of the parties as specified in the agreement (subject to notice and FERC approval).

Agreements Related to the Exchange Trust and Exchange Offer

Pursuant to the terms of the merger agreement, Entergy may elect, at least thirty (30) business days prior to the closing to retain up to the number of TransCo common units that would convert in the merger to up to 4.9999% of the total number of shares of ITC common stock outstanding immediately following the consummation of the merger that otherwise would have been distributed in the distribution, such election is referred to as the exchange trust election. If Entergy makes an exchange trust election, and subject to the conditions in the merger agreement, Entergy, TransCo, ITC and a trustee will enter into a trust agreement, referred to as the exchange trust agreement. At the same time the exchange trust agreement is entered into, Entergy, ITC and the trustee will enter into a registration rights agreement. The following discussion summarizes the material provisions of the exchange trust agreement and the registration rights agreement.

Exchange Trust Agreement

Under the terms of the exchange trust agreement, at the time of the distribution, Entergy will transfer an amount of TransCo common units that would convert in the merger to up to 4.9999% of the total number of shares of ITC common stock outstanding immediately following the consummation of the merger to an irrevocable Delaware trust, referred to as the exchange trust. The TransCo common units transferred to the exchange trust will not be distributed to Entergy shareholders in the distribution and, at the closing, will convert into ITC common stock in the merger. After the transfer, the trustee of the exchange trust will own and hold unconditionally all right, title and interest in and to the TransCo common units transferred to the trust, and subsequently in and to the ITC common stock, for the benefit of Entergy and Entergy shareholders; provided, however, in no event will the ITC common stock held by the exchange trust be transferred to Entergy. Each Entergy shareholder’s beneficial interest in the exchange trust is equal to and indivisible from such shareholder’s pro rata ownership of shares of common stock of Entergy. Shares of Entergy common stock held by Entergy or any of its subsidiaries have no beneficial interest in the trust. Entergy shareholders will have no right to enforce any provision of the exchange trust agreement.

Dividends

The trust will receive any dividends ITC pays on its shares of ITC common stock with respect to the ITC common stock held by the trust. The trustee will elect, in its sole discretion, to either donate the proceeds of any such dividends to a qualified charity selected by the trustee or to distribute the proceeds of any such dividends to Entergy shareholders in connection with any exchange trust exchange offer or trust distribution.

Transferability of Beneficial Interest

Entergy shareholders will not be able to assign, sell or otherwise transfer or divide their beneficial interest in the exchange trust. When an Entergy shareholder sells or otherwise transfers its shares of Entergy common stock, the shares of Entergy common stock will automatically carry with them the seller’s beneficial interest in the exchange trust. Entergy will not be able to assign, sell or otherwise transfer or divide its beneficial interest in the exchange trust.

Duration of Trust

The exchange trust terminates on the date on which all exchange trust shares have been exchanged or distributed to Entergy shareholders, as described below.

Voting Rights

The trustee will vote all TransCo common units or ITC common stock held in the exchange trust with respect to all matters to come before holders of TransCo common units or ITC shareholders at any meeting of holders of TransCo common units or ITC shareholders in the same proportion as all other TransCo common units or ITC common stock are voted. The trustee will not enter into any other voting agreement with any other party. Entergy and its affiliates will not take any actions to directly influence any vote of holders of TransCo common units or ITC common stock that occurs as long as the trust holds any TransCo common units or ITC common stock.

Release of Shares

The trustee will not distribute, sell or otherwise transfer the ITC common stock held by the trust except in connection with an exchange trust exchange offer or in connection with the trust distribution to Entergy’s shareholders, each as provided by and subject to the conditions in the exchange trust agreement or the registration rights agreement. ITC will not record on its books any such distribution, sale or transfer that is not permitted below. In no event will the trustee deliver or return the ITC common stock held by the exchange trust to Entergy or any of its affiliates, except to an affiliate who otherwise receives shares as an Entergy shareholder. The trustee will release the shares in the following circumstances only:

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Exchange Trust Exchange Offer. Upon written notice from Entergy, the trustee will use reasonable best efforts to promptly commence an exchange offer wherein the trustee will accept all Entergy common stock validly tendered in exchange for the corresponding number of ITC common stock under the exchange ratio established pursuant to irrevocable terms contained in the exchange trust agreement at the time it is entered into, subject to certain conditions specified in the exchange trust agreement.

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Mandatory Trust Distribution of ITC Common Stock. If any ITC common stock remains in the trust on the 20th business day prior to the completion of the trust period, which is six months after the date of the distribution of TransCo common units to Entergy shareholders in the distribution, the trustee will effectuate a distribution. Each Entergy shareholder of record on the record date will receive a pro rata share of the remaining ITC common stock held by the exchange trust in such distribution. The record date will be the first business day that is 10 days prior to the end of the trust period. However, Entergy has sole discretion to determine an earlier record date and distribution date, provided that the record date is on a day the NYSE is open for trading and between 20 business days and 10 calendar days prior to the end of the trust period. In addition, Entergy must provide 10 days notice between the declaration of the record date and the record date.

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Distribution of ITC Common Stock Prior to a Merger Event. In the event ITC or Entergy merges into a non-wholly owned subsidiary and ITC or Entergy, as applicable, is not the surviving entity in such merger or enters into any other transaction where ITC or Entergy, as applicable, ceases to exist for U.S. federal income tax purposes, the trustee will take all necessary action to facilitate a distribution to Entergy’s shareholders of any remaining ITC common stock held by the exchange trust at least one day prior to ITC or Entergy, as applicable, effectuating such merger or other transaction. Each Entergy shareholder will receive a pro rata share of the remaining ITC common stock in such distribution.

Limitation on M&A Events

During the trust period, the trustee will be prohibited from participating in any tender offer for ITC common stock by ITC or any third party.

No Right to Tendered Shares

The trustee will deliver to Entergy any shares of Entergy common stock that are tendered in an exchange trust exchange offer.

Expenses and Indemnification

Entergy will reimburse ITC for all documented fees or expenses reasonably paid or incurred by ITC in connection with the exchange trust agreement. With certain exceptions, Entergy will indemnify ITC from and against any liabilities to which ITC becomes subject by reason of its participation in an exchange trust exchange offer or a trust distribution, except to the extent such liability was caused by ITC’s gross negligence or willful misconduct, or a breach of agreement.

Registration Rights Agreement

The shares of ITC common stock held by the exchange trust after the separation may be deemed “restricted securities” as defined in Securities Act Rule 144. Accordingly, Entergy and the exchange trust will not be able to participate in an exchange trust exchange offer or trust distribution pursuant to their obligations under the trust exchange arrangement without registration under the Securities Act (assuming, with respect to the trust distribution, an exemption from the registration requirements under the Securities Act is unavailable). At the same time the exchange trust agreement is entered into, ITC will enter into a registration rights agreement with Entergy and the trustee under which, at the request of Entergy, ITC will use its reasonable best efforts to register the shares of ITC common stock that are held by the exchange trust in connection with any exchange trust exchange offer (or the trust distribution, if necessary) under the Securities Act. As long as the exchange trust holds any shares of ITC common stock and until one exchange trust exchange offer has been completed, Entergy can request registration in connection with an exchange trust exchange offer.

The rights under the registration rights agreement will terminate once the exchange trust no longer holds any shares of ITC common stock. ITC has agreed to cooperate in these registrations and related offerings. Entergy will pay all reasonable and documented expenses payable in connection with such registrations.

In addition, ITC will indemnify each of Entergy and the trustee from and against any liabilities to which either Entergy or the trustee, as the case may be, becomes subject and which arise out of any alleged material misstatement or omission in any registration statement (including the prospectus contained therein), or information statement filed with the SEC pursuant to the registration rights agreement or any communications filed with the SEC in connection with such documents, except for any such material misstatement or omission included in information relating to Entergy or the trustee, as the case may be, that was furnished to ITC by or on behalf of Entergy or the trustee. Correspondingly, Entergy will indemnify ITC from and against any liabilities to which ITC becomes subject and which arise out of any alleged material misstatement or omission in any registration statement (including the prospectus contained therein) or information statement filed with the SEC pursuant to the registration rights agreement or any communications filed with the SEC in connection with such documents, provided that such material misstatement or omission was included in information relating to Entergy that was furnished to ITC by or on behalf of Entergy.

OTHER AGREEMENTS

In addition to the agreements described above, Entergy, ITC and/or their respective affiliates will also enter into other agreements in connection with the consummation of the transaction, which are described below.

Transition Services Agreements

In connection with the separation agreement, the TransCo Subs and the Utility Operating Companies and ESI will enter into two transition services agreements, referred to as the transition services agreements, each effective as of the separation date. In order to facilitate the transition of Entergy’s Transmission Business to TransCo (which, after the merger, will be a wholly owned subsidiary of ITC), under these agreements each party will provide the other party, on a cost basis, with specified services for a limited time following the completion of the merger. The services to be provided under the transition services agreements include the following: field support services, engineering support services, site access services and corporate support services.

The transition services agreements also address certain matters with respect to the provision of such services, including the management of the relationship between the parties, the use of and access to each other’s records, confidentiality and proprietary rights.

The initial term of each transition services agreement will be for a period of one year after the date of the agreement, unless earlier terminated as provided in the agreement. Each of the service recipients will have the option of extending the services (or as provided therein, a portion of the services) twice for a period of up to six months (with a maximum one year extension) by providing three months prior notice.

Each of the service recipients will generally be able to terminate any services provided by giving two months prior notice to the other party.

The parties to these agreements generally agree to indemnify each other and each other’s related parties from claims related to the receipt of these services.

Software / IP License Agreement

On the separation date, ESI, each Utility Operating Company and each of their respective TransCo Subs will enter into a software/IP license agreement, under which each Utility Operating Company will grant to its respective TransCo Sub an irrevocable license to use (i) the computer programs, software and applications owned by Entergy or its subsidiaries that are used (but not exclusively used) in the operation of the systems and equipment necessary for the operation and control of the transmission line facilities and transmission substation facilities and (ii) certain intellectual property rights owned by Entergy or its subsidiaries that are used (but not exclusively used) in Entergy’s Transmission Business, in each case as of the separation time. Each TransCo Sub, as licensee, may sublicense its rights under the software/IP license agreement to its affiliates; contractors, distributors and suppliers performing services solely for the purposes of performing such services for the applicable TransCo Sub or its affiliates; any joint venture in which such TransCo Sub has a 50% or more interest. The software/IP license agreement will be effective prior to the closing of the merger.

Pole Attachment Agreement for Electric Distribution Facilities

The pole attachment agreement for electric distribution facilities, referred to as the distribution attachment agreement, provides for the attachment of Entergy-owned distribution facilities to and upon certain ITC poles, towers, substations and other multi-use transmission structures in Entergy’s service territory, including those transferred to ITC as a result of the transactions contemplated by the separation agreement and merger agreement. The distribution attachment agreement also provides for the over-building of ITC transmission facilities upon Entergy distribution structures and rights of way.

The distribution attachment agreement will be effective as of the separation date and will continue for an initial term of twenty (20) years thereafter, and will then continue automatically thereafter unless a party delivers notice of intent to terminate at least eight (8) years before that party’s proposed date of termination. Either party may terminate the distribution attachment agreement upon the other party’s failure to cure any breach of any material condition therein, including failure to make any required payment, failure to grant access to the other party’s facilities, failure to provide required information or data, a party’s abandonment of its work or its facilities, a party’s bankruptcy or insolvency, or a party’s assignment of the distribution attachment agreement in a manner inconsistent with its terms.

The distribution attachment agreement (i) recognizes Entergy’s reserved license and right to continue to attach its existing distribution facilities to and upon those multi-use transmission structures to which those facilities are currently attached and those multi-use transmission structures existing on the separation date and capable of accepting distribution attachments and (ii) grants a license and the right to make new distribution attachments to new multi-use transmission structures in Entergy’s service territory constructed after the separation date. With respect to its reserved license to continue to attach to existing structures, Entergy will not be assessed a license fee for the duration of the term of the distribution attachment agreement. With respect to any newly granted licenses, Entergy will not be assessed a license attachment fee unless and until ITC has a rate for such fee on file at FERC. In either case, each party is generally responsible for the costs of maintaining, replacing or improving its own facilities.

The distribution attachment agreement also establishes a process by which ITC may request to over-build transmission upon existing distribution structure rights of way. After any such over-build, Entergy will retain a reserved license for the continued attachment of its facilities to any resulting new transmission structures.

The Transmission Structure Attachment Agreement for Telecommunications Facilities

The transmission structure attachment agreement for telecommunications facilities, referred to as the telecommunications attachment agreement, provides for the continued and future attachment of Entergy-owned telecommunications facilities to and upon certain ITC poles, towers, substations and other transmission structures in Entergy’s service territory, including those transferred to ITC as a result of the transactions contemplated by the separation agreement and merger agreement. The telecommunications attachment agreement also provides ITC the right to use certain capacity on the Entergy telecommunications system and receive related support services (referred to as the designated telecommunications services) for purposes of supporting the transmission business acquired from Entergy.

The telecommunications attachment agreement will be effective as of the separation date and will continue for an initial term of twenty (20) years thereafter, and will then continue automatically thereafter unless a party delivers notice of intent to terminate at least eight (8) years before that party’s proposed date of termination. Either party may terminate the telecommunications attachment agreement upon the other party’s failure to cure any breach of any material condition therein, including failure to provide any required information or data, a party’s abandonment of its work or its facilities, a party’s bankruptcy or insolvency, or a party’s assignment of the telecommunications attachment agreement in a manner inconsistent with its terms.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR ITC’S NAMED EXECUTIVE OFFICERS

Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, ITC is seeking approval of a non-binding, advisory proposal to approve the compensation of ITC’s named executive officers that is based on or otherwise relates to the merger as disclosed above in the section entitled “Interests of Certain Persons in the Merger.” The proposal gives ITC’s shareholders the opportunity to express their views on the merger-related compensation of ITC’s named executive officers.

Accordingly, ITC is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to ITC’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Certain Persons in the Merger,” are hereby APPROVED.”

Vote Required and ITC Board of Directors Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the merger proposals. Accordingly, you may vote against this proposal on merger-related executive compensation and vote to approve the merger proposals and vice versa. Because the vote is advisory in nature, it will not be binding on ITC, regardless of whether the merger proposals are approved. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by ITC’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to approve the merger proposals. Because the merger-related executive compensation that may be paid in connection with the merger is based on contractual arrangements with the named executives, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger is completed (subject only to the contractual conditions applicable thereto).

The proposal to approve, by non-binding advisory vote, certain compensation arrangements for ITC’s named executive officers in connection with the merger will be approved if a majority of the votes cast, in person or by proxy, at the special meeting vote “FOR” such proposal.

THE ITC BOARD OF DIRECTORS RECOMMENDS THAT ITC SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY ITC’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

DESCRIPTION OF CAPITAL STOCK OF ITC AND THE COMBINED COMPANY

The following is a summary of the material terms of ITC’s capital stock and the provisions of ITC’s amended and restated articles of incorporation and third amended and restated bylaws. It also summarizes relevant provisions of the MBCA. Since the terms of ITC’s articles of incorporation and bylaws and the MBCA are more detailed than the general information provided below, all shareholders are urged to read the actual provisions of those documents and the MBCA. The following summary of ITC’s capital stock is subject in all respects to the MBCA, ITC’s articles of incorporation and ITC’s bylaws. ITC’s articles of incorporation and bylaws are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part. After the merger, ITC’s articles of incorporation and bylaws will remain unchanged except for, to the extent authorized by the ITC shareholders at the special meeting, an increase in the number of authorized shares of common stock, and ITC’s articles of incorporation (as so amended) and bylaws will be the articles of incorporation and bylaws of the combined company.

General

As of the date of this proxy statement/prospectus, ITC’s authorized capital stock consisted of:

•	100,000,000 shares of common stock, without par value; and

•	10,000,000 shares of preferred stock, without par value.

If ITC shareholders at the special meeting approve the proposal to amend the articles of incorporation to increase the number of authorized shares of ITC common stock, the number of authorized shares of common stock will be increased to 300,000,000 pursuant to an amendment to the amended and restated articles of incorporation to be filed by ITC. As of the record date, there were approximately [—] shares of ITC common stock outstanding and no shares of preferred stock outstanding, and approximately [—] holders of record of ITC common stock.

Common Stock

All shares of ITC common stock to be outstanding upon consummation of the merger will be validly issued, fully paid and nonassessable.

Voting Rights

Each holder of ITC common stock, including holders of ITC common stock subject to restricted stock awards, is entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors, subject to the restrictions on market participants described below. Holders of ITC common stock have no cumulative voting rights in the election of directors.

Dividends

Holders of ITC common stock, including holders of ITC common stock subject to restricted stock awards, are entitled to receive dividends or other distributions declared by the ITC board of directors. The right of the ITC board of directors to declare dividends is subject to the right of any holders of ITC’s preferred stock, to the extent that any preferred stock is authorized and issued, and the availability under the MBCA of sufficient funds to pay dividends. ITC has not issued any shares of preferred stock. The declaration and payment of dividends is subject to the discretion of the ITC board of directors and depends on various factors, including ITC’s net income, financial condition, cash requirements, future prospects and other factors deemed relevant by the ITC board of directors. As a holding company with no business operations, ITC’s material assets consist primarily of the stock and membership interests in ITC’s regulated operating subsidiaries (International Transmission Company, Michigan Electric Transmission Company, ITC Midwest LLC and ITC Great Plains, LLC) and any

other subsidiaries ITC may have and cash on hand. ITC’s only sources of cash to pay dividends to ITC shareholders are dividends and other payments received by ITC from time to time from ITC’s regulated operating subsidiaries and any other subsidiaries ITC may have and the proceeds raised from the sale of ITC’s debt and equity securities. Each of ITC’s regulated operating subsidiaries, however, is legally distinct from ITC and has no obligation, contingent or otherwise, to make funds available to us for the payment of dividends to ITC shareholders or otherwise. The ability of each of ITC’s regulated operating subsidiaries and any other subsidiaries ITC may have to pay dividends and make other payments to ITC is subject to, among other things, the availability of funds, after taking into account capital expenditure requirements, the terms of its indebtedness, applicable state laws and regulations of the FERC and the FPA. The debt agreements to which ITC or its regulated operating subsidiaries is a party contain numerous financial covenants that could limit ITC’s ability to pay dividends, as well as covenants that prohibit ITC from paying dividends if ITC is in default under its revolving credit facilities.

Liquidation Rights

If ITC is dissolved, the holders of ITC common stock will share ratably in the distribution of all assets that remain after ITC pays all of its liabilities and satisfies its obligations to the holders of any of ITC’s preferred stock, to the extent that any preferred stock is authorized and issued.

Preemptive and Other Rights

Holders of ITC common stock have no preemptive rights to purchase or subscribe for any stock or other securities of ITC and, other than as described below, there are no conversion rights or redemption or sinking fund provisions with respect to ITC common stock.

Restrictions on Ownership by Market Participants

ITC’s articles of incorporation include the following restrictions on issuance to, and ownership and voting of ITC’s capital stock by, “market participants,” as defined below, which are provisions to ensure that ITC’s regulated operating subsidiaries (International Transmission Company, Michigan Electric Transmission Company, ITC Midwest LLC and ITC Great Plains, LLC) remain “independent” transmission companies eligible for favorable regulatory treatment, consistent with FERC orders.

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ITC is restricted from issuing any shares of capital stock or recording any transfer of shares if the issuance or transfer would cause any market participant, either individually or together with members of its “group” (as defined in the SEC’s beneficial ownership rules), to beneficially own 5% or more of any class or series of ITC capital stock, provided that ITC may issue shares in excess of 5% to underwriters or initial purchasers in underwritten offerings or private placements approved by the ITC board of directors. In addition, this restriction will not preclude settlement of any transfer that occurs on the NYSE (or another national securities exchange or automated inter-dealer quotation system on which the shares may trade).

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If a market participant, together with its group members, beneficially owns 5% or more of any class or series of ITC capital stock, that market participant, together with its group members, will not be permitted to exercise voting rights on shares constituting 5% or more of that class or series.

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ITC has the right to redeem shares of ITC capital stock beneficially owned by a market participant (or its group members) if that market participant, together with its group members, beneficially owns 5% or more of any class or series of ITC capital stock so that the market participant, together with its group members, ceases to beneficially own 5% or more of that class or series.

Prior to redeeming any shares, ITC will be required to give at least 45 days’ written notice to the holder of the shares. Prior to the redemption date, the shareholder may sell any shares that would otherwise be redeemed to avoid redemption of those shares. The redemption price for any shares redeemed will be the fair market value of the shares, as determined by the ITC board of directors in good faith. If ITC shares of common stock are listed on the NYSE (or another national securities exchange or automated inter-dealer quotation system), the fair market value will be equal to the lesser of (x) the volume weighted average price for the shares over the 10 most recent trading days immediately prior to the delivery of the redemption notice and (y) the volume weighted average price for the shares over the 10 trading days immediately prior to the date the shares are redeemed. Shares of ITC common stock are currently listed on the NYSE.

A “market participant” has the meaning given to that term by the FERC and includes:

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an entity that, either directly or through an affiliate, sells or brokers electric energy, or provides ancillary services to ITC’s regulated operating subsidiaries or MISO or SPP (unless the FERC finds that the entity does not have economic or commercial interests that would be significantly affected by the actions or decisions of the regulated operating subsidiary or MISO or SPP); or

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any other entity that the FERC finds to be a market participant because it has economic or commercial interests that would be significantly affected by the actions or decisions of ITC’s regulated operating subsidiaries or MISO or SPP.

An affiliate, for these purposes, includes any person that directly or indirectly owns, controls or holds with the power to vote 5% or more of the outstanding voting securities of such specified company.

A determination by the ITC board of directors, acting in good faith, that a person or entity is a market participant will be binding on all ITC shareholders. In determining whether any shares of capital stock are beneficially owned by a market participant, or its group members, the ITC board of directors may rely solely on ITC’s stock transfer records, public filings with the SEC on Schedule 13G or Schedule 13D by beneficial owners of ITC common stock and on the declarations described below.

Certain Shareholders Required to Certify as to Market Participant Relationships

ITC’s articles of incorporation permit, and require if ITC requests, the following persons or entities to make certain declarations to ITC:

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any person or entity that, together with its group members, acquires beneficial ownership of 5% or more of any class or series of capital stock of ITC and which has made a filing with the SEC under Regulation 13D-G in respect of such beneficial ownership; or

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any person or entity (other than a depositary institution or broker-dealer who is not a beneficial owner for purposes of Regulation 13D-G) that is a record holder of 5% or more of any class or series of capital stock of ITC.

The declaration must be delivered to ITC within 10 days of any request and must include the following information:

•	the number of shares of ITC capital stock beneficially owned by such person or entity, together with its group members, together with the name of the record holders of such shares; and

•

a certification by such person or entity that neither it nor its group members is a market participant (or, in lieu of such certification, the shareholder may deliver a certified list of all of such person’s or entity’s activities and investments related to the sale, marketing, trading, brokering or distribution of electric energy or provision of ancillary services to ITC’s regulated operating subsidiaries or to MISO or SPP, as applicable).

Any person, entity or group that fails to deliver the declaration when requested by ITC to do so will be deemed to be a market participant for purposes of the voting restrictions and redemption provisions described above, unless that person, entity or group subsequently delivers the required declaration to ITC and the ITC board of directors determines that such person, entity or group is not a market participant.

Preferred Stock

ITC’s articles of incorporation authorize the ITC board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which ITC’s common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by ITC shareholders. The ITC board of directors is authorized to determine, with respect to any series of preferred stock, the terms and rights of that series including:

•	the number of shares of the series;

•	the designation of the series;

•	the rights with respect to dividends, if any, of the series;

•	the conversion and redemption rights, if any, of the series;

•	the rights of holders of the series upon liquidation, dissolution or winding up of ITC, or in the event of any merger, consolidation or sale of assets;

•	the terms of any sinking fund, redemption, repurchase or purchase account, if any, to be provided for shares of the series;

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the series; and

•	the voting rights, if any, of the holders of the series.

Provisions That May Discourage Takeovers

The MBCA and ITC’s articles of incorporation and bylaws contain provisions that may have the effect of discouraging transactions involving an actual or threatened change of control. These provisions could protect the continuity of the ITC board of directors and management and possibly deprive ITC shareholders of an opportunity to sell their shares of ITC common stock at prices higher than the prevailing market prices. The following description is subject in its entirety to applicable provisions of the MBCA and ITC’s articles of incorporation and bylaws.

Availability of Authorized but Unissued Shares

Under the terms of ITC’s articles of incorporation, the ITC board of directors may issue shares of authorized common stock without ITC shareholder approval. However, the listing requirements of the NYSE, which would apply so long as ITC’s common stock is listed on the NYSE, require shareholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. If the ITC board of directors decides to issue shares to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of ITC by means of a merger, tender offer, proxy contest or otherwise.

Issuance of Preferred Stock

In addition, the ITC board of directors could issue shares of preferred stock having voting rights that adversely affect the voting power of holders of ITC common stock, which could have the effect of delaying, deferring or impeding a change in control of ITC. Authorized but unissued shares of common stock (as described above) or preferred stock also could be used to dilute the stock ownership of persons seeking to obtain control of ITC, including dilution through a shareholder rights plan of the type commonly known as a “poison pill,” which the ITC board of directors could adopt without a shareholder vote.

No Cumulative Voting

Under the MBCA, shareholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. ITC’s articles of incorporation do not provide for cumulative voting.

Limitation on Calling Special Meetings of Shareholders

The MBCA allows the ITC board of directors or officers, directors or shareholders authorized in ITC’s bylaws to call special meetings of shareholders. ITC’s bylaws provide that a special meeting may be called by the ITC board of directors, the chairperson of the ITC board of directors (if the office is filled) or ITC’s president, and shall be called by ITC’s president or corporate secretary at the written request of ITC shareholders holding a majority of the outstanding shares of ITC common stock entitled to vote at the proposed special meeting. Business to be transacted at a special meeting is limited by ITC’s bylaws to the purpose or purposes stated in the notice of the meeting.

Action Without Meeting of Shareholders

Any action required or permitted by the MBCA to be taken at a meeting of ITC shareholders, directors or a committee of directors may be taken without a meeting, without prior notice and without a vote, if all of the ITC shareholders, directors or committee members entitled to vote consent to such action in writing, or to the extent permitted by the MBCA, by electronic transmission, before or after the action is taken.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

ITC’s bylaws provide that ITC shareholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of ITC shareholders must provide timely notice of their proposal in writing to the ITC corporate secretary. Generally, to be timely, a shareholder’s notice must be received by the ITC corporate secretary at ITC’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting or, in the case of a special meeting, the date of the special meeting. ITC’s bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede ITC shareholders’ ability to bring matters before an annual or special meeting of shareholders or make nominations for directors at an annual or special meeting of shareholders.

Business Combinations and Change of Control

The MBCA contains statutes which regulate business combinations and changes in control of Michigan corporations.

Chapter 7A of the MBCA provides that a business combination subject to Chapter 7A between a covered Michigan corporation or any of its subsidiaries and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally requires the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than two thirds of the votes of each class of stock entitled to vote (excluding voting shares owned by such 10% or more owner), voting as a separate class. These requirements do not apply if (1) the corporation’s board of directors approves the transaction before the 10% or more owner becomes such or (2) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% or more owner has been such for at least five years. Chapter 7A business combinations include, among other transactions, mergers, significant asset transfers, certain disproportionate issuances of shares to an interested shareholder, certain reclassifications and recapitalizations disproportionately favorable to such shareholder, and the adoption of a plan of liquidation or dissolution in which such a shareholder would receive anything other than cash. Chapter 7A does not restrict the purchase of shares from other shareholders in the open market, through private transactions or acquired through a tender offer.

As permitted by Chapter 7A of the MBCA, ITC’s articles of incorporation provide that ITC is not governed by the provisions of that Chapter. In order for ITC to become subject to the provisions of Chapter 7A, ITC’s shareholders would have to vote affirmatively to amend ITC’s articles of incorporation.

Dissenters’ Rights

The MBCA generally provides that a shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, certain corporate actions on which shareholders are entitled to vote, including mergers, share exchanges, sales of all or substantially all of a corporation’s assets and certain articles amendments. However, a shareholder will generally not have dissenters’ rights if the corporation’s shares are traded on a national securities exchange, such as the NYSE, on the record date, or if shareholders receive in the transaction cash or shares that are listed on a national securities exchange on the effective date of the transaction.

In addition to these provisions, the MBCA provides for dissenters’ rights if a corporation proposes to issue, directly or through a subsidiary, its shares, obligations, or securities in the course of a merger, acquisition of some or all of the outstanding shares of another corporation or interests in another entity, or acquisition of some or all of the assets other than cash of a corporation or other entity, have the rights to receive notice and to vote on the proposed merger or acquisition and to receive dissenters’ rights as provided if both of the following apply:

•	the securities to be issued or delivered in the acquisition are or may be converted into shares of the acquiring corporation’s common stock; and

•

the number of the acquiring corporation’s common shares to be issued or delivered, plus those initially issuable upon conversion or exchange of any other securities to be issued or delivered, will exceed 100% of the number of its common shares outstanding immediately prior to the acquisition plus the number of its common shares, if any, initially issuable upon conversion or exchange of any other securities then outstanding.

Because the issuance of shares of ITC common stock in connection with the merger satisfies these two conditions, ITC shareholders are entitled to dissenters’ rights in connection with the issuance of shares of ITC common stock in connection with the merger pursuant to the MBCA. See the section entitled “The Transactions—Dissenters’ Rights” and Annex F.

Amendment of the Articles of Incorporation

ITC’s articles of incorporation provide that they may be amended in the manner prescribed by the MBCA.

Amendment of the Bylaws

Under ITC’s bylaws, ITC’s bylaws may be amended, altered, or repealed, in whole or in part, by the shareholders or by the ITC board of directors at any meeting duly held.

Listing

After the merger, shares of ITC common stock will continue to trade on the NYSE under the symbol “ITC.”

Limitation on Liability and Indemnification of Officers and Directors

As permitted by the MBCA, ITC’s articles of incorporation and bylaws generally limit the personal liability of ITC’s directors to ITC and ITC’s shareholders for breach of their fiduciary duty and require ITC to indemnify ITC’s directors and officers to the fullest extent permitted by the MBCA. Specifically, ITC’s bylaws require ITC to indemnify its directors and officers against expenses (including actual and reasonable attorneys’ fees), judgments (other than in an action by or in the right of ITC), penalties, fines, excise taxes and settlements actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding brought against a director or officer by reason of the fact that the person is or was a director or officer of ITC or, while serving as a director or officer, is or was serving at the request of ITC as a director, officer, member, partner, trustee, employee, fiduciary or agent of another enterprise to the maximum extent permitted by, and in accordance with the procedures and requirements specified in, the MBCA. ITC’s bylaws also provide that indemnification is a contractual right between ITC and the officer or director, which may not be adversely affected by a repeal of the indemnification provisions of ITC’s bylaws.

The MBCA and ITC’s bylaws authorize ITC to purchase and maintain insurance from a third party insurer on behalf of a person who is or was a director, officer, employee or agent of ITC or who is or was serving at the request of ITC as a director, officer, partner, trustee, employee or agent of another enterprise, whether or not ITC would have the power to indemnify him or her under ITC’s bylaws or Michigan law. ITC maintains a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses from certain wrongful acts in their capacities as directors and officers and provides that the insurer will pay on behalf of ITC for those losses for which ITC has lawfully indemnified the directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the provisions described above or otherwise, ITC has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for ITC common stock.

DESCRIPTION OF TRANSCO COMMON UNITS

The following summary of the material terms of the TransCo common units and the material provisions of TransCo’s amended and restated limited liability company agreement, referred to as the TransCo operating agreement, in each case which will be in effect upon the consummation of the distribution, but does not purport to describe all of the terms thereof.

TransCo Common Units

TransCo’s capital structure consists of one class of common units representing limited liability company interests in TransCo. All TransCo common units are identical with each other in every respect. Currently, there are 1,000 common units issued, all of which are held by Entergy, the sole member of TransCo prior to the distribution. In connection with the separation, distribution and merger, TransCo will issue a number of additional TransCo common units to Entergy, such number not to be less than the number which will be necessary for the Entergy shareholders (and, if applicable, the exchange trust) immediately prior to the merger to constitute the holders of at least 50.1% of the outstanding ITC common stock immediately following the merger. Entergy will distribute 100% of the TransCo common units (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) to Entergy’s shareholders in the distribution.

At the closing of the distribution, the TransCo common units will be delivered to the distribution agent, who will hold such shares for the benefit of Entergy shareholders, or to the exchange trust, as described above. In the merger, the TransCo common units held by the distribution agent or exchange trust will be converted into ITC common stock. Following the merger, and the conversion of the TransCo common units into ITC common stock, the distribution agent will distribute shares of ITC common stock and cash in lieu of fractional share interests to Entergy shareholders on a pro rata basis in accordance with the terms of the merger agreement. Entergy shareholders will not physically receive any TransCo common units. For additional information, see the section titled “The Transactions—The Separation and Distribution.”

General

Upon consummation of the distribution, all of the outstanding TransCo common units will be duly issued. No holder of TransCo common units will be entitled to preemptive, redemption or conversion rights.

Voting Rights

Generally, TransCo’s board of managers has broad powers to conduct TransCo’s business and affairs without approval or voting of the members, except for matters expressly reserved under the TransCo operating agreement or under the Delaware Limited Liability Company Act (the “Delaware LLC Act”) to the members for decision. Whenever member approval is required for any action, either by the terms of the TransCo operating agreement or under the Delaware LLC Act, the general rule is that the affirmative vote of members holding TransCo common units representing 50.1% or more of the outstanding TransCo common units will be required. Under the TransCo operating agreement, members are entitled to vote upon all matters upon which members have the right to vote under the TransCo operating agreement or pursuant to the Delaware LLC Act, ratably in proportion to such member’s respective percentage interest in TransCo. A member’s percentage interest is the quotient obtained by dividing (i) the number of TransCo units held by the member by (ii) the total number of outstanding TransCo common units. Matters requiring an act of the members include: electing managers to the board of managers, approving certain mergers or consolidations of TransCo or certain sales, exchanges or dispositions of substantially all of TransCo’s assets (as more fully described below under “—TransCo Operating Agreement—Merger, Sale or Other Disposition of Assets”), approving any dissolution of TransCo and amending the TransCo operating agreement.

Should Entergy make the exchange trust election, pursuant to the exchange trust agreement, the trustee will vote all TransCo common units held in the exchange trust with respect to all matters to come before holders of TransCo common units at any meeting of holders of TransCo common units in the same proportion as all other

TransCo common units are voted. For additional information, see “Additional Material Agreements—Agreements Related to the Exchange Trust and Exchange Offer—Exchange Trust Agreement.”

Dividend and Distribution Rights

The TransCo board of managers shall, in its sole discretion and at any time, declare and pay distributions with respect to the TransCo common units to the members from assets lawfully available for such distribution as determined by the board of managers. Distributions shall be distributed to the members in proportion to their percentage interest in TransCo.

Liquidation Rights

Upon TransCo’s dissolution, liquidation or winding up, TransCo’s assets shall be distributed in accordance with Section 18-804 of the Delaware LLC Act as follows: (i) to creditors in satisfaction of liabilities of the limited liability company; (ii) to members and former members in satisfaction of liabilities for distributions under Section 18-601 and Section 18-604 of the Delaware LLC Act; and (iii) to members first for the return of their contributions to TransCo and second respecting their limited liability company interests in TransCo, in the proportions to their percentage interest in TransCo.

Trading Market

There currently is no trading market for the TransCo common units, and no such trading market will be established in the future.

TransCo Operating Agreement

Organization; Purpose

TransCo was formed on December 2, 2011, under the Delaware LLC Act. TransCo is permitted to engage in any activity that a limited liability company formed under Delaware law may lawfully conduct.

Agreement to be Bound by Operating Agreement; Power of Attorney

Any person who (i) receives TransCo common units pursuant to the distribution (including TransCo common units held by the distribution agent for the account of such person under the terms of the merger agreement) or (ii) purchases or otherwise lawfully acquires any TransCo common units will be admitted as a member to TransCo and become bound by the terms of the TransCo operating agreement. Pursuant to the TransCo operating agreement, each member and each person who acquires TransCo common units from a member grants to persons specifically authorized by the board of managers a power of attorney to, among other things, execute and file documents (i) required for TransCo’s qualification, continuance or dissolution, (ii) related to the admission, withdrawal, removal or substitution of members in accordance with the TransCo operating agreement, (iii) related to the determination of rights, preferences or privileges of any class or series of TransCo securities, or (iv) related to a merger, consolidation or conversion of TransCo, including the merger with ITC.

Board of Managers

The TransCo operating agreement provides that, subject to matters which are expressly reserved under the TransCo operating agreement or the Delaware LLC Act to the members for decision, the business and affairs of TransCo shall be managed by the board of managers. The TransCo operating agreement provides that at the time of the distribution, the initial board of managers will consist of three individuals. Each manager will be elected annually by the affirmative vote of members holding TransCo common units representing 50.1% or more of the outstanding TransCo common units, and will serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. Managers may be removed at any time, with or without cause, by action of a majority of the board of managers. Any vacancy on the board of managers, including a vacancy caused by any such removal, will be filled by a majority of the remaining managers.

Indemnification and Exculpation

The TransCo operating agreement eliminates the personal liability of its managers and Entergy and Entergy’s officers, directors, employees, affiliates, representatives or agents, and TransCo’s officers, employees, representatives and agents (each, referred to as a covered person) to TransCo, its members or managers or any other person for any act or omission (relating to TransCo, its property or the conduct of its business and affairs, the TransCo operating agreement or any related document or any transaction contemplated thereby) taken or omitted by the covered person in good faith in the reasonable belief that such act or omission was not contrary to the best interests of TransCo and is within the scope of the authority granted to the covered person by the TransCo operating agreement, provided that such act or omission does not constitute fraud, willful misconduct or gross negligence.

To the fullest extent permitted by the Delaware LLC Act, the Transco operating agreement requires that TransCo indemnify covered persons from and against any and all losses arising from claims in which the covered person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a covered person or which relates to or arises out of TransCo or its property, business or affairs. A covered person shall not be entitled to indemnification under the operating agreement with respect to (i) any claim with respect to which such covered person has been adjudged in a final, non-appealable order, by a court of competent jurisdiction to have engaged in fraud, willful misconduct or gross negligence or (ii) any claim initiated by such covered person unless such claim (A) was brought to enforce such covered person’s rights to indemnification hereunder or (B) was authorized or consented to by the board of managers. Expenses incurred in defending any claim by any covered person shall be paid by TransCo in advance of the final disposition of such claim upon receipt by TransCo of an undertaking by or on behalf of such covered person to repay such amount if it shall be ultimately determined that such covered person is not entitled to be indemnified by TransCo as authorized by the TransCo operating agreement.

Capital Contributions

Except with the approval of the board of managers, members are not required or permitted to make additional capital contributions to TransCo, except as described below under “—Limited Liability.”

Limited Liability

The Delaware LLC Act provides that a member of a Delaware limited liability company who receives a distribution from such company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. The fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Issuance of Additional TransCo Common Units

The TransCo operating agreement authorizes TransCo to issue additional TransCo common units at any time for the consideration and on the terms and conditions the board of managers determines, without the approval of the members.

Amendment of the Operating Agreement

The TransCo operating agreement may be amended only if approved by the board of managers and the affirmative vote of members holding TransCo common units representing 50.1% or more of the outstanding TransCo common units.

Merger, Sale or Other Disposition of Assets

The board of managers is generally prohibited from selling, exchanging or otherwise disposing of all or substantially all of TransCo’s assets in a single transaction or a series of related transactions, or merging or consolidating TransCo without the prior approval of members holding TransCo common units representing 50.1% or more of the outstanding TransCo common units; provided, that nothing in the TransCo operating agreement shall affect the validity and effectiveness of any action, agreement or consent of the board of managers, TransCo or Entergy, as the sole member of TransCo, prior to the distribution date, including, without limitation, the consent previously provided by Entergy, as the sole member of TransCo in connection with the merger with ITC or the other transactions contemplated by the merger agreement or the separation agreement and the other agreements and documents contemplated thereby.

The members are not entitled to dissenters’ rights of appraisal in the event of a merger, consolidation or conversion, a sale of all or substantially all of the assets of TransCo or TransCo’s subsidiaries, or any other transaction or event.

Termination and Dissolution

TransCo will continue as a limited liability company until terminated under the TransCo operating agreement. TransCo will dissolve upon (i) a vote by the board of managers for dissolution and approval of such vote by the members or (ii) a judicial dissolution of the company under Section 18-802 of the Delaware LLC Act.

Election to be Treated as a Corporation

When the TransCo operating agreement described above takes effect, TransCo shall elect to be treated as a corporation for federal income tax purposes.

COMPARISON OF RIGHTS OF SHAREHOLDERS BEFORE AND AFTER THE MERGER

ITC is incorporated in the State of Michigan and the rights of ITC shareholders are governed by Michigan law and by ITC’s amended and restated articles of incorporation and third amended and restated bylaws. Entergy is incorporated in the State of Delaware and the rights of Entergy shareholders are governed by Delaware law and by Entergy’s restated certificate of incorporation and bylaws. After the merger, shareholders of Entergy will also become shareholders of ITC, and their rights as such will be governed by Michigan law and ITC’s articles of incorporation and bylaws.

The following is a summary of the material differences between the rights of ITC shareholders and the rights of Entergy shareholders. Although ITC and Entergy believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of ITC shareholders and Entergy shareholders, and it is qualified in its entirety by reference to Michigan law, Delaware law, and the various documents of ITC and Entergy referenced in this summary. You should carefully read this entire proxy statement/prospectus and the other documents referenced in this proxy statement/prospectus for a more complete understanding of the differences between being a shareholder of ITC and being a shareholder of Entergy. Copies of the respective companies’ constituent documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information; Incorporation By Reference.”

ITC	Entergy
Authorized and Outstanding Capital Stock

The authorized capital stock of ITC currently is (1) 100,000,000 shares of common stock, without par value, and (2) 10,000,000 shares of preferred stock, without par value. Because it is a condition to the merger that the proposal to approve the amendment of the articles of incorporation is approved by ITC shareholders, the authorized shares of ITC common stock upon completion of the merger will be 300,000,000.

ITC’s articles of incorporation provide that the relative rights, preferences and limitations of preferred stock may be determined by the board of directors.

As of the record date, there were [—] shares of ITC common stock outstanding and no shares of preferred stock outstanding, and approximately [—] holders of record of ITC common stock.

The authorized capital stock of Entergy currently is 500,000,000 shares of common stock, par value $0.01 per share.

As of the record date, there were approximately [—] shares of Entergy common stock outstanding and approximately [—] holders of record of Entergy common stock.

Dividends
Michigan law permits a corporation to pay dividends subject to certain limitations. A corporation may not make a distribution to its shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual	Delaware law permits a corporation to pay dividends out of surplus, which is the excess of net assets of the corporation over capital, or, if the corporation does not have adequate surplus, out of net profits for the current or immediately preceding fiscal year, unless course of business, or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The declaration and payment of dividends is subject to the discretion of the ITC board of directors and depends on various factors, including ITC’s net income, financial condition, cash requirements, future prospects and other factors deemed relevant by the ITC board of directors. As a holding company with no business operations, ITC’s material assets consist primarily of the common stock or ownership interests in its subsidiaries and cash. ITC’s material cash inflows are only from dividends and other payments received from time to time from its subsidiaries and the proceeds raised from the sale of debt and equity securities. The ability of ITC’s subsidiaries to make dividend and other payments to ITC is subject to the availability of funds after taking into account the ITC subsidiaries’ funding requirements, the terms of the ITC subsidiaries’ indebtedness, the regulations of the FERC under the FPA, and applicable state laws. The debt agreements to which ITC or its regulated operating subsidiaries is a party contain numerous financial covenants that could limit ITC’s ability to pay dividends, as well as covenants that prohibit ITC from paying dividends if ITC is in default under its revolving credit facilities. Further, each of ITC’s subsidiaries is legally distinct from ITC and has no obligation, contingent or otherwise, to make funds available to ITC. For more information on ITC’s dividend policy, see “The Transactions—ITC’s Dividend Policy and $700 Million Recapitalization.”

such payment will reduce capital below the capital of any classes of shares having a preference upon distribution of assets.

The declaration and payment of dividends is subject to the discretion of the Entergy board of directors and depends on various factors, including Entergy’s earnings, financial strength, and future investment opportunities. Entergy is a holding company with no material assets other than the stock of its subsidiaries. Accordingly, all of its operations are conducted by its subsidiaries. Entergy’s ability to pay dividends on its common stock depends on the payment to it of dividends or distributions by its subsidiaries. The payments of dividends or distributions to Entergy by its subsidiaries in turn depend on their results of operations and cash flows and other items affecting retained earnings, and on any applicable legal, regulatory, or contractual limitations on the subsidiaries’ ability to pay such dividends or distributions. Provisions in the organizational documents, indentures for debt issuances, and other agreements of certain of Entergy’s subsidiaries restrict the payment of cash dividends to Entergy.

Voting Rights

Under Michigan law, an action to be taken by the vote of shareholders is authorized by the affirmative vote of the majority of votes cast by the holders of shares entitled to vote on the action, unless the MBCA or the articles of incorporation of the corporation specify a different voting requirement. Under the MBCA, abstaining or submitting a ballot marked abstain is not considered a vote cast on the action.

Each holder of ITC common stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders, including the

Under Delaware law, the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the shareholders, unless the DGCL, the certificate of incorporation or the bylaws of the corporation specify a different voting requirement.

election of directors, subject to the restrictions on market participants described below. Holders of ITC common stock have no cumulative voting rights in the election of directors.

If a market participant, together with its group members, beneficially owns 5% or more of any class or series of ITC capital stock, that market participant, together with its group members, will not be permitted to exercise voting rights on shares constituting 5% or more of that class or series.

A “market participant” has the meaning given to that term by the FERC and includes an entity that sells or brokers electric energy, or provides ancillary services to ITC’s regulated operating subsidiaries or MISO or SPP (unless the FERC finds that the entity does not have economic or commercial interests that would be significantly affected by the actions or decisions of the regulated operating subsidiary or MISO or SPP), or any other entity that the FERC finds to be a market participant because it has economic or commercial interests that would be significantly affected by the actions or decisions of ITC’s regulated operating subsidiaries or MISO or SPP.

Number of Directors; Election; Classified Board; Removal; Vacancies

Number of Directors. Under Michigan law, the minimum number of directors a corporation may have is one.

ITC’s bylaws provide that the total number of ITC directors will be not less than two and not more than ten, as determined by the ITC board of directors from time to time. ITC currently has ten directors.

The merger agreement provides that ITC will take all necessary corporate action to cause there to be, at the effective time of the merger, at least two vacancies on the ITC board of directors (either through resignations of existing directors, by increasing the size of the board or a combination thereof), which vacancies will be filled immediately after the effective time of the merger with two independent directors nominated by ITC’s nominating/corporate governance committee (after engaging an executive search firm to assist the nominating/corporate governance committee in identifying two such candidates). See the section entitled “The Transactions—Board of Directors and Management of ITC Following the Merger.”

Number of Directors. Under Delaware law, the minimum number of directors a corporation may have is one.

Entergy’s certificate of incorporation provides that the total number of Entergy directors will be not less than nine and not more than nineteen, as determined by the Entergy board of directors from time to time. Entergy currently has 11 directors.

Election. ITC’s board members are elected by plurality voting, meaning that the number of director nominees equal to the number of board seats subject to the election who receive the greatest number of votes are elected.	Election. Each Entergy board member is elected by the vote of a majority of the votes cast for such director (excluding abstentions) at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of nominees for any election of directors nominated (i) by the board of directors, (ii) any shareholder or (iii) a combination of nominees by the board of directors and any shareholder exceeds the number of directors to be elected, the nominees receiving a plurality of the votes cast by holders of shares entitled to vote at any meeting for the election of directors at which a quorum is present will be elected.

Classified Board. ITC does not have a classified board.	Classified Board. Entergy does not have a classified board.

Removal. The MBCA provides that, unless otherwise provided in the articles of incorporation, directors may be removed with or without cause by affirmative vote of a majority of the shares entitled to vote at an election.

ITC’s articles of incorporation do not provide for a different voting requirement.

Removal. Delaware law provides that directors may be removed with or without cause by holders of a majority of the shares which would be entitled to vote at an election, unless the board is classified.

Entergy’s certificate of incorporation does not provide for a different voting requirement.

Vacancies. Under Michigan law, unless otherwise limited by the articles of incorporation, vacancies and newly created directorships may be filled by the shareholders, the board of directors, or a majority of directors remaining in office, although less than a quorum.

ITC’s articles of incorporation do not provide for any limitations.

Vacancies. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board of directors as constituted immediately prior to the increase, the Delaware Court of Chancery may, upon application of shareholders holding at least ten percent of the total number of shares outstanding having the right to vote for directors, order an election to be held to fill any vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

Entergy’s bylaws provide that vacancies or newly created directorships on the Entergy board of directors may be filled by a majority of the remaining directors (excluding any director elected by any class or series of preferred stock) though less than a quorum of the board, or by a majority of the votes cast in the election of directors at a meeting of shareholders.

Shareholder Action by Written Consent

Under Michigan law, any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if before or after the action all the shareholders entitled to vote consent in writing. The articles of incorporation may provide that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing.

ITC’s articles of incorporation do not currently modify the unanimity standard under Michigan law.

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if a consent in writing, which sets forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing.

Entergy’s certificate of incorporation permits shareholders to take action by written consent signed by the holders of not less than the greater of (a) a majority of the outstanding stock of Entergy entitled to vote thereon and (b) that number of shares of stock of Entergy that would be required to take such action at a special or annual meeting of shareholders where holders of all outstanding shares of Entergy were present, setting forth the action to be taken.

Special Meetings of Shareholders

Under the MBCA, special meetings of shareholders may be called by the board of directors or by the officers, directors or shareholders as may be authorized in the bylaws. In addition, upon application of the holders of not less than 10% of all shares entitled to vote at a meeting, the circuit court may upon a special showing of good cause, order a special meeting.

ITC’s bylaws provide that special meetings may be called by the board of directors, the chairperson of the board of directors (if the office is filled) or the president and shall be called by the president or corporate secretary at the written request of shareholders holding a majority of the outstanding shares of stock of ITC entitled to vote.

Under the DGCL, special meetings of shareholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws.

Entergy’s certificate of incorporation provides that special meetings may be called by the board of directors, the chairman of the board of directors, the person, if any, designated by the board of directors as the chief executive officer, a majority of the members of the entire executive committee of the board of directors, if there shall be one, or by the holders of not less than a majority of the outstanding shares of Entergy entitled to vote at the special meeting.

Amendments to Articles or Certificate of Incorporation

Under the MBCA, an amendment to ITC’s articles of incorporation, other than certain types of immaterial amendments specified in the MBCA, must be proposed by the board of directors and approved by (unless the articles provide for a higher voting requirement) the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment and, if any class or series of shares is entitled to vote on the amendment as a class, the approval of a majority of the outstanding shares of that class or series.

ITC’s articles of incorporation do not require a higher vote.

Under the DGCL, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation’s board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation’s certificate of incorporation.

Entergy’s certificate of incorporation does not require a higher vote.

Amendments to Bylaws

Under Michigan law, the shareholders or the board of directors may amend or repeal the bylaws or adopt new bylaws unless the articles of incorporation or bylaws provide that the power to adopt new bylaws is reserved exclusively to the shareholders or that the bylaws or any particular bylaw shall not be altered or repealed by the board.

ITC’s bylaws may be amended, altered, or repealed, in whole or in part, by the shareholders or by the board of directors at any meeting duly held in accordance with the bylaws, provided that notice of the meeting includes notice of the proposed amendment, alteration, or repeal. ITC’s articles of incorporation and bylaws do not contain any restrictions on adopting, altering or repealing any bylaws.

Under Delaware law, shareholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The shareholders always have the power to adopt, amend or repeal the bylaws, even though the board may also be delegated the power.

Entergy’s bylaws may be altered, amended or repealed, and new bylaws may be adopted, by a majority of the shareholders entitled to vote or by a majority of the board of directors at any meeting duly held, provided notice of the proposed amendment shall have been given.

Notice of Shareholder Nominations and Proposals
The MBCA provides that a corporation’s bylaws may establish reasonable procedures for the submission of proposals to the corporation in advance of a shareholders meeting. ITC’s bylaws provide that any shareholder who was a shareholder of record both at the time of giving of notice and at the time of the shareholders meeting, who is entitled to vote at the meeting and who timely complies with the specified notice provisions, may nominate persons for election to the board of directors or bring other matters before the meeting if the shareholder attends the meeting (personally or by qualified representative) and makes the nomination(s) or brings such other matter(s) before the meeting.

Entergy’s bylaws provide that any shareholder who was a shareholder of record both at the time of giving of notice and on the record date for the determination of shareholders entitled to vote for the election of directors and who complies with the specified notice procedures may nominate persons for election to the board of directors at any annual or special meeting of the shareholders, if the shareholder provides timely notice.

Entergy’s bylaws further provide that a shareholder may bring other business before the annual meeting of shareholders, if the shareholder provides timely notice.

For annual meetings, to be timely, the notice must be given to ITC’s corporate secretary not earlier than 120 days and not later than 90 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date or if ITC did not hold an annual meeting in the preceding fiscal year, notice to be timely must be so delivered not earlier than 120 days and not later than 90 days prior to such annual meeting, or, if later, the tenth day following the day on which a public announcement of the date of such meeting is first made.

For special meetings, to be timely, the notice must be given to ITC’s corporate secretary not earlier than 120 days and not later than 90 days prior to such special meeting, or, if later, the tenth day following the day on which a public announcement of the date of the special meeting is first made.

If the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if given to ITC’s corporate secretary not later than ten days following the day on which such public announcement is first made.

The notice must contain specific information concerning the person to be nominated or the business proposed, as well as specific information concerning the shareholder making the nomination or proposal.

For shareholders seeking to bring business before or to nominate persons for election to the board of directors at an annual meeting, to be timely, the notice must be given to the secretary of Entergy not earlier than 85 days and not later than 60 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice to be timely must be so delivered or received not later than the close of business on the tenth day following the earlier of the date on which such notice or public disclosure of the date of the meeting was given or made.

For shareholders seeking to nominate persons for election to the board of directors at a special meeting, to be timely, the notice must be given to the secretary of Entergy not later than the close of business on the tenth day following the earlier of the date on which notice or public disclosure of the date of the special meeting was given or made.

The notice must contain specific information concerning the person to be nominated or the business proposed, as well as specific information concerning the shareholder making the nomination or proposal.

Limitation of Personal Liability of Directors and Officers
Under Michigan law, a corporation may adopt a provision in its articles of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action as a director, except liability for the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or its shareholders; (iii) a declaration of a share dividend or distribution to shareholders contrary to the restrictions of the MBCA and any restrictions contained in the corporation’s articles of incorporation for which the director voted for	Under Delaware law, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except liability for the following: (i) breaches of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

or concurred in; (iv) distribution to shareholders during or after dissolution of the corporation without paying or providing for debts, obligations, and liabilities of the corporation for which the director voted for or concurred in; (v) making a loan to a director, officer, or employee of the corporation or of a subsidiary of the corporation contrary to the MBCA; or (vi) an intentional violation of criminal law.

ITC’s articles of incorporation include such a provision and further provide that ITC directors’ liability shall be limited to the fullest extent permitted by the MBCA if the relevant MBCA provision is amended to authorize further limitation of liability. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation on personal liability existing at the time of such repeal or modification.

Entergy’s certificate of incorporation provides that, to the fullest extent authorized by Delaware law, a director of Entergy shall not be liable to Entergy or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation on personal liability existing at the time of such repeal or modification.
Indemnification of Directors and Officers
Under the MBCA, a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another entity, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In an action by or in the right of the corporation, the corporation has the power to indemnify to the same extent except that indemnification may not be made if the person has been found liable to the corporation unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, in which case indemnification may be made but only to the extent of reasonable expenses incurred. A corporation may pay or reimburse reasonable expenses in advance of final disposition if the person furnishes the corporation a written

Delaware law permits a corporation to indemnify a person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding because such person is or was an officer, director, employee or agent of the corporation, or serves or served, at the request of the corporation, as director or officer of another entity. The DGCL permits a corporation to indemnify an officer, director, employee or agent for fines, judgments or settlements, as well as for expenses, in the context of actions other than derivative actions, if such person acted in good faith and reasonably believed that such person’s actions were in, or not opposed to, the best interests of the corporation and, in a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful.

Indemnification against expenses incurred by a director or officer in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits or otherwise. A corporation may also indemnify a person made or threatened to be made a party to any threatened, pending or completed derivative action because such person was serving as a director, officer, employee or agent of the corporation, or was serving in such capacity in another entity at the request of the corporation, for expenses actually and reasonably incurred by such person in connection with the defense or settlement of such derivative action, if the person acted in good undertaking to repay the advance if it is determined that he or she did not meet the applicable standard of conduct, if any, required for indemnification. A provision in the articles of incorporation, bylaws, board resolution or agreement making indemnification mandatory shall also make the advancement of expenses mandatory unless the provision specifically provides otherwise. The MBCA also provides that to the extent the corporation has a provision in its articles of incorporation eliminating or limiting liability of directors to the corporation and its shareholders, as ITC does, the corporation may indemnify a director without a determination that the director met the required standard of conduct unless one of the statutory exceptions to the limitation on liability applies.

ITC’s articles of incorporation and bylaws provide that ITC shall indemnify directors and officers to the maximum extent permitted by the MBCA. ITC’s bylaws also require that ITC shall advance expenses to directors and officers as provided in the MBCA. Indemnification rights continue for a person who has ceased to be a director or officer and shall inure to the benefit of their heirs, executors, and administrators.

faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of such derivative suits, the corporation may not make any indemnification if such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery (or other court in which the action was brought) determines that such person is fairly and reasonably entitled to indemnity for such expenses that the relevant court deems proper.

Under Delaware law, a corporation may advance expenses incurred in defending any action as long as the person agrees to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification.

Entergy’s certificate of incorporation provides that Entergy shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL and such right to indemnification shall continue as to a person who has ceased to be a director or officer of Entergy, provided, however, that, except for proceedings to enforce rights to indemnification, Entergy shall not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized by the board of directors.

Entergy’s bylaws provide that Entergy shall indemnify any person who was or is a party or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Entergy by reason) of the fact that he is or was a director or officer of Entergy, or is or was a director or officer of Entergy serving at the request of Entergy as a director, officer, employee or agent of another entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the maximum extent permitted by the DGCL.

Entergy’s bylaws provide that Entergy shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Entergy to procure a judgment in its favor by reason of the fact that he is or was a director or officer of Entergy, or is or was a director or officer of

Entergy serving at the request of Entergy as a director, officer, employee or agent of another entity, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Entergy; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Entergy unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Transfer Restrictions

ITC is restricted from issuing shares and recording any transfer of shares if the issuance or transfer would cause any “market participant,” either individually or together with members of its “group” (as defined in the SEC’s beneficial ownership rules), to beneficially own 5% or more of any class or series of ITC capital stock. This restriction does not preclude the settlement of transfers that occur on the NYSE (or another national securities exchange or automated inter-dealer quotation system on which the shares may trade), but such transferred shares remain subject to all of the provisions and limitations relating to market participants contained in the articles of incorporation. Nor does the restriction apply to the issuance of shares or recording any transfer of shares to an investment banking institution, in its capacity as an underwriter or initial purchaser of a public offering or private placement, respectively, of shares of capital stock of the corporation if such offering or placement has been approved by the board of directors.

A “market participant” has the meaning given to that term by the FERC as previously described in this proxy statement/prospectus.

Entergy’s common stock is not subject to any transfer restrictions.
Shareholder Rights Plans
ITC does not currently have a shareholder rights plan.	Entergy does not currently have a shareholder rights plan.

Voting on Mergers; Transactions with Interested Shareholders; Control Share Acquisitions

Voting on Mergers and Similar Transactions. The MBCA generally requires (i) the affirmative vote of a majority of a constituent corporation’s outstanding shares entitled to vote, unless the articles of incorporation or the board’s authorizing resolutions require a greater vote, and (ii) if a class or series is entitled to vote on the plan as a class, the affirmative vote of the holders of a majority of the outstanding shares of the class or series, to authorize a:

•     plan of merger;

•     plan of share exchange;

•     dissolution; or

•     disposition of all or substantially all of its assets.

However, unless the articles of incorporation require otherwise or the merger is an “upside down merger,” no shareholder vote is required of a corporation surviving a merger if the corporation’s articles of incorporation are not amended by the merger and each share of stock of the corporation will be an identical share of the surviving corporation after the merger. An “upside down merger” is a merger, such as the one between ITC, Merger Sub and TransCo, in which the securities to be issued or delivered in the merger are or may be converted into shares of the acquiring corporation’s common stock and the number of the acquiring corporation’s common shares to be issued or delivered, plus those initially issuable upon conversion or exchange of any other securities to be issued or delivered, will exceed 100% of the number of its common shares outstanding immediately prior to the acquisition plus the number of its common shares, if any, initially issuable upon conversion or exchange of any other securities then outstanding. In addition, no shareholder vote is required for the acquiring corporation in a share exchange.

ITC’s articles of incorporation do not require a greater proportion than a majority affirmative vote to approve a plan of merger.

Voting on Mergers. Under Delaware law, after adoption of a resolution by the board of directors, the affirmative vote of a majority of the outstanding stock entitled to vote is required for:

•     mergers;

•     consolidations;

•     dissolutions and revocations of dissolutions; and

•     sales of substantially all of the assets of the corporation.

However, unless the certificate of incorporation requires otherwise, no vote will be required in connection with a merger where either:

•     the corporation’s certificate of incorporation is not amended, the shares of stock of the corporation remain outstanding and the common stock of the corporation to be issued in the merger plus the common stock initially issuable upon conversion of any other shares to be issued under the merger does not exceed 20% of the previously outstanding common stock; or

•     the merger is with a wholly-owned subsidiary of the corporation for the purpose of forming a holding company and, among other things, the certificate of incorporation and bylaws of the holding company immediately following the merger will be identical to the certificate of incorporation and bylaws of the corporation prior to the merger.

Entergy’s certificate of incorporation does not require a greater proportion than a majority affirmative vote to approve a merger.

Transactions with Interested Shareholders. Chapter 7A of the MBCA provides that a business combination subject to Chapter 7A between a covered Michigan corporation or any of its subsidiaries and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally requires the	Transactions with Interested Shareholders. Subject to specific exceptions, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested shareholder” (each term as defined below) for a period of three years after the date that the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than two thirds of the votes of each class of stock entitled to vote (excluding voting shares owned by such 10% or more owner), voting as a separate class. These requirements do not apply if (1) the corporation’s board of directors approves the transaction before the 10% or more owner becomes such or (2) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% or more owner has been such for at least five years. Chapter 7A business combinations include, among other transactions, mergers, significant asset transfers, certain disproportionate issuances of shares to an interested shareholder, certain reclassifications and recapitalizations disproportionately favorable to such shareholder, and the adoption of a plan of liquidation or dissolution in which such a shareholder would receive anything other than cash. Chapter 7A does not restrict the purchase of shares from other shareholders in the open market, through private transactions or through a tender offer.

As permitted by Chapter 7A, ITC’s articles of incorporation provide that ITC is not governed by the provisions of that Chapter. In order for ITC to become subject to the provisions of Chapter 7A, ITC’s shareholders would have to vote affirmatively to amend ITC’s articles of incorporation.

person became an interested shareholder, unless: (1) the board of directors of the corporation has approved, prior to that acquisition time, either the business combination or the transaction that resulted in the person becoming an interested shareholder; (2) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (3) the person became an interested shareholder on or after the time the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting of the shareholders and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

For purposes of the DGCL, “business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. Subject to various exceptions, in general, an “interested shareholder” is a person who, together with such person’s affiliates and associates, owns, or within 3 years did own, 15% or more of the corporation’s outstanding voting stock.

Entergy has not opted out of the protections of Section 203 of the DGCL.

Appraisal Rights
The MBCA generally provides that a shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, certain corporate actions on which shareholders are entitled to vote, including mergers, share exchanges, sales of all or substantially all of a corporation’s assets and certain articles amendments. However, a shareholder will generally not have dissenters’ rights if the corporation’s shares are traded on a national securities exchange, such as the NYSE, on the record date, or if shareholders receive in the transaction cash or shares that are listed on a national securities exchange on the effective date of the transaction. As a result, ITC shareholders will typically not have dissenters’ rights under the MBCA.

Under the DGCL, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Unless a corporation’s certificate of incorporation provides otherwise, these appraisal rights are not available:

•     with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation;

However, the MBCA provides for dissenters’ rights for shareholders of the acquiring corporation in an “upside down merger,” as described in this section.

Because the merger involving ITC, Merger Sub and TransCo is an “upside down merger,” ITC shareholders are entitled to dissenters’ rights in connection with the issuance of shares of ITC common stock in connection with the merger. See the section entitled “The Transactions—Dissenters’ Rights” and Annex F.

•     with respect to a merger or consolidation by a corporation the shares of which either are listed on a national securities exchange or are held of record by more than 2,000 holders, if the terms of the merger or consolidation allow the shareholders to receive only shares of the surviving corporation or shares of any other corporation that either are listed on a national securities exchange or are held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

•     to shareholders of the corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger and if some other conditions are met.

Entergy’s certificate of incorporation does not deviate from the above.

Derivative Actions
The MBCA provides that a shareholder may not commence or maintain a derivative proceeding unless the shareholder meets all of the following criteria: (i) the shareholder was a shareholder of the corporation at the time of the act or omission complained of or became a shareholder through transfer by operation of law from one who was a shareholder at that time; (ii) the shareholder fairly and adequately represents the interests of the corporation in enforcing the right of the corporation; and (iii) the shareholder continues to be a shareholder until the time of judgment, unless the failure to continue to be a shareholder is the result of corporate action in which the former shareholder did not acquiesce and the derivative proceeding was commenced prior to the termination of the former shareholder’s status as a shareholder. In addition, a shareholder may not commence a derivative proceeding until such shareholder has made a written demand upon the corporation to take suitable action and 90 days have expired from the date the demand was made unless the shareholder has earlier been notified that the demand has been rejected by the corporation or unless irreparable injury to the corporation would result by waiting for the expiration of the 90-day period.	Under Delaware Law, Entergy shareholders may bring derivative actions on behalf of, and for the benefit of, Entergy. The plaintiff in a derivative action on behalf of Entergy either must be or have been a shareholder of Entergy at the time of the transaction regarding which the shareholder complains or must be a shareholder who became a shareholder by operation of law thereafter. A shareholder may not sue derivatively on behalf of Entergy unless the shareholder first makes a demand on Entergy that it bring suit and the demand is refused, unless it is shown that making such a demand would have been a futile act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

Material U.S. Federal Income Tax Consequences to U.S. Holders of Entergy Common Stock of the Separation, Distribution, Merger, Exchange Trust Exchange Offer, and Mandatory Trust Distribution

The following discussion summarizes the material U.S. federal income tax consequences of the separation, distribution, merger, exchange trust exchange offer, mandatory trust distribution and related transactions to certain beneficial owners of Entergy common stock that hold their Entergy common stock as a capital asset for tax purposes. This discussion is based on the Code, the Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (“IRS”), and all other applicable authorities as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect.

For purposes of this summary, a “U.S. holder” means any beneficial owner that for U.S. federal income tax purposes is an individual U.S. citizen or resident; a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; a trust that (1) is subject to the primary supervision of a court within the United States and subject to the authority of one or more U.S. persons to control all substantial trust decisions, or (2) was in existence on August 20, 1996, and has properly elected under applicable Treasury regulations to be treated as a U.S. person; and any person or entity otherwise subject to U.S. federal income tax on a net income basis in respect of Entergy common stock. For the avoidance of doubt, non-U.S. individuals and non-U.S. corporations that are subject to U.S. federal income tax on a net income basis in respect of Entergy common stock, including by virtue of holding their common stock in connection with, as applicable, a U.S. trade or business or a U.S. permanent establishment, are treated as U.S. holders for purposes of this summary.

This discussion does not address the U.S. federal income tax consequences of the separation, distribution, merger, exchange trust exchange offer, mandatory trust distribution and related transactions to a beneficial owner of Entergy common stock that is not a U.S. holder. In addition, this discussion does not address the tax consequences of these transactions under applicable U.S. federal estate, gift or alternative minimum tax laws, or any state, local, foreign or other laws.

This summary is of a general nature and does not purport to deal with all tax considerations that may be relevant to persons in special tax situations, including but not limited to:

•	tax exempt entities;

•	foreign entities;

•	foreign trusts and estates and beneficiaries thereof;

•	holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation, or holders of employee stock options;

•	insurance companies;

•	financial institutions;

•	dealers or traders in securities;

•	holders who hold their shares as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated transaction,” “constructive sale” or other risk-reduction transaction;

•	mutual funds and exchange traded funds;

•	partnerships or other pass-through entities for U.S. federal income tax purposes, and investors in such entities;

•	U.S. holders that are non-U.S. corporations and subject to the potential application of the “branch profits” tax; or

•	U.S. holders whose functional currency is not the U.S. dollar.

Entergy shareholders should consult their own tax advisors concerning the tax consequences of the separation, the distribution, the merger, an exchange trust exchange offer, a mandatory trust distribution and related transactions to them, including the application of U.S. federal, state, local, foreign and other tax laws in light of their particular circumstances.

IRS Private Letter Rulings and Closing Tax Opinions Regarding the Separation, Distribution, Merger, Exchange Trust Exchange Offer, Mandatory Trust Distribution and Related Transactions

The separation, distribution, exchange trust exchange offer and mandatory trust distribution and related transactions are conditioned upon Entergy’s receipt of the IRS private letter rulings and an opinion of Cooley LLP, counsel to Entergy, that the transactions will qualify as tax-free to Entergy, TransCo and the shareholders of Entergy. Although a private letter ruling from the IRS generally is binding on the IRS, the IRS has a no-ruling policy on some requirements for a tax-free section 355 transaction. The parties will rely solely on the opinion of counsel for comfort that the requirements subject to the no-ruling policy are satisfied. The opinion of Entergy’s counsel will rely on the favorable IRS rulings with respect to the issues for which rulings have been or will be requested.

The merger is also conditioned on the receipt by ITC of an opinion from Simpson Thacher & Bartlett LLP, counsel to ITC, and the receipt by Entergy of an opinion from Cooley LLP that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.

The IRS rulings and the opinions of ITC’s and Entergy’s counsel will be based on, among other things, certain representations and assumptions as to factual matters made by Entergy, TransCo, ITC and Merger Sub, including, in the case of the IRS rulings and the opinion of Entergy’s counsel, assumptions concerning section 355(e) of the Code (discussed below). The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of IRS rulings or the opinions. None of Entergy, TransCo, ITC and Merger Sub are currently aware of any facts or circumstances that would cause these assumptions and representations to be untrue or incorrect in any material respect or that would jeopardize the conclusions requested or reached in the IRS rulings or the opinions. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the IRS rulings and the opinions of ITC’s and Entergy’s counsel will be based on law that is current at the time such rulings or opinions are issued, and cannot be relied on if such current law changes with retroactive effect.

The Separation, Distribution, Exchange Trust Exchange Offer, and Mandatory Trust Distribution

In addition to the opinion of Entergy’s counsel upon which the completion of the merger is conditioned, in connection with the effectiveness of the registration statement of which this document is a part, Cooley LLP is rendering its opinion to the effect that the separation, distribution, exchange trust exchange offer and mandatory trust distribution, taken together, will qualify under sections 368(a) and 355 of the Code and as to certain related tax consequences. The opinion assumes that the IRS will rule favorably on the issues for which rulings have been or will be sought and is based on representations and assumptions as to factual matters made by Entergy, TransCo, ITC and Merger Sub and on current law.

1. Material Federal Income Tax Consequences to Entergy

As set forth in the opinion of Cooley LLP that is issued in connection with the effectiveness of the registration statement of which this document is a part, which opinion is attached to such registration statement, Entergy will recognize no material amount of income, gain or loss as a result of the separation, distribution, exchange trust exchange offer and mandatory trust distribution. However, Entergy may recognize income, gain of loss as a result of certain intercompany transactions. Entergy will not recognize income gain, loss or deduction as a result of exchange of the TransCo debt securities for the Entergy securities.

2. Material Federal Income Tax Consequences to Entergy Shareholders

As set forth in the opinion of Cooley LLP that is issued in connection with the effectiveness of the registration statement of which this document is a part, which opinion is attached to such registration statement, the separation, distribution, exchange trust exchange offer and mandatory trust distribution will have the following tax consequences to Entergy shareholders who receive TransCo common units (in the distribution) or ITC common stock (in an exchange trust exchange offer or a mandatory trust distribution):

•

no gain or loss will be recognized by, and no amount included in the income of, Entergy shareholders upon the receipt of TransCo common units in the distribution, or ITC common stock in an exchange trust exchange offer or a mandatory trust distribution (except with respect to cash received in lieu of fractional shares of ITC common stock, as described below);

•

the tax basis of the TransCo common units issued to an Entergy shareholder in a spin-off or of ITC common stock received in a mandatory trust distribution (including fractional shares of ITC common stock for which cash is received) will be determined by allocating the tax basis of such shareholder in the shares of Entergy common stock with respect to which TransCo common units or shares of ITC common stock are received between such shares of Entergy common stock and the TransCo common units or ITC common stock in proportion to the relative fair market value of each; the tax basis of the TransCo common units issued to an Entergy shareholder in a split-off exchange offer, and of the ITC common stock received by the Entergy shareholders in an exchange trust exchange offer (including fractional shares of ITC common stock for which cash is received) will equal the tax basis of the shares of Entergy common stock exchanged therefor;

•

the holding period of the TransCo common units or ITC common stock received by an Entergy shareholder will include the holding period of the shares of Entergy common stock with respect to which the TransCo common units or ITC common stock was received;

•

gain or loss will be recognized by Entergy shareholders who receive cash instead of fractional shares of ITC common stock equal to the difference between the amount of cash received and their tax basis in their fractional shares of ITC common stock. The character of such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the fractional shares of ITC common stock are treated (pursuant to the preceding bullet) as having been held for more than one year when the fractional shares are sold on the open market. The deductibility of capital losses is subject to limitation;

•

cash, if any, received by an Entergy shareholder in addition to the shares of ITC common stock in an exchange trust exchange offer (other than cash received instead of fractional shares, as discussed above), will, if the holder has sufficiently decreased its actual and constructive percentage ownership of Entergy common stock in the exchange, be treated as gain recognized by the Entergy shareholder in an amount equal to the lesser of (1) the amount of cash received, and (2) the excess of the fair market value of the shares of ITC common stock received over the shareholder’s tax basis in the surrendered shares of Entergy common stock. If the holder has not sufficiently decreased its actual and constructive percentage ownership of Entergy in the exchange, the amount of gain recognized, as determined above, will be treated as (1) a dividend to the extent of the shareholder’s pro rata share of Entergy’s current and accumulated earnings and profits as determined under U.S. federal income tax principles, then (2) as capital gain from exchange of property. Regardless of whether the cash is subject to tax, and whether it is taxed as capital gain or dividend, the shareholder’s tax basis in the shares of ITC common stock received will be (1) decreased by the amount of cash received by the shareholder, and (2) increased by the amount of gain and dividend income recognized by the shareholder; and

•

the amount of cash, if any, that is distributed in addition to the shares of ITC common stock in a mandatory trust distribution to a holder of Entergy common stock (other than cash distributed instead of fractional shares, as discussed above), will be taxed (1) as a dividend to the extent of the holder’s pro rata share of Entergy’s current and accumulated earnings and profits as determined under U.S. federal income tax principles, then (2) as a non-taxable return of capital to the extent of the holder’s tax basis in the shares of Entergy common stock with respect to which the distribution was made (the return of capital would thereby reduce the holder’s tax basis in such shares of Entergy common stock), and finally (3) as capital gain with respect to the remaining value. The shareholder’s tax basis in the shares of Entergy common stock will be (1) decreased by the amount of cash received by the shareholder, and (2) increased by the amount of gain and dividend income recognized by the shareholder, in each case before such tax basis is allocated between such shareholder’s shares of Entergy common stock and ITC common stock.

3. Material Federal Income Tax Consequences to Entergy and Entergy Shareholders if the Separation, Distribution, Exchange Trust Exchange Offer and Mandatory Trust Distribution Were Taxable

If the separation, distribution, exchange trust exchange offer and mandatory trust distribution were to fail to qualify for U.S. federal income tax purposes as a tax-free section 355 transaction, then:

•

the consolidated group of which Entergy is the common parent would recognize gain equal to the excess of the fair market value of the assets transferred to TransCo plus liabilities assumed by TransCo over Entergy’s tax basis in such assets;

•

each holder that receives TransCo common units in a spin-off, or ITC common stock (and cash, if any) in a mandatory trust distribution, will be treated as if the holder received a taxable distribution equal to the fair market value of the TransCo common units or ITC common stock (and cash, if any) received; this amount will be taxed (1) as a dividend to the extent of the holder’s pro rata share of Entergy’s current and accumulated earnings and profits as determined under U.S. federal income tax principles (including earnings and profits attributable to the after-tax gain to Entergy described in the immediately preceding bullet point), then (2) as a non-taxable return of capital to the extent of the holder’s tax basis in the shares of Entergy common stock with respect to which the distribution was made (the return of capital would thereby reduce the holder’s tax basis in such shares of Entergy common stock), and finally (3) as capital gain with respect to the remaining value;

•

the exchange of Entergy common stock for TransCo common units in a split-off exchange offer, and the exchange of Entergy common stock for ITC common stock (and cash, if any) in an exchange trust exchange offer would each be a taxable exchange, and each holder that participated in the exchange would be treated as if Entergy redeemed its common stock from such holder. In that case, each such holder would generally recognize capital gain or loss equal to the difference between the fair market value of the TransCo common units or ITC common stock (and cash, if any) received and the holder’s tax basis in the shares of Entergy common stock exchanged therefor, unless the holder has not sufficiently decreased its actual and constructive percentage ownership of Entergy common stock as a result of the exchange; in that case, redemption would be considered to be essentially equivalent to a dividend, and the holder would be treated as having received a taxable distribution equal to the fair market value of the TransCo common units or ITC common stock (and cash, if any) received, which would be taxed as described in the immediately preceding bullet point; and

•

an individual holder would generally be subject to U.S. federal income tax at the prevailing tax rate that applies to long-term capital gains (assuming holding period and other requirements are met), which is currently 15% but which is scheduled to increase to 23.8% at the beginning of 2013, with respect to the portion of the transactions that are treated as a capital gain, subject to exceptions for certain short-term positions (including positions held for one year or less, in the case of a capital gain), which could give rise to tax at ordinary income rates; if the holder is treated as having received a corporate distribution and not a capital gain, “qualified dividends” are subject to U.S. federal income tax at a 15% rate in 2012; the applicable combined U.S. federal income and Medicare tax rates on all dividends is currently scheduled to be 43.4% in 2013 for individuals paying tax at the highest marginal tax rate.

4. Material Federal Income Tax Consequences to Entergy and Entergy Shareholders if the Separation, Distribution, Exchange Trust Exchange Offer and Mandatory Trust Distribution Were Subject to Section 355(e)

The separation, distribution, exchange trust exchange offer and mandatory trust distribution would be taxable to Entergy (but not to the Entergy shareholders, assuming the other requirements in sections 355 and 368 of the Code are satisfied) pursuant to section 355(e) of the Code if 50% or more (by vote or value) of Entergy common stock or TransCo common units were treated as acquired directly or indirectly (including, without limitation, through acquisitions of ITC common stock after the merger) by certain persons as part of a plan or series of related transactions that included these transactions. Because Entergy shareholders will be treated as owning more than 50% of ITC’s common stock following the merger, the merger, by itself, will not cause the separation, distribution, exchange trust exchange offer and mandatory trust distribution to be taxable to Entergy under section 355(e) of the Code. In connection with the opinion of Entergy’s tax counsel, Entergy and TransCo have represented that the separation, distribution, exchange trust exchange offer and mandatory trust distribution are not part of any plan or series of related transactions pursuant to which one or more persons will acquire, directly or indirectly, a 50% or greater interest in Entergy or TransCo. However, if the IRS were to determine that other acquisitions of Entergy common stock, TransCo common units or ITC common stock, as the case may be, either before or after the separation, distribution, exchange trust exchange offer and mandatory trust distribution and the merger, were part of a plan or series of related transactions that included the separation, distribution, exchange trust exchange offer and mandatory trust distribution for purposes of section 355(e) of the Code, Entergy could be required to recognize gain under section 355(e) of the Code. In such case, Entergy would recognize taxable gain as if it had sold the TransCo common units distributed to Entergy shareholders in the distribution, and the shares of ITC common stock distributed to Entergy shareholders in an exchange trust exchange offer and a mandatory trust distribution, for an amount equal to the fair market value of such common units and shares of stock, respectively, and this would likely produce substantial income tax liabilities to Entergy. The process for determining whether a change in control prohibited under the foregoing rules has occurred is complex and inherently factual.

5. Indemnification Obligations of Entergy and ITC if the Separation, Distribution, Exchange Trust Exchange Offer and Mandatory Trust Distribution Were Taxable

Under the separation agreement, ITC and its affiliates must indemnify Entergy against certain tax-related losses (e.g., increased taxes, penalties and interest required to be paid by Entergy) resulting from the failure of the separation, distribution, exchange trust exchange offer and mandatory trust distribution to qualify under section 355 (including section 355(e)) of the Code to the extent that such failure is attributable to certain actions or omissions of ITC or its affiliates, other than actions or omissions taken in reliance on a covenant, representation or warranty by Entergy described in the separation agreement that was breached or incorrect. If ITC or its affiliates are required to indemnify Entergy in the event of a taxable transaction, this indemnification obligation would be substantial and could have a material adverse effect on ITC.

If Entergy recognizes gain on the separation, distribution, exchange trust exchange offer and mandatory trust distribution attributable solely to Entergy’s breach of any representation and/or covenant described in the separation agreement, Entergy may not be indemnified. Except as described above, Entergy may not be indemnified under the separation agreement with respect to any gain recognized in the transactions. To the extent that ITC has any liability for any taxes of Entergy, TransCo or any of their affiliates with respect to the transactions that do not result from actions or omissions for which ITC and its affiliates are liable as described above, Entergy must indemnify ITC for such tax-related losses.

6. Information Reporting and Backup Withholding

Holders of at least 5% (by vote or value) of the total outstanding shares of Entergy common stock and holders of Entergy securities who have a tax basis in the Entergy securities of at least $1 million, who receive TransCo common units in the distribution or ITC common stock in an exchange trust exchange offer or a mandatory trust distribution, must attach to their U.S. federal income tax return for the year in which the distribution, exchange trust exchange offer or mandatory trust distribution occur a detailed statement setting forth the data appropriate to show the applicability of section 355 of the Code to the distribution, exchange trust exchange offer, or mandatory trust distribution. Entergy and/or ITC will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.

Non-corporate holders of shares of Entergy common stock that receive ITC common stock in an exchange trust exchange offer or a trust distribution may be subject to backup withholding tax on any cash payments received in lieu of a fractional share of ITC common stock. Any such holder will not be subject to backup withholding tax, however, if such holder furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding tax on the substitute Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holder following the completion of the merger or is otherwise exempt from backup withholding tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against the applicable holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

The Merger

In addition to the opinions of ITC’s and Entergy’s counsel upon which the completion of the merger is conditioned, in connection with the effectiveness of the registration statement of which this document is a part, each of Simpson Thacher & Bartlett LLP and Cooley LLP is rendering its respective opinion to the effect that the merger will qualify as a reorganization within the meaning of section 368(a) of the Code and as to certain related tax consequences. Such opinions are based on representations and assumptions as to factual matters made by Entergy, TransCo, ITC and Merger Sub and on current law.

1. Material Federal Income Tax Consequences to TransCo

As set forth in the opinions of Simpson Thacher & Bartlett LLP and Cooley LLP that are issued in connection with the effectiveness of the registration statement of which this document is a part, which opinions are attached to such registration statement, TransCo will recognize no gain or loss, and include no amount in income, as a result of the merger.

2. Material Federal Income Tax Consequences to TransCo Common Unit Holders

As set forth in the opinions of Simpson Thacher & Bartlett LLP and Cooley LLP that are issued in connection with the effectiveness of the registration statement of which this document is a part, which opinions are attached to such registration statement, the transactions will have the following tax consequences to holders of TransCo common units who receive ITC common stock in the merger:

•

no gain or loss will be recognized by, and no amount will be included in the income of, holders of TransCo common units upon the receipt of ITC common stock in the merger (except with respect to cash received in lieu of fractional shares of ITC common stock, as described below);

•

the tax basis of ITC common stock received by a TransCo common unit holder in the merger (including fractional shares for which cash is received) will equal the tax basis of the TransCo common units exchanged therefor;

•

the holding period of the ITC common stock received by an Entergy shareholder in the merger will include the holding period of the TransCo common units with respect to which the ITC common stock was received; and

•

gain or loss will be recognized by TransCo common unit holders who receive cash instead of fractional shares of ITC common stock in the merger equal to the difference between the amount of cash received and their tax basis in their fractional shares of ITC common stock. The character of such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the fractional shares of ITC common stock are treated as having been held (pursuant to the preceding bullet) for more than one year when the fractional shares are sold on the open market. The deductibility of capital losses is subject to limitation.

3. Material Federal Income Tax Consequences to ITC Shareholders

ITC shareholders will not receive any stock or other consideration in respect of their ITC common stock pursuant to the merger. Accordingly, as set forth in the opinion of Simpson Thacher & Bartlett LLP that is issued in connection with the effectiveness of the registration statement of which this document is a part, which opinion is attached to such registration statement, ITC shareholders will not realize any gain or loss in respect of their ITC common stock pursuant to the merger.

4. Material Federal Income Tax Consequences to TransCo and TransCo Common Unit Holders if the Merger Were Taxable

If the merger were taxable, TransCo common unit holders would recognize taxable gain or loss on their receipt of ITC common stock in the merger.

•

An individual holder would generally be subject to U.S. federal income tax at the prevailing tax rate that applies to long-term capital gains (assuming holding period and other requirements are met), which is currently 15% but which is scheduled to increase to 23.8% at the beginning of 2013, with respect to the portion of the transactions that are treated as a capital gain, subject to exceptions for certain short-term positions (including positions held for one year or less, in the case of a capital gain), which could give rise to tax at ordinary income rates.

5. Indemnification Obligations of Entergy and ITC if the Merger Were Taxable

Under the separation agreement, ITC and its affiliates must indemnify Entergy against certain tax-related losses (e.g., increased taxes, penalties and interest required to be paid by Entergy) resulting from the failure of the merger to qualify as a reorganization under section 368(a) of the Code to the extent that such failure is attributable to certain actions or omissions of ITC or its affiliates, other than actions or omissions taken in reliance on a covenant, representation or warranty by Entergy described in the separation agreement that was breached or incorrect. If ITC or its affiliates are required to indemnify Entergy in the event of a taxable transaction, this indemnification obligation would be substantial and could have a material adverse effect on ITC.

6. Information Reporting and Backup Withholding

Holders of at least 1% (by vote or value) of the total outstanding units of the TransCo, who receive shares of ITC common stock in the merger, must attach to their U.S. federal income tax return for the year in which the merger occurs a detailed statement setting forth the data appropriate to show the applicability of section 368 of the Code to the merger. Entergy and/or ITC will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.

Non-corporate holders of shares of Entergy common stock that receive ITC common stock in the merger may be subject to backup withholding tax on any cash payments received in lieu of a fractional share of ITC common stock. Any such holder will not be subject to backup withholding tax, however, if such holder furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding tax on the substitute Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holder following the completion of the merger or is otherwise exempt from backup withholding tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against the applicable holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

SECURITY OWNERSHIP OF ITC COMMON STOCK

The following table sets forth certain information regarding the ownership of ITC common stock as of November 1, 2012, except as otherwise indicated, by:

•	each current ITC director;

•

each of the persons named in ITC’s 2012 Definitive Proxy Statement on Schedule 14A, incorporated herein by reference, in the Summary Compensation Table under the heading “Compensation of Executive Officers and Directors;”

•	all current ITC directors and executive officers as a group; and

•	each person who is known by ITC to own beneficially 5% or more of ITC’s outstanding shares of common stock, each of whom we refer to as a 5% Owner.

The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on November 1, 2012 or within 60 days thereafter through the exercise of any stock option or other right.

Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table:

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Joseph L. Welch	1,276,140	2.48%
Cameron M. Bready	76,509	*
Linda H. Blair	228,191	*
Jon E. Jipping	137,465	*
Daniel J. Oginsky	109,146	*
Christopher H. Franklin	1,131	*
Edward G. Jepsen	59,397	*
William J. Museler	6,946	*
Hazel R. O’Leary	6,946	*
M. Michael Rounds	1,131	*
Thomas G. Stephens	—	*
G. Bennett Stewart, III	8,310	*
Lee C. Stewart	9,225	*
J.C. Watts, Jr.	1,131	*
All current directors and executive officers as a group (14 persons)	1,921,668	3.73%
BlackRock, Inc.(2)	4,338,405	8.42%
Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron(3)	4,730,712	9.18%
The Vanguard Group, Inc.(4)	2,610,247	5.06%

*	Less than one percent

(1)	Includes restricted shares subject to forfeiture to us under certain circumstances, shares that may be acquired upon exercise of options that are currently exercisable or become exercisable prior to December 31, 2012 and shares pledged by the holder as security for loans, as set forth below:

Name	Restricted Shares	Option Shares	Shares Pledged As Security
Joseph L. Welch	55,492	1,018,652	—
Cameron M. Bready	23,562	50,483	—
Linda H. Blair	11,375	179,386	—
Jon E. Jipping	10,564	120,904	—
Daniel J. Oginsky	5,371	76,605	—
Christopher H. Franklin	1,131	—	—
Edward G. Jepsen	3,079	—	—
William J. Museler	3,079	—	—
Hazel R. O’Leary	3,079	—	—
M. Michael Rounds	1,131	—	—
Thomas G. Stephens	—	—	—
G. Bennett Stewart, III	3,079	—	—
Lee C. Stewart	3,079	—	—
J.C. Watts, Jr.	1,131	—	—
All directors and executive officers as a group	125,152	1,446,030	—

(2)	Based on information contained in a Schedule 13G/A filed on February 10, 2012, with information as of December 31, 2011. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(3)	Based on information contained in a Schedule 13G/A filed on February 14, 2012, with information as of December 31, 2011, Baron Capital Group, Inc., or BCG, and Ronald Baron are “parent holding companies” and disclaim beneficial ownership of shares held by their controlled entities to the extent such shares are held by persons other than BCG or Mr. Baron. BAMCO, Inc. and Baron Capital Management, Inc., or BCM, are registered investment advisors and subsidiaries of BCG. Mr. Baron owns a controlling interest in BCG. BCG and Mr. Baron have shared voting power with respect to 4,416,742 shares, as well as shared dispositive power with respect to and beneficial ownership of 4,730,712 shares. BAMCO has shared voting power with respect to 4,152,120 shares, as well as shared dispositive power with respect to and beneficial ownership of 4,462,590 shares. BCM has shared voting power with respect to 264,222 shares, as well as shared dispositive power with respect to and beneficial ownership of 268,122 shares. Baron Capital Group, Inc. has shared voting power with respect to 4,416,742 shares, as well as shared dispositive power with respect to and beneficial ownership of 4,730,712 shares. The business address of BCG, BAMCO, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(4)	Based on information contained in a Schedule 13G filed on February 8, 2012, with information as of December 31, 2011. The Vanguard Group, Inc. has sole voting and shared dispositive power with respect to 36,567 shares held by its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, as a result of its serving as investment manager of collective trust accounts, and no voting and sole dispositive power with respect to 2,573,680 shares. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

LEGAL MATTERS

The validity of the issuance of common stock by ITC pursuant to the merger agreement will be passed upon for ITC by Dykema Gossett PLLC. Simpson Thacher & Bartlett LLP will provide to ITC a legal opinion regarding certain federal income tax matters relating to the merger. Cooley LLP will provide to Entergy legal opinions regarding certain federal income tax matters relating to the spin-off and the merger.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this proxy statement/prospectus by reference from ITC’s Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, for the year ended December 31, 2011, and the effectiveness of ITC Holdings Corp.’s and its subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Transmission Business of Entergy Corporation and Subsidiaries as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such combined financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Shareholder Proposals

Any proposal by an ITC shareholder to be considered for inclusion in the proxy statement for the 2013 ITC annual meeting must be received by Wendy McIntyre, ITC’s Corporate Secretary, by the close of business on December 13, 2012. Such proposals should be addressed to her at ITC’s principal executive offices and should satisfy the informational requirements applicable to shareholder proposals contained in the relevant SEC rules. If the date for the 2013 ITC annual meeting is significantly different than the first anniversary of the 2012 ITC annual meeting, SEC Rule 14a-8 under the Exchange Act provides for an adjustment to the notice period described above.

For shareholder proposals not sought to be included in ITC’s annual meeting proxy statement, Section 4.11 of ITC’s bylaws provides that, in order to be properly brought before the 2013 ITC annual meeting, written notice of such proposal, along with the information required by Section 4.11, must be received by ITC’s Corporate Secretary at ITC’s principal executive offices no earlier than the close of business on January 23, 2013 and no later than February 22, 2013. If the 2013 ITC annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2012 ITC annual meeting, then notice of such proposal must be given not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. A proponent must also update the information provided in or with the notice at the times specified in ITC’s bylaws.

Director Nominees

ITC shareholders proposing director nominees at the 2013 ITC annual meeting must provide written notice of such intention, along with the other information required by Section 4.11 of ITC’s bylaws, to ITC’s Corporate

Secretary at ITC’s principal executive offices no earlier than the close of business on January 23, 2013 and no later than the close of business on February 22, 2013. If the 2013 ITC annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2012 ITC annual meeting, then the notice and information must be given not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. With respect to an election to be held at a special meeting of ITC shareholders, such notice must be given in accordance with the procedures set forth in ITC’s bylaws no earlier than the close of business on the 120th day before and not later than the close of business on the 90th day before the date of such special meeting or, if later, the 10th day after the first public disclosure of the date of such special meeting. Notwithstanding the foregoing, if the number of directors to be elected is increased and there is no public disclosure regarding such increase or naming all of the nominees for director at least 100 days prior to the first anniversary of the prior year’s annual meeting, then shareholder notice with regard to nomination of directors shall be considered timely if received by ITC’s Corporate Secretary no later than the 10th day following public disclosure of the increase in the number of directors to be elected. A proponent must also update the information provided in or with the notice at the times specified by ITC’s bylaws.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

ITC files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that ITC has filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. ITC’s SEC filings are also available to the public on the SEC’s internet website at www.sec.gov. Copies of documents filed by ITC are also available at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, ITC’s SEC filings are also available to the public on ITC’s website, www.itc-holdings.com. ITC’s website address is provided as an inactive textual reference only. Information contained on ITC’s website is not incorporated by reference into this document, and you should not consider information contained on that website as part of this document.

The SEC permits ITC to “incorporate by reference” information into this proxy statement/prospectus. This means that ITC can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about ITC and its financial condition.

ITC SEC Filings (SEC File Number 001-32576)	Period or Date Filed
Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A	Fiscal year ended December 31, 2011, as amended on September 13, 2012

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2012, quarter ended June 30, 2012 and quarter ended September 30, 2012

Definitive Proxy Statement on Schedule 14A	Filed April 12, 2012

Current Reports on Form 8-K	Filed January 18, 2012, January 20, 2012, January 31, 2012, February 16, 2012, May 29, 2012, June 1, 2012, August 1, 2012, August 21, 2012, August 27, 2012, September 4, 2012, October 29, 2012, November 6, 2012 and November 14, 2012

In addition, ITC also incorporates by reference additional documents that ITC may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

ITC will not, however, incorporate by reference in this proxy statement/prospectus any documents or portions thereof that not are deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of ITC’s Current Reports on Form 8-K after the date of this proxy statement/prospectus unless, and except to the extent, specified in such Current Reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from ITC without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus from the SEC’s website or from ITC’s website as described above or by requesting them in writing or by telephone from ITC at the following address and telephone number:

ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

Attention: Investor Relations

Telephone: (248) 946-3000

If you would like to request documents, please do so by [—], 2012 to receive them before the special meeting. If you request any of these documents from ITC, ITC will mail them to you by first-class mail, or similar means.

ITC has not authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in ITC’s or Entergy’s Transmission Business’s affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

TRANSMISSION BUSINESS OF ENTERGY CORPORATION

DEFINITIONS

Abbreviation or Acronym	Term
AFUDC	Allowance for Funds Used During Construction
APSC	Arkansas Public Service Commission
ASU	Accounting Standards Update issued by the FASB
City Council or Council	Council of the City of New Orleans, Louisiana
Entergy	Entergy Corporation and its direct and indirect subsidiaries
Entergy Corporation	Entergy Corporation, a Delaware corporation
Entergy Gulf States, Inc.	Predecessor company for financial reporting purposes to Entergy Gulf States Louisiana that included the assets and business operations of both Entergy Gulf States Louisiana and Entergy Texas
Entergy Gulf States Louisiana	Entergy Gulf States Louisiana, L.L.C., a company formally created as part of the jurisdictional separation of Entergy Gulf States, Inc. and the successor company to Entergy Gulf States, Inc. for financial reporting purposes. The term is also used to refer to the Louisiana jurisdictional business of Entergy Gulf States, Inc., as the context requires.
Entergy Services	Entergy Services, Inc., a wholly owned subsidiary that provides management, technical, advisory, operating, and administrative services to Entergy’s subsidiaries.
Entergy Texas	Entergy Texas, Inc., a company formally created as part of the jurisdictional separation of Entergy Gulf States, Inc. The term is also used to refer to the Texas jurisdictional business of Entergy Gulf States, Inc., as the context requires.
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
IRS	Internal Revenue Service
ISO	Independent System Operator
kV	Kilovolt
LPSC	Louisiana Public Service Commission
MISO	Midwest Independent Transmission System Operator, Inc., a regional transmission organization
MPSC	Mississippi Public Service Commission
PUCT	Public Utility Commission of Texas
RTO	Regional transmission organization
SEC	Securities and Exchange Commission
Utility	Entergy’s business segment that generates, transmits, distributes, and sells electric power, with a small amount of natural gas distribution

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Entergy Corporation and Subsidiaries

We have audited the accompanying combined balance sheets of the Transmission Business of Entergy Corporation and Subsidiaries (the “Business”) as of December 31, 2011 and 2010, and the related combined statements of income, comprehensive income, cash flows, and equity for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Business as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined financial statements, the Business is comprised of the assets and liabilities, and certain revenues and expenses, attributable to the transmission business of Entergy Corporation and Subsidiaries (“Entergy”). The combined financial statements also include revenue and expense allocations from Entergy. These combined financial statements are not indicative of the financial position, results of operations and cash flows that would have existed had the Business operated as a separate entity for the three years in the period ended December 31, 2011.

/s/    DELOITTE & TOUCHE LLP

New Orleans, Louisiana

June 28, 2012

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED BALANCE SHEETS

	(Amounts in thousands)
	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$1,256	$1,248
Accounts receivable, net	22,287	27,797
Materials and supplies — at average cost	28,372	27,393

Total Current Assets	51,915	56,438

Property, Plant and Equipment
Utility plant in service	5,318,334	4,911,219
Construction work in progress	265,710	287,011

Total Property, Plant and Equipment	5,584,044	5,198,230
Less — Accumulated depreciation and amortization	(1,917,657)	(1,829,205)

Property, Plant and Equipment — Net	3,666,387	3,369,025

Regulatory and Other Assets
Regulatory asset for income taxes	166,468	154,733
Other regulatory assets	80,876	41,025
Other assets	49,758	48,367

Total Other Assets	297,102	244,125

TOTAL ASSETS	$4,015,404	$3,669,588

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$62,156	$77,813
Customer deposits	6,211	4,431
Taxes accrued	28,910	26,407
Pension and other postretirement liabilities	1,006	855
Other current liabilities	1,373	682

Total Current Liabilities	99,656	110,188

Non-Current liabilities
Accumulated deferred income taxes and taxes accrued	860,265	812,441
Accumulated deferred investment tax credits	17,805	18,980
Regulatory liabilities	58,899	58,857
Pension and other postretirement liabilities	96,896	52,413
Other non-current liabilities	19,418	65,612

Total Non-Current Liabilities	1,053,283	1,008,303

Total Liabilities	1,152,939	1,118,491

Equity
Net parent investment	2,865,008	2,552,799
Accumulated other comprehensive loss	(2,543)	(1,702)

Total Equity	2,862,465	2,551,097

TOTAL LIABILITIES AND EQUITY	$4,015,404	$3,669,588

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED STATEMENTS OF INCOME

	(Amounts in thousands)
	For the Years Ended December 31,
	2011	2010	2009
Operating Revenues	$652,792	$631,742	$582,847

Operating Expenses
Operating and maintenance:
Operation expenses	171,465	163,200	143,682
Maintenance expenses	47,464	48,913	43,052
Taxes other than income taxes	45,751	42,052	38,346
Depreciation and amortization	132,302	127,738	110,294

Total Operating Expenses	396,982	381,903	335,374

Operating income	255,810	249,839	247,473

Other Income
Allowance for equity funds used during construction	15,122	8,388	6,195
Miscellaneous other income (expense) — net	1,599	(1,459)	4,697

	16,721	6,929	10,892

Interest Expense
Interest expense	71,516	83,995	83,169
Allowance for borrowed funds used during construction	(8,269)	(4,954)	(3,435)

Total Interest Expense	63,247	79,041	79,734

Income before Income Taxes	209,284	177,727	178,631
Income taxes	74,460	67,166	68,205

NET INCOME	$134,824	$110,561	$110,426

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	(Amounts in thousands)
	For the Years Ended December 31,
	2011	2010	2009
Net income	$134,824	$110,561	$110,426

Other comprehensive income (loss)
Pension and other postretirement liabilities (net of tax of $717, ($224), and ($228))	(841)	447	325

Total other comprehensive income (loss)	(841)	447	325

TOTAL COMPREHENSIVE INCOME	$133,983	$111,008	$110,751

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

	(Amounts in thousands)
	For the Years Ended December 31,
	2011	2010	2009
Operating Activities
Net income	$134,824	$110,561	$110,426
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	132,302	127,738	110,294
Deferred income taxes, investment tax credits, and non-current taxes accrued	57,400	26,948	27,004
Allowance for equity funds used during construction	(15,122)	(8,388)	(6,195)
Changes in working capital:
Receivables	5,510	(1,817)	(2,272)
Accounts payable	(15,657)	31,045	(10,116)
Taxes accrued	2,503	2,458	284
Other working capital accounts	1,492	(84)	3,208
Change in regulatory assets	(51,586)	16,195	15,020
Change in pension and other postretirement liabilities	44,634	(15,474)	1,194
Change in other long-term liabilities	(46,194)	(38,531)	(12,560)
Other assets and liabilities	(11,862)	28,011	52,313

Net cash flow provided by operating activities	238,244	278,662	288,600

Investing Activities
Construction/capital expenditures	(415,621)	(377,781)	(268,316)

Net cash flow used in investing activities	(415,621)	(377,781)	(268,316)

Financing Activities
Contribution from (distribution to) Parent, net	177,385	99,421	(20,624)

Net cash flow provided by (used in) financing activities	177,385	99,421	(20,624)

Net increase (decrease) in cash and cash equivalents	8	302	(340)
Cash and cash equivalents at beginning of period	1,248	946	1,286

Cash and cash equivalents at end of period	$1,256	$1,248	$946

Supplemental Disclosure of Cash Flow Information
Interest paid (considered remitted to Parent in the period recorded)	$71,516	$83,995	$83,169
Income taxes paid (considered remitted to Parent in the period recorded)	$17,060	$40,218	$41,201

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED STATEMENTS OF EQUITY

	(Amounts in thousands)
	For the Years Ended December 31,
	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Equity
Balance at December 31, 2008	$2,253,015	$(2,474)	$2,250,541
Net income	110,426	—	110,426
Pension and other postretirement liabilities	—	325	325
Transactions with parent — net	(20,624)	—	(20,624)

Balance at December 31, 2009	2,342,817	(2,149)	2,340,668
Net income	110,561	—	110,561
Pension and other postretirement liabilities	—	447	447
Transactions with parent — net	99,421	—	99,421

Balance at December 31, 2010	2,552,799	(1,702)	2,551,097
Net income	134,824	—	134,824
Pension and other postretirement liabilities	—	(841)	(841)
Transactions with parent — net	177,385	—	177,385

Balance at December 31, 2011	$2,865,008	$(2,543)	$2,862,465

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. BACKGROUND AND BASIS OF PRESENTATION

Background

In December 2011, Entergy announced that its board of directors approved a plan to spin off its transmission business (“Entergy Transmission” or the “Business”) and merge it with a newly formed subsidiary of ITC Holdings Corp. (ITC). The Business is not currently a separate stand-alone legal entity, and consists of the interconnected transmission lines at voltages of 69kV and above and the associated substations and other property and equipment that make up the electric transmission operations of the following companies (collectively referred to as the Utility operating companies):

•	Entergy Arkansas, Inc. (“Entergy Arkansas”),

•	Entergy Gulf States Louisiana, L.L.C. (“Entergy Gulf States Louisiana”),

•	Entergy Louisiana, LLC (“Entergy Louisiana”),

•	Entergy Mississippi, Inc. (“Entergy Mississippi”),

•	Entergy New Orleans, Inc. (“Entergy New Orleans”) and

•	Entergy Texas, Inc. (“Entergy Texas”)

The Utility operating companies’ electric utility businesses consist of integrated generation, transmission, distribution, and electric power sales operations.

Entergy plans to contribute the Business to Mid South TransCo LLC (“TransCo”), a wholly owned subsidiary of Entergy, and to spin-off TransCo and merge it with the newly formed ITC subsidiary in a tax-free, all-stock transaction, which will result in Entergy’s shareholders holding at least 50.1% of ITC’s common stock. The transaction is expected to be completed in 2013 subject to the satisfaction of certain closing conditions, including obtaining the necessary approvals of Entergy’s state regulators, the FERC, and ITC shareholders.

Basis of Presentation

Entergy did not account for the Business, and the Business was not operated, as a stand-alone company for the periods presented. The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) from the accounting records of Entergy using the historical results of operations and cost basis of the assets and liabilities of Entergy that comprise the Business. The Business’s financial statements present the historical financial position, results of operations, and cash flows of the transmission-related business of Entergy’s Utility operating segment as it has been historically operated and regulated, and are not indicative of the financial position, results of operations, or net cash flows that would have existed had the Business operated as an independent stand-alone company for the three years ended December 31, 2011.

The accompanying combined financial statements include assets and liabilities that are specifically attributable to the Business, and revenues and costs directly related to the operations and maintenance of the Business. The Business also receives services and support functions from Entergy. The Business’s operations are dependent on Entergy’s ability to perform these services and support functions which include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs, and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services, and purchasing and logistics.

Specific identification of transmission-related costs and various allocation methodologies were used to disaggregate service and support functions between the Business and Entergy’s non-transmission operations.

Costs were primarily allocated based on either the Business’s share of revenue, net plant-in-service, or payroll expense, depending on the nature of the costs. Interest expense was calculated using a methodology that allocated to the Business financing costs from Entergy in proportion to the Business’s share of utility plant assets. The Business believes this method of allocating interest expense produces reasonable results because funding utility plant investments is a significant factor in determining the amount of debt outstanding at Entergy’s Utility operating companies. Taxes other than income for the Business consist of ad valorem and payroll taxes. Ad valorem taxes accrued were allocated based on net plant balances because these tax obligations are primarily property based. Payroll taxes were allocated to the Business based on payroll and incentive dollars allocated to the Business. Depreciation and AFUDC were identified based on actual depreciation and AFUDC recorded for identified transmission assets. For 2011, 2010, and 2009, revenues were either specifically identified with the Business for Utility customers who were charged transmission-specific rates or were allocated to the Business for Utility customers that were not charged transmission-specific rates. This revenue allocation was done by unbundling the revenue related to the Business from total Entergy Utility revenue based on the underlying transmission-specific proportion of the Utility operating companies’ cost of service. Management believes that these allocation methodologies are reasonable.

Entergy has provided the necessary capital to finance the Business’s operations. Net parent investment on the combined balance sheet represents the amount of capital investments made by Entergy in its transmission-related operations, the Business’s accumulated net earnings after taxes, and the net effect of transactions with and allocations from Entergy. All Entergy funding to the Business since inception has been accounted for as capital contributions from Entergy and all cash remittances from the Business to Entergy have been accounted for as distributions to Entergy. None of Entergy’s outstanding indebtedness can be specifically identified with the Business, but interest expense was allocated as described above. For all periods presented, the Business had net positive operating cash flow, which has been accounted for as distributions to Entergy.

The financial statements and the related financial statement disclosures reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods.

2. SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Significant accounting policies

Use of Estimates — The preparation of the combined financial statements in accordance with US GAAP requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the estimates. In addition to these estimates, see Note 1 for a discussion of the estimates used and methodologies employed to derive the Business’s historical financial statements.

Accounting for the Effects of Regulation — The Business is a rate-regulated enterprise with rates that meet three criteria specified in accounting standards. The Business has rates that (i) are approved by a body (its regulators) empowered to set rates that bind customers; (ii) are cost-based; and (iii) can be charged to and collected from customers. Because the Business meets each of these criteria, it records regulatory assets or regulatory liabilities to reflect future cost recoveries or credits, respectively, that it has a right or potential obligation to pass through to its customers. Regulatory assets represent capitalized costs that would otherwise be charged to expense that are probable of being recovered in future revenue based on the rate actions of the Business’s regulators. Regulatory liabilities represent amounts collected in rates to cover costs that are expected to be incurred in the future.

Revenues — Entergy’s Utility operating companies transmit electric power primarily to retail customers in Arkansas, Louisiana, Mississippi, and Texas. The Business recognizes revenue from electric power sales when Entergy delivers the power to customers. Revenue is recorded from sales under rates implemented subject to refund less estimated amounts accrued for probable refunds when it is probable that revenues will be refunded to customers based upon the status of the rate proceeding as of the date the financial statements are prepared. Revenues were either specifically identified with the Business or allocated to the Business based on the methodology discussed in Note 1.

Property, Plant and Equipment — Property, plant, and equipment is stated at original cost and primarily consists of transmission station equipment, towers, poles, and lines. Depreciation is computed on the straight-line basis at rates based on the applicable estimated service lives. Depreciation rates on average depreciable property for the Business’s property, plant, and equipment approximated 2.15% in 2011, 2.11% in 2010, and 2.08% in 2009. The portion of depreciation expense related to asset removal costs is added to regulatory liabilities and removal costs incurred are deducted from regulatory liabilities. The original cost of plant retired or removed, less salvage, is charged to accumulated depreciation. Normal maintenance, repairs, and minor replacement costs are charged to operating expenses. Construction expenditures included in accounts payable are $22.2 million at December 31, 2011, and $24.6 million at December 31, 2010. Substantially all of the Business’s property, plant, and equipment is subject to the Utility operating companies’ mortgage liens.

Removal costs — In accordance with ratemaking treatment and as required by regulatory accounting standards, the depreciation provisions for the Business include a component for removal costs that are not asset retirement obligations under US GAAP. The Business has recorded the following regulatory assets or liabilities to reflect the difference between incurred removal costs and estimated removal costs recovered in rates:

	(In thousands)
	December 31,
	2011	2010
Regulatory Assets
Entergy Mississippi	$1,536	$648
Entergy Texas	493	625

Total	$2,029	$1,273

Regulatory Liabilities
Entergy Arkansas	$21,187	$25,693
Entergy Gulf States Louisiana	10,831	8,230
Entergy Louisiana	26,346	24,449
Entergy New Orleans	535	485

Total	$58,899	$58,857

See Note 3 for further information on removal costs.

Allowance for Funds Used During Construction (“AFUDC”) — AFUDC represents the approximate net composite interest cost of borrowed funds and a reasonable return on the equity funds used for construction by the Business. AFUDC increases both the plant balance and earnings and is realized in cash through depreciation provisions included in the rates charged to customers. The average rates for AFUDC are as follows:

	2011	2010	2009
Debt Weighted Percentage	3.00%	3.17%	2.93%
Equity Weighted Percentage	5.34%	5.16%	5.05%

Contributions in Aid of Construction — Third parties reimburse the Business for all or a portion of expenditures for certain transmission capital projects. The Business collects a contribution in aid of construction from the third party for the cost of the facilities and offsets the contribution against the plant investment recorded to property, plant and equipment. If a tax gross-up applies, the Business recognizes the gross-up as income as construction progresses.

Income Taxes — The Business does not file a tax return and is included in Entergy’s consolidated tax return. The income tax provision included in the Business’s financial statements is calculated based on a separate return methodology as if the Business was a separate taxpayer.

Deferred income taxes are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of various assets and liabilities using the tax rates expected to be in effect for the year in which the differences are expected to reverse.

The Business does not maintain income taxes payable to/from Entergy and deems that the annual current tax balances will be settled immediately with the legal tax-paying entities in the respective jurisdictions. These deemed settlements are reflected as changes in net parent investment. Accrued taxes on the balance sheet represent accrued payroll and ad valorem taxes.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates in the period in which the tax or rate was enacted.

Investment tax credits are deferred and amortized based upon the average useful life of the related property, in accordance with ratemaking treatment.

Taxes Imposed on Revenue-Producing Transactions — Governmental authorities assess taxes that are both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, including, but not limited to, sales, use, value-added, and some excise taxes. The Business presents these taxes on a net basis, excluding them from revenues, unless required to report them differently by a regulatory authority.

Share-Based Payment — Entergy grants stock options to key employees, including certain of the Business’s employees, which is described more fully in Note 8 to the financial statements. The Business accounts for stock options using the fair value-based method. Awards under Entergy’s plans vest over three years.

Fair Values — The estimated fair values of the Business’ financial instruments held in pension and postretirement benefit plans are determined using bid prices and market quotes. Considerable judgment is required in developing the estimates of fair value. Therefore, the estimates are not necessarily indicative of the amounts that the Business could realize in a current market exchange. The carrying amounts of current assets and liabilities approximate fair value.

Cash and Cash Equivalents — The Business considers all unrestricted highly-liquid temporary investments with an original maturity of three months or less at the date of purchase to be cash equivalents, including cash and special deposits. Cash and cash equivalents on the balance sheet represent bank accounts specifically identifiable with the Business and special deposits held by the Business to construct transmission improvements for customers.

Impairment of Long-Lived Assets — Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected undiscounted future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. No impairments were recorded during the periods covered by these financial statements.

Goodwill — The Business has goodwill recorded relating to Entergy’s acquisition of Gulf States Utilities Company in 1993. The goodwill was allocated to the Business based on the estimated fair values of the Business and Entergy’s Utility business at the time of the acquisition. Goodwill is not subject to amortization, but is instead tested annually for impairment and whenever facts or circumstances indicate that the carrying amounts may not be recoverable. Fair value valuation techniques such as discounted future cash flows and estimates of market-based valuation multiples are used for these assessments. To date our analysis shows that no impairment exists, nor does management believe there is material risk of impairment in the near term. There were no events subsequent to 2011 that indicated impairment of the goodwill. Goodwill of $38 million is included in other assets on the Business’s combined balance sheet for both periods presented.

Subsequent Events

The Business evaluated subsequent events through June 28, 2012, the date the financial statements were available to be issued.

New Accounting Pronouncements

The accounting standard-setting process, including projects between the FASB and the International Accounting Standards Board (IASB) to converge US GAAP and International Financial Reporting Standards (IFRSs), is ongoing and the FASB and the IASB are each currently working on several projects that have not yet resulted in final pronouncements. Final pronouncements that result from these projects could have a material effect on the Business’ future net income, financial position, or cash flows.

In May 2011 the FASB issued ASU No. 2011-4, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs,” which states that the ASU explains how to measure fair value. The ASU states that: 1) the amendments in the ASU result in common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards; 2) consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements; 3) for many of the requirements, the FASB does not intend for the ASU to result in a change in the application of the requirements of current U.S. GAAP; 4) some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements; and 5) other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. ASU No. 2011-4 is effective for the Business for the first quarter of 2012. The Business does not expect ASU No. 2011-4 to affect materially its results of operations, financial position, or cash flows.

In September 2011 the FASB issued ASU No. 2011-8, “Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment assessment. ASU No. 2011-8 is effective for the Business for the first quarter of 2012. The adoption of ASU No. 2011-8 will have no effect on the Business’ results of operations, financial position, or cash flows.

3. RATE AND REGULATORY MATTERS

Regulatory Asset for Income Taxes

Accounting standards for income taxes provide that a regulatory asset be recorded if it is probable that the currently determinable future increase in regulatory income tax expense will be recovered from customers through future rates. The primary source of the Business’s regulatory asset for income taxes is book depreciation of AFUDC equity that has been capitalized to property, plant and equipment but for which there is no corresponding tax basis. AFUDC equity is a component of property, plant and equipment that is included in rate base when the plant is placed in service.

Other Regulatory Assets and Liabilities

The following tables summarize the regulatory asset and liability balances at December 31, 2011 and 2010:

Other Regulatory Assets

	(In thousands)
	2011	2010
Removal costs — recovered through depreciation rates — (Note 2)(a)	$2,029	$1,273
Pensions and postretirement benefits — (Note 7)(a)	78,420	39,534
Other regulatory assets	427	218

TOTAL	$80,876	$41,025

(a)	Does not earn a return on investment but the pensions and postretirement benefits regulatory asset is offset by related liabilities.

Other Regulatory Liabilities

	(In thousands)
	2011	2010
Removal costs — accumulated through depreciation rates (Note 2)	$58,899	$58,857

TOTAL	$58,899	$58,857

Regulatory Rate Proceedings

The Business is a component of the Utility business of Entergy, and the revenues specifically identified with or allocated to the Business are affected by the regulatory proceedings that affect the Utility operating companies’ rates and resulting revenues. The Utility’s rate proceedings and cost recoveries included the Business as a part of Entergy’s integrated Utility operations.

Open Access Transmission Tariff (OATT)

The OATT determines the service charges for Point-to-Point Transmission and Network Integration Transmission Service for the use of Entergy’s transmission facilities. These rates are updated and filed annually with the FERC in May of each year based on actual data for the immediately preceding calendar year.

In May 2012, Entergy submitted the 2012 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $5.2 million. The update adjusts the charges applicable for OATT service from June 2012 through May 2013 based on historical 2011 cost data and other actual historical inputs.

In May 2011, Entergy submitted the 2011 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $16.6 million. The update adjusts the charges applicable for OATT service for June 2011 through May 2012 based on historical 2010 cost data and other actual historical inputs. In September 2011 five parties filed a complaint challenging the rates and charges proposed by Entergy on various grounds. In October 2011, Entergy filed an answer to the complaint responding to the complainants’ allegations and asking that the complaint be dismissed. In January 2012 the FERC issued an order setting the rates for hearing and establishing settlement judge proceedings. A hearing has not been scheduled, the case is still in settlement judge proceedings, and on June 22, 2012, the settlement judge recommended that settlement judge proceedings continue.

In May 2010, Entergy submitted the 2010 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $9.5 million. Prior to FERC action on the filing, the parties conducted settlement discussions and, in October 2010, the parties reached a settlement in principle on the rate as filed. The FERC approved the settlement in March 2011.

Retail Rate Proceedings

The following chart summarizes the Utility operating companies’ retail base rates effective as of December 31, 2011:

Company	Authorized Return on Common Equity
Entergy Arkansas	10.2%	— Retail base rates implemented in the July 2010 billing cycle pursuant to a settlement approved by the APSC.
Entergy Gulf States Louisiana	9.9%-11.4%	— Retail base rates based on Entergy Gulf States Louisiana’s 2010 test year formula rate plan filing approved by the LPSC.
Entergy Louisiana	9.45%-11.05%	— Retail base rates based on Entergy Louisiana’s 2010 test year formula rate plan filing approved by the LPSC.
Entergy Mississippi	10.54%-12.72%	— Retail base rates reflect Entergy Mississippi’s 2010 test year formula rate plan filing and a stipulation approved by the MPSC.
Entergy New Orleans	10.7%-11.5%	— Retail base rates reflect Entergy New Orleans’s 2010 test year formula rate plan filing and a settlement approved by the City Council.
Entergy Texas	10.125%	— Retail base rates reflect Entergy Texas’s 2009 base rate case filing and a settlement approved by the PUCT.

Filings with the APSC

In September 2009, Entergy Arkansas filed with the APSC for a general change in rates, charges, and tariffs. In June 2010 the APSC approved a settlement and subsequent compliance tariffs that provide for a $63.7 million rate increase, effective for bills rendered for the first billing cycle of July 2010. The settlement provides for a 10.2% return on common equity.

Formula Rate Plan Filings with the LPSC

In March 2005 the LPSC approved a settlement proposal to resolve various dockets covering a range of issues for Entergy Gulf States Louisiana and Entergy Louisiana. The settlement included the establishment of a three-year formula rate plan for Entergy Gulf States Louisiana that, among other provisions, established a return on common equity mid-point of 10.65% for the initial three-year term of the plan and permits Entergy Gulf States Louisiana to recover incremental capacity costs outside of a traditional base rate proceeding. Under the formula rate plan, over- and under-earnings outside an allowed range of 9.9% to 11.4% are allocated 60% to customers and 40% to Entergy Gulf States Louisiana. Entergy Gulf States Louisiana made its initial formula rate plan filing in June 2005. The formula rate plan was subsequently extended one year.

Entergy Louisiana made a rate filing with the LPSC requesting a base rate increase in January 2004. In May 2005 the LPSC approved a settlement that included the adoption of a three-year formula rate plan, the terms of which included an ROE mid-point of 10.25% for the initial three-year term of the plan and permit Entergy Louisiana to recover incremental capacity costs outside of a traditional base rate proceeding. Under the formula rate plan, over- and under-earnings outside an allowed regulatory range of 9.45% to 11.05% will be allocated 60% to customers and 40% to Entergy Louisiana. The initial formula rate plan filing was made in May 2006.

The formula rate plans for Entergy Gulf States Louisiana and Entergy Louisiana have subsequently been extended, with return on common equity provisions consistent with the previously approved provisions, to cover the 2008, 2009, 2010, and 2011 test years.

Entergy Gulf States Louisiana

In October 2009 the LPSC approved a settlement that resolved Entergy Gulf States Louisiana’s 2007 test year filing and provided for a formula rate plan for the 2008, 2009, and 2010 test years. 10.65% is the target midpoint return on equity for the formula rate plan, with an earnings bandwidth of +/- 75 basis points (9.90% — 11.40%). Entergy Gulf States Louisiana, effective with the November 2009 billing cycle, reset its rates to achieve a 10.65% return on equity for the 2008 test year. The rate reset, a $44.3 million increase that includes a $36.9 million cost of service adjustment, plus $7.4 million net for increased capacity costs and a base rate reclassification, was implemented for the November 2009 billing cycle, and the rate reset was subject to refund pending review of the 2008 test year filing that was made in October 2009. In May 2010, Entergy Gulf States Louisiana and the LPSC staff submitted a joint report on the 2008 test year filing and requested that the LPSC accept the report, which resulted in a $0.8 million reduction in rates effective in the June 2010 billing cycle and a $0.5 million refund. At its May 19, 2010 meeting, the LPSC accepted the joint report.

In May 2010, Entergy Gulf States Louisiana made its formula rate plan filing with the LPSC for the 2009 test year. The filing reflected a 10.25% return on common equity, which is within the allowed earnings bandwidth, indicating no cost of service rate change is necessary under the formula rate plan. In August 2010, Entergy Gulf States Louisiana made a revised 2009 test year filing. The revised filing reflected a 10.12% earned return on common equity, which is within the allowed earnings bandwidth resulting in no cost of service adjustment. Entergy Gulf States Louisiana and the LPSC staff subsequently submitted a joint report on the 2009 test year filing and the LPSC approved the joint report in January 2011.

In May 2011, Entergy Gulf States Louisiana made its formula rate plan filing with the LPSC for the 2010 test year. The filing reflected an 11.11% earned return on common equity, which is within the allowed earnings bandwidth, indicating no cost of service rate change is necessary under the formula rate plan. Entergy Gulf States Louisiana and the LPSC Staff subsequently filed a joint report that also stated that no cost of service rate change is necessary under the formula rate plan, and the LPSC approved it in October 2011.

In November 2011, the LPSC approved a one-year extension of Entergy Gulf States Louisiana’s formula rate plan. In addition, Entergy Gulf States Louisiana is required to file a full rate case by January 2013.

In May 2012, Entergy Gulf States Louisiana made its formula rate plan filing with the LPSC for the 2011 test year. The filing reflects an 11.94% earned return on common equity, which is above the earnings bandwidth and indicates a $6.5 million cost of service rate change is necessary under the formula rate plan. The filing is currently subject to LPSC review.

Entergy Louisiana

In October 2009, the LPSC approved a settlement that resolved Entergy Louisiana’s 2006 and 2007 test year filings and provided for a new formula rate plan for the 2008, 2009, and 2010 test years. 10.25% is the target midpoint return on equity for the formula rate plan, with an earnings bandwidth of +/- 80 basis points (9.45% — 11.05%).

Entergy Louisiana was permitted, effective with the November 2009 billing cycle, to reset its rates to achieve a 10.25% return on equity for the 2008 test year. The rate reset, a $2.5 million increase that included a $16.3 million cost of service adjustment less a $13.8 million net reduction for decreased capacity costs and a base rate reclassification, was implemented for the November 2009 billing cycle, and the rate reset was subject to refund pending review of the 2008 test year filing that was made in October 2009. In April 2010, Entergy Louisiana and the LPSC staff submitted a joint report on the 2008 test year filing and requested that the LPSC accept the report, which resulted in a $0.1 million reduction in rates effective in the May 2010 billing cycle and a $0.1 million refund. At its April 21, 2010 meeting, the LPSC accepted the joint report.

In May 2010, Entergy Louisiana made its formula rate plan filing with the LPSC for the 2009 test year. The filing reflected a 10.82% return on common equity, which is within the allowed earnings bandwidth, indicating no cost of service rate change is necessary under the formula rate plan. In August 2010, Entergy Louisiana made a revised 2009 test year formula rate plan filing. The revised filing reflected a 10.82% earned return on common equity, which is within the allowed earnings bandwidth resulting in no cost of service adjustment. The rates reflected in the revised filing became effective beginning with the first billing cycle of September 2010. Entergy Louisiana and the LPSC staff subsequently submitted a joint report on the 2009 test year filing consistent with these terms and the LPSC approved the joint report in December 2010.

In May 2011, Entergy Louisiana made its formula rate plan filing with the LPSC for the 2010 test year. The filing reflected an 11.07% earned return on common equity, which is just outside of the allowed earnings bandwidth and results in no cost of service rate change under the formula rate plan. Entergy Louisiana and the LPSC Staff subsequently filed a joint report that reflects an 11.07% earned return and results in no cost of service rate change under the formula rate plan, and the LPSC approved the joint report in October 2011.

In November 2011 the LPSC approved a one-year extension of Entergy Louisiana’s current formula rate plan. Entergy Louisiana is required to file a full rate case by January 2013.

In May 2012, Entergy Louisiana made its formula rate plan filing with the LPSC for the 2011 test year. The filing reflects a 9.63% earned return on common equity, which is within the earnings bandwidth and results in no cost of service rate change under the formula rate plan. The filing is currently subject to LPSC review.

Formula Rate Plan Filings with the MPSC

In September 2009, Entergy Mississippi filed with the MPSC proposed modifications to its formula rate plan rider. In March 2010 the MPSC issued an order: (1) providing the opportunity for a reset of Entergy Mississippi’s return on common equity to a point within the formula rate plan bandwidth and eliminating the 50/50 sharing that had been in the plan, (2) modifying the performance measurement process, and (3) replacing the revenue change limit of two percent of revenues, which was subject to a $14.5 million revenue adjustment cap, with a limit of four percent of revenues, although any adjustment above two percent requires a hearing before the MPSC. The MPSC did not approve Entergy Mississippi’s request to use a projected test year for its annual scheduled formula rate plan filing and, therefore, Entergy Mississippi will continue to use a historical test year for its annual evaluation reports under the plan.

In March 2010, Entergy Mississippi submitted its 2009 test year filing, its first annual filing under the new formula rate plan rider. In June 2010 the MPSC approved a joint stipulation between Entergy Mississippi and the Mississippi Public Utilities Staff that provides for no change in rates.

In March 2011, Entergy Mississippi submitted its formula rate plan 2010 test year filing. The filing reflected an earned return on common equity of 10.65% for the test year, which is within the earnings bandwidth and resulted in no change in rates. In November 2011 the MPSC approved a joint stipulation between Entergy Mississippi and the Mississippi Public Utilities Staff that provides for no change in rates.

In March 2012, Entergy Mississippi submitted its formula rate plan 2011 test year filing. The filing shows an earned return on common equity of 10.92% for the test year, which is within the earnings bandwidth and results in no change in rates. The filing is currently subject to MPSC review.

Formula Rate Plan Filings with the City Council (Entergy New Orleans)

On July 31, 2008, Entergy New Orleans filed an electric and gas base rate case with the City Council. On April 2, 2009, the City Council approved a comprehensive settlement. The settlement provided for a net $35.3 million reduction in combined fuel and non-fuel electric revenue requirement, including conversion of a $10.6 million voluntary recovery credit, implemented in January 2008, to a permanent reduction and substantial realignment of Grand Gulf cost recovery from fuel to electric base rates, and a $4.95 million gas base rate increase, both effective June 1, 2009, with adjustment of the customer charges for all rate classes. A new three-year formula rate plan was also adopted, with terms including an 11.1% benchmark electric return on common equity (ROE) with a +/- 40 basis point bandwidth. Earnings outside the bandwidth reset to the midpoint benchmark ROE, with rates changing on a prospective basis depending on whether Entergy New Orleans is over- or under-earning.

In May 2010, Entergy New Orleans filed its electric formula rate plan evaluation report. The filing requested a $12.8 million electric base revenue decrease. Entergy New Orleans and the City Council’s Advisors reached a settlement that resulted in an $18.0 million electric base revenue decrease effective with the October 2010 billing cycle. The City Council approved the settlement in November 2010.

In May 2011, Entergy New Orleans filed its electric formula rate plan evaluation report for the 2010 test year. The filings requested a $6.5 million electric rate decrease. Entergy New Orleans and the City Council’s Advisors reached a settlement that results in an $8.5 million incremental electric rate decrease. The City Council approved the settlement in September 2011. The new rates were effective with the first billing cycle of October 2011.

In May 2012, Entergy New Orleans filed its electric formula rate plan evaluation report for the 2011 test year. The filing requests a $3.0 million electric base revenue increase. If approved, the new rates would be effective with the first billing cycle in October 2012. The City Council’s and its Advisors’ review of the filing is pending.

Filings with the PUCT and Texas Cities

2009 Rate Case

In December 2009, Entergy Texas filed a rate case requesting a $198.7 million increase reflecting an 11.5% return on common equity based on an adjusted June 2009 test year. Beginning in May 2010, Entergy Texas implemented a $17.5 million interim rate increase, subject to refund. The parties filed a settlement in August 2010 intended to resolve the rate case proceeding. The settlement provides for a $59 million base rate increase for electricity usage beginning August 15, 2010, with an additional increase of $9 million for bills rendered beginning May 2, 2011. The settlement stipulates an authorized return on equity of 10.125%. The PUCT approved the settlement in December 2010.

2011 Rate Case

In November 2011, Entergy Texas filed a rate case requesting a $112 million base rate increase reflecting a 10.6% return on common equity based on an adjusted June 2011 test year. On April 3, 2012 the PUCT Staff filed direct testimony recommending a base rate increase of $66 million and a 9.6% return on common equity. The PUCT Staff, however, subsequently filed a statement of position in the proceeding indicating that it was still evaluating the position it will ultimately take in the case regarding the Entergy Texas’s recovery of purchased power capacity costs and Entergy Texas’s proposal to defer its MISO transition expenses. On April 13, 2012, Entergy Texas filed rebuttal testimony indicating a revised request for a $105 million base rate increase. A hearing was held in late-April through early-May 2012 and a decision is pending. During the hearing and in its post-hearing brief the PUCT Staff revised its recommendation to a base rate increase of $27 million.

4. TRANSACTIONS WITH AFFILIATES

The Business receives management, administrative, accounting, legal, engineering, and other services from Entergy Services, which is a wholly-owned subsidiary of Entergy. The Business’s expenses for such services were $117.8 million in 2011, $116.7 million in 2010, and $106.5 million in 2009. These costs are allocated to the Business based on the actual costs incurred by Entergy Services and to the extent that the activities related to or benefited the Business, whether directly or indirectly. Management believes that the cost allocations are reasonable for the services provided.

The Business’s operations are bundled with Entergy Utility’s production and distribution operations. As described in Notes 1 and 2 to the financial statements, the majority of Entergy’s customers are billed collectively for services that include all functions. With the exception of certain wholesale transmission customers, customer billings are not segregated between the Utility’s functions. Likewise, no intercompany billings exist between the Business and the Utility’s other functions. Refer to Note 1 to the financial statements for a description of the revenue allocation process used in these combined financial statements.

Entergy uses a centralized approach for cash management and to finance its operations. During the periods covered by these combined financial statements, cash receipts were remitted to Entergy on a regular basis and are reflected within net parent investment in the combined balance sheets. Similarly, the Business’s cash disbursements were funded through Entergy’s cash accounts.

5. PROPERTY, PLANT AND EQUIPMENT

The components of utility plant in service at December 31, 2011 and 2010 are as follows:

	(In thousands)
	2011	2010
Land and land rights	$278,348	$257,771
Structures and improvements	147,101	136,206
Station equipment	2,159,238	1,958,224
Towers, poles and fixtures	1,458,833	1,350,131
Conductors, conduits and devices	1,053,360	982,481
Other	221,454	226,406

Total utility plant in service	$5,318,334	$4,911,219

Additions to utility plant in service and construction work in progress during 2011 and 2010 were primarily for projects to upgrade or replace existing transmission plant to improve the reliability of the transmission system. Certain transmission projects at Entergy Arkansas have been granted an incentive to include construction work in progress balances in rate base, and AFUDC has not been accrued on those projects.

6. INCOME TAXES

Each Utility operating company’s activity was used to compute income taxes on a separate return basis as if each entity had been a separate legal entity and taxpayer in each of the respective jurisdictions. As a result, tax transactions that would not have occurred had the Business been a separate entity have been eliminated in the preparation of these financial statements.

Components of the income tax provision were as follows:

	(In thousands)
	2011	2010	2009
Current:
Federal	$11,162	$34,783	$35,061
State	5,898	5,435	6,140

Total	17,060	40,218	41,201
Deferred and non-current — net	58,575	28,099	28,155
Investment tax credit adjustments — net	(1,175)	(1,151)	(1,151)

Total income tax provision	$74,460	$67,166	$68,205

The effective tax rate varied from the statutory federal income tax rate due to differences between the book and tax treatment of various transactions as follows:

	(In thousands)
	2011	2010	2009
Combined net income	$134,824	$110,561	$110,426
Income taxes	74,460	67,166	68,205

Income before income taxes	$209,284	$177,727	$178,631

Computed at statutory rate (35%)	$73,249	$62,204	$62,521
Increases (reductions) in tax resulting from:
State income taxes net of federal income tax effect	5,024	5,207	5,604
Regulatory differences — utility plant items	3,026	4,142	3,667
Allowance for equity funds used during construction	(5,293)	(2,936)	(2,168)
Amortization of investment tax credits	(1,175)	(1,151)	(1,151)
Flow-through/permanent differences	(374)	(302)	(270)
Other — net	3	2	2

Total income taxes as reported	74,460	67,166	68,205

Effective income tax rate	35.6%	37.8%	38.2%

Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the financial statements. Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related assets or liabilities. Deferred tax assets and liabilities not related to assets or liabilities are classified according to the expected reversal date of the temporary differences.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of the Business, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates in the period in which the tax or rate was enacted. There are no valuation allowances recorded on the Business’s deferred tax assets.

Deferred income tax assets (liabilities) consisted of the following at December 31:

	(In thousands)
	2011	2010
Deferred tax liabilities:
Plant-related basis differences — net	$(801,131)	$(750,298)
Regulatory asset for income taxes — net	(63,833)	(58,960)
Other	(1,937)	—

Total	$(866,901)	$(809,258)

Deferred tax assets:
Accumulated deferred investment tax credit	$6,887	$7,339
Pension-related items	9,912	6,933
Net operating loss carryforwards	5,535	—
Other	26	17

Total	22,360	14,289

Noncurrent accrued taxes (including unrecognized tax benefits)	(15,724)	(17,472)

Accumulated deferred income taxes and taxes accrued	$(860,265)	$(812,441)

The Business’s estimated tax attribute carryovers and their expiration dates as of December 31, 2011 are as follows:

Carryover Description	Carryover Amount	Year(s) of Expiration
State net operating losses	$103 million	2013-2030

As a result of the accounting for uncertain tax positions, the amount of the deferred tax assets reflected in the financial statements, as well as the attribute carryovers in the table above, are less than the amount of the tax effect of the federal and state net operating loss carryovers, tax credit carryovers, and other tax attributes that would be reflected on income tax returns.

Unrecognized Tax Benefits

Accounting standards establish a “more-likely-than-not” recognition threshold that must be met before a tax benefit can be recognized in the financial statements. If a tax deduction is taken on a tax return, but does not meet the more-likely-than-not recognition threshold, an increase in income tax liability above what is payable on the tax return is required to be recorded. A reconciliation of the Business’s beginning and ending amount of unrecognized tax benefits is as follows:

	(In thousands)
	2011	2010	2009
Gross balance at January 1	$17,472	$11,898	$13,220
Additions based on tax positions related to the current year	—	6,765	—
Additions for tax positions of prior years	—	—	—
Reductions for tax positions of prior years	(1,748)	(1,191)	(1,322)
Settlements	—	—	—
Lapse of statute of limitations	—	—	—

Gross balance at December 31	$15,724	$17,472	$11,898

Substantially all of the unrecognized tax benefits would lower the effective tax rate if recognized. Interest and penalties, if any, related to unrecognized tax benefits are accrued in income tax expense. The Business made no accrual for the possible payment of interest and penalties in 2011, 2010, and 2009.

Income Tax Audits

Entergy’s Utility operating companies file U.S. federal and various state income tax returns. The IRS and substantially all state taxing authorities’ examinations are completed for years before 2005. Entergy regularly negotiates with the IRS to achieve settlements and believes the provisions recorded in its financial statements are sufficient to address these issues. The outcome of Entergy’s potential audit issues could result in changes to the amounts of unrecognized tax benefits.

7. RETIREMENT, OTHER POSTRETIREMENT BENEFITS, AND DEFINED CONTRIBUTION PLANS

Qualified Pension Plans and Other Postretirement Benefit Plans

Substantially all employees of the Business currently participate in one of two qualified pension plans that are sponsored by Entergy: “Entergy Corporation Retirement Plan for Non-Bargaining Employees” and “Entergy Corporation Retirement Plan for Bargaining Employees.” The pension plans are noncontributory and provide pension benefits that are based on employees’ credited service and compensation during the final years before retirement. Entergy’s defined benefit pension plans’ assets and liabilities are combined with those related to other Entergy businesses. Similarly, Entergy manages its postretirement benefit plans on a combined basis with claims data and liability information related to the Business aggregated and combined with other Entergy businesses.

Assets, liabilities, and pension and other postretirement costs for current employees are calculated by employee. No assets or liabilities are reflected on the Business’s combined balance sheets for retired employees. Expenses for retired employees are identified and allocated based on an analysis of the Business’s portion of other payroll-related costs. Management believes this methodology is a reasonable basis of allocation. The assets, liabilities, and costs associated with the retirement and postretirement plans discussed below are reflective of current, identified employees accounted for on a multiple employer plan basis. The total pension and other postretirement benefit expenses included in the combined income statements for 2011, 2010, and 2009 are $9.9 million, $9.5 million, and $7.8 million, respectively.

The assets of the two qualified pension plans are held in a master trust established by Entergy. Each pension plan has an undivided beneficial interest in each of the investment accounts of the master trust that is maintained by a trustee. Use of the master trust permits the commingling of the trust assets of the Entergy pension plans for investment and administrative purposes. Although assets are commingled in the master trust, the trustee maintains supporting records for the purpose of allocating the equity in net earnings (loss) and the administrative expenses of the investment accounts to the various participating pension plans. The fair value of the trust assets is determined by the trustee and certain investment managers. The trustee calculates a daily earnings factor, including realized and unrealized gains or losses, collected and accrued income, and administrative expenses, and allocates earnings to each plan in the master trust on a pro rata basis.

Further, within each pension plan, the record of each Entergy company’s beneficial interest in the plan assets is maintained by the plan’s actuary and is updated quarterly. Assets are increased for investment income and contributions, and decreased for benefit payments. A plan’s investment net income/(loss) (i.e. interest and dividends, realized gains and losses and expenses) is allocated to the companies participating in that plan based on the value of assets for each company at the beginning of the quarter adjusted for contributions and benefit payments made during the quarter.

Entergy funds pension costs in accordance with contribution guidelines established by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. The assets of the plans include common and preferred stocks, fixed-income securities, interest in a money market fund, and insurance contracts. Entergy’s pension costs for its Utility operating companies are recovered from customers as a component of their cost of service.

Components of Qualified Net Pension Cost and Other Amounts Recognized as a Regulatory Asset

Total 2011, 2010, and 2009 qualified pension costs and amounts recognized as a regulatory asset, including amounts capitalized, included the following components:

	(In thousands)
	2011	2010	2009
Net periodic pension cost:
Service cost — benefits earned during the period	$5,581	$4,895	$4,041
Interest cost on projected benefit obligation	7,382	8,334	8,027
Expected return on assets	(8,991)	(8,517)	(8,248)
Amortization of prior service cost	56	56	55
Recognized net loss	1,819	2,692	1,226

Net periodic pension costs	$5,847	$7,460	$5,101

Other changes in plan assets and benefit obligations recognized as a regulatory asset
Arising this period:
Net (gain)/loss	$38,380	$(15,275)	$(1,019)
Amounts reclassified from regulatory asset to net periodic pension cost in the current year:
Amortization of prior service cost	(56)	(56)	(55)
Amortization of net loss	(1,819)	(2,692)	(1,226)

Total	36,505	(18,023)	(2,300)

Total recognized as net periodic pension cost, regulatory asset	$42,352	$(10,563)	$2,801

Estimated amortization amounts from regulatory asset to net periodic cost in the following year
Prior service cost	$47	$56	$56
Net loss	$4,605	$1,819	$2,692

Qualified Pension Obligations, Plan Assets, Funded Status, Amounts Recognized in the Balance Sheet as of December 31, 2011 and 2010

	(In thousands)
	2011	2010
Change in Projected Benefit Obligation (PBO)
Balance at beginning of year	$132,075	$136,322
Service cost	5,581	4,895
Interest cost	7,382	8,334
Actuarial (gain)/loss	27,232	(17,476)
Benefits paid	(496)	—

Balance at end of year	$171,774	$132,075

Change in Plan Assets
Fair value of assets at beginning of year	$102,945	$89,474
Actual return on plan assets	(2,157)	6,315
Employer contributions	5,901	7,156
Benefits paid	(496)	—

Fair value of assets at end of year	$106,193	$102,945

Funded status	(65,581)	(29,130)
Amount recognized in the balance sheet
Non-current liabilities	(65,581)	(29,130)

Amount recognized as a regulatory asset
Prior service cost	58	114

Net loss	70,455	33,894

Total	$70,513	$34,008

Other Postretirement Benefits

Entergy also currently provides health care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits if they reach retirement age and meet certain eligibility requirements while still working for Entergy. The Business uses a December 31 measurement date for the postretirement benefit plans.

Effective January 1, 1993, Entergy adopted an accounting standard requiring a change from a cash method to an accrual method of accounting for postretirement benefits other than pensions. Entergy Arkansas, Entergy Mississippi, Entergy New Orleans, and Entergy Texas have received regulatory approval to recover accrued other postretirement benefit costs through rates. The LPSC ordered Entergy Gulf States Louisiana and Entergy Louisiana to continue the use of the pay-as-you-go method for ratemaking purposes for postretirement benefits other than pensions. The LPSC retains the flexibility, however, to examine individual company’s accounting for other postretirement benefits to determine if special exceptions to this order are warranted. Pursuant to regulatory directives, Entergy Arkansas, Entergy Mississippi, Entergy New Orleans and Entergy Texas contribute the other postretirement benefit costs collected in rates into external trusts.

Trust assets contributed by participating Entergy companies are in three bank-administered trusts, established by Entergy Corporation and maintained by a trustee. Each participating company holds a beneficial interest in the trusts’ assets. The assets in the master trusts are commingled for investment and administrative purposes. Although assets are commingled, the trustee maintains supporting records for the purpose of allocating the beneficial interest in net earnings/ (losses) and the administrative expenses of the investment accounts to the various participating plans and participating companies. Beneficial interest in an investment account’s net income/ (loss) is comprised of interest and dividends, realized and unrealized gains and losses, and expenses. Beneficial interest from these investments is allocated monthly to the plans and participating companies based on their portion of net assets in the pooled accounts.

Components of Net Other Postretirement Benefit Cost and Other Amounts Recognized as a Regulatory Asset and/or AOCI

Total 2011, 2010, and 2009 other postretirement benefit costs, including amounts capitalized and amounts recognized as a regulatory asset and/or other comprehensive income, included the following components:

	(In thousands)
	2011	2010	2009
Other post retirement costs:
Service cost — benefits earned during the period	$2,812	2,420	2,177
Interest cost on APBO	1,532	1,527	1,526
Expected return on assets	(430)	(384)	(339)
Amortization of transition obligation	35	38	38
Amortization of prior service credit	(59)	(77)	(184)
Recognized net loss	574	481	512

Net other postretirement benefit cost	$4,464	$4,005	$3,730

Other changes in plan assets and benefit obligations recognized as a regulatory asset and/or AOCI (before tax)
Arising this period:
Prior service credit for period	$—	$(490)	$—
Net (gain)/loss	4,674	(128)	(1,293)
Amounts reclassified from regulatory asset and /or AOCI to net periodic benefit cost in the current year:
Amortization of transition obligation	(35)	(38)	(38)
Amortization of prior service credit	59	77	184
Amortization of net loss	(574)	(481)	(512)

Total	$4,124	$(1,060)	$(1,659)

Total recognized as net periodic benefit cost, regulatory asset, and/or AOCI (before tax)	$8,588	$2,945	$2,071

Estimated amortization amounts from regulatory asset and/or AOCI to net periodic benefit cost in the following year
Transition obligation	$35	$35	$38
Prior service credit	$(59)	$(59)	$(77)
Net loss	$845	$574	$481

Other Postretirement Benefit Obligations, Plan Assets, Funded Status, and Amounts Not Yet Recognized and Recognized in the Balance Sheet as of December 31, 2011 and 2010

	(In thousands)
	December 31,
	2011	2010
Change in APBO
Balance at beginning of year	$27,955	$25,221
Service cost	2,812	2,420
Interest cost	1,532	1,527
Plan amendments	—	(490)
Actuarial (gain)/loss	4,364	(723)
Benefits paid	(152)	—

Balance at end of year	$36,511	$27,955

Change in Plan Assets
Fair value of assets at beginning of year	$5,662	$5,048
Actual return on plan assets	120	(211)
Employer contributions	634	825
Benefits paid	(152)	—

Fair value of assets at end of year	$6,264	$5,662

Funded status	$(30,247)	$(22,293)
Amounts recognized in the balance sheet
Current liabilities	(165)	(102)
Non-current liabilities	(30,082)	(22,191)

Total funded status	(30,247)	(22,293)

Amounts recognized as a regulatory asset (before tax)
Transition obligation	$26	$53
Prior service cost/(credit)	(168)	(202)
Net loss	8,667	6,110

Total	$8,525	$5,961

Amounts recognized as AOCI (before tax)
Transition obligation	$9	$18
Prior service credit	(115)	(140)
Net loss	5,118	3,576

Total	$5,012	$3,454

Non-Qualified Pension Plans

Entergy also sponsors non-qualified, non-contributory defined benefit pension plans that provide benefits to certain key employees. The Business recognized net periodic pension cost related to these plans of $0.1 million in 2011, 2010, and 2009. The projected benefit obligation was $1.1 million and $0.9 million as of December 31, 2011 and 2010, respectively. The accumulated benefit obligation was $0.9 million and $0.7 million as of December 31, 2011 and 2010, respectively.

The Business’s non-qualified, non-current pension liability at December 31, 2011 and 2010 was $1 million and $0.8 million, respectively; and its current liability was $0.1 million at December 31, 2011 and 2010. The unamortized transition obligation, prior service cost and net loss are recognized in regulatory assets ($0.5 million at December 31, 2011 and 2010).

Accounting for Pension and Other Postretirement Benefits

Accounting standards require an employer to recognize in its balance sheet the funded status of its benefit plans. This is measured as the difference between plan assets at fair value and the benefit obligation. The Business uses a December 31 measurement date for its pension and other postretirement plans. Employers are to record previously unrecognized gains and losses, prior service costs, and any remaining transition asset or obligation (that resulted from adopting prior pension and other postretirement benefits accounting standards) as comprehensive income and/or as a regulatory asset reflective of the recovery mechanism for pension and other postretirement benefit costs in the Utility’s jurisdictions. Entergy Gulf States Louisiana and Entergy Louisiana recover other postretirement benefit costs on a pay as you go basis and record the unrecognized prior service cost, gains and losses, and transition obligation for its other postretirement benefit obligation as other comprehensive income. Accounting standards also require that changes in the funded status be recorded as other comprehensive income and/or a regulatory asset in the period in which the changes occur.

With regard to pension and other postretirement costs, the Business calculates the expected return on pension and other postretirement benefit plan assets by multiplying the long-term expected rate of return on assets by the market-related value (MRV) of plan assets. The Business determines the MRV of pension plan assets by calculating a value that uses a 20-quarter phase-in of the difference between actual and expected returns. For other postretirement benefit plan assets the Business uses fair value when determining MRV.

Qualified Pension and Other Postretirement Plans’ Assets

The Plan Administrator’s trust asset investment strategy is to invest the assets in a manner whereby long term earnings on the assets (plus cash contributions) provide adequate funding for retiree benefit payments. The mix of assets is based on an optimization study that identifies asset allocation targets in order to achieve the maximum return for an acceptable level of risk, while minimizing the expected contributions and pension and postretirement expense.

The Plan Administrator approved a new asset allocation and implementation of an optimization study in 2011 for the pension assets. The optimization study recommended that the target asset allocation adjust dynamically based on the funded status of the plan. The study identifies updated asset allocation targets to maximize return on the assets within a prudent level of risk, as mentioned above, and to maintain a level of volatility that is not expected to have material impact on Entergy Transmission’s expected contribution and expense. Entergy has begun to adjust its asset allocation, and those adjustments are reflected in the target and actual asset allocations listed below.

Entergy also completed an optimization study in 2011 for the postretirement assets that identifies new asset allocation targets. Entergy plans to adjust to this asset allocation during 2012, and the target asset allocation will be 39% domestic equity securities, 26% international equity securities and 35% fixed income securities for all trusts, taxable and non-taxable.

In the optimization studies, the Plan Administrator formulates assumptions about characteristics, such as expected asset class investment returns, volatility (risk), and correlation coefficients among the various asset classes. The future market assumptions used in the optimization study are determined by examining historical market characteristics of the various asset classes, and making adjustments to reflect future conditions expected to prevail over the study period. The following targets and ranges were established to produce an acceptable, economically efficient plan to manage around the targets. The target asset allocation range below for pension shows the ranges within which the allocation may adjust based on funded status, with the expectation that the allocation to fixed income securities will increase as the pension funded status increases.

Qualified pension and postretirement weighted-average asset allocations by asset category at December 31, 2011 and 2010 and the target asset allocation and ranges for those time periods are as follows:

Pension Asset Allocation	Target	Range	2011	2010
Domestic Equity Securities	45%	34% to 53%	44%	44%
International Equity Securities	20%	16% to 24%	18%	20%
Fixed Income Securities	35%	31% to 41%	37%	35%
Other	0%	0% to 10%	1%	1%

Postretirement Asset Allocation	Non-Taxable				Taxable
	Target	Range	2011	2010	Target	Range	2011	2010
Domestic Equity Securities	38%	33% to 43%	39%	39%	35%	30% to 40%	35%	39%
International Equity Securities	17%	12% to 22%	15%	18%	0%	0%	0%	0%
Fixed Income Securities	45%	40% to 50%	46%	43%	65%	60% to 70%	64%	60%
Other	0%	0% to 5%	0%	0%	0%	0% to 5%	1%	1%

In determining its expected long term rate of return on plan assets used in the calculation of benefit plan costs, Entergy Transmission reviews past performance, current and expected future asset allocations, and capital market assumptions of its investment consultant and investment managers.

The expected long term rate of return for the qualified pension plans’ assets is based on the geometric average of the historical annual performance of a representative portfolio weighted by the target asset allocation defined in the table above. The time period reflected is a long-dated period spanning several decades.

The expected long-term rate of return for the non-taxable postretirement trust assets is determined using the same methodology described above for pension assets, but the asset allocation specific to the non-taxable postretirement assets is used.

For the taxable postretirement trust assets, the investment allocation includes a high percentage of tax-exempt fixed income securities. This asset allocation in combination with the same methodology employed to determine the expected return for other trust assets (as described above), with a modification to reflect applicable taxes, is used to produce the expected long-term rate of return for taxable postretirement trust assets.

The Business currently expects long term rates of return higher than last year’s expectation for both the non-taxable and taxable postretirement trusts because of the planned increases to the equity allocations in 2012.

Concentrations of Credit Risk

Entergy’s investment guidelines mandate the avoidance of risk concentrations. Types of concentrations specified to be avoided include, but are not limited to, investment concentrations in a single entity, type of industry, foreign country, geographic area and individual security issuance. As of December 31, 2011 all investment managers and assets were materially in compliance with the approved investment guidelines, therefore there were no significant concentrations (defined as greater than 10 percent of plan assets) of risk in the Business’s pension and other postretirement benefit plan assets.

Fair Value Measurements

Accounting standards provide the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of the fair value hierarchy are described below:

•

Level 1 — Level 1 inputs are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access at the measurement date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2 — Level 2 inputs are inputs other than quoted prices included in Level 1 that are, either directly or indirectly, observable for the asset or liability at the measurement date. Assets are valued based on prices derived by an independent party that uses inputs such as benchmark yields, reported trades, broker/dealer quotes, and issuer spreads. Prices are reviewed and can be challenged with the independent parties and/or overridden if it is believed such would be more reflective of fair value. Level 2 inputs include the following:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability; or

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If an asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3 — Level 3 refers to securities valued based on significant unobservable inputs.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following tables set forth by level within the fair value hierarchy measured at fair value on a recurring basis at December 31, 2011 and December 31, 2010 a summary of the investments held in the master trusts for Entergy’s qualified pension and other postretirement plans in which the Business participates.

Qualified Pension Trust

	(In thousands)
2011	Level 1			Level 2			Level 3	Total
Equity securities:
Corporate stocks:
Preferred	$3,738	(b	)	$8,014	(a	)	$—	$11,752
Common	1,010,491	(b	)	—			—	1,010,491
Common collective trusts	—			1,074,178	(c	)	—	1,074,178
Fixed income securities:
U.S. Government securities	142,509	(b	)	157,737	(a	)	—	300,246
Corporate debt instruments:	—			380,558	(a	)	—	380,558
Registered investment companies	53,323	(d	)	444,275	(e	)	—	497,598
Other	—			101,674	(f	)	—	101,674
Other:
Insurance company general account (unallocated contracts)	—			34,696	(g	)	—	34,696

Total investments	$1,210,061			$2,201,132			$—	$3,411,193

Cash								75
Other pending transactions								(9,238)
Less: Other postretirement assets included in total investments								(2,114)

Total fair value of qualified pension assets								$3,399,916

	(In thousands)
2010	Level 1			Level 2			Level 3	Total
Equity securities:
Corporate stocks:
Preferred	$—			$8,354	(a	)	$—	$8,354
Common	1,375,531	(b	)	—			—	1,375,531
Common collective trusts	—			657,075	(c	)	—	657,075
Fixed income securities:
Interest-bearing cash	103,731	(d	)	—			—	103,731
U.S. Government securities	75,124	(b	)	187,957	(a	)	—	263,081
Corporate debt instruments:	—			298,760	(a	)	—	298,760
Registered investment companies	—			385,020	(e	)	—	385,020
Other				108,305	(f	)		108,305
Other:
Insurance company general account (unallocated contracts)	—			33,439	(g	)	—	33,439

Total investments	$1,554,386			$1,678,910			$—	$3,233,296

Cash								321
Other pending transactions								(14,954)
Less: Other postretirement assets included in total investments								(2,395)

Total fair value of qualified pension assets								$3,216,268

Other Postretirement Trusts

	(In thousands)
2011	Level 1			Level 2			Level 3	Total
Equity securities:
Common collective trust	$—			$208,812	(c	)	$—	$208,812
Fixed income securities:
U.S. Government securities	42,577	(b	)	57,151	(a	)	—	99,728
Corporate debt instruments	—			42,807	(a	)	—	42,807
Registered investment companies	4,659	(d	)	—			—	4,659
Other	—			69,287	(f	)	—	69,287

Total investments	$47,236			$378,057			$—	$425,293

Other pending transactions								(235)
Plus: Other postretirement assets included in the investments of the qualified pension trust								2,114

Total fair value of other postretirement assets								$427,172

	(In thousands)
2010	Level 1			Level 2			Level 3	Total
Equity securities:
Common collective trust	$—			$211,835	(c	)	$—	$211,835
Fixed income securities:
Interest-bearing cash	4,014	(d	)	—			—	4,014
U.S. Government securities	37,823	(b	)	52,326	(a	)	—	90,149
Corporate debt instruments	—			37,128	(a	)	—	37,128
Other	—			58,716	(f	)	—	58,716

Total investments	$41,837			$360,005			$—	$401,842

Other pending transactions								193
Plus: Other postretirement assets included in the investments of the qualified pension trust								2,395

Total fair value of other postretirement assets								$404,430

(a)	Certain preferred stocks and fixed income debt securities (corporate, government, and securitized) are stated at fair value as determined by broker quotes.
(b)	Common stocks, treasury notes and bonds, and certain preferred stocks and fixed income debt securities are stated at fair value determined by quoted market prices.
(c)	The common collective trusts hold investments in accordance with stated objectives. The investment strategy of the trusts is to capture the growth potential of equity markets by replicating the performance of a specified index. Net asset value per share of the common collective trusts estimate fair value.
(d)	The registered investment company is a money market mutual fund with a stable net asset value of one dollar per share.
(e)	The registered investment company holds investments in domestic and international bond markets and estimates fair value using net asset value per share.
(f)	The other remaining assets are U.S. municipal and foreign government bonds stated at fair value as determined by broker quotes
(g)	The unallocated insurance contract investments are recorded at contract value, which approximates fair value. The contract value represents contributions made under the contract, plus interest, less funds used to pay benefits and contract expenses, and less distributions to the master trust.

Accumulated Pension Benefit Obligation

The accumulated benefit obligation for the Business’s qualified pension plans was $136.8 million and $105.2 million at December 31, 2011 and 2010, respectively.

Estimated Future Benefit Payments

Based upon the assumptions used to measure the Business’s qualified pension and other postretirement benefit obligations at December 31, 2011, and including pension and other postretirement benefits attributable to estimated future employee service, the Business expects that benefits to be paid and the Medicare Part D subsidies to be received over the next ten years for the Business will be as follows:

	Estimated Future Benefits Payments
(In Thousands)	Qualified Pension	Non-Qualified Pension	Other Postretirement (before Medicare Subsidy)	Estimated Future Medicare Subsidy Receipts
Year(s)
2012	$876	$4	$294	$7
2013	$1,422	$2	$455	$14

	Estimated Future Benefits Payments
(In Thousands)	Qualified Pension	Non-Qualified Pension	Other Postretirement (before Medicare Subsidy)	Estimated Future Medicare Subsidy Receipts
2014	$2,029	$5	$640	$27
2015	$2,820	$4	$837	$43
2016	$3,697	$4	$1,061	$67
2017 - 2021	$22,150	$238	$8,289	$858
Contributions

The Business currently expects to contribute approximately $4.4 million to qualified pension plans and approximately $0.7 million to other postretirement plans in 2012.

Actuarial Assumptions

The significant actuarial assumptions used in determining the pension PBO and the other postretirement benefit APBO as of December 31, 2011, and 2010 were as follows:

	2011	2010
Weighted-average discount rate:
Qualified pension	5.10%	5.60%
Other postretirement	5.10%	5.50%
Non-qualified pension	4.40%	4.90%
Weighted-average rate of increase in future compensation levels	4.23%	4.23%

The significant actuarial assumptions used in determining the net periodic pension and other postretirement benefit costs for 2011, 2010, and 2009 were as follows:

	2011	2010	2009
Weighted-average discount rate:
Qualified pension	5.60%	6.10% - 6.20%	6.75%
Other postretirement	5.50%	6.10%	6.70%
Non-qualified pension	4.90%	5.40%	6.75%
Weighted-average rate of increase in future compensation levels	4.23%	4.23%	4.23%
Expected long-term rate of return on plan assets:
Pension assets	8.50%	8.50%	8.50%
Other postretirement non-taxable assets	7.75%	7.75%	8.50%
Other postretirement taxable assets	5.50%	5.50%	6.00%

The Business’s other postretirement benefit transition obligations are being amortized over 20 years ending in 2012.

The assumed health care cost trend rate used in measuring the Business’s December 31, 2011 APBO was 7.75% for pre-65 retirees and 7.5% for post-65 retirees for 2012, gradually decreasing each successive year until it reaches 4.75% in 2022 and beyond for both pre-65 and post-65 retirees. The assumed health care cost trend rate used in measuring the Business’s 2011 Net Other Postretirement Benefit Cost was 8.5% for pre-65 retirees and 8.0% for post-65 retirees for 2011, gradually decreasing each successive year until it reaches 4.75% in 2019 and beyond for pre-65 retirees and 4.75% in 2018 and beyond for post-65 retirees. A one percentage point change in the assumed health care cost trend rate for 2011 would have the following effects:

1 Percentage Point Increase		1 Percentage Point Decrease
Impact on the APBO	Impact on the sum of service costs and interest cost	Impact on the APBO	Impact on the sum of service costs and interest cost
Increase /(Decrease) (In Thousands)
$4,758	$834	($4,045)	($657)

Medicare Prescription Drug, Improvement and Modernization Act of 2003

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 became law. The Act introduces a prescription drug benefit cost under Medicare (Part D), which started in 2006, as well as a federal subsidy to employers who provide a retiree prescription drug benefit that is at least actuarially equivalent to Medicare Part D.

The actuarially estimated effect of future Medicare subsidies reduced the December 31, 2011 and 2010 Accumulated Postretirement Benefit Obligation by $8 million and $6.2 million, respectively, and reduced the 2011, 2010, and 2009 other postretirement benefit cost by $1.1 million, $0.9 million, and $0.8 million, respectively.

Defined Contribution Plans

Entergy sponsors the Savings Plan of Entergy Corporation and Subsidiaries (System Savings Plan). The System Savings Plan is a defined contribution plan covering eligible employees of Entergy and its subsidiaries. The employing Entergy subsidiary makes matching contributions for all non-bargaining and certain bargaining employees to the System Savings Plan in an amount equal to 70% of the participants’ basic contributions, up to 6% of their eligible earnings per pay period. The 70% match is allocated to investments as directed by the employee.

Contributions to defined contribution plans attributable to the Business were $1.5 million for 2011, 2010, and 2009.

8. SHARE-BASED COMPENSATION

Certain employees of the Business participate in Entergy’s stock-based compensation plans, including its stock option grants. Unless otherwise noted, the following disclosures represent the portion of the Entergy Corporation stock-based compensation plan liabilities and expenses maintained by Entergy Corporation in which the Business’s employees participated. All share-based awards granted under the Entergy stock-based compensation plans related to Entergy Corporation common stock. As such, all related equity account balances are reflected in Entergy Corporation’s consolidated statements of changes in equity and comprehensive income and have not been reflected in the Business’s financial statements. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that the Business would have experienced as an independent, publicly traded company for the periods presented. For purposes of these combined financial statements, all stock-based compensation plans and related costs are reflected in net parent investment because these costs were settled by Entergy.

Stock Options

Stock options are granted at exercise prices that equal the closing market price of Entergy Corporation common stock on the date of grant. Generally, stock options granted will become exercisable in equal amounts on each of the first three anniversaries of the date of grant. Unless they are forfeited previously under the terms of the grant, options expire ten years after the date of the grant if they are not exercised.

The following table includes financial information for stock options granted for the benefit of the Business for each of the years presented. The figures in the following table, and in all other tables and values in this note, reflect only employees of the Business, unless otherwise noted. The Business also recorded overhead costs derived from the allocation of stock-based compensation of shared employees of $0.6 million, $0.1 million, and $1.1 million in 2011, 2010, and 2009 respectively.

(In Thousands)	2011	2010	2009
Compensation expense included in combined net income	$230	$504	$717
Tax benefit recognized in combined net income	$89	$194	$277
Compensation cost capitalized as part of fixed assets and inventory	$113	$299	$367

The fair value of the stock option grants is determined by considering factors such as lack of marketability, stock retention requirements, and regulatory restrictions on exercisability. The stock option weighted-average assumptions used in determining the fair values are as follows:

	2011	2010	2009
Stock price volatility	24.25%	25.73%	24.39%
Expected term in years	6.64%	5.46	5.33
Risk-free interest rate	2.70%	2.57%	2.22%
Dividend yield	4.20%	3.74%	3.50%
Dividend payment per share	$3.32	$3.24	$3.00

Stock price volatility is calculated based upon the weekly public stock price volatility of Entergy Corporation common stock over the last four to five years. The expected term of the options is based upon historical option exercises and the weighted average life of options when exercised and the estimated weighted average life of all vested but unexercised options. In 2008, Entergy implemented stock ownership guidelines for its senior executive officers. These guidelines require an executive officer to own shares of Entergy common stock equal to a specified multiple of his or her salary. Until an executive officer achieves this ownership position the executive officer is required to retain 75% of the after-tax net profit upon exercise of the option to be held in Entergy Corporation common stock. The reduction in fair value of the stock options due to this restriction is based upon an estimate of the call option value of the reinvested gain discounted to present value over the applicable reinvestment period.

A summary of stock option activity for stock options granted to the Business’s employees for the years ended December 31, 2011, 2010, and 2009, and changes during the years are presented below:

	Number of Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Weighted- Average Contractual Life
Options outstanding as of January 1, 2011	215,414	$70.02
Options granted	3,300	72.79
Options exercised	(30,537)	37.52
Options outstanding as of December 31, 2011	188,177	75.33	$—	4.2 years
Options exercisable as of December 31, 2011	171,574	75.23	—	3.8 years
Weighted-average grant-date fair value of options granted during 2011	11.48

The weighted-average grant-date fair value of options granted during the year was $11.95 for 2010 and $12.49 for 2009. The total intrinsic value of stock options exercised was $1.1 million during 2011, $0.2 million during 2010, and $0.4 million during 2009. The intrinsic value, which has no effect on net income, of the stock options exercised is calculated by the difference in Entergy Corporation’s common stock price on the date of exercise and the exercise price of the stock options granted. Because Entergy’s year-end stock price is less than the weighted average exercise price, the aggregate intrinsic value of outstanding stock options held by the Business’s employees at December 31, 2011 was zero. The intrinsic value of “in the money” stock options held by the Business’s employees is $1.6 million as of December 31, 2011. The Business recognizes compensation cost over the vesting period of the options based on their grant-date fair value. The total fair value of options held by the Business’s employees that vested was approximately $0.3 million during 2011, $0.4 million during 2010, and $0.4 million during 2009.

The following table summarizes information about stock options outstanding as of December 31, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	As of 12/31/2011	Weighted-Avg. Remaining Contractual Life-Yrs.	Weighted- Avg. Exercise Price	Number Exercisable as of 12/31/2011	Weighted- Avg. Exercise Price
$37 - $50.99	43,432	0.5	$42.78	43,432	$42.78
$51 - $64.99	9,401	2.2	$58.60	9,401	$58.60
$65 - $ 78.99	65,775	5.5	$72.43	49,172	$71.11
$79 - $91.99	32,069	5.1	$91.82	32,069	$91.82
$92 - $ 108.20	37,500	6.1	$108.20	37,500	$108.20

$37 - $ 108.20	188,177	4.2	$75.33	171,574	$75.23

Stock-based compensation cost related to non-vested stock options outstanding as of December 31, 2011 not yet recognized is approximately $0.2 million and is expected to be recognized on a weighted-average period of 1.5 years.

9. COMMITMENTS AND CONTINGENCIES

Contingent Obligations

The Business is subject to a number of federal and state laws and regulations, as well as other factors and conditions that potentially subject it to environmental, litigation, and other risks. Exposure to such risks is periodically evaluated and provisions are provided for those matters where a loss is considered probable and reasonably estimable in accordance with US GAAP. The adequacy of loss provisions can be significantly affected by external events or conditions that can be unpredictable; thus, the ultimate outcome of such matters could materially affect the combined financial statements.

The Business is involved in a number of legal, regulatory, labor-related, and tax proceedings before various courts, regulatory commissions, and governmental agencies in the ordinary course of business. While management is unable to predict the outcome of such proceedings, management does not believe that the ultimate resolution of these matters will have a material effect on the Business’s results of operations, cash flows, or financial condition. We discuss regulatory proceedings in Note 3 to the financial statements.

Conventional Property Insurance

Entergy’s conventional property insurance program provides coverage of up to $400 million on an Entergy systemwide basis for all operational perils (direct physical loss or damage due to machinery breakdown, electrical failure, fire, lightning, hail, or explosion) on an “each and every loss” basis; up to $400 million in coverage for certain natural perils (direct physical loss or damage due to earthquake, tsunami, flood, ice storm, and tornado) on an annual aggregate basis; and up to $125 million for certain other natural perils (direct physical loss or damage due to a named windstorm or storm surge) on an annual aggregate basis. This coverage is in place for Entergy Corporation and certain of its subsidiaries and the Business is covered under these policies.

Transmission substations are covered property under Entergy’s conventional property insurance, while above-ground transmission lines, poles, and towers are excluded. The primary layer consists of a $65 million layer in excess of the self-insured retention and the excess layer consists of a $335 million layer in excess of the $65 million primary layer. Both layers are placed on a quota share basis through several insurers. Entergy also purchases $300 million in terrorism insurance coverage for its conventional property. The Terrorism Risk Insurance Reauthorization Act of 2007 created a government program that provides for up to $100 billion in coverage in excess of existing coverage for a terrorist event.

Leases

As of December 31, 2011, the Business had noncancelable operating leases for buildings and fleets of vehicles, specifically attributed to the Business, with minimum lease payments as follows:

(In thousands)
2012	$3,941
2013	3,725
2014	3,400
2015	2,989
2016 and thereafter	4,349

Total minimum rentals	$18,404

Total rental expenses for all leases amounted to $18.1 million in 2011, $17.2 million in 2010, and $17.6 million in 2009. Rental expense includes an allocation for shared property.

10. BUSINESS SEGMENT INFORMATION

Reportable segments are identified based on the criteria set forth by the FASB regarding disclosures about segments of an enterprise. Reportable segments are determined based primarily on the regulatory environment of operations, geography, and the business activities performed to earn revenues and incur expenses. During the periods presented herein, the Business operated solely as one reportable business segment. The Business is managed on an integrated basis. Historically, Entergy has viewed its Utility operations as one business segment; therefore this presentation is consistent with the historical presentation of Entergy’s reportable segments.

Geographic Areas

For the years ended December 31, 2011, 2010, and 2009, the Business generated no revenue from outside of the United States. As of December 31, 2011 and 2010 the business had no long-lived assets located outside of the United States.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

CONDENSED COMBINED BALANCE SHEETS

(UNAUDITED)

	(Amounts in thousands)
	September 30, 2012	December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$1,319	$1,256
Accounts receivable, net	28,163	22,287
Materials and supplies — at average cost	36,267	28,372

Total Current Assets	65,749	51,915
Property, Plant and Equipment
Utility plant in service	5,657,922	5,318,334
Construction work in progress	236,112	265,710

Total Property, Plant and Equipment	5,894,034	5,584,044
Less — Accumulated depreciation and amortization	(2,013,275)	(1,917,657)

Property, Plant and Equipment — Net	3,880,759	3,666,387
Regulatory and Other Assets
Regulatory asset for income taxes	155,985	166,468
Other regulatory assets	99,000	80,876
Other assets	49,111	49,758

Total Other Assets	304,096	297,102

TOTAL ASSETS	$4,250,604	$4,015,404

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$65,010	$62,156
Customer deposits	4,904	6,211
Taxes accrued	35,869	28,910
Pension and other postretirement liabilities	1,108	1,006
Other current liabilities	1,864	1,373

Total Current Liabilities	108,755	99,656
Non-Current liabilities
Accumulated deferred income taxes and taxes accrued	949,289	860,265
Accumulated deferred investment tax credits	16,923	17,805
Regulatory liabilities	66,213	58,899
Pension and other postretirement liabilities	99,244	96,896
Other non-current liabilities	22,472	19,418

Total Non-Current Liabilities	1,154,141	1,053,283

Total Liabilities	1,262,896	1,152,939
Equity
Net parent investment	2,990,141	2,865,008
Accumulated other comprehensive loss	(2,433)	(2,543)

Total Equity	2,987,708	2,862,465

TOTAL LIABILITIES AND EQUITY	$4,250,604	$4,015,404

See notes to the condensed combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

CONDENSED COMBINED STATEMENTS OF INCOME

(UNAUDITED)

	(Amounts in thousands)
	For the Nine Months Ended September 30,
	2012	2011
Operating Revenues	$498,942	$505,721
Operating Expenses
Operating and maintenance:
Operation expenses	132,920	126,389
Maintenance expenses	34,306	33,338
Taxes other than income taxes	37,670	34,148
Depreciation and amortization	108,286	97,966

Total Operating Expenses	313,182	291,841

Operating income	185,760	213,880
Other Income
Allowance for equity funds used during construction	8,112	7,714
Miscellaneous other income (expense) — net	1,069	1,907

Total other income	9,181	9,621
Interest Expense
Interest expense	64,098	51,288
Allowance for borrowed funds used during construction	(4,139)	(4,285)

Total Interest Expense	59,959	47,003

Income before Income Taxes	134,982	176,498
Income taxes	41,007	65,593

NET INCOME	$93,975	$110,905

See notes to the condensed combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	(Amounts in thousands)
	For the Nine Months Ended September 30,
	2012	2011
Net income	$93,975	$110,905
Other comprehensive income
Pension and other postretirement liabilities (net of tax of ($112) and ($77))	110	70

Total other comprehensive income	110	70

TOTAL COMPREHENSIVE INCOME	$94,085	$110,975

See notes to the condensed combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	(Amounts in thousands)
	For the Nine Months Ended September 30,
	2012	2011
Operating Activities
Net income	$93,975	$110,905
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	108,286	97,966
Deferred income taxes, investment tax credits, and non-current taxes accrued	88,142	(10,751)
Allowance for equity funds used during construction	(8,112)	(7,714)
Changes in working capital:
Receivables	(5,876)	5,200
Accounts payable	(19,509)	(21,220)
Taxes accrued	6,959	6,240
Other working capital accounts	(8,711)	(4,155)
Change in regulatory assets	(7,641)	171
Change in pension and other postretirement liabilities	2,450	692
Change in other non-current liabilities	3,054	(45,897)
Other assets and liabilities	20,305	1,980

Net cash flow provided by operating activities	273,322	133,417
Investing Activities
Construction/capital expenditures	(304,417)	(312,050)

Net cash flow used in investing activities	(304,417)	(312,050)
Financing Activities
Contribution from Parent, net	31,158	178,543

Net cash flow provided by financing activities	31,158	178,543
Net increase (decrease) in cash and cash equivalents	63	(90)
Cash and cash equivalents at beginning of period	1,256	1,248

Cash and cash equivalents at end of period	$1,319	$1,158

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

CONDENSED COMBINED STATEMENTS OF EQUITY

(UNAUDITED)

	(Amounts in Thousands)
	For the Nine Months Ended September 30, 2012 and 2011
	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Equity
Balance at December 31, 2010	$2,552,799	$(1,702)	$2,551,097
Net income	110,905	—	110,905
Pension and other postretirement liabilities	—	70	70
Transactions with parent—net	178,543	—	178,543

Balance at September 30, 2011	$2,842,247	$(1,632)	$2,840,615

Balance at December 31, 2011	$2,865,008	$(2,543)	$2,862,465
Net income	93,975	—	93,975
Pension and other postretirement liabilities	—	110	110
Transactions with parent—net	31,158	—	31,158

Balance at September 30, 2012	$2,990,141	$(2,433)	$2,987,708

See notes to the condensed combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION

Background

In December 2011, Entergy announced that its board of directors approved a plan to spin off its transmission business (“Entergy Transmission” or the “Business”) and merge it with a newly formed subsidiary of ITC Holdings Corp. (ITC). The Business is not currently a separate stand-alone legal entity, and consists of the interconnected transmission lines at voltages of 69kV and above and the associated substations and other property and equipment that make up the electric transmission operations of the following companies (collectively referred to as the Utility operating companies):

•	Entergy Arkansas, Inc. (“Entergy Arkansas”),

•	Entergy Gulf States Louisiana, L.L.C. (“Entergy Gulf States Louisiana”),

•	Entergy Louisiana, LLC (“Entergy Louisiana”),

•	Entergy Mississippi, Inc. (“Entergy Mississippi”),

•	Entergy New Orleans, Inc. (“Entergy New Orleans”) and

•	Entergy Texas, Inc. (“Entergy Texas”)

The Utility operating companies’ electric utility businesses consist of integrated generation, transmission, distribution, and electric power sales operations.

Entergy plans to contribute the Business to Mid South TransCo LLC (“TransCo”), a wholly owned subsidiary of Entergy, and to spin-off TransCo and merge it with the newly formed ITC subsidiary in a tax-free, all-stock transaction, which will result in Entergy’s shareholders holding at least 50.1% of ITC’s common stock. The transaction is expected to be completed in 2013 subject to the satisfaction of certain closing conditions, including obtaining the necessary approvals of Entergy’s state regulators, the FERC, and ITC shareholders.

Basis of Presentation

Entergy did not account for the Business, and the Business was not operated, as a stand-alone company for the periods presented. The accompanying unaudited condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) from the accounting records of Entergy using the historical results of operations and cost basis of the assets and liabilities of Entergy that comprise the Business, applied consistently with those used in the preparation of the audited combined financial statements as of December, 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009. The Business’s unaudited condensed combined financial statements present the historical financial position, results of operations, and cash flows of the transmission-related business of Entergy’s Utility operating segment as it has been historically operated and regulated, and are not indicative of the financial position, results of operations, or net cash flows that would have existed had the Business operated as an independent stand-alone company for the nine months ended September 30, 2012 and 2011.

The accompanying unaudited condensed combined financial statements include assets and liabilities that are specifically attributable to the Business, and revenues and costs directly related to the operations and maintenance of the Business. The Business also receives services and support functions from Entergy. The Business’s operations are dependent on Entergy’s ability to perform these services and support functions which include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs, and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services, and purchasing and logistics.

Specific identification of transmission-related costs and various allocation methodologies were used to disaggregate service and support functions between the Business and Entergy’s non-transmission operations. Costs were primarily allocated based on either the Business’s share of revenue, net plant-in-service, or payroll expense, depending on the nature of the costs. Interest expense was calculated using a methodology that allocated to the Business financing costs from Entergy in proportion to the Business’s share of utility plant assets. The Business believes this method of allocating interest expense produces reasonable results because funding utility plant investments is a significant factor in determining the amount of debt outstanding at Entergy’s Utility operating companies. Taxes other than income for the Business consist of ad valorem and payroll taxes. Ad valorem taxes accrued were allocated based on net plant balances because these tax obligations are primarily property based. Payroll taxes were allocated to the Business based on payroll and incentive dollars allocated to the Business. Depreciation and AFUDC were identified based on actual depreciation and AFUDC recorded for identified transmission assets. For the nine months ended September 30, 2012 and 2011 revenues were either specifically identified with the Business for Utility customers who were charged transmission-specific rates or were allocated to the Business for Utility customers that were not charged transmission-specific rates. This revenue allocation was done by unbundling the revenue related to the Business from total Entergy Utility revenue based on the underlying transmission-specific proportion of the Utility operating companies’ cost of service. Management believes that these allocation methodologies are reasonable.

Entergy has provided the necessary capital to finance the Business’s operations. Net parent investment on the unaudited condensed combined balance sheet represents the amount of capital investments made by Entergy in its transmission-related operations, the Business’s accumulated net earnings after taxes, and the net effect of transactions with and allocations from Entergy. All Entergy funding to the Business since inception has been accounted for as capital contributions from Entergy and all cash remittances from the Business to Entergy have been accounted for as distributions to Entergy. None of Entergy’s outstanding indebtedness can be specifically identified with the Business, but interest expense was allocated as described above.

The unaudited condensed combined financial statements and the related disclosures reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the interim periods. The Business is subject to seasonal fluctuations, however, with the peak periods occurring during the third quarter. The results for the interim periods presented should not be used as a basis for estimating results of operations for a full year.

2. RATE AND REGULATORY MATTERS

Regulatory Asset for Income Taxes

Accounting standards for income taxes provide that a regulatory asset be recorded if it is probable that the currently determinable future increase in regulatory income tax expense will be recovered from customers through future rates. The primary source of the Business’s regulatory asset for income taxes is book depreciation of AFUDC equity that has been capitalized to property, plant and equipment but for which there is no corresponding tax basis. AFUDC equity is a component of property, plant and equipment that is included in rate base when the plant is placed in service.

Regulatory Rate Proceedings

The Business is a component of the Utility business of Entergy, and the revenues specifically identified with or allocated to the Business are affected by the regulatory proceedings that affect the Utility operating companies’ rates and resulting revenues. The Utility’s rate proceedings and cost recoveries included the Business as a part of Entergy’s integrated Utility operations.

Open Access Transmission Tariff (OATT)

The OATT determines the service charges for Point-to-Point Transmission and Network Integration Transmission Service for the use of Entergy’s transmission facilities. These rates are updated and filed annually with the FERC in May of each year based on actual data for the immediately preceding calendar year.

In May 2012, Entergy submitted the 2012 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $5.2 million. The update adjusts the charges applicable for OATT service from June 2012 through May 2013 based on historical 2011 cost data and other actual historical inputs. In September 2012, five parties filed a complaint challenging the rates and charges proposed by Entergy on various grounds. In October 2012, Entergy filed an answer to the complaint responding to the complainants’ allegations and asking that the complaint be dismissed.

In May 2011, Entergy submitted the 2011 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $16.6 million. The update adjusts the charges applicable for OATT service for June 2011 through May 2012 based on historical 2010 cost data and other actual historical inputs. In September 2011, five parties filed a complaint challenging the rates and charges proposed by Entergy on various grounds. In October 2011, Entergy filed an answer to the complaint responding to the complainants’ allegations and asking that the complaint be dismissed. In January 2012 the FERC issued an order setting the rates for hearing and establishing settlement judge proceedings. A hearing has not been scheduled, the case is still in settlement judge proceedings, and on October 22, 2012, the settlement judge recommended that settlement judge proceedings continue.

Retail Rate Proceedings

The following are the rate proceedings regarding the Utility operating companies’ retail base rates that are ongoing as of September 30, 2012:

Formula Rate Plan Filings with the LPSC

Entergy Gulf States Louisiana

In May 2012, Entergy Gulf States Louisiana made its formula rate plan filing with the LPSC for the 2011 test year. The filing reflected an 11.94% earned return on common equity, which is above the earnings bandwidth and would indicate a $6.5 million cost of service rate change was necessary under the formula rate plan. Subsequently, in August 2012, Entergy Gulf States Louisiana submitted a revised filing that reflects an earned return on common equity of 11.86% indicating a $5.7 million cost of service rate decrease is necessary under the formula rate plan. The rate reduction was implemented, subject to refund, effective for bills rendered the first billing cycle of September 2012. The filing remains subject to LPSC review.

Entergy Louisiana

In May 2012, Entergy Louisiana made its formula rate plan filing with the LPSC for the 2011 test year. The filing reflected a 9.63% earned return on common equity, which is within the earnings bandwidth and results in no cost of service rate change under the formula rate plan. In August 2012, Entergy Louisiana submitted a revised filing that reflects an earned return on common equity of 10.38%, which is still within the earnings bandwidth, resulting in no cost of service rate change. The filing remains subject to LPSC review.

Formula Rate Plan Filings with the MPSC

In March 2012, Entergy Mississippi submitted its formula rate plan filing for the 2011 test year. The filing shows an earned return on common equity of 10.92% for the test year, which is within the earnings bandwidth and results in no change in rates. The filing is currently subject to MPSC review.

Formula Rate Plan Filings with the City Council (Entergy New Orleans)

In May 2012, Entergy New Orleans filed its electric formula rate plan evaluation report for the 2011 test year. Subsequent adjustments agreed upon with the City Council Advisors indicate a $4.9 million electric base revenue increase as necessary under the formula rate plan. On September 26, 2012, Entergy New Orleans made a filing with the City Council that implemented the $4.9 million electric formula rate plan rate increase. The new rates were effective with the first billing cycle in October 2012. In October 2012, the City Council approved a procedural schedule to resolve disputed items that includes a hearing in April 2013. The rates implemented in October 2012 are subject to retroactive adjustments depending on the outcome of the proceeding.

Filings with the PUCT and Texas Cities

2011 Rate Case

In November 2011, Entergy Texas filed a rate case requesting a $112 million base rate increase reflecting a 10.6% return on common equity based on an adjusted June 2011 test year. On April 3, 2012 the PUCT Staff filed direct testimony recommending a base rate increase of $66 million and a 9.6% return on common equity. The PUCT Staff, however, subsequently filed a statement of position in the proceeding indicating that it was still evaluating the position it will ultimately take in the case regarding the Entergy Texas’s recovery of purchased power capacity costs and Entergy Texas’s proposal to defer its MISO transition expenses. In April 2012, Entergy Texas filed rebuttal testimony indicating a revised request for a $105 million base rate increase. A hearing was held in late-April through early-May 2012. During the hearing and in its post-hearing brief the PUCT Staff revised its recommendation to a base rate increase of $27 million. Additionally, the PUCT Staff recommended rejection of Entergy Texas’s request to defer MISO transition expenses.

In September 2012, the PUCT issued an order approving a $28 million rate increase, effective July 2012. The order includes a finding that “a return on common equity (ROE) of 9.80 percent will allow [Entergy Texas] a reasonable opportunity to earn a reasonable return on invested capital.” The order also provides for an increase in depreciation rates. Entergy Texas filed a motion for rehearing on October 4, 2012. Several other parties also filed motions for rehearing of the PUCT’s order. The PUCT subsequently denied rehearing of substantive issues.

3. TRANSACTIONS WITH AFFILIATES

The Business receives management, administrative, accounting, legal, engineering, and other services from Entergy Services, which is a wholly-owned subsidiary of Entergy. The Business’s expenses for such services were $91.5 million and $85.4 million for the nine months ended September 30, 2012 and 2011, respectively. These costs are allocated to the Business based on the actual costs incurred by Entergy Services and to the extent that the activities related to or benefitted the Business, whether directly or indirectly. Management believes that the cost allocations are reasonable for the services provided.

The Business’s operations are bundled with Entergy Utility’s production and distribution operations. As described in Note 1 to the unaudited condensed combined financial statements, the majority of Entergy’s customers are billed collectively for services that include all functions. With the exception of certain wholesale transmission customers, customer billings are not segregated between the Utility’s functions. Likewise, no intercompany billings exist between the Business and the Utility’s other functions. Refer to Note 1 to the unaudited condensed combined financial statements for a description of the revenue allocation process used in these unaudited condensed combined financial statements.

Entergy uses a centralized approach for cash management and to finance its operations. During the periods covered by these unaudited condensed combined financial statements, cash receipts were remitted to Entergy on a regular basis and are reflected within net parent investment in the combined balance sheets. Similarly, the Business’s cash disbursements were funded through Entergy’s cash accounts.

4. RETIREMENT, OTHER POSTRETIREMENT BENEFITS, AND DEFINED CONTRIBUTION PLANS

Components of Net Pension Cost

Total qualified pension cost, including amounts capitalized, for the nine months ended September 30, 2012 and 2011, included the following components:

	For the Nine Months Ended September 30,
	2012	2011
	(In thousands)
Service cost—benefits earned during the period	$4,974	$4,182
Interest cost on projected benefit obligation	6,567	5,532
Expected return on assets	(7,659)	(6,741)
Amortization of prior service cost	33	36
Amortization of loss	2,994	1,362

Net pension costs	$6,909	$4,371

Entergy Transmission recognized $0.09 million and $0.08 million in pension cost for its non-qualified pension plans for the nine months ended September 30, 2012 and 2011, respectively.

Components of Net Other Postretirement Benefit Cost

Total other postretirement benefit cost, including amounts capitalized, for the nine months ended September 30, 2012 and 2011, included the following components:

	For the Nine Months Ended September 30,
	2012	2011
	(In thousands)
Service cost—benefits earned during the period	$2,664	$2,109
Interest cost on accumulated postretirement benefit obligation (APBO)	1,389	1,149
Expected return on assets	(396)	(324)
Amortization of transition obligation	27	27
Amortization of prior service cost	(42)	(42)
Amortization of loss	636	429

Net other postretirement benefit cost	$4,278	$3,348

Employer Contributions

Based on current assumptions, Entergy Transmission expects to contribute $4.5 million to its qualified pension plans in 2012. As of the end of September 2012, Entergy Transmission had contributed $4.5 million to its pension plans. Therefore, Entergy Transmission presently anticipates no additional contributions to fund its qualified pension plans in 2012.

5. SHARE-BASED COMPENSATION

Entergy grants stock awards, which are described more fully in Note 8 to the combined annual financial statements as of and for the three years ended December 31, 2011. Awards under Entergy’s plans generally vest over three years.

Stock Options

The following table includes financial information for stock options granted for the benefit of the Business for each of the periods presented. The Business granted 7,500 stock options during the nine months ended

September 30, 2012 with a weighted average fair value of $9.42. At September 30, 2012, there were 174,299 stock options outstanding with a weighted-average exercise price of $80.70. The intrinsic value, which has no effect on net income, of the outstanding stock options is calculated by the difference in the weighted average exercise price of the stock options granted and Entergy Corporation’s common stock price as of September 30, 2012. Because Entergy’s stock price was less than the weighted-average exercise price, the aggregate intrinsic value of outstanding stock options held by the Business’s employees at September 30, 2012 was zero. The intrinsic value of “in the money” stock options was $0.6 million as of September 30, 2012.

The figures in the following table, and in all other tables and values in this note, reflect only employees of the Business, unless otherwise noted. The Business also recorded overhead costs derived from the allocation of stock-based compensation of shared employees of $0.8 million and $1.1 million for the nine months ended September 30, 2012 and 2011, respectively.

	For the Nine Months Ended September 30,
	2012	2011
	(In thousands)
Compensation expense included in net income for the nine months ended September 30,	$45	$58
Tax benefit recognized in net income for the nine months ended September 30,	17	22
Compensation cost capitalized as part of fixed assets as of September 30,	26	28

Restricted Stock Awards

In January 2012, the Business granted 13,350 restricted stock awards under the 2011 Equity Ownership and Long-term Cash Incentive Plan for the benefit of the Business. The grants were made effective as of January 26, 2012 and were valued at $71.30 per share, which was the closing price of Entergy’s common stock on that date. One-third of the restricted stock awards will vest upon each anniversary of the grant date and are expensed ratably over the three year vesting period. Shares of restricted stock have the same dividend and voting rights as other common stock and are considered issued and outstanding shares of Entergy upon vesting.

The following table includes financial information for restricted stock for the nine months ended September 30, for each of the years presented:

	For the Nine Months Ended September 30,
	2012	2011
	(In thousands)
Compensation expense included in net income for the nine months ended September 30,	$285	$56
Tax benefit recognized in net income for the nine months ended September 30,	109	22
Compensation cost capitalized as part of fixed assets as of September 30,	50	10

6. COMMITMENTS AND CONTINGENCIES

Contingent Obligations

The Business is subject to a number of federal and state laws and regulations, as well as other factors and conditions that potentially subject it to environmental, litigation, and other risks. Exposure to such risks is periodically evaluated and provisions are provided for those matters where a loss is considered probable and reasonably estimable in accordance with US GAAP. The adequacy of loss provisions can be significantly affected by external events or conditions that can be unpredictable; thus, the ultimate outcome of such matters could materially affect the unaudited condensed combined financial statements.

The Business is involved in a number of legal, regulatory, labor-related, and tax proceedings before various courts, regulatory commissions, and governmental agencies in the ordinary course of business. While management is unable to predict the outcome of such proceedings, management does not believe that the ultimate resolution of these matters will have a material effect on the Business’s results of operations, cash flows, or financial condition. We discuss regulatory proceedings in Note 2 to the unaudited condensed combined financial statements.

Conventional Property Insurance

Entergy’s conventional property insurance program provides coverage of up to $400 million on an Entergy system-wide basis for all operational perils (direct physical loss or damage due to machinery breakdown, electrical failure, fire, lightning, hail, or explosion) on an “each and every loss” basis; up to $400 million in coverage for certain natural perils (direct physical loss or damage due to earthquake, tsunami, flood, ice storm, and tornado) on an annual aggregate basis; and up to $125 million for certain other natural perils (direct physical loss or damage due to a named windstorm or storm surge) on an annual aggregate basis. This coverage is in place for Entergy Corporation and certain of its subsidiaries and the Business is covered under these policies.

Transmission substations are covered property under Entergy’s conventional property insurance, while above-ground transmission lines, poles, and towers are excluded. The primary layer consists of a $65 million layer in excess of the self-insured retention and the excess layer consists of a $335 million layer in excess of the $65 million primary layer. Both layers are placed on a quota share basis through several insurers. Entergy also purchases $300 million in terrorism insurance coverage for its conventional property. The Terrorism Risk Insurance Reauthorization Act of 2007 created a government program that provides for up to $100 billion in coverage in excess of existing coverage for a terrorist event.

7. BUSINESS SEGMENT INFORMATION

Reportable segments are identified based on the criteria set forth by the FASB regarding disclosures about segments of an enterprise. Reportable segments are determined based primarily on the regulatory environment of operations, geography, and the business activities performed to earn revenues and incur expenses. During the periods presented herein, the Business operated solely as one reportable business segment. The Business is managed on an integrated basis. Historically, Entergy has viewed its Utility operations as one business segment; therefore this presentation is consistent with the historical presentation of Entergy’s reportable segments.

Geographic Areas

For the nine months ended September 30, 2012 and 2011, the Business generated no revenue from outside of the United States. As of September 30, 2012 and December 31, 2011 the business had no long-lived assets located outside of the United States.

8. INCOME TAXES

In the third quarter 2008, Entergy Louisiana and Entergy Gulf States Louisiana received funds from the Louisiana Utilities Restoration Corporation (“LURC”). These receipts from LURC were from the proceeds of a Louisiana Act 55 financing of the costs incurred to restore service following Hurricane Katrina and Hurricane Rita. In June 2012, Entergy effectively settled the tax treatment of the receipt of these funds, which resulted in an income tax benefit of $9.4 million for the Business, which includes the effect of reversing liabilities for uncertain tax positions. Under the terms of an LPSC-approved settlement related to the benefits associated with the Louisiana Act 55 financings, the Business recorded a $6.2 million regulatory charge to operating revenues to reflect the effect of the obligation to share the benefits with customers.

9. SUBSEQUENT EVENTS

The Business evaluated subsequent events through November 13, 2012, the date the financial statements were available to be issued.

Annex A

EXECUTION COPY

MERGER AGREEMENT

among

ENTERGY CORPORATION,

MID SOUTH TRANSCO LLC,

ITC HOLDINGS CORP.

and

IBIS TRANSACTION SUBSIDIARY LLC

dated as of

December 4, 2011

MERGER AGREEMENT

This Merger Agreement (this “Agreement”), dated as of December 4, 2011, is among Entergy Corporation, a Delaware corporation (“Entergy”), Mid South TransCo LLC, a Delaware limited liability company and presently a wholly owned Subsidiary of Entergy (“TransCo”), ITC Holdings Corp., a Michigan corporation (“ITC”), and Ibis Transaction Subsidiary LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of ITC (“Merger Sub”).

RECITALS

WHEREAS, Entergy is engaged, through the Utility OpCos, in the Transmission Business;

WHEREAS, the Board of Directors of Entergy has determined that it is advisable and in the best interests of Entergy and its shareholders to separate the Transmission Business from Entergy and to divest the Transmission Business in the manner contemplated hereby and by the Separation Agreement;

WHEREAS, the Parties contemplate that the Transmission Business shall be transferred to TransCo as provided in the Separation Agreement and, in connection therewith, the Financings shall take place;

WHEREAS, the Parties contemplate that, following the Financings and immediately following the TransCo Transfer, Entergy shall consummate the disposition of one hundred percent (100%) of the TransCo Common Units to its shareholders (the “Distribution”) either (i) through a dividend of TransCo Common Units to Entergy shareholders on a pro rata basis (a “Spin-Off”) or (ii) through an offer to exchange (an “Exchange Offer”) TransCo Common Units for currently outstanding shares of Entergy’s common stock (“Entergy Common Stock”), or a combination of a Spin-Off and Exchange Offer as Entergy may elect in its sole discretion;

WHEREAS, in the event that Entergy’s shareholders subscribe for less than all of the TransCo Common Units offered in the Exchange Offer, Entergy shall distribute, pro rata to its shareholders, any unsubscribed TransCo Common Units immediately following the consummation of the Exchange Offer (the “Clean-Up Spin-Off”);

WHEREAS, the Parties contemplate that on or about the Distribution Date, Entergy shall cause the Entergy Exchangeable Debt, if any, to be exchanged for the TransCo Securities for the purpose of facilitating the establishment of the appropriate liquidity and capital structure for each of Entergy and TransCo;

WHEREAS, the Parties contemplate that Merger Sub shall be merged with and into TransCo, with TransCo surviving the Merger as a wholly owned subsidiary of ITC, such Merger to take place immediately following the Distribution, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA;

WHEREAS, the Board of Directors of Entergy has (i) determined that it is advisable and in the best interests of Entergy and its shareholders, and declared it advisable, to enter into this Agreement and to consummate the Transactions and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions;

WHEREAS, Entergy or its relevant Subsidiary, as the sole member of TransCo, has adopted this Agreement and approved the execution, delivery and performance of this Agreement and the consummation of the Transactions;

WHEREAS, the Board of Directors of ITC has (i) determined that it is advisable, fair to and in the best interests of ITC and its shareholders, and declared it advisable, to enter into this Agreement and to consummate the applicable Transactions, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the applicable Transactions and (iii) resolved, subject to the terms of this Agreement, to recommend to its shareholders approval of the Merger, the ITC Stock Issuance and the Charter Amendment;

WHEREAS, ITC or its relevant Subsidiary, as the sole member of Merger Sub, has approved this Agreement and the Transactions applicable to Merger Sub;

WHEREAS, for United States federal income tax purposes, the Parties intend that the Merger qualifies as a “reorganization” pursuant to Section 368 of the Code; and

WHEREAS, Entergy, TransCo, ITC and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions, and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Entergy, TransCo, ITC and Merger Sub agree as follows:

ARTICLE I

TRANSACTIONS

Section 1.01. Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, NW, Washington, DC 20005, at 10:00 a.m., local time on the fifth Business Day following satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Closing set forth in Article VI (other than those conditions, including the Distribution, that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as Entergy and ITC may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.02. Initial Issuance of TransCo Common Units.

(a) As contemplated by Section 1.06 of the Separation Agreement and subject to adjustment as provided in Section 1.02(c), in partial consideration for the transfer of Assets contemplated by Section 3.01 of the Separation Agreement (including the Entergy Contribution), TransCo will issue and deliver to Entergy a number of TransCo Common Units equal to the sum of the following:

(i) (A) 1.00400801603206 (the “Initial Issuance Exchange Ratio”), multiplied by the number of shares of ITC Common Stock on a Fully Diluted Basis, minus (B) the number of TransCo Common Units outstanding immediately prior to the issuance of TransCo Common Units pursuant to this Section 1.02, plus

(ii) the quotient of the Aggregate Disqualified Shares Number divided by 49.9%, as calculated pursuant to Section 1.02(c) of the ITC Disclosure Letter (which details the calculation as of the date of this Agreement); provided, however, in no event shall the number of TransCo Common Units issued pursuant to this Section 1.02(a)(ii) exceed an amount that would result, pursuant to Section 1.02(c), in the Transaction Maximum Principal Amount being reduced in an amount in excess of $100 million.

(b) For purposes of this Agreement:

(i) “Fully Diluted Basis” shall mean the Parties’ best estimate, mutually agreed in good faith, without duplication, of (A) the number of shares of ITC Common Stock that are outstanding as of the

Closing Date, plus (B) (1) the number of restricted shares of ITC Common Stock and stock units outstanding as of the Closing Date and (2) the number of shares of ITC Common Stock issuable upon exercise of any options or rights of any nature, whatsoever, whether contingent, vested or unvested, or otherwise, both (1) and (2) to be based upon the treasury stock method, which shall include ITC restricted shares and the net of new ITC shares that would be issued if in-the-money ITC options were exercised and ITC used the proceeds from the exercise price to repurchase ITC shares at the Reference Price (for the avoidance of doubt, the assumed proceeds used to repurchase ITC shares will be limited to the amount, if any, that an employee must pay upon exercise) consistent with Section 1.02(b)(i) of the ITC Disclosure Letter (which details the calculation as of the date of this Agreement), in each case for clarification other than the shares of ITC Common Stock issued or to be issued in the Merger, including pursuant to the Employee Matters Agreement. The Parties’ binding estimate of the number of shares of ITC Common Stock on a Fully Diluted Basis shall be made on the Estimation Date using, for the purposes of the treasury stock method calculations, the Reference Price for the price of ITC Common Stock for all options and rights included in the calculation (for purposes of this estimate only).

(ii) “Estimation Date” means the nearest reasonably practicable date prior to the date on which the Exchange Offer is commenced (or prior to the last Trading Day that ends at least twenty (20) Trading Days prior to the date the Parties expect the Distribution Date to occur, if Entergy elects to effect the Distribution as a Spin-Off) as mutually agreed in writing by the Parties, or such other date as may be reasonably agreed to by the Parties.

(iii) “Aggregate Disqualified Shares Number” means the Parties’ best estimate, mutually agreed in good faith, of the number of shares of ITC Common Stock issuable upon exercise to any TransCo Employees in connection with the conversion of Entergy stock options and restricted shares to ITC stock options and restricted shares as provided in Article VII of the Employee Matters Agreement and are reasonably likely to be treated as being issued as part of a plan or series of related events that would cause Code Section 355(e) to apply to the Distribution, and assuming, solely for purposes of this calculation, that the Equity Exchange Ratio (as such term is used in the Employee Matters Agreement) used for conversion of Entergy stock options and restricted shares is based on the Reference Price of ITC Common Stock and Entergy Common Stock (which assumption shall have no impact on the determinations of the Equity Exchange Ratio for all purposes under the Employee Matters Agreement).

(iv) “ITC Equity Value” means (A) the Reference Price multiplied by (B) the number of shares of ITC Common Stock on a Fully Diluted Basis plus the aggregate number of TransCo Common Units issued pursuant to Section 1.02(a)(i).

(v) “Additional TransCo Units” means the aggregate number of TransCo Common Units issued pursuant to Section 1.02(a)(ii).

(vi) “Value of the Additional TransCo Units” means (A) the Additional TransCo Units multiplied by (B) (1) the ITC Equity Value divided by (2) the number of shares of ITC Common Stock on a Fully Diluted Basis plus the aggregate number of TransCo Common Units issued pursuant to Section 1.02(a)(i) plus the Additional TransCo Units.

(vii) “Disqualified Shares Principal Reduction Amount” means (A) Value of the Additional TransCo Units divided by (B) 49.9%.

(c) As part of the Ruling Request, Entergy is seeking certain rulings with respect to the treatment under Section 355(e) of the Code of certain issuances of shares of ITC Common Stock to be issued to TransCo Employees in connection with the conversion of Entergy stock options and restricted shares into ITC stock options and restricted shares (any such shares to be issued or issuable upon exercise, the “TransCo Employee Shares”). The ruling requested would treat the TransCo Employee Shares as not having been acquired as ‘part of a plan (or series of related events)’ within the meaning of Code Section 355(e). In the event that Entergy does not receive the intended Ruling with respect to the TransCo Employee Shares and, after discussions with Entergy’s tax advisors (in consultation with ITC), Entergy reasonably determines as of the Estimation Date that any of the TransCo Employee Shares may be treated as being issued as part of a plan or series of related events that would cause Code Section 355(e) to apply to the Distribution (any such TransCo Employee Share, a “Disqualified Share”), the Transaction Maximum Principal Amount shall be reduced in an amount equal to the Disqualified Shares Principal Reduction Amount. Section 1.02(c) of the ITC Disclosure Letter sets forth a calculation of the Disqualified Shares Principal Reduction Amount as of the date of this Agreement. The calculation of the number of Disqualified Shares shall be based upon the treasury stock method in a manner consistent with the treasury stock method used to calculate the Fully Diluted Basis. The Parties’ binding estimate of the number of Disqualified Shares shall be made on the Estimation Date using for the purposes of the treasury stock method calculations, the Reference Price for the price of ITC Common Stock for all options and rights included in the calculation (for purposes of this estimate only).

(d) Notwithstanding any other provision of this Section 1.02, in no event shall the number of TransCo Common Units issued to Entergy pursuant to this Section 1.02 be an amount less than that which shall be necessary so that the holders of TransCo Common Units immediately prior to the Merger, constitute the holders of at least a 50.1% of the outstanding ITC Common Stock immediately following the Merger; provided, that, except as otherwise contemplated in this Section 1.02, in the event that the application of this Section 1.02(d) shall require an increase in the number of shares of TransCo Common Units issued to Entergy, the Parties shall in good faith mutually agree to such other modifications to the financial terms of this Agreement, including the amount of the Special Dividend and/or Share Repurchase and/or the Transaction Maximum Principal Amount, as necessary to put the Parties in the same position as they were in prior to any such adjustment pursuant to the application of this Section 1.02(d). Notwithstanding any other provision of this Section 1.02, if, prior to or after the Closing, the Parties identify an error in the assumptions, estimations or calculations resulting in the determination of the number of TransCo Common Units to be issued to Entergy under this Section 1.02, the Parties agree to take all such actions as may be necessary to correct such error such that the condition set forth in the first sentence of this Section 1.02(d) is satisfied. For the avoidance of doubt, this provision shall be interpreted in a manner that ensures a sufficient number of TransCo Common Units are issued to satisfy the requirements of Code Section 355(e) with respect to TransCo post-Closing.

Section 1.03. The Distribution; Special Dividend and Share Repurchase.

(a) Entergy may, in its sole discretion, elect to effect the Distribution as a Spin-Off, as an Exchange Offer, or as a combination of a Spin-Off and an Exchange Offer with or without a Clean-Up Spin-Off and shall advise ITC of the form of the Distribution no later than thirty (30) Business Days prior to the anticipated Closing Date.

(b) To the extent the Distribution includes a Spin-Off, subject to the terms thereof, in accordance with Section 1.03(d), each Record Holder shall be entitled to receive for each share of Entergy Common Stock held by such Record Holder a number of TransCo Common Units equal to the total number of TransCo Common Units subject to the Spin-Off and held by Entergy on the Record Date (determined pursuant to Section 1.02), multiplied by a fraction, the numerator of which is the number of shares of Entergy Common Stock held by such Record Holder and the denominator of which is the total number of shares of Entergy Common Stock outstanding on the Record Date. To the extent the Distribution is effected as a Spin-Off, prior to the Distribution Date, the Board of Directors of Entergy, in accordance with applicable Law, shall establish the Record Date for the Distribution and any appropriate procedures in connection with the Spin-Off. To the extent any of the Distribution is effected as an Exchange Offer followed by a Clean-Up Spin-Off of any remaining TransCo Common Units to be distributed by Entergy pursuant to Section 1.03(c), the Board of Directors of Entergy shall set the Record Date as the time on the Distribution Date immediately following the time at which the validly tendered shares of Entergy Common Stock are accepted for payment in the Exchange Offer.

(c) Subject to the terms and conditions thereof, to the extent any of the Distribution is effected as an Exchange Offer, each Entergy shareholder may elect in the Exchange Offer to exchange a number of shares of

Entergy Common Stock held by such Entergy shareholder for TransCo Common Units. Subject to applicable securities Laws, Entergy shall determine, in its sole discretion, the terms and conditions of the Exchange Offer, including the exchange ratio (including any discount to the reference price of ITC Common Stock), the timing of the offer period and any extensions thereto, and other customary provisions, each as will be set forth in the TransCo Registration Statements and Schedule TO; provided, however, that before filing the TransCo Registration Statements, the Schedule TO or any amendments or supplements thereto, or comparable documents under securities or state “blue sky” laws of any jurisdiction, Entergy and/or TransCo (as applicable) will furnish to ITC and its counsel copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable comment of ITC and its counsel, and, before filing any such document, Entergy and/or TransCo (as applicable) shall reasonably consider any changes thereto that ITC and its counsel shall reasonably request; provided, further, that the maximum number of days that the Exchange Offer may be extended following satisfaction of the conditions to Closing set forth in Section 6.01(g), Section 6.02(g) and Section 6.03(g) shall be ten (10) Business Days; provided, further, that, to the extent permitted pursuant to the securities Laws, it shall be a term and condition of the Exchange Offer that no Entergy shareholder who is a “Market Participant” (as defined in ITC’s Amended and Restated Articles of Incorporation) shall be permitted to exchange for a number of TransCo Common Units that, together with (x) TransCo Common Units that would be received by such shareholder in any Clean-Up Spin-Off and (y) shares of ITC Common Stock beneficially owned or anticipated to be beneficially owned by such shareholder, would cause such shareholder following the Effective Time, together with any “group” (as defined in Rule 13d-5 of the Exchange Act) of which it is a member, to beneficially own shares constituting five percent (5%) or more of the total number of shares of any class or series of capital stock of ITC.

(d) The terms and conditions of any Clean-Up Spin-Off shall be as determined by Entergy in its sole discretion; provided, however, that (i) any TransCo Common Units that are not subscribed for in the Exchange Offer must be distributed to Entergy’s shareholders in the Clean-Up Spin-Off and (ii) subject to any applicable Law or stock exchange requirement, the Clean-Up Spin-Off shall take place on the Distribution Date immediately following the consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be established as of such date in the same manner as provided in Section 1.03(b).

(e) In connection with the other Transactions, prior to the Merger (regardless whether the actual payment date for any Special Dividend is before, on or after the Effective Time) ITC may, in its sole discretion, elect to (i) declare a special dividend (whether or not payable in connection with the ITC Financing) to the ITC Shareholders (a “Special Dividend”) in which the amount payable to such holders does not exceed $700 million in the aggregate, (ii) effect a repurchase of ITC Common Stock from the ITC Shareholders, the terms and conditions of which shall be as determined by ITC in its sole discretion (a “Share Repurchase”), in which the purchase price payable to such holders does not exceed $700 million in the aggregate, or (iii) effect a combination of a Special Dividend and a Share Repurchase in which the amount payable to ITC Shareholders in both transactions does not exceed $700 million in the aggregate. ITC shall take all action necessary to prohibit ITC’s Dividend Reinvestment Plan from reinvesting, on behalf of any participants, the proceeds of the Special Dividend in ITC Common Stock, through purchase or otherwise, after the Closing.

(f) Entergy shall be entitled to delay the Distribution Date and ITC shall be entitled to delay the consummation of a Special Dividend and/or a Share Repurchase, in each case, to the extent necessary to comply with any NYSE rules relating to notices of record dates and dividends and to comply with applicable securities Laws relating to offer periods and extensions thereof (including the availability of any required financial statements) and otherwise relating to exchange offers, tender offers and dividends; provided, that the Distribution Date or the consummation of a Special Dividend and/or a Share Repurchase shall occur reasonably promptly after any such compliance. The Share Repurchase shall be conducted in accordance with applicable securities Laws. Each of ITC and Entergy shall also be entitled to delay the Distribution Date for a maximum of twenty (20) calendar days, in consultation with its financial advisors, to take into account any then existing market conditions and the ability to market the ITC Financing and/or the Financings.

(g) Upon the consummation of the Distribution, Entergy shall deliver to the Exchange Agent a global certificate representing the TransCo Common Units being transferred in the Distribution, for the account of Entergy’s shareholders that are entitled thereto. The Exchange Agent shall hold such certificate or certificates, as the case may be, for the account of Entergy’s shareholders pending the Merger. In no event shall the number of TransCo Common Units issued and distributed in the Distribution exceed the number of TransCo Common Units determined pursuant to Section 1.02(a), as adjusted if necessary pursuant to Section 1.02(d).

(h) The Parties shall keep each other reasonably informed with respect to the transactions contemplated by this Section 1.03 in order to coordinate the timing of such transactions to the extent reasonably practicable and desirable and otherwise consistent with the other provisions of this Section 1.03.

Section 1.04. Plan of Reorganization. This Agreement is in furtherance of a “plan of reorganization” for the Merger under Treasury Regulation Section 1.368-2(g).

Section 1.05. The Merger.

(a) On the terms and subject to the conditions of this Agreement, Merger Sub shall be merged (the “Merger”) with and into TransCo in accordance with the provisions of the DLLCA whereupon the separate corporate existence of Merger Sub shall cease, and TransCo shall continue as the surviving entity in the Merger (the “Surviving Company”) and shall be a wholly owned direct Subsidiary of ITC.

(b) The Merger shall be consummated by the filing of a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DLLCA, with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed among the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DLLCA (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.06. Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of TransCo and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of TransCo and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DLLCA.

Section 1.07. Certificate of Formation and Limited Liability Company Agreement of the Surviving Company; Managers and Officers of the Surviving Company.

(a) At the Effective Time, the certificate of formation of TransCo as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(b) At the Effective Time, the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(c) The initial managers of the Surviving Company at the Effective Time shall be the managers of Merger Sub immediately prior to the Effective Time. The initial officers of the Surviving Company at the Effective Time shall be the officers of Merger Sub immediately prior to the Effective Time. Each of such initial officers and managers of the Surviving Company shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided by the limited liability company agreement of the Surviving Company or as otherwise provided by applicable Law.

Section 1.08. Board of Directors of ITC and Management Appointees.

(a) ITC will take all necessary corporate actions to cause, at the Effective Time, there to be at least two (2) vacancies on the Board of Directors of ITC, which two (2) vacancies will be filled immediately after the Effective Time with two (2) directors nominated by ITC’s Nominating/Corporate Governance Committee as described in this Section 1.08(a). Prior to the Closing, ITC will engage an executive search firm to assist its Nominating/Corporate Governance Committee in identifying two (2) candidates to fill such vacancies, which candidates will, in addition to any other qualifications or criteria established by the Nominating/Corporate Governance Committee, (i) qualify as independent directors on the Board of Directors of ITC for purposes of the rules of the NYSE, Rule 10A-3 of the Exchange Act, and the ITC Group’s FERC independence requirements and (ii) possess a knowledge and understanding of (1) the Transmission industry or electric utility industry and (2) the service territory of the Transmission Business, including in each case with respect to the business, customer, environmental, energy, political and regulatory issues faced by the Transmission Business. ITC shall keep Entergy reasonably informed of such search process, and Entergy shall be entitled to offer any number of candidates to fill such vacancies to the Nominating/Corporate Governance Committee in connection with such search process, acknowledging that any decision with respect to such candidates shall reside solely with the Nominating/Corporate Governance Committee and the Board of Directors of ITC.

(b) ITC and TransCo shall take all action necessary to appoint the persons listed in Section 1.08(b) of the Entergy Disclosure Letter to management positions at TransCo or ITC, as indicated after their respective names in such section (the “Management Appointees”), as of the Effective Time. If prior to the Effective Time, any Management Appointee is unwilling or unable to serve in such designated management position as a result of illness, death, resignation or any other reason, then a replacement for such person, if any, shall be mutually agreed by ITC and Entergy and shall be a TransCo Employee.

Section 1.09. Effect on Equity Interests.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of TransCo, Merger Sub, ITC or the holders of any securities (or membership interests) of TransCo, Merger Sub or ITC, subject to Section 1.13, each TransCo Common Unit, other than any Cancelled Units, shall be converted into the right to receive one fully paid and nonassessable share of ITC Common Stock (the “Exchange Ratio”). The shares of ITC Common Stock to be issued upon the conversion of TransCo Common Units pursuant to this Section 1.09(a) and cash in lieu of fractional shares of ITC Common Stock to be paid as contemplated by Section 1.13 are referred to collectively as “Merger Consideration.” As of the Effective Time, all such TransCo Common Units shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and any holder of a certificate representing any such TransCo Common Units shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions payable pursuant to Section 1.11 upon surrender of such certificate, without interest. The issuance of ITC Common Stock in connection with the Merger is referred to as the “ITC Stock Issuance.”

(b) Each TransCo Common Unit that is owned, directly or indirectly, by ITC or Merger Sub immediately prior to the Effective Time or held by TransCo immediately prior to the Effective Time (the “Cancelled Units”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each unit of common membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one common membership interest unit of the Surviving Company and shall constitute the only outstanding limited liability company membership interests of the Surviving Company. From and after the Effective Time, all certificates (if any) representing the common membership interests of Merger Sub shall be deemed for all purposes to represent the number of units of common membership interests of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

Section 1.10. Exchange of Certificates.

(a) Pursuant to Section 1.03(d), the Exchange Agent shall hold, for the account of the relevant Entergy shareholders, the global certificate(s) representing all of the outstanding TransCo Common Units distributed in the Distribution. Such TransCo Common Units shall be converted into shares of ITC Common Stock in accordance with the terms of this Article I.

(b) Prior to the Closing, Entergy shall appoint a bank or trust company reasonably acceptable to ITC as exchange agent (the “Exchange Agent”). Prior to or at the Effective Time, ITC shall deposit with the Exchange Agent, for the benefit of the holders of TransCo Common Units, for exchange in accordance with this Article I through the Exchange Agent, evidence in book entry form representing the shares of ITC Common Stock issuable pursuant to this Article I in exchange for outstanding TransCo Common Units. For the purposes of such deposit, ITC shall assume that there shall not be any fractional shares of ITC Common Stock. ITC shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Entergy, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.13 and cash sufficient to pay any dividends and other distributions pursuant to Section 1.14. All evidence in book entry form of ITC Common Stock including cash in lieu of fractional shares of ITC Common Stock to be paid pursuant to Section 1.13 and the amount of any dividends or other distributions payable with respect to the ITC Common Stock pursuant to Section 1.14 are hereinafter referred to as the “Exchange Fund.” Following the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions, deliver the ITC Common Stock to be issued pursuant to this Article I out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

Section 1.11. Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, and to the extent not previously distributed in connection with the Distribution, ITC shall cause the Exchange Agent to mail to any holder of record of outstanding TransCo Common Units whose TransCo Common Units were converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.09(a); (a) a letter of transmittal and (b) instructions for use in effecting the exchange of any TransCo Common Units for Merger Consideration. Upon delivery to the Exchange Agent of the letter of transmittal, duly executed and such other documents as may reasonably be required by the Exchange Agent, the holder of such TransCo Common Units shall be entitled to receive in exchange therefor that number of whole shares of ITC Common Stock (after taking into account all TransCo Common Units exchanged by such holder) that such holder has the right to receive pursuant to the provisions of this Article I, payment by cash or check in lieu of fractional shares of ITC Common Stock which such holder is entitled to receive pursuant to Section 1.13 and any dividends or other distributions payable pursuant to Section 1.14. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable TransCo Common Units is registered, it shall be a condition to the registration thereof that the applicable TransCo Common Units to be exchanged be in proper form for transfer and that the person requesting such delivery of the applicable portion of the Merger Consideration pay any and all transfer and other similar Taxes required to be paid as a result of such registration in the name of a Person other than the registered holder of such TransCo Common Units or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until exchanged as contemplated by this Section 1.11, any TransCo Common Units shall be deemed at any time after the Effective Time to represent only the right to receive upon such exchange the applicable portion of the Merger Consideration as contemplated by this Section 1.11 and any amounts to be paid pursuant to Section 1.13. No interest shall be paid or accrue on the Merger Consideration or any cash payable upon exchange of any TransCo Common Units.

Section 1.12. No Further Ownership Rights in TransCo Common Units. The portion of the Merger Consideration issued (and paid) and any cash paid in accordance with the terms of this Article I upon conversion of any TransCo Common Units shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such TransCo Common Units. At the Effective Time, the membership interest transfer books of TransCo shall be closed with respect to the TransCo Common Units that were outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the membership interest transfer books of the Surviving Company of TransCo Common Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing TransCo Common Units are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I.

Section 1.13. No Fractional Shares.

(a) No certificates or scrip representing fractional shares of ITC Common Stock shall be issued upon the conversion of TransCo Common Units pursuant to Section 1.09(a), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of ITC Common Stock. For purposes of this Section 1.13, all fractional shares to which a single record holder would be entitled shall be aggregated, and calculations shall be rounded to three decimal places.

(b) Fractional shares of ITC Common Stock that would otherwise be allocable to any former holders of TransCo Common Units in the Merger shall be aggregated, and no holder of TransCo Common Units shall receive cash equal to or greater than the value of one (1) full share of ITC Common Stock. The Exchange Agent shall cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by ITC, and in no case later than thirty (30) Business Days after the Effective Time. The Exchange Agent shall make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of TransCo Common Units entitled to receive such cash. Payment of cash in lieu of fractional shares of ITC Common Stock shall be made solely for the purpose of avoiding the expense and inconvenience to ITC of issuing fractional shares of ITC Common Stock and shall not represent separately bargained-for consideration.

Section 1.14. Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to ITC Common Stock with a record date after the Effective Time shall be paid to the holder of any unexchanged TransCo Common Units with respect to the shares of ITC Common Stock issuable upon exchange thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.13, until, in each case, the exchange of such TransCo Common Units in accordance with this Article I. Subject to applicable Law, following the exchange of any such TransCo Common Units, there shall be paid to the holder of the certificate representing whole shares of ITC Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of ITC Common Stock to which such holder is entitled pursuant to Section 1.13 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ITC Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such exchange payable with respect to such whole shares of ITC Common Stock. In no event shall the Exchange Agent have the right to vote any shares of ITC Common Stock held by the Exchange Agent.

Section 1.15. Withholding Rights. Entergy, ITC, the Surviving Company or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons with respect to which such deduction and withholding was made.

Section 1.16. Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of TransCo Common Units for one hundred eighty (180) calendar days after the Effective Time shall be delivered to ITC upon demand, and any holders of TransCo Common Units who have not theretofore complied with this Article I shall thereafter look only to ITC for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of ITC Common Stock pursuant to Section 1.13 and any dividends or distributions pursuant to Section 1.14.

Section 1.17. No Liability. None of the Parties or the Exchange Agent shall be liable to any Person in respect of any TransCo Common Units or ITC Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 1.18. Post-Merger Operations.

(a) For three (3) years from and after the Effective Time, TransCo shall have a regional headquarters in Jackson, Mississippi, as well as a regional presence for the TransCo Subs within the four-state region in which the Transmission Business principally operates.

(b) Entergy and ITC each agree, to the extent consistent with the ITC Group’s FERC independence requirements, that provision of charitable contributions and community support in the communities in which ITC and the Transmission Business of Entergy currently operate serve a number of important corporate goals. During the three-year period immediately following the Effective Time, ITC intends to provide charitable contributions and other community support within the communities in which the Transmission Business operates, at a level comparable in the aggregate to the levels currently provided by ITC in its other service territories.

Section 1.19. Dissenters Rights. In accordance with Sections 754 and 762 of the MBCA, each ITC Shareholder who objects to the Merger and complies with the provisions of the MBCA concerning the rights of ITC Shareholders to dissent from the Merger and require appraisal of their shares of ITC Common Stock (each such share of ITC Common Stock, a “Dissenting Share”) and has not effectively withdrawn or lost such right as of the Effective Time (each such shareholder duly making such demand, a “Dissenting Shareholder”), shall be entitled to such rights as are granted by the MBCA. Any payments made with respect to Dissenting Shares shall be made by or on behalf of ITC. If any Dissenting Shareholder, at any time prior to payment for the Dissenting Shares, shall effectively withdraw or lose (through failure to perfect or otherwise) the right to payment as a Dissenting Shareholder, such holder shall forfeit such holder’s rights as a Dissenting Shareholder and continue to hold the shares of ITC Common Stock as such holder held such shares immediately prior to the Effective Time. Each Dissenting Shareholder, who becomes entitled to payment for any Dissenting Shares pursuant to the MBCA, shall, after such payment is made, cease to be a holder of ITC Common Stock for all purposes under the MBCA.

Section 1.20. Exchange Trust. The Parties agree that, notwithstanding the terms of Section 1.03, Entergy may elect, by written notice to ITC delivered at least thirty (30) Business Days prior to the Closing to retain up to that number of TransCo Common Units that would convert in the Merger to up to 4.9999% of the total number of shares of ITC Common Stock outstanding immediately following the consummation of the Merger that otherwise would have been distributed in the Distribution on or prior to the Closing Date, and at the Closing such retained TransCo Common Units will convert to ITC Common Stock in the Merger. Such TransCo Common Units and the ITC Common Stock into which they convert are referred to collectively as the “Retained Equity.” At the Closing, the Retained Equity shall be contributed by Entergy to, and thereafter held by, a Delaware trust or other arrangement mutually agreed to by ITC and Entergy (the “Exchange Trust”). The sole trustee of the Exchange Trust shall be a nationally recognized trust company or similar institution mutually agreed to by Entergy and ITC. Entergy shall not control the Exchange Trust or the Retained Equity held by it, other than the right to cause the Retained Equity to be distributed pursuant to this Section 1.20. Any such Retained Equity held in the Exchange Trust will be distributed through an exchange offer for outstanding shares of Entergy Common Stock within six (6) months after the Closing (or if earlier, the end of the calendar year in which the Closing occurs); provided, however, if at the end of such period no exchange offer has been effectuated in which all of the Retained Equity has been distributed to the shareholders of Entergy, the Retained Equity shall be distributed pro rata to the shareholders of Entergy. The trust agreement governing the Exchange Trust shall provide that, following the Closing, the Retained Equity may not be transferred other than pursuant to this Section 1.20, and that the Trustee will vote the Retained Equity in any and all matters on which such Retained Equity is entitled to vote in the same proportion as all voting securities of ITC (other than the Retained Equity) that actually vote on such matter are voted. If necessary, ITC shall provide customary registration rights to Entergy with respect to the Retained Equity for the transactions contemplated by this Section 1.20. Each of Entergy and ITC agrees to use reasonable best efforts to negotiate in good faith to finalize the terms of any additional agreements that would be necessary to implement this Section 1.20 within sixty (60) days following date of this Agreement, including a registration rights agreement and trust agreement, and to work cooperatively thereafter until the Closing to implement the terms of this Section 1.20, including to address any concerns that a Governmental Authority may express with respect to the Retained Equity or the Exchange Trust and to address any reasonable comments from the trustee, once selected pursuant to this Section 1.20. All reasonable costs and expenses incurred in connection with the transactions contemplated by this Section 1.20 shall be borne or reimbursed by Entergy, including the reasonable fees and expenses of counsel of ITC incurred in connection therewith. Notwithstanding the foregoing, Entergy will be deemed to have elected not to pursue the transactions contemplated by this Section 1.20, and the Parties will have no further obligation under this Section 1.20, if (i) after discussions with FERC and each Party’s legal advisors, a reasonable determination is made by either Party that doing so would reasonably be expected to result in a determination that any member of the ITC Group shall no longer (or in the case of TransCo and its Subsidiaries, shall not) be deemed independent by FERC, (ii) FERC does not expressly approve the transactions contemplated by this Section 1.20 in the FERC Approvals or (iii) Entergy is unable to obtain a ruling from the IRS that the implementation of the Exchange Trust will not affect the Distribution being a wholly tax-free exchange, the implementation of the transactions contemplated by this Section 1.20 and/or the distribution or exchange of the Retained Equity by Entergy to the Entergy shareholders would otherwise be inconsistent with the Ruling or unreasonably delay its receipt by Entergy or cause the Tax Opinion not to be delivered.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ENTERGY

For all purposes of this Article II, for the avoidance of doubt, TransCo and each other member of the TransCo Group shall be a Subsidiary of Entergy immediately prior to the Effective Time (without giving effect to the Distribution). Entergy hereby represents and warrants to ITC as of the date of this Agreement and as of the Closing Date that, (i) except as set forth in the applicable section (or another section to the extent provided in Section 8.14) of the Entergy Disclosure Letter or (ii) to the extent expressly disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Entergy or TransCo and publicly available prior to the date of this Agreement and after January 1, 2009, to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face (other than any forward-looking disclosures set forth in any risk factor section (except for any disclosure therein related to historical facts), any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

Section 2.01. Due Organization, Good Standing and Corporate Power. Entergy is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. ESI, TransCo and each of the Utility OpCos is (and when formed, the TransCo Subs will be) a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Entergy and its Subsidiaries have all requisite corporate or limited liability company power and authority to own, lease and operate their respective properties and Assets that shall be contributed to TransCo or the TransCo Subs pursuant to the Separation Agreement and to carry on the Transmission Business as it is now being conducted. Entergy and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property or Assets owned, leased or operated by the Transmission Business that shall be contributed to TransCo or the TransCo Subs pursuant to the Separation Agreement or any Ancillary Agreement or the nature of the Transmission Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE.

Section 2.02. Authorization of Agreement.

(a) The execution, delivery and performance of this Agreement and the Other Transaction Agreements by each of Entergy, the Utility OpCos, ESI and TransCo, as applicable, and the consummation by each of them of the Transactions, have been duly authorized and approved by their respective Boards of Directors or Boards of Managers (and this Agreement has been adopted by Entergy as the sole shareholder of TransCo) and no other corporate, limited liability company or shareholder action on the part of Entergy, the Utility OpCos, ESI or TransCo is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions. Upon the adoption of this Agreement by Entergy as the sole shareholder of TransCo, the approval of TransCo’s equityholders after the consummation of the Distribution will not be required to effect the Transactions.

(b) This Agreement and the Separation Agreement have been, and the applicable Ancillary Agreements to which each is a party, when executed, shall be, duly executed and delivered by each of Entergy, the Utility OpCos, ESI and TransCo, as applicable, and, to the extent it is a party thereto, each is (or when executed shall be) a legal, valid and binding obligation of each of Entergy, the Utility OpCos, ESI and TransCo enforceable against each of Entergy, the Utility OpCos, ESI and TransCo, as applicable, in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 2.03. Capital Structure.

(a) On the date of this Agreement, the authorized limited liability company membership interests of TransCo consisted solely of 1,000 TransCo Common Units, of which 1,000 TransCo Common Units were issued and outstanding. All outstanding TransCo Common Units are, and all such TransCo Common Units that may be issued prior to the Effective Time as contemplated by this Agreement and the Separation Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right.

(b) On the date of this Agreement and immediately prior to the Distribution, all the outstanding TransCo Common Units are and shall be owned, directly or indirectly, by Entergy free and clear of any Security Interest other than any Security Interests pursuant to the Financings. Immediately following the Distribution, (i) there shall be outstanding a number of TransCo Common Units determined in accordance with this Agreement and the Separation Agreement, (ii) no TransCo Common Units shall be held in TransCo’s treasury or by any Subsidiary of TransCo and (iii) no bonds, debentures, notes or other indebtedness of TransCo or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of TransCo Common Units or the holders of capital stock of any of TransCo’s Subsidiaries may vote shall be outstanding.

(c) Except as contemplated by this Agreement and the Separation Agreement, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to TransCo Common Units or any equivalent limited liability company membership interest or other nominal interest in

TransCo or any of its Subsidiaries which relate to TransCo (collectively, “TransCo Equity Interests”) pursuant to which TransCo or any of its Subsidiaries is or may become obligated to issue TransCo Equity Interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any TransCo Equity Interests. There are no outstanding obligations of TransCo to repurchase, redeem or otherwise acquire any outstanding TransCo Equity Interests.

(d) There are no voting trusts or other agreements or understandings to which TransCo or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of TransCo or any of its Subsidiaries.

Section 2.04. Consents and Approvals; No Violations.

(a) Non-Contravention. The execution and delivery of this Agreement by each of Entergy and TransCo, the execution and delivery of the Separation Agreement by each of Entergy, ESI, TransCo and the Utility OpCos and the execution of each Ancillary Agreement by Entergy and any of its Subsidiaries contemplated to be a party thereto does not or will not (as applicable), and the consummation of the Transactions by each of Entergy, TransCo, ESI and each of the Utility OpCos will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of the Organizational Documents of Entergy, TransCo, ESI or any Utility OpCo, (ii) subject to obtaining the Entergy Regulatory Approvals, violate or conflict with any Laws or Orders applicable to Entergy, TransCo, ESI or a Utility OpCo or any of their respective Assets, rights or properties or (iii) subject to obtaining the Transmission Land Right Consents, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, loss of a benefit under or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Security Interest upon any of the property or Assets of Entergy, TransCo, ESI or any of the Utility OpCos pursuant to any provisions of any Permit or Contract (including the TransCo Material Contracts) to which Entergy, TransCo, ESI or any Utility OpCo is now a party or by which they or any of their Assets, rights or properties may be bound or have any rights under, or trigger any buy-sell or similar agreements except, in the case of clauses (ii) and (iii) above for any breach, violation, termination, loss, default, acceleration, change, conflict or Security Interest that would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE.

(b) Statutory Approvals. Other than in connection with or in compliance with (i) the Securities Act or the Exchange Act, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the FERC Approvals, (iv) the pre-approvals required by any other applicable federal, state or local regulatory agencies or commissions (each, a “Commission” and collectively, “Commissions”) as listed in Section 2.04(b) of the Entergy Disclosure Letter (the “Non-FERC Approvals”), (v) the rules and regulations of the NYSE, (vi) any applicable state securities or blue sky Laws and (vii) the filing requirements in connection with the Merger under the DLLCA (collectively, the “Entergy Regulatory Approvals”) and subject to the accuracy of the representations and warranties of ITC in Section 3.04(b), no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, or action by any Governmental Authority is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement or the Other Transaction Agreements by Entergy, TransCo, ESI or the Utility OpCos, the performance by each of Entergy, TransCo, ESI and the Utility OpCos of its obligations hereunder or the consummation of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE (it being understood that references in this Agreement to “obtaining” such Entergy Regulatory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such final authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law).

Section 2.05. Financial Information; Absence of Changes.

(a) Attached as Section 2.05(a) of the Entergy Disclosure Letter are copies of the unaudited combined financial statements of the Transmission Business, including the combined balance sheets of the Transmission Business as of December 31, 2010 and as of September 30, 2011, and the unaudited combined statements of income of the Transmission Business for the fiscal year ended December 31, 2010 and the unaudited combined statements of income and cash flows for the nine months ended September 30, 2011 (collectively, the “Historical Financial Statements”). The Historical Financial Statements were prepared in good faith and derived from the books and records of Entergy and its Subsidiaries.

(b) When delivered pursuant to Section 5.03, the Audited Financial Statements shall present fairly in all material respects the combined balance sheets and combined statements of income, equity and cash flows of the Transmission Business as of the dates thereof or for the periods covered thereby, and will have been prepared in accordance with GAAP consistently applied based on the historic practices and accounting policies of Entergy (provided that no exceptions or qualifications to GAAP are taken).

(c) Attached as Section 2.05(c) of the Entergy Disclosure Letter is a statement of the Rate Base Amount of the Transmission Business as of December 31, 2010 (the “Rate Base Statement”). The Rate Base Statement was (i) derived from the Utility OpCo’s and ESI’s financial statements and FERC filings, and 2010 Federal income tax returns and (ii) presents fairly in all material respects the Rate Base Amount of the Transmission Business as of the date thereof.

(d) Entergy has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. Entergy’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Entergy in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Entergy’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all such required certifications have been made. Entergy’s management has completed an assessment of the effectiveness of Entergy’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective.

(e) Section 2.05(e) of the Entergy Disclosure Letter sets forth all material Entergy Guarantees existing as of the date of this Agreement. As of the date of this Agreement, complete and correct copies (including all material amendments, modifications, extensions or renewals with respect thereto) of all material Entergy Guarantees and/or related Contracts have been provided to ITC.

(f) As of the Effective Time, TransCo and its Subsidiaries will not have any Indebtedness other than pursuant to the Financings and as may be incurred after the date hereof in accordance with Section 4.01(c)(v).

(g) Since September 30, 2011 to the date hereof, (i) the Transmission Business has been conducted in the ordinary course of business consistent with past practices and Good Utility Practice and (ii) there has not occurred a Transmission Business MAE.

(h) Except for matters reflected or reserved against on the combined balance sheet of the Transmission Business as of the end of the fiscal quarter ended on September 30, 2011, neither Entergy nor any of its Subsidiaries have any liabilities or obligations of any nature that would be Transmission Liabilities and that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a combined balance sheet of the Transmission Business or in the notes thereto, except for liabilities and obligations that (i) were incurred since

September 30, 2011 and in the ordinary course of business, (ii) are incurred in connection with the Transactions or (iii) would not, individually or in the aggregate, reasonably be expected to have a Transmission Business MAE.

Section 2.06. Information to be Supplied.

(a) The information supplied or to be supplied by Entergy for inclusion or incorporation by reference in the Entergy Filings or ITC Filings to be filed with the SEC shall not, on the date of its filing or, in the case of the ITC Form S-4 or the TransCo Registration Statements, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the date the Proxy Statement is mailed to the ITC Shareholders, at the time of the ITC Shareholder Meeting and on the Distribution Date, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that with respect to projected financial information provided by or on behalf of Entergy, Entergy represents only that such information was prepared in good faith by management of Entergy on the basis of assumptions believed by such management to be reasonable as of the time made.

(b) All documents that Entergy or any of its Subsidiaries is responsible for filing with any Governmental Authority after the date hereof in connection with the Transactions will comply in all material respects with the provisions of all applicable Laws and Orders. All information supplied or to be supplied by Entergy or any of its Subsidiaries in any document, other than the Entergy Filings and the ITC Filings, which are addressed in Section 2.06(a), filed with any Governmental Authority after the date hereof in connection with the Transactions will be, at the time of filing, true and correct in all material respects.

Section 2.07. Litigation. There is no pending Action and to the Knowledge of Entergy, no Person has threatened to commence any Action, including any cease and desist letters or invitations to take a patent license, against Entergy or any of its Subsidiaries or any of the Assets, rights or properties owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE. Other than an Order issued by FERC that affects or governs the rates, services or other utility operations of the Transmission Business, none of Entergy or any of its Subsidiaries, or their respective Assets, rights or properties, is subject to any Order that would reasonably be expected to apply to TransCo or the TransCo Subs (or any of their respective Assets, rights or properties) following the Closing.

Section 2.08. Compliance with Laws; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, the Transmission Business is conducted, and since January 1, 2010 has been conducted, in compliance with all applicable Laws and Orders. Since January 1, 2010, neither Entergy nor any Subsidiary of Entergy has received any written notice or, to the Knowledge of Entergy, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law or Order, except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE.

(b) As of the date hereof, Entergy and its Subsidiaries are, and, as of the Distribution Date and the Effective Time, TransCo and its Subsidiaries will be, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and orders of any Governmental Authority, and all rights under any Contract with any Governmental Authority, necessary for the conduct of the Transmission Business as such business is currently being conducted (the “Transmission Permits”), except where the failure to have any of the Transmission Permits would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE. As of the date hereof, all Transmission Permits of Entergy and its Subsidiaries are, and as of the Distribution Date and Effective Time all Transmission Permits of TransCo and its Subsidiaries will be, valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE. As of the date hereof, Entergy is, and each of its Subsidiaries is, and the Transmission Business as being conducted is, and, as of the Distribution Date and the Effective Time, TransCo and each of its Subsidiaries are, and the Transmission Business will be conducted, in compliance in all respects with the terms and requirements of such Transmission Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE.

(c) Notwithstanding anything contained in Section 2.08(a), no representation or warranty shall be deemed to be made in Section 2.08(a) in respect of Tax, employee benefits, labor, intellectual property or environmental matters. Notwithstanding anything to the contrary in Section 2.08(b), no representation or warranty shall be deemed to be made in Section 2.08(b) in respect of environmental matters.

Section 2.09. Contracts.

(a) Except for this Agreement and the Other Transaction Agreements and except as disclosed on Section 2.09(a) of the Entergy Disclosure Letter, neither Entergy, nor any of its Assets, rights, properties or Subsidiaries, as of the date hereof, is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) as such term would be applied to the Transmission Business as if a separate entity;

(ii) any non-competition Contract or other Contract that is related to the Transmission Business and purports to limit in any material respect either the type of business in which Entergy or any of its Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or contains exclusivity or non-solicitation provisions;

(iii) any Contract that limits or otherwise restricts the ability of TransCo or any of its Subsidiaries to pay dividends or make distributions to its shareholders;

(iv) any Contract relating to Intellectual Property Rights that is primarily used in or related to the Transmission Business (excluding commercially available, off-the-shelf, non-exclusive licenses for software with aggregate fees of less than $500,000);

(v) any partnership, joint venture or similar Contract relating to the Transmission Business;

(vi) any Contract, or series of related Contracts, under which TransCo or any TransCo Sub is or may be liable for Indebtedness in excess of $50 million, individually or in the aggregate; or

(vii) any Contract that relates to collective bargaining or similar labor Contracts which cover any employees of Entergy or its Affiliates engaged in work related to the Transmission Business.

All Contracts of the type described in this Section 2.09(a) and any other such Contracts that may be entered into by Entergy or any Subsidiary of Entergy after the date hereof and prior to the Effective Time in accordance with Section 4.01 are referred to herein as “TransCo Material Contracts.” As of the date of this Agreement, complete and correct copies (including all material amendments, modifications, extensions or renewals with respect thereto) of all TransCo Material Contracts have been provided to ITC.

(b) Each TransCo Material Contract is a legal, valid and binding obligation of, and enforceable against, Entergy or any Subsidiary of Entergy that is a party thereto, and, to the Knowledge of Entergy, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice or (ii) such failures to be legal, valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, in each case subject to (A) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) rules of Law governing equitable remedies of specific performance, injunctive relief and other equitable remedies.

(c) Entergy and each of its Subsidiaries which is a party to any TransCo Material Contract is in compliance with all terms and requirements of each TransCo Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by Entergy or any of its Subsidiaries under any such TransCo Material Contract, and, to the Knowledge of Entergy, no other party to any TransCo Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any TransCo Material Contract, except in each case where such violation, breach, default or event of default would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE.

Section 2.10. Employees and Employee Benefits; Labor.

(a) Section 2.10(a) of the Entergy Disclosure Letter lists all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, fringe benefit (whether or not taxable), or employee loans, that are sponsored, maintained or contributed to by Entergy or any trade or business, whether or not incorporated, that together with Entergy would be deemed a single employer under Section 4001(b) of ERISA (an “Entergy ERISA Affiliate”) for the benefit of any TransCo Employee (the “Transmission Benefit Plans”).

(b) With respect to each Transmission Benefit Plan, Entergy has made available to ITC complete copies of each of the following documents: (i) the Transmission Benefit Plans (including all amendments thereto), (ii) the most recent annual report and actuarial report, if required under ERISA or the Code, (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, (iv) if the Transmission Benefit Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the most recent financial statements thereof and (v) the most recent determination letter received from the IRS with respect to each Transmission Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, each Transmission Benefit Plan has been established, operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and each of Entergy and its Subsidiaries and any Entergy ERISA Affiliate has performed all material obligations required to be performed by it in connection with the Transmission Benefit Plans. Each Transmission Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, is the subject of a favorable determination letter from the IRS as to its qualification and, to the Knowledge of Entergy, no event has occurred or condition exists that could reasonably be expected to result in the disqualification of such Transmission Benefit Plan or the imposition of any material penalty or tax under ERISA or the Code.

(d) Other than routine claims for benefits, no liability under Title IV of ERISA has been incurred by Entergy or any of its Subsidiaries that has not been satisfied in full when due, and no condition exists that could reasonably be expected to have a material liability to Entergy or its Subsidiaries under Title IV of ERISA. Neither Entergy, its Subsidiaries nor any Entergy ERISA Affiliate contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to (on a contingent basis or otherwise), a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(e) Except as contemplated in the Other Transaction Agreements, the consummation of the Transactions (including the Merger) will not (i) entitle any TransCo Employee or former employee of the Transmission Business to severance, retention or change in control pay, tax gross-up, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of severance, compensation or equity or any other benefit due any TransCo Employee or such former employee.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, (i) there are no pending or, to the Knowledge of Entergy, threatened actions, suits or claims against, by or on behalf of, or any liens filed against or with respect to, any of the Transmission Benefit Plans or otherwise involving any Transmission Benefit Plan, (ii) to the Knowledge of Entergy, no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies are pending, or to the Knowledge of Entergy, threatened.

(g) Neither Entergy nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment to TransCo Employees of any “excess parachute payments” within the meaning of Section 280G of the Code. The Transactions do not constitute a “change in ownership or control” with respect to Entergy within the meaning of Section 280G of the Code.

(h) No Transmission Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to any TransCo Employee beyond their retirement from service or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of Entergy or its Subsidiaries or (iv) benefits the full costs of which are borne by the current or former employee or his or her beneficiary.

(i) With respect to any TransCo Employee, neither Entergy nor its Subsidiaries have received any notice of breach of Section 409A of the Code which individually or in the aggregate could reasonably be expected to result in any liability to any such TransCo Employee or Entergy or its Subsidiaries. There are no agreements or arrangements under which Entergy or its Subsidiaries has any liability for a “gross up” or similar payment in respect of any amount of “additional tax” that may become payable under Section 409A of the Code.

(j) Except as set forth in Section 2.10(j) of the Entergy Disclosure Letter, and solely with respect to the TransCo Employees: (i) neither Entergy nor any of its Subsidiaries is a party to any Collective Bargaining Agreement or other Contract with any labor organization or other representative of any of such employees, nor is any such Contract presently being negotiated, (ii) to the Knowledge of Entergy or any of its Subsidiaries, no campaigns are being conducted to solicit cards from any of such employees to authorize representation by any labor organization, and no such campaigns have been conducted within the past three (3) years, (iii) no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect or, to the Knowledge of Entergy or any of its Subsidiaries, threatened, and neither Entergy nor any of its Subsidiaries has experienced any such labor controversy within the past three (3) years, (iv) no unfair labor practice charge or complaint is pending or, to the Knowledge of Entergy or any of its Subsidiaries, threatened, except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, (v) no grievance or arbitration proceeding is pending or, to the Knowledge of Entergy or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have a Transmission Business MAE, (vi) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of such employees is pending or, to the Knowledge of Entergy or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have a Transmission Business MAE, (vii) neither Entergy nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (viii) Entergy and each of its Subsidiaries is in compliance with all applicable laws, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to the proper classification of such employees as exempt from overtime compensation requirements, the proper classification of individuals as contractors or consultants, and any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 or other similar laws, except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE and (ix) neither Entergy nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of such employees or implemented any early retirement, separation or window program within the past three (3) years, nor has Entergy or any of its Subsidiaries planned or announced any such action or program for the future. No TransCo Employee who is subject to a Collective Bargaining Agreement is represented by a union local that is not party to one of the Collective Bargaining Agreements listed in Section 2.09(a)(vii) of the Entergy Disclosure Letter.

Section 2.11. Title to Transmission Assets; Sufficiency of Assets.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, as of immediately prior to the Effective Time, taking into account the terms of the Transition Services Agreement and subject to any limitations or requirements imposed by an Acceptable RTO, TransCo and the TransCo Subs (as applicable) will have good, valid and marketable title to, or valid leasehold interests in or valid right to use, all Transmission Assets, in each case as such property, rights or Assets are currently being used, free and clear of all Security Interests, other than Permitted Encumbrances.

(b) The Assets, properties and rights of TransCo and the TransCo Subs (as applicable) as of the Effective Time (assuming the consummation of the Utility OpCo Contributions), together with the licenses and services to be made available pursuant to this Agreement and the Other Transaction Agreements and subject to any limitations or requirements imposed by an Acceptable RTO, will be sufficient to permit the Surviving Company and its Subsidiaries to operate the Transmission Business independent from Entergy and its Subsidiaries immediately following the Effective Time (i) in all material respects in compliance with all applicable Laws and Orders, (ii) in a manner substantially consistent with the operation of the Transmission Business on the date hereof and immediately prior to the Effective Time (subject to such changes solely resulting from the Regulatory Approvals or from the fact that the Transmission Business will operate on a standalone basis after the Closing) and (iii) in accordance with Good Utility Practice.

(c) As of the date of this Agreement, no Person, other than Entergy and its Subsidiaries, has any ownership interest in any Transmission Asset or any purchase option, right of first refusal or any similar right with respect to any Transmission Asset.

Section 2.12. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, as it relates to the Transmission Business:

(i) there is no pending or, to the Knowledge of Entergy, threatened, claim, lawsuit, administrative proceeding, investigation or request for information against Entergy or any of its Subsidiaries, under or pursuant to any Environmental Law or relating to Hazardous Materials, and neither Entergy nor any Subsidiary of Entergy has received written notice from any Person or Governmental Authority alleging that Entergy has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law or relating to Hazardous Materials, which violation or liability is unresolved, and, to the Knowledge of Entergy, there are no facts, events or circumstances that would reasonably be expected to result in any such claim;

(ii) Entergy and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and with all material permits, licenses and approvals required under Environmental Laws for the conduct of their businesses or the operation of their facilities as presently conducted or operated, and, to the Knowledge of Entergy, there are no facts, events, circumstances or changes in legal requirements that would reasonably be expected to prevent the Transmission Business from complying with Environmental Laws;

(iii) Entergy and its Subsidiaries have all material permits, licenses and approvals required under Environmental Law for the operation of their businesses and the operation of their facilities, all such permits, licenses and approvals are in effect, and, to the Knowledge of Entergy, there is no actual or alleged proceeding to revoke, modify, terminate or not renew any such permits, licenses and approvals and no reasonable basis for any such proceeding;

(iv) to the Knowledge of Entergy, there has been no Release (that are not Excluded Liabilities) of Hazardous Materials at any real property currently or formerly owned, leased, or operated by Entergy or any of its Subsidiaries or at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling, or for treatment, storage or disposal) in concentrations or amounts or under conditions or circumstances that (A) would reasonably be expected to result in Liability to Entergy or any of its Subsidiaries under any Environmental Law or would otherwise interfere with operations of Entergy or any of its Subsidiaries as currently conducted and planned or (B) would require reporting, investigation, remediation, or other corrective or response action by Entergy or any of its Subsidiaries under any Environmental Law and that has not otherwise been addressed through such reporting, investigation, remediation, or other corrective or response action by Entergy or any of its Subsidiaries; and

(v) neither Entergy nor any of its Subsidiaries is party to any order, judgment or decree that imposes any obligations under any Environmental Law, and to the Knowledge of Entergy, neither Entergy nor any of its Subsidiaries has assumed or retained any obligations under Environmental Law or relating to Hazardous Materials that could reasonably be expected to adversely affect the Transmission Business.

(b) The representations and warranties set forth herein and in Sections 2.04, 2.05, 2.06 and 2.16 are Entergy’s sole representations and warranties relating to Environmental Law, the environment and Hazardous Materials.

Section 2.13. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE:

(a) Entergy and its Subsidiaries have paid or withheld all Taxes, including withholding Taxes, required to be paid or withheld by them;

(b) none of the Transmission Business, the Transmission Assets, the Transmission Liabilities, or any other Asset of Entergy or any of its Subsidiaries is subject to any security interest, pledge, lien, or other encumbrance for Taxes, and no outstanding claims for Taxes have been asserted in writing with respect to Entergy or any of its Subsidiaries;

(c) TransCo and each legal entity that is transferred to TransCo in the Internal Restructuring (including, without limitation, each TransCo Sub) is newly formed solely for purposes of the Separation;

(d) the Transmission Assets have a basis for United States federal income tax purposes, as of December 31, 2010, of at least the amount set forth on Section 2.13(d) of the Entergy Disclosure Letter; and

(e) neither Entergy nor any of its Subsidiaries has taken any action or has Knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 2.14. Regulatory.

(a) Regulation as a Utility. Each of the Utility OpCos is regulated as a public utility or public service company (or similar designation) by the FERC and (i) Entergy Arkansas, Inc. is subject to regulation as a public utility in the States of Arkansas and Tennessee, (ii) Entergy Gulf States Louisiana, L.L.C., is subject to regulation as a public utility in the State of Louisiana, (iii) Entergy Louisiana, LLC is subject to regulation as a public utility in the State of Louisiana and the City of New Orleans, Louisiana, (iv) Entergy Mississippi, Inc. is subject to regulation as a public utility in the State of Mississippi, (v) Entergy New Orleans, Inc. is subject to regulation as a public utility in the City of New Orleans, Louisiana and (vi) Entergy Texas, Inc. is subject to regulation as a public utility by the PUCT in the State of Texas and several municipalities within the State of Texas.

(b) Regulatory Proceedings. None of the Utility OpCos, all or part of whose rates or services are regulated by a Governmental Authority, (i) is a party to any rate proceeding before a Governmental Authority with respect to rates charged by such Utility OpCo for Transmission services other than in the ordinary course consistent with past practice, (ii) has rates for Transmission services in any amounts that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Authority or on appeal to a court (other than rates based on estimated costs and/or revenues that are subject to adjustment once the actual costs and/or revenues become known) or (iii) is a party to any contract with any Governmental Authority for Transmission services entered into other than in the ordinary course consistent with past practice imposing conditions on rates or services in effect as of the date of this Agreement or which, to the Knowledge of Entergy, are as of the date of this Agreement scheduled to go into effect at a later time, except in the case of clauses (i) through (iii) that would not, individually or in the aggregate, reasonably be expected to have a Transmission Business MAE.

(c) Utility Reports. With respect to the Transmission Business, all filings (other than immaterial filings) required to be made by Entergy or any of the Utility OpCos since January 1, 2009, with the FERC under the FPA or the Public Utility Holding Company Act of 2005, the Department of Energy and any applicable Commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations thereunder, would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE.

Section 2.15. Intellectual Property Related to the Transmission Business. Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE: (a) the Transmission Business as currently conducted by Entergy and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party in any material respect and (b) no third party is infringing, misappropriating or violating any Intellectual Property Rights used in the Transmission Business and owned or exclusively licensed by or to Entergy and its Subsidiaries. Entergy or its Subsidiaries exclusively own, free of all Security Interests or adverse rights or interests of third parties, their material proprietary Intellectual Property Rights, and own or have a right to use all other Intellectual Property Rights used in the Transmission Business as currently conducted (“Transmission Business IP”). All applications and registrations for Transmission Business IP that is owned by Entergy or its Subsidiaries are subsisting and unexpired and, to Entergy’s Knowledge, valid and enforceable. Entergy and its Subsidiaries take all reasonable actions to maintain and protect the Transmission Business IP and the security, contents and operation of their material software and systems, and to Entergy’s Knowledge, there have been no material violations of same within the last two (2) years.

Section 2.16. Insurance. Section 2.16 of the Entergy Disclosure Letter lists all material insurance policies, insurance Contracts or self-insurance programs obtained within the past two (2) years and owned or held by Entergy or its Subsidiaries as of the date of this Agreement which cover the Transmission Business or its Assets, properties or personnel with respect to the operation or conduct of the Transmission Business, including policies of fire and casualty, liability and other forms of insurance and/or insurance arrangements made by Entergy and/or its Subsidiaries including any self-insurance programs. All such insurance policies, Contracts and self-insurance programs are in such amounts, with such deductibles and against such risks and losses as are, in Entergy’s judgment, reasonable for the business and Assets of the Transmission Business. Except as would not be reasonably expected to have a Transmission Business MAE, all such policies are in full force and effect, no invoiced premiums are overdue for payment, and no notice of cancellation or termination has been received by Entergy or any Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination. For the avoidance of doubt, while no policy of insurance of Entergy or any of its Subsidiaries is being transferred in the Separation, the Transmission Business retains all rights under each policy of insurance of Entergy or any of its Subsidiaries under which the Transmission Business is or was insured prior to the Closing.

Section 2.17. Broker’s or Finder’s Fee. Except for Goldman, Sachs & Company (the fees and expenses of which will be the responsibility of Entergy), neither Entergy nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the Transactions.

Section 2.18. Real Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, as of immediately prior to the Effective Time, taking into account the terms of the Transition Services Agreement, TransCo or the TransCo Subs (as applicable) will have good, valid and marketable title to all of the TransCo Real Property and other real property that is included in the Transmission Assets (excluding Transmission Land Rights) free and clear of all Security Interests other than Permitted Encumbrances.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, (A) as of the date hereof, with respect to the leases set forth on Schedule 3.05(a)(viii) to the Separation Agreement and (B) as of immediately prior to the Effective Time, with respect to all real property leases and subleases that are included in the Transmission Assets (other than Transmission Land Rights), in each case, (i) each is enforceable in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) there exists no default or breach on the part of any member of the Entergy Group and to the Knowledge of Entergy, on the part of any third party, (iii) no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute such a default or breach on the part of any member of the Entergy Group and to the Knowledge of Entergy, on the part of any third party, and (iv) there has been no collateral assignment or other security interest and they are not subject to any Security Interests other than Permitted Encumbrances.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, as of immediately prior to the Effective Time, taking into account the terms of the Transition Services Agreement, and subject to obtaining the Transmission Land Right Consents, TransCo or the TransCo Subs (as applicable) will be lawfully possessed of the Transmission Land Rights free and clear of all Security Interests other than Permitted Encumbrances.

Section 2.19. No Other Representations or Warranties. ENTERGY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE ENTERGY GROUP) ACKNOWLEDGES THAT NEITHER ITC NOR MERGER SUB MAKES ANY REPRESENTATION OR WARRANTY AS TO ANY MATTER WHATSOEVER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY ITC OR MERGER SUB TO ENTERGY IN ACCORDANCE WITH THE TERMS HEREOF, AND SPECIFICALLY (BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING) THAT NEITHER ITC NOR MERGER SUB MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO ENTERGY (OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES) OF FUTURE REVENUES, RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), CASH FLOWS OR FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF ITC AND ITS SUBSIDIARIES OR (B) THE FUTURE BUSINESS AND OPERATIONS OF ITC AND ITS SUBSIDIARIES, IN EACH CASE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ITC

ITC hereby represents and warrants to Entergy as of the date of this Agreement and as of the Closing Date that, except as (i) set forth in the applicable section (or another section to the extent provided in Section 8.14) of the ITC Disclosure Letter or (ii) to the extent disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by ITC and publicly available prior to the date of this Agreement and after January 1, 2009 (other than any forward-looking disclosures set forth in any risk factor section (except for any disclosure therein related to historical facts), any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

Section 3.01. Due Organization, Good Standing and Corporate Power. ITC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and Assets and to carry on its business as it is now being conducted. ITC and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property or Asset owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an ITC MAE.

Section 3.02. Authorization of Agreement.

(a) The execution, delivery and performance of this Agreement and the Other Transaction Agreements by each of ITC and Merger Sub, and the consummation by ITC and Merger Sub of the Transactions, have been duly authorized and approved by their respective Board of Directors or Boards of Managers (and this Agreement has been adopted by ITC as the sole shareholder of Merger Sub), and, except as described in Section 3.07, no other corporate, limited liability company or shareholder action on the part of ITC or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions.

(b) This Agreement and the Separation Agreement have been, and the applicable Ancillary Agreements to which each is a party, when executed, shall be, duly executed and delivered by each of ITC and Merger Sub, as applicable, and to the extent it is a party thereto, each is (or when executed shall be) a legal, valid and binding obligation of ITC and Merger Sub, as applicable, enforceable against ITC and Merger Sub, as applicable, in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 3.03. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of ITC consists of 100,000,000 shares of common stock, no par value (the “ITC Common Stock”) and 10,000,000 shares of preferred stock, no par value (the “ITC Preferred Stock”). Subject to the ITC Shareholder Approval and the consummation of the other Transactions, ITC’s articles of incorporation will be amended to provide for an increase in the authorized ITC Common Stock to an amount not less than 200,000,000 shares of ITC Common Stock (the “Charter Amendment”). As of the date of this Agreement, (i) 51,310,565 shares of ITC Common Stock were issued and outstanding (including shares of restricted ITC Common Stock), (ii) no shares of ITC Common Stock were held in treasury, (iii) 6,000,000 shares of ITC Common Stock were reserved for issuance at ITC’s discretion in connection with the Sales Agency Financing Agreement, (iv) 2,110,239 shares of ITC Common Stock were reserved for issuance upon the exercise of outstanding options for ITC Common Stock and (v) no shares of ITC Preferred Stock were issued and outstanding. All issued and outstanding shares of ITC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights, purchase option, call, right of first refusal or any similar right and all shares of ITC Common Stock reserved for issuance as noted in clauses (iii) and (iv), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right. No shares of ITC Common Stock are held by any Subsidiary of ITC. There are no outstanding bonds, debentures, notes or other indebtedness of ITC or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of ITC Common Stock or the holders of capital stock of any of ITC’s Subsidiaries may vote.

(b) Except as set forth in subsection (a) above, as of the date of this Agreement, there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to ITC Common Stock or any capital stock equivalent (including shares of restricted ITC Common Stock) or other nominal interest in ITC or any of its Subsidiaries which relate to ITC (collectively, “ITC Equity Interests”) pursuant to which ITC or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any ITC Equity Interests. There are no outstanding obligations of ITC to repurchase, redeem or otherwise acquire any outstanding securities of ITC Equity Interests.

(c) There are no voting trusts or other agreements or understandings to which ITC or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of ITC or any of its Subsidiaries.

(d) The authorized capital stock of Merger Sub consists of 100 units of common membership interest (the “Merger Sub Common Units”). As of the date hereof, there were Merger Sub Common Units issued and outstanding, all of which are, and will be immediately prior to the Effective Time, directly owned by ITC. Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any person other than ITC may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no Assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 3.04. Consents and Approvals; No Violations.

(a) Non-Contravention. The execution and delivery of this Agreement by each of ITC and Merger Sub and of the Separation Agreement by ITC, does not, and the consummation of the Transactions by ITC and Merger Sub will not (with or without notice or lapse of time or both), subject to obtaining the ITC Shareholder Approval and the ITC Regulatory Approvals, (i) violate or conflict with any provision of the Organizational Documents of ITC or any of its Subsidiaries, (ii) violate or conflict with any Laws or Orders applicable to ITC or its Subsidiaries or any of their respective Assets, rights or properties or (iii) violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, loss of a benefit under, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Security Interest upon any of the material property or Assets of ITC or any of its Subsidiaries pursuant to any provisions of any Permit or Contract to which ITC or any of its Subsidiaries is now a party or by which they or any of their Assets, rights or properties may be bound or have any rights under, or trigger any buy-sell or similar agreements, except, in the case of clauses (ii) and (iii) above for any breach, violation, termination, loss, default, acceleration, change, conflict or Security Interest that would not reasonably be expected to have, individually or in the aggregate, an ITC MAE.

(b) Statutory Approvals. Other than in connection with or in compliance with (i) the Securities Act or the Exchange Act, (ii) the HSR Act, (iii) the FERC Approvals, (iv) the rules and regulations of the NYSE, (v) any applicable state securities or blue sky Laws, (vi) the Non-FERC Approvals and (vii) the filing requirements in connection with the Merger under the DLLCA (collectively, the “ITC Regulatory Approvals”) and subject to the accuracy of the representations and warranties of Entergy in Section 2.04(b), no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, or action by any Governmental Authority is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement or the Other Transaction Agreements by ITC and Merger Sub, the performance by each of ITC and Merger Sub of its obligations hereunder or the consummation of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an ITC MAE (it being understood that references in this Agreement to “obtaining” such ITC Regulatory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such final authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law).

Section 3.05. ITC SEC Filings; Financial Statements; Absence of Changes.

(a) ITC has timely filed or furnished all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2010 through the date hereof (the “ITC SEC Filings”). The ITC SEC Filings when filed or furnished with or to the SEC (or, if amended or supplemented, then as of the time of its most recent amendment or supplement (as applicable)) (i) complied in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of ITC is subject to the periodic reporting requirements of the Exchange Act.

(b) ITC has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. ITC’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by ITC in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to ITC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, and all such required certifications have been made. ITC’s management has completed an assessment of the effectiveness of ITC’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective.

(c) Each of the consolidated financial statements of ITC (including, in each case, any notes thereto) contained in the ITC SEC Filings was prepared in accordance with GAAP consistently applied throughout the periods covered (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and the absence of footnote disclosures and normal and recurring adjustments, which were not or are not expected to be, as applicable, material, individually or in the aggregate), and each presented fairly in all material respects the consolidated financial position and results of operations of ITC and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments, which were not or are not expected to be, as applicable, material, individually or in the aggregate).

(d) Except for matters reflected or reserved against on the consolidated balance sheet of ITC as of the end of the fiscal quarter ended on September 30, 2011, including the notes thereto, neither ITC nor any of its Subsidiaries have any liabilities or obligations of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of ITC and its consolidated Subsidiaries or in the notes thereto, except for liabilities and obligations that (i) were incurred since September 30, 2011 and in the ordinary course of business, (ii) are incurred in connection with the Transactions or (iii) would not, individually or in the aggregate, reasonably be expected to have an ITC MAE.

(e) Since September 30, 2011 to the date hereof, (i) there has not occurred an ITC MAE and (ii) ITC has conducted its businesses in all material respects only in the ordinary course of business consistent with past practices and Good Utility Practice.

Section 3.06. Information to be Supplied.

(a) The information supplied or to be supplied by ITC for inclusion in the Entergy Filings or the ITC Filings to be filed with the SEC shall not, on the date of its filing or, in the case of the ITC Form S-4 or the TransCo Registration Statements, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the date the Proxy Statement is mailed to the ITC Shareholders, at the time of the ITC Shareholder Meeting and on the Distribution Date, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that with respect to projected financial information provided by or on behalf of ITC, ITC represents only that such information was prepared in good faith by management of ITC on the basis of assumptions believed by such management to be reasonable as of the time made.

(b) All documents that ITC is responsible for filing with any Governmental Authority in connection with the Transactions will comply in all material respects with the provisions of all applicable Laws and Orders. All information supplied or to be supplied by ITC in any document, other than the Entergy Filings and the ITC Filings, which are addressed in Section 3.06(a), filed with any Governmental Authority in connection with the Transactions will be, at the time of filing, true and correct in all material respects.

Section 3.07. Voting Requirements; Approval; Board Approval.

(a) The affirmative vote of the holders of a majority of (i) votes entitled to be cast by the holders of the outstanding shares of ITC Common Stock to approve the MBCA Vote and the Charter Amendment and (ii) votes cast by the holders of the outstanding shares of ITC Common Stock to approve the ITC Stock Issuance, are collectively referred to herein as the “ITC Shareholder Approval” and are the only vote of any class or series of ITC’s capital stock necessary to approve this Agreement, the Other Transaction Agreements and the Transactions. The Board of Directors of ITC has resolved to recommend, subject to the terms of this Agreement, that the ITC Shareholders approve the ITC Stock Issuance, the MBCA Vote, the Charter Amendment and the other Transactions (the “ITC Recommendation”), and such resolutions have not been rescinded, modified or withdrawn prior to the date hereof.

(b) ITC, as the sole member of Merger Sub, has duly adopted this Agreement and approved the Transactions.

Section 3.08. Litigation. There is no pending Action and to the Knowledge of ITC, no Person has threatened to commence any Action, including any cease and desist letters or invitations to take a patent license, against ITC or any of its Subsidiaries or any of the Assets, rights or properties owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, an ITC MAE. Other than an Order issued by FERC that affects or governs the rates, services or other utility operations of ITC, none of ITC or any of its Subsidiaries, or their respective Assets, rights and properties, is subject to any Order which would reasonably be expected to have, individually or in the aggregate, an ITC MAE.

Section 3.09. Compliance with Laws; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE, the businesses of each of ITC and its Subsidiaries is being conducted, and since January 1, 2010 has been conducted, in compliance with all applicable Laws and Orders. Since January 1, 2010, neither ITC nor any Subsidiary of ITC has received any written notice or, to the Knowledge of ITC, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law or Order, except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE.

(b) ITC and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and orders of any Governmental Authority, and all rights under any Contract with any Governmental Authority, necessary for the conduct of its respective business as such business is currently being conducted (the “ITC Permits”), except where the failure to have any of the ITC Permits would not reasonably be expected to have, individually or in the aggregate, an ITC MAE. All ITC Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, an ITC MAE. ITC is, and each of its Subsidiaries is, and each of their respective businesses as being conducted is, in compliance in all respects with the terms and requirements of such ITC Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, an ITC MAE.

(c) Notwithstanding anything contained in Section 3.09(a), no representation or warranty shall be deemed to be made in Section 3.09(a) in respect of Tax, employee benefits, labor, intellectual property or environmental matters. Notwithstanding anything contained in Section 3.09(b), no representation or warranty shall be deemed to be made in Section  3.09(b) in respect of environmental matters.

Section 3.10. Contracts.

(a) Except for this Agreement and the Other Transaction Agreements and except as disclosed on Section 3.10(a) of the ITC Disclosure Letter, neither ITC, nor any of its Assets, rights, properties or Subsidiaries, as of the date hereof, is a party to or bound by:

(i) any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which ITC or any of its Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or contains exclusivity or non-solicitation provisions;

(iii) any Contract that limits or otherwise restricts the ability of ITC or any of its Subsidiaries to pay dividends or make distributions to its shareholders;

(iv) any Contract, or a series of related Contracts, under which ITC or any of its Subsidiaries is liable for Indebtedness in excess of $50 million, individually or in the aggregate;

(v) any Contract that relates to collective bargaining or similar labor Contracts which cover any employees of ITC or its Affiliates; or

(vi) any material partnership, joint venture or similar Contract.

All Contracts of the type described in this Section 3.10(a) and any other such Contracts that may be entered into by ITC or any Subsidiary of ITC after the date hereof and prior to the Effective Time in accordance with Section 4.02 are referred to herein as “ITC Material Contracts”). As of the date of this Agreement, complete and correct copies (including all material amendments, modifications, extensions or renewals with respect thereto) of all ITC Material Contracts have been provided to Entergy.

(b) Each ITC Material Contract is a legal, valid and binding obligation of, and enforceable against, ITC or any Subsidiary of ITC that is a party thereto, and, to the Knowledge of ITC, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice or (ii) such failures to be legal, valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE, in each case subject to (A) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) rules of Law governing equitable remedies of specific performance, injunctive relief and other equitable remedies.

(c) ITC and each of its Subsidiaries which is a party to any ITC Material Contract is in compliance with all terms and requirements of each ITC Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by ITC or any of its Subsidiaries under any such ITC Material Contract, and, to the Knowledge of ITC, no other party to any ITC Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any ITC Material Contract, except in each case where such violation, breach, default or event of default would not reasonably be expected to have, individually or in the aggregate, an ITC MAE.

Section 3.11. Employees and Employee Benefits; Labor.

(a) Section 3.11(a) of the ITC Disclosure Letter lists all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, fringe benefit (whether or not taxable) that are sponsored, maintained or contributed to by ITC or any trade or business, whether or not incorporated, that together with ITC would be deemed a single employer under Section 4001(b) of ERISA (an “ITC ERISA Affiliate”) for the benefit of current or former employees or directors of ITC or any of its Subsidiaries (the “ITC Benefit Plans”).

(b) With respect to each ITC Benefit Plan, ITC has made available to Entergy complete copies of each of the following documents: (i) the ITC Benefit Plan (including all amendments thereto), (ii) the most recent annual report and actuarial report, if required under ERISA or the Code, (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, (iv) if the ITC Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the most recent financial statements thereof and (v) the most recent determination letter received from the IRS with respect to each ITC Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE, each ITC Benefit Plan has been established, operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code and ITC and each of its Subsidiaries and any ITC ERISA Affiliate has performed all material obligations required to be performed by it in connection with the ITC Benefit Plans. Each ITC Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the IRS as to its qualification and, to the Knowledge of ITC, no event has occurred or condition exists that could reasonably be expected to result in the disqualification of such ITC Benefit Plan or the imposition of any material penalty or tax under ERISA or the Code.

(d) Other than routine claims for benefits, no liability under Title IV of ERISA has been incurred by ITC or any its Subsidiaries that has not been satisfied in full when due, and no condition exists that could reasonably be expected to result in a material liability to ITC or its Subsidiaries under Title IV of ERISA. Neither ITC, its Subsidiaries nor any ITC ERISA Affiliate contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to (on a contingent basis or otherwise), a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(e) The consummation of the Merger will not (i) entitle any current or former employee or director of ITC or any of its Subsidiaries to severance, retention or change in control pay, tax gross-up, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of severance, compensation or equity or any other benefit due any such current or former employee or director.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE, (i) there are no pending or, to the Knowledge of ITC, threatened actions, suits or claims against, by or on behalf of, or any liens filed against or with respect to, any of the ITC Benefit Plans or otherwise involving any ITC Benefit Plan, (ii) to the Knowledge of ITC, no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies are pending, or to the Knowledge of ITC, threatened.

(g) Neither ITC nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(h) No ITC Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of ITC or any of its Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of ITC or its Subsidiaries or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(i) Except as set forth in Section 3.11(i) of the ITC Disclosure Letter: (i) neither ITC nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any of the employees, nor is any such Contract presently being negotiated, (ii) to the Knowledge of ITC or any of its Subsidiaries, no campaigns are being conducted to solicit cards from any of the employees to authorize representation by any labor organization, and no such campaigns have been conducted within the past three (3) years, (iii) no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect or, to the Knowledge of ITC or any of its Subsidiaries, threatened, and neither ITC nor any of its Subsidiaries has experienced any such labor controversy within the past three (3) years, (iv) no unfair labor practice charge or complaint is pending or, to the Knowledge of ITC or any of its Subsidiaries, threatened, except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE, (v) no grievance or arbitration proceeding is pending or, to the Knowledge of ITC or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected, individually or in the aggregate, to create an ITC MAE, (vi) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of such employee is pending or, to the Knowledge of ITC or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have an ITC MAE, (vii) neither ITC nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (viii) ITC and each of its Subsidiaries is in compliance with all applicable laws, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to the proper classification of employees as exempt from overtime compensation requirements, the proper classification of individuals as contractors or consultants, and any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 or other similar laws, except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE, and (ix) neither ITC nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three (3)  years, nor has ITC or any of its Subsidiaries planned or announced any such action or program for the future.

Section 3.12. Title to Assets. Except as would not be reasonably likely to have, individually or in the aggregate, an ITC MAE, ITC and its Subsidiaries have good and valid title to, or valid leasehold interests in or valid right to use, all of their Assets, in each case as such Assets are currently being used, subject to no Security Interests, except for Permitted Encumbrances.

Section 3.13. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE:

(i) there is no pending or, to the Knowledge of ITC, threatened, claim, lawsuit, administrative proceeding, investigation or request for information against ITC or any of its Subsidiaries, under or pursuant to any Environmental Law or relating to Hazardous Materials, and neither ITC nor any Subsidiary of ITC has received written notice from any Person or Governmental Authority alleging that ITC has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law or relating to Hazardous Materials, which violation or liability is unresolved, and to the Knowledge of ITC, there are no facts, events or circumstances that would reasonably be expected to result in any such claim, Lawsuit, administrative proceeding, investigation or request for information;

(ii) ITC and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and with all material permits, licenses and approvals required under Environmental Laws for the conduct of their businesses or the operation of their facilities as presently conducted or operated, and to the Knowledge of ITC, there are no facts, events, circumstances or changes in legal requirements that would reasonably be expected to prevent such businesses from complying with applicable Environmental Laws;

(iii) ITC and its Subsidiaries have all material permits, licenses and approvals required under Environmental Law for the operation of their businesses and the operation of their facilities, all such permits, licenses and approvals are in effect, and, to the Knowledge of ITC, there is no actual or alleged proceeding to revoke, modify or not renew any such permits, licenses and approvals and no reasonable basis for any such proceeding;

(iv) to the Knowledge of ITC, there has been no Release of Hazardous Materials at any real property currently or formerly owned, leased, or operated by ITC or any of its Subsidiaries or at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling, or for treatment, storage or disposal) in concentrations or amounts or under conditions or circumstances that (A) would reasonably be expected to result in Liability to ITC or any of its Subsidiaries under any Environmental Law or would otherwise interfere with operations of ITC or any of its Subsidiaries as currently conducted and as planned or (B) would require reporting, investigation, remediation, or other corrective or response action by ITC or any of its Subsidiaries under any Environmental Law and that has not otherwise been addressed through such reporting, investigation, remediation, or other corrective or response action by ITC or any of its Subsidiaries; and

(v) neither ITC nor any of its Subsidiaries is party to any order, judgment or decree that imposes any obligations under any Environmental Law, and to the Knowledge of ITC, neither ITC nor any of its Subsidiaries has assumed or retained any obligations under Environmental Law or relating to Hazardous Materials that could reasonably be expected to adversely affect the business of ITC and its Subsidiaries.

(b) The representations and warranties set forth herein and in Sections 3.04, 3.05, 3.06 and 3.17 are ITC’s sole representations and warranties relating to Environmental Law, the environment and Hazardous Materials.

Section 3.14. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE:

(a) ITC and its Subsidiaries have paid or withheld all Taxes, including withholding Taxes, required to be paid or withheld by them;

(b) none of the Assets of ITC or any of its Subsidiaries is subject to any Security Interest for Taxes and no outstanding claims for Taxes have been asserted in writing with respect to ITC or any of its Subsidiaries;

(c) neither ITC nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was governed in whole or in part by Section 355 of the Code in the two (2) years prior to the date of this Agreement;

(d) except to the extent provided for in this Agreement, the Separation Agreement or the Ancillary Agreements or except as set forth on Section 3.14(d) of the ITC Disclosure Letter, in the one (1) year prior to the Agreement Date, ITC has not entered into nor been a party to any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of ITC’s charter or bylaws or otherwise);

(e) neither ITC nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and

(f) neither ITC nor any of its Subsidiaries owns, directly or indirectly, any Entergy Common Stock.

Section 3.15. Regulatory.

(a) Regulation as a Utility. Each of the Regulated Operating Subsidiaries is regulated as an independent transmission company and public utility by FERC, and (i) ITC Midwest is subject to specifically defined regulation as a public utility at the Missouri Public Service Commission in the State of Missouri and as a transmission company at the Minnesota Public Utilities Commission in the State of Minnesota, (ii) ITC Great Plains is subject to specifically defined regulation as a transmission-only public utility at the Kansas Corporation Commission and the Oklahoma Corporation Commission in the States of Kansas and Oklahoma, respectively, and (iii) each of ITC Transmission and METC is subject to specifically defined regulation as an independent transmission company at the Michigan Public Service Commission in the State of Michigan.

(b) Regulatory Proceedings. None of the Regulated Operating Subsidiaries, all or part of whose rates or services are regulated by a Governmental Authority, (i) is a party to any rate proceeding before a Governmental Authority with respect to rates charged by such Regulatory Operating Subsidiary other than in the ordinary course consistent with past practice, (ii) has rates in any amounts that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Authority or on appeal to a court (other than rates based on estimated costs and/or revenues that are subject to adjustment once the actual costs and/or revenues become known) or (iii) is a party to any contract with any Governmental Authority entered into other than in the ordinary course consistent with past practice imposing conditions on rates or services in effect as of the date of this Agreement or which, to the Knowledge of ITC, are as of the date of this Agreement scheduled to go into effect at a later time, except in the case of clauses (i) through (iii) that would not, individually or in the aggregate, reasonably be expected to have an ITC MAE.

(c) Utility Reports. All filings (other than immaterial filings) required to be made by ITC or any of the Regulated Operating Subsidiaries since January 1, 2009, with the FERC under the FPA or the Public Utility Holding Company Act of 2005, the Department of Energy and any applicable Commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations thereunder, would not reasonably be expected to have, individually or in the aggregate, an ITC MAE.

Section 3.16. Intellectual Property Rights. Except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE: (a) the business of ITC and its Subsidiaries as currently conducted by ITC and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any third party in any material respect and (b) no third party is infringing, misappropriating or violating any Intellectual Property Rights owned or exclusively licensed by or to ITC or any of its Subsidiaries. ITC or its Subsidiaries exclusively own, free of all Security Interests or adverse rights or interests of third parties, their material proprietary Intellectual Property Rights, and own or have a right to use all other Intellectual Property Rights used in the business of ITC and its Subsidiaries as currently conducted (“ITC IP”). All applications and registrations for ITC IP are subsisting and unexpired and, to ITC Knowledge, valid and enforceable. ITC and its Subsidiaries take all reasonable actions to maintain and protect the ITC IP and the security, contents and operation of their material software and systems, and to ITC Knowledge, there have been no material violations of same within the last two (2) years.

Section 3.17. Insurance. ITC is insured under insurance policies, Contracts and self-insurance programs, including policies of fire and casualty, liability and other forms of insurance and/or insurance arrangements, in such amounts, with such deductibles and against such risks and losses as are, in ITC’s judgment, reasonable for the business and Assets of ITC and its Subsidiaries. Except as would not be reasonably expected to have an ITC MAE, all such policies are in full force and effect, no invoiced premiums are overdue for payment, and no notice of cancellation or termination has been received by ITC or any Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

Section 3.18. Broker’s or Finder’s Fee. Except for J.P. Morgan Securities LLC and Barclays Capital Inc. (the fees and expenses of which will be the responsibility of ITC), neither ITC nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the Transactions.

Section 3.19. Opinion of Financial Advisors. The Board of Directors of ITC has received (i) the opinion of J.P. Morgan Securities LLC, dated as of December 4, 2011, substantially to the effect that, as of such date, and subject to the limitations and assumptions set forth therein, the aggregate Merger Consideration is fair to ITC from a financial point of view and (ii) the opinion of Barclays Capital Inc., dated December 4, 2011, substantially to the effect that, as of the date of such opinion and based on, and subject to, the limitations and assumptions set forth therein, the Exchange Ratio is fair to ITC from a financial point of view.

Section 3.20. Real Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have an ITC MAE, ITC has good and valid and marketable title to all of the real property and interests in real property that are material to the businesses of each of ITC and its Subsidiaries, free and clear of all Security Interests other than Permitted Encumbrances.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an ITC MAE, with respect to the rights in real property leases, subleases, licenses, easements, rights-of-way, servitudes and similar agreements that are material to the businesses of each of ITC and its Subsidiaries, (i) each is enforceable in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) there is no default or breach on the part of any member of the ITC Group and to the Knowledge of ITC, on the part of any third party, (iii) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute such a default or breach on the part of any member of the ITC Group and to the Knowledge of ITC, on the part of any third party and (iv) there has been no collateral assignment or other security interest and they are not subject to any Security Interest other than Permitted Encumbrances.

Section 3.21. No Other Representations or Warranties. ITC (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE ITC GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS (OR ANY SCHEDULES OR EXHIBITS HERETO OR THERETO), NO PARTY TO THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED, OR ASSUMED, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

ARTICLE IV

INTERIM OPERATING COVENANTS

Section 4.01. Conduct of Transmission Business Pending the Closing.

(a) Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.01 (the “Termination Date”), except as may be consented to in writing by ITC (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly required by this Agreement or the Other Transaction Agreements or as set forth in Section 4.01 of the Entergy Disclosure Letter, Entergy covenants and agrees that, with respect to its and its Subsidiaries’ operation of the Transmission Business, Entergy and each of its Subsidiaries shall conduct the Transmission Business only in, and shall not take any action except only in accordance with, the ordinary course of business, consistent with past practice and Good Utility Practice and shall use their respective commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect all existing Transmission Permits, to maintain all material Assets that would be Transmission Assets as of the Separation Time in accordance with Good Utility Practice, to preserve their relationships with Governmental Authorities, key TransCo Employees, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Transmission Permits of all Governmental Authorities applicable to them or the Transmission Business, provided, however, that no action by Entergy or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.01(c) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, neither Entergy nor any of its Subsidiaries shall take any action or cause any action to be taken which action (i) could cause the Transactions to fail to qualify for the Intended Tax-Free Treatment, (ii) would result in any failure to obtain the Ruling or that could cause any of the information or representations made in the Tax Documents to be untrue. Following the Agreement Date and prior to the earlier of the Effective Time and the Termination Date, Entergy and members of the Entergy Group will not enter into or be a party to any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Entergy’s charter or bylaws or otherwise).

(c) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date (and without limiting the generality of Section 4.01(a) or Section 4.01(b)), and except (A) as may be expressly permitted or required by this Agreement or the Other Transaction Agreements, (B) as may be required by Law, (C) as may be agreed to in writing by ITC (which consent shall not be unreasonably withheld, conditioned or delayed) or (D) as set forth on Section 4.01 of the Entergy Disclosure Letter, Entergy:

(i) shall not permit TransCo or any TransCo Sub to (x) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or limited liability company membership interests or (y) enter into any agreement with respect to the voting of its capital stock or limited liability company membership interests or purchase or otherwise acquire, directly or indirectly, any TransCo Equity Interests or TransCo Capital Stock;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine, reclassify, subdivide or take similar actions with respect to any TransCo Equity Interests or TransCo Capital Stock or any of the capital stock or limited liability company membership interests of any TransCo Sub or issue or authorize or propose the issuance of any TransCo Capital Stock or any TransCo Equity Interests or other securities in respect of, in lieu of or in substitution for shares of the capital stock or limited liability company membership interests of TransCo or any TransCo Sub;

(iii) shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, abandon, allow to lapse or encumber, or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee, abandonment, allowance to lapse or encumbrance, of any Assets that are (or would otherwise be) Transmission Assets, including the capital stock of any Subsidiaries, except (A) transfers among TransCo and the TransCo Subs, (B) transfers among the TransCo Subs, (C) Permitted Encumbrances or encumbrances that are released at or prior to the Effective Time, (D) dispositions of obsolete equipment or Assets or dispositions of Assets being retired or replaced, in each case in the ordinary course of business and consistent with past practice and Good Utility Practice and (E) dispositions in amounts less than $10 million in the aggregate in any consecutive 12-month period;

(iv) except as made in connection with any transaction solely between TransCo and any TransCo Sub or between any TransCo Subs and except for the acquisition of Assets in the ordinary course of business and consistent with past practice and Good Utility Practice, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or Assets) any interest in any Person or any Assets that are (or would otherwise be) Transmission Assets, if (A) the amount to be expended thereto (including the amount of any Indebtedness) exceeds $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period for all such acquisitions or (B) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the condition set forth in Section 6.02(g) or Section 6.03(g) or prevent the satisfaction of such conditions;

(v) shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, defease, cancel or otherwise acquire or incur any Indebtedness, other than (A) Liabilities that would be Excluded Liabilities and (B) Indebtedness pursuant to the Financings;

(vi) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TransCo or the TransCo Subs, or enter into a letter of intent or agreement in principle with respect thereto, other than the Transactions;

(vii) shall not, and shall not permit any of its Subsidiaries to, (A) make any material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP or FERC accounting requirements, (B) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, (C) settle or compromise any material Tax claim or Tax Liability, or enter into any material Tax closing agreements, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax or (E) amend any material Tax Return, in each case with respect to the Transmission Assets or the Transmission Business; provided that if any of the actions enumerated above would reduce the tax basis of any Transmission Assets by an amount in the aggregate in excess of $10 million, such action shall be deemed to be material. For the avoidance of doubt and subject to other provisions in this Agreement, this provision does not apply to Entergy’s ability to elect to take or forego bonus depreciation as provided under Section 168(k)(2)(D)(iii) of the Code;

(viii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, FERC, SEC rule or policy or applicable Law, except to the extent necessary to produce the Audited Financial Statements;

(ix) shall not, and shall not permit any of its Subsidiaries to, adopt, amend or terminate any Transmission Benefit Plans or increase the salaries, wage rates, target bonus opportunities or equity based compensation of, grant any severance or termination pay or equity based compensation to, or loan or advance any money or other property to TransCo employees, in each case except (A) in the ordinary course of business consistent with past practice as applicable generally to Entergy Group employees in the relevant jurisdictions, (B) in connection with the adoption or amendment of Transmission Benefit Plans (or other practices) that are applicable generally to Entergy Group employees in the relevant jurisdictions, or (C) as required (1) to comply with applicable Law, (2) to comply with any Collective Bargaining Agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, (3) by the terms of any Transmission Benefit Plan in effect on the date hereof or (4) by the terms of any agreement of Entergy or any of its Subsidiaries in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement;

(x) except as required by Law or any Collective Bargaining Agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, shall not, and shall not permit any of its Subsidiaries to, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the TransCo Material Contracts or enter into any Contract that if in effect on the date hereof would be a TransCo Material Contract, provided, however, that Entergy and its Subsidiaries may enter into any single contract covered by this subsection (x) in the ordinary course of business consistent with past practice with a value not exceeding $10 million, and provided, further, that for the avoidance of doubt, this subsection (x) shall not apply to those contracts which are otherwise specifically permitted to be entered into by TransCo or the TransCo Subs pursuant to this Section 4.01(c);

(xi) shall not, and shall not permit any of its Subsidiaries that are engaged in the Transmission Business to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authorities in respect of the operations of the Transmission Businesses (it being understood that any settlements are governed by the provisions of subsection (xii)), except (A) as required by Law to obtain or renew Transmission Permits or agreements in the ordinary course of business consistent with past practice or (B) as may be related to Taxes that would not be a Transmission Liability;

(xii) shall not, and shall not permit any of its Subsidiaries to, pay, waive, release or settle any legal proceedings that (x) would be a Transmission Liability or (z) would restrict the operation of the Transmission Business, in each case other than payments or settlements (A) that do not exceed $5 million individually and $25 million in the aggregate in any consecutive 12-month period, will be paid in full by Entergy prior to the Separation Time and only involves monetary damages or (B) that have become due and payable prior to the date hereof (provided, however, that the exceptions set forth in clauses (A) and (B) shall not apply to any proceedings arising out of or related to this Agreement, the Other Transaction Agreements or the Transactions);

(xiii) (A) to the extent permitted by applicable Law, shall, and shall cause its Subsidiaries to, on a reasonable basis, (1) discuss with ITC any material change in its or its Subsidiaries’ regulated Transmission rates or charges, standards of service or regulatory accounting with respect to the Transmission Business from those in effect on the date of this Agreement or (2) consult with ITC prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect to the Transmission Business matters described in Section 4.01(c)(xiii)(A)(1) (other than filings to implement rate changes in accordance with existing formula rates or any formula rate that governs the recovery of Transmission costs at retail) and (B) shall not make, or permit any Subsidiary to make, any filing to change its Transmission rates on file with the FERC or any other Commission that would, individually or in the aggregate, reasonably be expected to have a Transmission Business MAE. Notwithstanding the foregoing, neither Entergy nor any of its Subsidiaries shall be required to consult or have discussions with ITC prior to (i) entering into arrangements with customers in the ordinary course of business consistent with past practices, (ii) taking any of the actions described in this subsection (xiii) concerning pass-through charges or Transmission charges in accordance with existing formula rates or (iii) making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect to ordinary course changes in Entergy’s or its Subsidiaries’ regulated Transmission rates or charges, standards of service or regulatory accounting with respect to the Transmission Business;

(xiv) shall, and shall cause its Subsidiaries, to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such Party’s past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry and at substantially the same levels with respect to the Transmission Assets as is in effect on the date hereof;

(xv) (A) shall not, and shall cause its Subsidiaries not to, commit to any capital expenditure for which TransCo or any of its Subsidiaries would be liable for following the Closing that is not specifically set forth in Section 4.01(c)(xv) of the Entergy Disclosure Letter or that together with any other capital expenditures so incurred is in excess of $100 million in the aggregate in any consecutive twelve (12) month period, excluding expenditures required in connection with prudent emergency repairs required to avoid immediate material damage to any Assets of the Transmission Business and

(B) shall, and shall cause its Subsidiaries to, use reasonable best efforts to make capital expenditures in accordance with the capital expenditures budget set forth in Section 4.01(c)(xv) of the Entergy Disclosure Letter, taking into account regulatory developments and factors outside of Entergy’s control;

(xvi) shall not, and shall not permit any of TransCo or the TransCo Subs to, amend or otherwise change its or their (as applicable) Organizational Documents, except as expressly required by this Agreement or permitted under Article I of the Separation Agreement;

(xvii) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including any Contract or action inconsistent with or contrary to the receipt of all necessary approvals from state and federal regulatory authorities to allow the Transmission Business to become a member of an Acceptable RTO;

(xviii) shall cause the System Agreement to be amended, and seek FERC approval of that amendment pursuant to Section 205 of the FPA, such that the System Agreement does not apply to ITC Group or the Transmission businesses of the ITC Group, does not direct Transmission functions to be performed by Entergy employees or business units and otherwise does not conflict with the FERC independence provisions applicable to the ITC Group, except that the System Agreement, as amended, may retain such provisions as may be necessary to allocate costs among the Entergy Subsidiaries in relation to the Transmission Business; and

(xix) shall not, and shall not permit any of its Subsidiaries to, commit or agree, in writing or otherwise, to take any of the foregoing actions.

(d) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, Entergy covenants and agrees to use reasonable best efforts to take all actions necessary to obtain any necessary regulatory approvals to effect prior to Closing the migration of the Transmission Business to a regional transmission organization (the “RTO Migration”) that satisfies the criteria set forth in Section 4.01(d)(i) of the Entergy Disclosure Letter (an “Acceptable RTO”) and otherwise in accordance with the actions specified in Section 4.01(d)(ii) of the Entergy Disclosure Letter and to keep ITC apprised of the status of such RTO Migration and material developments with respect thereto, including promptly notifying ITC following any material communications with any Governmental Authority relating to the RTO Migration and providing ITC with a copy of any such written communications (if requested) to the extent not prohibited by the applicable Governmental Authority. Entergy will consult with ITC with respect to any proposal, condition or limitation that arises in such proceedings that could reasonably be expected to have a material and adverse financial or operational impact on TransCo or its Subsidiaries or any other member of the ITC Group after the Closing which impact was not expressly contemplated by Section 4.01(d)(ii) of the Entergy Disclosure Letter (an “RTO Adverse Impact”). Entergy will not take any action that would reasonably be expected to cause an RTO Adverse Impact without ITC’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed). In the event that ITC does not grant such consent, and Entergy determines it is necessary or appropriate to take such action nonetheless, the Parties shall negotiate for a period of thirty (30) calendar days to reach a mutually agreeable resolution with respect to such matter. If no such resolution is obtained, Entergy may take such specified action following the end of such thirty (30) day period, and, provided that Entergy has complied with the terms of this Section 4.01(d), ITC’s sole recourse with respect to such action shall be to terminate this Agreement pursuant to Section 7.01(k).

Section 4.02. Conduct of ITC Pending the Closing.

(a) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except as may be consented to in writing by Entergy (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly required by this Agreement or the Other Transaction

Agreements or as set forth in Section 4.02 of the ITC Disclosure Letter, ITC covenants and agrees that each of ITC and each of its Subsidiaries shall conduct its operations in, and shall not take any action except only in accordance with, the ordinary course of business, consistent with past practice and Good Utility Practice and shall use their respective commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect all existing ITC Permits, to maintain rights and franchises, to maintain all material Assets of ITC, to preserve their relationships with Governmental Authorities, key employees, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and ITC Permits of all Governmental Authorities applicable to them, provided, however, that no action by ITC or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.02(c) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, neither ITC nor any of its Subsidiaries shall take any action or cause any action to be taken which action could cause the Transactions to fail to qualify for the Intended Tax-Free Treatment. Following the Agreement Date and prior to the earlier of the Effective Time and the Termination Date, ITC and members of the ITC Group will not enter into or be a party to any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of ITC’s charter or bylaws or otherwise). Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, neither ITC nor any of its Subsidiaries shall acquire or own, directly or indirectly, any Entergy Common Stock. For the avoidance of doubt, this Section 4.02(b) shall not be deemed to require ITC to obtain a private letter ruling from the IRS in respect of the Tax treatment to be accorded to the Merger.

(c) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, (and without limiting the generality of Section 4.02(a) and Section 4.02(b)), and except (A) as may be expressly permitted or required by this Agreement or the Other Transaction Agreements, (B) as may be required by Law, (C) as may be agreed to in writing by Entergy (which consent shall not be unreasonably withheld, conditioned or delayed) or (D) as set forth on Section 4.02 of the ITC Disclosure Letter, ITC:

(i) shall not amend or otherwise change its Organizational Documents, except as expressly contemplated by this Agreement;

(ii) shall not (A) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (1) quarterly cash dividends not to exceed the amounts set forth in Section 4.02(c)(ii) of the ITC Disclosure Letter, declared and paid in the ordinary course and with record dates and payment dates consistent with past practice, (2) dividends payable by a wholly owned Subsidiary of ITC to ITC or another wholly owned Subsidiary and (3) a Special Dividend in accordance with Section 1.03(e) or (B) enter any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any ITC Equity Interests (other than (x) in connection with a Share Repurchase in accordance with Section 1.03(e), (y) in connection with ITC’s dividend reinvestment plan or (z) repurchases of ITC Common Stock as contemplated by ITC’s Organizational Documents from market participants holding in excess of five percent (5%) of ITC’s voting capital stock);

(iii) shall not, and shall not permit any of its Subsidiaries to, split, combine, reclassify, subdivide or take similar actions with respect to any of the capital stock of ITC Common Stock or any other ITC Equity Interest or issue or authorize or propose the issuance of any shares of ITC Common Stock or any ITC Equity Interests or other securities in respect of, in lieu of or in substitution for shares of the capital stock of ITC or any of its Subsidiaries, other than (A) in connection with the exercise of currently outstanding stock options and equity awards under existing ITC Benefit Plans or other grants of stock options and equity awards under existing ITC Benefit Plans made in the ordinary course consistent with past practice, provided, that neither the timing of vesting or payment or the amount of such equity awards shall be affected by the transactions contemplated by this Agreement and

(B) pursuant to the Sales Agency Financing Agreement, provided, however, that, except as required by Law, in no event shall ITC issue any shares of ITC Common Stock for any period after the Estimation Date that are not reflected in the estimate of the number of shares of ITC Common Stock on a Fully Diluted Basis as provided for in Section 1.02;

(iv) shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, abandon, allow to lapse or encumber, or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee, abandonment, allowance to lapse or encumbrance, of any Assets, including the capital stock of any Subsidiaries, except (A) transfers among ITC and its wholly owned Subsidiaries, (B) transfers among ITC’s wholly owned Subsidiaries, (C) Permitted Encumbrances, (D) dispositions of obsolete equipment or Assets or dispositions of Assets being retired or replaced, in each case in the ordinary course of business and consistent with past practice and Good Utility Practice, (E) dispositions, pledges and/or encumbrances relating to Indebtedness referenced under Section 4.02(c)(vi) or (F) dispositions in amounts less than $50 million in the aggregate in any consecutive 12 month period;

(v) except as made in connection with any transaction solely between ITC and any of its Subsidiaries or between any ITC Subsidiaries and except for the acquisition of Assets in the ordinary course of business and consistent with past practice and Good Utility Practice, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or Assets) any interest in any Person or any Assets, if (A) the amount to be expended thereto (including the amount of any indebtedness) exceeds $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12 month period for all such acquisitions or (B) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the condition set forth in Section 6.02(g) and Section 6.03(g) or prevent the satisfaction of such condition;

(vi) shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness, other than (A) Indebtedness repaid or incurred in the ordinary course of business consistent with past practice, including as set forth in Section 4.02(c)(vi) of the ITC Disclosure Letter, (B) Indebtedness in connection with the transactions contemplated by the Financings, (C) Indebtedness incurred in connection with the ITC Financing or (D) Indebtedness refinanced or incurred to refinance any existing Indebtedness in the ordinary course of business and consistent with past practice, including as set forth in Section 4.02(c)(vi) of the ITC Disclosure Letter;

(vii) shall not, with respect to ITC, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ITC or enter into a letter of intent or agreement in principle with respect thereto, other than the Transactions;

(viii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, FERC, SEC rule or policy or applicable Law;

(ix) shall not, and shall not permit any of its Subsidiaries to adopt, amend or terminate any ITC Benefit Plan or increase the salaries, wage rates, target bonus opportunities or equity based compensation of any of its directors, officers or employees, in each case except (A) in the ordinary course of business consistent with past practice, (B) as applicable generally to ITC directors, officers or employees in the relevant jurisdictions or (C) as required (1) to comply with applicable Law, (2) by the terms of any ITC Benefit Plan in effect on the date hereof or (3) by the terms of any agreement of ITC or any of its Subsidiaries in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement;

(x) except as required by Law or any collective bargaining agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, shall not, and shall not permit any of its Subsidiaries to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the ITC Material Contracts or enter into any Contract that if in effect on the date hereof would be an ITC Material Contract, provided, however, that ITC and its Subsidiaries may enter into any single contract covered by this subsection (x) in the ordinary course of business consistent with past practice with a value not exceeding $10 million, and provided, further, that this subsection shall not apply to Contracts related to the ITC Financing and the ITC Midwest Financing;

(xi) shall not, and shall not permit any of its Subsidiaries to, pay, waive, release or settle any material legal proceedings, other than payments or settlements (A) that do not exceed $5 million individually and $25 million in the aggregate in any consecutive 12-month period, (B) that have become due and payable prior to the date hereof or (C) in connection with regulatory proceedings before any Governmental Authorities (provided, however, that the exceptions set forth in clauses (A), (B) and (C) shall not apply to any proceedings arising out of or related to this Agreement, the Other Transaction Agreements or the Transactions);

(xii) shall not, and shall not permit any of its Subsidiaries to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authorities in respect of the operations of their businesses (it being understood that any settlements are governed by the provisions of subsection (xi) above), except as required by Law to obtain or renew Permits or agreements in the ordinary course of business consistent with past practice;

(xiii) (A) to the extent permitted by applicable Law, shall, and shall cause its Subsidiaries to, on a reasonable basis, (1) discuss with Entergy any material change in its or its Subsidiaries’ regulated Transmission rates or charges, standards of service or regulatory accounting from those in effect on the date of this Agreement or (2) consult with Entergy prior to making any material filing (or any amendment thereto) with FERC, or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto (other than filings to implement rate changes in accordance with existing formula rates) and (B) shall not make, or permit any Subsidiary to make, any filing to change its Transmission rates on file with the FERC or any other Commission that would, individually or in the aggregate, reasonably be expected to have an ITC MAE. Notwithstanding the foregoing, neither ITC nor any of its Subsidiaries shall be required to consult or have discussions with Entergy prior to (i) entering into arrangements with customers in the ordinary course of business consistent with past practices, (ii) taking any of the actions described in this subsection (xiii) concerning pass-through charges or Transmission charges in accordance with existing formula rates or (iii) making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect to ordinary course changes in ITC’s or its Subsidiaries’ regulated Transmission rates or charges, standards of service or regulatory accounting;

(xiv) shall, and shall cause its Subsidiaries, to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such Party’s past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry and at substantially the same levels as are in effect on the date hereof;

(xv) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions; and

(xvi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

ARTICLE V

COVENANTS

Section 5.01. Efforts to Close; Antitrust Clearance.

(a) Entergy and ITC each shall file with the FTC and the DOJ any notifications required to be filed pursuant to and in compliance with the HSR Act at such time as the Parties shall reasonably agree (but in no event later than June 30, 2012). Without limitation of Section 5.01(b) through Section 5.01(f) below, Entergy and ITC each shall use reasonable best efforts to obtain early termination of any waiting period under the HSR Act and Entergy and ITC shall each promptly (i) supply the other with any information which may be required in order to effectuate such filings and (ii) supply any additional information which reasonably may be required by the FTC or the DOJ.

(b) Subject to the terms of Section 3.10 of the Separation Agreement, each of Entergy and ITC shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, necessary joint applications and all other applications, notices, registrations, filings, reports, petitions and other documents required to be filed with any Governmental Authority necessary or advisable to consummate the Transactions, including all Entergy Regulatory Approvals and all ITC Regulatory Approvals. Each of Entergy and ITC shall promptly (i) supply the other with any information which may be required in order to effectuate such filings, (ii) supply any additional information which reasonably may be required by a Governmental Authority of any jurisdiction and which the Parties may reasonably deem appropriate and (iii) subject to applicable legal limitations and the instructions of any Governmental Authority, keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Entergy or ITC, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority with respect to the Transactions. The Parties shall jointly, and on an equal basis, coordinate the overall development of the positions taken and the regulatory action requested in such filings; provided, that ITC shall have primary responsibility for the preparation and filing of applications with FERC and negotiations related thereto, and Entergy shall have primary responsibility for the preparation and filing of applications for the Non-FERC Approvals and negotiations with the applicable Commissions related thereto, in each case in accordance with the negotiating positions and strategies mutually agreed to by the Parties. In connection with any material communications, meetings, or other contacts, formal or informal, oral or written, with any Governmental Authority in connection with the Transactions, or any applications, notices, registrations, filings, reports, petitions and other documents required to be filed with any Governmental Authority necessary or advisable to consummate the Transactions, including all Entergy Regulatory Approvals and all ITC Regulatory Approvals, and without limiting the generality of the foregoing, the Parties will use reasonable best efforts to: (i) inform the other in advance of any such communication, meeting, or other contact which such Party proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing; (ii) consult and cooperate with one another and, to the extent reasonably practicable, permit the other Party or its counsel to review in advance any proposed written communication by such Party to any Governmental Authority in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, the FPA, any state or local utility Commission or any other regulatory Laws in connection with the Transactions; (iii) arrange for Representatives of the other Party (to the extent requested by the other Party) to participate to the extent reasonably practicable in any such communications, meetings, or other contacts; (iv) notify the other Party of any oral communications with any Governmental Authority relating to any of the foregoing; and (v) provide the other Party with copies of all written communications with any Governmental Authority relating to any of the foregoing.

(c) Each of Entergy and ITC shall use its reasonable best efforts to (i) give the other Party prompt notice of the commencement or threat of commencement of any Action by or before any Governmental Authority with respect to the Transactions, (ii) keep the other Party informed as to the status of any such Action or threat and (iii) reasonably cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. In connection with the Entergy Regulatory Approvals and ITC Regulatory Approvals, ITC shall not settle any Action or enter into any consent or order without the consent of Entergy, such consent not to unreasonably be withheld, conditioned or delayed. In connection with the Entergy Regulatory Approvals and ITC Regulatory Approvals, Entergy shall not settle any Action or enter into any consent or order without the consent of ITC, such consent not to be unreasonably be withheld, conditioned or delayed.

(d) Subject to the conditions and upon the terms of this Agreement, each of Entergy and ITC shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the Transactions; provided, however, that the level of efforts of Entergy and TransCo required to be utilized in connection with the TransCo Transfer (including those with respect to any Governmental Authorities (except those related to the Entergy Regulatory Approvals or the ITC Regulatory Approvals) or any third-party consents) shall be set forth in the Separation Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each Party to this Agreement shall (i) reasonably cooperate with the other Party, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other Party to evidence or reflect the Transactions (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder), (ii) give all notices (if any) required to be made and given by such Party in connection with the Transactions, (iii) use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver of authorization (including any authorization of a Governmental Authority) required to be obtained from Governmental Authorities and parties to any material Contractual obligation required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Transactions, including the Entergy Regulatory Approvals and the ITC Regulatory Approvals and (iv) use reasonable best efforts to lift any restraint, injunction or other legal bar to the Transactions; provided, that in no event shall a Party be required to take or agree to any actions that would reasonably be expected to result in an ITC Burdensome Condition or an Entergy Burdensome Condition.

(e) Subject to the terms and conditions of Article II of the Separation Agreement, Entergy, TransCo and ITC shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to cause their respective employees, accountants, counsel and other representatives to cooperate with each other in connection with the preparation of all documents (including all necessary property schedules) and the making of all filings required in connection with the ITC Financing and the Financings and shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the ITC Financing and the Financings and the other transactions contemplated therewith. Without limiting the generality of the foregoing and subject to Section 2.04 of the Separation Agreement, each of Entergy, TransCo and ITC, shall, and shall cause their respective Subsidiaries to, use their respective commercially reasonable efforts to cause their respective employees, accountants, counsel and other representatives to cooperate with each other in (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows”, sessions with rating agencies and meetings with analysts in connection with the syndication or marketing of the ITC Financings and the Financings, (ii) preparing business projections, financial statements, offering memoranda, private placement memoranda, prospectuses and similar documents deemed reasonably necessary by Entergy or ITC, after consultation with the other Party, to be used in connection with consummating the ITC Financing and the Financings, (iii) executing and delivering all documents and instruments reasonably necessary thereto, including any underwriting or placement agreements, pledge and security documents (with respect to any TransCo Sub only), other definitive financing documents, including any intercreditor or indemnity agreements, or other requested certificates, documents, legal opinions or negative assurance letters in customary form, as may be reasonably required,

(iv) disclosing the ITC Financing and the Financings, as reasonably appropriate, in the ITC SEC Filings and Entergy SEC Filings to be prepared pursuant to Section 5.05, (v) amending or seeking Consents with respect to any currently outstanding Indebtedness of any of the Parties that are reasonably necessary to effectuate the ITC Financing and the Financings, provided, however, that the payment of fees and expenses in connection with amendments or Consents for Indebtedness of the Entergy Group will be the obligation of Entergy and fees and expenses in connection with amendments or Consents for Indebtedness of the ITC Group (excluding the TransCo Group) will be the obligation of ITC, (vi) taking all other actions reasonably necessary in connection with the ITC Financing and the Financings, including any such actions required to permit the assumption by the Surviving Company of the TransCo Securities at the Effective Time and (vii) at the election of ITC, arranging for a revolving credit facility or facilities to be in place at TransCo and/or one or more of the TransCo Subs as of the Closing, under which borrowings would not be permitted until after the consummation of the Merger, and taking such other actions as requested by ITC and reasonably necessary in connection therewith; provided, however, that nothing in this Section 5.01(e) shall require Entergy or any other member of the Entergy Group to (w) pledge or otherwise encumber any Excluded Assets or pledge or otherwise encumber the equity interests of TransCo or any TransCo Sub prior to the Separation Time or (x) provide any guarantee, surety, indemnification or otherwise incur any Liability with respect to the TransCo Securities or the TransCo Subs Financings after the Effective Time (other than payment of fees or expenses incurred prior to that date); provided, further, that nothing in this Section 5.01(e) shall require ITC or any other member of the ITC Group to (y) pledge or otherwise encumber any Assets (other than the Transmission Assets) or pledge or otherwise encumber the equity interests of any entity other than TransCo or any TransCo Sub or (z) provide any guarantee, surety, indemnification or otherwise incur any Liability with respect to the TransCo Securities or the TransCo Subs Financings prior to the Effective Time. Entergy and TransCo shall, and shall cause each Utility OpCo to, use all reasonable best efforts to cause Deloitte & Touche LLP, the independent auditors of Entergy, TransCo and each Utility OpCo, to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements of Entergy, TransCo and the TransCo Subs needed in connection with the ITC Financing and the Financings in form and substance reasonably satisfactory to ITC and customary in scope and substance for letters delivered by independent public accountants in an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document). Entergy agrees to allow ITC’s accounting representatives the opportunity to review any such financial statements required in connection therewith and to allow such representatives reasonable access to the records of Entergy, TransCo and each Utility OpCo and supporting documentation with respect to the preparation of such financial statements; provided, however, that such access shall not include any right to review the working papers of the independent auditors of Entergy and its Subsidiaries. Entergy shall use its reasonable best efforts to cause Deloitte & Touche LLP to participate in the preparation of any pro forma financial statements necessary or desirable for inclusion in, or incorporation by reference into, the ITC Form S-4 and for use in connection with the ITC Financing.

(f) Notwithstanding anything to the contrary in this Agreement, reasonable best efforts, including with respect to the matters contemplated by this Section 5.01, shall not require Entergy or any of its Subsidiaries to agree to or accept any term or condition to any Regulatory Approval, or any Regulatory Approval, that includes terms or conditions that, individually or in the aggregate, would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of TransCo and its Subsidiaries or the Utility OpCos (provided, however, that for purposes of determining whether a material adverse effect has occurred, the Utility OpCos shall be deemed to be a consolidated group of entities of the size and scale of TransCo and its Subsidiaries) (an “Entergy Burdensome Condition”). ITC shall not, and shall not permit its Subsidiaries, to agree with any Governmental Authority or other Person to any term or condition to any Regulatory Approval without the prior written consent of Entergy that would adversely impact any member of the Entergy Group after the Closing.

(g) Notwithstanding anything to the contrary in this Agreement, reasonable best efforts, including with respect to the matters contemplated by this Section 5.01, shall not require ITC or any of its Subsidiaries to agree to or accept any term or condition to any Regulatory Approval, or any Regulatory Approval that includes terms or conditions, if the terms and conditions of or to the Regulatory Approvals would reasonably be expected to

(i) (x) with respect to the Non-FERC Approvals, have a material and adverse impact on the value, financial condition or credit quality of TransCo and its Subsidiaries, taken as a whole, relative to the value, financial condition or credit quality of TransCo and its Subsidiaries, taken as a whole, if no such terms and conditions to the Regulatory Approvals were agreed, accepted, imposed or ordered (provided, however, that for purposes of determining any such material and adverse impact, any impact on ITC and its Subsidiaries shall be deemed to be an impact on TransCo and its Subsidiaries) or (y) with respect to the FERC Approvals, result in a return on equity, target capital structure, formula rate structure and other rate elements for the TransCo Group that, when taken as a whole, would be materially less favorable to TransCo and its Subsidiaries than those requested in the applications therefor filed pursuant to Section 5.01(b) or (ii) result in a determination that any member of the ITC Group (x) shall no longer (or in the case of the TransCo and its Subsidiaries, shall not) be deemed independent by FERC or (y) shall be subject to regulation by any state or local Commission (other than to the extent any such regulation relates to customary electric transmission facility franchise or siting matters within the jurisdiction of such Commission) (each an “ITC Burdensome Condition”). Entergy shall not, and shall not permit its Subsidiaries, to agree with any Governmental Authority or other Person to any term or condition to any Regulatory Approval without the prior written consent of ITC that would adversely impact any member of the ITC Group (including TransCo and the TransCo Subs) after the Closing.

(h) To the extent that any Regulatory Approvals include terms and conditions that will result in the incurrence of costs (including by the Utility OpCos) in order to comply with such terms and conditions but which are not sufficiently significant to result in the occurrence of an Entergy Burdensome Condition or an ITC Burdensome Condition, it is agreed by the Parties that the Entergy Group and the ITC Group shall share such costs equally, and any true-up required between the Parties to effect this allocation (including a possible adjustment to the Special Dividend or an increase in the Transaction Maximum Principal Amount) shall be made in a tax efficient manner, subject to regulatory approvals.

Section 5.02. Public Announcements. Except with respect to an ITC Change of Recommendation, Entergy and ITC agree that, from the date of this Agreement through the Closing Date, no release or announcement concerning this Agreement, the Other Transaction Agreements or the Transactions shall be issued by ITC or Entergy without the prior written consent of Entergy or ITC, respectively (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement (i) may be required by applicable Law or the regulations of any applicable securities exchange or (ii) is consistent with previous press releases, public disclosures or public statements made jointly by the Parties or in investor conference calls, SEC filings, Q&As or other documents approved by the Parties.

Section 5.03. Financial Statements.

(a) Entergy shall use reasonable best efforts to, as promptly as practicable after the date hereof and no later than June 30, 2012, provide ITC with (i) the audited combined financial statements of the Transmission Business, including the combined balance sheets (or other comparable statements as permitted under applicable securities Law) of the Transmission Business as of December 31, 2010 and December 31, 2011, and the combined statements of income (or statements of revenues and direct expenses, or other comparable statements as permitted under applicable securities Law), equity and cash flows (or other comparable statements as permitted under applicable securities Law) of the Transmission Business for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 (collectively, the “Audited Financial Statements”) and (ii) the unaudited combined financial statements of the Transmission Business for applicable interim periods required for SEC filings, including to the extent required for SEC filings or the Financings or ITC Financing, for the periods ended March 31, 2010, June 30, 2010, September 30, 2010, March 31, 2011, June 30, 2011, September 30, 2011 and March 31, 2012, in each case together with the notes thereto if and to the extent that notes are required for SEC filings or the Financings or ITC Financing and, in the case of the Audited Financial Statements, a report of the independent accountants for the Transmission Business, prepared from the books and records of Entergy and in accordance with GAAP (with no exception or qualification thereto) applied on a consistent basis throughout the periods involved (except as may otherwise be required under GAAP) and the rules and regulations of the

SEC, including the requirements of Regulation S-X and Regulation S-K under the Exchange Act and the Securities Act and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including pro forma financial information), and which present fairly in all material respects the combined financial position and combined results of operations of the Transmission Business as of the dates and for the periods shown therein.

(b) After June 30, 2012, Entergy shall use reasonable best efforts to, as promptly as practicable and no later than forty-five (45) calendar days after the end of any fiscal quarter or ninety (90) calendar days after the end of any fiscal year, prepare and furnish to ITC copies of combined financial statements of the Transmission Business as of and for the periods ending on any fiscal quarterly and annual periods ending after the date of this Agreement and prior to the Closing Date, in each case together with the notes thereto, if and to the extent that notes are required for SEC filings or the Financings or ITC Financing, and prepared from the books and records of Entergy and in accordance with GAAP (with no exception or qualification thereto except that notes to quarterly Transmission Business financial statements shall only be prepared and furnished if necessary for SEC filings or the Financings or ITC Financing) applied on a consistent basis through the periods involved (except as may otherwise be required under GAAP) and the rules and regulations of the SEC to the extent required for SEC filings or the Financings or ITC Financing, including the requirements of Regulation S-X and Regulation S-K under the Exchange Act and the Securities Act and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including pro forma financial information), and, in the case of the combined financial statements of the Transmission Business for any fiscal year, shall be accompanied by a report of the independent accountants for the Transmission Business. When delivered, such financial statements shall present fairly in all material respects the combined financial position and combined results of operations of the Transmission Business as of the dates and for the periods shown therein. Entergy acknowledges that ITC’s ability to comply with its obligations under Section 5.05 depend, in part, on Entergy’s timely compliance with this Section 5.03, and therefore ITC shall be afforded a reasonable period to comply with such obligations based upon the timing of Entergy providing the financial statements herein contemplated.

(c) In connection with the production of the Audited Financial Statements and as promptly as practicable after the date of this Agreement and no later than when the Audited Financial Statements are delivered, the accounting firm preparing the Audited Financial Statements shall conduct a review of the Rate Base Statement. The terms of any review shall be mutually agreed by Entergy and ITC each acting reasonably. Any costs associated with the review of the Rate Base Statement shall be borne and paid by ITC.

Section 5.04. Access. From the date hereof to the earlier of the Effective Time or the Termination Date, to the extent permitted by Law, each of Entergy and ITC shall allow all designated Representatives of Entergy or ITC, as the case may be, access at reasonable times upon reasonable notice and in a manner as shall not adversely impact the conduct of the business of either Party or the Transmission Business in any material respect to the personnel, books and records, files, correspondence, audits and properties (except as related to Taxes), as well as to all information relating to commitments, Contracts, titles, insurance, operational data, results of operations, and financial position, or otherwise pertaining primarily to the business and affairs of the Transmission Business and ITC and its Subsidiaries, as the case may be; provided, however, that (i) no investigation pursuant to this Section 5.04 shall modify or qualify any representation or warranty given by any Party hereunder and (ii) notwithstanding the provision of information or investigation by any Party, no Party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (A) no Party shall be required to provide any information which it determines in good faith it may not provide to the other Party by reason of applicable Law (including any information in confidential personnel files), which such Party determines in good faith constitutes information protected by attorney/client privilege or which it is required to keep confidential by reason of Contracts with third parties and (B) no Party shall be required to provide access to any of its properties if such access would result in damage to such property or if such access is for the purpose of performing any onsite procedure or investigation (including any Phase II or other onsite environmental investigation or study but not including any Phase I environmental investigation or other environmental investigation that does not include any sampling or testing), without that Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Parties shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions in clauses (A) and (B) of the preceding sentence apply. Each of Entergy and ITC agrees that it shall not, and shall cause its respective Representatives not to, use any information obtained pursuant to this Section 5.04 for any purpose unrelated to the Transactions and operation of the Transmission Business. The Parties hereby agree that the Confidentiality Agreements shall govern all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the Transactions.

Section 5.05. Preparation of SEC Filings.

(a) As promptly as practicable following the provision of the Audited Financial Statements contemplated by Section 5.03, to the extent such filings are required by applicable Law, Entergy and ITC shall jointly prepare, and (i) ITC shall file with the SEC a registration statement on Form S-4 (together with any amendments, prospectuses or supplements thereto, the “ITC Form S-4”) to register the shares of ITC Common Stock to be issued in the Merger, and a proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) relating to the ITC Shareholder Approval, (ii) TransCo shall file with the SEC a registration statement on Form 10/S-4 or a registration statement on Form S-1/S-4, as applicable (either, and together with any amendments, supplements, prospectus or information statements thereto, the “TransCo Registration Statements”) to register the TransCo Common Units to be distributed in the Distribution, (iii) promptly after the ITC Form S-4 and the TransCo Registration Statements have been declared effective, Entergy shall file with the SEC a Schedule TO (together with any amendments thereto, the “Schedule TO”) if Entergy elects to effect the Distribution in whole or in part by means of an Exchange Offer and (iv) the Parties shall file such other appropriate documents with the SEC as may be applicable.

(b) Each of Entergy and ITC shall use their reasonable best efforts to have the TransCo Registration Statements, the ITC Form S-4 and other registration statements as may be required declared effective under the Exchange Act or Securities Act, as applicable, as promptly as practicable after such filing. ITC shall use its reasonable best efforts to cause the Proxy Statement to be mailed to ITC’s shareholders on a date mutually agreed after the TransCo Registration Statements and the ITC Form S-4 are declared effective under the Securities Act.

(c) Entergy shall furnish all information concerning Entergy and TransCo, and ITC shall furnish all information concerning ITC and Merger Sub, as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement, the ITC Form S-4, the TransCo Registration Statements and the Schedule TO. No filing of, or amendment or supplement to, the Proxy Statement or the ITC Form S-4 shall be made by ITC, no filing of, or amendment or supplement to, the TransCo Registration Statements shall be made by TransCo and no filing of, or amendment or supplement to, the Schedule TO shall be made by Entergy, in each case without providing the other Parties a reasonable opportunity to review and comment thereon.

(d) If at any time prior to the Effective Time any information relating to Entergy or ITC or any of their respective Affiliates, officers or directors should be discovered by Entergy or ITC which should be set forth in an amendment or supplement to any of the Proxy Statement, the ITC Form S-4, the TransCo Registration Statements or the Schedule TO, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the applicable shareholders.

(e) The Parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, the ITC

Form S-4, the TransCo Registration Statements or the Schedule TO or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect thereto and shall give the other Parties a reasonable opportunity to review and comment on any proposed response or compliance with any such request and thereafter shall respond as promptly as practicable to any such comments or requests.

Section 5.06. ITC Shareholder Meeting.

(a) As promptly as practicable following the provision of the Audited Financial Statements contemplated by Section 5.03 and the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement, in compliance with applicable Law, ITC shall establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “ITC Shareholder Meeting”) for purposes which shall include obtaining the ITC Shareholder Approval. ITC may adjourn or postpone the ITC Shareholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that it determines in good faith is required by applicable Law is disseminated, (ii) if, as of the date and time on which the ITC Shareholder Meeting is originally scheduled to be held, there are insufficient shares of ITC Common Stock represented (either in person or proxy) to constitute a quorum necessary to conduct the business of the ITC Shareholder Meeting or (iii) if, as of the date and time on which the ITC Shareholder Meeting is originally scheduled to be held, postponing or adjourning of the ITC Shareholder Meeting is necessary to enable ITC to solicit additional proxies if there are not sufficient votes in favor of the ITC Shareholder Approval.

(b) Subject to Section 5.07, the Board of Directors of ITC shall recommend that ITC’s shareholders give the ITC Shareholder Approval, and such recommendation shall be set forth in the Proxy Statement.

Section 5.07. No Solicitation by ITC.

(a) ITC agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or permit its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission or announcement of any ITC Takeover Proposal, (ii) furnish any nonpublic information regarding ITC or any of its Subsidiaries to any Person (other than Entergy) in connection with or in response to an ITC Takeover Proposal, (iii) engage or participate in any discussions or negotiations with any Person (other than Entergy) with respect to any ITC Takeover Proposal, (iv) approve, endorse or recommend any ITC Takeover Proposal or (v) enter into any letter of intent, agreement in principle or other agreement providing for any ITC Takeover Transaction (except as contemplated by Section 7.01(h)); provided, however, that this Section 5.07 shall not prohibit (A) ITC, or the Board of Directors of ITC, directly or indirectly through any officer, employee or Representative, prior to the receipt of the ITC Shareholder Approval, from furnishing nonpublic information regarding ITC or any of its Subsidiaries to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide written ITC Takeover Proposal that the Board of Directors of ITC concludes in good faith, after consultation with its financial advisors, constitutes or is reasonably likely to lead to an ITC Superior Proposal if (1) the Board of Directors of ITC concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such ITC Takeover Proposal would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its duties under applicable Laws, (2) such ITC Takeover Proposal did not result from a material breach of this Section 5.07(a), (3) ITC gives to Entergy the notice required by Section 5.07(b) and (4) ITC furnishes any nonpublic information provided to the maker of the ITC Takeover Proposal only pursuant to a confidentiality agreement between ITC and such Person on terms no less favorable to ITC than the Confidentiality Agreement (provided, however, that such confidentiality agreement shall not in any way restrict ITC from complying with its disclosure obligations under this Agreement, including with respect to such proposal), and such furnished information is delivered to Entergy at substantially the same time (to the extent such information has not been previously furnished or made available by ITC to Entergy) or (B) ITC from taking and disclosing to the ITC Shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to any ITC Takeover Proposal, provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement and in no event shall ITC or the Board of Directors of ITC or a committee thereof take any action that would constitute an ITC Change of Recommendation in respect of an ITC Takeover Proposal other than in compliance with Section 5.07(d).

(b) ITC shall promptly, and in no event later than twenty-four (24) hours after its receipt of any ITC Takeover Proposal, or any first request for nonpublic information relating to ITC or any Subsidiaries in connection with an ITC Takeover Proposal, advise Entergy orally and in writing of such ITC Takeover Proposal or request, and, (x) if it is in writing, a copy of such ITC Takeover Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary of any such ITC Takeover Proposal that is made or submitted by any Person during the period between the date hereof and the Closing. ITC shall (i) keep Entergy informed in all material respects on a prompt basis with respect to any change to the status or material terms of any such ITC Takeover Proposal (and in no event later than twenty-four (24) hours following any such change) and (ii) provide to Entergy as soon as practicable after receipt or delivery thereof with copies of all material correspondence and other written material sent or provided to ITC from any third party in connection with any ITC Takeover Proposal or sent or provided by ITC to any third party in connection with any ITC Takeover Proposal.

(c) Upon the execution of this Agreement, ITC shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between ITC or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person (other than Entergy) that relate to any ITC Takeover Proposal and, to the extent provided by the applicable confidentiality agreement or similar agreement governing such discussions, require any third party to such discussions to return to ITC or to destroy all confidential information of ITC and its Subsidiaries. ITC agrees not to, and to cause its Subsidiaries not to, waive, or otherwise release any third party from, the confidentiality and standstill provisions of any agreement to which ITC or any of its Subsidiaries is or may become a party.

(d) Except as contemplated by this Section 5.07(d), neither the Board of Directors of ITC nor any committee thereof shall (i) (A) withhold, withdraw, qualify or modify, or resolve to or publicly propose to withhold, withdraw, qualify or modify the ITC Recommendation in a manner adverse to Entergy, (B) make any other public statement in connection with the ITC Shareholder Meeting or this Agreement, the Other Transaction Agreements or any of the transactions contemplated hereby or thereby inconsistent with the ITC Recommendation, (C) approve, adopt or recommend any ITC Takeover Proposal or (D) fail to reaffirm or re-publish the ITC Recommendation within ten (10) Business Days of being requested by Entergy to do so (provided, however, that Entergy shall not be entitled to request such a reaffirmation or re-publishing more than one (1) time with respect to any single ITC Takeover Proposal other than in connection with an amendment to the financial terms of such ITC Takeover Proposal or any other material amendment to such ITC Takeover Proposal) (each such action set forth in clauses (A) through (D) above being an “ITC Change of Recommendation”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (other than the confidentiality agreement referred to in Section 5.07(a)) or any tender offer providing for, with respect to, or in connection with any ITC Takeover Proposal. Notwithstanding anything else to the contrary in this Section 5.07, the Board of Directors of ITC may at any time prior to receipt of the ITC Shareholder Approval (i) make an ITC Change of Recommendation and (ii) terminate this Agreement pursuant to Section 7.01(h), if (and only if) (A) an ITC Takeover Proposal is made to ITC by a third party, and such offer is not withdrawn, (B) the Board of Directors of ITC determines in good faith after consultation with its financial advisors that such offer constitutes an ITC Superior Proposal, (C) following consultation with outside legal counsel, the Board of Directors of ITC determines that the failure to make an ITC Change of Recommendation, or to terminate this Agreement pursuant to Section 7.01(h) of this Agreement, would be reasonably likely to be inconsistent with the exercise of its duties under applicable Laws and (D) the Board of Directors of ITC has provided to Entergy five (5) Business Days prior written notice of its intent to effect an ITC Change of Recommendation (which notice shall include the reasonable details regarding the cause for, and nature of, the ITC Change of Recommendation) and, if requested by Entergy, negotiated in good faith with Entergy during such five (5) Business Day period regarding revisions to this Agreement proposed by Entergy. The Board of Directors of ITC may not make an ITC Change of Recommendation in a manner adverse to Entergy except in compliance in all respects with this Section 5.07(d); provided, however, that a public disclosure by ITC or the Board of Directors of ITC or any committee thereof limited to a factual description of information that ITC or the Board of Directors in its respective reasonable judgment determines is required to be disclosed by applicable Law shall not constitute an ITC Change of Recommendation and shall not be prohibited by this Section 5.07(d). For the avoidance of doubt, a change of the ITC Recommendation to “neutral” is an ITC Change of Recommendation.

(e) As used in this Agreement:

(i) “ITC Takeover Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest received from a third party (other than an offer, inquiry, proposal or indication of interest by a Party to this Agreement) relating to any ITC Takeover Transaction;

(ii) “ITC Takeover Transaction” shall mean any transaction or series of related transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving ITC other than the Transactions; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “Group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing fifteen percent (15%) or more of any class of equity securities of ITC; (c) any direct or indirect acquisition of any business or businesses or of Assets that constitute or account for fifteen percent (15%) or more of the consolidated net revenues, net income or Assets of ITC and its Subsidiaries, taken as a whole; or (d) any liquidation or dissolution of ITC or any of its Subsidiaries; and

(iii) “ITC Superior Proposal” shall mean an ITC Takeover Proposal to acquire at least a majority of the outstanding equity securities or assets of ITC on terms that the Board of Directors of ITC determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is more favorable, from a financial point of view, to ITC’s shareholders than the Transactions (including any proposed modifications to the Transactions which are committed to in writing by Entergy) and is reasonably likely to be consummated, taking into account all factors deemed relevant by the ITC Board of Directors, which may include (a) all financial considerations and financial aspects of such ITC Takeover Proposal and the Transactions, (b) all strategic considerations, including whether such ITC Takeover Proposal is more favorable from a long-term strategic standpoint, (c) all legal and regulatory considerations of such ITC Takeover Proposal and the Merger and other Transactions, (d) the identity of the third party making such ITC Takeover Proposal, (e) the conditions and likelihood of completion of such ITC Takeover Proposal as compared to the Merger and other Transactions (taking into account any necessary regulatory approvals), (f) whether such ITC Takeover Proposal is likely to impose material obligations on ITC (or the post-closing entity in which ITC’s shareholders will hold securities) in connection with obtaining necessary regulatory approvals, (g) whether such ITC Takeover Proposal is subject to a financing condition and the likelihood of such ITC Takeover Proposal being financed and (h) the payment of any ITC Termination Fee, if relevant.

Section 5.08. No Solicitation by Entergy of Transmission Business. Entergy agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or permit its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage

(including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries, proposals or offers from any Person relating to, (ii) furnish any nonpublic information to any Person (other than ITC) regarding, (iii) engage or participate in any discussions or negotiations with any Person (other than ITC) with respect to, (iv) approve, endorse or recommend any action relating to or (v) enter into any letter of intent, agreement in principle or other agreement providing for, in each case, any purchase, transfer or other disposition of all or any part of the Transmission Business, any merger, consolidation, business combination, acquisition, recapitalization, liquidation, dissolution, or similar transaction involving the Transmission Business, or the sale of all or any part of the Assets of the Transmission Business (other than Assets sold in accordance with Section 4.01(c)).

Section 5.09. NYSE Listing. ITC shall use its reasonable best efforts to cause the shares of ITC Common Stock to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance.

Section 5.10. Required Amendments. The Parties shall cooperate and negotiate in good faith with respect to any amendment to this Agreement or the Other Transaction Agreements reasonably requested by a Party in order to enable its counsel to deliver the written opinion(s) contemplated by Section 6.02 or Section 6.03 of this Agreement or for Entergy to obtain the Ruling, as the case may be (any such amendment, a “Proposed Amendment”). Neither Party shall withhold its consent to a Proposed Amendment that (i) does not result in any change in the Merger Consideration (except as otherwise contemplated by this Agreement), (ii) is not adverse to the interests of any Party and (iii) does not unreasonably impede or delay consummation of the Transactions in any material respect. Any Proposed Amendment that the Parties consent to shall be reflected through the execution of appropriate written amendments to the applicable agreement.

Section  5.11. [Intentionally omitted]

Section 5.12. ITC Guarantee; Indemnification. Following the Effective Time, ITC unconditionally, absolutely and irrevocably guarantees to Entergy the prompt payment, in full, when due, of any payment obligations of TransCo or the TransCo Subs under the Separation Agreement and the Ancillary Agreements after the Closing and the prompt performance, when due, of all other obligations of TransCo or any TransCo Sub under the Separation Agreement and the Ancillary Agreements after the Closing. ITC’s obligations to Entergy under this Section 5.12 are referred to as the “Guaranteed Obligations.” The Guaranteed Obligations are absolute and unconditional, irrespective of, and ITC hereby expressly waives to the extent permitted by Law, any defense to its obligations under this Section 5.12 any circumstance whatsoever which might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation, any right to require or claim that Entergy seek recovery directly from TransCo or a TransCo Sub in respect of the Guaranteed Obligations. Notwithstanding the foregoing, ITC reserves to itself all rights, setoff, counterclaims and other defenses to which the TransCo Group may be entitled to arising from or out of the Separation Agreement and the Ancillary Agreements or otherwise, except for defenses arising out of bankruptcy, insolvency, dissolution or liquidation of TransCo or any TransCo Sub.

Section 5.13. Non-Opposition. After the FERC Construct is initially set in the FERC Approvals, and for a period of five (5) years after the Closing Date, Entergy shall not (and shall cause its Affiliates not to), oppose, contest, challenge or file any complaint before FERC or the Commissions regarding, or take (publicly or otherwise) any position with any third Person adverse to, the FERC Construct, unless (i) required by a Governmental Authority pursuant to applicable Law, (ii) unanimously directed by the ERSC or (iii) requested in writing by an act of the commissioners of any Entergy Retail Regulator. After the FERC Construct is initially set in the FERC Approvals, and for a period of five (5) years after the Closing Date, Entergy shall not (and shall cause its Affiliates not to) publicly oppose, contest or challenge, with any third Person, the plan of TransCo or ITC, approved by the Acceptable RTO of which the Transmission Business will become a member, for anticipated capital expenditures that are included in the capital expenditure plan as described in Section 5.13 of the ITC Disclosure Letter, and recovery thereon, through the FERC Construct, unless and to the extent

(i) required by a Governmental Authority pursuant to applicable Law, (ii) such plan is opposed by all of the members of the ERSC or (iii) requested in writing by an act of the commissioners of any Entergy Retail Regulator, provided, however, that this prohibition does not apply to the extent that TransCo or ITC departs from such plan in any material respect.

Section 5.14. Disclosure Controls. Each of ITC and Entergy shall use all commercially reasonable efforts to enable ITC to implement such programs and take such steps as are reasonably necessary to (i) develop a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to ensure that after the Effective Time material information relating to the Surviving Company is timely made known to the management of the Surviving Company by others within the entities constituting the Surviving Company, (ii) cooperate reasonably with each other in preparing for the transition and integration of the financial reporting systems of TransCo and the TransCo Subs with ITC’s financial reporting systems following the Effective Time and (iii) otherwise enable the Surviving Company to maintain compliance with the provisions of Section 404 of the Sarbanes-Oxley Act.

Section 5.15. Tax Matters.

(a) As soon as reasonably practicable after the date of this Agreement, Entergy shall submit to the IRS the Ruling Request for the Ruling. The initial Ruling Request and any supplemental materials submitted to the IRS relating thereto (each, an “IRS Submission”) shall be prepared by Entergy in consultation with ITC, and, at ITC’s request, ITC shall be a party to the Ruling. In addition, Entergy shall, to the extent reasonably practicable, provide ITC with an opportunity to review and comment on each IRS Submission prior to the filing of such IRS Submission with the IRS; provided, however, that Entergy need not provide ITC with an opportunity to comment on a given IRS Submission if Entergy has reasonably determined that an adverse effect would result from delaying such IRS Submission and ITC fails to provide Entergy with comments on such IRS Submission within three (3) Business Days of receipt thereof by ITC.

(b) Entergy shall provide ITC with copies of each IRS Submission as filed with the IRS promptly following the filing thereof. Each of Entergy and TransCo agrees to use reasonable best efforts to obtain the Ruling and the other rulings set forth in the Ruling Request, including providing such appropriate information and representations as the IRS shall require in connection with the Ruling Request and any IRS Submissions, and ITC shall reasonably cooperate with Entergy and TransCo in obtaining such rulings; provided, however, that neither Entergy nor ITC shall be required to modify the corporate structuring steps of the Transactions if to do so would alter the economic arrangement of the Parties as set forth in this Agreement and the Separation Agreement. Solely for the avoidance of doubt, nothing in this Section 5.15(b) shall provide grounds for Entergy, TransCo, or ITC to alter any obligation or limitation imposed upon it under this Agreement or the Other Transaction Agreements.

(c) Each of Entergy and TransCo agrees to use reasonable best efforts to obtain the Tax Opinion, and ITC shall reasonably cooperate with Entergy and TransCo in obtaining such opinion; provided, however, that neither Entergy nor ITC shall be required to modify the corporate structuring steps of the Transactions if to do so would alter the economic arrangement of the Parties as set forth in this Agreement and the Separation Agreement. In rendering the Tax Opinion, counsel shall be permitted to rely upon and assume the accuracy of customary representations provided by (A) ITC and Merger Sub and (B) Entergy; provided, however, that Entergy shall not make any representation that will affect either TransCo or ITC on or after the date of the Distribution without the prior written consent of ITC.

(d) Except as specifically provided in this Agreement, all matters related to the Ruling, Ruling Request and IRS Submissions are governed solely by this Section 5.15.

Section 5.16. Alternative Transaction Structures. Notwithstanding any other provisions of this Agreement, the Parties may mutually agree that an alternative transaction structure is preferable with respect to certain aspects of this Transaction, in which case the Parties shall work together in good faith to negotiate a definitive transaction agreement that reflects such mutually agreed alternative structure. Without limiting the express rights of the Parties contained in this Agreement (including the conditions precedent and termination rights hereunder), Entergy and ITC agree to reasonably cooperate in good faith in the consideration and implementation of alternative structures in the event that any particular Non-FERC Approvals are not obtained (or not obtainable on terms and conditions acceptable to the Parties as contemplated by the provisions of this Agreement); provided, however, that no Party shall be required to take any action pursuant to this Section 5.16 if the other Party or Parties is in material breach of this Agreement or any Other Transaction Agreement.

ARTICLE VI

CONDITIONS

Section 6.01. Joint Conditions. The respective obligations of each of Entergy, TransCo, Merger Sub and ITC to effect the Merger are subject to the satisfaction (or waiver by all Parties) at or prior to the Effective Time of the following conditions:

(a) no temporary restraining order or preliminary or permanent injunction or other Order by any federal or state court of competent jurisdiction preventing consummation of the Merger or the Transactions shall have been issued and remain in effect;

(b) the TransCo Transfer and the Distribution shall have occurred;

(c) the ITC Shareholder Approval shall have been obtained;

(d) the ITC Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

(e) each of the ITC Form S-4 and the TransCo Registration Statements shall have become effective under the Securities Act and shall not be the subject of any stop order suspending their effectiveness or proceedings initiated or threatened by the SEC seeking a stop order, and (i) if the Distribution is effected in whole or in part as an Exchange Offer, the applicable offer period and any extensions thereof in the Exchange Offer required by applicable securities Law shall have expired and (ii) if the Distribution is effected in whole or in part as a Spin-Off, the applicable notice periods required by applicable stock exchange rules or securities Laws shall have expired;

(f) no temporary restraining order or preliminary or permanent injunction or other Order shall have been issued in connection with an Entergy Regulatory Approval or ITC Regulatory Approval that would impose an ITC Burdensome Condition;

(g) Entergy shall have received all necessary approvals from state and federal regulatory authorities to allow the Transmission Business to become a member of an Acceptable RTO; and

(h) the Financings shall have been completed in accordance with and subject to the terms of the Separation Agreement.

Section 6.02. Conditions to the Obligation of ITC. The obligation of each of ITC and Merger Sub to effect the Merger is further subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of ITC and Merger Sub and may be waived by ITC):

(a) each of Entergy and TransCo shall have in all material respects performed (or caused their Affiliates to perform, as applicable) all obligations and complied with all covenants required by this Agreement and the Other Transaction Agreements to be performed on or before the Closing;

(b) each of the representations and warranties of Entergy (i) in this Agreement (other than Section 2.02, Section 2.03, Section 2.05(c), clause (ii) of Section 2.05(g), Section 2.11, and Section 2.17) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Transmission Business MAE”) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, (ii) set forth in Section 2.02 and Section 2.03 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in Section 2.05(c), clause (ii) of Section 2.05(g), Section 2.11 and Section 2.17 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(c) no Transmission Business MAE shall have occurred from the date of this Agreement through the Closing Date;

(d) ITC shall have received a certificate of Entergy addressed to ITC and dated the Closing Date, signed on behalf of Entergy by a senior officer of Entergy, certifying to the effect that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied;

(e) ITC shall have received the ITC Merger Tax Opinion and Entergy shall have delivered the Ruling to ITC. In rendering the foregoing opinion, counsel shall be permitted to rely upon and assume the accuracy of customary representations provided by (i) ITC and Merger Sub and (ii) Entergy;

(f) there shall be no change in, revocation of, or amendment to the Ruling or change in Law that, in the reasonable judgment of ITC, has a materially adverse impact on ITC or TransCo, and the Tax Opinion shall be in form and substance reasonably acceptable to ITC;

(g) (i) the Entergy Regulatory Approvals and the ITC Regulatory Approvals shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) applicable to the Merger and the Transactions) at or prior to the Effective Time, and such approvals shall have become Final Orders and (ii) such Final Orders shall not impose terms or conditions that individually or in the aggregate, would reasonably be expected to have an ITC Burdensome Condition. “Final Order” means action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the Transactions may be consummated has expired and as to which all conditions to the consummation of the Transactions prescribed by Law, regulation or order required to be satisfied at or prior to the Effective Time have been satisfied;

(h) the ITC Financing and a Special Dividend and/or a Share Repurchase shall have been completed in accordance with Section 1.03(e);

(i) in the event that the RTO Migration has not been fully completed as of the Closing Date, arrangements reasonably acceptable to ITC shall have been made such that no member of the ITC Group (including the members of the TransCo Group) would be responsible for performing generator dispatch, for economics or market operations, following the consummation of the Merger (it being understood that the contemplated performance by any member of the TransCo Group of the generator to load balancing function under the terms of the Transition Services Agreement shall not result in failure to satisfy this Section 6.02(i)); and

(j) Entergy shall have executed and delivered to ITC, and caused each other member of the Entergy Group or the TransCo Group who is a party to an Ancillary Agreement to execute and deliver to ITC, each of the Ancillary Agreements.

Section 6.03. Conditions to the Obligation of Entergy. The obligation of each of Entergy and TransCo to effect the Merger is subject to the further satisfaction of each of the following conditions (each of which is for the exclusive benefit of Entergy and TransCo and may be waived by Entergy unless otherwise provided in this Agreement):

(a) each of ITC and Merger Sub shall have in all material respects performed (or caused their Affiliates to perform, as applicable) all obligations and complied with all covenants required by this Agreement and the Other Transaction Agreements to be performed on or before the Closing;

(b) each of the representations and warranties of ITC (i) in this Agreement (other than Section 3.02 and Section 3.03, Section 3.05(e) and Section 3.18) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or an “ITC MAE”) does not have, and would not reasonably be expected to have, individually or in the aggregate, an ITC MAE, (ii) set forth in Section 3.02 and Section 3.03 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in clause (i) of Section 3.05(e) and Section 3.18 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(c) no ITC MAE shall have occurred from the date of this Agreement through the Closing Date;

(d) the Board of Directors of Entergy shall have received an opinion from a nationally recognized solvency valuation firm, that, after giving effect to the Transactions (including the anticipated Financings), that the Transactions shall not leave TransCo “insolvent” or otherwise unable to pay its obligations as they come due;

(e) Entergy shall have received a certificate of ITC addressed to Entergy and dated the Closing Date, signed on behalf of ITC by an officer of ITC, certifying to the effect that the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c) have been satisfied;

(f) Entergy shall have received the Ruling; and Entergy shall have received the (i) Entergy Merger Tax Opinion and (ii) the Tax Opinion; provided that Entergy shall not be permitted to avoid Closing as a result of the foregoing condition as a result of any failure of Entergy to receive a ruling or opinion (or the receipt of an adverse ruling or opinion) with respect to (A) clause (iii) of the definition of Intended Tax-Free Treatment or (B) the arrangements contemplated by Section 1.20. There shall be no change in, revocation of, or amendment to the Ruling or change in Law that could, in the reasonable judgment of counsel to Entergy, affect the validity of the Ruling in a manner that is materially adverse to Entergy. In rendering the foregoing opinions, counsel shall be permitted to rely upon and assume the accuracy of customary representations provided by (A) ITC and Merger Sub and (B) Entergy;

(g) (i) the Entergy Regulatory Approvals and the ITC Regulatory Approvals shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) applicable to the Merger and the Transactions) at or prior to the Effective Time, and such approvals shall have become Final Orders and (ii) such Final Orders, with respect to the Entergy Regulatory Approvals and the ITC Regulatory Approvals, as the case may be, shall not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have an Entergy Burdensome Condition or an ITC Burdensome Condition; and

(h) ITC shall have executed and delivered to Entergy each of the Ancillary Agreements to which it is a party.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.01. Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date:

(a) by the mutual written consent of ITC and Entergy;

(b) by either Entergy or ITC if the Merger shall not have been consummated on or prior to June 30, 2013 (the “Outside Date”), provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the conditions set forth in Section 6.01(f), Section 6.01(h), Section 6.02(g) (to the extent such failure is due to the failure to receive Final Orders in respect of any Regulatory Approvals) or Section 6.03(g) (to the extent such failure is due to the failure to receive Final Orders in respect of any Regulatory Approvals)), the Outside Date may be extended by Entergy or ITC by written notice to the other Party up to an additional six (6) months after the Outside Date, the latest of any of which dates shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the failure of such Party to perform or comply in all material respects with the covenants and agreements of such Party set forth in this Agreement;

(c) by either Entergy or ITC if (A) there is any Law that makes consummation of the Transactions illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or (B) any Governmental Authority having competent jurisdiction has issued an order, decree or ruling or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder or imposing an ITC Burdensome Condition, and such order, decree, ruling or other action becomes final and non-appealable, provided, however, that the right to terminate pursuant to this Section 7.01(c) shall not be available to any Party whose failure to perform any of its obligations under Section 5.01 resulted in such order, decree or ruling;

(d) by either ITC or Entergy if the ITC Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the ITC Shareholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate under this Section 7.01(d) shall not be available to ITC where the failure to obtain the ITC Shareholder Approval shall have been caused by ITC’s material breach of this Agreement;

(e) by ITC, if Entergy shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Separation Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.01 or Section 6.02 or in the Separation Agreement and (ii) cannot be or has not been cured prior to the earlier to occur of (A) sixty (60) calendar days after the giving of written notice referred to in the following proviso or (B) the Outside Date, provided, however, that ITC shall have given Entergy written notice, delivered at least sixty (60) calendar days prior to such termination (but no later than the expected Closing Date), stating ITC’s intention to terminate this Agreement pursuant to this Section 7.01(e) and the basis for such termination;

(f) by Entergy, if ITC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Separation Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.01 or Section 6.03 or in the Separation Agreement and (ii) cannot be or has not been cured prior to the earlier to occur of (A) sixty (60) calendar days after the giving of written notice referred to in the following proviso or (B) the Outside Date, provided, however, that Entergy shall have given ITC written notice, delivered at least sixty (60) calendar days prior to such termination (but no later than the expected Closing Date), stating Entergy’s intention to terminate this Agreement pursuant to this Section 7.01(f) and the basis for such termination;

(g) by Entergy, in the event ITC or any of its Subsidiaries or their respective Representatives or affiliates shall have willfully breached in any material respect any of their respective obligations under Section 5.07, which breach cannot be or has not been cured prior to the earlier to occur of (A) ten (10) calendar days after the giving of written notice referred to in the following proviso or (B) the Outside Date, provided, however, that Entergy shall have given ITC written notice, delivered at least ten (10) calendar days prior to such termination (but no later than the expected Closing Date), stating Entergy’s intention to terminate this Agreement pursuant to this Section 7.01(g) and the basis for such termination;

(h) by ITC, at any time prior to obtaining the ITC Shareholder Approval, in order to enter into a written definitive agreement for an ITC Superior Proposal, if ITC has complied with its obligations under Section 5.07(d); provided, however, that any such purported termination by ITC pursuant to this Section 7.01(h) shall be void and of no force or effect unless ITC pays to Entergy the ITC Termination Fee in accordance with Section 7.02;

(i) by Entergy, if there has been an ITC Change of Recommendation;

(j) by Entergy, if (A) there is any Law that makes consummation of the Transactions illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or (B) any Governmental Authority having competent jurisdiction has issued an order, decree or ruling or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder or imposing an Entergy Burdensome Condition, and such order, decree, ruling or other action becomes final and non-appealable, provided, however, that the right to terminate pursuant to this Section 7.01(j) shall not be available if Entergy’s failure to perform any of its obligations under Section 5.01 resulted in such order, decree or ruling; and

(k) by ITC, if Entergy takes any action without the prior written consent of ITC that would reasonably be expected to cause an RTO Adverse Impact.

In the event of termination of this Agreement pursuant to this Section 7.01, this Agreement shall terminate (except for the provisions of the last two sentences of Section 5.04, Section 7.02, Section 8.02, Section 8.04, Section 8.05, Section 8.06 and Section 8.09), and, subject to Section 7.02, there shall be no other liability on the part of ITC or Entergy to the other except under such provisions, liability arising out of fraud or an intentional breach of this Agreement or the Separation Agreement or as provided for in the Confidentiality Agreements, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

Section 7.02. Effect of Termination.

(a) Entergy and ITC agree that (i) if this Agreement is terminated by (A) Entergy pursuant to Section 7.01(i) or (B) ITC pursuant to Section 7.01(h) or (ii) (A) if this Agreement is terminated by Entergy pursuant to Section 7.01(g), or by ITC or Entergy pursuant to Section 7.01(d), (B) prior to any such termination, any Person (other than Entergy or its Affiliates) shall have made an ITC Takeover Proposal which shall have been publicly announced or disclosed and not publicly withdrawn or abandoned by such Person at least five (5) Business Days prior to the ITC Shareholder Meeting, and (C) within twelve (12) months after such termination of this Agreement, ITC shall have entered into an agreement to consummate, or shall have consummated, an ITC Takeover Transaction, then ITC shall pay to Entergy the ITC Termination Fee as liquidated damages. The ITC Termination Fee shall be paid to Entergy by ITC in immediately available funds (x) upon termination of this Agreement in the case of a termination pursuant to clause (i)(B) above, (y) within five (5) Business Days after termination in the case of a termination pursuant to clause (i)(A) above and (z) upon the execution of or entrance into a definitive agreement with respect to an ITC Takeover Transaction in the case of a termination pursuant to clause (ii) above.

(b) Solely for purposes of this Section 7.02, “ITC Takeover Transaction” shall have the meaning ascribed thereto in Section 5.07, except that all references to “fifteen percent (15%) or more” shall be changed to “more than fifty percent (50%).”

Each of the Parties acknowledges and agrees that the covenants and obligations contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these covenants and obligations, the Parties would not have entered into this Agreement and that the ITC Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Entergy and TransCo in the circumstances in which such ITC Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement, the Separation Agreement and the Ancillary Agreements and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Upon payment of the ITC Termination Fee in accordance with this Section 7.02, none of ITC, Merger Sub and any of their respective former, current or future Affiliates or Representatives shall have any further liability to Entergy, TransCo or their respective shareholders with respect to this Agreement or the Transactions; provided, however, that Entergy shall have the right to elect in writing to sue for damages arising out of ITC’s intentional breach of this Agreement in lieu of (and prior to) payment of the ITC Termination Fee in circumstances in which the ITC Termination Fee would otherwise be payable, and upon such election in writing, Entergy shall no longer be entitled to payment of the ITC Termination Fee; provided, further, that nothing herein shall release ITC from liability for fraud. The Parties acknowledge and agree that in no event shall ITC be required to pay the ITC Termination Fee on more than one occasion.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Survival of Representations, Warranties and Agreements. Except as provided in the next sentence, none of the representations, warranties and agreements in this Agreement shall survive the Closing. Notwithstanding the preceding sentence, (a) the covenants contained in this Agreement that by their terms are to be performed in whole or part after the Closing shall survive the Closing until they have been performed in accordance with their terms and (b) the representations and warranties set forth in Section 2.05(c), Section 2.06, Section 2.11, Section 2.17, Section 3.06 and Section 3.18 shall survive until the one (1) year anniversary of the Closing, including with respect to the foregoing clauses (a) and (b) for purposes of the indemnification obligations set forth in Section 5.02, Section 5.03 and Section 5.04 of the Separation Agreement and (c) the agreements in Section 5.12 shall survive the Closing indefinitely.

Section 8.02. Expenses.

(a) General Rule. Except as otherwise provided in this Agreement or any of the Other Transaction Agreements, all fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such fees or expenses (it being agreed for clarification that any fees and expenses incurred by TransCo or any of its Subsidiaries on or prior to the Effective Time shall be paid in full (i) by TransCo prior to the Effective Time or (ii) by Entergy), unless otherwise mutually agreed to by ITC and Entergy in writing.

(b) Antitrust Fees. ITC and Entergy shall share equally any requisite filing fee in respect of any notice submitted pursuant to the Antitrust Laws, including the HSR Act.

(c) Printing Expenses. ITC and Entergy shall share equally the fees and expenses of printers utilized by the Parties in connection with the preparation of the filings with the SEC contemplated by Section 5.05.

(d) Financing Expenses. TransCo and the TransCo Subs shall pay all underwriters or lenders fees and expenses incurred in connection with the Financings incurred by TransCo and the TransCo Subs (excluding, for clarification, any legal, underwriting or other fees and expenses of Entergy) and such fees and expenses shall be deemed to be Transmission Liabilities; provided, however that all initial fees and expenses incurred or payable at or prior to the Effective Time with respect to the TransCo Subs Financing (the “Pre-Closing TransCo Subs Financing Expenses”) shall be borne (i) directly or indirectly in their entirety by TransCo prior to the Effective Time (and out of cash that is not a Transmission Asset) or (ii) directly or indirectly by Entergy and shall be deemed to be Excluded Liabilities.

(e) Attorney’s Fees. In any Action to enforce any provisions of this Agreement, or where any provision hereof is validly asserted as a defense, the successful Party shall be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and any other available remedy.

Section 8.03. Entire Agreement. This Agreement, the Confidentiality Agreements and the Other Transaction Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of the Other Transaction Agreements, the provision of this Agreement shall control unless specifically provided otherwise in this Agreement.

Section 8.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.05. Specific Performance; Jurisdiction. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, that the Transactions are a unique business opportunity at a unique time for each of Entergy and ITC and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties further agrees that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.05 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.05, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii)  this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06. Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.07. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party

(a)	If to Entergy:

Entergy Corporation

639 Loyola Avenue

New Orleans, LA 70113

Attn: J. Wayne Leonard, Chief Executive Officer

Facsimile: (504) 576-2776

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn: Michael P. Rogan, Esq.; Pankaj K. Sinha, Esq.

Facsimile: (202) 393-5760

(b)	If to ITC:

ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Andrew W. Smith, Esq.

Facsimile: (212) 455-2502

(c)	If to Merger Sub:

c/o ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Andrew W. Smith, Esq.

Facsimile: (212) 455-2502

(d)	If to TransCo prior to the Distribution Date:

c/o Entergy Corporation

639 Loyola Avenue

New Orleans, LA 70113

Attn: J. Wayne Leonard, Chief Executive Officer

Facsimile: (504) 576-2776

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn: Michael P. Rogan, Esq.; Pankaj K. Sinha, Esq.

Facsimile: (202) 393-5760

(e)	If to TransCo after the Distribution Date:

c/o ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Andrew W. Smith, Esq.

Facsimile: (212) 455-2502

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 8.07. Any notice to Entergy shall be deemed notice to all members of the Entergy Group, and any notice to TransCo shall be deemed notice to all members of the TransCo Group.

Section 8.08. Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided, however, that any such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the

Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 8.08(a) and shall be effective only to the extent in such writing specifically set forth.

Section 8.09. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Entergy Group or the TransCo Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 8.10. Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 8.11. Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Entergy Disclosure Letter or ITC Disclosure Letter shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Other Transaction Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.13. Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 8.14. Disclosure Letters. There may be included in the Entergy Disclosure Letter and/or the ITC Disclosure Letter items and information that are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Entergy Disclosure Letter and ITC Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Entergy Disclosure Letter and ITC Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Entergy Disclosure Letter and ITC Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

ARTICLE IX

DEFINITIONS

Section 9.01. Definitions. For purposes of this Agreement, the following terms, when utilized in a capitalized form, shall have the following meanings:

“Acceptable RTO” has the meaning set forth in Section 4.01(d).

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Additional TransCo Units” has the meaning set forth in Section 1.02(b)(v).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Disqualified Shares Number” has the meaning set forth in Section 1.02(b)(iii).

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” means the first day on which the Separation Agreement is a binding contract within the meaning of Temporary Treasury Regulation Section 1.368-1T(e)(2)(ii)(A).

“Agreement Disputes” has the meaning given to such term in the Separation Agreement.

“Ancillary Agreements” has the meaning given to such term in the Separation Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assets” means any and all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) in respect of TransCo Employees and subject to any applicable collective bargaining obligations, performance reviews in respect of the period while employed by a member of the TransCo Group, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and employee benefit election records in effect as of Closing, (ii) records pertaining to customers, suppliers and agents, (iii) all accounting, business and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, (iv) all computers and other electronic data processing equipment, telecommunication equipment and data, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, apparatus, cables, electrical devices, prototypes and models, test devices, transmitters, other miscellaneous supplies and other tangible personal property of any kind, (v) all inventories of materials, parts, raw materials, packing materials, supplies, work-in-process, goods in transit, consigned goods and finished goods and products, (vi) all Real Property Interests, (vii) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures, evidences of indebtedness, puts, calls, straddles, options and other securities of any kind issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person, (viii) all Permits, distribution and supplier arrangements, sale and purchase agreements, joint operating agreements, license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and all other Contracts and business arrangements, (ix) all deposits, letters of credit and performance and surety bonds, (x) all Intellectual Property Rights and licenses from third persons granting the right to use any Intellectual Property Rights, (xi) all software owned, licensed or used, (xii) all cost information; sales and pricing data; customer prospect lists; supplier records; customer, distribution and supplier lists; customer and vendor data, correspondence and lists; product literature (including historical); advertising and promotional materials, and other printed or written materials; artwork; design; development, manufacturing and quality control records, procedures and files; vendor and customer drawings, formulations and specifications; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, (xiii) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivables (whether current or non-current), (xiv) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, rights under express or implied warranties, rights of recovery and rights of setoff of any kind, demands and benefits of any Person, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent and (xv) all Governmental Approvals, and other licenses and authorizations issued by any Governmental Authority.

“Audited Financial Statements” has the meaning given to such term in Section 5.03(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Cancelled Units” has the meaning set forth in Section 1.09(b).

“Certificate of Merger” has the meaning set forth in Section 1.05(b).

“Charter Amendment” has the meaning set forth in Section 3.03(a).

“Clean-Up Spin-Off” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 1.01.

“Closing Date” has the meaning set forth in Section 1.01.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Collective Bargaining Agreements” mean all agreements with the collective bargaining representatives of TransCo Employees that set forth the terms and conditions of employment of TransCo Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

“Commission” has the meaning set forth in Section 2.04(b).

“Confidentiality Agreements” means those written confidentiality agreements previously entered into by Entergy and ITC relating to the Transactions.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Debt Exchange” has the meaning given to such term in the Separation Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Disqualified Share” has the meaning set forth in Section 1.02(c).

“Disqualified Shares Principal Reduction Amount” has the meaning set forth in Section 1.02(b)(vii).

“Dissenting Share” has the meaning set forth in Section 1.19.

“Dissenting Shareholder” has the meaning set forth in Section 1.19.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” has the meaning given to such term in the Separation Agreement.

“Distribution-Interconnection Agreement” has the meaning given to such term in the Separation Agreement.

“DOJ” means the United States Department of Justice.

“Entergy” has the meaning set forth in the preamble.

“Entergy Burdensome Condition” has the meaning set forth in Section 5.01(f).

“Entergy Common Stock” has the meaning set forth in the recitals.

“Entergy Contribution” has the meaning given to such term in the Separation Agreement.

“Entergy Disclosure Letter” means the disclosure letter delivered by Entergy to ITC immediately prior to the execution of this Agreement.

“Entergy ERISA Affiliate” has the meaning set forth in Section 2.10(a).

“Entergy Exchangeable Debt” has the meaning given to such term in the Separation Agreement.

“Entergy Filings” means, collectively, the TransCo S-1/S-4 and the Schedule TO.

“Entergy Group” means Entergy and each of its Subsidiaries, including, for purposes of this Agreement, each member of the TransCo Group but only for times prior to the Effective Time.

“Entergy Guarantees” means arrangements in which guaranties (including guaranties of performance or payment under Contracts, commitments, Liabilities and Transmission Permits), letters of credit or other credit or credit support arrangements, including bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments, were or are issued, entered into or otherwise put in place by any Person other than any member of the TransCo Group to support or facilitate, or otherwise in respect of, the obligations of any member of the TransCo Group or the Transmission Business or Contracts, commitments, Liabilities and Transmission Permits of any member of the TransCo Group or the Transmission Business.

“Entergy Merger Tax Opinion” means the written opinion, dated as of the Closing Date, from Cooley LLP, counsel to Entergy, in form and substance reasonably satisfactory to Entergy, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

“Entergy Regulatory Approvals” has the meaning set forth in Section 2.04(b).

“Entergy Retail Regulator” shall mean any Commission pursuant to which any of the Utility OpCos is regulated as a public utility.

“Effective Time” has the meaning set forth in Section 1.05(b).

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date of this Agreement, among TransCo, Entergy and ITC.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources (including non-human species) or human health and safety as affected by exposure to hazardous substances, pollutants or contaminants, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Materials. “Environmental Laws” include, without limitation, CERCLA (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Endangered Species Act (16 U.S.C. Sections 1531 et seq.), the Migratory

Bird Treaty Act (16 U.S.C. Sections 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. Sections 668 et seq.) and state laws analogous to any of the above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERSC” means the Entergy Regional State Committee or any successor commission or organization that is comprised of the existing Entergy Regional State Committee membership.

“ESI” means Entergy Services, Inc., a Delaware corporation and a wholly owned Subsidiary of Entergy.

“Estimation Date” has the meaning set forth in Section 1.02(b)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.10(b).

“Exchange Fund” has the meaning set forth in Section 1.10(b).

“Exchange Offer” has the meaning set forth in the recitals.

“Exchange Ratio” has the meaning set forth in Section 1.09(a).

“Exchange Trust” has the meaning set forth in Section 1.20.

“Excluded Assets” has the meaning given to such term in the Separation Agreement.

“Excluded Liability” has the meaning given to such term in the Separation Agreement.

“FERC” means the United States Federal Energy Regulatory Commission.

“FERC 18 CFR” means accounting rules and guidelines of FERC contained in Title 18 of the Code of Federal Regulations.

“FERC 203 Approval” means all approvals necessary under Section 203 of the FPA for the disposition of or change in control over FERC jurisdictional facilities and the merger or consolidation of FERC jurisdictional facilities.

“FERC 204 Approval” means an approval under Section 204 of the FPA approving, to the extent necessary, the issuance of securities or incurrence of indebtedness by TransCo and/or the TransCo Subs in connection with consummation of the Transactions.

“FERC 205 Approval” means all approvals under Section 205 of the FPA requested by ITC in connection with consummation of the Transactions, including rates which are not suspended or subject to hearing or refund, and such other approvals under Section 205 of the FPA requested by Entergy and its Subsidiaries in connection with consummation of the Transactions.

“FERC Approvals” means the FERC 203 Approval, the FERC 204 Approval, the FERC 205 Approval and approvals of the Distribution Interconnection Agreement, the Generation Interconnection Agreement, the Transition Services Agreement, other Ancillary Agreements and any other agreements, where required, relating to the relationship between ITC and Entergy or any of its Subsidiaries.

“FERC Construct” means ITC’s or TransCo’s (or their respective Subsidiaries’, as applicable) FERC-approved return on equity, capital structure, forward-looking formula rate mechanism, initial rates and all subsequent rates calculated pursuant to the FERC-approved rate construct (taking into account return on equity, capital structure and forward-looking formula rate mechanism), terms and conditions of service, operations and maintenance expenses and administrative and general expenses.

“FPA” means the Federal Power Act, as amended.

“FTC” means the United States Federal Trade Commission.

“Final Order” has the meaning set forth in Section 6.02(g).

“Financings” has the meaning given to such term in the Separation Agreement.

“Fully Diluted Basis” has the meaning set forth in Section 1.02(b)(i).

“GAAP” means United States generally accepted accounting principles, as consistently applied by Entergy in the preparation of its consolidated financial statements.

“Generation Interconnection Agreement” has the meaning given to such term in the Separation Agreement.

“Good Utility Practice” shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

“Governmental Approvals” has the meaning given to such term in the Separation Agreement.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Guaranteed Obligations” has the meaning set forth in Section 5.12.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which contains any polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by, or that may result in liability under, any applicable Law.

“Historical Financial Statements” has the meaning set forth in Section 2.05(a).

“HSR Act” has the meaning set forth in Section 2.04(b).

“Indebtedness” means, with respect to any Person, (i) the aggregate indebtedness for borrowed money, including any accrued interest, fees and any cost or penalty associated with prepaying such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations, (ii) obligations under any deferred purchase price arrangements, (iii) capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP, (iv) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (v) obligations with respect to hedging, swaps or similar arrangements relating to any of the foregoing, (vi) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (v) above, and (vii) all obligations of the kind referred to in clauses (i) through (vi) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Security Interest on property (including accounts and contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person.

“Initial Issuance Exchange Ratio” has the meaning set forth in Section 1.02(a).

“Intellectual Property Rights” means all worldwide intellectual property and industrial property rights, including without limitation, all (a) patents, inventions, technology, processes and designs, (b) trademarks, trade names, service marks, domain names, logos, trade dress, and other source indicators, and all goodwill symbolized thereby, (c) copyrights, works of authorship, computer software and systems, (d) trade secrets, know-how, and tangible and intangible proprietary information and materials, and (e) any applications, registrations, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing.

“Intended Tax-Free Treatment” means that (i) the Internal Restructuring qualifies as one or more reorganizations pursuant to Section 368(a) of the Code that is tax-free to Entergy and the Entergy Group, (ii) the Entergy Contribution, taken together with the Distribution, qualifies as a reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code that is tax-free to Entergy, the Entergy shareholders and TransCo, (iii) the Debt Exchange qualifies for tax-free treatment to Entergy pursuant to Section 361(c) of the Code and (iv) the Merger qualifies as a reorganization pursuant to Section 368(a) of the Code.

“Internal Restructuring” has the meaning given to such term in the Separation Agreement.

“IRS” means the United States Department of the Treasury Internal Revenue Service.

“IRS Submission” has the meaning set forth in Section 5.15(a).

“ITC” has the meaning set forth in the preamble.

“ITC Benefit Plans” has the meaning set forth in Section 3.11(a).

“ITC Burdensome Condition” has the meaning set forth in Section 5.01(g).

“ITC Capital Stock” means (i) all classes and series of capital stock of ITC, including, without limitation, the ITC Common Stock, (ii) all instruments properly treated as equity in ITC for tax purposes and (iii) all options, warrants, and other rights respecting (i) or (ii).

“ITC Change of Recommendation” has the meaning set forth in Section 5.07(d).

“ITC Common Stock” has the meaning set forth in Section 3.03(a).

“ITC Disclosure Letter” means the disclosure letter delivered by ITC to Entergy immediately prior to the execution of this Agreement.

“ITC Equity Interests” has the meaning set forth in Section 3.03(b).

“ITC Equity Value” has the meaning set forth in Section 1.02(b)(iv).

“ITC ERISA Affiliate” has the meaning set forth in Section 3.11(a).

“ITC Filings” means, collectively, the Proxy Statement and the ITC Form S-4.

“ITC Financing” means the debt financings by ITC to fund the Special Dividend and/or Share Repurchase.

“ITC Form S-4” has the meaning set forth in Section 5.05(a).

“ITC Great Plains” means ITC Great Plains, LLC, a wholly owned subsidiary of ITC Grid Development, LLC and an indirect wholly owned subsidiary of ITC.

“ITC Group” means ITC and each of its Affiliates, including after the Closing, the TransCo Group.

“ITC IP” has the meaning set forth in Section 3.16.

“ITC MAE” means an event, change, effect, development, state of facts, circumstance, condition or occurrence that is materially adverse to the Assets, Liabilities, business, financial condition or results of operations of ITC and its Subsidiaries as a whole, or on the ability of ITC or Merger Sub to consummate the Transactions, but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence to the extent (i) in or affecting the economy or the financial, securities or commodities markets in the United States or elsewhere in the world, the industry or industries in which ITC or the ITC Subsidiaries operate generally or in any specific jurisdiction or geographical area or (ii) resulting from or arising out of: (A) any changes, events or developments in the international, national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products; (B) any changes, events or developments in the national, regional, state or local electric transmission or distribution systems or increases or decreases in planned spending with respect thereto (except to the extent resulting from a material reduction in authorized return of equity for ITC or any ITC Subsidiary); (C) the announcement or the existence of this Agreement or the Separation Agreement or the consummation of the Transactions (provided, that this clause (C) shall not be applicable with respect to ITC’s representations and warranties in Section 3.04); (D) taking any action at the written request of Entergy; (E) any changes in GAAP or accounting standards, regulatory accounting requirements applicable to United States utility organizations generally or interpretations thereof, in each case, after the date of this Agreement; (F) any weather-related or other force majeure event or outbreak of hostilities or acts of war or terrorism, other than any of the foregoing involving physical damage or destruction to or rendering physically unusable Assets of ITC or its Subsidiaries; (G) any failure to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or cash position or budgets (it being understood that the facts, events or circumstances giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there is, or is likely to be, an ITC MAE); and (H) any reduction in the credit rating of ITC or any ITC Subsidiary to the extent attributable to the expected consummation of the Transactions but not to the extent attributable to a change in ITC, or, as the case may be, such ITC Subsidiary’s business, financial condition, or results of operations; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii) (A), (B), (E) or (F) above shall be considered in determining an ITC MAE if and to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence has a disproportionate effect on ITC and the ITC Subsidiaries, taken as a whole, relative to other participants in the electricity transmission industry.

“ITC Material Contracts” has the meaning set forth in Section 3.10(a).

“ITC Merger Tax Opinion” means the written opinion, dated as of the Closing Date, from Simpson Thacher & Bartlett LLP, counsel to ITC, in form and substance reasonably satisfactory to ITC, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

“ITC Midwest” means ITC Midwest LLC, a wholly owned subsidiary of ITC.

“ITC Midwest Financing” means the issuance by ITC Midwest of $100,000,000 of first mortgage bonds.

“ITC Permits” has the meaning set forth in Section 3.09(b).

“ITC Preferred Stock” has the meaning set forth in Section 3.03(a).

“ITC Recommendation” has the meaning set forth in Section 3.07(a).

“ITC Regulatory Approvals” has the meaning set forth in Section 3.04(b).

“ITC SEC Filings” has the meaning set forth in Section 3.05(a).

“ITC Shareholder Approval” has the meaning set forth in Section 3.07(a).

“ITC Shareholder Meeting” has the meaning set forth in Section 5.06(a).

“ITC Shareholders” means the holders of ITC Common Stock.

“ITC Stock Issuance” has the meaning set forth in Section 1.09(a).

“ITC Superior Proposal” has the meaning set forth in Section 5.07(e)(iii).

“ITC Takeover Proposal” has the meaning set forth in Section 5.07(e)(i).

“ITC Takeover Transaction” has the meaning set forth Section 5.07(e)(ii).

“ITC Termination Fee” shall mean an amount equal to $113,570,800.

“ITC Transmission” means ITC Transmission Company, a wholly owned subsidiary of ITC.

“Knowledge” means, in the case of ITC, the actual knowledge without inquiry of the persons listed in Section 9.01 of the ITC Disclosure Letter as of the date of the representation, and, in the case of Entergy, the actual knowledge without inquiry of the persons listed in Section 9.01 of the Entergy Disclosure Letter as of the date of the representation.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, including liabilities for Taxes, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Management Appointees” has the meaning set forth in Section 1.08(b).

“MBCA” means the Business Corporation Act of the State of Michigan, as amended.

“MBCA Vote” means the required vote of ITC’s shareholders to approve the Merger under Sections 703a and 754 of the MBCA.

“METC” means Michigan Electric Transmission Company, LLC, an indirect wholly owned subsidiary of ITC.

“Merger” has the meaning set forth in Section 1.05(a).

“Merger Consideration” has the meaning set forth in Section 1.09(a).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Units” has the meaning set forth in Section 3.03(d).

“Net Transmission Plant Investment” means: (A) plant assets included in FERC accounts 101 and 106 further broken down in FERC sub-accounts 350 through 359 after adjustment to exclude (i) any plant assets depreciated or amortized in FERC account 404 and 405, (ii) asset retirement costs for transmission plant in FERC plant account 359.1, (iii) transmission plant excluded from ISO rates and transmission plant included in OATT Ancillary Services (Note M and Note N, respectively, on the Third Revised Sheet No. 1322 of the Midwest ISO Transmission and Energy Markets Tariff) and (iv) capitalized leases, plus transmission land held for future use in FERC account 105, plus transmission related materials and supplies and stores expense in FERC accounts 154 and 163 after adjustment to exclude obsolete materials & supplies (as determined in accordance with GAAP) less (B) Transmission Plant Investment Accumulated Depreciation.

“Non-FERC Approvals” has the meaning set forth in Section 2.04(b).

“NYSE” means the New York Stock Exchange.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

“Other Transaction Agreements” means the Separation Agreement and the other agreements and documents defined as “Ancillary Agreements” in the Separation Agreement.

“Outside Date” has the meaning set forth in Section 7.01(b).

“Parties” means Entergy, TransCo, ITC and Merger Sub.

“Permits” means all franchises, permits, approvals, licenses (including railroad crossing permits), easements, servitudes, variances, consents, authorizations, certifications, rights, exemptions, waivers or registrations of Governmental Authorities issued under or with respect to applicable Laws or Orders.

“Permitted Encumbrances” means (a) with respect to ITC, Security Interests reflected in the financial statements included in the ITC SEC Filings, (b) Security Interests consisting of zoning or planning restrictions, easements, servitudes, licenses, permits and other restrictions or limitations on the use of real property or minor irregularities in title thereto which do not materially impair the use or value of the respective property, (c) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith, (d) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the ordinary course of business for amounts not overdue, (e) any Security Interests created in connection with the Financings or any arrangements ancillary thereto, and (f) with respect to Entergy and TransCo, any Security Interests for Transmission Assets acquired in the ordinary course of business within the forty-five (45) days prior to Closing that have not been released under each Utility OpCo’s mortgage debt instruments, which Transmission Assets shall be immaterial in the aggregate and which shall be released no later than forty-five (45) days after the Closing.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pre-Closing TransCo Subs Financing Expenses” has the meaning set forth in Section 8.02(d).

“Proposed Acquisition Transaction” has the meaning given to such term in the Separation Agreement.

“Proposed Amendment” has the meaning set forth in Section 5.10.

“Proxy Statement” has the meaning set forth in Section 5.05(a).

“PUCT” means the Public Utility Commission of Texas.

“Rate Base Amount” means the dollar valuation of Net Transmission Plant Investment included in the Transmission Assets as calculated in accordance with FERC 18 CFR.

“Rate Base Statement” has the meaning set forth in Section 2.05(c).

“Real Property Interests” means all interests in real property of whatever nature, including easements and servitudes, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Record Date” means, with respect to a Spin-Off, the close of business on the date to be determined by the Board of Directors of Entergy as the record date for determining shareholders of Entergy entitled to receive TransCo Common Units in such Spin-Off.

“Record Holder” means a holder of record of Entergy Common Stock as of the close of business on the Record Date.

“Reference Price” means the volume weighted average trading price of the applicable common stock on the NYSE during the ten (10) Trading Days preceding the Estimation Date. For purposes of the calculation of Reference Price, if the ITC Common Stock is not trading on an “ex-” basis with respect to the Special Dividend, if any, with respect to any Trading Day used in calculating the Reference Price, the per share price of the ITC Common Stock for such Trading Day will be reduced by the per share value of the Special Dividend, if any, for purposes of such calculation.

“Regulated Operating Subsidiaries” means ITCTransmission, METC, ITC Midwest and ITC Great Plains.

“Regulatory Approvals” means, collectively, the ITC Regulatory Approvals and the Entergy Regulatory Approvals.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representatives” means with respect to any Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors, agents, directors and other representatives.

“Restructuring Transactions” means any transaction undertaken in connection with the TransCo Transfer, Internal Restructuring, Entergy Contribution and the Distribution, to the extent such transaction is listed or described in the Separation Agreement, this Agreement, the Ruling, the Ruling Request or the Tax Opinion.

“Retained Equity” has the meaning set forth in Section 1.20.

“RTO Adverse Impact” has the meaning set forth in Section 4.01(d).

“RTO Migration” has the meaning set forth in Section 4.01(d).

“Ruling” means the private letter ruling, substantially to the effect that the Distribution, the Entergy Contribution, and the Internal Restructuring will qualify for the treatment described in clauses (i) through (iii) of the definition of Intended Tax-Free Treatment, including any amendment or supplemental ruling thereto, issued by the IRS in response to the Ruling Request.

“Ruling Request” means the private letter ruling request to be filed by Entergy with the IRS (as modified or supplemented by any materials subsequently submitted to the IRS), seeking, inter alia, rulings under Sections 355, 361, 368 and other relevant provisions of the Code with respect to the Transactions.

“Sales Agency Financing Agreement” means the agreement, dated as of July 27, 2011, between ITC and Deutsche Bank Securities Inc. under which ITC may issue and sell shares of common stock, without par value, from time to time, up to an aggregate sales proceeds amount of $250.0 million.

“Sarbanes-Oxley Act” has the meaning set forth in Section 2.05(d).

“Schedule TO” has the meaning set forth in Section 5.05(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, servitude, zoning matters, permit, restriction, encroachment, restriction on transfer, restrictions or limitations on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Separation” means the TransCo Transfer, the Financings and the other transactions contemplated by the Separation Agreement to transfer the Transmission Business to TransCo.

“Separation Agreement” means the Separation Agreement, dated as of the date of this Agreement, among TransCo, Entergy, ITC, the Utility OpCos and ESI.

“Separation Date” has the meaning given to such term in the Separation Agreement.

“Separation Time” has the meaning given to such term in the Separation Agreement.

“Share Repurchase” has the meaning set forth in Section 1.03(e).

“Special Dividend” has the meaning set forth in Section 1.03(e).

“Spin-Off” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Surviving Company” has the meaning set forth in Section 1.05(a).

“System Agreement” means the System Agreement, among Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc. and Entergy Services, Inc., dated April 23, 1982, as amended (and effective with FERC on November 21, 2006).

“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, use, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or any tax based upon, measured by or calculated with respect to the generation of electricity or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

“Tax Documents” means the Ruling, the Ruling Request, and the Tax Opinion.

“Tax Expert” means one of the firms identified as such in Section 9.01 of the Entergy Disclosure Letter.

“Tax Opinion” means the written opinion of Cooley LLP, counsel to Entergy, dated as of the Closing Date, in form and substance reasonably satisfactory to Entergy, to the effect that (A) the Internal Restructuring will qualify as one or more Tax-free reorganizations pursuant to Section 368(a) of the Code that is tax-free to Entergy and the Entergy Group, (B) the Entergy Contribution, taken together with the Distribution, will qualify as a tax-free reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code that is tax-free to Entergy, the Entergy shareholders and TransCo, (C) the Debt Exchange will qualify for tax-free treatment to Entergy under Section 361(c) of the Code, and (D) the Merger will not cause Section 355(e) of the Code to apply to the Distribution.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes including amendments thereto, including any return filed by a nuclear decommissioning trust.

“Termination Date” has the meaning set forth in Section 4.01(a).

“Trading Day” means any day on which there are sales of ITC Common Stock on the NYSE composite tape.

“Transaction Maximum Principal Amount” has the meaning given to such term in the Separation Agreement.

“Transactions” means the TransCo Transfer, the Internal Restructuring, the Entergy Contribution, the Distribution, the Merger, the Financings, the ITC Financing, a Special Dividend (if applicable), a Share Repurchase (if applicable) and the other transactions contemplated by this Agreement and the Other Transaction Agreements.

“TransCo” has the meaning set forth in the preamble.

“TransCo Capital Stock” means (i) all classes and series of capital stock of TransCo, including, without limitation, the TransCo Common Units, (ii) all instruments properly treated as equity in TransCo for Tax purposes, and (iii) all options, warrants, and other rights respecting (i) or (ii).

“TransCo Common Units” has the meaning given to such term in the Separation Agreement.

“TransCo Employee Shares” has the meaning set forth in Section 1.02(c).

“TransCo Employees” has the meaning given to such term in the Employee Matters Agreement.

“TransCo Equity Interests” has the meaning set forth in Section 2.03(c).

“TransCo Group” means TransCo and each of the TransCo Subs. Each of the TransCo Subs shall be deemed to be members of the TransCo Group as of the Separation Time and at all times thereafter up to the Effective Time.

“TransCo Material Contracts” has the meaning set forth in Section 2.09(a).

“TransCo Real Property” has the meaning set forth in the Separation Agreement.

“TransCo Registration Statements” has the meaning set forth in Section 5.05(a).

“TransCo Securities” has the meaning given to such term in the Separation Agreement.

“TransCo Subs” means Arkansas Wires LLC, an Arkansas limited liability company, Gulf States Wires Louisiana, L.L.C., a Louisiana limited liability company, Louisiana Wires LLC, a Texas limited liability company, Mississippi Wires LLC., a Mississippi limited liability corporation, New Orleans Wires LLC, a Louisiana limited liability corporation and Texas Wires LLC, a Texas limited liability corporation.

“TransCo Subs Financing” has the meaning given to such term in the Separation Agreement.

“TransCo Transfer” means the transfer of the Transmission Assets and Transmission Liabilities as provided in Section 3.01 and Section 3.02 of the Separation Agreement.

“Transmission” has the meaning given to such term in the Separation Agreement.

“Transmission Assets” has the meaning given to such term in the Separation Agreement.

“Transmission Benefit Plans” has the meaning set forth in Section 2.10(a).

“Transmission Business” has the meaning given to such term in the Separation Agreement.

“Transmission Business IP” has the meaning set forth in Section 2.15.

“Transmission Business MAE” means any event, change, effect, development, state of facts, circumstance, condition or occurrence that is materially adverse to the Assets, Liabilities, business, financial condition or results of operations of the Transmission Business taken as a whole, or on the ability of Entergy or TransCo to consummate the Transactions, but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence to the extent (i) in or affecting the economy or the financial, securities or commodities markets in the United States or elsewhere in the world, the industry or industries in which ITC or the ITC Subsidiaries operate generally or in any specific jurisdiction or geographical area or (ii) resulting from or arising out of: (A) any changes, events or developments in the international, national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products; (B) any changes, events or developments in the national, regional, state or local electric transmission or distribution systems or increases or decreases in planned spending with respect thereto; (C) the announcement or the existence of this Agreement or the Separation Agreement or the consummation of the Transactions (provided, that this clause (C) shall not be applicable with respect to ITC’s representations and warranties in Section 2.04); (D) taking any action at the written request of ITC; (E) any changes in GAAP or accounting standards, regulatory accounting requirements applicable to United States utility organizations generally or interpretations thereof, in each case after the date of this Agreement; (F) any weather-related or other force majeure event or outbreak of hostilities or acts of war or terrorism, other than any of the foregoing involving physical damage or destruction to or rendering physically unusable any Assets that would be Transmission Assets as of the Separation Time pursuant to Section 3.05(a) of the Separation Agreement; (G) any failure to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or cash position or budgets (it being understood that the facts, events or circumstances giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there is, or is likely to be, a Transmission Business MAE); and (H) any reduction in the expected credit rating of TransCo or any TransCo Sub to the extent attributable to the expected consummation of the Transactions but not to the extent attributable to a change in the Transmission Business’ business, financial condition, or results of operations; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii) (A), (B), (E) or (F) above shall be considered in determining a Transmission Business MAE if and to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence has a disproportionate effect on the Transmission Business, taken as a whole, relative to other participants in the electricity transmission industry; provided, further, that for purposes of this definition, a Transmission Business MAE shall be deemed to have occurred in the event that any Commission takes any action indicating that upon purchase and operation of the Transmission Business, any member of the ITC Group (x) shall no longer be deemed independent by FERC or (y) shall be subject to regulation as a public or electric utility by such Commission (other than to the extent any such regulation relates to customary electric transmission facility franchise matters within the jurisdiction of such Commission).

“Transmission Land Rights” has the meaning given to such term in the Separation Agreement.

“Transmission Land Right Consents” has the meaning given to such term in the Separation Agreement.

“Transmission Liabilities” has the meaning given to such term in the Separation Agreement.

“Transmission Permits” has the meaning set forth in Section 2.08(b).

“Transmission Plant Investment Accumulated Depreciation” means accumulated depreciation included in FERC account 108 that reflects the accumulated depreciation on transmission assets recorded in FERC sub-accounts 350 through 359 before reduction for amounts related to asset retirement obligations and after adjustment to exclude the lesser of (a) Calculated Accumulated Depreciation for the following plant assets or (b) accumulated depreciation equal to the property, plant and equipment value at the time of transfer for the following plant assets (i) transmission plant excluded from ISO rates and transmission plant included in OATT Ancillary Services (Note M and Note N, respectively, on the Third Revised Sheet No. 1322 of the Midwest ISO Transmission and Energy Markets Tariff) and (ii) capitalized leases.

“Transition Services Agreement” has the meaning given to such term in the Separation Agreement.

“Utility OpCo Contributions” has the meaning given such term in the Separation Agreement.

“Utility OpCos” means Entergy Arkansas, Inc., an Arkansas corporation and a wholly owned Subsidiary of Entergy, Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company and a wholly owned Subsidiary of Entergy, Entergy Louisiana, LLC, a Texas limited liability company and a wholly owned Subsidiary of Entergy, Entergy Mississippi, Inc., a Mississippi corporation and a wholly owned Subsidiary of Entergy, Entergy New Orleans, Inc., a Louisiana corporation and a wholly owned Subsidiary of Entergy and Entergy Texas, Inc., a Texas corporation and a wholly owned Subsidiary of Entergy.

“Value of the Additional TransCo Units” has the meaning set forth in Section 1.02(b)(vi).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

ENTERGY CORPORATION

By:	/s/ J. Wayne Leonard
	Name:	J. Wayne Leonard
	Title:	Chairman and Chief Executive Officer

MID SOUTH TRANSCO LLC

By:	/s/ Theodore H. Bunting, Jr.
	Name:	Theodore H. Bunting, Jr.
	Title:	President

Signature Pages to the Merger Agreement

ITC HOLDINGS CORP.

By:	/s/ Joseph L. Welch
	Name:	Joseph L. Welch
	Title:	President and Chief Executive Officer

ITC TRANSACTION SUBSIDIARY LLC

By:	/s/ Daniel J. Oginsky
	Name:	Daniel J. Oginsky
	Title:	Senior Vice President and General Counsel

Signature Pages to the Merger Agreement

AMENDMENT NO. 1 TO THE MERGER AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of September 21, 2012 and effective as of December 4, 2011, amends the Merger Agreement, dated as of December 4, 2011 (the “Merger Agreement”), among Entergy Corporation, a Delaware corporation (“Entergy”), Mid South TransCo LLC, a Delaware limited liability company and presently a wholly owned Subsidiary of Entergy (“TransCo”), ITC Holdings Corp., a Michigan corporation (“ITC”), and ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC), a Delaware limited liability company and a direct wholly owned Subsidiary of ITC (“Merger Sub”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, the parties hereto have entered into the Merger Agreement; and

WHEREAS, in accordance with Section 8.08 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein and intending to be legally bound, the Parties agree as follows:

i. Section 1.03(b) of the Merger Agreement is hereby amended to delete the words “for each share of Entergy Common Stock held by such Record Holder” from the first sentence of the section.

ii. Section 1.04 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Section 1.04 Plans of Reorganization.

(a) This Agreement and the Separation Agreement together shall constitute a “plan of reorganization” under Treasury Regulation Section 1.368-2(g) for the Entergy Contribution and Distribution.

(b) This Agreement shall constitute a “plan of reorganization” under Treasury Regulation Section 1.368-2(g) for the Merger.”

iii. Section 1.20 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Section 1.20 Exchange Trust. The Parties agree that, notwithstanding the terms of Section 1.03, Entergy may elect, by written notice to ITC delivered at least thirty (30) Business Days prior to the Closing to retain up to that number of TransCo Common Units that would convert in the Merger to up to 4.9999% of the total number of shares of ITC Common Stock outstanding immediately following the consummation of the Merger that otherwise would have been distributed in the Distribution on or prior to the Closing Date, and at the Closing such retained TransCo Common Units will convert to ITC Common Stock in the Merger. Such TransCo Common Units and the ITC Common Stock into which they convert are referred to collectively as the “Retained Equity.” At the Closing, the Retained Equity shall be contributed by Entergy to, and thereafter held by, a Delaware trust or other arrangement mutually agreed to by ITC and Entergy (the “Exchange Trust”). The sole trustee of the Exchange Trust (the “Trustee”) shall be a nationally recognized trust company or similar institution mutually agreed to by Entergy and ITC. Each of Entergy and ITC agree that The Goldman Sachs Trust Company of Delaware is an acceptable Trustee. Entergy shall not control the Exchange Trust or the Retained Equity held by it, other than the right to cause the Retained Equity to be distributed pursuant to this Section 1.20. Any such Retained Equity held in the Exchange Trust will be distributed through an exchange offer conducted by the Trustee for outstanding shares of Entergy Common Stock within six (6) months after the Closing; provided, however, if at the end of such period no exchange offer has been effectuated in which all of the Retained Equity has been distributed to the shareholders of Entergy, the Retained Equity shall be distributed pro rata to the shareholders of Entergy. In connection with the Exchange Trust, Entergy, ITC, TransCo and the Trustee will enter into a registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), a trust agreement, substantially in the form attached hereto as Exhibit B (the “Trust Agreement”) and a letter agreement, substantially in the form attached hereto as Exhibit C. The Trust Agreement governing the Exchange Trust shall provide that, following the Closing, the Retained Equity may not be transferred other than pursuant to this Section 1.20 and the terms and conditions of the Trust Agreement, and that the Trustee will vote the Retained Equity in any and all matters on which such Retained Equity is entitled to vote in the same proportion as all voting securities of ITC (other than the Retained Equity) that actually vote on such matter are voted. Each of Entergy and ITC agrees to work cooperatively until the Closing to implement the terms of this Section 1.20, including to address any concerns that a Governmental Authority may express with respect to the Retained Equity or the Exchange Trust (including, in each case, to negotiate in good faith any amendments or modifications to the form of the Registration Rights Agreement and the Trust Agreement). All reasonable costs and expenses incurred in connection with the transactions contemplated by this Section 1.20 shall be borne or reimbursed by Entergy, including the reasonable fees and expenses of counsel of ITC incurred in connection therewith. Notwithstanding the foregoing, Entergy will be deemed to have elected not to pursue the transactions contemplated by this Section 1.20, and the Parties will have no further obligation under this Section 1.20, if (i) after discussions with FERC and each Party’s legal advisors, a reasonable determination is made by either Party that doing so would reasonably be expected to result in a determination that any member of the ITC Group shall no longer (or in the case of TransCo and its Subsidiaries, shall not) be deemed independent by FERC, (ii) FERC does not expressly approve the transactions contemplated by this Section 1.20 in the FERC Approvals or (iii) Entergy is unable to obtain a ruling from the IRS that the implementation of the Exchange Trust will not affect the Distribution being a wholly tax-free exchange, the implementation of the transactions contemplated by this Section 1.20 and/or the distribution or exchange of the Retained Equity by Entergy to the Entergy shareholders would otherwise be inconsistent with the Ruling or unreasonably delay its receipt by Entergy or cause the Tax Opinion not to be delivered.”

iv. Section 5.01(a) of the Merger Agreement is hereby amended to replace the words “June 30, 2012” in the first sentence of the section with the words “December 31, 2012”.

v. Section 5.03(c) of the Merger Agreement is hereby amended to replace the words “when the Audited Financial Statements are delivered” with the words “November 30, 2012”.

vi. Section 9.01 of the Merger Agreement is hereby amended as follows:

(a)	To amend and restate the definition of “Employee Matters Agreement” in its entirety to read as follows:

“Employee Matters Agreement” means the Employee Matters Agreement (including any amendments or modifications in accordance with its terms), dated as of December 4, 2011, among Entergy, ITC and TransCo.

(b)	To add the following definition after the definition of “Reference Price”:

“Registration Rights Agreement” has the meaning set forth in Section 1.20.

(c)	To amend and restate the definition of “Separation Agreement” in its entirety to read as follows:

“Separation Agreement” means the Separation Agreement (including any amendments or modifications in accordance with its terms), dated December 4, 2011, among Entergy, ITC, TransCo, the Utility OpCos and ESI.

(d)	To amend and restate the definition of “TransCo Subs” in its entirety to read as follows:

“TransCo Subs” means Transmission Company Arkansas LLC, a Michigan limited liability company, Transmission Company Louisiana I LLC, a Michigan limited liability company, Transmission Company Louisiana II LLC, a Michigan limited liability company, Transmission

Company Mississippi LLC, a Michigan limited liability company, Transmission Company New Orleans LLC, a Michigan limited liability company, and Transmission Company Texas LLC, a Michigan limited liability company.

(e)	To add the following definition after the definition of “Transition Services Agreement”:

“Trust Agreement” has the meaning set forth in Section 1.20.

“Trustee” has the meaning set forth in Section 1.20.

vii. New Exhibits A, B and C. The Merger Agreement is hereby amended and supplemented to add (a) as a new Exhibit A to the Merger Agreement the Form of Registration Rights Agreement attached hereto as Exhibit A, (b) a new Exhibit B to the Merger Agreement the Form of Trust Agreement attached hereto as Exhibit B and (c) a new Exhibit C to the Merger Agreement the Form of Letter Agreement attached hereto as Exhibit C.

viii. No Other Amendments or Supplements to the Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended and supplemented hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement shall remain unchanged and continue in full force and effect.

ix. Other Miscellaneous Terms. The provisions of Article VIII (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first above written.

ENTERGY CORPORATION

By:	/s/ Leo P. Denault
	Name:	Leo P. Denault
	Title:	Executive Vice President and Chief
Financial Officer

MID SOUTH TRANSCO LLC

By:	/s/ Theodore H. Bunting, Jr.
	Name:	Theodore H. Bunting, Jr.
	Title:	President

ITC HOLDINGS CORP.

By:	/s/ Daniel J. Oginsky
	Name:	Daniel J. Oginsky
	Title:	Senior Vice President and General
Counsel

ITC MIDSOUTH LLC

By:	/s/ Daniel J. Oginsky
	Name:	Daniel J. Oginsky
	Title:	Senior Vice President and General
Counsel

[Signature Page to Amendment No. 1 to Merger Agreement]

Annex B

EXECUTION COPY

SEPARATION AGREEMENT

among

ENTERGY CORPORATION,

ITC HOLDINGS CORP.,

MID SOUTH TRANSCO LLC,

ENTERGY ARKANSAS, INC.,

ENTERGY GULF STATES LOUISIANA, L.L.C.,

ENTERGY LOUISIANA, LLC,

ENTERGY MISSISSIPPI, INC.,

ENTERGY NEW ORLEANS, INC.,

ENTERGY TEXAS, INC.

AND

ENTERGY SERVICES, INC.

dated as of

December 4, 2011

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of December 4, 2011, among Entergy Corporation, a Delaware corporation (“Entergy”), ITC Holdings Corp., a Michigan corporation (“ITC”), Mid South TransCo LLC, a Delaware limited liability company and presently a Subsidiary of Entergy (“TransCo”), Entergy Arkansas, Inc., an Arkansas corporation and a Subsidiary of Entergy (“Arkansas OpCo”), Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company and a Subsidiary of Entergy (“Gulf States OpCo”), Entergy Louisiana, LLC, a Texas limited liability company and a Subsidiary of Entergy (“Louisiana OpCo”), Entergy Mississippi, Inc., a Mississippi corporation and a Subsidiary of Entergy (“Mississippi OpCo”), Entergy New Orleans, Inc., a Louisiana corporation and a Subsidiary of Entergy (“New Orleans OpCo”) and Entergy Texas, Inc., a Texas corporation and a Subsidiary of Entergy (“Texas OpCo” and, together with Arkansas OpCo, Gulf States OpCo, Louisiana OpCo, Mississippi OpCo and New Orleans OpCo, the “Utility OpCos”) and Entergy Services, Inc., a Delaware corporation and a Subsidiary of Entergy (“ESI”), each a “Party” and together, the “Parties.”

RECITALS

WHEREAS, Entergy is engaged, through the Utility OpCos, in the Transmission Business;

WHEREAS, the Board of Directors of Entergy has determined that it is advisable and in the best interests of Entergy and Entergy’s shareholders to separate the Transmission Business from Entergy and to divest the Transmission Business in the manner contemplated by this Agreement and the Merger Agreement, dated the date hereof (the “Merger Agreement”), among Entergy, TransCo, ITC and Ibis Transaction Subsidiary LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of ITC (“Merger Sub”);

WHEREAS, the respective board of directors or managers, as applicable, of each Utility OpCo has determined that it is advisable and in the best interests of its common equity owners to separate its respective Transmission Business in the manner contemplated in this Agreement;

WHEREAS, Entergy has caused TransCo to be formed in order to facilitate such separation and divestiture;

WHEREAS, Entergy currently owns all of the common units representing limited liability company membership interests of TransCo (the “TransCo Common Units”);

WHEREAS, on the terms and subject to the conditions set forth herein, prior to the Closing, the Parties contemplate that the Transmission Business shall be transferred to TransCo and, in connection therewith, the Financings shall take place;

WHEREAS, pursuant to the Merger Agreement, Entergy shall effect the Distribution and, on or about the Distribution Date, Entergy shall cause the Entergy Exchangeable Debt, if any, to be exchanged for the TransCo Securities for the purpose of facilitating the establishment of the appropriate liquidity and capital structure for each of Entergy and TransCo;

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into TransCo, with TransCo surviving the Merger as a wholly owned subsidiary of ITC and the TransCo Common Units shall be converted into the right to receive shares of common stock of ITC on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware Limited Liability Company Act;

WHEREAS, for United States federal income tax purposes, the Parties intend that (i) the Internal Restructuring qualifies as one or more reorganizations pursuant to Section 368(a) of the Code that is tax-free to

Entergy and the Entergy Group, (ii) the Entergy Contribution, taken together with the Distribution, qualifies as a reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code that is tax-free to Entergy, the Entergy shareholders, and TransCo, (iii) the Debt Exchange qualifies for tax-free treatment to Entergy pursuant to Section 361(c) of the Code and (iv) the execution of this Agreement evidences a plan of reorganization within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g); and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Entergy, ITC, TransCo, the Utility OpCos and ESI agree as follows:

ARTICLE I

TRANSACTION STEPS AND CLOSING

Section 1.01 General.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall cause the transactions set forth in this Article I to be consummated in the order and as set forth in this Article I. The Parties intend that none of the transactions set forth in this Article I shall become effective unless all of the transactions become effective and in no event shall any Party be required to effectuate any of the transactions set forth in this Article I prior to the receipt of the Entergy Regulatory Approvals and the ITC Regulatory Approvals.

(b) Entergy shall have the right to amend, modify or supplement, or cause the Utility OpCos to amend, modify or supplement this Agreement (including the schedules and documents contemplated herein) with respect to (i) whether a particular Transmission Asset is (A) contributed directly to TransCo or another TransCo Sub or (B) Conveyed to TransCo or another TransCo Sub in a taxable or tax free sale (provided, that the consideration paid by TransCo or any TransCo Sub for such sale is paid on or prior to the Separation Time) and (ii) the corporate structuring steps of Sections 1.02, 1.03, 1.04, and 1.05 (the “Internal Restructuring”), and the manner in which the TransCo Subs are formed and distributed to Entergy and contributed by Entergy to TransCo in the Entergy Contribution, as the case may be, provided, however, that any such amendment, modification or supplement would not (A) have any actual or potential adverse economic (including tax) impact on ITC or any member of the TransCo Group, (B) be inconsistent with the Intended Tax-Free Treatment or compromise the ability to obtain the Ruling, or (C) make the restrictions in Section 6.01 more onerous to ITC. Notwithstanding the foregoing, Entergy shall give notice to ITC of any material modification to the structure of the Transactions (including the Internal Restructuring) and will consult with ITC in good faith to determine whether such change would be permitted under this Section 1.01(b).

Section 1.02 Internal Restructuring. Entergy shall cause its Affiliates to take, prior to the Distribution Date, the Internal Restructuring, including the actions set forth on Schedule 1.02.

Section 1.03 Exchangeable Debt Financing. As set forth in Article II, and at least fourteen (14) calendar days prior to the Separation Time, Entergy shall effectuate the Exchangeable Debt Financing.

Section 1.04 TransCo Subs Financing; Utility OpCo LLCs and Entergy Contribution of Transmission Assets.

(a) As set forth in Article II, Entergy shall cause the TransCo Subs to effectuate the TransCo Subs Financing.

(b) Concurrently with the TransCo Subs Financing, each Utility OpCo LLC shall contribute its respective Transmission Assets, free and clear of all Security Interests (other than Permitted Encumbrances), to its respective TransCo Sub and consummate the other transactions contemplated by the TransCo Transfer, in exchange for additional equity interests of such TransCo Sub and the net proceeds received by such TransCo Sub in the TransCo Subs Financing (the “Utility OpCo LLC Contributions”).

Section 1.05 Distribution of TransCo Subs to Entergy. After the Exchangeable Debt Financing, the TransCo Subs Financing and the Utility OpCo LLC Contributions, each Utility OpCo LLC shall distribute all of the equity interests of its respective TransCo Sub to Entergy (except that, with respect to Louisiana OpCo LLC, the distribution shall be to Entergy Louisiana Holdings, Inc. or its successor, the immediate parent of Louisiana OpCo LLC (“ELH LLC”) and with respect to Gulf States OpCo LLC the distribution shall be to Entergy Gulf States Holdings, Inc. or its successor, the immediate parent of Gulf States OpCo LLC (“EGSH LLC”) and ELH LLC and EGSH LLC shall immediately distribute all of the equity interests of such TransCo Sub to Entergy).

Section 1.06 Contribution of TransCo Subs to TransCo. Entergy shall contribute all of the equity interests of each TransCo Sub to TransCo in exchange for (a) TransCo Common Units to be issued as set forth in Section 1.02 of the Merger Agreement, which TransCo Common Units, together with the 1,000 TransCo Common Units owned by Entergy as of the date hereof, will constitute all of the limited liability company membership interests of TransCo as of the Separation Time and (b) the TransCo Securities (the “Entergy Contribution”). Following the Entergy Contribution, the Distribution shall be effectuated in accordance with Section 1.03 of the Merger Agreement.

Section 1.07 Tax Election of TransCo. TransCo shall elect to be treated as a corporation for United States federal income tax purposes effective immediately prior to the Entergy Contribution which shall occur no earlier than three (3) days prior to the Distribution Date.

ARTICLE II

THE FINANCINGS

Section  2.01 Entergy Financing; TransCo Securities.

(a) Entergy shall use its reasonable best efforts to (i) issue, at least fourteen (14) calendar days prior to the effective date of the Debt Exchange, in a capital markets transaction, notes or other forms of indebtedness (the “New Exchangeable Debt”) or (ii) enter into agreements and other arrangements with unrelated creditors (the “Creditors”) whereby such creditors agree to purchase existing Entergy corporate debt (the “Purchased Exchangeable Debt” and, together with the New Exchangeable Debt, the “Entergy Exchangeable Debt” and any combination of (i) or (ii), the “Exchangeable Debt Financing”); provided, however, that Entergy shall not enter into an Exchangeable Debt Financing or the Debt Exchange if (x) such Exchangeable Debt Financing or Debt Exchange would result in the failure of the Distribution, the Entergy Contribution, or any other Restructuring Transaction to qualify for the Intended Tax-Free Treatment, (y) the Ruling is not obtained with respect to the Exchangeable Debt Financing or the Debt Exchange or (z) if any Order granted in connection with the Entergy Regulatory Approvals, the ITC Regulatory Approvals or any other Governmental Approvals prohibits the Exchangeable Debt Financing. The aggregate principal amount of Purchased Exchangeable Debt plus the New Exchangeable Debt shall not exceed the TransCo Securities Principal Amount. With respect to the periods on or prior to the date of the Debt Exchange, the Entergy Exchangeable Debt shall be on terms and conditions (including any conditions to the Debt Exchange) reasonably acceptable to Entergy in its good faith commercial judgment; provided, that the terms and conditions of the Entergy Exchangeable Debt (including any form of indenture of TransCo or registration rights attached to the documentation of the Entergy Exchangeable Debt) related to the TransCo Securities shall be as set forth in Section 2.01(b). Entergy shall determine in its sole discretion which outstanding corporate debt of Entergy is to be purchased in connection with the Purchased Exchangeable Debt.

(b) Pursuant to Section 1.06 and in partial consideration for the Entergy Contribution, TransCo shall issue to Entergy (the “TransCo Securities Issuance”) senior securities of TransCo (“TransCo Securities”), in an aggregate principal amount up to an amount equal to (i) the Transaction Maximum Principal Amount less (ii) the TransCo Subs Principal Amount (the “TransCo Securities Principal Amount”). Subject to Section 2.04, the terms, conditions and form of the TransCo Securities shall be at then prevailing market terms for similar capital market issuances by companies of a size and with credit rating or profile similar to TransCo’s credit rating or profile, with minimum stated maturity terms necessary to ensure the treatment of the TransCo Securities as “securities” for U.S. federal income tax purposes, as mutually determined by Entergy and ITC using their respective commercially reasonable judgment. Entergy and ITC shall jointly appoint the lead underwriter/placement agent with respect to the Exchangeable Debt Financing and the TransCo Securities.

(c) At the Separation Time, but in no event sooner than fourteen (14) calendar days after the Creditors purchase the Purchased Exchangeable Debt, if applicable, Entergy may exchange the Entergy Exchangeable Debt for the TransCo Securities only upon, and subject to, the conditions set forth in the applicable indenture or similar agreements relating to the Entergy Exchangeable Debt and the TransCo Securities (the “Debt Exchange”).

Section 2.02 Working Capital Facility. At the request of ITC, Entergy shall use its reasonable best efforts to cause TransCo to arrange and obtain a working capital revolving credit facility with available credit facilities in a principal amount mutually determined by ITC and Entergy (the “Working Capital Facility”). The terms and conditions of the Working Capital Facility shall be at then prevailing market terms for similar working capital facilities by companies of a size and with a credit rating or profile similar to TransCo’s credit rating or profile, as mutually determined by Entergy and ITC each using their respective commercially reasonable judgment. Entergy shall pay for any initial commitment fees and expenses associated with the Working Capital Facility that are incurred prior to the Effective Time. Without the express written consent of ITC, TransCo shall not draw down on the Working Capital Facility prior to the Effective Time.

Section 2.03 TransCo Subs Financing. Entergy shall use its reasonable best efforts to cause the TransCo Subs to arrange and obtain a one (1) year term funded bridge facility (the “TransCo Subs Financing” and, together with the Entergy Exchangeable Debt, the TransCo Securities Issuance, the Working Capital Facility and the Debt Exchange, the “Financings”). Each of Entergy and ITC will use its commercially reasonable efforts to cause the principal amount of the TransCo Subs Financing to be based upon the target capital structure for each TransCo Sub approved by FERC (intended to be forty percent (40%) debt and sixty percent (60%) equity) in the relevant ITC Regulatory Approvals; provided, however, that if the desired Ruling with respect to the Financings cannot be obtained without increasing or decreasing the principal amount of the TransCo Subs Financings, the Parties agree that they shall have the right to increase or decrease the principal amount of the TransCo Subs Financings as necessary to obtain the Ruling, up to or reduced to an amount equal to the aggregate tax basis of the Transmission Assets (the amount to be incurred in either case, the “TransCo Subs Principal Amount”). Subject to the other provisions of this Article II with respect to the terms and conditions of the Financings, each of Entergy and ITC shall use its commercially reasonable efforts to cause the aggregate principal amount to be incurred in the TransCo Securities Issuance and the TransCo Subs Financing to equal $1.775 billion (as may be adjusted pursuant to Section 1.02 of the Merger Agreement, the “Transaction Maximum Principal Amount”), and in any event the aggregate principal amount to be incurred in the TransCo Securities Issuance and the TransCo Subs Financing shall not exceed the Transaction Maximum Principal Amount. Subject to Section 2.04, the other terms and conditions of the TransCo Subs Financing shall be at then prevailing market terms for similar bridge facilities by companies of a size and with a credit rating or profile similar to TransCo’s credit rating or profile, as mutually determined by Entergy and ITC each using their respective commercially reasonable judgment. Entergy and ITC shall jointly appoint the lead arranger with respect to the TransCo Subs Financing.

Section 2.04 Control of Financings. From time to time following the date hereof, ITC and Entergy shall meet to discuss strategy and timing for seeking proposals from reputable lenders and/or underwriters to provide, arrange and/or underwrite the Financings. Entergy and ITC shall jointly solicit proposals from reputable financing sources in order to arrange the Financings in a timely manner and shall select from among the proposals received one or more which they reasonably mutually determine to be the most favorable in the aggregate. Entergy and ITC shall jointly conduct negotiations regarding the Financings. Entergy and ITC shall use all commercially reasonable efforts to finalize all documentation with respect to the Financings in a timely manner in order to effect the Closing as promptly as practicable (taking into account any time periods required, in the good faith judgment of each Party, to satisfy any other closing conditions under Article VI of the Merger Agreement that remains to be satisfied as of such date, other than those conditions that would be satisfied by action at the Closing). Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, in no event shall ITC be obligated to accept or execute, and in no event without the written consent of ITC shall TransCo or any other member of the TransCo Group accept or execute, documentation related to any of the Financings where (x) the terms or provisions of such Financing would cause its incurrence or assumption by ITC in or as a result of the Merger to be prohibited by or cause (with or without notice or the lapse of time) a default under the existing credit agreements or indentures of ITC or its Subsidiaries as in effect on the date of this Agreement (provided that ITC shall use reasonable best efforts to seek any consents or waivers with respect to such defaults) or (y) the aggregate effect of any covenants and other terms and conditions of the Financings (other than the interest rate) would be materially adverse to the ITC Group (after giving effect to the Merger).

ARTICLE III

TRANSFER OF THE TRANSMISSION BUSINESS

Section 3.01 Transfer of Assets. Except as provided in Section 3.10(b), effective as of the Separation Time, Entergy, the Utility OpCos and ESI shall sell, assign, transfer, convey and deliver (“Convey”) (and shall cause any applicable Subsidiary to Convey) to TransCo or one or more TransCo Subs as provided in transaction steps set forth in Article I, and TransCo shall accept from Entergy, the Utility OpCos, ESI or the applicable Subsidiary of Entergy, and shall cause the applicable TransCo Sub to accept, the Transmission Assets and all of Entergy’s and its applicable Subsidiaries’ respective right, title and interest in, to and under all Transmission Assets (other than any Transmission Assets that are already held as of the Separation Time by TransCo or a TransCo Sub, which Transmission Asset shall continue to be held by TransCo or such TransCo Sub after the Separation Time), free and clear of all Security Interests (other than Permitted Encumbrances).

Section 3.02 Assumption of Liabilities. Effective as of the Separation Time, Entergy, the Utility OpCos and ESI shall Convey (or shall cause any applicable Subsidiary to Convey) to TransCo or one or more TransCo Subs as provided in the transaction steps set forth in Article I, and TransCo shall assume, perform and fulfill when due and, to the extent applicable, comply with, or shall cause any applicable TransCo Sub to assume, perform and fulfill when due and, to the extent applicable, comply with, all of the Transmission Liabilities, in accordance with their respective terms (other than any Transmission Liability that as of the Separation Time is already a Liability of TransCo or a TransCo Sub, which Transmission Liability shall continue to be a Liability of TransCo or such TransCo Sub after the Separation Time).

Section 3.03 Transfer of Excluded Assets; Excluded Liabilities. Subject to Section 3.10(b), prior to the Entergy Contribution, (a) Entergy shall cause any applicable TransCo Sub to Convey to Entergy or an appropriately capitalized Subsidiary of Entergy (as Entergy may designate) (other than any member of the TransCo Group) any Excluded Assets that it owns, leases or has any right to use, and Entergy shall accept from such TransCo Sub, or shall cause any designated Subsidiary of Entergy (other than any member of the TransCo Group) to accept, the Excluded Assets and all such respective right, title and interest in and to any and all of such Excluded Assets and (b) Entergy shall cause any applicable TransCo Sub to Convey any Excluded Liability for which it is otherwise responsible to Entergy or an appropriately capitalized Subsidiary of Entergy (as Entergy may designate) (other than any member of the TransCo Group), and Entergy shall assume, perform and fulfill when due, and to the extent applicable, comply with, or shall cause the designated Subsidiary of Entergy to assume, perform and fulfill when due, and to the extent applicable, comply with, any and all of such Excluded Liabilities in accordance with their respective terms.

Section 3.04 Misallocated Transfers. In the event that, at any time from and after the Separation Time, any Party (or any member of the Entergy Group or the TransCo Group, as applicable) discovers that it or one of its Affiliates is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Separation Time), such Party shall promptly Convey, or cause to be Conveyed, such Asset or Liability to the Person so entitled thereto (and the relevant Party shall cause such entitled Person to accept such Asset or assume such Liability) for no further consideration than that set forth in this Agreement. Prior to any such transfer, such Asset shall be held in accordance with Section 3.10(b).

Section 3.05 Transmission Assets; Excluded Assets.

(a) For purposes of this Agreement, “Transmission Assets” shall mean, in each case to the extent existing and owned or held immediately prior to the Separation Time by Entergy or any of its Subsidiaries, all of Entergy’s and its Subsidiaries’ respective right, title and interest in, to and under the following Assets:

(i) All Transmission Line Facilities. For purposes of this Agreement, “Transmission Line Facilities” means any and all electric transmission lines and other equipment located outside of a substation and operating at or above 69 kV together with related facilities, including (A) conductors (whether used for bulk transmission purposes or providing connection to generation sources, distribution facilities or retail or wholesale customers), (B) towers, poles, ducts and conduits associated with such conductors, (C) any other structure or Asset used exclusively for Transmission, (D) switching stations and (E) voltage control devices and power flow control devices;

(ii) All Transmission Substation Facilities. For purposes of this Agreement, “Transmission Substation Facilities” means any and all facilities and equipment located at a substation that are directly used for or exclusively in support of Transmission, including conductors, associated poles and towers, transformers, circuit breakers, switches, protective relays, static VAR compensators, remote terminal units (RTUs), and related structures and control equipment. For substations that contain distribution or generation function equipment (i.e., equipment operating below 69 kV), the dividing line between distribution or generation function equipment and equipment constituting Transmission Substation Facilities shall be the high voltage Transmission system side (at 69 kV or above) of the disconnect switch of the distribution, or generation step-up or station service transformer;

(iii) All Transmission Common Use Facilities. For purposes of this Agreement, “Transmission Common Use Facilities” means any and all structures, equipment, facilities and other Assets (other than interests in real property) that (A) are located at a substation where three (3) or more separate transmission lines running from outside of such substation are interconnected within such substation and (B) are used in support of both Transmission and distribution functions within such substation;

(iv) All Transmission Land Rights. For purposes of this Agreement, “Transmission Land Rights” means any and all real property rights (including all rights acquired by operation of law), whether through ownership in fee simple, easement, servitude, right of way, license, Permit, concession, condemnation, lease or otherwise (but excluding any Franchises, which are addressed by Section 3.05(a)(xxii)), by which a Utility OpCo or any other member of the Entergy Group owns, possesses, uses or otherwise occupies land (A) upon which a Transmission Line Facility is located, (B) upon which a substation containing Transmission Substation Facilities but no distribution function equipment (other than metering) is located, together with any and all real property rights appurtenant thereto and adjoining or adjacent real property, but excluding any adjoining or adjacent tracts of land, improvements and appurtenant real property rights held for (i) generation purposes, (ii) distribution purposes other than expansion of the substation or (iii) purposes other than Transmission purposes, (C) upon which a substation containing Transmission Substation Facilities and distribution function equipment is located where three (3) or more separate transmission lines running from outside of such substation are interconnected within such substation, together with any and all real property rights appurtenant thereto and adjoining or adjacent real property, but excluding any adjoining or adjacent tracts of land, improvements and appurtenant real property rights held for (i) generation purposes, or (ii) distribution purposes other than expansion of the substation or Transmission purposes, or (D) otherwise exclusively used or held exclusively for use or future use in the Transmission Business;

(v) All Transmission Control Facilities and Transmission Control Facility Rights. For purposes of this Agreement, “Transmission Control Facilities” means the facilities and buildings primarily containing Transmission Control System equipment and devices set forth on Schedule 3.05(a)(v)(1) and “Transmission Control Facility Rights” means a lease, sublease, easement or other similar contractual right to access and use the portion of the facilities and buildings primarily containing Transmission Control System equipment and devices set forth on Schedule 3.05(a)(v)(2) (for the term as set forth on such schedule);

(vi) The Transmission Control System. For purposes of this Agreement, “Transmission Control System” means:

(1) All control systems, data acquisition systems, and networking equipment necessary for the operation and control of the Transmission Line Facilities and the Transmission Substation Facilities (such systems and equipment, the “EMS”) exclusive of software which is addressed in paragraph (3);

(2) any additional computers, servers, systems and related equipment (including devices, sensors, communications links, routers, hubs, switches, firewalls and modems) that are used by a Utility OpCo exclusively in the operation and control of the Transmission Line Facilities or Transmission Substation Facilities; and

(3) (A) all licenses of computer programs, software and applications (and related documentation) licensed by Entergy or its Subsidiaries and used exclusively in the operation of the EMS as of the Separation Time and (B) a royalty-free license effective as of the Separation Time to use (1) the computer programs, software and applications (and related documentation) owned by Entergy or its Subsidiaries that are used exclusively in the operation of the EMS as of the Separation Time and (2) any other computer programs, software and applications (and related documentation) owned or licensed by Entergy or its Subsidiaries that are used in the operation of the EMS as of the Separation Time; provided that with respect to any such computer programs, software and applications (and related documentation) licensed by Entergy or its Subsidiaries from a third party that are not transferable or sublicensable, Entergy, the Opcos and ESI shall only be obligated to use commercially reasonable efforts to achieve the license of such computer programs, software and applications to TransCo or a TransCo Sub as applicable, and any external cost of achieving any such license shall be paid by TransCo (all such computer programs, software and applications (and related documentation) licensed to TransCo or a TransCo Sub pursuant to this paragraph (3) collectively, the “Licensed IP”); and

(4) Pursuant to the Telecom Agreement, a non-exclusive right to use or shared access, in each case subject to a designated capacity, on a pro rata cost of service basis, to any fiber optic communications lines or similar data transmission network retained by the Utility OpCos as Excluded Assets;

(vii) the real property set forth on Schedule 3.05(a)(vii), together with all buildings, fixtures, structures and improvements erected or located on such real property (the “TransCo Real Property”);

(viii) the rights and interests of the Utility OpCos (as applicable) under the leases set forth on Schedule 3.05(a)(viii) to the premises listed on Schedule 3.05(a)(viii) (the “Leased Premises”);

(ix) all of the office equipment (including personal computers), furnishings and other tangible assets located at any TransCo Real Property, the Leased Premises, the Transmission Control Facilities, and the premises described in the Transmission Control Facility Rights in each case as allocated in the manner described on Schedule 3.05(a)(ix);

(x) (A) all the office equipment (including personal computers), furnishings and other tangible assets (to the extent not covered by Section 3.05(a)(ix)) and (B) all the machinery, equipment, tools and vehicles, in each case as used in the operation of the Transmission Assets and as allocated in the manner described on Schedule 3.05(a)(x);

(xi) all of the Permits (excluding Franchises (which are subject to Section 3.05(a)(xxii)) granted to Entergy or any of its Subsidiaries that are primarily used or held for use in the Transmission Business (the “Transferable Permits”); provided, that, the obligation to convey the Transferable Permits shall be subject to Section 3.10(a);

(xii) all rights to causes of action, lawsuits, judgments, claims (including insurance claims), counterclaims or demands of Entergy, its Affiliates or any member of the TransCo Group against a Person other than ITC or its Affiliates to the extent such causes of action, lawsuits, judgments, claims, counterclaims or demands relate to the Transmission Assets or the Transmission Liabilities; provided, that any causes of action, lawsuits, judgments, claims, counterclaims or demands shall be assigned to TransCo without warranty or recourse (other than pursuant to this Agreement, the Merger Agreement or any Ancillary Agreement);

(xiii) all inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products that are primarily used or held for primary use in the Transmission Business;

(xiv) (A) all licenses of Intellectual Property Rights by Entergy or its Subsidiaries that are exclusively used in the Transmission Business as of the Separation Time, and (B) a royalty-free license effective as of the Separation Time to use all other Intellectual Property Rights (1) owned by Entergy or its Subsidiaries that are used in the Transmission Business and (2) licensed by Entergy or its Subsidiaries that are used in the Transmission Business, as of the Separation Time (the “TransCo IP”). For the avoidance of doubt, software licensed by Entergy or its Subsidiaries from third parties and not used in the Transmission Business shall not constitute TransCo IP; provided that with respect to any Intellectual Property Rights licensed by Entergy or its Subsidiaries from a third party that are not transferable or sublicensable, Entergy, the Utility OpCos and ESI shall only be obligated to use commercially reasonable efforts to achieve the license of such Intellectual Property Rights to TransCo or a TransCo Sub as applicable, and any external cost of achieving any such license shall be paid by TransCo;

(xv) all warranties pertaining to the Transmission Assets;

(xvi) (A) the rights and interests related to Transmission under any Contract that is related to the Transmission Business and any other business function of Entergy or its Subsidiaries, in each case, to which Entergy, TransCo or any member of their respective Groups is a Party or by which it or any of its Assets is bound (each a “Multifunction Contract”); (B) any other Contract not involving real property rights that is primarily related to the Transmission Business, in each case, to which Entergy, TransCo or any member of their respective Groups is a Party or by which it or any of its Assets is bound, except for any such Contract that is explicitly retained by Entergy or any member of the Entergy Group pursuant to any provision of this Agreement or any Ancillary Agreement; (C) any Contract that permits a third party to attach its facilities to the Transmission Line Facilities and Transmission Substation Facilities; and (D) all Collective Bargaining Agreements (collectively, the “TransCo Contracts”) and all interests, rights, claims and benefits of Entergy and any of its Subsidiaries pursuant to and associated with the TransCo Contracts;

(xvii) (A) all business records primarily related to the Transmission Assets or Transmission Liabilities, including the corporate or limited liability company minute books and related stock records of the members of the TransCo Group, all North American Electric Reliability Corporation compliance records, information and records used to demonstrate compliance with reliability standards for Transmission and any other compliance records related to the Transmission Business, (B) all of the separate financial and property tax records of the members of the TransCo Group that do not form part of the general ledger of Entergy or any of its Affiliates (other than the members of the TransCo Group), (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, that are primarily related to the Transmission Business and (D) with respect to TransCo Employees and subject to any applicable collective bargaining obligations, performance reviews in respect of the period while employed by a member of the TransCo Group, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and employee benefit election records in effect as of Closing (collectively, the “TransCo Books and Records”); provided, however, that (x) Entergy shall be entitled to retain a copy of any and all TransCo Books and Records to the extent such specific materials are not exclusively related to the Transmission Business, which shall be subject to the provisions of Article IV and deemed the Confidential Information of TransCo and subject to the provisions of Article VII and (y) neither clause (A) nor clause (C) shall be deemed to include any books, records or other items or portions thereof that are subject to restrictions on transfer pursuant to applicable Laws regarding personally identifiable information or Entergy’s privacy policies regarding personally identifiable information or with respect to which transfer would require any Governmental Approval under applicable Law, unless such records are required to be transferred to TransCo under applicable Law; and (z) Entergy may retain any materials in clauses (A) and (C) that are not reasonably practicable to identify and extract subject to the right of access pursuant to Section 7.02, provided that such retained materials shall be deemed Confidential Information of TransCo and subject to the provisions of Article VII;

(xviii) all goodwill of the Transmission Business;

(xix) the right to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to Confidential Information of the Transmission Business and rights to enforce the assignment provisions of any Contract;

(xx) a copy of any database containing records related to Transmission Land Rights, TransCo Real Property or the Leased Premises;

(xxi) all Franchises to the extent any such Franchise relates exclusively to the Transmission Business and, subject to the limitations on the obligation to convey pursuant to Section 3.10(c), any rights under any Franchises that do not exclusively relate to the Transmission Business;

(xxii) cash in an amount equal to sum of the following, plus any interest accrued thereon (the “Transactional Cash”):

(1) all customer deposits held by any member of the Entergy Group that are related to the provision of Transmission service, construction of Transmission or any provision under Entergy’s OATT (collectively, “Customer Deposits”), plus

(2) all customer payments that are exclusively for Transmission Assets or service, or the pro-rata portion that is not for distribution assets or service; and Transmission customer payments for specific customer funded projects (other than that portion specifically for the tax gross up component);

(3) accounts payable relating to the construction or investment in the Transmission Assets as of the Effective Time, excluding any accounts payable in respect of expenses, including operating and maintenance and general and administrative expenses (collectively, “Assumed AP”).

(xxiii) all rights of the TransCo Group under this Agreement and the Merger Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith;

(xxiv) cash in an amount equal to any unpaid interest on the Entergy Exchangeable Debt that is accrued on or before the Effective Time but not paid until after the Effective Time; and

(xxv) any and all other Assets owned or held immediately prior to the Separation Time by Entergy or any of its Subsidiaries that are exclusively (x) used in, (y) held for use or future use in or (z) related to, the Transmission Business that are not Excluded Assets.

(b) Notwithstanding Section 3.05(a), the Transmission Assets shall not in any event include any of the following Assets (the “Excluded Assets”):

(i) fiber optic communications lines (including the shield wire enclosing such lines) and microwave communications systems (and related equipment and facilities) located on Transmission Line Facilities and owned or leased by Entergy and its Affiliates;

(ii) meters and instrument transformers exclusively for metering;

(iii) all cash and cash equivalents (including storm reserves and investments and securities but excluding any capital stock or other equity interest in any member of the TransCo Group), bank or other deposit accounts, accounts, receivable and any income, sales, payroll or other tax receivables of Entergy and its Affiliates, other than Transactional Cash;

(iv) the Intellectual Property Rights listed on Schedule 3.05(b)(iv), and any other Intellectual Property Rights in or to which any member of the Entergy Group has any right, title or interest, except the TransCo IP and the Licensed IP;

(v) any compensation, payment or other relief related to a condemnation or taking by eminent domain of any Transmission Asset in an Action settled, consented to or finally adjudicated prior to the Separation Time; provided, that an underlying Action shall be considered finally adjudicated when an order determining any compensation, payments or other relief to be paid with respect to such Action has been issued by a court of competent jurisdiction and has become nonappealable;

(vi) customer payments that are exclusively for distribution assets or service, or the pro-rata portion that is not for Transmission Assets or service; and Transmission customer payments specifically for the tax gross up component for specific customer funded projects;

(vii) (A) The employment and personnel records of Entergy’s and its Affiliates’ employees that are not TransCo Employees and (B) any employment and personnel records of the TransCo Employees the transfer of which is prohibited by collective bargaining obligations;

(viii) all rights to insurance policies or practices of Entergy and its Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies;

(ix) for the avoidance of doubt, all equipment and facilities exclusively used for the movement of electricity to customers and having nominal voltages below 69 kV;

(x) all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of Entergy, its Affiliates or any member of the TransCo Group against a party other than ITC or its Affiliates to the extent that they do not relate to the Transmission Assets or the Transmission Business;

(xi) all financial and Tax records relating to the Transmission Business that form part of the general ledger of Entergy or any of its Affiliates (other than the members of the TransCo Group), any working papers of Entergy’s auditors, and any other Tax records (including accounting records) of Entergy or any of its Affiliates (other than the members of the TransCo Group); provided that TransCo shall in all events be entitled to copies of any such books and records to the extent related to the Transmission Business or the Transmission Assets;

(xii) any Federal Communications Commission licenses held by any member of the Entergy Group;

(xiii) other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to confidential information of the Transmission Business, all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with the potential divestiture of all or a part of the Transmission Business, including (A) bids received from third parties and analyses relating to such transactions and (B) confidential communications with legal counsel representing Entergy or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(xiv) all other Permits of Entergy or its Affiliates other than Transferable Permits;

(xv) any and all Assets that are expressly specified by this Agreement or any Ancillary Agreement as Assets to be retained by Entergy or any other member of the Entergy Group; and

(xvi) other than any Asset specifically listed or described in Section 3.05(a) or the Schedules thereto, any and all Assets of Entergy or its Affiliates that are exclusively used, held for exclusive use in, or exclusively related to, businesses of Entergy other than the Transmission Business.

The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in this Agreement, the Merger Agreement or any Ancillary Agreements, neither TransCo nor any of the TransCo Subs shall acquire or be permitted to retain any right, title or interest in any Excluded Assets through the Conveyance of all of the authorized and outstanding equity interests in the TransCo Subs and that if any of the TransCo Subs owns, leases or has the right to use any such Excluded Assets, such Excluded Assets shall be Conveyed to Entergy as contemplated by Section 3.03.

Section 3.06 Transmission Liabilities; Excluded Liabilities.

(a) For the purposes of this Agreement, “Transmission Liabilities” shall mean each of the following Liabilities of any of the Utility OpCos, Entergy and its Affiliates, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Time, or where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, including, but in each case excluding the Excluded Liabilities:

(i) fifty percent (50%) of any sales or transfer taxes applicable to the Transactions;

(ii) with respect to the Transmission Business and the Transmission Assets, any and all Liabilities, whether such Liabilities are known or unknown, contingent or accrued, relating to (A) any violation or alleged violation of Environmental Laws, whether prior to, on or after the Separation Time, including fines and penalties associated with such violations and the costs of any necessary corrective actions; (B) wetlands mitigation arising out of or related to Transferable Permits; (C) loss of life or injury to persons due to exposure to asbestos on or after the Separation Time; and (D) the off-site disposal, storage, transport, discharge or Release of Hazardous Materials on or after the Separation Time, including liability for loss of life, injury to persons or property, damage to natural resources or investigation and remediation of environmental media impacted by Hazardous Materials, but excluding in clauses (A) through (D) the Liabilities relating to Environmental Laws set forth on Schedule 3.06(b)(x);

(iii) with respect to those Transmission Assets located on real property subject to the Transmission Land Rights, and said real property, any and all Liabilities, whether such Liabilities are known or unknown, contingent or accrued, relating to: (A) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Separation Time or arises or becomes manifest on or after the Separation Time) caused (or allegedly caused) by the Release of, or exposure, to Hazardous Materials at, on, in, under, adjacent to or migrating from said Transmission Assets or related real property subject to the Transmission Land Rights prior to, on or after the Separation Time, except as set forth in Section 3.06(b)(ix); and (B) the investigation and/or remediation (whether or not such investigation and/or remediation commenced before the Separation Time or commences on or after the Separation Time) of Hazardous Materials that have been Released prior to, on or after the Separation Time at, on, in, under, adjacent to or migrating from said Transmission Assets or related real property subject to the Transmission Land Rights, except as set forth in Section 3.06(b)(ix);

(iv) all Liabilities under the TransCo Contracts and the assigned portion of any Multifunction Contract, any Franchise, or any other Contract that is assigned to a member of the TransCo Group;

(v) all Liabilities for Taxes applicable to the Transmission Assets with respect to any period (or portion thereof) beginning after the Effective Time;

(vi) all Liabilities relating to leases for the Transmission Assets;

(vii) all Liabilities relating to the TransCo Securities and the TransCo Subs Financings (excluding any expenses and costs of counsel incurred in connection therewith by any member of the TransCo Group or the Entergy Group);

(viii) Transmission credits;

(ix) Customer Deposits;

(x) Assumed AP; and

(xi) except as otherwise provided herein or in the Schedules hereto and subject to Section 3.06(b), all Liabilities of the members of the TransCo Group to the extent arising primarily out of, primarily relating to or otherwise primarily in respect of, the ownership or use of the Transmission Assets or the operation or the conduct of the Transmission Business, whether before, at or after the Separation Time.

(b) Notwithstanding the foregoing, the Transmission Liabilities shall not in any event include any of the following Liabilities (the “Excluded Liabilities”):

(i) fifty percent (50%) of any sales or transfer taxes applicable to the Transactions;

(ii) all Liabilities, including for the avoidance of doubt all Liabilities under or related to any Environmental Laws, of a member of the Entergy Group to the extent relating to, arising out of, resulting from or otherwise in respect of, (A) the ownership or use of the Excluded Assets, other than in the operation or conduct of the Transmission Business, or (B) activities of a member of the Entergy Group at or affecting the Transmission Assets, other than in the operation or conduct of the Transmission Business, in either case (A) or (B) whether before, at or after the Separation Time, and other than as set forth in Section 3.05(a)(iv);

(iii) all Liabilities under Intercompany Accounts and all Liabilities that may arise in connection with the settlement, satisfaction, cancellation, termination or extinguishment of Intercompany Accounts as contemplated by Section 3.09(c);

(iv) all Liabilities for Taxes applicable to the Transmission Assets with respect to any period (or portion thereof) ending on or before the Effective Time;

(v) Liabilities for Indebtedness other than Indebtedness incurred in connection with the Financings; provided that (i) any interest that may accrue and is payable on the Financings (other than the Exchangeable Debt Financing) prior to the Effective Time, (ii) any costs and expenses of the Financings incurred by any member of the TransCo Group prior to the Closing; and (iii) and any interest that may accrue on the Exchangeable Debt Financing and any other costs or expenses of the Exchangeable Debt Financing of any member of the Entergy Group and the TransCo Group, in each case of (i), (ii), and (iii) shall be an Excluded Liability; provided, however, that, for the avoidance of doubt, any accrued interest, that is not payable prior to the Effective Time, of the TransCo Securities that are exchanged for Entergy Exchangeable Debt shall be a Transmission Liability;

(vi) current liabilities of Entergy and its Affiliates other than the Assumed AP and Customer Deposits to the extent they are current liabilities;

(vii) Liabilities under any Contract for the provision of any services or otherwise that would cause ITC or TransCo or their applicable Subsidiaries to be considered a customer of electricity transmission service or electricity market participant under FERC rules or regulation, except to the extent necessary to operate the Transmission Assets prior to TransCo’s full Regional Transmission Organization membership and operation with respect to the Transmission Assets;

(viii) any and all Liabilities arising pursuant to Environmental Law, whether such Liabilities are known or unknown, contingent or accrued, with respect to: (A) the off-site disposal, storage, transport, discharge or Release of Hazardous Materials, prior to the Separation Time, in connection with the ownership and operation of the Transmission Business and Transmission Assets, including liability for loss of life, injury to persons or property, damage to natural resources or investigation and remediation of environmental media impacted by Hazardous Materials; and (B) assets and properties no longer used in the Transmission Business as of the Separation Time to the extent that such assets and properties are not transferred to TransCo;

(ix) with respect to those Transmission Assets located on real property that are not subject to the Transmission Land Rights, any and all Liabilities, whether such Liabilities are known or unknown, contingent or accrued, relating to: (A) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Separation Time) caused (or allegedly caused) by the Release of, or exposure, to Hazardous Materials (excluding asbestos) at, on, in, under, adjacent to or migrating from said Transmission Assets or related real property, prior to the Separation Time; and (B) the investigation and/or remediation (whether or not such investigation and/or remediation commenced before the Separation Time or commences on or after the Separation Time) of Hazardous Materials that have been Released, prior to the Separation Time, at, on, in, under, adjacent to or migrating from said Transmission Assets or related real property;

(x) with respect to the real property subject to the Transmission Land Rights at which assets and operations of any member of the Entergy Group will remain after the Separation Time, notwithstanding Section 3.05(a)(iv), Liabilities arising from the operations of any member of the Entergy Group after the Separation Time, including (A) loss of life, injury to persons or property or damage to natural resources due to the Release of Hazardous Materials by any member of the Entergy Group after the Separation Time and (B) the investigation and/or remediation of Hazardous Materials that are Released by any member of the Entergy Group after the Separation Time;

(xi) the Liabilities listed or described on Schedule 3.06(b)(x); and

(xii) all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Entergy or any other member of the Entergy Group, and all Liabilities of any member of the Entergy Group under this Agreement or any of the Ancillary Agreements.

The Parties acknowledge and agree that neither TransCo nor any other member of the TransCo Group shall be required to assume or retain any Excluded Liabilities as a result of the TransCo Transfer, and that if any of the TransCo Subs is liable for any Excluded Liabilities, such Excluded Liabilities shall be assumed by Entergy as contemplated by Section 3.03. Any liability of any member of the Entergy Group not included in any of the clauses of Section 3.06(a) shall be an Excluded Liability, and no Excluded Liability shall be a Transmission Liability.

Section 3.07 Shared Facilities. To the extent separation of facilities that would otherwise fall within the definition of Transmission Common Use Facilities cannot be achieved in a reasonably practicable manner prior to or as soon as practicable after the Separation Time, Entergy and TransCo shall enter into appropriate arrangements regarding such facilities, with terms and conditions intended to approximate those that would result from unrelated parties bargaining at arms length, subject to the consent of ITC. Any costs related to the use of facilities that would otherwise constitute Transmission Common Use Facilities and that are not transferred as of the Distribution Date shall be allocated in a reasonable manner as agreed by Entergy and TransCo, subject to the consent of ITC.

Section 3.08 Treatment of Specific Facilities. Pursuant to Section 1.01, ESI will convey the Transmission Assets held by ESI in the manner contemplated by Schedule 3.08.

Section 3.09 Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a) Except as set forth in Section 3.09(b), TransCo, on behalf of itself and each other member of the TransCo Group, on the one hand, and Entergy, on behalf of itself and each other member of the Entergy Group, on the other hand, hereby terminate any and all Contracts, whether or not in writing, between or among TransCo or any member of the TransCo Group, on the one hand, and Entergy or any member of the Entergy Group, on the other hand (the “Related Party Agreements”), effective as of the Distribution Date. No such Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect at or after the Distribution Date and all parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Account as provided in Section 3.09(c). From and after the Distribution Date, no member of either Group shall have any rights or obligations under any Related Party Agreements, except as specifically provided in Schedule 3.09(b), in this Agreement, in the Merger Agreement or the Ancillary Agreements. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 3.09(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):

(i) this Agreement, the Merger Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(ii) any Contracts to which any Person other than the Parties and their respective Affiliates is a Party; and

(iii) any other Contracts that this Agreement, the Merger Agreement or any Ancillary Agreement expressly contemplates shall survive the Distribution Date.

(c) Each Intercompany Account outstanding immediately prior to the Distribution Date, other than those set forth on Schedule 3.09(c), will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished (in each case with no further liability or obligation, including in respect of Taxes on ITC or any member of the TransCo Group) by the relevant members of the Entergy Group and the TransCo Group no later than the Distribution Date and prior to the Distribution, in each case in the manner agreed to by the Parties (including, for the avoidance of doubt, ITC). Each Intercompany Account outstanding immediately prior to the Distribution Date set forth on Schedule 3.09(c) shall continue to be outstanding after the Distribution Date (unless previously satisfied in accordance with its terms) and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third party and shall no longer be an Intercompany Account.

Section 3.10 Third-Party Consents.

(a) Obtaining Consents; Consent Committee. The Parties shall, as promptly as practicable after the date hereof and for a period of two (2) years following the Closing, cooperate with each other (including through the use of the Consent Committee) and use their respective reasonable best efforts to obtain (i) the transfer, assignment or reissuance to TransCo or a member of the TransCo Group of all Transferable Permits and (ii) all Consents and Governmental Approvals of all other Persons to the extent necessary to consummate the TransCo Transfer as required by the terms of any Law, license, permit, concession or Contract to which Entergy or any of its Subsidiaries is a party or by which any of them is bound, subject to the limitations set forth in this Section 3.10; provided, however, that no member of the Entergy Group shall be required to obtain any Consents with respect to any easement, servitude, license, right of way, permit or similar right of any Person affecting, or otherwise with respect to, any Transmission Land Right (the “Transmission Land Right Consents”) except for the Transmission Land Right Consents set forth on Schedule 3.10(a) (the “Specified Land Right Consents”); provided, further, that obtaining any such Transmission Land Right Consents or Specified Land Right Consents shall not be a condition to the TransCo Transfer and provided, further, that, no Party or member of the Entergy Group shall be required to make any material payments, incur any material Liability or offer or grant any material accommodation (financial or otherwise) to any third party to obtain any such Consents. Entergy shall not commit to any third party on behalf of ITC or any member of the TransCo Group to make any material payments, incur any material Liability or offer or grant any material accommodation (financial or otherwise) to any third party to obtain any such Consents that would be a Liability of ITC or any member of the TransCo Group after the Separation Time, without ITC’s prior express written consent. For the avoidance of doubt, the required efforts and responsibilities of the Parties to seek the Entergy Regulatory Approvals and the ITC Regulatory Approvals shall be governed by the Merger Agreement. Promptly following the date hereof (and in any case within thirty (30) days) after the date hereof), the Parties shall establish a committee (the “Consent Committee”), composed of at least one (1) manager-level employee of each of ITC and Entergy, which shall be responsible for coordinating and helping to implement the provisions of this Section 3.10(a) (including discussing and agreeing on action plans to resolve any outstanding obligations under this Section 3.10(a)) for a period of time starting on the date hereof and ending two (2) years following the Closing Date. The Consent Committee shall meet telephonically or in person on a monthly basis (during the third week of each month) and after each such meeting, the members of the Consent Committee shall prepare minutes of the meeting and progress reports, which minutes and progress reports shall thereafter be distributed to each of the Parties as determined by such members. The Consent Committee process described in this Section 3.10(a) shall be subject to modification or termination upon mutual consent of ITC and Entergy.

(b) Transfer in Violation of Laws or Requiring Consent or Governmental Approval. If and to the extent that the Conveyance to any member of the TransCo Group of any Transmission Assets or to any member of the Entergy Group of any Excluded Assets would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the TransCo Transfer that has not been obtained at the Separation Time, then, notwithstanding any other provision hereof, the Conveyance to the TransCo Group of such Transmission Assets or to the Entergy Group of such Excluded Assets (any such Asset, a “Deferred Asset”) shall automatically be deferred and no Conveyance shall occur until all legal impediments are removed or such Consents or Governmental Approvals have been obtained (except that (A) any Transmission Land Right that is subject to a Transmission Land Right Consent shall be Conveyed at the Closing, and shall not be deemed to be a Deferred Asset for the purposes of this Section 3.10(b)) and (B) ITC may elect to require the immediate Conveyance of any Transmission Asset and Entergy may elect to require the immediate Conveyance of any

Excluded Asset notwithstanding any requirement that an immaterial Consent or immaterial Governmental Approval be obtained; provided, however, that (i) if ITC so elects to require the immediate Conveyance of any Deferred Asset, any Liabilities arising from such Conveyance shall be deemed to be Transmission Liabilities, (ii) if Entergy so elects to require the immediate Conveyance of any such Deferred Asset, any Liabilities arising from such Conveyance shall be deemed to be Excluded Liabilities and (iii) if ITC and Entergy jointly agree to immediately Convey such Deferred Asset, any Liabilities arising from such Conveyance shall be shared evenly between TransCo and Entergy and, notwithstanding any provision in Section 5.07 to the contrary, the defense of any Third-Party Claim relating thereto shall be jointly managed by TransCo and Entergy. Notwithstanding the foregoing, any such Deferred Asset shall still be considered a Transmission Asset or Excluded Asset, as applicable, and the Person retaining such Asset shall thereafter hold such Asset in trust for the benefit, insofar as reasonably practical (taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the Transactions), of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof. To the extent that any Deferred Asset cannot be Conveyed without the Consent or Governmental Approval of any Person which Consent or Governmental Approval has not been obtained prior to the Separation Time, this Agreement will not constitute an agreement to Convey the same if an attempted Conveyance would constitute a breach thereof or violate any Law. The Parties shall use their reasonable best efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive such Deferred Asset, insofar as reasonably possible, in the same position as if such Deferred Asset had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Deferred Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, control and command over such Deferred Asset, are to inure from and after the Separation Time; provided, that no such arrangements will be deemed to have caused the Closing conditions in Section 9.01 to have been satisfied unless, after giving effect to the foregoing, TransCo would, without being in breach of applicable Law or the applicable Contracts, be able to operate, own or use the Transmission Assets in all material respects in the manner operated, used or owned by Entergy and the Entergy Group prior to the Separation Date. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 3.10(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 3.10(b) are obtained, the transfer of the applicable Deferred Asset shall be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement. The obligations set forth in this Section 3.10(b) shall terminate on the two (2) year anniversary of the Closing Date.

(c) Franchises. The Parties acknowledge and agree that certain state and local Governmental Authorities have granted to members of the Entergy Group franchises, concessions or similar Permits (each, a “Franchise”) that generally grant the right to transmit, distribute, sell and supply electricity within the boundaries of such Governmental Authority and the right to erect, operate and maintain its facilities on the public places of such Governmental Authority for the purpose of transmitting, distributing, selling and supplying electricity. To the extent any Franchise does not exclusively relate to the Transmission Business, each such Franchise shall be partially assigned by Entergy or the applicable member of the Entergy Group to TransCo or the applicable member of the TransCo Group (as applicable) for the right, privilege and authority related to Transmission, to the extent applicable, such as (i) to provide Transmission services, (ii) to operate the Transmission Business and (iii) to construct, maintain, operate and extend Transmission services for such purposes and to enter on, under and upon and use any and all of the streets, alleys, avenues, bridges, and other public grounds and ways belonging to, and under the control of the Governmental Authority, for the purpose of erecting and maintaining, repairing, replacing and operating poles, wires, anchors, stubs, transformers, transmission substations, cables, conduits and other related facilities, appliances and apparatus which are necessary for or useful in the furnishing of electric Transmission. To the extent that any Franchise cannot be partially assigned to TransCo or the applicable member of the TransCo Group (as applicable), from and after the date of this Agreement, through the Closing Date and for a period of two (2) years after the Closing Date, each of Entergy, ITC and each member of the TransCo Group shall use their respective reasonable best efforts to obtain, and to cooperate to obtain, for TransCo or the applicable member of the TransCo Group, replacement Franchises or similar Permits for TransCo or the applicable member of the TransCo Group (as applicable), for the right to operate the Transmission

Business in, and erect, operate and maintain the Transmission Assets on, the public places of the applicable Governmental Authority, it being understood that obtaining any replacement Franchise or Permit shall not be a condition to the TransCo Transfer.

(d) Multifunction Contracts. Entergy (including on behalf of the other members of the Entergy Group) shall use commercially reasonable efforts to separate and cause the applicable member of the TransCo Group to enter into new agreements with the counter parties to the Multifunction Contracts prior to the Separation. To the extent that Entergy is unable or the counter parties are unwilling to enter into agreements with respect to any Multifunction Contract, Entergy (or the applicable member of the Entergy Group) will partially assign the Transmission functions to TransCo (but only if such Multifunction Contract is assignable) and in the event that such partial assignment is not permitted by the terms of the applicable Multifunction Contract or consented to by the applicable counterparty, Entergy shall use commercially reasonable efforts to provide for an alternative arrangement so that the applicable member of the TransCo Group will have the benefits of such Multifunction Contract as though it had been partially assigned. ITC shall cooperate with Entergy in connection with the entering into of any new agreement or partial assignment.

Section 3.11 Allocation Matters. In connection with the RTO Migration, certain operating and other systems will require new configurations or new systems. The costs and expenses of such configurations or to implement such new systems will be paid by the applicable Utility OpCo. At the Effective Time, each Utility OpCo will transfer as part of the TransCo Transfer such operating and other systems so that, after taking into account the Ancillary Agreements entered into in connection with this Agreement, TransCo is capable of operating the Transmission Business. After the Separation Date any costs incurred in connection with the operation of the Transmission Business on a stand alone basis (i.e., after the expiration of the applicable Ancillary Agreement) shall be borne by TransCo or the applicable TransCo Sub.

Section 3.12 Post-Closing Transfers. In the event that after the Effective Time, Entergy or any of its Affiliates owns any asset in its service territory that would have been included in the Transmission Assets as a Transmission Line Facility or Transmission Substation Facility (including Transmission Land Rights related thereto necessary to operate the Transmission Asset) (“Transferable Assets”) had the events described in this sentence occurred prior to the Effective Time, through (i) future system modifications resulting in the reclassification to transmission of any distribution lines or substation equipment or (ii) an acquisition (excluding any acquisition of an integrated utility company that includes a Transmission business) or construction of any facilities, Assets or equipment, Entergy or its relevant Affiliates shall convey to ITC ownership of such after-acquired Transmission Assets. In the event that after the Effective Time, ITC or any of its Affiliates owns any “distribution” asset in its service territory through future system modifications resulting in the reclassification of any facilities, Assets or equipment, ITC or its relevant Affiliates shall convey to Entergy ownership of such “distribution” assets. The price to be paid for any facility, asset or equipment, or group of related facilities, assets or equipment, so conveyed with a Net Book Value less than $10,000,000 shall be priced equal to the Net Book Value of such facilities, asset or equipment, but in any case shall not be less than zero dollars (i.e., no payment will occur as a result of the Net Book Value being less than zero), and any facility, asset or equipment, or group of related facilities, assets or equipment, so conveyed with a Net Book Value equal to or greater than $10,000,000 shall be conveyed for an amount as mutually agreed to by ITC and Entergy. If the Parties cannot agree on such an amount within sixty (60) days of initiation of discussions, such assets will not be conveyed and the application of this Section 3.12 with respect to such assets shall cease. If at the conclusion of such sixty (60) day period the Parties are unable to agree on such amount, the Parties shall submit the matter to an independent third party valuation expert reasonably acceptable to both Parties who shall be directed by the Parties to conduct the valuation pursuant to “baseball arbitration” in which the valuation expert will be instructed to make its determination as between the two positions. All conveyances discussed in this paragraph shall be subject to any required approvals from Governmental Authorities and all applicable provisions of the Distribution-Transmission Interconnection Agreement and/or the Generation Interconnection Agreement. Each Party agrees to use reasonable best efforts to obtain any consents or approvals from any Governmental Authority necessary to consummate the transactions contemplated by this Section 3.12. For purposes of this Section 3.12, the “service territory” as it relates to Entergy’s obligations shall mean the geographic territory in which, prior to the Effective Time, Entergy and its Affiliates conduct the Transmission Business. For purposes of this Section 3.12, the “service territory” as it relates to ITC’s obligations shall mean the geographic territory in which, immediately following the Effective Time, ITC conducts the business directly related to the Transmission Assets. This Section 3.12 shall survive for five (5) years from the Effective Time; provided, however, that this Section 3.12 shall not apply to any specific Transferable Assets to the extent that the Entergy Regional State Committee shall unanimously determine that such Transferable Assets may not be transferred as contemplated by this Section 3.12.

Section 3.13 Supplemental Upgrades. Entergy and ITC agree that ITC’ revenue requirement for Supplemental Upgrades (as that term is defined in Entergy OATT) funded by members of the Entergy Group will be calculated using the ITC FERC-approved Transmission Formula Rate and collected from each member of the Entergy Group as appropriate given each Entergy Group member’s funding of such Supplemental Upgrades, rather than collected from all ITC Group wholesale customers under the same ITC FERC-approved Transmission Formula Rate.

Section 3.14 Securitization Costs. Entergy acknowledges and agrees that no member of the ITC Group shall be responsible to Entergy or to any storm restoration securitization entity for any payments or fund remittal relating to previously-securitized storm costs.

Section 3.15 No Representation or Warranty. EACH OF ITC, ENTERGY, THE UTILITY OPCOS, ESI AND TRANSCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE TRANSCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, NO PARTY TO THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 3.15 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY MADE HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE.

ARTICLE IV

COMPLETION OF THE TRANSCO TRANSFER

Section 4.01 Separation Time. Subject to the satisfaction and waiver of the conditions set forth in Article IX, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article III in connection with the TransCo Transfer shall be 12:01 a.m., Central Time, on a day that is no more than one day before the Closing Date as Entergy may reasonably determine with the Internal Restructuring pursuant to and subject to the conditions in Section 1.01 (such time, the “Separation Time,” and such date the “Separation Date”) or such other time as determined pursuant to Section 3.10.

Section 4.02 Separation Deliveries.

(a) Agreements to be Delivered by Entergy. On the Separation Date, Entergy shall deliver, or shall cause its appropriate Subsidiaries to deliver, to TransCo all of the following instruments:

(i) all Transfer Documents as described in Section 4.04 and Section 4.05;

(ii) the Generation Interconnection Agreement, in a form to be negotiated in good faith within sixty (60) calendar days after the date hereof, which shall document the existing Entergy Group’s generating stations interconnected to the then-existing Transmission system of the Entergy Group and provide the terms under which such generation stations interconnect with the Transmission system of the applicable member of the TransCo Group following the Separation Date and shall contain such terms and conditions as are usual and customary for such types of agreements (the “Generation Interconnection Agreement”), duly executed by the members of the Entergy Group party thereto;

(iii) the Distribution-Transmission Interconnection Agreement substantially in the form attached hereto as Exhibit A (the “Distribution-Transmission Interconnection Agreement”), duly executed by the members of the Entergy Group party thereto;

(iv) the Transition Services Agreements, in a form to be negotiated in good faith within sixty (60) calendar days after the date hereof, which shall address how the applicable Parties will provide transition services to each other that are necessary to ensure the efficient and uninterrupted operation of the Transmission Business and the other businesses of Entergy immediately following the consummation of the TransCo Transfer (but with respect to the other businesses of Entergy, only to the extent that such disruption is a result of the TransCo Transfer); provided that the terms of any services shall be limited to one (1) year from the Closing Date, plus up to two (2) extensions at either Party’s option for up to six (6) months each, and shall contain such other terms and conditions as are usual and customary for such type of agreement, but in a manner that protects ITC’s independence for purposes of FERC requirements; provided, further, that the costs of services provided by Entergy shall be on an actual cost of services basis (the “Transition Services Agreements”), duly executed by the members of the Entergy Group party thereto;

(v) the Software/IP License Agreement, which shall include the licenses in Section 3.05(a)(vi)(3) and Section 3.05(a)(xiv), within sixty (60) calendar days after the date hereof and containing such terms and conditions as are usual and customary for such types of agreements (the “Software/IP License Agreement”), duly executed by the members of the Entergy Group party thereto;

(vi) the Telecom Agreement, within sixty (60) calendar days after the date hereof, which shall (A) provide the terms under which the applicable members of the TransCo Group will utilize the Entergy Group’s telecommunications systems that support operations of the Transmission Business until such time as use of such systems by the applicable members of the TransCo Group are no longer necessary, (B) provide that the applicable members of the TransCo Group shall have a right of use for Transmission function purposes with respect to any such systems owned or leased by a Utility OpCo, which right of use shall have preferential use over any contractual right of a third party or Affiliate of such Utility OpCo to use such systems which contractual right was not in existence as of the Separation Date, and (C) shall contain such terms and conditions as are usual and customary for such types of agreements (the “Telecom Agreement”), duly executed by the members of the Entergy Group party thereto;

(vii) the Joint Use / Pole Attachment Agreement, within sixty (60) calendar days after the date hereof, which shall provide the terms under which facilities of the Entergy Group and other third parties shall be allowed to remain attached to facilities of the applicable members of the TransCo Group after the Effective Date and shall contain such terms and conditions as are usual and customary for such types of agreements, duly by members of the Entergy Group party thereto (the “Joint Use / Pole Attachment Agreement”); and

(viii) any other Ancillary Agreements to which the Parties mutually agree.

(b) Agreements to be Delivered by TransCo. On the Separation Date, TransCo shall deliver, or shall cause the TransCo Subs to deliver, as appropriate, to Entergy, in each case where any member of the TransCo Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by each member of the TransCo Group that is a party thereto.

(c) Document Delivery. On the Separation Date, Entergy shall deliver, or shall cause its appropriate Subsidiaries to deliver, to TransCo the TransCo Books and Records, TransCo Contracts and any other documents that are Transmission Assets.

Section 4.03 Certain Resignations. At or prior to the Distribution Date, Entergy shall cause each employee and director of Entergy and its Subsidiaries who will not be employed by TransCo or a TransCo Sub after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of TransCo or any TransCo Sub on which they serve, and from all positions as officers of TransCo or any TransCo Sub in which they serve.

Section 4.04 Transfer of Transmission Assets and Assumption of Transmission Liabilities. In furtherance of the Conveyance of Transmission Assets and Transmission Liabilities provided in Section 3.01 and Section 3.02, on the Separation Date (and thereafter at any time upon the request of TransCo), (a) Entergy shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title and assignments of Contracts and Franchises (to the extent contemplated by Section 3.10(c)), Transferred IP, Consents (to the extent obtained) and Transferable Permits, easements, leases, deeds and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties), as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of Entergy’s and its Subsidiaries’ (other than TransCo and the TransCo Subs) right, title and interest in and to the Transmission Assets to TransCo and the TransCo Subs (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance shall require Entergy or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement), and (b) TransCo shall execute and deliver such assumptions of Contracts and other instruments of assumption or Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Transmission Liabilities by TransCo. All of the foregoing documents contemplated by this Section 4.04 shall be referred to collectively herein as the “Entergy Transfer Documents.”

Section 4.05 Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 3.03: (a) TransCo shall execute and deliver, and shall cause the TransCo Subs to execute and deliver, such bills of sale, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of TransCo’s and the TransCo Subs’ right, title and interest in and to the Excluded Assets to Entergy and its Subsidiaries (other than TransCo and the TransCo Subs) (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance shall require TransCo or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Entergy shall execute and deliver such assumptions of Contracts and other instruments of assumption or Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Entergy. All of the foregoing documents contemplated by this Section 4.05, together with the Entergy Transfer Documents, the “Transfer Documents.”

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

Section 5.01 Release of Pre-Distribution Date Claims.

(a) TransCo Release. Except as provided in Section 5.01(d), Section 5.03 and Section 5.04, effective as of the Effective Time, TransCo does hereby, for itself and for each other member of the TransCo Group and all Persons who at any time prior to the Effective Time were directors, officers, partners, managers, employees or agents of any member of the TransCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, release and forever discharge each of the Entergy Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the TransCo Transfer. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that TransCo and each member of the TransCo Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, TransCo hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Entergy Indemnitees from the Liabilities described in the first sentence of this Section 5.01(a).

(b) Entergy Release. Except as provided in Section 5.01(d) and Section 5.02, effective as of the Effective Time, Entergy does hereby, for itself and for each other member of the Entergy Group (except the Utility OpCos and ESI) and all Persons who at any time prior to the Effective Time were directors, officers, partners, managers, employees or agents of any member of the Entergy Group (except the Utility OpCos and ESI) (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, release and forever discharge each of the TransCo Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the TransCo Transfer. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Entergy and each member of the Entergy Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Entergy hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the TransCo Indemnitees from the Liabilities described in the first sentence of this Section 5.01(b).

(c) ESI and Utility OpCo Release. Except as provided in Section 5.01(d) and Section 5.02, effective as of the Effective Time, each of the Utility OpCos and ESI does hereby, for itself and all Persons who at any time prior to the Effective Time were directors, officers, partners, managers, employees or agents of any of the Utility OpCos or ESI (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, release and forever discharge each of the TransCo Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the TransCo Transfer. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that each of the Utility OpCos and ESI, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, each of the Utility OpCos and ESI hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the TransCo Indemnitees from the Liabilities described in the first sentence of this Section 5.01(c).

(d) No Impairment. Nothing contained in Section 5.01(a), Section 5.01(b) or Section 5.01(c) shall (i) limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement, in each case in accordance with its terms, including (A) the obligation of TransCo to assume and satisfy the Transmission Liabilities, (B) the obligation of Entergy, ESI or the Utility OpCos to retain, assume and satisfy the Excluded Liabilities and (C) the obligations of Entergy, ESI, the Utility OpCos, ITC and TransCo to perform their obligations and indemnify each other under this Agreement, including pursuant to this Article V, and the Ancillary Agreements or (2) apply to any Liability the release of which would result in the release of any Person other than a Person expressly released pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(c).

(e) No Actions as to Released Claims. Following the Closing, each of ITC and TransCo shall not, and shall cause each of their respective Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Entergy or any member of the Entergy Group, or any other Person released with respect to any Liabilities released pursuant to Section 5.01(a). Entergy shall not, and shall cause each other member of the Entergy Group (except the Utility OpCos and ESI) not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against TransCo or any of its Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 5.01(b). ESI and each of the Utility OpCos shall not make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against TransCo or any of its Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 5.01(c).

In addition, nothing in this Section 5.01 shall release TransCo or any other member of the TransCo Group from indemnifying any current or former director, officer, manager, employee or agent of Entergy, any Utility OpCo, ESI or any other member of the Entergy Group who was a director, officer, manager, employee or agent of TransCo or any other member of the TransCo Group prior to the Distribution Date if such person was entitled to a right of indemnification pursuant to the organizational documents of TransCo or any TransCo Sub or pursuant to any Contract, it being understood that if the underlying obligation giving rise to such right to indemnification is (a) an Excluded Liability retained by Entergy or any other member of the Entergy Group (other than ESI or a Utility OpCo), Entergy shall indemnify TransCo for such Liability (including TransCo’s costs to indemnify such director, officer, manager, employee or agent) in accordance with the provisions in Section 5.03 and (b) an Excluded Liability retained by ESI or a Utility OpCo, ESI or such Utility OpCo, as the case may be, shall indemnify TransCo for such Liability (including TransCo’s costs to indemnify such director, officer, manager, employee or agent) in accordance with the provisions in Section 5.04.

Section 5.02 Indemnification by ITC and the TransCo Group. Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, from and after the Effective Time, ITC and TransCo shall, on a joint and several basis, indemnify, defend and hold harmless the Entergy Indemnitees from and against, and shall reimburse such Entergy Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Effective Time, out of any of the following items (without duplication):

(a) the Transmission Liabilities, including after the Effective Time, the failure of TransCo or any other member of the TransCo Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b) any breach by ITC, TransCo or any other member of the TransCo Group of any obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements subsequent to the Effective Time; and

(c) any breach by ITC or any of its Affiliates of any covenant or inaccuracy of any representation and warranty of ITC that survives the Closing under Section 8.01 of the Merger Agreement.

Section 5.03 Indemnification by Entergy. Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, from and after the Effective Time, Entergy shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the TransCo Indemnitees from and against, and shall reimburse such TransCo Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Effective Time, out of any of the following items (without duplication):

(a) any Excluded Liabilities retained by Entergy or any member of the Entergy Group, including the failure of Entergy or any other member of the Entergy Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities, provided, however, that for purposes of this Section 5.03(a), “member of any Entergy Group” shall not include any Utility OpCo;

(b) any breach by Entergy or any other member of the Entergy Group of any obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements subsequent to the Separation Time; and

(c) any breach by Entergy or any of its Affiliates of any covenant or inaccuracy of any representation and warranty made by Entergy that survives the Closing under Section 8.01 of the Merger Agreement.

Section 5.04 Indemnification by the Utility OpCos. Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, from and after the Effective Time, each Utility OpCo, shall indemnify, defend and hold harmless the TransCo Indemnitees from and against, and shall reimburse such TransCo Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Effective Time, out of any of the following items (without duplication):

(a) any Excluded Liabilities retained by such Utility OpCo, including the failure of such Utility OpCo to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities; and

(b) any breach by such Utility OpCo of any obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements.

Section 5.05 Survival. No claim or cause of action for indemnification under Section 5.02(c) or Section 5.03(c), in each case with respect to a breach or any inaccuracy of any representation and warranty only, may be made following the termination of the applicable survival period set forth in Section 8.01 of the Merger Agreement; it being understood that in the event notice of any claim for indemnification under Section 5.02(c) or Section 5.03(c) shall have been given within the applicable survival period set forth in Section 8.01 of the Merger Agreement, it being understood that in the event notice of any claim for indemnification under Section 5.02(c) or Section 5.03(c) shall have been given within the applicable survival period set forth in Section 8.01 of the Merger Agreement, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. For purposes of this Article V in determining whether any representation or warranty, as applicable, set forth in the Merger Agreement is inaccurate, and for purposes of determining the amount of Losses resulting therefrom, any and all “ITC MAE,” “Transmission Business MAE,” “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded.

Section 5.06 Baskets and Cap. ITC and TransCo’s obligation to indemnify Entergy Indemnitees for Losses pursuant to Section 5.02(c) (with respect to a breach or inaccuracy of any representation and warranty only) and Entergy’s obligation to indemnify TransCo Indemnitees for Losses pursuant to Section 5.03(c) (with respect to a breach or inaccuracy of any representation and warranty only) are subject to the limitation that no indemnification shall be made by (a) ITC and TransCo or (b) Entergy, as the case may be, with respect to any claim (including any Losses) unless (1) the Losses relating to such claim or series of related claims is greater than $250,000, and in any such event, if such Losses do not exceed $250,000, such Losses shall not be applied to or considered for purposes of determining whether Losses have accrued in excess of a Basket, and the aggregate amount of Losses for which indemnification may be sought hereunder exceeds eighteen million nine hundred thirty thousand dollars ($18,930,000) (each, a “Basket”), at which point (i) ITC and TransCo or (ii) Entergy, as the case may be, shall be liable for the amount of such Losses in excess of the applicable Basket. In no event shall ITC and TransCo’s obligation to indemnify Entergy Indemnitees for applicable Losses pursuant to Section 5.02(c) or Entergy’s obligation to indemnify TransCo Indemnitees for Losses pursuant to Section  5.03(c) exceed seven hundred fifty seven million dollars ($757,000,000) in the aggregate.

Section 5.07 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim which shall be governed by Section 5.07(b)), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a claim or demand is made against an Entergy Indemnitee or a TransCo Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third-Party

Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this Article V or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) calendar days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) Other than in the case of any Liability being managed by a Party in accordance with any Ancillary Agreement or as provided in Section 5.09(a), an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnitees, if it gives written notice of its intention to do so and agreement that the Indemnitee is entitled to indemnification under this Article V to the applicable Indemnitees within thirty (30) calendar days of the receipt of notice from such Indemnitees of the Third-Party Claim. After such notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent and material Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnitee, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Section 5.07, in the event that (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within thirty (30) calendar days after notice from the Indemnitee of such Third-Party Claim, (v) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder or (vi) the party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee(s) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Except as otherwise provided in Section 11.04, the Merger Agreement or any Ancillary Agreement, absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article V shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or Losses arising out of or relating to, as the case may be, any Transmission Liability or Excluded Liability), and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article V against any Indemnifying Party.

Section 5.08 Indemnification Obligations Net of Proceeds Received from Third Parties.

(a) Any Liability subject to indemnification or contribution pursuant to this Article V will (i) be net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Liability (“Third-Party Proceeds”) and (ii) be determined on a Net-Tax Basis. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V will be reduced by Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Third-Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this Article V; provided, that the Indemnitee’s inability to collect or recover any such Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The term “Net-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any Indemnitee against, or reimburse any Indemnitee for, any Liability, such amount will be increased to take account of all or any portion of the indemnification payment (including any increase of the indemnification payment attributable hereto) being properly includable in the income of the Indemnitee; provided that any such increase shall be net of any Tax benefit attributable to the capitalization or deduction of such Liability of the Indemnitee. For purposes of determining Net-Tax Basis, any inclusion in income or Tax benefit shall be determined on a hypothetical basis (i) using the highest federal marginal corporate tax rate in the applicable year of inclusion plus three percent (3%), (ii) assuming that the Indemnitee will be liable for Taxes at such rate and has no net operating losses, capital losses or tax credits, (iii) assuming that any Tax benefit is used at the earliest date allowable by applicable Law and (iv) for purposes of calculating the Tax benefit attributable to amounts that will be depreciated or amortized in the future, utilizing a discount rate equal to six percent (6%).

Section 5.09 Certain Actions; Substitution; Subrogation.

(a) Certain Actions. Notwithstanding anything to the contrary set forth in Section 5.07, and subject to the provisions of Article VI with respect to Taxes, which shall remain exclusive as to the subject matter thereof, Entergy and TransCo shall jointly control the defense of any and all Actions pending at the Separation Time which relate to or arise out of the Transmission Business, the Transmission Assets or the Transmission Liabilities and as to which a member of the Entergy Group is also named as a target or defendant thereunder, including those Actions listed on Schedule 5.09(a) (but excluding any such Actions that solely relate to or solely arise in connection with the Transmission Business, the Transmission Assets or the Transmission Liabilities, the defense of which shall be controlled solely by TransCo); provided, however, that (i) Entergy and TransCo shall defend such Actions in good faith, (ii) Entergy and TransCo shall reasonably consult with the other on a regular basis with respect to strategy and developments with respect to any such Action, (iii) each of Entergy and TransCo shall have the right to participate in and employ separate counsel in connection with the defense, compromise or settlement of such Action at its own cost and expense and (iv) each of Entergy and TransCo must consent, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would require either Party (or any of its Affiliates) to admit any guilt or fault or incur any Liability, does not release such Party (or any of its Affiliates) completely in connection with such Action, or imposes injunctive or other equitable relief against such Party (or any of its Affiliates). After any such compromise, settlement, consent to entry of judgment or entry of judgment, Entergy and TransCo shall agree upon a reasonable allocation to TransCo of, and TransCo shall be responsible for or receive, as the case may be, TransCo’s proportionate share of any such compromise, settlement, consent or judgment attributable to the TransCo Business, the Transmission Assets or the Transmission Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending the same.

(b) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith (regardless if such removal is successful or not). If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article V shall not be affected.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon and in proportion to the amount of the Indemnitee’s Liability that the Indemnifying Party has paid, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 5.10 Payments. Indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss or Liability incurred.

Section 5.11 Non-Applicability to Taxes and Employee Matters. Except as otherwise specifically provided herein, Tax matters shall be exclusively governed by Article VI, employees or employee matters shall be governed by the Employee Matters Agreement and, in the event of any inconsistency between the Employee Matters Agreement and this Agreement, the Employee Matters Agreement shall control. The procedures relating to indemnification for Tax matters shall be governed by Article VI.

ARTICLE VI

TAX MATTERS

Section 6.01 ITC and TransCo Covenants. During the Restriction Period, neither ITC nor TransCo shall, nor shall either of them authorize or permit any member of the ITC Group to, do any of the following (each, a “Prohibited Act”), except to the extent provided for in this Agreement, the Merger Agreement, or the Ancillary Agreements:

(a) enter into or be a party to any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of ITC’s or TransCo’s charter or bylaws or otherwise);

(b) cause or permit any merger or consolidation of TransCo with or into any other Person;

(c) cause or permit the liquidation, dissolution or partial liquidation (within the meaning of such terms as defined in Section 346 and Section 302, respectively, of the Code) of ITC or TransCo;

(d) in a single transaction or series of transactions, sell or transfer more than 60% of the fair market value of the Transmission Assets that were transferred to TransCo pursuant to this Agreement;

(e) redeem, repurchase, or otherwise reacquire (directly or through any member of the ITC Group) any ITC Capital Stock or TransCo Capital Stock, except in the ordinary course in connection with the exercise or vesting of equity-based awards granted under any employee or director benefit plan or other employee or director benefit plan arrangement of ITC or TransCo or members of the ITC Group (including in order to pay taxes or satisfy withholding obligations in respect of such taxes in connection with such exercises or vesting) or pursuant to the ITC dividend reinvestment plan;

(f) issue any ITC Capital Stock or TransCo Capital Stock or any interest in any member of the ITC Group treated as equity in such member for United States federal income tax purposes (including, without limitation, options, rights, warrants, or securities including derivatives with respect to any such ITC Capital Stock or TransCo Capital Stock or equity interest in any member of the ITC Group); provided, however, that ITC, TransCo and any member of the ITC Group may issue (i) options provided to employees, consultants, or directors, under an ITC or TransCo stock option plan, equity incentive plan, director stock option plan or similar plan (A) in connection with the performance of services for ITC, TransCo or a member of the ITC Group, (B) which are nontransferable within the meaning of Treasury Regulation Section 1.83-3(d), and (C) which do not have a readily ascertainable fair market value as defined in Treasury Regulation Section 1.83-7(b); (ii) shares to any person in connection with such person’s performance of services as an employee, director or independent contractor for ITC, TransCo, or a member of the ITC Group to the extent Section 83 or Section 421 of the Code applies to the issuance of such shares (including shares issued pursuant to the exercise of options, whether such options were issued prior to, in connection with, or after the Separation); (iii) without duplication, (A) any TransCo Employee Shares (including Disqualified Shares) or (B) shares attributable to stock options or restricted shares included in the calculation of the number of shares of ITC Common Stock on a Fully Diluted Basis pursuant to Section 1.02 of the Merger Agreement; (iv) shares acquired by a retirement plan of Entergy or TransCo (or a retirement plan of any other person that is treated as the same employer as Entergy or TransCo under Section 414(b), (c), (m), or (o) of the Code) that qualifies under Section 401(a) or 403(a) of the Code, provided that the acquisition of such shares is not disqualified pursuant to Treasury Regulations Section 1.355-7(d)(9)(ii); and (v) shares issued pursuant to a pro rata stock split with respect to all shareholders of ITC Common Stock (in which there is no payment of cash in lieu of fractional shares); provided, further, however, that ITC, TransCo and members of the ITC Group may not issue any such options or shares described in clauses (i) and (ii) above to any acquirer if such acquirer or a coordinating group (within the meaning of Treasury

Regulation Section 1.355-7(h)(4)) of which such acquirer is a member is a controlling shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(3)) or a ten percent (10%) shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(14)) of the acquired corporation (ITC or TransCo) immediately after the acquisition.

(g) amend its certificate of incorporation (or other organizational documents), or take any recapitalization action, whether through a stockholder vote or otherwise, that would, in each case, affect the relative voting rights of the separate classes of ITC Capital Stock or TransCo Capital Stock (including, without limitation, through the conversion of one class of ITC Capital Stock or TransCo Capital Stock into another class of TransCo Capital Stock);

(h) modify, repurchase, defease, satisfy or discharge the TransCo Securities, other than in accordance with their terms, if such action could result in the TransCo Securities failing to qualify as “securities” as that term is used in Section 361 of the Code;

(i) take any action that could, or fail or omit to take any action the failure or omission of which could, result in TransCo ceasing to be actively engaged in the active conduct of a trade or business for purposes of Section 355(b) of the Code;

(j) (A) take any action, or permit any other member of the ITC Group to take any action, where the taking of such action could reasonably be expected to have, in the aggregate and taking into account the transactions contemplated by the Merger Agreement, the effect of causing or permitting one or more persons (including persons acting in concert) to acquire a fifty percent (50%) or greater interest in TransCo for purposes of Section 355(d) or (e) of the Code, or (B) fail or omit to take any action, or permit any other member of the ITC Group or TransCo Group to fail or omit to take any action, where ITC or any other member of the ITC Group, or any of their respective officers or directors, have actual knowledge that the failure or omission to take such action would reasonably be expected to have, in the aggregate and taking into account the transactions contemplated by the Merger Agreement, the effect of causing or permitting one or more persons (including persons acting in concert) to acquire a fifty percent (50%) or greater interest in TransCo for purposes of Section 355(d) or (e) of the Code; or

(k) (A) take any action, or permit any other member of the ITC Group to take any such action, where the taking of such action could reasonably be expected to cause the Distribution, Entergy Contribution or the Internal Restructuring to fail to qualify for clause (i), (ii), or (iii) of the definition of Intended Tax-Free Treatment, or (B) fail or omit to take any action, or permit any other member of the ITC Group or TransCo Group to fail or omit to take any action, where ITC or any other member of the ITC Group, or any of their respective officers or directors, have actual knowledge that the failure or omission to take such action would reasonably be expected to cause the Distribution, Entergy Contribution or the Internal Restructuring to fail to qualify for clause (i), (ii), or (iii) of the definition of Intended Tax-Free Treatment.

Notwithstanding anything to the contrary in this Agreement, ITC, TransCo and any member of the ITC Group may engage in any of the foregoing Prohibited Acts if prior to taking any such Prohibited Act, ITC has obtained, at its sole cost, a tax opinion by a Tax Expert which opinion, in form as well as substance, is reasonably satisfactory to Entergy and such opinion states that ITC, TransCo or the applicable member of the ITC Group engaging in such Prohibited Act will not alter the conclusion in clauses (i), (ii) and (iii), if applicable, of the definition of Intended Tax-Free Treatment. An opinion will be “reasonably satisfactory” only if it is a “will” opinion constituting a “covered opinion” within the meaning of Circular 230; provided, however, for the avoidance of doubt, that any such “covered opinion” may be a “limited scope opinion” within the meaning of Circular 230, addressing only the impact of engaging in such Prohibited Act on the conclusion in clauses (i), (ii) and (iii), if applicable, of the definition of Intended Tax-Free Treatment. For the further avoidance of doubt, any Prohibited Act with respect to which ITC obtains an opinion pursuant to the preceding sentence shall continue to be a Prohibited Act for purposes of Section 6.03(a). Neither ITC nor TransCo shall, nor shall either of them cause any member of the ITC Group to, take any action that could cause any of the material facts or representations made in the Tax Documents or in this Agreement to be false, inaccurate or incomplete in any material respect; provided, however, that Entergy shall not make any representation in the Tax Documents that will materially affect either TransCo or ITC on or after the date of the Distribution without the prior written consent of ITC.

Section 6.02 Tax Indemnification by Entergy.

(a) From and after the Closing Date, Entergy shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the TransCo Indemnitees from and against, and shall reimburse such TransCo Indemnitees with respect to, any and all Losses that result from, relate to or arise out of, whether prior to or following the Separation Time, (i) any Tax Liability (for which there is a Final Determination) of Entergy or any member of the Entergy Group, including any Tax Liability (for which there is a Final Determination) under Treasury Regulations Section 1.1502-6 (or any similar principle of foreign, state or local law), as a transferee, successor, by contract, or otherwise; (ii) any Tax Liability (for which there is a Final Determination) of TransCo or any of its Subsidiaries for any Pre-Distribution Taxable Year; (iii) any Tax Liability for which Entergy is liable under Section 3.06(b)(i) or Section 3.06(b)(iv) (for which there is a Final Determination), except in the case of each of (i), (ii), and (iii) for any Tax Liability arising from the breach of Section 6.01; and (iv) any Tax Liability resulting from a breach of the covenants in Section 8.09 or Section 1.01(b) (each such Tax Liability, a “TransCo Tax Loss”). Entergy’s obligation hereunder will be determined on a Net-Tax Basis.

(b) Each TransCo Indemnitee may seek indemnification for any TransCo Tax Loss or potential TransCo Tax Loss suffered by such TransCo Indemnitee by giving notice to Entergy, specifying (i) the basis for such allegation and a description of the TransCo Tax Loss and (ii) if known, the aggregate amount of TransCo Tax Losses for which a claim is being made under this Section 6.02, including a detailed computation of such TransCo Tax Loss or, to the extent that the aggregate amount of such TransCo Tax Losses are not known at the time such claim is made, a detailed computation setting forth an estimate, prepared in good faith, of the aggregate potential amount of such TransCo Tax Losses. Notice to Entergy of the existence of a claim shall be given by the applicable TransCo Indemnitee as soon as practicable after such TransCo Indemnitee receives written notice of a claim; provided, that any failure to provide such prompt notice of the existence of a claim to Entergy shall not affect such TransCo Indemnitee’s right to seek indemnification pursuant to this Section 6.02, except and only to the extent that such failure results in a lack of actual notice to Entergy and Entergy has been materially prejudiced as a result of such delay.

(c) The indemnification obligations and the remedies provided in this Section 6.02 shall be each TransCo Indemnitee’s sole remedy against Entergy for TransCo Tax Losses.

Section 6.03 Tax Indemnification by TransCo.

(a) From and after the Closing Date, ITC shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Entergy Indemnitees from and against, and shall reimburse such Entergy Indemnitees with respect to, any and all Losses that result from, relate to or arise out of (i) Tax Liability (for which there is a Final Determination) for which TransCo is liable under Section 3.06(a)(i) or Section 3.06(a)(v) and (ii) any Tax Liability (for which there is a Final Determination) of Entergy, any member of the Entergy Group, ITC, TransCo or any member of the ITC Group arising from ITC, TransCo or any member of the ITC Group engaging in any Prohibited Act that results in the failure of the Transactions to qualify for the Intended Tax-Free Treatment (each such Tax liability, an “Entergy Tax Loss”). ITC’s obligation hereunder will be determined on a Net-Tax Basis.

(b) Each Entergy Indemnitee may seek indemnification for any Entergy Tax Loss or potential Entergy Tax Loss suffered by such Entergy Indemnitee by giving notice to ITC, specifying (i) the basis for the claim that is alleged to give rise to indemnification, if applicable, (ii) the basis for such allegation and a description of the

Entergy Tax Loss and (iii) if known, the aggregate amount of Entergy Tax Losses for which a claim is being made under this Section 6.03, including a detailed computation of such Entergy Tax Loss or, to the extent that the aggregate amount of such Entergy Tax Losses are not known at the time such claim is made, a detailed computation setting forth an estimate, prepared in good faith, of the aggregate potential amount of such Entergy Tax Losses. Notice to ITC of the existence of a claim shall be given by the applicable Entergy Indemnitee as soon as practicable after such Entergy Indemnitee receives written notice of a claim; provided, that any failure to provide such prompt notice of the existence of a claim to ITC shall not affect such Entergy Indemnitee’s right to seek indemnification pursuant to this Section 6.03, except and only to the extent that such failure results in a lack of actual notice to ITC and ITC has been materially prejudiced as a result of such delay.

(c) The indemnification obligations and the remedies provided in this Section 6.03 shall be each Entergy Indemnitee’s sole remedy against TransCo for Entergy Tax Losses.

Section 6.04 Tax Audits.

(a) In the event ITC or TransCo receives written notice of any Tax Controversy relating to the Transactions and with respect to a Tax for which ITC or TransCo believes Entergy is or may be responsible pursuant to Section 6.02, ITC or TransCo shall notify Entergy in writing within thirty (30) Business Days after the receipt by ITC or TransCo of such notice; provided, that any failure to provide such prompt notice of the existence of a Tax Controversy to Entergy shall not result in any liability of ITC or TransCo hereunder, except to the extent that Entergy is materially prejudiced thereby.

(b) In the event Entergy receives written notice of a Tax Controversy relating to the Transactions and with respect to a Tax for which Entergy believes TransCo is or may be responsible pursuant to Section 6.03, Entergy shall notify TransCo in writing within thirty (30) Business Days after the receipt by Entergy of such notice; provided, that any failure to provide such prompt notice of the existence of a Tax Controversy to TransCo shall not result in any liability of Entergy hereunder, except to the extent that TransCo is materially prejudiced thereby.

(c) Entergy and ITC shall have the right to jointly contest any Tax Controversy (and neither party shall settle or compromise any such Tax Controversy without the prior written consent of the other) relating to any Taxes which could give rise to an indemnity obligation of ITC or TransCo under Section 6.03(a)(ii); provided that if Entergy agrees in writing that ITC would have no liability for any Losses arising out of a Final Determination for Taxes with respect to such Tax Controversy pursuant to Section 6.03(a)(ii), Entergy shall be entitled to sole control of such Tax Controversy and may settle or compromise such Tax Controversy in its sole discretion. For the avoidance of doubt, ITC’s involvement and participation in any such Tax Controversy shall at all times be limited to the legal and factual issues that, if resolved adversely to Entergy or any member of the Entergy Group, could give rise to the indemnity obligation of ITC pursuant to Section 6.03(a)(ii).

Section 6.05 Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss or Liability incurred.

Section 6.06 Survival. The indemnification obligations in this Article VI shall survive the Closing sixty (60) days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive).

ARTICLE VII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 7.01 Confidentiality.

(a) The Parties acknowledge that in connection with the Transactions, the Parties have disclosed to each other Information, including Confidential Information. The Parties agree that, after the Separation Time, Information that constitutes a Transmission Asset shall be Information of TransCo for purposes of this Section 7.01 and Entergy shall be deemed a receiving party of such Information for purposes of this Section 7.01.

(b) The Parties shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as expressly permitted pursuant to this Agreement, the Merger Agreement or the Ancillary Agreements, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party or such Party’s Group; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party or, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and, to the extent commercially practicable, shall provide the other Party thirty (30) calendar days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(c) Each Party acknowledges that it and its Affiliates may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements or agreements containing confidentiality or non-disclosure provisions that the other Party or its Affiliates entered into with a third party prior to the Effective Time. Such Party will hold, and will cause its Affiliates and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any of its respective Affiliates has had access, in accordance with the terms of such agreements entered into prior to the Separation Time or, if more restrictive, the terms set forth herein.

(d) Upon the written request of a Party, the other Party shall take reasonable steps to promptly (i) deliver to such requesting Party all original copies of Confidential Information (whether written or electronic) concerning such requesting Party and/or its Subsidiaries that is in the possession of the non-requesting Party and that is not material to and is neither required by nor relates to the business of the non-requesting Party and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law; provided, that the non-requesting Party shall not be obligated to destroy Confidential Information that is required by or relates to the business of such Party. Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

(e) For purposes of this Section 7.01, ITC shall not be deemed a Party. The provisions of this Section 7.01 are in furtherance of, and do not limit the obligations of the parties to the Merger Agreement pursuant to Section 5.04 of the Merger Agreement; provided, that the provision of Information of ITC or any Person who is an Affiliate of ITC immediately prior to the Separation Time shall be governed exclusively by Section 5.04 of the Merger Agreement.

Section 7.02 Access to Personnel and Property. From and after the Separation Time until the sixth anniversary of the Separation Time, each of Entergy and TransCo shall afford to the other, at such requesting Party’s expense on a time and materials basis, and its Representatives, reasonable access during normal business hours, subject to the restrictions for privileged or Confidential Information set forth in this Agreement and to the requirements of any applicable state and/or federal regulation such as a code of conduct or standard of conduct (provided, that the Parties will arrange for appropriate substitute access of disclosure to the extent necessary to comply with any such regulation), to the personnel, properties, and, in connection with access to such personnel and properties, Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, upon the reasonable prior written request by such Party for access to specific and identified personnel, properties and Information, and only for the duration such access is reasonably requested by the other Party, and (i) relates to such other Party or, in the case of requests from Entergy, the Transmission Assets prior to the Separation Time, and in the case of requests from TransCo, the Transmission Business, prior to the Separation Time or (b) is reasonably required by a Party to perform its obligations under any Ancillary Agreement to which such Party or any of its Affiliates is a party; provided, however, that the Party providing such access may require that such Representatives execute a confidential non-disclosure agreement agreeing to be bound by the provisions of this Article VII, unless such individual is already subject to a non-disclosure agreement containing at least substantially the same terms and conditions as this Article VII with respect to Confidential Information; and provided, further, that nothing in this Section 7.02 shall be deemed to grant TransCo or any TransCo Sub any license, easement, servitude or similar right with respect to any real property that is an Excluded Asset.

Section 7.03 Witness Services. For a period of six (6) years from and after the Separation Time (or for any pending matter arising prior to the expiration of such period), each of Entergy, TransCo and ITC shall use its commercially reasonable efforts to make available to the other, upon reasonable prior written request, its and its Subsidiaries’ directors, officers, employees and agents (taking into account the work schedules and other commitments of such Persons) as witnesses to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action for which the requesting Party may have Liability under this Agreement (except for claims, demands or Actions between members of each Group) and (b) there is no conflict in the Action between the requesting Party and the other Party except for the time and effort required in connection with the services of the officers, directors and employees and agents of the other Party. The out-of-pocket costs and expenses incurred in the provision of such witnesses shall be paid by the Party requesting the availability of such persons.

Section 7.04 Privileged Matters.

(a) Pre-Transfer Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Separation Time have been and will be rendered for the collective benefit of Entergy and its Affiliates and TransCo and its Affiliates, and that each of Entergy and its Affiliates and TransCo and its Affiliates should be deemed to be the client with respect to such pre-transfer services for the purposes of asserting all privileges that may be asserted under applicable Law.

(b) Post-Transfer Services. The Parties recognize that legal and other professional services will be provided following the Separation Time that will be rendered solely for the benefit of Entergy or TransCo and their respective Affiliates, as the case may be. With respect to such post-transfer services, the Parties agrees as follows:

(i) Entergy shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the businesses conducted by Entergy other than the Transmission Business, whether or not the privileged information is in the possession of or under the control of Entergy or TransCo. Entergy shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Excluded Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Entergy, whether or not the privileged information is in the possession of or under the control of Entergy or TransCo; and

(ii) TransCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Transmission Business, whether or not the privileged information is in the possession of or under the control of Entergy or TransCo. TransCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Transmission Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by TransCo, whether or not the privileged information is in the possession of or under the control of Entergy or TransCo.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.04, with respect to all privileges not allocated pursuant to the terms of Section 7.04(b). All privileges relating to any claims, proceedings, litigation, disputes or other matters that involve both Entergy and TransCo in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege that could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) calendar days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between or among the Parties or their respective Affiliates regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any Party or by any Affiliate thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information which such Party knows is subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Affiliates’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably call for the production or disclosure of such privileged information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 7.04 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Entergy and TransCo as set forth in Section 7.01 and this Section 7.04, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 7.02 hereof, the agreement to provide witnesses and individuals pursuant to Section 7.03 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.09(a) and this Section 7.04 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, the Merger Agreement or otherwise.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.01 Further Assurances. Subject to the limitations or other provisions of this Agreement (including Article II), the Merger Agreement and any Ancillary Agreement, (i) each of the Parties shall use reasonable best efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by and carry out the intent and purposes of this Agreement and the Ancillary Agreements, including using reasonable best efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder or in any Ancillary Agreement within its reasonable control and to perform all covenants and agreements herein or any Ancillary Agreement applicable to such Party and (ii) none of the Parties will, without the prior written consent of the other applicable Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under the Merger Agreement, this Agreement or the Ancillary Agreements, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation.

Section  8.02 Non-Solicitation; No Hiring.

(a) Each of ITC and TransCo agrees that, for a period of twenty-four (24) months from the Closing Date (the “Restricted Period”), it shall not, and shall cause each of its Affiliates not to, without obtaining the prior written consent of Entergy, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any employees of any member of the Entergy Group who, at any time between the date of this Agreement and the expiration of the Restricted Period, performs work directly or indirectly related to or in support of the transmission or distribution functions of any member of the Entergy Group; provided, however, that (i) none of ITC, TransCo or any of their Affiliates shall be deemed to have solicited any such person who is an employee of any member of the Entergy Group and responds to any general media advertisement or job posting placed by or on behalf of ITC, TransCo or any of their Affiliates or such person is contacted by an employment search firm engaged by ITC, TransCo or any of their Affiliates that is not specifically directed to solicit persons employed by any member of the Entergy Group and (ii) ITC, TransCo or any of their Affiliates may solicit for employment and employ any such person who has been terminated by a member of the Entergy Group or put on notice by the applicable Entergy Group employer that his or her employment is scheduled to be terminated or has not been employed by a member of the Entergy Group for a period greater than six (6) months.

(b) Entergy agrees that, during the Restricted Period, it shall not, and shall cause its Affiliates not to, without obtaining the prior written consent of TransCo, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any former employees of Entergy or its Affiliates who were employees of the TransCo Group as of immediately following the Closing (each a “Former Employee”); provided, however, that (i) neither Entergy nor any of its Affiliates shall be deemed to have solicited any Former Employee who responds to any general media advertisement or job posting placed by or on behalf of Entergy or any of its Affiliates or such person is contacted by an employment search firm engaged by Entergy or any of its Affiliates that is not specifically directed to solicit Former Employees and (ii) Entergy and its Affiliates may solicit and employ any such person who has been terminated by a member of the TransCo Group or notified by the applicable TransCo Group employer that his or her employment is scheduled to be terminated or has not been employed by a member of the TransCo Group for a period greater than six (6) months.

Section 8.03 Transitional Use of Signage and/or Other Materials Incorporating Entergy’s Name or Other Logos.

(a) “Entergy Names and Marks” includes (i) all trademarks that were used in the Transmission Business but are not Transmission Assets, including, but not limited to, the name “Entergy Corporation” (in any style or design) or the name of any other member of the Entergy Group, any trademark derived from, confusingly similar to or including any of the foregoing, (ii) all trademarks registered by Entergy in its name prior to the Separation Date and (iii) the reputation or goodwill of any member of the Entergy Group. TransCo, on behalf of itself and its Affiliates, acknowledges that it will have no ongoing claim or rights in or to the Entergy Names or Marks. Except as set forth herein, TransCo and its Affiliates shall not use or permit their respective Subsidiaries to use any Entergy Names or Marks in the operation of the Transmission Business, and TransCo and its Affiliates shall, as soon as practicable, and in any event within one (1) year following the Closing Date, remove or cause the removal of all Entergy Names and Marks from all emergency phone number signage and any other public-facing signage or other items utilizing Entergy Names and Marks at each Transmission Substation Facility and other facilities of TransCo and its Affiliates. From the Closing until such removal occurs, Entergy grants TransCo and its Affiliates a non-exclusive license to use the Entergy Names and Marks consistent with this Section 8.03. Except as expressly provided in this Section 8.03, Entergy reserves for itself and its Affiliates all rights in the Entergy Names and Marks, and no other rights therein are granted to TransCo or any of its Affiliates, whether by implication, estoppel or otherwise. All use of the Entergy Names and Marks by TransCo and its Affiliates shall inure to the benefit of Entergy and its Affiliates.

(b) The license granted under this Section 8.03 may be terminated by written notice if TransCo or any of its Affiliates is in material breach of any provision hereof that remains uncured for more than twenty (20) calendar days after written notice thereof from Entergy. Upon such termination of the license granted hereunder for any reason, TransCo shall not use, and shall cause its Affiliates to not use, any of the Entergy Names and Marks.

(c) Notwithstanding anything to the contrary provided in this Section 8.03, at all times after Closing, TransCo may use the name “Entergy Corporation” and other names of a member of the Entergy Group (i) to describe the historical relationship of TransCo and Entergy and as permitted by Law and (ii) on any legal documents, business correspondence and similar items that are not public facing or do not confuse the public as to the separate legal status of the TransCo Group and the Entergy Group. At TransCo’s request, for the duration of the term of the Transition Services Agreement, Entergy shall display on its websites, in the locations previously addressing the Transmission Business, a mutually agreed statement about the transactions contemplated hereby and link to website(s) designated by TransCo.

Section 8.04 Removal of Tangible Assets.

(a) Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties, all tangible Transmission Assets that are located at any facilities of any member of the Entergy Group which facilities are not substations that contain Transmission Substation Facilities shall be moved as promptly as practicable after the Separation Time from such facilities, at Entergy’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Entergy Group and to not cause damage to such facility, and such member of the Entergy Group shall provide reasonable access to such facility to effectuate the same.

(b) Except as may be otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any of the Transmission Line Facilities or Transmission Substation Facilities shall be moved as promptly as practicable after the Separation Time from such facilities, at Entergy’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the TransCo Group and to not cause damage to such Transmission Line Facility or Transmission Substation Facility, and such member of the TransCo Group shall provide reasonable access to such Transmission Line Facility or Transmission Substation Facility to effectuate such movement.

Section  8.05 Entergy Guarantees. ITC and TransCo acknowledges that in the course of conduct of the Transmission Business, Entergy and its Affiliates may have entered into various Entergy Guarantees. Section 2.05(e) of the Entergy Disclosure Letter attached to the Merger Agreement lists and describes all material Entergy Guarantees existing as of the date of that Agreement. As of the date of this Agreement, complete and correct copies (including all material amendments, modifications, extensions or renewals with respect thereto) of all material Entergy Guarantees and/or related Contracts have been provided to ITC. Within forty-five (45) days of the date of this Agreement, Entergy shall deliver to ITC a list of all other Entergy Guarantees and/or related Contracts and, thereafter, promptly provide ITC a copy of such other Entergy Guarantees and/or related Contracts. From the date of this Agreement Entergy shall supplement the material Entergy Guarantees set forth on Section 2.05(e) of the Disclosure Letter attached to the Merger Agreement from time to time prior to the Closing Date to include any additional material Entergy Guarantees that are incurred after the date of this Agreement and shall provide a copy of such Entergy Guarantee and/or related Contract to ITC promptly following its effectiveness. ITC agrees that it shall use its commercially reasonable efforts to novate, assign or replace such Entergy Guarantees with an ITC guarantor or an Affiliate of ITC as guarantor, which shall be in effect at the Closing and shall, in each case, release Entergy and its Affiliates from any Liability with respect to such Entergy Guarantees. Following the Closing, if the Parties were unable to novate, assign or replace any such Entergy Guarantees prior to the Closing, ITC will (i) continue to use its commercially reasonable efforts to novate, assign or replace such Entergy Guarantees with a TransCo guarantor or an Affiliate of TransCo as guarantor and (ii) indemnify, defend and hold harmless Entergy and its Affiliates against, and reimburse Entergy and its Affiliates for, any Losses of Entergy and its Affiliates incurred because any such Entergy Guarantee is called upon and Entergy or its Affiliate is required to make any material payment under any such Entergy Guarantee. ITC’s commercially reasonable efforts with respect to this Section 8.05 shall not require ITC to take any action that would be reasonably expected to expose it, TransCo or any other member of the TransCo Group to any material incremental expenses or losses of benefits.

Section 8.06 Insurance Matters.

(a) Notwithstanding anything to the contrary herein, from and after the Separation Time, TransCo, the Transmission Assets and the Transmission Business shall be, and shall continue to be, covered under insurance policies of Entergy or its Subsidiaries (as applicable), to the extent insurance coverage exists, until the Effective Time.

(b) Subject to, and other than as set forth in, Sections 8.06(c) through (e) ITC acknowledges that: (i) coverage for TransCo, the Transmission Assets and the Transmission Business for the period after the Effective Time under all of the insurance policies maintained by Entergy prior to the Effective Time will be terminated effective as of the Effective Time and (ii) upon such termination, TransCo, the Transmission Assets and the Transmission Business will cease to be covered under such policies with respect to the period after the Effective Time.

(c) For any claim asserted against any TransCo or any TransCo Sub after the Effective Time arising out of an occurrence taking place prior to the Effective Time (“Post-Closing Claims”), TransCo and each TransCo Sub may access coverage under the occurrence-based insurance policies of Entergy or its Subsidiaries (as applicable) issued or in place prior to the Effective Time under which TransCo or any TransCo Sub is insured (the “Pre-Closing Occurrence Based Policies”), to the extent such insurance coverage exists. After the Effective

Time, TransCo or any TransCo Sub may seek coverage for any Post-Closing Claim under any applicable Pre-Closing Occurrence Based Policies, to the extent such insurance coverage exists, and Entergy and its Subsidiaries (as applicable) shall cooperate with TransCo and the TransCo Subs in connection with the tendering of such claims; provided, however, that (i) TransCo or the TransCo Subs shall promptly notify Entergy of all such Post-Closing Claims and (ii) ITC shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim. In the event that a Post-Closing Claim relates to the same occurrence for which Entergy or its Subsidiaries is seeking coverage under Pre-Closing Occurrence Based Policies, and the limits under an applicable Pre-Closing Occurrence Based Policy are not sufficient to fund all covered claims of TransCo or any TransCo Sub (as applicable) and Entergy or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence Based Policy shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.

(d) Entergy shall maintain in effect for not less than six (6) years after the Effective Time, by prepaid run-off, “tail coverage” endorsement or otherwise (including, by continuing to provide coverage under Entergy existing policies), the coverage provided by directors’ and officers’ liability and fiduciary liability insurance under which TransCo and the TransCo Subs are insured as of immediately prior to the Effective Time; provided, that Entergy may substitute prepaid policies of at least the same coverage containing terms and conditions that are no less advantageous to TransCo or any TransCo Sub so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

Section 8.07 Casualty and Condemnation. If, between the date hereof and the Separation Time, there shall occur any physical damage to or destruction of, or theft of similar loss of, any of the tangible Assets described in Section 3.05(a) (a “Casualty Loss”) or any condemnation or taking by eminent domain by a Governmental Authority of any of the Assets described in Section 3.05(a) (a “Condemnation Event”), then (i) if such Casualty Loss or Condemnation Event is material to the Transmission Business, Entergy shall promptly give notice to ITC thereof and of Entergy’s estimate of the amount of casualty insurance or condemnation proceeds, if any, payable to Entergy or its Affiliates in respect thereof, (ii) Entergy shall use its reasonable best efforts to (A) replace or repair (as applicable) the asset or property related to such Casualty Loss, and (B) replace the asset or property that has been condemned or taken as necessary consistent with prudent operation of the Transmission Business, (iii) if the Separation is consummated notwithstanding such Casualty Loss or Condemnation Event, and if such damaged, destroyed, stolen, lost or condemned or taken Assets have not been repaired or replaced as of the Separation Time, then, without limiting ITC’s or any member of the TransCo Group’s other rights hereunder, promptly after any casualty insurance proceeds, business interruption insurance proceeds or condemnation proceeds payable to Entergy or any of its Affiliates with respect to such Casualty Loss or Condemnation Event have been collected, Entergy shall, or shall cause its Affiliate to, pay to TransCo (x) the aggregate amount, if any, of such casualty insurance proceeds described above in connection with such Casualty Loss, (y) the aggregate amount, if any, of such business interruption insurance proceeds described above that were paid in connection with such Casualty Loss, and (z) the aggregate amount, if any, of such condemnation proceeds described above in connection with such Condemnation Event. Entergy shall, and shall cause its Affiliates to, use all reasonable best efforts to collect amounts due (if any) under insurance policies or programs in respect of any Casualty Loss or as a result of a Condemnation Event. The amount of any insurance or condemnation proceeds paid to Entergy shall be included as a Transmission Asset and not be distributable cash available to Entergy or any other member of the Entergy Group.

Section 8.08 Ancillary Agreements. Each of ITC and Entergy will negotiate in good faith, within sixty (60) calendar days after the date hereof, the Generation Interconnection Agreements, the Transition Services Agreements, the Software/IP License Agreement, the Telecom Agreement, the Joint Use / Pole Attachment Agreement and the Facilities Charge Agreement, in each case in the manner contemplated by Section 4.01(a). In the event ITC and Entergy are not able to reach an agreement as to the form of any of the foregoing agreement, each of ITC and Entergy will continue to negotiate in good faith.

Section 8.09 Tax-Free Reorganization Treatment; the Ruling.

(a) Entergy and each member of the Entergy Group shall not, in each case, whether before or after the Effective Time, (A) take or cause to be taken any action that (i) could reasonably be expected to cause the Transactions to fail to qualify for the Intended Tax-Free Treatment; (ii) could reasonably be expected to result in any failure to obtain the Ruling; or (iii) could cause any of the material facts or representations made in the Tax Documents or this Agreement to be false, inaccurate or incomplete in any material respect or (B) fail or omit to take any action, or permit any other member of the Entergy Group to fail or omit to take any action, where Entergy or any other member of the Entergy Group, or any of their respective officers or directors, have actual knowledge that the failure or omission to take such action (i) could reasonably be expected to cause the Transactions to fail to qualify for the Intended Tax-Free Treatment; (ii) could reasonably be expected to result in any failure to obtain the Ruling; or (iii) could cause any of the material facts or representations made in the Tax Documents or this Agreement to be false, inaccurate or incomplete in any material respect. For the avoidance of doubt, this Section 8.09 (as it relates to Entergy and each member of the Entergy Group) and Sections 6.01(j) and (k) (as they relate to ITC and each member of the ITC Group) do not apply to the failure or omission to reach an agreement regarding the modifications to the financial terms of the Merger Agreement as described in Section 1.02(d) of the Merger Agreement, provided however that this Section 8.09 does not alter the obligations of the Parties under Section 1.02(d).
(b) Entergy and TransCo shall use their respective reasonable best efforts to obtain the Ruling.

Section 8.10 Release of Security Interests for Recently Acquired Assets. Each Utility OpCo shall, and Entergy shall cause each Utility OpCo to, promptly (but, in any event, within thirty (30) days after the Closing) remove any Security Interests for Transmission Assets acquired in the ordinary course of business immediately prior to the Closing that have not been released under each Utility OpCo’s mortgage debt instruments.

ARTICLE IX

CONDITIONS TO THE TRANSCO TRANSFER

Section 9.01 Conditions to the TransCo Transfer. The obligations of Entergy to effect the TransCo Transfer pursuant to this Agreement shall be subject to fulfillment (or waiver by Entergy) at or prior to the Separation Date of the following conditions: (a) each of the conditions to Entergy’s obligation to effect the Closing of the transactions contemplated by the Merger Agreement, as provided in Section 6.01 and Section 6.03 of the Merger Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied between the Separation Time and Closing or contemporaneously with the Closing), (b) ITC shall have irrevocably confirmed to Entergy in writing that as of such date each condition to ITC’s obligation to effect the Closing of the transactions contemplated by the Merger Agreement, as provided in Section 6.01 and Section 6.02 of the Merger Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied between the Separation Time and Closing or contemporaneously with the Closing) and (c) the Financings shall have been completed in accordance with and subject to the terms of this Agreement, and the sum of the TransCo Securities Principal Amount issued to Entergy pursuant to Section 2.01(b) and the TransCo Subs Principal Amount shall be at least equal to the Transaction Maximum Principal Amount (as may be adjusted pursuant to Section 1.02 of the Merger Agreement).

ARTICLE X

DISPUTE RESOLUTION

Section 10.01 Negotiation.

(a) Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”). The Appointed Representative shall have the authority to resolve any such disputes.

(b) Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (but specifically excluding the Merger Agreement where any disputes under the Merger Agreement shall be resolved pursuant to the terms thereof) (collectively, the “Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, that (i) such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed fifteen (15) calendar days from the time of receipt by a Party of written notice of such Agreement Dispute and (ii) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c) If a satisfactory resolution is not achieved between the parties’ Appointed Representatives, upon mutual agreement by the Parties, the Parties may submit the dispute to non-binding mediation, or in the absence of such mutual agreement, either Party may resort to any other remedy available at law or equity.

ARTICLE XI

MISCELLANEOUS

Section  11.01 Expenses. Except as otherwise provided in this Agreement, including Section 3.10(b), Section 5.02, Section 5.03, Section 5.04 and the Merger Agreement or any Ancillary Agreement, each Party shall be responsible for the fees and expenses of the Parties as provided in Section 8.02 of the Merger Agreement.

Section 11.02 Entire Agreement. This Agreement, the Confidentiality Agreements, the Merger Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 11.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.04 Specific Performance; Jurisdiction. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, that the Transactions are a unique business opportunity at a unique time for each of Entergy and ITC and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.04 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11.04, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.05 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.06 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)	If to Entergy:

Entergy Corporation

639 Loyola Avenue

New Orleans, Louisiana 70113

Attn: J. Wayne Leonard, Chief Executive Officer

Facsimile: (504) 576-2776

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn: Pankaj K. Sinha, Esq.

         Michael P. Rogan, Esq.

Facsimile: (202) 393-5760

(b)	If to ESI:

Entergy Services, Inc.

639 Loyola Avenue

New Orleans, Louisiana 70113

Attn: J. Wayne Leonard, Chief Executive Officer

Facsimile: (504) 576-2776

(c)	If to Arkansas OpCo:

Entergy Arkansas, Inc.

425 West Capitol Avenue

Little Rock, Arkansas 72201

Attn: Hugh T. McDonald, Chairman of the Board, President and Chief Executive Officer

Facsimile: (501) 377-3599

(d)	If to Gulf States OpCo:

Entergy Gulf States Louisiana, L.L.C.

446 North Boulevard

Baton Rouge, Louisiana 70802

Attn: William H. Mohl, Chairman of the Board, President and Chief Executive Officer

Facsimile: (225) 381-5749

(e)	If to Louisiana OpCo:

Entergy Louisiana, LLC

4809 Jefferson Highway

Jefferson, Louisiana 70121

Attn: William H. Mohl, Chairman of the Board, President and Chief Executive Officer

Facsimile: (225) 381-5749

(f)	If to Mississippi OpCo:

Entergy Mississippi, Inc.

308 East Pearl Street

Jackson, Mississippi 39201

Attn: Haley R. Fisackerly, Chairman of the Board, President and Chief Executive Officer

Facsimile: (601) 969-2400

(g)	If to New Orleans OpCo:

Entergy New Orleans, Inc.

505 Magnolia Street

New Orleans, Louisiana 70119

Attn: Charles L. Rice, Jr., Chairman of the Board, President and Chief Executive Officer

Facsimile: (504) 670-3605

(h)	If to Texas OpCo:

Entergy Texas, Inc.

350 Pine Street

Beaumont, Texas 77701

Attn: Joseph F. Domino, Chairman of the Board, President and Chief Executive Officer

Facsimile: (409) 981-2449

(i)	If to TransCo prior to the Distribution Date:

Mid South TransCo LLC

c/o Entergy Corporation

639 Loyola Avenue

New Orleans, Louisiana 70113

Attn: J. Wayne Leonard, Chief Executive Officer

Facsimile: (504) 576-2776

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn: Pankaj K. Sinha, Esq.

         Michael P. Rogan, Esq.

Facsimile: (202) 393-5760

(j)	If to TransCo on or after the Distribution Date:

c/o ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Andrew W. Smith, Esq.

Facsimile: (212) 455-2502

(k)	If to ITC:

ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Andrew W. Smith, Esq.

Facsimile: (212) 455-2502

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.06.

Section 11.07 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided, however, that any such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 11.07(a) and shall be effective only to the extent in such writing specifically set forth.

Section 11.08 Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement. If terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 11.09 No Third-Party Beneficiaries. Except for the provisions of Article V with respect to indemnification of Indemnitees, which is intended to benefit and be enforceable by the Persons specified therein as Indemnitees, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Entergy Group or the TransCo Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 11.10 Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.11 Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Merger Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 11.13 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 11.14 Plan of Reorganization. This Agreement is intended to evidence a plan of reorganization for the Transactions under Treasury Regulation Section 1.368-2(g).

ARTICLE XII

DEFINITIONS

Section 12.01 Definitions. For purposes of this Agreement, the following terms, when utilized in a capitalized form, shall have the following meanings:

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” means the first day on which this Agreement is a binding contract within the meaning of Temporary Treasury Regulation Section 1.368-1T(e)(2)(ii)(A).

“Agreement Disputes” has the meaning set forth in Section 10.01(b).

“Ancillary Agreements” means the Employee Matters Agreement, the Transition Services Agreement, the Generation Interconnection Agreements, the Distribution-Transmission Interconnection Agreement, the Telecom Agreement, the Software/IP License Agreement, the Joint Use / Pole Attachment Agreement and any other agreements mutually agreed to by the Parties pursuant to Section 4.02(a)(viii).

“Appointed Representative” has the meaning set forth in Section 10.01(a).

“Arkansas OpCo” has the meaning set forth in the preamble.

“Assets” means any and all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) in respect of TransCo Employees and subject to any applicable collective bargaining obligations, performance reviews in respect of the period while employed by a member of the TransCo Group, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and employee benefit election records in effect as of Closing, (ii) records pertaining to customers, suppliers and agents, (iii) all accounting, business and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, (iv) all computers and other electronic data processing equipment, telecommunication equipment and data, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, apparatus, cables, electrical devices, prototypes and models, test devices, transmitters, other miscellaneous supplies and other tangible personal property of any kind, (v) all inventories of materials, parts, raw materials, packing materials, supplies, work-in-process, goods in transit, consigned goods and finished goods and products, (vi) all Real Property Interests, (vii) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures, evidences of indebtedness, puts, calls, straddles, options and other securities of any kind issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person, (viii) all Permits, distribution and supplier arrangements, sale and purchase agreements, joint operating agreements, license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and all other Contracts and business arrangements, (ix) all deposits, letters of credit and performance and surety bonds, (x) all Intellectual Property Rights and licenses from third persons granting the right to use any Intellectual Property Rights, (xi) all software owned, licensed or used, (xii) all cost information; sales and pricing data; customer prospect lists; supplier records; customer, distribution and supplier lists; customer and vendor data, correspondence and lists; product literature (including historical); advertising and promotional materials, and other printed or written materials; artwork; design; development, manufacturing and quality control records, procedures and files; vendor and customer drawings, formulations and specifications; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, (xiii) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivables (whether current or non-current), (xiv) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, rights under express or implied warranties, rights of recovery and rights of setoff of any kind, demands and benefits of any Person, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent and (xv) all Governmental Approvals, and other licenses and authorizations issued by any Governmental Authority.

“Assumed AP” has the meaning set forth in Section 3.05(a)(xxiii)(3).

“Basket” has the meaning set forth in Section 5.06.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Casualty Loss” has the meaning set forth in Section 8.07.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Collective Bargaining Agreements” mean all agreements with the collective bargaining representatives of TransCo Employees that set forth the terms and conditions of employment of TransCo Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

“Condemnation Event” has the meaning set forth in Section 8.07.

“Confidential Business Information” shall mean all Information, data or material other than Confidential Operational Information, including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets and (vii) financing and credit-related information.

“Confidential Information” shall mean Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the other Party, including pursuant to the access provisions of Section 7.02 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its Subsidiaries, (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished, (iii) is independently developed by a Party or its Subsidiaries after the date hereof without reference to the Confidential Business Information or Confidential Operational Information of the other Party or its Subsidiaries and without a breach of this Agreement or (iv) approved for release by written authorization of the disclosing Party and/or the third-party owner of the disclosed information; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Confidential Operational Information” shall mean all operational Information, data or material including (i) specifications, ideas and concepts for products, services and operations, (ii) quality assurance policies, procedures and specifications, (iii) customer information, (iv) software, (v) training materials and information and (vi) all other know-how, methodologies, procedures, techniques and trade secrets related to design, development and operational processes.

“Confidentiality Agreements” means those written confidentiality agreements previously entered into by Entergy and ITC relating to the Transactions.

“Consent Committee” has the meaning set forth in Section 3.10(a).

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Convey” has the meaning set forth in Section 3.01. Variants of this term such as “Conveyance” shall have correlative meanings.

“Creditors ” has the meaning set forth in Section 2.01(a).

“Customer Deposits” has the meaning set forth in Section 3.05(a)(xxiii)(1).

“Debt Exchange” has the meaning set forth in Section 2.01(c).

“Deferred Asset” has the meaning set forth in Section 3.10(b).

“Distribution” has the meaning given to such term in the Merger Agreement.

“Distribution Date” means the earliest date on which any part of the Distribution occurs.

“Distribution-Transmission Interconnection Agreement” has the meaning set forth in Section 4.02(a)(iii).

“Effective Time” has the meaning given to such term in the Merger Agreement.

“EGSH LLC” has the meaning set forth in Section 1.05.

“ELH LLC” has the meaning set forth in Section 1.05.

“Employee Matters Agreement” means that certain Employee Matters Agreement, dated the date hereof, between Entergy, ITC and TransCo, attached hereto as Exhibit B.

“EMS ” has the meaning set forth in Section 3.05(a)(vi)(1).

“Entergy” has the meaning set forth in the preamble.

“Entergy Contribution” has the meaning set forth in Section 1.06.

“Entergy Disclosure Letter” has the meaning given to such term in the Merger Agreement.

“Entergy Exchangeable Debt” has the meaning set forth in Section 2.01(a).

“Entergy Group” means Entergy and each of its Subsidiaries, but excluding any member of the TransCo Group.

“Entergy Guarantees” means arrangements in which guaranties (including guaranties of performance or payment under Contracts, commitments, Liabilities and Permits), letters of credit or other credit or credit support arrangements, including bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments, were or are issued, entered into or otherwise put in place by any Person other than any member of the TransCo Group to support or facilitate, or otherwise in respect of, the obligations of any member of the TransCo Group or the Transmission Business or Contracts, commitments, Liabilities and Permits of any member of the TransCo Group or the Transmission Business.

“Entergy Indemnitees” means Entergy, each member of the Entergy Group, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Entergy Group (in each case, in their respective capacities as such) (excluding any shareholder of Entergy), together with their respective heirs, executors, administrators, successors and assigns.

“Entergy Names and Marks” has the meaning set forth in Section 8.03(a).

“Entergy OATT” means the Open Access Transmission Tariff, currently on file with the FERC, as maintained by certain Entergy Group entities.

“Entergy Regulatory Approvals” has the meaning given to such term in the Merger Agreement.

“Entergy Tax Loss” has the meaning set forth in Section 6.03(a).

“Entergy Transfer Documents” has the meaning set forth in Section 4.04.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources (including non-human species) or human health and safety as affected by exposure to hazardous substances, pollutants or contaminants, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Materials. “Environmental Laws” include, without limitation, CERCLA (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Endangered Species Act (16 U.S.C. Sections 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. Sections 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. Sections 668 et seq.) and state laws analogous to any of the above.

“ESI” has the meaning set forth in the preamble.

“Exchangeable Debt Financing” has the meaning set forth in Section 2.01(a).

“Excluded Assets” has the meaning set forth in Section 3.05(b).

“Excluded Liabilities” has the meaning set forth in Section 3.06(b).

“Facilities Charge Agreement” has the meaning set forth in Section 4.02(a)(viii).

“FERC” means the United States Federal Energy Regulatory Commission.

“Final Determination” means the resolution of liability for any Tax for any taxable period, by or as a result of (A) the expiration of the applicable statute of limitations on assessments for the year, as extended by agreement, (B) a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable, or (C) a closing agreement or an accepted offer in compromise under Sections 7121 or 7122 of the Code or any other final settlement with the IRS or any other applicable taxing authority.

“Financings” has the meaning set forth in Section 2.03.

“Former Employee” has the meaning set forth in Section 8.02(b).

“Franchise” has the meaning set forth in Section 3.10(c).

“Generation Interconnection Agreements” has the meaning set forth in Section 4.02(a)(ii).

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority; provided, however, that the Entergy Regulatory Approvals and the ITC Regulatory Approvals shall not constitute Governmental Approvals for purposes of this Agreement.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” means the Entergy Group, the ITC Group or the TransCo Group, as the context requires.

“Gulf States OpCo” has the meaning set forth in the preamble.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which contains any polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by, or that may result in liability under, any applicable Law.

“Indebtedness” has the meaning given to such term in the Merger Agreement.

“Indemnifying Party” has the meaning set forth in Section 5.07(b).

“Indemnitee” has the meaning set forth in Section 5.07(b).

“Indemnity Payment” has the meaning set forth in Section 5.08(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Intellectual Property Rights” means all worldwide intellectual property and industrial property rights, including without limitation, all (a) patents, inventions, technology, processes and designs, (b) trademarks, trade names, service marks, domain names, logos, trade dress, and other source indicators, and all goodwill symbolized thereby, (c) copyrights, works of authorship, computer software and systems, (d) trade secrets, know-how, and tangible and intangible proprietary information and materials and (e) any applications, registrations, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing.

“Intended Tax-Free Treatment” has the meaning given to such term in the Merger Agreement.

“Intercompany Account” means any receivable, payable or loan between any member of the Entergy Group, on the one hand, and any member of the TransCo Group, on the other hand, that exists prior to the Distribution Date and is reflected in the records of the relevant members of the Entergy Group and the TransCo Group except for any such receivable, payable or loan that arises pursuant to this Agreement, the Merger Agreement or any Ancillary Agreement.

“Internal Restructuring” has the meaning set forth in Section 1.01(b).

“ITC” has the meaning set forth in the preamble.

“ITC Group” means ITC and each of its Affiliates, including after the Closing, the TransCo Group.

“ITC Regulatory Approvals” has the meaning given to such term in the Merger Agreement.

“Joint Use / Pole Attachment Agreement” has the meaning set forth in Section 4.02(a)(vii).

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or Order issued by, a Governmental Authority.

“Leased Premises” has the meaning set forth in Section 3.05(a)(viii).

“Liabilities” means all debts, liabilities (including liabilities for Taxes), guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means Liabilities, damages, penalties, judgments, assessments, losses, costs and expenses (including reasonable attorneys’ fees and expenses) in any case, whether arising under strict liability or otherwise; provided, however, that (i) with respect to claims other than Third-Party Claims, “Losses” shall not include attorneys’ fees or other arbitration or litigation expenses (including experts’ fees and administrative costs) incurred in connection with the prosecution of such claim under the provisions set forth in Article V and (ii) “Losses” shall not include any punitive, exemplary or special damages or any indirect or consequential damages that are not reasonably foreseeable, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“Louisiana OpCo” has the meaning set forth in the preamble.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning given to such term in the recitals.

“Mississippi OpCo” has the meaning set forth in the preamble.

“Multifunction Contract” has the meaning set forth in Section 3.05(a)(xvi).

“Net Book Value” means the original cost of property, plant and equipment reflected on the applicable asset register of the applicable Party’s accounting records, reduced by accumulated depreciation applicable to the original cost of property, plant and equipment, such property, plant and equipment having been reduced by any amount(s) received by the applicable Party from any customer(s) as a contribution in aid of construction, in all cases in accordance with the FERC Uniform System of Accounts.

“Net-Tax Basis” has the meaning set forth in Section 5.08(c).

“New Exchangeable Debt” has the meaning set forth in Section 2.01(a).

“New Orleans OpCo” has the meaning set forth in the preamble.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” means all franchises, permits, certifications, licenses, easements, servitudes, variances, authorizations, rights, exemptions approvals, consents, waivers, registrations or other authorization of Governmental Authorities issued under or with respect to applicable Laws or Orders and used or held by Entergy for the operation of Transmission Assets.

“Permitted Encumbrance” has the meaning given to such term in the Merger Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Post-Closing Claims” has the meaning set forth in Section 8.06(c).

“Pre-Closing Occurrence Based Policies” has the meaning set forth Section 8.06(c).

“Pre-Distribution Taxable Year” means any taxable year ending on or before the Distribution Date and the taxable year within which the Distribution Date occurs, or in the case of TransCo’s taxable year for United States federal income tax purposes, any taxable year ending on or before the day TransCo ceases to be a member of the Entergy affiliated group, as defined in Section 1504(a) of the Code.

“Prohibited Act” has the meaning set forth in Section 6.01.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or (i) any agreement, understanding, arrangement, or substantial negotiations, or (ii) discussions with an investment banker with respect to a public offering, in each case, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, regarding a transaction or series of transactions), other than any of the Transactions or any other transaction that would not constitute a Prohibited Act pursuant to Section 6.01 (excluding paragraph (a) therein) of this Agreement, whether such transaction is supported by ITC management or TransCo management or shareholders of either, is a hostile acquisition, or otherwise, as a result of which ITC or TransCo would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire (directly or indirectly) from ITC or TransCo and/or one or more holders of ITC Capital Stock or TransCo Capital Stock, any amount of ITC Capital Stock or TransCo Capital Stock. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of value or voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.

“Purchased Exchangeable Debt” has the meaning set forth in Section 2.01(a).

“Real Property Interests” means all interests in real property of whatever nature, including easements and servitudes, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Related Party Agreements” has the meaning set forth in Section 3.09(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representatives” means with respect to any Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors, agents, directors and other representatives.

“Restricted Period” has the meaning set forth in Section 8.02(a).

“Restriction Period” means the period beginning on the Agreement Date and ending two years and one day after the Distribution Date.

“Restructuring Transaction” means any transaction undertaken in connection with the TransCo Transfer, Internal Restructuring, Entergy Contribution and the Distribution, to the extent such transaction is listed or described in this Agreement, the Merger Agreement, the Ruling, the Ruling Request or the Tax Opinion.

“RTO Migration” has the meaning given to such term in the Merger Agreement.

“Ruling” has the meaning given to such term in the Merger Agreement.

“Ruling Request” has the meaning given to such term in the Merger Agreement.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, servitude, zoning matters, permit, restriction, encroachment, restriction on transfer, restrictions or limitations on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Separation” means the TransCo Transfer, the Financings and the other transactions contemplated by this Agreement to transfer the Transmission Business to TransCo.

“Separation Date” has the meaning set forth in Section 4.01.

“Separation Time” has the meaning set forth in Section 4.01.

“Software/IP License Agreement” has the meaning set forth in Section 4.02(a)(v).

“Specified Land Right Consents” has the meaning set forth in Section 3.10(a).

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, use, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or any tax based upon, measured by or calculated with respect to the generation of electricity or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

“Tax Controversy” means any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any audit, examination, claim, adjustment or other proceeding related to Taxes.

“Tax Documents” means the Ruling, the Ruling Request and the Tax Opinion.

“Tax Expert” means one of the firms identified as such in Section 9.01 of the Entergy Disclosure Letter.

“Tax Opinion” has the meaning given to such term in the Merger Agreement.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes including amendments thereto, including any return filed by a nuclear decommissioning trust.

“Telecom Agreement” has the meaning set forth in Section 4.02(a)(vi).

“Texas OpCo” has the meaning set forth in the preamble.

“Third-Party Claim” has the meaning set forth in Section 5.07(b).

“Third-Party Proceeds” has the meaning set forth in Section 5.08(a).

“Transaction Maximum Principal Amount” has the meaning set forth in Section 2.03.

“Transactional Cash” has the meaning set forth in Section 3.05(a)(xxii).

“Transactions” means the TransCo Transfer, Internal Restructuring, the Entergy Contribution, the Distribution, the Merger, the Financings and the other transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements.

“TransCo” has the meaning set forth in the preamble.

“TransCo Books and Records” has the meaning set forth in Section 3.05(a)(xvii).

“TransCo Capital Stock” means (i) all classes and series of capital stock of TransCo, including, without limitation, the TransCo Common Units, (ii) all instruments properly treated as equity in TransCo for United States federal income tax purposes and (iii) all options, warrants, and other rights respecting (i) or (ii).

“TransCo Common Units” has the meaning set forth in the recitals.

“TransCo Contracts” has the meaning set forth in Section 3.05(a)(xvi).

“TransCo Employee ” has the meaning given to such term in the Employee Matters Agreement.

“TransCo Employee Shares” has the meaning given to such term in the Merger Agreement.

“TransCo Group” means TransCo, and each of the TransCo Subs.

“TransCo Indemnitees” means TransCo, each member of the TransCo Group, ITC (from and after the Separation Time), and each of their respective successors and assigns, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the TransCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“TransCo IP” has the meaning set forth in Section 3.05(a)(xiv).

“TransCo Real Property” has the meaning set forth in Section 3.05(a)(vii).

“TransCo Securities” has the meaning set forth in Section 2.01(b).

“TransCo Securities Issuance” has the meaning set forth in Section 2.01(b).

“TransCo Securities Principal Amount” has the meaning set forth in Section 2.01(b).

“TransCo Subs” means Arkansas Wires LLC, an Arkansas limited liability company (“AR Wires”), Louisiana Wires 1, L.L.C., a Louisiana limited liability company (“LA 1 Wires”), Louisiana Wires 2, LLC, a Texas limited liability company (“LA 2 Wires”), Mississippi Wires LLC., a Mississippi limited liability corporation (“MS Wires”), New Orleans Wires LLC., a Louisiana limited liability corporation (“NOLA Wires”) and Texas Wires LLC, a Texas limited liability corporation (“TX Wires”), each to be formed in connection with the Internal Restructuring.

“TransCo Subs Financing” has the meaning set forth in Section 2.03.

“TransCo Subs Principal Amount” has the meaning set forth in Section 2.03.

“TransCo Tax Loss” has the meaning set forth in Section 2.03.

“TransCo Transfer” means the transfer of the Transmission Assets and Transmission Liabilities as provided in Section 3.01 and Section 3.02.

“Transfer Documents” has the meaning set forth in Section 4.05.

“Transferable Assets” has the meaning set forth in Section 3.12.

“Transferable Permits” has the meaning set forth in Section 3.05(a)(xi).

“Transition Services Agreement” has the meaning set forth in Section 4.02(a)(iv).

“Transmission” means the movement, delivery or transfer of electric energy through interconnected lines and associated equipment at nominal voltages that are greater than or equal to 69 kV between points of supply and points at which it is transformed for delivery to customers or is delivered to other electric systems.

“Transmission Assets” has the meaning set forth in Section 3.05(a).

“Transmission Business” means the business function of Entergy conducted prior to the Separation Time by the Entergy Group (including the Utility OpCos) through the ownership, operation, management and maintenance of and investment in assets for Transmission; provided, however, the Transmission Business shall not include any Transmission Assets owned or used by Entergy’s Wholesale Commodities reporting segment (as described in Entergy’s Securities and Exchange Act of 1934 filings).

“Transmission Common Use Facilities” has the meaning set forth in Section 3.05(a)(iii).

“Transmission Control Facilities” has the meaning set forth in Section 3.05(a)(v).

“Transmission Control Facility Rights” has the meaning set forth in Section 3.05(a)(v).

“Transmission Control System” has the meaning set forth in Section 3.05(a)(vi).

“Transmission Formula Rate” means a formulaic methodology, approved by the FERC, used to annually compute transmission revenue requirements and/or transmission service rates for a utility’s electric transmission business, based on either historical or projected data for the utility’s assets, liabilities, equity, revenue, and expenses.

“Transmission Land Right Consents” has the meaning set forth in Section 3.10(a)(ii).

“Transmission Land Rights” has the meaning set forth in Section 3.05(a)(iv).

“Transmission Liabilities” has the meaning set forth in Section 3.06(a).

“Transmission Line Facilities” has the meaning set forth in Section 3.05(a)(i).

“Transmission Substation Facilities” has the meaning set forth in Section 3.05(a)(ii).

“Utility OpCo LLCs” means Arkansas OpCo LLC, an Arkansas limited liability company (“Arkansas OpCo LLC”), Gulf States OpCo Louisiana, L.L.C., a Louisiana limited liability company (“GS OpCo LLC”), Louisiana OpCo LLC, a Texas limited liability company (“Louisiana OpCo LLC”), Mississippi OpCo LLC, a Mississippi limited liability corporation (“Mississippi OpCo LLC”), New Orleans OpCo LLC, a Louisiana limited liability corporation (“New Orleans OpCo LLC”) and Texas OpCo LLC, a Texas limited liability corporation (“Texas OpCo LLC”).

“Utility OpCo LLC Contributions” has the meaning set forth in Section 1.04(b).

“Utility OpCos” have the meaning set forth in the preamble.

“Working Capital Facility” has the meaning set forth in Section 2.02.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

ENTERGY CORPORATION

By:	/s/ J. Wayne Leonard
	Name:	J. Wayne Leonard
	Title:	Chairman and Chief Executive Officer

MID SOUTH TRANSCO LLC

By:	/s/ Theodore H. Bunting, Jr.
	Name:	Theodore H. Bunting, Jr.
	Title:	President

ENTERGY ARKANSAS, INC.

By:	/s/ Hugh T. McDonald
	Name:	Hugh T. McDonald
	Title:	President and Chief Executive Officer

ENTERGY GULF STATES LOUISIANA, L.L.C.

By:	/s/ William M. Mohl
	Name:	William M. Mohl
	Title:	President and Chief Executive Officer

ENTERGY LOUISIANA, LLC

By:	/s/ William M. Mohl
	Name:	William M. Mohl
	Title:	President and Chief Executive Officer

ENTERGY MISSISSIPPI, INC.

By:	/s/ Haley R. Fisackerly
	Name:	Haley R. Fisackerly
	Title:	President and Chief Executive Officer

ENTERGY NEW ORLEANS, INC.

By:	/s/ Charles L. Rice, Jr.
	Name:	Charles L. Rice, Jr.
	Title:	President and Chief Executive Officer

ENTERGY TEXAS, INC.

By:	/s/ Charles L. Rice, Jr.
	Name:	Joseph F. Domino
	Title:	President and Chief Executive Officer

ENTERGY SERVICES, INC.

By:	/s/ J. Wayne Leonard
	Name:	J. Wayne Leonard
	Title:	Chief Executive Officer

ITC HOLDINGS CORP.

By:	/s/ Joseph L. Welch
	Name:	Joseph L. Welch
	Title:	President and Chief Executive Officer

Exhibit A

FORM OF DISTRIBUTION-TRANSMISSION

INTERCONNECTION AGREEMENT

[reference is made to Exhibit 10.3 included in the ITC Holdings Corp. Registration Statement on Form S-4.]

Exhibit B

Employee Matters Agreement

[reference is made to Annex C included in the ITC Holdings Corp. Registration Statement on Form S-4.]

AMENDMENT NO. 1 TO THE SEPARATION AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of September 24, 2012 and effective as of December 4, 2011, amends the Separation Agreement, dated as of December 4, 2011 (the “Separation Agreement”), among Entergy Corporation, a Delaware corporation (“Entergy”), ITC Holdings Corp., a Michigan corporation (“ITC”), Mid South TransCo LLC, a Delaware limited liability company and presently a Subsidiary of Entergy (“TransCo”), Entergy Arkansas, Inc., an Arkansas corporation and a Subsidiary of Entergy (“Arkansas OpCo”), Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company and a Subsidiary of Entergy (“Gulf States OpCo”), Entergy Louisiana, LLC, a Texas limited liability company and a Subsidiary of Entergy (“Louisiana OpCo”), Entergy Mississippi, Inc., a Mississippi corporation and a Subsidiary of Entergy (“Mississippi OpCo”), Entergy New Orleans, Inc., a Louisiana corporation and a Subsidiary of Entergy (“New Orleans OpCo”) and Entergy Texas, Inc., a Texas corporation and a Subsidiary of Entergy (“Texas OpCo” and, together with Arkansas OpCo, Gulf States OpCo, Louisiana OpCo, Mississippi OpCo and New Orleans OpCo, the “Utility OpCos”) and Entergy Services, Inc., a Delaware corporation and Subsidiary of Entergy (“ESI”), each a “Party” and together, the “Parties.” Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation Agreement.

WHEREAS, the Parties hereto have entered into the Separation Agreement; and

WHEREAS, in accordance with Section 11.07 of the Separation Agreement, the Parties hereto wish to amend the Separation Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements herein and intending to be legally bound, the Parties agree as follows:

i. The ninth “Whereas” clause in the Recitals is hereby and amended and restated in its entirety to read as follows:

“WHEREAS, for United States federal income tax purposes, the Parties intend that (i) the Internal Restructuring qualifies as one or more reorganizations pursuant to Section 368(a) of the Code that is tax-free to Entergy and the Entergy Group, (ii) the Entergy Contribution, taken together with the Distribution, qualifies as a reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code that is tax-free to Entergy, the Entergy shareholders, and TransCo, (iii) the Debt Exchange qualifies for tax-free treatment to Entergy pursuant to Section 361(c) of the Code and (iv) the execution of this Agreement and the Merger Agreement evidences plans of reorganization within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g); and”

ii. Section 2.01(a) of the Separation Agreement is hereby amended (i) to replace the words “whereby such creditors agree to purchase” in the first sentence of the section with the words “who have purchased” and (ii) to delete the final sentence.

iii. Section 2.03 of the Separation Agreement is hereby amended to delete the words “a one (1) year term funded bridge facility” in the first sentence of the section and replace such words with the following: “one or more funded bridge facilities with a term of 366 days”.

iv. Section 3.05(a) of the Separation Agreement is hereby amended and restated in its entirety to read as follows:

(a) For purposes of this Agreement, “Transmission Assets” shall mean, in each case to the extent existing and owned or held immediately prior to the Separation Time by Entergy or any of its Subsidiaries, all of Entergy’s and its Subsidiaries’ respective right, title and interest in, to and under the following Assets:

(i) All Transmission Line Facilities. For purposes of this Agreement, “Transmission Line Facilities” means any and all electric transmission lines and other equipment located outside of a substation and operating at or above 69 kV together with related facilities, including (A) conductors (whether used for bulk transmission purposes or providing connection to generation sources, distribution facilities or retail or wholesale customers), (B) towers, poles, ducts and conduits associated with such conductors, (C) any other structure or Asset used exclusively for Transmission, (D) switching stations, (E) voltage control devices and power flow control devices, and (F) shield wire (but excluding any fiber optic communication lines contained in such shield wire);

(ii) All Transmission Substation Facilities. For purposes of this Agreement, “Transmission Substation Facilities” means any and all facilities and equipment located at a substation that are directly used for or exclusively in support of Transmission, including conductors, associated poles and towers, transformers, circuit breakers, switches, protective relays, static VAR compensators, Transmission Batteries other than Transmission Batteries that are included in the definition of Transmission Common Use Facilities, remote terminal units (RTUs), and related structures and control equipment. For substations that contain distribution function equipment (i.e., equipment operating below 69 kV), the dividing line between distribution equipment and equipment constituting Transmission Substation Facilities shall be the high voltage Transmission system side (at 69 kV or above) of the disconnect switch of the distribution transformer, unless such switch carries bulk electric system power flow under normal operating conditions in which case the dividing line shall be moved to the first point where the equipment constituting the dividing line does not carry bulk electric system power flow under normal operating conditions;

(iii) All Transmission Common Use Facilities. For purposes of this Agreement, “Transmission Common Use Facilities” means (A) any and all structures, equipment, facilities and other Assets (other than interests in real property) that (1) are located at a substation where three or more separate transmission lines running from outside of such substation are interconnected within such substation and (2) are used in support of both Transmission and distribution functions within such substation and (B) Transmission Batteries that (1) are located at a substation where not more than two and not less than one transmission line running from outside of such substation are interconnected within such substation and used in support of both Transmission and distribution functions within such substation and (2) are located at a substation where three or more separate transmission lines running from outside of such substation are interconnected within such substation and such substation contains distribution function equipment (i.e., equipment operating below 69 kV) and used in support of both Transmission and distribution functions within such substation;

(iv) All Transmission Land Rights. For purposes of this Agreement, “Transmission Land Rights” means any and all real property rights (including all rights acquired by operation of law), whether through ownership in fee simple, easement, servitude, right of way, license, Permit, concession, condemnation, lease or otherwise (but excluding any Franchises, which are addressed by Section 3.05(a)(xxi)), by which a Utility OpCo or any other member of the Entergy Group owns, possesses, uses or otherwise occupies land (A) upon which a Transmission Line Facility is located, (B) upon which a substation containing Transmission Substation Facilities but no distribution function equipment (other than metering) is located, together with any and all real property rights appurtenant thereto and adjoining or adjacent real property, but excluding any adjoining or adjacent tracts of land, improvements and appurtenant real property rights held for (i) generation purposes, (ii) distribution purposes other than expansion of the substation or (iii) purposes other than Transmission purposes, (C) upon which a substation containing Transmission Substation Facilities and distribution function equipment is located where three (3) or more separate transmission lines running from outside of such substation are interconnected within such substation, together with any and all real property rights appurtenant thereto and adjoining or adjacent real property, but excluding any adjoining or adjacent tracts of land, improvements and appurtenant real property rights held for (i) generation purposes, (ii) distribution purposes other than expansion of the substation or (iii) purposes other than Transmission purposes, or (D) otherwise exclusively used or held exclusively for use or future use in the Transmission Business;

(v) All Transmission Control Facilities and Transmission Control Facility Rights. For purposes of this Agreement, “Transmission Control Facilities” means the facilities and buildings primarily containing Transmission Control System equipment and devices set forth on Schedule 3.05(a)(v)(1) and “Transmission Control Facility Rights” means a lease, sublease, easement or other similar contractual right to access and use the portion of the facilities and buildings primarily containing Transmission Control System equipment and devices set forth on Schedule 3.05(a)(v)(2) (for the term as set forth on such schedule);

(vi) The Transmission Control System. For purposes of this Agreement, “Transmission Control System” means:

(1) All control systems, data acquisition systems, and networking equipment necessary for the operation and control of the Transmission Line Facilities, the Transmission Substation Facilities and the Transmission Generation Interconnection Facilities (such systems and equipment, the “EMS”) exclusive of software which is addressed in paragraph (3);

(2) any additional computers, servers, systems and related equipment (including devices, sensors, communications links, routers, hubs, switches, firewalls and modems) that are used by a Utility OpCo exclusively in the operation and control of the Transmission Line Facilities, Transmission Substation Facilities or Transmission Generation Interconnection Facilities; and

(3)(A) all licenses of computer programs, software and applications (and related documentation) licensed by Entergy or its Subsidiaries and used exclusively in the operation of the EMS as of the Separation Time and (B) a royalty-free license effective as of the Separation Time to use (1) the computer programs, software and applications (and related documentation) owned by Entergy or its Subsidiaries that are used exclusively in the operation of the EMS as of the Separation Time and (2) any other computer programs, software and applications (and related documentation) owned or licensed by Entergy or its Subsidiaries that are used in the operation of the EMS as of the Separation Time; provided that with respect to any such computer programs, software and applications (and related documentation) licensed by Entergy or its Subsidiaries from a third party that are not transferable or sublicensable, Entergy, the Utility OpCos and ESI shall only be obligated to use commercially reasonable efforts to achieve the license of such computer programs, software and applications to TransCo or a TransCo Sub as applicable, and any external cost of achieving any such license shall be paid by TransCo (all such computer programs, software and applications (and related documentation) licensed to TransCo or a TransCo Sub pursuant to this paragraph (3) collectively, the “Licensed IP”);

(vii) the real property set forth on Schedule 3.05(a)(vii), together with all buildings, fixtures, structures and improvements erected or located on such real property (the “TransCo Real Property”);

(viii) the rights and interests of the Utility OpCos (as applicable) under the leases set forth on Schedule 3.05(a)(viii) to the premises listed on Schedule 3.05(a)(viii) (the “Leased Premises”);

(ix) all of the office equipment (including personal computers), furnishings and other tangible assets located at any TransCo Real Property, the Leased Premises, the Transmission Control Facilities, and the premises described in the Transmission Control Facility Rights in each case as allocated in the manner described on Schedule 3.05(a)(ix);

(x)(A) all the office equipment (including personal computers), furnishings and other tangible assets (to the extent not covered by Section 3.05(a)(ix)) and (B) all the machinery, equipment, tools and vehicles, in each case as used in the operation of the Transmission Assets and as allocated in the manner described on Schedule 3.05(a)(x);

(xi) all of the Permits (excluding Franchises (which are subject to Section 3.05(a)(xxi)) granted to Entergy or any of its Subsidiaries that are primarily used or held for use in the Transmission Business (the “Transferable Permits”); provided, that, the obligation to convey the Transferable Permits shall be subject to Section 3.10(a);

(xii) all rights to causes of action, lawsuits, judgments, claims (including insurance claims), counterclaims or demands of Entergy, its Affiliates or any member of the TransCo Group against a Person other than ITC or its Affiliates to the extent such causes of action, lawsuits, judgments, claims, counterclaims or demands relate to the Transmission Assets or the Transmission Liabilities; provided, that any causes of action, lawsuits, judgments, claims, counterclaims or demands shall be assigned to TransCo without warranty or recourse (other than pursuant to this Agreement, the Merger Agreement or any Ancillary Agreement);

(xiii) all inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products that are primarily used or held for primary use in the Transmission Business;

(xiv) (A) all licenses of Intellectual Property Rights by Entergy or its Subsidiaries that are exclusively used in the Transmission Business as of the Separation Time, and (B) a royalty-free license effective as of the Separation Time to use all other Intellectual Property Rights (1) owned by Entergy or its Subsidiaries that are used in the Transmission Business and (2) licensed by Entergy or its Subsidiaries that are used in the Transmission Business, as of the Separation Time (the “TransCo IP”). For the avoidance of doubt, software licensed by Entergy or its Subsidiaries from third parties and not used in the Transmission Business shall not constitute TransCo IP; provided that with respect to any Intellectual Property Rights licensed by Entergy or its Subsidiaries from a third party that are not transferable or sublicensable, Entergy, the Utility OpCos and ESI shall only be obligated to use commercially reasonable efforts to achieve the license of such Intellectual Property Rights to TransCo or a TransCo Sub as applicable, and any external cost of achieving any such license shall be paid by TransCo;

(xv) all warranties pertaining to the Transmission Assets;

(xvi)(A) the rights and interests related to Transmission under any Contract that is related to the Transmission Business and any other business function of Entergy or its Subsidiaries, in each case, to which Entergy, TransCo or any member of their respective Groups is a Party or by which it or any of its Assets is bound (each a “Multifunction Contract”); (B) any other Contract not involving real property rights that is primarily related to the Transmission Business, in each case, to which Entergy, TransCo or any member of their respective Groups is a Party or by which it or any of its Assets is bound, except for any such Contract that is explicitly retained by Entergy or any member of the Entergy Group pursuant to any provision of this Agreement or any Ancillary Agreement; (C) any Contract that permits a third party to attach its facilities to the Transmission Line Facilities, Transmission Substation Facilities or Transmission Generation Interconnection Facilities; and (D) all Collective Bargaining Agreements (collectively, the “TransCo Contracts”) and all interests, rights, claims and benefits of Entergy and any of its Subsidiaries pursuant to and associated with the TransCo Contracts;

(xvii) (A) all business records primarily related to the Transmission Assets or Transmission Liabilities, including the corporate or limited liability company minute books and related stock records of the members of the TransCo Group, all North American Electric Reliability Corporation compliance records, information and records used to demonstrate compliance with reliability standards for Transmission and any other compliance records related to the Transmission Business, (B) all of the separate financial and property tax records of the members of the TransCo Group that do not form part of the general ledger of Entergy or any of its Affiliates (other than the members of the TransCo Group), (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, that are primarily related to the Transmission Business and (D) with respect to TransCo Employees and subject to any applicable collective bargaining obligations, performance reviews in respect of the period while employed by a member of the TransCo Group, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and employee benefit election records in effect as of Closing (collectively, the “TransCo Books and Records”); provided, however, that (x) Entergy shall be entitled to retain a copy of any and all TransCo Books and Records to the extent such specific materials are not exclusively related to the Transmission Business, which shall be subject to the provisions of Article IV and deemed the Confidential Information of TransCo and subject to the provisions of Article VII and (y) neither clause (A) nor clause (C) shall be deemed to include any books, records or other items or portions thereof that are subject to restrictions on transfer pursuant to applicable Laws regarding personally identifiable information or Entergy’s privacy policies regarding personally identifiable information or with respect to which transfer would require any Governmental Approval under applicable Law, unless such records are required to be transferred to TransCo under applicable Law; and (z) Entergy may retain any materials in clauses (A) and (C) that are not reasonably practicable to identify and extract subject to the right of access pursuant to Section 7.02, provided that such retained materials shall be deemed Confidential Information of TransCo and subject to the provisions of Article VII;

(xviii) all goodwill of the Transmission Business;

(xix) the right to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to Confidential Information of the Transmission Business and rights to enforce the assignment provisions of any Contract;

(xx) a copy of any database containing records related to Transmission Land Rights, TransCo Real Property or the Leased Premises;

(xxi) all Franchises to the extent any such Franchise relates exclusively to the Transmission Business and, subject to the limitations on the obligation to convey pursuant to Section 3.10(c), any rights under any Franchises that do not exclusively relate to the Transmission Business;

(xxii) cash in an amount equal to sum of the following, plus any interest accrued thereon (the “Transactional Cash”):

(1) all customer deposits held by any member of the Entergy Group that are related to the provision of Transmission service, construction of Transmission or any provision under Entergy’s OATT (collectively, “Customer Deposits”);

(2) all customer payments that are exclusively for Transmission Assets or service, or the pro-rata portion that is not for distribution assets or service; and Transmission customer payments for specific customer funded projects (other than that portion specifically for the tax gross up component); and

(3) accounts payable relating to the construction or investment in the Transmission Assets as of the Effective Time, excluding any accounts payable in respect of expenses, including operating and maintenance and general and administrative expenses (collectively, “Assumed AP”);

(xxiii) all rights of the TransCo Group under this Agreement and the Merger Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith;

(xxiv) cash in an amount equal to any unpaid interest on the Entergy Exchangeable Debt that is accrued on or before the Effective Time but not paid until after the Effective Time;

(xxv) all Transmission Generation Interconnection Facilities. For purposes of this Agreement, “Transmission Generation Interconnection Facilities” means any and all electric lines operating at 69 kV or above (together with related equipment and facilities) for the interconnection of the

Transmission Line Facilities and Transmission Substation Facilities to the Entergy Group generation facilities. The dividing line between Transmission Generation Interconnection Facilities and the Entergy Group generation facilities shall be determined in accordance with the methodology set forth on Schedule 3.05(a)(xxv); and

(xxvi) any and all other Assets owned or held immediately prior to the Separation Time by Entergy or any of its Subsidiaries that are exclusively (x) used in, (y) held for use or future use in or (z) related to, the Transmission Business that are not Excluded Assets.

v. Section 3.05(b) of the Separation Agreement is hereby amended and restated in its entirety to read as follows:

(b) Notwithstanding Section 3.05(a), the Transmission Assets shall not in any event include any of the following Assets (the “Excluded Assets”):

(i) fiber optic communications lines (including the lines enclosed in shield wire that is a part of the Transmission Assets) and microwave communications systems (and related equipment and facilities) located on Transmission Line Facilities and owned or leased by Entergy and its Affiliates;

(ii) meters and instrument transformers exclusively for metering;

(iii) all cash and cash equivalents (including storm reserves and investments and securities but excluding any capital stock or other equity interest in any member of the TransCo Group), bank or other deposit accounts, accounts, receivable and any income, sales, payroll or other tax receivables of Entergy and its Affiliates, other than Transactional Cash;

(iv) the Intellectual Property Rights listed on Schedule 3.05(b)(iv), and any other Intellectual Property Rights in or to which any member of the Entergy Group has any right, title or interest, except the TransCo IP and the Licensed IP;

(v) any compensation, payment or other relief related to a condemnation or taking by eminent domain of any Transmission Asset in an Action settled, consented to or finally adjudicated prior to the Separation Time; provided, that an underlying Action shall be considered finally adjudicated when an order determining any compensation, payments or other relief to be paid with respect to such Action has been issued by a court of competent jurisdiction and has become nonappealable;

(vi) customer payments that are exclusively for distribution assets or service, or the pro-rata portion that is not for Transmission Assets or service; and Transmission customer payments specifically for the tax gross up component for specific customer funded projects;

(vii) (A) The employment and personnel records of Entergy’s and its Affiliates’ employees that are not TransCo Employees and (B) any employment and personnel records of the TransCo Employees the transfer of which is prohibited by collective bargaining obligations;

(viii) all rights to insurance policies or practices of Entergy and its Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies;

(ix) for the avoidance of doubt, all equipment and facilities exclusively used for the movement of electricity to customers and having nominal voltages below 69 kV;

(x) all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of Entergy, its Affiliates or any member of the TransCo Group against a party other than ITC or its Affiliates to the extent that they do not relate to the Transmission Assets or the Transmission Business;

(xi) all financial and Tax records relating to the Transmission Business that form part of the general ledger of Entergy or any of its Affiliates (other than the members of the TransCo Group), any working papers of Entergy’s auditors, and any other Tax records (including accounting records) of Entergy or any of its Affiliates (other than the members of the TransCo Group); provided that TransCo shall in all events be entitled to copies of any such books and records to the extent related to the Transmission Business or the Transmission Assets;

(xii) any Federal Communications Commission licenses held by any member of the Entergy Group;

(xiii) other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to confidential information of the Transmission Business, all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with the potential divestiture of all or a part of the Transmission Business, including (A) bids received from third parties and analyses relating to such transactions and (B) confidential communications with legal counsel representing Entergy or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(xiv) all other Permits of Entergy or its Affiliates other than Transferable Permits;

(xv) any and all Assets that are expressly specified by this Agreement or any Ancillary Agreement as Assets to be retained by Entergy or any other member of the Entergy Group;

(xvi) all rights to furnish retail electric service in the State of Louisiana under the 300 Foot Rule that are associated, as of the Separation Time, with the Transmission Line Facilities, which rights are reserved by and unto Gulf States OpCo and Louisiana OpCo (and their respective successors and assigns);

(xvii) any and all electric lines and other equipment together with related equipment and facilities that are located (A) outside of a substation and operating at or above 69 kV and (B) on the generation side of the dividing line between Transmission Generation Interconnection Facilities and the generation equipment as determined pursuant to Section 3.05(a)(xxv);

(xviii) light fixtures and related support equipment located on Transmission Line Facilities to provide lighting service to customers pursuant to applicable retail tariffs and owned by Entergy and its Affiliates; and

(xix) other than any Asset specifically listed or described in Section 3.05(a) or the Schedules thereto, any and all Assets of Entergy or its Affiliates that are exclusively used, held for exclusive use in, or exclusively related to, businesses of Entergy other than the Transmission Business.

The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in this Agreement, the Merger Agreement or any Ancillary Agreements, neither TransCo nor any of the TransCo Subs shall acquire or be permitted to retain any right, title or interest in any Excluded Assets through the Conveyance of all of the authorized and outstanding equity interests in the TransCo Subs and that if any of the TransCo Subs owns, leases or has the right to use any such Excluded Assets, such Excluded Assets shall be Conveyed to Entergy as contemplated by Section 3.03.

vi. Section 3.06(a)(iii) of the Separation Agreement is hereby amended to delete each reference to Section 3.06(b)(ix) and replace each such reference with “Section 3.06(b)(x)”.

vii. Section 3.06(b)(ii) of the Separation Agreement is hereby amended to delete the reference to Section 3.05(a)(iv) and replace such reference with “Section 3.06(a)(ii) and Section 3.06(a)(iii)”.

viii. Section 3.06(b)(x) of the Separation Agreement is hereby amended to delete the reference to Section 3.05(a)(iv) and replace such reference with “Section 3.06(a)(iii)”.

ix. Section 4.02(a) of the Separation Agreement is hereby amended and restated in its entirety to read as follows:

(a)	Agreements to be Delivered by Entergy. On the Separation Date, Entergy shall deliver, or shall cause its appropriate Subsidiaries to deliver, to TransCo all of the following instruments:

(i) all Transfer Documents as described in Section 4.04 and Section 4.05;

(ii) the Generation Interconnection Agreements, substantially in the form attached hereto as Exhibit A (the “Generation Interconnection Agreement”), duly executed by the members of the Entergy Group party thereto;

(iii) the Distribution Transmission Interconnection Agreements, substantially in the form attached hereto as Exhibit B (the “Distribution-Transmission Interconnection Agreement”), duly executed by the members of the Entergy Group party thereto;

(iv) the Transition Services Agreements, substantially in the form attached hereto as Exhibit C (the “Transition Services Agreements”), duly executed by members of the Entergy Group party thereto;

(v) the Software/IP License Agreement, substantially in the form attached hereto as Exhibit D (the “Software/IP License Agreement”), duly executed by members of the Entergy Group party thereto;

(vi) the Transmission Structure Attachment Agreement for Telecommunications Facilities, substantially in the form attached hereto as Exhibit E (the “Telecom Agreement”), duly executed by members of the Entergy Group party thereto;

(vii) the Pole Attachment Agreement for Electric Distribution Facilities, substantially in the form attached hereto as Exhibit F (the “Joint Use / Pole Attachment Agreement”), duly executed by members of the Entergy Group party thereto;

(viii) the License to Use Premises, substantially in the form attached hereto as Exhibit G (the “Data Center Occupancy License”), duly executed by the members of the Entergy Group party thereto;

(ix) the Real Estate Occupancy License, substantially in the form attached hereto as Exhibit H (the “Real Estate Occupancy License”), duly executed by the members of the Entergy Group party thereto; and

(x) any other Ancillary Agreements to which the Parties mutually agree.

x. Section 8.08 of the Separation Agreement is hereby amended to delete the reference to Section 4.01(a) and replace such reference with “Section 4.02(a)” and to delete the words “Facilities Charge Agreement”.

xi. Section 8.10 of the Separation Agreement is hereby amended to remove and replace the figure “thirty (30)” with “forty-five (45)”.

xii. The Separation Agreement is hereby amended to add a new Section 8.11 to read as follows:

Section 8.11. Special Provision for Transmission Generation Interconnection Facilities. During the period beginning on the date of this Agreement and ending on the third anniversary of the Separation Date, in the event FERC determines in a final order not subject to further rehearing at FERC (“Rate Recovery Final Order”) that the applicable TransCo Sub may not recover in rates the operating and maintenance expenses, and retirement, replacement or capital improvement costs with respect to all or any portion of the Transmission Generation Interconnection Facilities, then (i) in the event the Rate Recovery Final Order is issued prior to the Separation Date, (A) the applicable Utility OpCo shall take commercially reasonable efforts to account for the transfer of the Transmission Generation Interconnection Facilities that cannot be recovered in the TransCo Sub’s rates in a manner approved by FERC, including transferring such Transmission Generation Interconnection Facilities at zero net book value and reclassifying the cost of the Transmission Generation Interconnection Facilities to other accounts, and taking other actions as directed by FERC, and (B) each of ITC and the applicable Utility OpCo shall negotiate in good faith an agreement pursuant to which the applicable Utility OpCo will pay the applicable TransCo Sub for the reasonable operation and maintenance expenses, and retirement, replacement or capital improvement costs associated with the Transmission Generation Interconnection Facilities that cannot be recovered in the TransCo Sub’s rates and (ii) in the event the Rate Recovery Final Order is issued after the Separation Date, each of the applicable TransCo Sub and the applicable Utility OpCo shall negotiate in good faith an agreement pursuant to which the applicable Utility OpCo will pay applicable TransCo Sub a facilities charge for the use of the Transmission Generation Interconnection Facilities, calculated to approximate the revenue requirement that the TransCo Sub would have recovered for the Transmission Generation Interconnection Facilities under its applicable formula rate, as well as retirement, replacement or capital improvement costs associated with the Transmission Generation Interconnection Facilities and future operating expenses of the replacement facilities that cannot be recovered in the TransCo Sub’s rates. Notwithstanding anything contained in Section 5.13 of the Merger Agreement to the contrary, Entergy and its Affiliates may oppose, contest, challenge or file any complaint before FERC with regard to the recovery in rates of the operating and maintenance expenses, and retirement, replacement or capital improvement costs with respect to all or any portion of the applicable Transmission Generation Interconnection Facilities if ITC or any member of the ITC Group asserts or takes the position in a proceeding before FERC that such Transmission Generation Interconnection Facilities cannot be or should not be recovered in the TransCo Sub’s rates.

xiii. Section 11.14 of the Separation Agreement is hereby amended and restated in its entirety to read as follows:

Section 11.14 Plans of Reorganization.

(a) This Agreement shall constitute a “plan of reorganization” under Treasury Regulation Section 1.368-2(g) for each Utility Merger.

(b) This Agreement and the Merger Agreement together shall constitute a “plan of reorganization” under Treasury Regulation Section 1.368-2(g) for the Entergy Contribution and the Distribution.

xiv. Section 12.01 of the Separation Agreement is hereby amended as follows:

(a)	To add the following definition before the definition of “Action”:

“300 Foot Rule” means the rights and prohibitions set forth in La. Rev. Stat. § 45:123 and the Louisiana Public Service Commission’s General Order dated October 6, 2005.

(b)	To amend and restate the definition of “Ancillary Agreements” in its entirety to read as follows:

“Ancillary Agreements” means the Registration Rights Agreement, the Trust Agreement, the Employee Matters Agreement, the Transition Services Agreements, the Generation Interconnection Agreements, the Distribution-Transmission Interconnection Agreement, the Telecom Agreement, the Software/IP License Agreement, the Joint Use / Pole Attachment Agreement, the Data Center Occupancy License and the Real Estate Occupancy License and any other agreements mutually agreed to by the Parties pursuant to Section 4.02(a)(x).

(c)	To add the following definition after the definition of “Customer Deposits”:

“Data Center Occupancy License” has the meaning set forth in Section 4.2(a)(viii).

(d)	To delete the definition of “Facilities Charge Agreement”.

(e)	To add the following definitions after the definition of “Purchased Exchangeable Debt”:

“Rate Recovery Final Order” has the meaning set forth in Section 8.11.

“Real Estate Occupancy License” has the meaning set forth in Section 4.02(a)(ix).

(f)	To amend and restate the definition of “TransCo Subs” in its entirety to read as follows:

“TransCo Subs” means Transmission Company Arkansas LLC, a Michigan limited liability company (“AR Wires”), Transmission Company Louisiana I LLC, a Michigan limited liability company (“LA 1 Wires”), Transmission Company II LLC, a Michigan limited liability company (“LA 2 Wires”), Transmission Company Mississippi LLC., a Michigan limited liability corporation (“MS Wires”), Transmission Company New Orleans LLC., a Michigan limited liability corporation (“NOLA Wires”) and Transmission Company Texas LLC, a Michigan limited liability corporation (“TX Wires”).

(g)	To add the following definition after the definition of “Transmission Assets”:

“Transmission Batteries” means the substation battery sets and the related equipment including battery chargers, battery racks, battery monitors, and battery alarm systems that serve Transmission protection systems or Transmission special protection systems which are subject to “reliability standards” approved by (i) the FERC under section 215 of the FPA, or (ii) another Governmental Authority with jurisdiction over substation battery sets and related equipment, as applicable for transmission owners.

(h)	To add the following definition after the definition of “Real Property Interests”:

“Registration Rights Agreement” has the meaning given to such term in the Merger Agreement.

(i)	To add the following definition after the definition of “Transmission Substation Facilities”:

“Trust Agreement” has the meaning given to such term in the Merger Agreement.

(j)	To add the following definition after the definition of “Transmission Formula Rate”:

“Transmission Generation Interconnection Facilities” has the meaning set forth in Section 3.05(a)(xxv).

xv. New Exhibits. The Separation Agreement is hereby amended and supplemented to add new exhibits to the Separation Agreement the exhibits attached hereto as Exhibits A through H.

xvi. Schedules. The Schedules to the Separation Agreement are hereby amended, restated and supplemented as follows: (a) Section 1.02 of the Schedules to the Separation Agreement is hereby amended and restated in its entirety to read as shown on Exhibit I hereto and (b) Section 3.05(a)(xxv) as shown on Exhibit J hereto is hereby added to the Schedules to the Separation Agreement.

xvii. No Other Amendments or Supplements to the Separation Agreement. On and after the date hereof, each reference in the Separation Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Separation Agreement as amended and supplemented hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Separation Agreement shall remain unchanged and continue in full force and effect.

xviii. Other Miscellaneous Terms. The provisions of Article XI (Miscellaneous) of the Separation Agreement shall apply mutatis mutandis to this Amendment, and to the Separation Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed as of the date first above written.

ENTERGY CORPORATION

By:	/s/ Leo P. Denault
Name: Leo P. Denault
Title: Executive Vice President and Chief Financial Officer

MID SOUTH TRANSCO LLC

By:	/s/ Theodore H. Bunting, Jr.
Name: Theodore H. Bunting, Jr.
Title: President

ENTERGY ARKANSAS, INC.

By:	/s/ Hugh T. McDonald
Name: Hugh T. McDonald
Title: President and Chief Executive Officer

ENTERGY GULF STATES LOUISIANA, L.L.C.

By:	/s/ William M. Mohl
Name: William M. Mohl
Title: President and Chief Executive Officer

ENTERGY LOUISIANA, LLC

By:	/s/ William M. Mohl
Name: William M. Mohl
Title: President and Chief Executive Officer

ENTERGY MISSISSIPPI, INC.

By:	/s/ Haley R. Fisackerly
Name: Haley R. Fisackerly
Title: President and Chief Executive Officer

ENTERGY NEW ORLEANS, INC.

By:	/s/ Charles L. Rice, Jr.
Name: Charles L. Rice, Jr.
Title: President and Chief Executive Officer

ENTERGY TEXAS, INC.

By:	/s/ Sallie Rainer
Name: Sallie Rainer
Title: President and Chief Executive Officer

ENTERGY SERVICES, INC.

By:	/s/ Leo P. Denault
Name: Leo P. Denault
Title: Executive Vice President and Chief Financial Officer

ITC HOLDINGS CORP.

By:	/s/ Daniel J. Oginsky
Name: Daniel J. Oginsky
Title: Senior Vice President and General Counsel

[Signature Page to Amendment No. 1 to the Separation Agreement]

Annex C

EXECUTION COPY

EMPLOYEE MATTERS AGREEMENT

by and among

ENTERGY CORPORATION,

MID SOUTH TRANSCO LLC

and

ITC HOLDINGS CORP.

dated as of

December 4, 2011

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”) is dated as of December 4, 2011 among Entergy Corporation, a Delaware corporation (“Entergy”), Mid South TransCo LLC, a Delaware limited liability company and presently a wholly owned Subsidiary of Entergy (“TransCo”), and ITC Holdings Corp., a Michigan corporation (“ITC”). Each of Entergy, TransCo and ITC is herein referred to as a “Party” and together, as “Parties”.

R E C I T A L S:

WHEREAS, Entergy is engaged, through Utility OpCos, in the Transmission Business;

WHEREAS, the Board of Directors of Entergy has determined that it is advisable and in the best interests of Entergy and Entergy’s shareholders to separate the Transmission Business from Entergy and to divest the Transmission Business in the manner contemplated by the Separation Agreement, dated as of the date hereof (the “Separation Agreement”), among Entergy, TransCo, and the other parties thereto and the Merger Agreement, dated as of the date hereof (the “Merger Agreement”), among Entergy, TransCo, ITC and Ibis Transaction Subsidiary LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of ITC (“Merger Sub”);

WHEREAS, Entergy has caused TransCo to be formed in order to facilitate such separation and divestiture;

WHEREAS, Entergy currently owns all of the common units representing limited liability company membership interests of TransCo (the “TransCo Common Units”);

WHEREAS, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into TransCo, with TransCo surviving the Merger as a wholly owned subsidiary of ITC and the TransCo Common Units shall be converted into the right to receive shares of common stock of ITC on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware Limited Liability Company Act;

WHEREAS, pursuant to the Separation Agreement, Entergy and TransCo have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between and among them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Separation Agreement and the following terms shall have the following meanings:

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Actuary” means, when immediately preceded by “Entergy,” the actuary retained by Entergy in respect of the Entergy OPEB Plan and means, when immediately preceded by “ITC,” the actuary retained by ITC in respect of the ITC OPEB Plan.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Benefit Arrangement” means each Benefit Plan and Benefit Policy.

“Benefit Plan” means, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, relocation or other fringe benefit (whether or not taxable), or employee loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

“Benefit Policy” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is a vacation pay or other paid or unpaid leave policy or practice sponsored or maintained by such entity (or to which such entity contributes or is required to contribute) or in which it participates.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, together with all regulations and proposed regulations promulgated thereunder.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Collective Bargaining Agreement” means all agreements with the collective bargaining representatives of TransCo Employees that set forth the terms and conditions of employment of TransCo Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements, including the collective bargaining agreements set forth on Schedule A.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Distribution” has the meaning given to such term in the Merger Agreement.

“Distribution Date” has the meaning given to such term in the Separation Agreement.

“Effective Time” has the meaning given to such term in the Merger Agreement.

“Employment Taxes” means any federal, state, local or foreign Taxes, charges, fees, duties, levies, imposts, rates or other assessments or obligations imposed on, due or asserted to be due from (i) employees or deemed employees of the Entergy Group or employees or deemed employees of the TransCo Group or (ii) the Entergy Group or the TransCo Group as employers or deemed employers of such employees, including employers’ and employees’ portions of Federal Insurance Contributions Act (“FICA”) Taxes, employers’ Federal Unemployment Tax Act (“FUTA”) taxes and state and local unemployment insurance taxes (“SUTA”), and employers’ withholding, reporting and remitting obligations with respect to any such Taxes or employees’ federal, state and local income taxes that are imposed on or due from employees or deemed employees of the Entergy Group or the TransCo Group.

“Employment Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Employment Tax) required to be supplied to, or filed with, a Tax authority in connection with the determination, assessment or collection of any Employment Tax or the administration of any laws, regulations or administrative requirements relating to any Employment Tax (whether or not a payment is required to be made with respect to such filing).

“Entergy” has the meaning given to such term in the preamble.

“Entergy Bargaining Retirement Plan” means the Entergy Corporation Retirement Plan for Bargaining Employees.

“Entergy Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by any member of the Entergy Group or any ERISA Affiliate thereof.

“Entergy Common Stock” means the issued and outstanding shares of common stock, par value $0.01 per share, of Entergy.

“Entergy Group” means Entergy and each of its Subsidiaries, but excluding any member of the TransCo Group.

“Entergy Indemnitees” means Entergy, each member of the Entergy Group, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Entergy Group (in each case, in their respective capacities as such) (excluding any shareholder of Entergy), together with their respective heirs, executors, administrators, successors and assigns.

“Entergy Nonbargaining Retirement Plan” means the Entergy Corporation Retirement Plan for Nonbargaining Employees.

“Entergy NQDCP” means, collectively, the Pension Equalization Plan of Entergy Corporation and Subsidiaries, the System Executive Retirement Plan of Entergy Corporation and Subsidiaries and the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries.

“Entergy Option” means an option to purchase shares of Entergy Common Stock granted pursuant to one of the Entergy Stock Plans and held by a TransCo Employee as of immediately before the Closing Date.

“Entergy Reimbursement Account Plan” has the meaning set forth in Section 5.3.

“Entergy Restricted Share” means a share of Entergy Common Stock granted by Entergy or one of its Affiliates pursuant to one of the Entergy Stock Plans that as of immediately before the Closing Date is subject to forfeiture based on the extent of attainment of a vesting requirement and held by a TransCo Employee as of immediately before the Closing Date.

“Entergy Restricted Stock Unit” means a unit granted by Entergy or one of its Affiliates pursuant to one of the Entergy Stock Plans representing a general unsecured promise by Entergy or one of its Affiliates to deliver a share of Entergy Common Stock and/or dividend equivalents, if applicable (or the cash equivalent of either), upon the satisfaction of a vesting requirement and held by a TransCo Employee as of immediately before the Closing Date.

“Entergy Retirement Plan” means the Entergy Bargaining Retirement Plan and the Entergy Nonbargaining Retirement Plan.

“Entergy Savings Plan” means the Savings Plan of Entergy Corporation and Subsidiaries and any other Benefit Plan maintained by any member of the Entergy Group in which TransCo Employees participate immediately before the Distribution Date and that is intended to satisfy the requirements of Sections 401(a) and 401(k) of the Code.

“Entergy Stock Plans” means, collectively, the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries, the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries, the 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries, and the Entergy Corporation and Subsidiaries Equity Awards Plan.

“Entergy Welfare Plans” means any employee welfare benefit plan maintained by Entergy or any member of the Entergy Group and in which TransCo Employees participate.

“Equity Exchange Ratio” means the quotient of (i) the per share closing trading price of Entergy Common Stock trading on the “regular way” basis on the New York Stock Exchange on the day before the Distribution Date and (ii) the per share closing trading price of ITC Common Stock trading on the “regular way” basis on the New York Stock Exchange on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Estimated Entergy VEBA Transfer Amount” has the meaning set forth in Section 5.2(b)(ii).

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnifying Party” has the meaning set forth in Section 9.2(b).

“Indemnitee” means each Entergy Indemnitee, TransCo Indemnitee or ITC Indemnitee.

“Indemnity Payment” has the meaning set forth in Section 9.4(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data but in any case excluding back-up tapes.

“Initial ITC VEBA Transfer Amount” has the meaning set forth in Section 5.2(b)(ii)(A).

“IRS” means the United States Department of the Treasury Internal Revenue Service.

“ITC” has the meaning set forth in the preamble.

“ITC Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by any member of the ITC Group or any ERISA Affiliate thereof immediately following the Effective Time.

“ITC Common Stock” means the issued and outstanding shares of common stock, no par value per share, of ITC.

“ITC Group” means ITC and each of its Affiliates, including after the Closing, the TransCo Group.

“ITC Indemnitees” means ITC, each member of the ITC Group, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the ITC Group (in each case, in their respective capacities as such) (excluding any shareholder of ITC), together with their respective heirs, executors, administrators, successors and assigns.

“ITC Option” means an option to purchase shares of ITC Common Stock as of the Closing Date, which shall be issued as part of the adjustment to Entergy Options in connection with the Merger.

“ITC Reimbursement Account Plan” has the meaning set forth in Section 5.3.

“ITC Restricted Stock Unit” means a unit issued by ITC representing a general unsecured promise by ITC or one of its Affiliates to deliver a share of ITC Common Stock or dividend equivalents, if applicable (or the cash equivalent of either), upon the satisfaction of a service or performance based vesting requirement, which unit is issued as part of the adjustment to Entergy Restricted Stock Units in connection with the Merger.

“ITC Retirement Plan” has the meaning set forth in Section 3.2(a).

“ITC Savings Plan” has the meaning set forth in Section 4.2.

“ITC Welfare Plan” has the meaning set forth in Section 5.1.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or Order issued by, a Governmental Authority.

“Leave of Absence” means any leave under the Entergy System Attendance and Absenteeism policy or other similar policy or any other approved leave of absence whether paid or unpaid, that is protected by Law or provided for under an Entergy policy, program or agreement including USERRA Leave, leave under the Family and Medical Leave Act or corresponding state law or any Entergy short-term disability policy, but exclusive of long-term disability.

“Liabilities” means all debts, liabilities (including liabilities for Taxes), guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Losses” has the meaning given to such term in the Separation Agreement.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Net-Tax Basis” has the meaning set forth in Section 9.3(c).

“OPEB Plan” means health and welfare plans that provide post-employment welfare benefits (i.e., any retiree medical, dental, vision and/or life benefits) and, when immediately preceded by “Entergy,” means any OPEB Plan maintained by any member of the Entergy Group and, when immediately preceded by “ITC,” means any OPEB Plan maintained by any member of the ITC Group.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Participating Company” means Entergy or any Person (other than an individual) participating in an Entergy Benefit Arrangement.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Retained Employee” means, subject to Section 2.10, any individual identified on Exhibit A and up to twenty-five (25) additional individuals as agreed by ITC and Entergy in writing before the Closing Date (such that such individuals shall not be TransCo Employees).

“Separation Agreement” has the meaning set forth in the recitals.

“Separation Date” has the meaning set forth in the Separation Agreement.

“Separation Time” has the meaning set forth in the Separation Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, use, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or any tax based upon, measured by or calculated with respect to the generation of electricity or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

“Third-Party Claim” has the meaning set forth in Section 9.2(b).

“Third-Party Proceeds” has the meaning set forth in Section 9.4(a).

“TransCo” has the meaning set forth in the preamble.

“TransCo Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to exclusively by one or more members of the TransCo Group.

“TransCo Employee” means, subject to Section 2.10, (i) any individual who is employed by a member of the Entergy Group as of immediately before the Closing Date and whose principal employment obligations relate to the Transmission Business (a current list of titles and locations for such individuals is set forth in Exhibit B), (ii) at least three hundred twenty-five (325) and up to three hundred fifty (350) individuals employed by any member of the Entergy Group in connection with both the Transmission Business and the electricity distribution businesses of Entergy as agreed by ITC and Entergy in writing before the Closing Date; (iii) at least forty (40) and up to eighty (80) individuals employed by any member of the Entergy Group in connection with corporate or shared services of Entergy as agreed by ITC and Entergy in writing before the Closing Date; provided, Entergy shall not be liable for any Losses if fewer than forty (40) individuals actually become employees of ITC or any member of the ITC Group as of the Closing Date and (iv) any other individuals employed as of immediately before the Closing Date by any member of the Entergy Group as agreed by ITC and Entergy in writing; provided, that in no event shall a Retained Employee be a TransCo Employee and in no event shall any individual receiving long-term disability benefits as of immediately before the Closing Date be treated as a TransCo Employee on or after the Closing Date; and provided, further, that any TransCo Employee who is on short-term disability leave or other Leave of Absence on the Closing Date shall become a TransCo Employee only if and when such TransCo Employee returns to active service for any member of the ITC Group within six (6) months following the Closing Date (or such longer period as required by Law).

“TransCo Group” means TransCo and each of the TransCo Subs. Each of the TransCo Subs shall be deemed to be members of the TransCo Group as of the Separation Time and at all times thereafter up to the Effective Time.

“TransCo Indemnitees” means TransCo, each member of the TransCo Group, ITC (from and after the Separation Time), and each of their respective successors and assigns, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the TransCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Transmission Business” has the meaning set forth in the Separation Agreement.

“USERRA Leave” means a leave of absence in respect of which reemployment rights are protected under the Uniformed Services Employment and Reemployment Rights Act.

“VEBA” shall, when immediately preceded by “Entergy,” mean, collectively, the Entergy Corporation Companies’ Non-Bargaining Employees’ Welfare Benefit Trust Agreement, the Entergy Corporation Companies’ Bargaining Employees’ Welfare Benefit Trust Agreement, and the Entergy Corporation Companies’ Non-Bargaining Employees’ Welfare Benefit Trust—Life Agreement, which are intended to be voluntary employees’ beneficiary associations under Section 501(c)(9) of the Code and, when immediately preceded by “ITC,” means the voluntary employees’ beneficiary association trust or trusts maintained or to be established by ITC pursuant to Section 5.2(b)(i).

“VEBA True-Up Amount” has the meaning set forth in Section 5.2(b)(ii)(B).

Section 1.2 References; Interpretation. Unless the context otherwise requires:

(a) references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, Exhibits and Schedules to, this Agreement;

(b) references in this Agreement to any time shall be to the then prevailing New York City, New York time unless otherwise expressly provided herein; and

(c) references to an individual as an “Employee” are descriptive only and are not necessarily intended to mean that an individual is in fact an employee of any Party.

Section 1.3 Relation to Other Documents. To the extent there is any inconsistency between this Agreement and the terms of another agreement pertaining to the Separation or Merger (other than any Collective Bargaining Agreement) that is the subject of this Agreement and such inconsistency (i) arises in connection with or as a result of employment with or the performance of services before or after the Separation for any member of the Entergy Group, TransCo Group or ITC Group and (ii) relates to the allocation of Liabilities attributable to the employment, service, termination of employment or termination of service of all present or former Entergy employees or TransCo Employees or any of their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Entergy Group or the TransCo Group), the terms of this Agreement shall prevail.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities; Related Assets.

(a) Effective as of the Separation Time, except as otherwise expressly provided for in this Agreement, Entergy shall, or shall cause one or more members of the Entergy Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Entergy Benefit Arrangements which exist as of the Separation Time, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all employees (other than TransCo Employees) of any member of the Entergy Group or TransCo Group and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Entergy Group or TransCo Group), in each case to the extent such Liability arose in connection with or as a result of employment with any member of the Entergy Group or TransCo Group before, at or after the Separation Time or the performance of services for any member of the Entergy Group or TransCo Group before the Separation Time and (iii) any other Liabilities or obligations expressly assigned to Entergy or any of its Affiliates under this Agreement.

(b) Effective as of the Separation Time, except as otherwise expressly provided for in this Agreement but notwithstanding the provisions of Section 2.1(a), TransCo shall, or shall cause one or more members of the TransCo Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full (i) all Liabilities with respect to the employment, service, termination of employment or termination of service of all TransCo Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the TransCo Group), in each case to the extent such Liability arose in connection with or as a result of employment with or the performance of services for any member of the Entergy Group, TransCo Group or ITC Group before, at or after the Separation Time, including, in respect of individuals who do not become TransCo Employees until after the Effective Time because they are on Leave of Absence as of the Effective Time, all such Liabilities that arose after the Effective Time, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all individuals who are not TransCo Employees but where (and to the extent) the act or omission giving rise to such Liability arose while such individual was employed in or providing services to the Transmission Business and (iii) any other Liabilities or obligations expressly assigned to TransCo or any of its Affiliates under this Agreement.

(c) From time to time after the Separation Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates. Any such reimbursement shall be on a fair-market-value, arm’s-length basis.

(d) Subject to applicable Law, Entergy shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Entergy shall provide data and information (to the extent permitted by applicable Laws and consistent with Section 10.1) to TransCo, which shall be responsible for making such filings in respect of TransCo Employees.

(e) Entergy shall be the responsible party for preparing and timely filing or causing to be prepared and timely filed all Employment Tax Returns of any member of the Entergy Group. Entergy shall be liable for all Employment Taxes due on any such Employment Tax Return. Entergy, at its sole expense, shall have exclusive control over the conduct and resolution of any audit, litigation, contest, dispute, or other proceeding relating to Employment Taxes of any member of the Entergy Group. TransCo shall be the responsible party for preparing and timely filing or causing to be prepared and timely filed all Employment Tax Returns of any member of the TransCo Group with respect to periods (or portions thereof) following the Distribution Date. TransCo shall be liable for all Employment Taxes due on any such Employment Tax Return. TransCo, at its sole expense, shall have exclusive control over the conduct and resolution of any audit, litigation, context, dispute, or other proceeding relating to Employment Taxes of the TransCo Group.

Section 2.2 Treatment of Compensation and Benefit Arrangements. Unless otherwise required by a Collective Bargaining Agreement, for a period of at least thirty-six (36) months following the Closing Date, ITC shall (i) provide or shall cause to be provided to each TransCo Employee cash compensation opportunities that are substantially comparable to the cash compensation opportunities provided to such TransCo Employee immediately before the Closing Date and (ii) provide TransCo Employees with employee benefits with a substantially comparable value in the aggregate and (exclusive of nonqualified deferred compensation benefits provided under the Entergy NQDCP and equity compensation benefits) with a substantially comparable value for each kind of benefit (it being understood that the “kind” of a benefit refers to the general type of benefit—such as qualified pension, qualified savings, medical, dental, life, vision, short-term disability, long-term disability, AD&D, retiree welfare, vacation, other paid time off and fringe—without regard to the form in which such benefit is provided or the individual choices made available) in relation to the benefits provided to such TransCo Employee immediately before the Closing Date; provided, that for the thirty-six (36) months following the Closing Date ITC shall provide severance benefits to TransCo Employees not covered by Collective Bargaining Agreements with a value no less than those described on Schedule B.

Section 2.3 Participation in Entergy Benefit Arrangements. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (i) effective as of the Effective Time, TransCo and each member of the TransCo Group, to the extent applicable, shall cease to be a Participating Company in any Entergy Benefit Arrangement and (ii) each TransCo Participant, effective as of the Effective Time, shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Entergy Benefit Arrangement (except to the extent of obligations that accrued before the Effective Time and that remain a Liability of any member of the Entergy Group pursuant to this Agreement), and Entergy and TransCo shall take all necessary action to effectuate each such cessation. Entergy shall cause there to be no TransCo Benefit Arrangement (and therefor no Liability under any TransCo Benefit Arrangement) at any time before the Effective Time.

Section 2.4 Service Recognition. Effective as of the Closing Date ITC shall, and shall cause each member of the ITC Group to, give each TransCo Employee full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals and benefit subsidies under any ITC Benefit Arrangement for such individuals’ service with any member of the Entergy Group or TransCo Group or any predecessor thereto prior to the Closing Date, to the same extent such service was recognized by the applicable Entergy Benefit Arrangement immediately prior to the Closing Date; provided, that, such service shall not be recognized to the extent such recognition would result in the duplication of benefits. In addition, and without limiting the generality of the foregoing provisions of this Section 2.4, (i) ITC shall cause each TransCo Employee to be immediately eligible to participate, without any waiting time, in any and all ITC Benefit Arrangements to the extent coverage under the ITC Benefit Arrangement is comparable to an Entergy Benefit Arrangement in which the TransCo Employee participated immediately before the Closing Date and (ii) for purposes of each ITC Benefit Arrangement providing medical, dental, pharmaceutical or vision benefits to any TransCo Employee, ITC shall cause all pre-existing condition exclusions and actively-at-work requirements of such ITC Benefit Arrangement to be waived for such employee and his or her covered dependents, except to the extent such conditions would not have been waived under the comparable Entergy Benefit Arrangement in which such employee participated immediately prior to the Closing Date, and ITC shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Entergy Benefit Arrangement ending on the date such employee’s participation in the corresponding ITC Benefit Arrangement begins to be taken into account under such ITC Benefit Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the ITC Benefit Arrangement. At Closing and from time to time thereafter as is reasonably necessary, Entergy shall provide ITC with such Information as is necessary to make the proper calculations necessary to comply with the foregoing obligations.

Section 2.5 Collective Bargaining Agreements. Notwithstanding anything in this Agreement to the contrary, prior to the Closing Date Entergy and TransCo shall take or cause to be taken actions that are necessary (if any) for TransCo or a member of the TransCo Group to continue to maintain or to assume and honor (even where otherwise inconsistent with the terms of this Agreement), effective with respect to any respective TransCo Employee as of the time such TransCo Employee becomes employed by a member of the TransCo Group, any Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the TransCo Group) to the maximum extent allowable by Law. After the Closing Date, ITC shall cause TransCo or a member of the TransCo Group to continue to maintain or to assume and honor (even where otherwise inconsistent with the terms of this Agreement) such Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of a TransCo Employee’s employment by the TransCo Group) to the maximum extent allowable by Law. Entergy warrants and represents that no TransCo Employee who is subject to a Collective Bargaining Agreement is represented by a union local that is not party to one of the agreements listed on Schedule A. Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Entergy Group or the TransCo Group to any person or union as described in such agreement. Consistent with its obligations under applicable Law and the Collective Bargaining Agreements, Entergy will inform ITC as to the progress of negotiations for the renewal of any Collective Bargaining Agreement or any new Collective Bargaining Agreement prior to the Closing Date.

Section 2.6 No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any TransCo Employee or other former, current or future employee of the Entergy Group or TransCo Group under any Benefit Arrangement of the Entergy Group or TransCo Group.

Section 2.7 Amendment Authority. Except as otherwise provided in this Agreement, nothing in this Agreement is intended to prohibit any member of the Entergy Group, TransCo Group or ITC Group from amending or terminating any employee benefit plans, policies and compensation programs at any time on or after the Separation Date.

Section 2.8 No Commitment to Employment or Benefits. Nothing contained in this Agreement shall be construed as a commitment or agreement on the part of any person to continue employment with the Entergy Group, TransCo Group or ITC Group or, except as otherwise provided in this Agreement, as a commitment on the part of the Entergy Group, TransCo Group or ITC Group to continue the employment, compensation, or benefits of any person for any period or to provide any recall or similar rights to an individual on layoff or any type of Leave of Absence. This Agreement is solely for the benefit of the Entergy Group, TransCo Group and ITC Group and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any TransCo Employee or other current or former employee, officer, director or contractor of the Entergy Group, TransCo Group or ITC Group, other than the Parties and their respective successors and assigns.

Section 2.9 Certain Employment Transfers. Entergy shall cause each TransCo Employee to be employed by a member of the TransCo Group immediately before the Effective Time and not earlier. To the extent that any TransCo Employee will not automatically become an employee of a member of the ITC Group as of the Effective Time by reason of the Merger, Entergy agrees to cause the employment of such TransCo

Employee to be transferred to the appropriate member of the TransCo Group, and the appropriate member of the ITC Group agrees to cause the appropriate member of the TransCo Group to accept the employment obligations of such TransCo Employee, as of the Effective Time as otherwise provided in this Agreement.

Section 2.10 Identification of Retained/TransCo Employees. The provisions of this Section 2.10 shall apply notwithstanding the provisions of Section 11.15 or Article X of the Separation Agreement. To facilitate the identification of Retained Employees and TransCo Employees, the Parties agree to establish an integration team not later than three (3) months following the date hereof consisting from time to time of eight individuals (or such other number as agreed by Entergy and ITC), one half of whom are employees of a member of the Entergy Group as designated by the chief human resources officer of Entergy and one half of whom are employees of a member of the ITC Group as designated by the chief human resources officer of ITC. Such integration team shall work in good faith to resolve any dispute regarding the identity of Retained Employees and TransCo Employees with a goal of providing (i) TransCo with sufficient operational and management employees (together with employees of the ITC Group) to operate and manage the Transmission Business on a reasonable basis and (ii) Entergy with sufficient operational and management employees to operate and manage the its remaining business on a reasonable basis. To the extent such integration team is unable to agree on the identify of Retained Employees or TransCo Employees not later than eighteen (18) months following the date hereof (or if earlier, thirty (30) days prior to the anticipated Distribution Date), the respective chief human resources officers of Entergy and ITC shall act in good faith to resolve such disagreement not later than the Closing Date; provided, that in the event they are unable to so agree, the chief human resources officer of Entergy shall, in good faith and in accordance with the principles set forth in this Agreement, make the final determination. Notwithstanding the foregoing provisions of this Section 2.10 or the definition of “TransCo Employee” or “Retained Employee” to the contrary, the identification of TransCo Employees shall be made subject to and in accordance with the provisions of any applicable collective bargaining obligation and Collective Bargaining Agreement and otherwise in accordance with applicable Law.

ARTICLE III

QUALIFIED DEFINED BENEFIT PLANS

Section 3.1 Participation of TransCo in the Entergy Retirement Plan. Effective not later than the Separation Date, Entergy shall have caused the Entergy Bargaining Retirement Plan and the Entergy Nonbargaining Retirement Plan to permit TransCo Employees to continue to participate therein during the period (if any) beginning on the Separation Date and ending immediately before the Closing Date in respect of each TransCo Employee who participated therein immediately before the Separation Date. Subject to any applicable collective bargaining obligation, Entergy shall cause each TransCo Employee to become fully vested under the Entergy Bargaining Retirement Plan and the Entergy Nonbargaining Retirement Plan, as applicable, as of the date on which such TransCo Employee ceases to be employed by the Entergy Group (which, generally, will be the Closing Date).

Section 3.2 Retirement Plan.

(a) Effective as of the Closing Date, ITC shall, or shall have caused one or more members of the ITC Group to, establish or maintain a defined benefit pension plan or plans and related trust or trusts to provide retirement pension benefits to TransCo Employees who immediately prior to the Closing Date were participants, whether or not vested, under, the Entergy Bargaining Retirement Plan or Entergy Nonbargaining Retirement Plan, respectively (such defined benefit pension plan or plans, the “ITC Retirement Plan”). ITC shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the ITC Retirement Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code, and as soon as reasonably practicable following the Closing Date ITC shall take all steps reasonably necessary to obtain a favorable determination from the IRS as to such qualification if one is not then applicable to the ITC Retirement Plan.

(b) The ITC Retirement Plan shall, as of the Closing Date, have terms that are substantially identical to the terms of the Entergy Bargaining Retirement Plan and the Entergy Nonbargaining Retirement Plan, respectively with respect to the participants thereunder; provided, that all benefits provided to a TransCo Employee (and any beneficiary thereof) pursuant to the ITC Retirement Plan from time to time shall be reduced by the amount payable in respect of the Entergy Bargaining Retirement Plan or the Entergy Nonbargaining Retirement Plan (or any successor thereto, including any payments made by the PBGC with respect thereto) to such TransCo Employee.

ARTICLE IV

QUALIFIED DEFINED CONTRIBUTION PLANS

Section 4.1 Participation of TransCo in the Entergy Savings Plan; Vesting. Effective not later than the Separation Date, Entergy shall have caused the Entergy Savings Plan to permit TransCo Employees to continue to participate therein during the period (if any) beginning on the Separation Date and ending immediately before the Closing Date in respect of each TransCo Employee who participated therein immediately before the Separation Date. Subject to any applicable collective bargaining obligation, Entergy shall cause each TransCo Employee to become fully vested in such TransCo Employee’s account balances under the Entergy Savings Plan as of the date on which such TransCo Employee ceases to be employed by the Entergy Group (which, generally, will be the Closing Date).

Section 4.2 ITC Savings Plan. Effective as of the Closing Date, ITC shall, or shall have caused one or more members of the ITC Group to, establish or maintain a defined contribution savings plan or plans and related trust or trusts intended to satisfy the requirements of Sections 401(a) and 401(k) of the Code (such defined contribution savings plan or plans, the “ITC Savings Plan”). ITC shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain and administer the ITC Savings Plan so that it is qualified under Section 401(a) of the Code, that it satisfies the requirements of Section 401(k) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code, and as soon as reasonably practicable following the Closing Date ITC shall take all steps reasonably necessary to obtain a favorable determination from the IRS as to such qualification if one is not then applicable to the ITC Savings Plan. ITC shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the ITC Savings Plan.

Section 4.3 Transfer of Plan Assets and Liabilities. As soon as practicable following the Effective Time, Entergy shall cause any and all accounts of TransCo Employees under the Entergy Savings Plan, and the value of the assets attributable to such accounts, to be transferred to the ITC Savings Plan in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code. Entergy shall effectuate at least one subsequent transfer no later than seven (7) months following the Effective Time with respect to any individuals who become TransCo Employees after the Effective Time. The assets to be transferred shall be transferred in-kind (except as a third-party administrator may otherwise require other than with respect to Entergy Common Stock or ITC Common Stock), including as applicable in the form of promissory notes evidencing plan loans, Entergy Common Stock and ITC Common Stock. ITC shall cause the administrator of, and the trustee of the trust established under, the ITC Savings Plan to accept such transfer, subject to applicable Law. Prior to the transfer, Entergy and ITC or their respective Affiliates shall notify the IRS of the transfer by timely filing Forms 5310-A, to the extent such filings are required.

Section 4.4 Stock Considerations. ITC shall (i) cause the ITC Savings Plan to provide that all shares of Entergy Common Stock transferred to the ITC Savings Plan in connection with Section 4.3 shall, to the extent still held under the ITC Savings Plan, be maintained under the ITC Savings Plan in compliance with all requirements of ERISA and applicable securities laws, (ii) except to the extent inconsistent with the requirements of ERISA, cause any fiduciary responsible for evaluating the continued propriety of investment in Entergy

Common Stock under the ITC Savings Plan (exclusive of any TransCo Employee) not to require a divestiture of Entergy Common Stock under the ITC Savings Plan before the date that is one trading day prior to the later of (x) six (6) months following the Closing Date or (y) solely if approved by the FERC, twelve (12) months following the Closing Date, and (iii) except to the extent it would cause a violation of applicable Law, cause the ITC Savings Plan to permit any TransCo Employee to hold Entergy Common Stock under the ITC Savings Plan until the date that is one trading day prior to the later of (x) six (6) months following the Closing Date or (y) solely if approved by the FERC, twelve (12) months following the Closing Date.

ARTICLE V

HEALTH AND WELFARE PLANS

Section 5.1 Health and Welfare Plan Participation. Effective not later than the Separation Date, Entergy shall have caused the Entergy Welfare Plans to permit TransCo Employees to continue to participate therein during the period (if any) beginning on the Separation Date and ending immediately before the Closing Date in respect of each TransCo Employee who participated therein immediately before the Separation Date. Effective as of the Closing Date, ITC shall, or shall cause an Affiliate to, establish or maintain health and welfare plans for the benefit of TransCo Employees (collectively, the “ITC Welfare Plans”).

Section 5.2 ITC Retiree Welfare Benefits.

(a) Maintenance of Post-Retirement Welfare Plans. Notwithstanding anything in Section 2.2 to the contrary and unless otherwise required by a Collective Bargaining Agreement, (i) ITC shall not commingle funds transferred to the ITC VEBA in accordance with Section 5.2(b)(ii) with any other funds or apply the funds transferred to the ITC VEBA in accordance with Section 5.2(b)(ii) for purposes other than the funding of benefits under one or more OPEB Plans with terms substantially comparable to those in effect under the Entergy OPEB Plan immediately before the Closing Date for the benefit of TransCo Employees (and their beneficiaries) who, immediately before the Closing Date, were receiving such benefits or eligible for them upon satisfaction of applicable eligibility criteria and (ii) for the thirty-six (36) month period following the Closing Date (or, if later, until exhaustion of the funds transferred to the ITC VEBA in accordance with Section 5.2(b)(ii)), ITC shall maintain OPEB Plans with terms substantially comparable to those in effect under the Entergy OPEB Plan immediately before the Closing Date for the benefit of TransCo Employees who, immediately before the Closing Date, were receiving such benefits or eligible for them upon satisfaction of applicable eligibility criteria and shall not amend or terminate such OPEB Plans. Effective as of the Closing Date, ITC shall assume or shall cause a member of the ITC Group to assume, and neither Entergy nor any member of the Entergy Group shall have any obligation whatsoever with regard to, all obligations and Liabilities under any Entergy OPEB Plan for benefits in respect of TransCo Employees.

(b) Transfer of VEBA Assets.

(i) Establishment of ITC VEBA. Effective not later than the Closing Date (or such later time as mutually agreed by Entergy and ITC), ITC shall adopt the ITC VEBA in a form that is substantially comparable to the Entergy VEBA as in effect immediately before the Closing Date and shall cause the ITC VEBA to qualify under Section 501(c)(9) of the Code.

(ii) VEBA Asset Allocations and Transfers. Prior to the Closing Date (or such later time as mutually agreed by Entergy and ITC), Entergy shall cause the Entergy Actuary to determine the estimated value, as of the Closing Date, of the Assets to be transferred to the ITC VEBA in accordance with the assumptions and valuation methodology set forth on Exhibit 5.2(b)(ii) (the “Estimated Entergy VEBA Transfer Amount”). In no event shall any Assets be transferred with respect to any individual who is on a Leave of Absence on the Closing Date, whether or not such individual later becomes a TransCo Employee.

(A) Initial Transfer. Not later than ten (10) Business Days following the Closing Date (or such later time as mutually agreed by Entergy and ITC), Entergy and ITC shall cooperate in good faith to cause an initial transfer of Assets (as determined by Entergy in its discretion, in either (x) cash or (y) in kind, with AA-rated or better cash-like securities or other cash equivalents) from the Entergy VEBA to the ITC VEBA in an amount equal (as determined in the discretion of Entergy) to not less than ninety percent (90%) and not more than ninety-five percent (95%) of the Estimated Entergy VEBA Transfer Amount (such amount, the “Initial ITC VEBA Transfer Amount”).

(B) True-Up Transfer. Within ninety (90) days (or such later time as mutually agreed by Entergy and ITC) following the Closing Date (and in any event following the transfer described in subsection (b)(ii)(A) above), Entergy shall cause the Entergy Actuary to calculate the value of the Assets credited under the Entergy VEBA as of the Closing Date in respect of the TransCo Employees using the assumptions and valuation methodology set forth on Exhibit 5.2(b)(ii) (the “Proposed Actual Entergy VEBA Transfer Amount”) and provide the Proposed Actual Entergy VEBA Transfer Amount to ITC for review. The ITC Actuary shall have forty-five (45) days to review such Proposed Actual Entergy VEBA Transfer Amount and shall have access to all data used by the Entergy Actuary to make its proposed calculations. If the ITC Actuary disagrees with the Proposed Actual Entergy VEBA Transfer Amount, the Entergy Actuary and the ITC Actuary shall work together in good faith for thirty (30) days to agree on the Proposed Actual Entergy VEBA Transfer Amount. If they cannot so agree within the thirty (30) day period, then the Entergy Actuary and the ITC Actuary shall select another actuary to calculate the Proposed Actual Entergy VEBA Transfer Amount. The conclusion of such other actuary, which shall be rendered within 30 days, or the agreed amount between the ITC Actuary and Entergy Actuary (as the case may be) shall constitute the “Actual Entergy VEBA Transfer Amount.” Within one hundred eighty (180) days (or such later time as mutually agreed by Entergy and ITC) following the Closing Date (and in any event following the transfer described in subsection (b)(ii)(A) above), Entergy shall cause the Entergy VEBA to transfer to the ITC VEBA an amount (as determined by Entergy in its discretion, in either (x) cash or (y) in kind, with AA-rated or better cash-like securities or other cash equivalents), equal to (I) the Actual Entergy VEBA Transfer Amount minus (II) the Initial ITC VEBA Transfer Amount (such difference, as adjusted as described below, the “VEBA True-Up Amount”); provided, that, in the event the VEBA True-Up Amount is negative, Entergy shall not be required to cause any such additional transfer and instead ITC shall be required to cause a transfer of cash, cash-like securities or other cash equivalents (or, if determined by ITC in its discretion, Assets in kind) from the ITC VEBA to the Entergy VEBA in an amount equal to the absolute value of the VEBA True-Up Amount. The Parties acknowledge that the Entergy VEBA’s transfer of the VEBA True-Up Amount to the ITC VEBA shall be in full settlement and satisfaction of the obligations of Entergy to cause the transfer of, and the Entergy VEBA to transfer, Assets to the ITC VEBA pursuant to this Section 5.2(b)(ii). The VEBA True-Up Amount shall be paid from the Entergy VEBA to the ITC VEBA, as determined by Entergy in its discretion in kind, in cash, cash-like securities or other cash equivalents, and shall be adjusted in respect of the period from the Closing Date to the date of transfer of the VEBA True-Up Amount. Such adjustment shall be based on the methodology set forth on Exhibit 5.2(b)(ii). In the event that ITC is obligated to cause the ITC VEBA to reimburse the Entergy VEBA pursuant to this Section 5.2(b)(ii), such reimbursement shall be performed in accordance with the same principles set forth herein with respect to the payment of the VEBA True-Up Amount. The Parties acknowledge that the ITC VEBA’s transfer of such reimbursement amount to the Entergy VEBA shall be in full settlement and satisfaction of the obligations of ITC to cause the transfer of, and the ITC VEBA to transfer, Assets to the Entergy VEBA pursuant to this Section 5.2(b)(ii).

Section 5.3 Reimbursement Account Plans. Effective as of the Closing Date ITC shall have established a health and dependent care reimbursement account plan (the “ITC Reimbursement Account Plan”) with features substantially similar to those contained in the Entergy Corporation Companies Benefits Plus Reimbursement Plan (or any successor thereto) as in effect immediately prior to the Closing Date (the “Entergy Reimbursement Account Plan”). ITC shall assume responsibility for administering under the ITC Reimbursement Account Plan all reimbursement claims of TransCo Employees with respect to the period before, on and after the Closing Date. No more than forty-five (45) days following the Closing Date (or such later time as mutually agreed by Entergy and ITC), (A) Entergy shall cause to be transferred to ITC an amount in cash, cash-like securities or other cash equivalents equal to the excess, if any, of all contributions to the Entergy Reimbursement Account Plan made with respect to the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year) by or on behalf of any TransCo Employee prior to the Closing Date over the amount previously distributed to the TransCo Employees under the Entergy Reimbursement Account Plan for the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year), and (B) ITC shall cause to be transferred to Entergy an amount in cash, cash-like securities or other cash equivalents equal to the excess, if any, of the amount previously distributed to the TransCo Employees under the Entergy Reimbursement Account Plan for the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year)over all contributions to the Entergy Reimbursement Account Plan made with respect to the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year) by or on behalf of any TransCo Employee prior to the Closing Date.

Section 5.4 Certain Liabilities.

(a) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, Entergy shall timely pay all premiums in respect of coverage of TransCo Employees in respect of the period before the Closing Date, and ITC shall cause Entergy not to have any Liability in respect of any and all claims of TransCo Employees that are incurred under the ITC Welfare Plans on or after the Closing Date.

(b) Self-Insured Benefits. Except to the extent otherwise provided in Section 5.4(c), with respect to employee welfare and fringe benefits that are provided on a self-insured basis, (i) Entergy shall fully perform, pay and discharge, under the Entergy Welfare Plans, all claims of TransCo Employees that are incurred but not paid prior to the Closing Date and (ii) ITC shall fully perform, pay and discharge, under the ITC Welfare Plans, from and after the Closing Date, all claims of TransCo Employees that are incurred on or after the Closing. For purposes of this Section 5.4(b), a claim or Liability is deemed to be incurred: with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; and with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.

(c) Special Prescription Drug Rules. With respect to Entergy’s prescription drug program, (i) Entergy shall retain any prescription drug rebate or settlement from any medical claim administrator, pharmaceutical company or insurer regardless of the date of payment to the extent they are associated with claims that are incurred prior to the Closing Date, and (B) Entergy shall retain any Medicare Part D subsidy by the federal government regardless of the date of payment to the extent they are associated with claims that are incurred prior to the Closing Date.

Section 5.5 Time-Off Benefits. Unless otherwise required in a Collective Bargaining Agreement, (i) ITC shall credit (or continue to credit) each TransCo Employees as of the Closing Date with the amount of accrued but unused vacation time, paid time off and other time-off benefits as such TransCo Employee had with the Entergy Group or the TransCo Group as of immediately before the Closing Date, (ii) ITC shall cause each TransCo Employee to be eligible to use on or before March 31 of the year following the Closing Date any accrued but unused vacation time, paid time off and other time-off benefits as such TransCo Employee had with the Entergy Group or the TransCo Group as of immediately before the Closing Date to the extent in excess of the amount that would have been available to the TransCo Employee had the TransCo Employee’s service with Entergy or any member of the Entergy Group been treated as service with ITC, (iii) ITC may cause each TransCo Employee to forfeit any excess amount not used in accordance with the foregoing clause (ii), and (iv) as of the Closing Date, each TransCo Employee shall be subject to ITC’ vacation policies (pro-rated as of the Closing Date for the year in which the Closing occurs); provided, however, that ITC shall provide Transco Employees with credit for employment service with Entergy or any member of the Entergy Group for purposes of determining each TransCo Employee’s eligibility for and future accruals of vacation days under ITC’ vacation policy.

ARTICLE VI

EXECUTIVE BENEFIT PLANS

Section 6.1 Non-Qualified Deferred Compensation Plans. Effective as of the Closing Date and to the extent not prohibited by the terms of the Entergy NQDCPs, ITC shall establish or maintain one or more nonqualified deferred compensation plans and cause such plan or plans to assume responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, of the Entergy NQDCP with respect to all TransCo Employees identified on Exhibit C who are participants therein immediately before the Closing Date. Entergy shall retain responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, under the Entergy NQDCP or any other nonqualified deferred compensation plan maintained by Entergy or any member of the Entergy Group with respect to all other TransCo Employees who are participants therein immediately before the Closing Date.

Section 6.2 Separation is Not Distributable Event. The Parties acknowledge that, for purposes of the Entergy NQDCP, neither the Separation nor the Merger nor any transfers of employment incident thereto shall result in a distributable event under the Entergy NQDCP. ITC shall notify Entergy promptly following the termination of employment with ITC (or any member of the ITC Group) of all TransCo Employees (exclusive of those identified on Exhibit C) who are participants in the Entergy NQDCP, provided that Entergy provides a list of such TransCo Employee participants to ITC (and then-current account balance estimates) at the Closing.

Section 6.3 No Transfer of Assets Attributable to Entergy NQDCP. There shall be no transfer of Assets to ITC or any of its Affiliates (or to any trust maintained by any of them or to or in respect of any nonqualified deferred compensation plan maintained by any member of the ITC Group) in respect of Liabilities under the Entergy NQDCP or any other nonqualified deferred compensation plan maintained by Entergy or any member of the Entergy Group.

ARTICLE VII

EQUITY INCENTIVE AWARDS

Section 7.1 Treatment of Outstanding Entergy Options. Each Entergy Option shall, as of the Effective Time automatically and without any action on the part of the holder thereof, be converted into an ITC Option in accordance with the succeeding paragraphs of this Section 7.1. The number of shares subject to the ITC Option shall be equal to the number of shares of Entergy Common Stock subject to the Entergy Option multiplied by the Equity Exchange Ratio, with the resulting number of shares subject to the ITC Option being rounded down to the nearest whole share. The per share exercise price of the ITC Option shall be equal to (1) the per share exercise price of the Entergy Option immediately prior to the Closing Date divided by the Equity Exchange Ratio, which amount shall be rounded up to the nearest whole cent. Except as otherwise provided herein, the terms and conditions applicable to the ITC Options shall be substantially identical to the terms and conditions applicable to the corresponding Entergy Option, including the terms and conditions relating to vesting and the post-termination exercise period (as set forth in the applicable plan, award agreement or in the option holder’s then applicable employment agreement with Entergy or its Affiliates, which terms shall remain in effect even after the expiration or termination of such employment agreement). To the extent that Section 409A or 421(a) of the Code applies to any Entergy Option, the adjustments described in this Section 7.1 will be subject to such modifications, as any, as are required to cause the adjustment contemplated by this Section 7.1 to be made in a manner consistent with Section 409A or 421(a) of the Code, as applicable.

Section 7.2 Treatment of Outstanding Entergy Restricted Stock. Each share of Entergy Restricted Stock shall, as of the Effective Time automatically and without any action on the part of the holder thereof, be converted into a number of shares of ITC Common Stock equal to the Equity Exchange Ratio subject to restrictions substantially identical to those that applied to the Entergy Restricted Stock immediately before the Closing Date.

Section 7.3 Treatment of Outstanding Entergy Restricted Stock Units. Each Entergy Restricted Stock Unit shall, as of the Effective Time automatically and without any action on the part of the holder thereof, be converted into a number of ITC Restricted Stock Units equal to the Equity Exchange Ratio subject to restrictions and other terms and conditions terms and conditions substantially identical to those that applied to the Entergy Restricted Stock Units immediately before the Closing Date.

Section 7.4 SEC Registration. As soon as practicable following the Effective Time, ITC shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering shares of ITC Common Stock subject to issuance upon the exercise of the ITC Options and substitute restricted shares and restricted stock units in respect of ITC Common Stock issuable in accordance with the provisions of this ARTICLE VII. Entergy shall cooperate with and assist ITC in the preparation of such registration statement. ITC shall keep such registration statement effective (and maintain the current status of the prospectus required thereby) for so long as any ITC Options or such substitute restricted shares or restricted stock units in respect of ITC Common Stock remain outstanding.

Section 7.5 Savings Clause. The Parties hereby acknowledge that the provisions of this ARTICLE VII are intended to achieve certain Tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE VIII

ADDITIONAL COMPENSATION MATTERS

Section 8.1 Workers’ Compensation Liabilities. Effective as of the Closing Date, ITC shall assume all Liabilities (other than any Liabilities related to medical or other similar services performed, or compensation in respect of lost work for periods, prior to the Closing Date) for TransCo Employees related to any and all workers’ compensation claims and coverage, whether arising under any law of any state, territory, or possession of the U.S. or the District of Columbia, and arising on or after the Closing Date, and ITC shall be fully responsible for the administration of all such claims. If ITC is unable to assume any such Liability or the administration of any such claim because of the operation of applicable state law or for any other reason, Entergy shall retain such Liabilities and ITC shall reimburse and otherwise fully indemnify Entergy for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen. Entergy shall retain all Liabilities for workers’ compensation claims to the extent arising prior to the Closing Date.

Section 8.2 Code Sections 162(m)/409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income Tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is not limited by reason of Section 162(m) of the Code, and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, will any Party be liable to another in respect of any Taxes imposed under Section 409A of the Code or the denial of any Tax deduction by reason of Section 162(m) of the Code.

Section 8.3 Certain Payroll, Annual and Long-Term Bonus Matters.

(a) Post-Distribution Payroll for Pre-Distribution Service. In the case of each TransCo Employee, the employer of such individual as of immediately before the Closing Date shall be responsible for paying (and the W-2 and other payroll reporting obligations for) the payroll amount due to such individual for the payroll period (or portion thereof) ending on the Closing Date.

(b) Annual Bonus Programs. Subject to any applicable Collective Bargaining Agreement, as soon as practicable (and in any event within thirty (30) days) following the Closing Date, Entergy shall pay or shall cause a member of the Entergy Group to pay to each TransCo Employee an amount equal to the annual cash incentive bonus (if any) the TransCo Employee would have earned for the year during which the Closing Date occurs at the target level of performance had the TransCo Employee been eligible for such a bonus, pro-rated for the portion of the year through the Closing Date.

(c) Long Term Incentive Program. Subject to any applicable Collective Bargaining Agreement, as soon as practicable (and in any event within thirty (30) days) following the Closing Date, Entergy shall pay or shall cause a member of the Entergy Group to pay to each TransCo Employee who is then participating in the Entergy Long-Term Incentive Program under the Entergy Stock Plan (or any successor thereto) the amount (if any) the TransCo Employee would have earned under any then pending performance cycles at the target level of performance had the TransCo Employee been eligible for such an incentive payment, pro-rated for the portion of the performance period ending on the Closing Date.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by the Parties. Except as otherwise specifically set forth in any provision of this Agreement, (i) Entergy shall indemnify, defend and hold harmless the ITC Indemnitees and TransCo Indemnitees from and against, and shall reimburse such Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Distribution, any breach by any member of the Entergy Group of any provision of this Agreement and (ii) ITC and TransCo shall, on a joint and several basis, indemnify, defend and hold harmless the Entergy Indemnitees from and against, and shall reimburse such Entergy Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Separation Time, any breach by any member of the ITC Group or TransCo Group of any provision of this Agreement.

Section 9.2 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim which shall be governed by Section 9.2(b)), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this Article IX to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) calendar days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnitees, if it gives written notice of its intention to do so and agreement that the Indemnitee is entitled to indemnification under this Article IX to the applicable Indemnitees within thirty (30) calendar days of the receipt of notice from such Indemnitees of the Third-Party Claim. After such notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent and material Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnitee, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Section 9.2, in the event that (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within thirty (30) calendar days after notice from the Indemnitee of such Third-Party Claim, (v) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder or (vi) the party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee(s) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Except as otherwise provided in Section 11.3, absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

Section 9.3 Indemnification Obligations Net of Proceeds Received from Third Parties.

(a) Any Liability subject to indemnification or contribution pursuant to this ARTICLE IX will be (i) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Liability (“Third-Party Proceeds”) and (ii) be determined on a Net-Tax Basis. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this ARTICLE IX to any Indemnitee pursuant to this ARTICLE IX will be reduced by Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Third-Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this ARTICLE IX; provided, that the Indemnitee’s inability to collect or recover any such Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The term “Net-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any Indemnitee against, or reimburse any Indemnitee for, any Liability, such amount will be increased to take account of all or any portion of the indemnification payment (including any increase of the indemnification payment attributable hereto) being properly includable in the income of the Indemnitee; provided that any such increase shall be net of any Tax benefit attributable to the capitalization or deduction of such Liability of the Indemnitee. For purposes of determining Net-Tax Basis, any inclusion in income or Tax benefit shall be determined on a hypothetical basis (i) using the highest federal marginal corporate income tax rate in the applicable year of inclusion plus three percent (3%), (ii) assuming that the Indemnitee will be liable for Taxes at such rate and has no net operating losses, capital losses or tax credits, (iii) assuming that any Tax benefit is used at the earliest date allowable by applicable Law and (iv) for purposes of calculating the Tax benefit attributable to amounts that will be depreciated or amortized in the future, utilizing a discount rate equal to six percent (6%).

Section 9.4 Certain Actions; Substitution; Subrogation.

(a) Certain Actions. Notwithstanding anything to the contrary set forth in Section 9.2, Entergy and TransCo shall jointly control the defense of any and all Actions pending at the Separation Time which otherwise would be subject to this Article IX and as to which a member of the Entergy Group is also named as a target or defendant thereunder; provided, that (i) Entergy and TransCo shall defend such Actions in good faith, (ii) Entergy and TransCo shall reasonably consult with the other on a regular basis with respect to strategy and developments with respect to any such Action, (iii) each of Entergy and TransCo shall have the right to participate in and employ separate counsel in connection with the defense, compromise or settlement of such Action at its own cost and expense and (iv) each of Entergy and TransCo must consent, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would require either Party (or any of its Affiliates) to admit any guilt or fault or incur any Liability, does not release such Party (or any of its Affiliates) completely in connection with such Action, or imposes injunctive or other equitable relief against such Party (or any of its Affiliates). After any such compromise, settlement, consent to entry of judgment or entry of judgment, Entergy and TransCo shall agree upon a reasonable allocation to TransCo of, and TransCo shall be responsible for or receive, as the case may be, TransCo’s proportionate share of any such compromise, settlement, consent or judgment attributable to the TransCo, including its proportionate share of the reasonable costs and expenses associated with defending the same.

(b) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith (regardless if such removal is successful or not). If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this ARTICLE IX shall not be affected.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon and in proportion to the amount of the Indemnitee’s Liability that the Indemnifying Party has paid, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 9.5 Payments. Indemnification required by this ARTICLE IX shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss or Liability incurred.

ARTICLE X

GENERAL AND ADMINISTRATIVE

Section 10.1 Sharing of Information. To the extent permitted by applicable Law, Entergy, TransCo and ITC shall provide to each other and their respective agents and vendors all Information (other than attorney-client privileged Information or attorney work product) as the other may reasonably request to enable the requesting Party to defend or prosecute claims, administer efficiently and accurately each of its Benefit Arrangements (including in connection with audits or other proceedings maintained by any Governmental Authority), to timely and accurately comply with and report under Section 14 of the Securities Exchange Act of 1934, as amended and the Code, to determine the scope of, as well as fulfill, its obligations under this Agreement, and otherwise to comply with provisions of applicable Law. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in ARTICLE VII of the Separation Agreement; provided, that, notwithstanding anything in such ARTICLE VII and without otherwise limiting the provisions of such ARTICLE VII, each of the Parties shall comply with any requirement of applicable Law in regard to the confidentiality of the Information (whether relating to employee records or otherwise) that is shared with another Party in accordance with this Section 10.1. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA. The Parties shall use their best efforts to secure consents or authorizations from employees, former employees and their respective dependents to the extent required to permit the Parties to share Information as contemplated in this Section  10.1.

Section 10.2 Reasonable Efforts/Cooperation. Each of the Parties shall use reasonable best efforts (subject to, and in accordance with applicable Law) to be take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by and carry out the intent and purposes of this Agreement, including adopting plans or plan amendments and including using reasonable best efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder within its reasonable control and to perform all covenants and agreements herein applicable to such Party and (ii) none of the Parties will, without the prior written consent of the other applicable Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation. Without limiting the foregoing provisions of this Section 10.2, each of the Parties shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the Department of Labor or any other filing, consent or approval with respect to or by a Governmental Authority.

Section 10.3 Employer Rights. Without limiting Section 2.8 and except as otherwise expressly provided in this Agreement (including Section 2.2 and Section 5.2(a)), nothing in this Agreement shall prohibit any Party or any of their respective Affiliates from amending, modifying or terminating any of their respective Benefit Arrangements at any time within their sole discretion.

Section 10.4 Effect on Employment. Without limiting Section 2.3 or Section 2.4, except as expressly provided in this Agreement, the mere occurrence of the Separation, Distribution or Merger shall not cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the Entergy Benefit Arrangements or any of the Collective Bargaining Agreements (provided that TransCo Employees may become eligible for a distribution from the Entergy Savings Plan in accordance with the terms of such plan).

Section 10.5 Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 10.6 Access to Employees. On and after the Closing Date, Entergy, TransCo and ITC shall, and shall cause each of their respective Affiliates to, use their best efforts to make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative Action (other than a legal action between or among any of the Parties) to which any employee, director or Benefit Arrangement of the Entergy Group, TransCo Group or ITC Group is a party and which relates in any way to their respective employment or to their respective Benefit Arrangements prior to the Closing Date. The Party to whom an employee is made available in accordance with this Section 10.6 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses.

Section 10.7 Beneficiary Designation/Release of Information/Right to Reimbursement. Without limiting the provisions of Section 2.7 or Section 3.2(c) or other provisions of this Agreement, to the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to TransCo Employees under Entergy Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding ITC Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant TransCo Employee.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Entire Agreement. This Agreement, including the Exhibits and Schedules, the Confidentiality Agreements, the Collective Bargaining Agreements, the Merger Agreement, the Separation Agreement and the other Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule or Exhibit, the terms and conditions of such Schedule or Exhibit shall control.

Section 11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.3 Specific Performance; Jurisdiction. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions (within the meaning of the Separation Agreement), that the Transactions (within the meaning of the Separation Agreement) are a unique business opportunity at a unique time for each of Entergy and ITC and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.3 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11.3, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.4 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.5 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided, that the facsimile transmission is promptly confirmed and any facsimile or email transmission received after 5:00 p.m. Eastern Time shall be deemed received at 9:00 a.m. Eastern Time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)	If to ITC:

ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Gregory T. Grogan, Esq.

Facsimile: (212) 455-2502

(b)	If to Entergy:

Entergy Corporation

639 Loyola Avenue

New Orleans, LA 70113

Attn: J. Wayne Leonard, Chief Executive Officer

Facsimile: (504) 576-2776

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn:	Pankaj K. Sinha, Esq.
Michael P. Rogan, Esq.

Facsimile: (202) 393-5760

(c)	If to TransCo prior to the Distribution Date:

Mid South TransCo LLC

c/o Entergy Corporation

639 Loyola Avenue

New Orleans, LA 70113

Attn: J. Wayne Leonard, Chief Executive Officer

Facsimile: (504) 576-2776

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn:	Pankaj K. Sinha, Esq.
Michael P. Rogan, Esq.

Facsimile: (202) 393-5760

(d)	If to TransCo on or after the Distribution Date:

Mid South TransCo LLC

c/o ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Gregory T. Grogan, Esq.

Facsimile: (212) 455-2502

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.5.

Section 11.6 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided, that any such amendment or waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 11.6(a) and shall be effective only to the extent in such writing specifically set forth.

Section 11.7 Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement. If terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 11.8 No Third-Party Beneficiaries. Except for the provisions of Article IX with respect to indemnification of Indemnitees, which is intended to benefit and be enforceable by the Persons specified therein as Indemnitees, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Entergy Group, the TransCo Group or the ITC Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 11.9 Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.10 Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules and Exhibits hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Merger Agreement, the Separation Agreement and the other Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 11.12 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 11.13 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership, joint venture or joint employer relationship between or among the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between or among the Parties other than the relationship set forth herein.

Section 11.14 Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on or after the date hereof. Each of the Parties may assign to one of its respective Subsidiaries or Affiliates (including any Person which becomes a Subsidiary or Affiliate on or after the date hereof) the requirement to take any or all actions and discharge any or all obligations set forth herein to be performed or discharged by the Party. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship between or among a Party and its Subsidiaries or Affiliates or to cause any such Person to be treated as the alter ego of the other.

Section 11.15 Dispute Resolution. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby or thereby shall be subject to the dispute resolutions procedures set forth in Article X of the Separation Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ENTERGY CORPORATION

By:	/s/ J. Wayne Leonard
Name:	J. Wayne Leonard
Title:	Chairman and Chief Executive Officer

MID SOUTH TRANSCO LLC

By:	/s/ Theodore H. Bunting, Jr.
Name:	Theodore H. Bunting, Jr.
Title:	President

ITC HOLDINGS CORP.

By:	/s/ Joseph L. Welch
Name:	Joseph L. Welch
Title:	President and Chief Executive Officer

Annex D

December 4, 2011

The Board of Directors

ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

Members of the Board of Directors:

ITC Holdings Corp. (the “Company”) and Entergy Corporation (“Entergy”) propose to enter into a Merger Agreement (the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of the Company (“Merger Sub”) will be merged with and into Mid South Transco LLC (“Transco”), a wholly-owned subsidiary of Entergy (the “Merger”).

Representatives of the Company have advised us that, pursuant to a certain Separation Agreement (the “Separation Agreement”), among Transco, Entergy, the Company, and certain direct and indirect wholly-owned subsidiaries of Entergy, including Entergy Services, Inc., Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc. and Entergy Texas, Inc., prior to the effective time of the Merger (the “Effective Time”), among other things (a) Entergy and certain of its subsidiaries shall undertake various financing transactions (the “Financings”) and internal restructurings (the “Internal Restructuring”), in each case more specifically described in the Separation Agreement, (b) the Transmission Assets and Transmission Liabilities of Entergy and its subsidiaries (each as defined in the Separation Agreement) will be transferred to Transco (the “Transco Transfer”) in exchange for Entergy’s receipt of a number of Transco common units (“Transco Common Units”) equal to the product obtained by multiplying 1.004 by the number of shares of Company’s common stock, without par value (“Company Common Stock”), on a Fully Diluted Basis (as defined in the Merger Agreement), minus the number of Transco Common Units outstanding prior to the Transco Transfer, plus the quotient of the Aggregate Disqualified Shares (as defined in the Merger Agreement) divided by 49.9% (subject to the limitations set forth in the Merger Agreement), (c) immediately following the Transco Transfer, Entergy shall distribute all of the outstanding Transco Common Units to the Entergy shareholders by way of either (i) a pro rata dividend to the holders of Entergy common stock, par value $0.01 (“Entergy Common Stock”) (such dividend, a “Spin-Off”), (ii) an offer to exchange Transco Common Units for Entergy Common Stock (an “Exchange Offer”), or (iii) a combination of a Spin-Off and an Exchange Offer (such distribution, whether through a Spin-Off, Exchange Offer or a combination thereof, the “Distribution”) (provided that Entergy shall have the option to withhold from the Distribution a total number of Transco Common Units that would convert into up to 4.9999% of the outstanding Company Common Stock immediately following consummation of the Merger, which shares of Company Common Stock will be held in trust and distributed to Entergy shareholders by means of an exchange offer for outstanding shares of Entergy Common Stock or pro rata distribution to holders of Entergy Common Stock by the earlier of (i) six months after the consummation of the Merger or (ii) the end of the calendar year in which the Merger is consummated, as more specifically described in the Merger Agreement), and (d) on or about the date of the Distribution, Entergy shall cause certain exchangeable debt securities issued in the Financings to be exchanged for Transco securities. Representatives of the Company have also advised us that the Company contemplates, prior to the Effective Time, either (i) paying a special cash dividend in an amount not to exceed $700 million in the aggregate (the “Company Dividend”), (ii) effecting a repurchase of Company Common Stock in which the aggregate purchase price does not exceed $700 million in the aggregate (the “Company Common Stock Repurchase”) or

(iii) effecting a combination of the Company Dividend and the Company Common Stock Repurchase in which the aggregate amount payable to the holders of Company Common Stock does not exceed $700 million (whether effected through the Company Dividend, Company Common Stock Repurchase or a combination thereof, the “Company Shareholder Payment”). Pursuant to the terms of the Merger Agreement, at the Effective Time, each Transco Common Unit, other than Transco Common Units owned, directly or indirectly, by the Company or Merger Sub immediately prior to the Effective Time or held by Transco immediately prior to the Effective Time, shall be converted into the right to receive one share of Company Common Stock, and any fractional shares of Company Common Stock that would otherwise be issued to any single holder in exchange for Transco Common Units in the Merger shall be aggregated and the holder of Transco Common Units entitled thereto shall instead receive cash in lieu of any remaining fractional share of Company Common Stock (the aggregate Company Common Stock and cash in lieu of fractional shares so issued in the Merger being referred to herein as the “Consideration”). The Transco Transfer, the Internal Restructuring, the Company Shareholder Payment, the Distribution, the Financings and the other transactions contemplated by the Merger Agreement and the Separation Agreement are collectively referred to herein as the “Related Transactions”, and the Merger and the Related Transactions are collectively referred to herein as the “Transaction”. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and the Separation Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the proposed Transaction.

In connection with preparing our opinion, we have (i) reviewed a draft dated December 4, 2011 of the Merger Agreement; (ii) reviewed a draft dated December 3, 2011 of the Separation Agreement; (iii) reviewed certain publicly available business and financial information concerning the Transmission Business (as defined in the Separation Agreement) and the Company and the industries in which they operate; (iv) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies in the same or similar industries and the consideration received for such companies; (v) compared the financial and operating performance of the Transmission Business and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the management of Entergy related to the Transmission Business and the management of the Company relating to its business; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of Entergy and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Transmission Business and the Company, the financial condition and future prospects and operations of the Transmission Business and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Entergy and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of Entergy, the Transmission Business, Transco or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters before or after giving effect to the Merger or any of the Related Transactions. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Transmission Business and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the

Transaction, taken together with any other transactions contemplated by the Merger Agreement and the Separation Agreement, will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Merger Agreement and the Separation Agreement, and that the definitive Merger Agreement and definitive Separation Agreement will not differ in any material respects from the drafts thereof furnished to us. We have also assumed that the representations and warranties in the Merger Agreement, the Separation Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We have also assumed at your direction that the aggregate amount of the Company Shareholder Payment will be the maximum amount permitted under the Merger Agreement, and will be funded by the incurrence of indebtedness by the Company. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Transmission Business or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness to the Company, from a financial point of view, of the Consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and Entergy for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner for (i) the Company’s senior notes offering in December 2009, (ii) Entergy’s senior notes offering in September 2010 and (iii) offerings of first mortgage bonds by two subsidiaries of Entergy in September 2010 and November 2009, respectively. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and certain of its subsidiaries as well as a lender under outstanding credit facilities of Entergy and also provides treasury and cash management services to the Company and Entergy, for which it receives customary compensation or other financial benefits. We anticipate that we and our affiliates will arrange and/or provide financing to the Company and Entergy and/or certain of their subsidiaries (including Transco and its subsidiaries) in connection with, or to facilitate, the Transaction for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Entergy for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/    J.P. MORGAN SECURITIES LLC

Annex E

745 Seventh Avenue New York, NY 10019 United States

December 4, 2011

Board of Directors

ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

Board of Directors:

We understand that ITC Holdings Corp., a Michigan corporation (“ITC”), intends to enter into a transaction with Entergy Corporation, a Delaware corporation (“Entergy”), pursuant to which, following certain related transactions more fully described below, (a) Ibis Transaction Subsidiary LLC, a Delaware limited liability company and wholly owned subsidiary of ITC (“Merger Sub”), will be merged with and into Mid South TransCo LLC, a Delaware limited liability company and currently a wholly owned subsidiary of Entergy (“TransCo”), with TransCo as the surviving entity (such merger, the “Merger”), and (b) at the effective time of the Merger, each outstanding common unit of TransCo (“TransCo Common Units”), other than any TransCo Common Units owned by ITC, Merger Sub or TransCo, will be converted into the right to receive one share (the “Exchange Ratio”) of the common stock of ITC (“ITC Common Stock”). The terms and conditions of the Merger are set forth in more detail in a Merger Agreement (the “Merger Agreement”) to be entered into among Entergy, TransCo, ITC and Merger Sub.

Prior to the effective time of the Merger and as more fully described in a Separation Agreement (the “Separation Agreement” and, together with the Merger Agreement, the “Agreements”) to be entered into among TransCo, Entergy, ITC and certain Entergy subsidiaries, Entergy will transfer to TransCo its electric transmission business, including related assets and liabilities (collectively, the “Business” and, such transfer, the “Separation”), undertake certain debt financing arrangements (the “Financings”) and, thereafter, distribute all TransCo Common Units to Entergy stockholders or, at Entergy’s election, retain TransCo Common Units in trust (the “Distribution”). In addition, prior to consummation of the Merger, ITC will effect a recapitalization through either a special dividend to its shareholders, a repurchase of ITC Common Stock or a combination thereof (the “ITC Recapitalization”). The Merger, the Separation, the Financings, the Distribution, the ITC Recapitalization and other transactions contemplated by the Agreements are collectively referred to as the “Proposed Transaction.” The summary of the Proposed Transaction is qualified in its entirety by the terms of the Agreements.

We have been requested by the Board of Directors of ITC to render our opinion with respect to the fairness, from a financial point of view, to ITC of the Exchange Ratio. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of ITC to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) drafts of the Agreements, dated December 4, 2011, and the specific financial terms of the Proposed Transaction; (2) publicly available information concerning the Business and ITC that we believe to be relevant to our analysis, including Annual Reports of Entergy and ITC on Form 10-K for the fiscal year ended December 31, 2010, Quarterly Reports of Entergy and ITC on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, Annual Reports of Entergy’s and ITC’s respective subsidiaries on Federal Energy Regulatory Commission (the “FERC”) Form No. 1 for the fiscal year ended December 31, 2010, and other relevant filings with the Securities and Exchange Commission and the FERC; (3) unaudited financial statements of TransCo for the fiscal year ended December 31, 2010 and nine months ended September 30, 2011 and a statement of the rate base amount of TransCo as of December 31, 2010 furnished to us by ITC; (4) financial and operating information with respect to the business, operations and prospects of ITC furnished to us by ITC, including financial projections of ITC prepared by the management of ITC (the “ITC Projections”); (5) financial and operating information with respect to the Business and its operations and prospects furnished to us by ITC, including financial projections of the Business prepared by the management of Entergy as adjusted by the management of ITC (the “Adjusted Business Projections”); (6) a trading history of ITC Common Stock from December 2, 2006 to December 2, 2011 and a comparison of that trading history with the trading histories of the publicly traded stock of other companies that we deemed relevant; (7) a comparison of certain financial data of the Business and ITC with each other and with those of other companies that we deemed relevant; (8) the relative contributions of the Business and ITC to the future financial performance of the combined company on a pro forma basis; and (9) the potential pro forma financial impact of the Proposed Transaction on the future financial performance of the combined company. In addition, we have had discussions with the management of ITC concerning the operations, assets, liabilities, financial condition and prospects of ITC and the Business and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of the management of ITC that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In connection with the preparation of our opinion, we have not been provided with access to the management of Entergy and, accordingly, have relied upon the assessments of the management of ITC for purposes of our analyses and opinion. With respect to the ITC Projections and the Adjusted Business Projections, upon the advice of ITC, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ITC as to the future financial performance of ITC and the Business, respectively, and that ITC and the Business will perform substantially in accordance with such projections, and we have relied on the ITC Projections and the Adjusted Business Projections in arriving at our opinion. We assume no responsibility for and we express no view as to any projections or estimates reviewed by us or the assumptions on which they are based. We also have assumed that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a), and that the Distribution will be tax-free to Entergy, Entergy stockholders and TransCo pursuant to Section 355, of the Internal Revenue Code of 1986, as amended. We have not independently verified that any such tax treatment will be available and we express no view with respect to any such tax treatment or consequences. In addition, we have relied, at the direction of ITC, upon the assessments of the management of ITC as to (i) market trends and prospects relating to the electric transmission industry, regulatory and legislative developments affecting ITC and the Business (including, without limitation, with respect to future rate cases and other regulatory proceedings) and the potential impact thereof on ITC, the Business or the Proposed Transaction and (ii) the ability of ITC to integrate the Business and the operations of ITC. We have assumed, with the consent of ITC, that there will be no developments with respect to any such matters that would have an adverse effect on ITC, the Business or the Proposed Transaction.

In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Business, ITC or any other entity and have not made or obtained any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of the Business, ITC or any other entity and we have assumed, with the consent of ITC, that there are no material undisclosed liabilities of or relating to the Business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of ITC Common Stock would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of ITC Common Stock after consummation of the Proposed Transaction will be in excess of the market value of ITC Common Stock at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreements will conform in all material respect to the last drafts reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreements and all agreements related thereto. We also have assumed, upon the advice of ITC, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreements, without any concessions, amendments or modifications that would have an adverse effect on ITC, the Business or the Proposed Transaction. We further have assumed that the Proposed Transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement thereof, that the audited financial statements and auditor reviewed rate base statements of TransCo to be delivered by Entergy to ITC prior to consummation of the Proposed Transaction will not reflect any information that would be material to our analyses or opinion and that any changes in the structure of the Proposed Transaction as permitted under the terms of the Agreements will not adversely impact our analyses or opinion. At the direction of ITC, we have assumed that all assets necessary for the conduct of the Business or as otherwise contemplated by the Agreements will be included in the Merger and ITC will not directly or indirectly assume or incur any assets, liabilities or other obligations unrelated to the Business or that otherwise are contemplated to be excluded from the Proposed Transaction. We also do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that ITC has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio is fair to ITC.

We have acted as financial advisor to ITC in connection with the Proposed Transaction and will receive a fee for our services, portions of which are payable in connection with the delivery of this opinion and execution of the Merger Agreement and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, ITC has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We and our affiliates have performed various investment banking and financial services for ITC, Entergy and certain of their respective affiliates unrelated to the Proposed Transaction in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we and our affiliates have: (i) acted as sole placement agent on a $100 million first mortgage bond private placement, and as placement agent on a $50 million first mortgage bond private placement, for certain subsidiaries of ITC in November 2011 and April 2010, respectively; (ii) acted as joint lead arranger for, and/or a lender under, the refinancing of certain revolving credit facilities of ITC and certain of its subsidiaries totaling $475 million in the aggregate in February 2011 and May 2011; (iii) acted as sole placement agent on a $55 million private placement for a subsidiary of Entergy in June 2011; (iv) acted as joint book-runner on a $200 million first mortgage bond offering for a subsidiary of Entergy in March 2011 and a $250 million first mortgage bond offering, $550 million bond offering and $450 million bond offering for Entergy or certain of its subsidiaries in September 2010; and (v) acted as a lender under existing revolving credit facilities of Entergy and certain of its affiliates. In addition, we and our affiliates have executed various hedging, derivative and other securities transactions for Entergy. Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of ITC, Entergy and certain of their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of ITC (in its capacity as such) and is rendered to the Board of Directors of ITC in connection with its evaluation of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Proposed Transaction or any related matter.

Very truly yours,

/s/ BARCLAYS CAPITAL INC.
BARCLAYS CAPITAL INC.

Annex F

DISSENTERS’ RIGHTS STATUTE

MICHIGAN BUSINESS CORPORATION ACT

Sections 450.1761 through 450.1774

450.1761 Definitions.

Sec. 761. As used in sections 762 to 774:

(a) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.

(c) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.

(d) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(e) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(f) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(g) “Shareholder” means the record or beneficial shareholder.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1988, Act 58, Eff. Apr. 1, 1988;—Am. 1989, Act 121, Eff. Oct. 1, 1989;—Am. 1993, Act 91, Eff. Oct. 1, 1993.

450.1762 Right of shareholder to dissent and obtain payment for shares.

Sec. 762. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger under section 703a or 736(5) or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.

(d) Consummation of a plan of conversion to which the corporation is a party as the corporation that is being converted, if the shareholder is entitled to vote on the plan. However, any rights provided under this section are

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not available if that corporation is converted into a foreign corporation and the shareholder receives shares that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the conversion.

(e) An amendment of the articles of incorporation giving rise to a right to dissent under section 621.

(f) A transaction giving rise to a right to dissent under section 754.

(g) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:

(a) Any corporate action set forth in subsection (1)(a) to (e) as to shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation’s board is adopted in the case of a merger under section 711 that does not require a shareholder vote under section 713.

(b) A transaction described in subsection (1)(a) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the merger, or any combination of cash and those shares.

(c) A transaction described in subsection (1)(b) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the share exchange, or any combination of cash and those shares.

(d) A transaction described in subsection (1)(c) that is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation’s net assets to shareholders in accordance with their respective interests within 1 year after the date of closing of the transaction, if the transaction is for cash, shares that satisfy the requirements of subdivision (a) on the date of closing, or any combination of cash and those shares.

(e) A transaction described in subsection (1)(d) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the conversion, or any combination of cash and those shares.

(3) A shareholder entitled to dissent and obtain payment for his or her shares under subsection (1)(a) to (f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(4) A shareholder who exercises his or her right to dissent and seek payment for his or her shares under subsection (1)(g) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1988, Act 58, Eff. Apr. 1, 1988;—Am. 1989, Act 121, Eff. Oct. 1, 1989;—Am. 1997, Act 118, Imd. Eff. Oct. 24, 1997;—Am. 2008, Act 402, Imd. Eff. Jan. 6, 2009.

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450.1763 Rights of partial dissenter; assertion of dissenters’ rights by beneficial shareholder.

Sec. 763. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if all of the following apply:

(a) He or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights.

(b) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1989, Act 121, Eff. Oct. 1, 1989.

450.1764 Corporate action creating dissenters’ rights; vote of shareholders; notice.

Sec. 764. (1) If proposed corporate action creating dissenters’ rights under section 762 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this act and shall be accompanied by a copy of sections 761 to 774.

(2) If corporate action creating dissenters’ rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 766. A shareholder who consents to the corporate action is not entitled to assert dissenters’ rights.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1989, Act 121, Eff. Oct. 1, 1989;—Am. 1993, Act 91, Eff. Oct. 1, 1993.

450.1765 Notice of intent to demand payment for shares.

Sec. 765. (1) If proposed corporate action creating dissenters’ rights under section 762 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment for his or her shares under this act.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1989, Act 121, Eff. Oct. 1, 1989.

450.1766 Dissenters’ notice; delivery to shareholders; contents.

Sec. 766. (1) If proposed corporate action creating dissenters’ rights under section 762 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 765.

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(2) The dissenters’ notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:

(a) State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.

(b) Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.

(c) Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether he or she acquired beneficial ownership of the shares before the date.

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1989, Act 121, Eff. Oct. 1, 1989.

450.1767 Duties of shareholder sent dissenter’s notice; retention of rights; failure to demand payment or deposit share certificates.

Sec. 767. (1) A shareholder sent a dissenter’s notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under this act.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1985, Act 76, Imd. Eff. July 5, 1985;—Am. 1989, Act 121, Eff. Oct. 1, 1989.

450.1768 Restriction on transfer of shares without certificates; retention of rights.

Sec. 768. (1) The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.

(2) The person for whom dissenters’ rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1985, Act 76, Imd. Eff. July 5, 1985;—Am. 1989, Act 121, Eff. Oct. 1, 1989.

450.1769 Payment by corporation to dissenter; accompanying documents.

Sec. 769. (1) Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

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(2) The payment must be accompanied by all of the following:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and if available the latest interim financial statements.

(b) A statement of the corporation’s estimate of the fair value of the shares.

(c) An explanation of how the interest was calculated.

(d) A statement of the dissenter’s right to demand payment under section 772.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1989, Act 121, Eff. Oct. 1, 1989;—Am. 1993, Act 91, Eff. Oct. 1, 1993.

450.1770 Return of deposited certificates and release of transfer restrictions; effect of corporation taking proposed action.

Sec. 770. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 766 and repeat the payment demand procedure.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1989, Act 121, Eff. Oct. 1, 1989.

450.1771 Election to withhold payment from dissenter; offer to pay estimated fair value of shares, plus accrued interest; statements; explanation.

Sec. 771. (1) A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters’ notice pursuant to section 766(2)(c).

(2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under section 772.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1989, Act 121, Eff. Oct. 1, 1989.

450.1772 Demand for payment of dissenter’s estimate or rejection of corporation’s offer and demand for payment of fair value and interest due; waiver.

Sec. 772. (1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation’s offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:

(a) The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

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(b) The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.

(2) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.

History: Add. 1989, Act 121, Eff. Oct. 1, 1989.

450.1773 Petitioning court to determine fair value of shares and accrued interest; failure of corporation to commence proceeding; venue; parties; service; jurisdiction; appraisers; discovery rights; judgment.

Sec. 773. (1) If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county in which the corporation’s principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.

History: Add. 1989, Act 121, Eff. Oct. 1, 1989.

450.1773a Referee; appointment; powers; compensation; duties; objections to report; application to court for action; adoption, modification, or recommitment of report; further evidence; judgment; review.

Sec. 773a. (1) In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee’s consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:

(a) To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

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(b) To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.

(c) To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.

(d) To place witnesses under oath and to examine witnesses.

(e) To provide for the taking of testimony by deposition.

(f) To regulate the course of the proceeding.

(g) To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.

(2) The amount and manner of payment of the referee’s compensation shall be determined by agreement between the referee and the parties, subject to the court’s allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.

(3) The referee shall do all of the following:

(a) Make a record and reporter’s transcript of the proceeding.

(b) Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.

(c) File the report with the court, together with all original exhibits and the reporter’s transcript of the proceeding.

(4) Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

History: Add. 1989, Act 121, Eff. Oct. 1, 1989.

450.1774 Costs of appraisal proceeding.

Sec. 774. (1) The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.

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(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.

History: Add. 1989, Act 121, Eff. Oct. 1, 1989.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

As permitted by the Michigan Business Corporation Act, or MBCA, the amended and restated articles of incorporation of the undersigned registrant generally limit the personal liability of its directors to the undersigned registrant and its shareholders for breach of their fiduciary duty. The articles of incorporation, however, do not eliminate or limit the liability of a director for any of the following: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the undersigned registrant or its shareholders; (3) a violation of the MBCA provision relating to unlawful distributions or loans; and (4) an intentional criminal act.

Sections 561 through 571 of the MBCA authorize indemnification of directors and officers of Michigan corporations. The undersigned registrant’s articles of incorporation and bylaws require the undersigned registrant to indemnify directors and officers to the fullest extent permitted by the MBCA. Specifically, the undersigned registrant’s bylaws require it to indemnify directors and officers against expenses (including actual and reasonable attorneys’ fees), judgments (other than in an action by or in the right of the undersigned registrant), penalties, fines, excise taxes and settlements actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding brought against a director or officer by reason of the fact that the person is or was a director or officer of the undersigned registrant or, while serving as a director or officer, is or was serving at the request of the undersigned registrant as a director, officer, member, partner, trustee, employee, fiduciary or agent of another enterprise to the maximum extent permitted by the MBCA. The bylaws further require the undersigned registrant to indemnify officers and directors whose defense on the merits or otherwise has been successful.

Although the undersigned registrant’s bylaws require indemnification in the situations described above, each request by an officer or director for indemnification (except where the officer’s or director’s defense has been successful) must be individually authorized upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct provided in the MBCA. The determination may be made in any one of the following ways: (1) by a majority of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit or proceeding; (2) if the quorum in (1) is not obtainable, then by majority vote of a committee of at least two directors who are not at the time parties or threatened to be made parties to the action, suit or proceeding; (3) by independent legal counsel in a written opinion; (4) the undersigned registrant’s shareholders, other than directors, officers, employees or agents who are parties or threatened to be made parties; or (5) by all directors meeting the MBCA definition of “independent director” who are not parties or threatened to be made parties to the action, suit or proceeding. However, because the undersigned registrant’s articles of incorporation contain a provision limiting monetary liability of directors, the undersigned registrant may indemnify a director without a determination that the applicable standard of conduct has been met unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the undersigned registrant or its shareholders, violated the MBCA provision relating to unlawful distributions or loans or intentionally violated criminal law. The authorization of payment may be made in any one of the following ways: (1) if there are two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority of all such directors or by majority vote of a committee of at least two such directors; (2) by a majority vote of any directors of the undersigned registrant meeting the MBCA definition of “independent director” who are not parties or threatened to be made parties to the action, suit or proceeding; (3) if there are no “independent directors” and fewer than two directors who are not parties or threatened to be made parties to the action, suit or proceeding, by majority vote of the board of directors; or (4) the undersigned registrant’s shareholders, other than directors, officers, employees or agents who are parties or threatened to be made parties. The bylaws also provide that indemnification is a contractual right between the undersigned registrant and the officer or director, who may not be adversely affected by a repeal of the indemnification provisions of the undersigned registrant’s bylaws.

Section 567 of the MBCA and the undersigned registrant’s bylaws authorize the undersigned registrant to purchase and maintain insurance from a third party insurer on behalf of a person who is or was a director, officer, employee or agent of the undersigned registrant or who is or was serving at the request of the undersigned registrant as a director, officer, partner, trustee, employee or agent of another enterprise, whether or not the undersigned registrant would have the power to indemnify him or her under the bylaws or the laws of the State of Michigan. The undersigned registrant maintains a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses from certain wrongful acts in their capacities as directors and officers and provides that the insurer will pay on behalf of the undersigned registrant for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions, none of which applies to offerings under this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (“Securities Act”) may be permitted to officers and directors pursuant to the foregoing provisions, the undersigned registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) See Exhibit Index attached hereto and incorporated herein by reference.

(b) Not applicable.

(c) Not applicable.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Novi, Michigan, on the 3rd day of December, 2012.

ITC HOLDINGS CORP.

By:	/s/ Joseph L. Welch
	Name:	Joseph L. Welch
	Title:	Chairman of the Board, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed on the 3rd day of December, 2012, by the following persons in the capacities indicated below:

Signature	Title

/s/ Joseph L. Welch Joseph L. Welch	Chairman of the Board, President and Chief Executive Officer (principal executive officer)

* Cameron M. Bready	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

*	Director
Christopher H. Franklin

*	Director
Edward G. Jepsen

*	Director
William J. Museler

*	Director
Hazel R. O’Leary

*	Director
M. Michael Rounds

*	Director
Thomas G. Stephens

*	Director
G. Bennett Stewart, III

*	Director
Lee C. Stewart

*	Director
J.C. Watts, Jr.

*By:	/s/ Joseph L. Welch
	Name:	Joseph L. Welch
	Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Merger Agreement, dated as of December 4, 2011, among Entergy Corporation, Mid South TransCo LLC, ITC Holdings Corp. and ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC) (included in Annex A to the proxy statement/prospectus which is part of this Registration Statement).*

2.2	Separation Agreement, dated as of December 4, 2011, among Entergy Corporation, ITC Holdings Corp., Mid South TransCo LLC, Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc., Entergy Texas, Inc. and Entergy Services, Inc. (included in Annex B to the proxy statement/prospectus which is part of this Registration Statement).*

2.3	Amendment No. 1 to the Merger Agreement, dated as of September 21, 2012, among Entergy Corporation, Mid South TransCo LLC, ITC Holdings Corp. and ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC) (included in Annex A to the proxy statement/prospectus which is part of this Registration Statement).*

2.4	Amendment No. 1 to the Separation Agreement, dated as of September 24, 2012, among Entergy Corporation, ITC Holdings Corp., Mid South TransCo LLC, Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc., Entergy Texas, Inc. and Entergy Services, Inc. (included in Annex B to the proxy statement/prospectus which is part of this Registration Statement).*

3.1	Form of Certificate of Amendment to the Articles of Incorporation of ITC Holdings Corp.**

5.1	Form of Opinion of Dykema Gossett PLLC as to the shares of common stock issued by ITC Holdings Corp.**

8.1	Form of Opinion of Simpson Thacher & Bartlett LLP as to certain tax matters.

8.2	Form of Opinion of Cooley LLP as to certain tax matters.

10.1	Employee Matters Agreement, dated as of December 4, 2011, by and among Entergy Corporation, Mid South TransCo LLC and ITC Holdings Corp. (included in Annex C to the proxy statement/prospectus which is part of this Registration Statement).

10.2	Form of Generator Interconnection Agreement.**

10.3	Form of Distribution-Transmission Interconnection Agreement.**

10.4	Form of Exchange Trust Agreement.**

10.5	Form of Registration Rights Agreement.**

21.1	Subsidiaries of ITC Holdings Corp.**

23.1	Consent of Simpson Thacher & Bartlett (included in Exhibit 8.1).**

23.2	Consent of Dykema Gossett PLLC (included in Exhibit 5.1).**

23.3	Consent of Cooley LLP (included in Exhibit 8.2).**

23.4	Consent of Deloitte & Touche LLP relating to the audited financial statements of ITC Holdings Corp.

23.5	Consent of Deloitte & Touche LLP relating to the audited financial statements of the Transmission Business of Entergy Corporation and Subsidiaries.

Exhibit Number	Description

24.1	Power of Attorney

99.1	Form of proxy card for the special meeting of shareholders of ITC Holdings Corp.

99.2	Opinion of J.P. Morgan Securities LLC (attached as Annex D to the proxy statement/prospectus which is a part of this Registration Statement).**

99.3	Opinion of Barclays Capital Inc. (attached as Annex E to the proxy statement/prospectus which is a part of this Registration Statement).**

99.4	Consent of J.P. Morgan Securities LLC.

99.5	Consent of Barclays Capital Inc.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.

**	Previously Filed.